As filed with the Securities and Exchange Commission on May 10, 2010

Registration No. 333-164087

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 9 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMH FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Governing Instrument)

Delaware	6162	81-0624254
(State or Other Jurisdiction of incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
(480) 840-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Shane C. Albers
Chief Executive Officer
IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
(480) 840-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Peter T. Healy, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
(415) 984-8833

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Each membership unit in IMH Secured Loan Fund, LLC, $10,000 per unit stated value, will be exchanged for 220.3419 shares of Class B or Class C common stock of IMH Financial Corporation, or a combination thereof.

The shares of Class B, Class C and Class D common stock of IMH Financial Corporation are not, and will not be, listed on any national securities exchange.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation/prospectus is not complete and may be changed. IMH Financial Corporation may not distribute or issue the securities being registered pursuant to the registration statement of which this consent solicitation/prospectus is a part until the registration statement that is filed with the Securities and Exchange Commission is effective. This consent solicitation/prospectus is not an offer to distribute these securities and we are not soliciting offers to receive these securities in any jurisdiction where such offer or distribution is not permitted.

Consent Solicitation/Prospectus	SUBJECT TO COMPLETION, DATED MAY 10, 2010

Strategic Transaction Proposed — Your Vote is Important

Dear IMH Secured Loan Fund, LLC Member:

On behalf of IMH Secured Loan Fund, LLC, or the Fund, it is my pleasure to request your written consent to a series of proposed transactions, or the Conversion Transactions, that will reposition the Fund’s financial and operational affairs. The manager of the Fund, Investors Mortgage Holdings Inc., or the Manager, believes these transactions will:

•	position the Fund to become a publicly traded corporation listed on the New York Stock Exchange, or NYSE;
•	create the opportunity for liquidity for members;
•	cause the Fund to be internally managed, which would eliminate conflicts and more fully align the interests of the Fund, the Manager and IMH Holdings, LLC, which is a holding company for other affiliates of the Manager;
•	create the opportunity to raise additional capital in the public markets, thereby enabling the Fund to better acquire and originate commercial mortgage loans and other real estate related investment opportunities;
•	create the opportunity to achieve long term value for our stockholders through dividends and capital appreciation; and
•	create a board of directors comprised of a majority of independent directors, which will enhance our corporate governance.

The Conversion Transactions involve (i) the conversion of the Fund, which is currently a Delaware limited liability company, into a Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by IMH Financial Corporation of all of the outstanding shares of the Manager, as well as all of the outstanding membership interests of IMH Holdings, LLC, or Holdings. In connection with the Conversion Transactions, the Manager has also approved a stock incentive plan, referred to as the 2010 IMH Financial Corporation Stock Incentive Plan, or the 2010 Stock Incentive Plan. Upon the consummation of the Conversion Transactions, the Manager intends for IMH Financial Corporation to raise capital through an initial underwritten public offering of IMH Financial Corporation common stock for cash, referred to throughout this consent solicitation/prospectus as an initial public offering, and to list IMH Financial Corporation common stock on the NYSE; however, the initial public offering and listing of IMH Financial Corporation common stock are not conditions to the consummation of the Conversion Transactions. References to an initial public offering in this consent solicitation/prospectus do not refer to the offer and sale of IMH Financial Corporation Class B and Class C common stock through the Conversion Transactions.

Enclosed you will find the notice of consent solicitation, consent solicitation/prospectus and consent to approve (i) the Conversion Transactions, including an agreement and plan of conversion and contribution to implement the Conversion Transaction by and among the Fund, the Manager and its stockholders, and Holdings and its members, referred to as the conversion plan, and (ii) the 2010 Stock Incentive Plan. The Manager has approved the Conversion Transactions and the 2010 Stock Incentive Plan, has determined that they are advisable and in the best interests of the Fund and its members, and recommends that you vote “FOR” their approval.

As a result of the conversion of the Fund into IMH Financial Corporation, each of your membership units will be exchanged, at your election, for 220.3419 shares of Class B or Class C common stock of IMH Financial Corporation, or a combination thereof in 10% increments. The total number of shares of IMH Financial Corporation Class B and Class C common stock to be issued in the Conversion Transactions are expected to have an aggregate book value of $321,868,212, equivalent to a book value per share of Class B or Class C common stock of approximately $20. The Manager anticipates listing only the shares of IMH Financial Corporation common stock on the NYSE, and does not anticipate listing the shares of Class B or Class C common stock, or any other securities, on any national securities exchange. The Class B common stock will be held by a custodian and the Class B common stock issued for membership units in the Fund will be divided into three separate series of Class B common stock, which will become convertible into IMH Financial Corporation common stock, and subject to restrictions on transfer that lapse, at predetermined intervals of six, nine or 12 months following the consummation of an initial public offering. All shares of Class B common stock not previously converted to common stock and still outstanding on the 12-month anniversary of the consummation of an initial public offering will be entitled to a special dividend of $0.95 per share of Class B common stock, or the Special Dividend, subject to the availability of legally distributable funds at that time and representation to the custodian that the holder has complied with the applicable transfer restrictions. At any time after the expiration of the applicable transfer restriction period, any holder of Class B common stock may convert its Class B common stock into IMH Financial Corporation common stock only by submitting a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions. Following the 12-month anniversary of the consummation of an initial public offering, each remaining outstanding share of Class B-1, Class B-2, and Class B-3 common stock will automatically convert into one share of IMH Financial Corporation common stock.

There will be one series of Class C common stock which will also be held by the custodian and will either be redeemed for cash or converted into Class B common stock, as discussed below. Following the consummation of an initial public offering, we intend, in the sole discretion of IMH Financial Corporation, to use up to 30% of the net proceeds from the offering (up to an aggregate of $50 million) to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering. In the event that you elect to receive shares of Class C common stock and any of those shares of Class C common stock are redeemed, the Manager expects that the amount you will receive per share will be less than the amount of your original investment in the Fund per unit and less than the current net asset value of the Fund per unit held by you. All shares of Class C common stock that are not so redeemed will automatically convert into shares of Class B common stock.

As a result of the Conversion Transactions, the current executive officers of the Manager will become the executive officers of IMH Financial Corporation. In addition, IMH Financial Corporation will purchase the ownership interests of the Manager and Holdings from the stockholders of the Manager and the members of Holdings in exchange for an aggregate of 895,750 shares of Class B common stock of IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan (a portion of which will be issued to holders of outstanding stock appreciation rights of the Manager in exchange for cancellation of those rights), which will represent approximately 5.3% of IMH Financial Corporation common stock on a fully-diluted basis. The shares to be issued in exchange for the equity interests in the Manager and Holdings are expected to have an aggregate book value of approximately $17.9 million. The 781,644 shares issuable to William Meris and me in exchange for our equity interests in the Manager and Holdings will be a separate series of Class B shares called Class B-4 common stock which is subject to additional transfer restrictions for a four year period following the consummation of the Conversion Transactions, subject to release in certain circumstances, including if at any time after five months from the first day of trading on a national securities exchange, the market capitalization (based on the closing price of IMH Financial Corporation common stock) or book value of IMH Financial Corporation exceeds $730,383,530.78, the net capital contributed to the Fund as of September 30, 2008, which was the end of the quarter immediately prior to the suspension of member redemptions (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions). Additionally, unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then, in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock Mr. Meris and I hold until those proceeds exceed $730,383,530.78. The remaining 114,106 shares issuable to the other equity holders of the Manager and Holdings (subject to downward adjustement pursuant to the conversion plan) will be Class B-3 common stock of IMH Financial Corporation. The Manager believes the Class B common stock held by the executive officers will more fully align their interests with IMH Financial Corporation in an internally managed structure.

Based on the number of outstanding membership units of the Fund as of May 10, 2010, the Manager expects that IMH Financial Corporation will issue an aggregate of approximately 17 million shares of Class B and Class C common stock in the Conversion Transactions.

Pursuant to this consent solicitation/prospectus, the Fund is asking you to approve:

(i)	the Conversion Transactions, including the adoption of the conversion plan, and
(ii)	the adoption of the 2010 Stock Incentive Plan.

At least a majority of the issued and outstanding membership units of the Fund entitled to vote must cast votes in favor of these proposals in order for them to be approved. The Manager (i) has approved the Conversion Transactions, the conversion plan and the 2010 Stock Incentive Plan, (ii) has determined that the Conversion Transactions, the conversion plan and the 2010 Stock Incentive Plan are advisable and in the best interests of the Fund and its members, and (iii) recommends that you vote “FOR” the approval of the Conversion Transactions, the conversion plan and the 2010 Stock Incentive Plan.

It is very important that your membership units in the Fund be represented in the consent solicitation. Therefore, you should complete and sign the enclosed consent and return it as soon as possible, and in any event no later than _________, 2010, the date which is 30 days from the mailing date of this consent solicitation/prospectus in the enclosed postage-paid envelope, or vote via the Internet by visiting www.dfking.com/imh. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may conclude earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to _________, 2010, the Fund will nonetheless continue to accept the elections included in the enclosed consents until _________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

The accompanying consent solicitation/prospectus contains important details about the Conversion Transactions and our business plans in the future. The Manager encourages you to read carefully this entire consent solicitation/prospectus, including all of its annexes, and the section entitled “Risk Factors” beginning on page 46.

Sincerely,

/s/ Shane C. Albers

Shane C. Albers
Chief Executive Officer
Investors Mortgage Holdings Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the accuracy or adequacy of the disclosures contained in this consent solicitation/prospectus. Any representation to the contrary is a criminal offense.

This consent solicitation/prospectus is dated May , 2010, and is being first mailed to members on or about May , 2010.

IMH Secured Loan Fund, LLC

NOTICE OF CONSENT SOLICITATION

NOTICE IS HEREBY GIVEN that the members of IMH Secured Loan Fund, LLC are being requested to consider and vote on the following matters:

1.	a proposal to approve the Conversion Transactions, including the adoption of an agreement and plan of conversion and contribution, by and among IMH Secured Loan Fund, LLC, IMH Financial Corporation, Investors Mortgage Holdings Inc. and its stockholders, and IMH Holdings, LLC and its members, or the conversion plan; and
2.	a proposal to adopt the 2010 IMH Financial Corporation Stock Incentive Plan.

The proposed Conversion Transactions are (i) the conversion of IMH Secured Loan Fund, LLC into IMH Financial Corporation, and (ii) the acquisition by IMH Financial Corporation of all of the outstanding shares of Investors Mortgage Holdings Inc. and all of the outstanding membership interests of IMH Holdings, LLC, in each case in exchange for shares of Class B common stock of IMH Financial Corporation. IMH Secured Loan Fund, LLC, through its manager, Investors Mortgage Holdings Inc., reserves the right to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

Investors Mortgage Holdings Inc., the manager of IMH Secured Loan Fund, LLC, has (i) approved the Conversion Transactions, the conversion plan and adoption of the 2010 Stock Incentive Plan, and (ii) determined that the Conversion Transactions, the conversion plan and the 2010 Stock Incentive Plan are advisable and in the best interests of IMH Secured Loan Fund, LLC and its members, and (iii) recommends that the members of IMH Secured Loan Fund, LLC vote “FOR” the proposals to approve the Conversion Transactions and adopt the 2010 Stock Incentive Plan.

To ensure that your membership units in IMH Secured Loan Fund, LLC are represented, please complete, sign and date the enclosed consent and mail the consent promptly and in any event no later than       , 2010 in the enclosed, postage-paid envelope, or vote via the Internet by visiting www.dfking.com/imh. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may be concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund. Any executed but unmarked consents will be voted “FOR” the proposals to approve the Conversion Transactions and adopt the 2010 Stock Incentive Plan. A member of IMH Secured Loan Fund, LLC may generally revoke a returned consent until the earlier to occur of (i) the final date for receipt of written consents (including any extensions thereof) and (ii) receipt of a sufficient number of consents to approve the Conversion Transaction and the 2010 Stock Incentive Plan. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a written notice of revocation to IMH Secured Loan Fund, LLC or by delivering a new written consent with a later date. If your broker holds your membership units in IMH Secured Loan Fund, LLC in street name, you must either direct your broker on how to vote your membership units in the Fund or obtain a proxy from your broker to vote your membership units by completing the enclosed consent. Please check the voting form used by your broker for information on how to submit your instructions for membership units held in street name.

THE ADOPTION OF THESE PROPOSALS REQUIRES THAT THEY ARE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING MEMBERSHIP UNITS IN IMH SECURED LOAN FUND, LLC ENTITLED TO VOTE THEREON.

Important details concerning the matters upon which you are being asked to vote are set forth in the accompanying consent solicitation/prospectus for your inspection.

Investors Mortgage Holdings Inc. has fixed the close of business on May   , 2010 as the record date for the determination of members of the Fund entitled to vote upon the proposals. Only the holders of record of membership units in IMH Secured Loan Fund, LLC as of the close of business on           , 2010, are entitled to notice of, and to vote on, the proposals.

Members of IMH Secured Loan Fund, LLC are encouraged to carefully read the accompanying consent solicitation/prospectus and complete the accompanying consent.

Your vote is important, no matter how many or how few membership units you own in IMH Secured Loan Fund, LLC.

By Order of the Board of Directors of
Investors Mortgage Holdings Inc.,

/s/ Steven Darak
Corporate Secretary

May   , 2010
Scottsdale, Arizona

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this consent solicitation/prospectus, constitutes a consent solicitation of IMH Secured Loan Fund, LLC, or the Fund, with respect to the solicitation of votes by the Fund for the proposals described within, and a prospectus of IMH Financial Corporation for the Class B and Class C common stock of IMH Financial Corporation to be issued in the Conversion Transactions. See the section entitled “Where You Can Find Additional Information” beginning on page 313. You may also obtain copies of the documents that the Fund files with the Securities and Exchange Commission, or SEC, without charge, from the Fund by writing or calling:

IMH Secured Loan Fund, LLC
4900 N. Scottsdale Rd Suite 5000
Scottsdale, Arizona 85251
Attention: Investor Relations
(480) 840-8400

You also may obtain any documents incorporated by reference into this consent solicitation/prospectus by requesting them in writing or by telephone from the consent solicitor for the Conversion Transactions at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 966-8932

To receive timely delivery of requested documents in advance of the voting deadline, you should make your request no later than           , 2010.

VOTING

The members of record of the Fund as of the close of business on the record date may submit their votes by completing the enclosed consent, signing and dating the consent and returning the consent in the enclosed, postage-paid envelope. You may also vote via the Internet by visiting www.dfking.com/imh. Members of the Fund may vote to approve the Conversion Transactions and the 2010 Stock Incentive Plan on or before           , 2010, the final date for receipt of written consents. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may be concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, the Fund will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

If your membership units in the Fund are held in the name of a broker, bank or other nominee, then you are not the member of record and you must either direct your broker on how to vote your membership units in the Fund or obtain a proxy, executed in your favor, from the record holder. Please note that members who hold their membership units in the Fund in “street-name” (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of membership units in the Fund represented by properly authorized consents will be cast as indicated.

i

ANNEXES

ANNEX A	Agreement and Plan of Conversion and Contribution, by and among IMH Secured Loan Fund, LLC, IMH Financial Corporation, Investors Mortgage Holdings, Inc. and its Stockholders, IMH Holdings, LLC and its Members.
ANNEX B	Form of Certificate of Incorporation of IMH Financial Corporation.
ANNEX C	Form of Bylaws of IMH Financial Corporation.
ANNEX D	Form of 2010 IMH Financial Corporation Employee Stock Incentive Plan.
ANNEX E	Form of Notice of Conversion.
ANNEX F	Fairness Opinion of Sutter Securities Incorporated.
ANNEX G	Form of Certificate of Conversion of IMH Financial Corporation.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION
AND THE CONVERSION TRANSACTIONS

References to “we,” “our,” or “us” in this consent solicitation/prospectus generally refer to (i) IMH Secured Loan Fund, LLC and its subsidiaries prior to the consummation of the Conversion Transactions, and (ii) to IMH Financial Corporation and its subsidiaries after the consummation of the Conversion Transactions. References to “we” in connection with a statement of intent, expectation, plan, belief or estimation, such as “intend”, “expect”, “plan”, “believe” or “estimate” generally refer to the Manager on behalf of the Fund. The term “Fund” in this consent solicitation/prospectus refers only to IMH Secured Loan Fund, LLC and its subsidiaries, unless the context requires otherwise.

Q:	Why am I receiving this consent solicitation/prospectus?
A:	Investors Mortgage Holdings Inc., the manager of IMH Secured Loan Fund, LLC, or the Manager, has approved a plan to convert IMH Secured Loan Fund, LLC, or the Fund, a Delaware limited liability company, into a Delaware corporation named IMH Financial Corporation, and to internalize the management of the Fund by acquiring all of the outstanding shares of common stock of the Manager, and all of the membership interests of IMH Holdings, LLC, or Holdings, a holding company for other affiliates of the Manager, as a result of which the Manager and Holdings would become wholly-owned subsidiaries of IMH Financial Corporation. These transactions are referred to as the Conversion Transactions. This document is a consent solicitation because it is being used by the Fund to solicit consents from the members of the Fund to approve the Conversion Transactions and the 2010 Stock Incentive Plan. It is a prospectus because IMH Financial Corporation is offering shares of Class B and Class C common stock in exchange for membership units in the Fund if the Conversion Transactions are consummated. The Fund is seeking approval from the holders of membership units in the Fund necessary to approve the Conversion Transactions.
Q:	What am I being asked to vote on?
A:	You are being asked to vote to approve (i) the Conversion Transactions, including adoption of the related conversion plan, as described below, and (ii) the 2010 Stock Incentive Plan.
Q:	Why is the Manager proposing the Conversion Transactions?
A:	The Manager’s reasons for undertaking the Conversion Transactions include, without limitation, the following:
•	to position the Fund to become a publicly traded corporation listed on the New York Stock Exchange, or NYSE:
•	to create the opportunity for liquidity for members of the Fund, who are currently restricted from redeeming their membership units in the Fund and have significant restrictions on their ability to transfer their membership units in the Fund;
•	to cause the Fund to be internally managed, which would eliminate conflicts and more fully align the interests of the Fund, the Manager and Holdings;
•	to create the opportunity to raise additional capital in the public markets, thereby enabling us to better acquire and originate commercial real estate mortgage loans and other real estate related investment opportunities;
•	to create the opportunity to achieve long term value for our stockholders through dividends and capital appreciation;

•	to create a board of directors comprised of a majority of independent directors, which will enhance our corporate governance;
•	to allow the members of the Fund to benefit from potential management fees, origination fees and points associated with the origination of new commercial mortgage loans, penalty fee, gains pertaining to portfolio assets and other income historically retained by the Manager and its affiliates;
•	to provide holders electing to receive Class C common stock in the Conversion Transactions with the potential to be redeemed in whole or in part if sufficient net proceeds are raised in an initial public offering; and
•	to provide the members of the Fund with what the Manager believes to be a more efficient corporate structure within which to operate our business going forward.
Q:	What are the primary steps in the Conversion Transactions?
A:	The Conversion Transactions will be implemented through the following:
•	the conversion of the Fund into IMH Financial Corporation, pursuant to which each membership unit you hold in the Fund will be exchanged, at your election, for 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock of IMH Financial Corporation or a combination thereof in 10% increments; and
•	the acquisition by IMH Financial Corporation of all of the outstanding shares of the Manager and all of the outstanding membership interests in Holdings, in exchange for an aggregate of 895,750 shares of Class B-3 and B-4 common stock in IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan (a portion of which will be issued to holders of outstanding stock appreciation rights of the Manager in exchange for cancellation of those rights), as a result of which the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation.

A copy of an agreement and plan of conversion and contribution, by and among IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc. and its stockholders, and IMH Holdings, LLC and its members, or the conversion plan, is attached as Annex A. Copies of the forms of IMH Financial Corporation’s certificate of incorporation and bylaws are attached as Annex B and Annex C, respectively, to this consent solicitation/prospectus.

Q:	What happens to the outstanding assets, liabilities and business of the Fund, the Manager and Holdings pursuant to the Conversion Transactions?
A:	Pursuant to the Conversion Transactions, the Fund’s assets, liabilities and business will become the assets, liabilities and business of IMH Financial Corporation. The outstanding assets, liabilities and business of the Manager and Holdings remain the respective assets, liabilities and business of the Manager and Holdings, but as a result of the Conversion Transactions, the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation.
Q:	Are there other events and transactions expected to occur in connection with the Conversion Transactions?
A:	Yes. Following the consummation of the Conversion Transactions, the Manager contemplates, among other things, that:
•	IMH Financial Corporation will apply to have its common stock listed on the NYSE;

•	IMH Financial Corporation will seek to raise capital through an initial public offering of its common stock;
•	after the consummation of an initial public offering, IMH Financial Corporation intends, in its sole discretion, to use up to 30% of the net proceeds from the initial public offering (up to an aggregate of $50 million) to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering; all shares of Class C common stock that are not so redeemed will automatically be converted into shares of Class B common stock;
•	IMH Financial Corporation will be better positioned to pursue an investment strategy that the Manager believes will be more reflective of the current and anticipated opportunities and market conditions relevant to IMH Financial Corporation;
•	the executive officers of the Manager will become the executive officers of IMH Financial Corporation and, subject to approval by the compensation committee of IMH Financial Corporation, enter into employment agreements with IMH Financial Corporation;
•	IMH Financial Corporation will appoint a seven-person board of directors, which we expect will be comprised of the two existing directors of the Manager, Shane Albers and William Meris, and as soon as practicable, five new directors who are expected to be considered independent under the rules of the New York Stock Exchange, or NYSE, and the Securities and Exchange Commission, or SEC.
•	the 2010 Stock Incentive Plan will be approved by the members of the Fund and implemented;
•	subject to the discretion of the board, IMH Financial Corporation will set a dividend policy that will provide for the payment of a quarterly dividend beginning after the first full quarter after the consummation of the Conversion Transactions and an initial public offering; and
•	IMH Financial Corporation will seek to pay a Special Dividend of $0.95 per share of Class B Common Stock outstanding on the one year anniversary of the consummation of an initial public offering, subject to availability of legally distributable funds at that time. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of an initial public offering.

The consummation of an initial public offering is not a condition to the Conversion Transactions. If we do not raise additional capital through the consummation of an initial public offering or otherwise, however, we may not be able to acquire or originate new loans or invest in other real estate related opportunities as contemplated, institute a dividend policy, or pay the Special Dividend.

Q:	What will I receive in connection with the Conversion Transactions?
A:	If the Conversion Transactions are consummated as contemplated, you will receive, at your election, 220.3419 shares of Class B or Class C common stock of IMH Financial Corporation, or a combination thereof in 10% increments, in exchange for each membership unit in the Fund that you own on the record date. You may choose any combination of Class B or Class C common stock. If you elect to receive shares of Class B common stock in the Conversion Transactions, 25% will be shares of Class B-1 common stock, 25% will be shares of Class B-2 common stock, and 50% will be shares of Class B-3 common stock. No fractional shares of IMH Financial Corporation Class B or Class C common stock will be issued in the Conversion Transactions and no certificate for any fractional shares will be issued. If a holder elects to receive shares of Class B common stock in the Conversion Transactions, after aggregating all fractional share amounts of the holder in the Conversion Transactions into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. If a holder elects to receive shares of Class C common stock in the Conversion Transactions, after aggregating all fractional shares amounts of the holder in the Conversion Transactions into one or more shares of Class C common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class C common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share.
Q:	In general, what are the key terms of the Class B and Class C common stock in IMH Financial Corporation that will be issued in the Conversion Transactions?
A:	In general, the key terms of the IMH Financial Corporation Class B and Class C common stock to be issued in the Conversion Transactions include, without limitation, the following:
•	each share of Class B-1, Class B-2, Class B-3, Class B-4 and Class C common stock will be initially issued to a custodian for the benefit of the respective holders, each share of Class C common stock will generally be non-transferable (subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock”), and each share of Class B-1, Class B-2 and Class B-3 common stock will be subject to certain restrictions on transfer or sale (subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock”) for six, nine or 12 months following the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, as described below; Class B-4 common stock will only be issued to Messrs. Albers and Meris and will be subject to additional four-year transfer restrictions (subject to certain exceptions), as discussed further below;
•	after the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to 30% of the net proceeds of the initial public offering (up to an aggregate of $50 million) to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering; IMH Financial Corporation must determine whether to effect this redemption or not within 30 days of the consummation of an initial public offering; all shares of Class C common stock that are not so redeemed will automatically be converted into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock; 25% will convert into shares of Class B-2 common stock; and 50% will convert into shares of Class B-3 common stock; no fractional shares of Class B common stock will be issued in this conversion and any fractional share interest will be treated as discussed in the answer to the immediately preceding question; members of the Fund will not know the per share redemption price of the Class C common stock at the time they elect to receive shares of Class B or Class C common stock;

•	at any time after the six-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, all shares of Class B-1 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, and may only be so converted by a holder of Class B-1 common stock by sending a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions;
•	at any time after the nine-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, all shares of Class B-2 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, and may only be so converted by a holder of Class B-2 common stock by sending a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions;
•	following the twelve-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines not to pursue an initial public offering, all outstanding shares of Class B-1, Class B-2 and Class B-3 common stock will automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation;
•	if, at any time after the five-month anniversary of the consummation of an initial public offering, the closing price of IMH Financial Corporation common stock price is greater than or equal to 125% of the offering price in an initial public offering for 20 consecutive trading days, all shares of Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, only if the holder has submitted a notice to the custodian that the holder has complied with the applicable transfer restrictions;
•	the shares of Class B-4 common stock issuable to Messrs. Albers and Meris will be subject to restrictions on transfer for a period of four years following the consummation of the Conversion Transactions that will terminate as follows: (i) if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions), (ii) if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or (iii) if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by the compensation committee of IMH Financial Corporation; additionally, unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then, in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78; although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions;
•	the shares of Class B and Class C common stock will also automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, upon consummation of any “change in control” transaction, which generally includes (i) a merger of IMH Financial Corporation in which the IMH Financial Corporation’s holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of IMH Financial Corporation’s voting power is transferred, or (iii) a sale of all or substantially all of the assets of IMH Financial Corporation, except to one or more affiliates of IMH Financial Corporation;
•	on the twelve-month anniversary of an initial public offering, the Manager intends IMH Financial Corporation to pay, subject to the availability of legally distributable funds at that time, a one-time dividend equal to $0.95 per share of for each share of Class B common stock then outstanding, which we refer to as the “Special Dividend” (the Special Dividend will not be payable if we do not consummate an initial public offering);
•	if any holder of Class B common stock submits a notice of conversion to the custodian but does not represent to the custodian that the holder has complied with the applicable transfer restrictions, the conversion will not be effected, and if the holder represents that it has not complied with the applicable transfer restrictions, all of the shares of Class B-1, Class B-2, and Class B-3 common stock owned by the holder will be automatically converted into Class D common stock and will not be entitled to the Special Dividend and will not be convertible into common stock until the 12 month anniversary of the consummation of the earlier of (i) the consummation of an initial public offering and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, and then, only if the holder submits a representation to the custodian that the holder has complied with the applicable transfer restrictions for the 90 days prior to such representation and is not currently in violation of those transfer restrictions; if any holder’s shares of Class B common stock are automatically converted into shares of Class D common stock as discussed in this paragraph, then each share of Class C common stock held by the holder will automatically convert into one share of Class D common stock;
•	similarly, if a holder’s shares of Class B-1, B-2 or B-3 common stock have been automatically converted into IMH Financial Corporation common stock on the 12 month anniversary as described above, then to withdraw or transfer those shares, the holder must provide a representation to the custodian that the holder has complied with the applicable transfer restrictions, and if the holder represents to the custodian that it has not complied with the applicable transfer restrictions then the custodian will not release the shares for a period of 90 days thereafter, and then, only upon receipt of a representation that the holder (i) has complied with the restrictions for the 90 days prior to such representation and is not currently in violation, and (ii) will return to IMH Financial Corporation the Special Dividend (if it has been declared and paid); and
•	if the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation. No fractional shares of common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of common stock will be issued to the applicable holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. The remaining shares of Class C common stock would automatically convert into shares of Class B common stock on the following basis: 25% would convert into Class B-1 common stock, 25% would convert into Class B-2 common stock and 50% would convert into Class B-3 common stock. The restrictions on transfer of the Class B Shares will continue (subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock”) for six, nine or 12 months following the 90th day after the board of directors makes the determination not to pursue an initial public offering.

Holders of Class B common stock may not be notified when their shares of Class B common stock become eligible for conversion.

Q:	How do the shares of Class B and Class C common stock differ from the IMH Financial Corporation common stock that would be issued in an initial public offering or other financing?
A:	Except as summarized in the answer to the immediately preceding question and as set forth in more detail under the section entitled “Description of IMH Financial Corporation’s Capital Stock,” IMH Financial Corporation Class B and Class C common stock will generally have the same powers, preferences, limitations and restrictions as IMH Financial Corporation common stock. However, while it is anticipated that shares of IMH Financial Corporation common stock will become listed and traded on a national securities exchange, shares of Class B and Class C common stock are subject to transfer restrictions and we do not plan to list the Class B or Class C common stock on any exchange, nor do we intend to include the Class B or Class C common stock in any automated quotation system. Therefore, we anticipate that no trading market for Class B and Class C common stock will develop. Rather, Class B-1 Class B-2, and Class B-3 common stock will become eligible for transfer and conversion to IMH Financial Corporation common stock at periodic intervals over a twelve-month period following consummation of an initial public offering. The Class B-4 common stock will be subject to transfer restrictions for a four-year period, subject to certain exceptions. Unlike Class B common stock, the Class C common stock will be subject to redemption, in our discretion, following an initial public offering and will not be eligible for the Special Dividend, as discussed under the section entitled “Description of IMH Financial Corporation’s Capital Stock.” Our intent by establishing Class B and Class C common stock is to differentiate those stockholders who wish to become eligible to have all or a portion of their shares of common stock redeemed by us following consummation of the initial public offering, as compared to those who wish to hold their position, as well as become eligible for the Special Dividend.
Q:	Can members of the Fund choose to receive either Class B or Class C common stock in the Conversion Transactions?
A:	Yes. In connection with the consent solicitation, the members of the Fund may designate the percentage of whole shares of Class B and Class C common stock they wish to receive, in 10% increments, in exchange for their membership units. The members of the Fund may choose to receive any combination of Class B and Class C common stock by indicating in the consent attached to this consent solicitation/prospectus, subject to the limitation that each member will receive 220.3419 aggregate shares of Class B or Class C common stock in exchange for each membership unit in the Fund they hold. Even if a member of the Fund chooses not to vote on, or chooses not to vote in favor of, the Conversion Transactions or the 2010 Stock Incentive Plan, the member should still indicate its preference for the allocation of shares of Class B or Class C common stock in the consent attached to this consent solicitation/prospectus, and may not be given another opportunity to do so.
Q:	What happens if a member fails to elect to receive either Class B or Class C common stock?
A:	If the Conversion Transactions are consummated, the members who do not specify whether to receive any shares of Class B or Class C common stock will automatically receive shares of Class B common stock in exchange for their membership units in the Fund.
Q:	Why do the shares of Class B common stock and Class C common stock have transfer restrictions?
A:	Because member redemptions have been suspended since October 1, 2008, absent such transfer restrictions, the Manager is concerned that the sudden potential liquidity resulting from the Conversion Transactions could prevent the orderly marketing of our shares of IMH Financial Corporation common stock in an initial public offering and prevent the development of a sustainable trading market thereafter. Accordingly, all shares of Class B-1, B-2, and B-3 common stock will systematically become eligible to convert to IMH Financial Corporation common stock at predetermined intervals over a 12 month period. The Class B-4 common stock will be subject to transfer restrictions for a four year period, subject to certain exceptions. To reward owners of Class B common stock for their patience, the Manager proposes for IMH Financial Corporation to declare and pay, subject to the availability of legally distributable funds, a Special Dividend of $0.95 for each share of then outstanding Class B common stock to the holders of record on the one-year anniversary of the consummation of an initial public offering.
Q:	Once the transfer restrictions no longer apply to my shares of Class B common stock, how can I convert them into shares of common stock of IMH Financial Corporation?
A:	Once the applicable six or nine month transfer restrictions lapse, a holder of shares of Class B-1 or B-2 common stock may convert some or all of its shares of Class B-1 or B-2 common stock into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, only by sending a notice of conversion to the custodian and representing to the custodian that the applicable holder has complied with the transfer restrictions. Any shares of Class B common stock converted prior to the record date for the Special Dividend will not be eligible for the Special Dividend. If any holder of Class B common stock submits a notice of conversion to the custodian, but represents to the custodian that the holder has not complied with the applicable transfer restrictions, all shares of Class B-1, Class B-2, Class B-3, and Class C common stock owned by the applicable holder will be converted into Class D common stock which may not be transferred or converted until the 12 month anniversary of the earlier of (i) the consummation of an initial public offering and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, and then, only if the applicable holder submits a representation to the custodian that the applicable holder has complied with the applicable transfer restrictions for the 90 days prior to such representation and is not currently in violation.
Q:	If my shares of Class B common stock automatically convert to shares of IMH Financial Corporation common stock, how do I transfer them from the custodian?
A:	If a holder’s shares of Class B common stock have been automatically converted into IMH Financial Corporation common stock as described above, then to withdraw or transfer those shares, the holder must provide a representation to the custodian that the holder has complied with the applicable transfer restrictions; if the holder represents that it has not complied with the applicable transfer restrictions then the custodian will not release the shares for a period of 90 days thereafter, and then only upon receipt from the holder of a representation that (i) the holder has complied with the transfer restrictions for the 90 days prior to such representation and is not currently in violation, and (ii) will return to IMH Financial Corporation the Special Dividend (if it has been declared and paid).
Q:	What are some of the risks associated with the Conversion Transactions?
A:	The risks associated with the Conversion Transactions include, without limitation, the following:
•	the potential conflicts of interest between the Fund and the Manager in approving the Conversion Transactions and valuing the Fund, the Manager and Holdings in the Conversion Transactions;
•	the absence of any arm’s length negotiation among the parties involved regarding the value or terms applicable to the Conversion Transactions;
•	the costs associated with seeking to effect the Conversion Transactions, whether or not the Conversion Transactions are consummated as contemplated;
•	the risk that the Conversion Transactions may not be consummated, which could harm the value of your membership units in the Fund;
•	the continued lack of liquidity in your investment in the membership units in the Fund and the stock of IMH Financial Corporation for a period of time, because of the limits on transferability and conversion after the consummation of the Conversion Transactions;
•	the potential volatility in the trading price of IMH Financial Corporation’s common stock following consummation of the Conversion Transactions;
•	as of the date of the consummation of the Conversion Transactions, the value of IMH Financial Corporation’s Class B or Class C common stock that you receive upon consummation of the Conversion Transactions in exchange for your membership units in the Fund will likely be less than your original investment in the membership units and the current net asset value per unit;

•	the possibility that the Conversion Transactions may not qualify for non-recognition treatment under the Internal Revenue Code of 1986, as amended, or the Code;
•	the expectation that the per-share price of an initial public offering will be less than both your original investment amount per unit in the Fund and the current net asset value per unit of the Fund;
•	the potential inability of IMH Financial Corporation to pay the Special Dividend to holders of Class B common stock that hold Class B common stock on the one-year anniversary of the consummation of an initial public offering due to a lack of sufficient legally distributable funds at that time;
•	the possibility that an initial public offering is not consummated on a timely basis, or at all, and the possibility that the initial public offering price or offering size may be unattractive to the holders of shares of common stock in IMH Financial Corporation;
•	there are important differences between your rights as an IMH Financial Corporation stockholder and your rights as a holder of membership units in the Fund as discussed under the section entitled “Comparison of the Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation”;
•	the raising of additional capital through the sale by IMH Financial Corporation of shares of IMH Financial Corporation common stock will be dilutive to you; and
•	certain other risks described in this consent solicitation/prospectus under the section entitled “Risk Factors” beginning on page 46.

For more information regarding risks associated with the Conversion Transactions and IMH Financial Corporation, see the section entitled “Risk Factors” beginning on page 46.

Q:	Will the Fund’s business plan change after the Conversion Transactions are consummated?
A:	Yes. As the Manager communicated to the members of the Fund, the Manager has recently sought to manage the assets of the Fund with an aim to preserve capital and potentially distribute cash to the members. As part of the proposed Conversion Transactions, the Manager intends to continue to manage the assets to preserve capital and liquidity in order to pursue IMH Financial Corporation’s revised investment policy. Under this policy, the Manager expects IMH Financial Corporation to continue to focus on generating revenues and capital gains through the acquisition, origination and management of commercial real estate mortgage loans and real estate related investments. However, as soon as reasonably practicable after the consummation of the Conversion Transactions, the Manager expects the board of directors of IMH Financial Corporation to consider opportunities to make distributions to stockholders, subject to legally available funds and liquidity requirements. The Manager also believes the consummation of the Conversion Transactions will more favorably position IMH Financial Corporation to take advantage of new and developing commercial real estate mortgage loan acquisition and origination opportunities in the current economic environment. The Manager also believes the Fund’s current structure limits the ability to do so by making it more difficult to raise capital and, thus, limiting the number of attractive opportunities we may pursue. The Manager also believes that the Conversion Transactions, together with the financing from an initial public offering, will better position us financially and operationally to pursue our strategies of maximizing liquidity from our commercial mortgage loan portfolio as well as generating income through future investments in, and the active management of, a diversified investment portfolio of performing, distressed and non-performing commercial mortgage loans and other attractively priced real estate related investments. By doing so, the Manager believes our portfolio assets can be better positioned to create the ability to pay regular dividends and increase our stockholder value. If we consummate the Conversion Transactions, but not an initial public offering, we may not be able to acquire or originate commercial mortgage loans or invest in other real estate related investment opportunities as contemplated without selling some or all of our existing portfolio assets, which may result in a loss in the event of a sale at this time or at some future time.
Q:	How does the Manager expect IMH Financial Corporation to benefit from management and other fees?
A:	Historically, the Manager and Holdings have operated independently of the Fund and revenue from both entities have specifically not benefitted the members of the Fund. In addition to the management fee that the Manager receives from the Fund, the Manager is also entitled to receive 100% of all origination fees and points associated with the origination of new mortgage loans and the modification or extension of existing mortgage loans, as well as 25% of all penalty fees and gains pertaining to the portfolio assets. The Fund paid the Manager $968,000, $1.1 million and $575,000, respectively, in management fees for each of the three years ended December 31, 2007, 2008, and 2009. The Manager also recorded gains totaling $101,000, $401,000 and $0 for its 25% share of gains during the years ended December 31, 2007, 2008 and 2009, respectively. In addition, the Manager received origination and other fees and points totaling $28.6 million, $21.3 million and $10.6 million for the years ended December 31, 2007, 2008, and 2009. Net earnings of the Manager (which reflect the deduction of salaries and other operating expenses borne by the Manager) were $7.2 million, $214,000 and $2.6 million for the years ended December 31, 2007, 2008, and 2009. The Conversion Transactions are designed so that the fees the Fund currently pays to the Manager will instead be retained solely by IMH Financial Corporation following the consummation of the Conversion Transactions. Additionally, 100% of the fees associated with loan origination, acquisition and modification, that the Fund previously permitted the Manager to solely retain, will instead inure to the sole benefit of IMH Financial Corporation following the consummation of the Conversion Transactions. Furthermore, Holdings, through subsidiaries, collects management fees from, and has rights to participate in profits generated by, the Strategic Wealth Income fund, or SWI Fund. Similarly, the Conversion Transactions ensure that all revenue otherwise payable to Holdings will inure to the sole benefit of IMH Financial Corporation.
Q:	How do you intend to manage the Fund between the date of this consent solicitation/prospectus and the vote on the consummation of the Conversion Transactions?
A:	The Manager intends to continue to manage the Fund in a manner designed to preserve the Fund’s liquidity and to position the Fund to consummate the Conversion Transactions. In the event that we sell any of our portfolio assets during this period, the Manager contemplates retaining the net proceeds from those dispositions to address the Fund’s liquidity needs and to position the Fund to implement the investment strategies contemplated by this consent solicitation/prospectus pending the vote of the members on the Conversion Transactions. The Manager does not anticipate making distributions or offering redemptions to the members of the Fund during this period.

Q:	Will the Manager continue to manage the business following the consummation of the Conversion Transactions?
A:	Pursuant to the Conversion Transactions, the Manager will become internalized and the same persons who currently manage our business for the Manager will manage our business following the consummation of the Conversion Transactions in their new capacities as executive officers and employees of IMH Financial Corporation. In connection with the consummation of the Conversion Transactions, the Manager will become a wholly-owned subsidiary of IMH Financial Corporation and the Manager’s directors, Shane Albers and William Meris, will become directors of IMH Financial Corporation, the Manager’s executive officers will become the executive officers of IMH Financial Corporation, and the operating agreement between the Fund and the Manager will be terminated. The Manager also expects IMH Financial Corporation to appoint as soon as practicable five additional directors who are considered independent under NYSE and SEC rules.
Q:	How will competition with the SWI Fund be addressed following the consummation of the Conversion Transactions and an initial public offering?
A:	Following the consummation of the Conversion Transactions, Holdings will become a wholly-owned subsidiary of IMH Financial Corporation, and Holdings will continue to own SWI Management, LLC, or SWIM, the manager of the SWI Fund. The SWI Fund is a real estate investment fund with target classes of investment that are substantially similar to ours. At April 30, 2010, the SWI Fund had $11.5 million under management. Upon consummation of the Conversion Transactions, any benefit SWIM receives from managing the SWI Fund, including receipt of management fees, will inure to the sole benefit of IMH Financial Corporation. SWIM will have obligations to the SWI Fund and its members pursuant to the operating agreement between SWIM and the SWI Fund. In order to mitigate conflicts of interest between IMH Financial Corporation and the SWI Fund, upon the consummation of an initial public offering of IMH Financial Corporation common stock, SWIM will cease raising capital on behalf of the SWI Fund. Thereafter, SWIM will invest capital on behalf of the SWI Fund in the ordinary course. The independent members of the board of directors of IMH Financial Corporation (or a subcommittee) will decide, in its sole discretion, whether prospective asset acquisitions or origination opportunities that are suitable for both IMH Financial Corporation and the SWI Fund will be acquired or originated by IMH Financial Corporation or the SWI Fund. These decisions are expected to be based on various factors established by the independent members of the board of directors of IMH Financial Corporation (or a subcommittee) from time to time and may include factors such as the following:
•	whether the investments fall within our investment objectives, policies and strategies and/or those of the SWI Fund;
•	whether we have, and/or the SWI Fund has sufficient cash and purchasing power;
•	whether the terms of any necessary financing are appropriate for us and/or the SWI Fund;
•	whether the investment satisfies our portfolio needs and/or those of the SWI Fund;
•	whether the investment’s liquidity meets our cash flow requirements and/or those of the SWI Fund;
•	whether a similar type of investment (i.e., a geographic location, size of loan, quality of borrower, quality of guarantor, loan to value criteria, risk profile or type of collateral, among other factors) has recently been allocated to us and/or the SWI Fund;

•	whether the investment meets regulatory or legal requirements applicable to us or the SWI Fund; and
•	what impact the investment has on our portfolio diversification, and/or that of the SWI Fund.
Q:	How much common stock does IMH Financial Corporation contemplate issuing in exchange for all of the outstanding shares in the Manager and all the outstanding membership interests in Holdings, and by what process was that number determined?
A:	IMH Financial Corporation contemplates paying an aggregate of 895,750 shares of Class B common stock to the stockholders of the Manager, subject to downward adjustment pursuant to the conversion plan, in exchange for purchasing all of their shares in the Manager and to the members of Holdings in exchange for all of their membership interests in Holdings. The aggregate number of shares IMH Financial Corporation stock being issued to the stockholders of the Manager and the members of Holdings to acquire the Manager and Holdings is based upon the Manager’s assessment of the value of the Manager and Holdings based on assets under management, the fees which the Manager is entitled to receive or retain pursuant to the operating agreement, the Manager’s expectations as to the future performance of the Fund and the Manager, and the consideration paid in other internalization transactions. The Manager, on behalf of the members of the Fund, has received a fairness opinion from Sutter Securities Incorporated, or Sutter Securities, that the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). A copy of the fairness opinion is attached as Annex F to this consent solicitation/prospectus. The fairness opinion is subject to various assumptions, qualifications and limitations, and does not constitute a recommendation to members of the Fund in the Conversion Transactions as to how they should vote on the Conversion Transactions. The number of shares being issued to the stockholders of the Manager and the members of Holdings will be further reduced by one share for each $20 of net loss of the Manager and Holdings for the period beginning January 1, 2010 through the date of consummation of the Conversion Transactions. For example, if the net loss of the Manager and Holdings for this period was $1 million, the number of shares issued to the stockholders of the Manager and the members of Holdings would be reduced by 50,000 shares.
Q:	Will the shares of IMH Financial Corporation Class B common stock issued to Messrs. Albers and Meris be subordinated in the event IMH Financial Corporation liquidates without completing an initial public offering or listing?
A:	Unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of liquidation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock issued to Messrs. Albers and Meris until such proceeds exceed $730,383,530.78 (which was the net invested capital of the Fund as of September 30, 2008, the quarter and immediately prior to the suspension of redemptions). Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions.

Q:	Will Messrs. Albers and Meris be subject to any lock-up restrictions beyond those applicable to other holders of IMH Financial Corporation Class B or Class C common stock?
A:	Messrs. Albers and Meris will receive shares of Class B-4 common stock, which will be subject to restrictions on transfer for a period of four years, which will terminate early if at any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions). The net capital value of the Fund was $730,383,530.78 as of September 30, 2008, the quarter end immediately prior to the suspension of redemptions. The additional restrictions on transfer applicable to the shares of Class B-4 common stock will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if an employment agreement approved by the compensation committee of IMH Financial Corporation has been entered into with the holder and such holder is terminated without cause, as this term will be defined in the holder’s employment agreement as approved by the compensation committee of IMH Financial Corporation.
Q:	When will the Conversion Transactions be consummated and what are the conditions to consummating the Conversion Transactions?
A:	The Manager expects the Conversion Transactions will be consummated in the second quarter of 2010. Prior to consummation of the Conversion Transactions, all of the closing conditions set forth in the conversion plan must be satisfied or waived, including, without limitation, the following:
•	approval of the Conversion Transactions and the 2010 Stock Incentive Plan, and adoption of the conversion plan by the requisite vote of the members of the Fund;
•	confirmation that no stop order has been issued, and no proceedings seeking a stop order have been initiated, by the SEC with respect to IMH Financial Corporation’s registration statement on Form S-4 registering the shares of Class B or Class C common stock to be issued in the Conversion Transactions, of which this consent solicitation/prospectus is a part; and
•	receipt of all governmental and third party consents to the Conversion Transactions, except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of IMH Financial Corporation and its subsidiaries taken as a whole.

The Manager reserves the right, in its sole discretion, to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

Q:	What are the material U.S. federal income tax considerations related to the Conversion Transactions?
A:	The Conversion Transactions are intended to qualify, and the Fund expects them to qualify, for nonrecognition treatment under Section 351(a) of the Code. Except as described below under the heading entitled “Material U.S. Federal Income Tax Considerations,” the Conversion Transactions generally should be tax-free to the Holders, except to the extent that a Holder’s share of the Fund’s liabilities

(adjusted to take account of the Conversion Transactions as described more fully below) exceeds the Holder’s tax basis in its interest in its membership units. Please see the section of this consent solicitation/prospectus entitled “Material U.S. Federal Income Tax Considerations” for a more detailed discussion of the tax considerations to you as a result of the Conversion Transactions. You should consult with your own tax adviser for a full understanding of the tax considerations to you of the Conversion Transactions in light of your particular situation.
Q:	Why is the Fund making an election that will result in a member having a lower tax basis in the shares of IMH Financial Corporation received in the Conversion Transactions?
A:	The Fund intends to make an election that will result in a member of the Fund having a lower tax basis in the Class B or Class C common stock that the member receives in connection with the Conversion Transactions than the tax basis the member would have had if the election had not been made. The election will allow IMH Financial Corporation to retain substantial additional tax basis in the assets received in the Conversion Transactions. However, the reduced stock basis for the member will result in increased gain (or reduced loss) upon a later disposition of IMH Financial Corporation common stock by the member. The additional tax basis in the assets of IMH Financial Corporation is expected to reduce the amount of taxable income or gain generated by IMH Financial Corporation with respect to such assets and could also result in tax losses to offset other income or gain generated by IMH Financial Corporation following the consummation of the Conversion Transactions. It is possible that IMH Financial Corporation will not be able to use the expected losses to offset other income or gains.
Q:	What would be the terms of an initial public offering and when do you expect that it would occur?
A:	The exact timing, size and pricing of an initial public offering of IMH Financial Corporation will depend on the regulatory process and market conditions at the time of an initial public offering. If we consider the market to be unfavorable at the time of an initial public offering, we may reduce the size of an initial public offering, delay an initial public offering or cancel it altogether or supplement an initial public offering with other financings, which may include debt. The initial public offering price per share of IMH Financial Corporation common stock will depend upon prevailing market conditions, and negotiations with potential underwriters, however, the Manager expects that the price per share will reflect a discount to the book value per share. The board of directors of IMH Financial Corporation will not be required to determine whether to pursue an initial public offering by any particular date. Accordingly, the actual size of an initial public offering or the actual amount of net proceeds to be raised from any initial public offering, or whether it will be commenced or completed is uncertain.
Q:	How would you use the net proceeds of an initial public offering of the common stock of IMH Financial Corporation?
A:	The Manager expects that IMH Financial Corporation would use the net proceeds of an initial public offering for the acquisition of existing commercial mortgage loans and the investment in real estate related assets, and the origination of new short to medium term commercial mortgage loans. Additionally, a portion of the proceeds would be used to satisfy professional, advisory and consulting fees related to an initial public offering, accumulated real estate taxes and general working capital purposes. We may need a significant amount of time to fully invest the available net proceeds of any initial public offering in our intended investments and to implement fully our strategy to increase the total amount of our investments to our desired level. In addition, as described above, after the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, pay up to 30% of the net proceeds of the initial public offering (up to an aggregate of $50 million) to redeem shares of IMH Financial Corporation Class C common stock. IMH Financial Corporation must determine whether to effect this redemption or not within 30 days of the consummation of an initial public offering.
Q:	What if the board of directors of IMH Financial Corporation determines not to effect an initial public offering?
A:	If the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation. No fractional shares of IMH Financial Corporation common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of IMH Financial Corporation common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of IMH Financial Corporation common stock will be issued to the applicable holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. The remaining shares of Class C common stock would automatically convert into shares of Class B common stock on the following basis: 25% would convert into Class B-1 common stock, 25% would convert into Class B-2 common stock and 50% would convert into Class B-3 common stock. The restrictions on transfer of the shares of Class B-1, B-2, and B-3 common stock will continue for six, nine or 12 months following the 90th day after the board of directors makes the determination not to pursue an initial public offering. Additionally, the Special Dividend will not be payable if we do not consummate an initial public offering.
Q:	What is the current net asset value of my membership units in the Fund?
A:	As of December 31, 2009, the Fund had a net asset value of approximately $321.9 million, 73,038 outstanding membership units, and a net per membership unit asset value of approximately $4,407.
Q:	When will I start receiving dividends or other distributions?
A:	Assuming the consummation of the Conversion Transactions and an initial public offering, IMH Financial Corporation currently intends to pay regular dividends to its stockholders subject to various considerations. The Manager currently anticipates that our initial aggregate annual distributions per share will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors. Additionally, on the twelve-month anniversary of the consummation of the Conversion Transactions, the Manager expects IMH Financial Corporation to pay, subject to the availability of legally distributable funds at that time, the Special Dividend on any shares of Class B common stock that remain outstanding on that date. See the section entitled “Dividend and Distribution Policy.”
Q:	Who may return a consent and what vote is required to approve the Conversion Transactions and adoption of the 2010 IMH Financial Corporation Employee Stock Incentive Plan?
A:	Holders of record of membership units in the Fund at the close of business on May , 2010, may vote in this consent solicitation. The approval of the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan by the holders of membership units in the Fund requires the affirmative vote of the holders of a majority of the issued and outstanding membership units in the Fund entitled to cast votes on the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan. As of May , 2010, the record date for the vote, there were 73,038 membership units in the Fund outstanding and entitled to vote. Each membership unit in the Fund entitles the holder to one vote on the proposals described in this consent solicitation/prospectus.
Q:	How does the Manager of the Fund recommend I vote on the proposals?
A:	The Manager believes that the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan are advisable and in the best interests of the Fund and its members and recommends that you vote “FOR” the approval of the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan. In considering the Manager’s recommendation, please note that in connection with the Conversion Transactions, among other things, the stockholders of the Manager and the members of Holdings will receive shares of Class B-3 or B-4 common stock in IMH Financial Corporation in exchange for their shares of the Manager and their membership interests in Holdings, and, subject to approval by the compensation committee of IMH Financial Corporation, the executive officers of the Manager will enter into employment agreements with IMH Financial Corporation pursuant to which they would be entitled to employment compensation, including potentially equity awards, for services provided as employees of IMH Financial Corporation. Therefore, the interests of the principals of the Manager differ from yours in important ways as discussed under the section entitled “Interests of Certain Persons in the Conversion Transactions.”
Q:	Are members of the Fund entitled to appraisal rights in connection with the Conversion Transactions?
A:	Members of the Fund are not generally entitled to appraisal rights under the Delaware Limited Liability Company Act. The Restated Limited Liability Company Operating Agreement, or operating agreement, provides for contractual appraisal rights if a transaction is deemed a “roll-up” transaction as defined in the operating agreement, but excludes a transaction involving the conversion to corporate form of only the Fund where there is no resulting significant adverse change in the life of the Fund, the voting rights of the members, compensation to the Manager or investment objectives of the Fund. The Manager believes the Conversion Transactions do not constitute a “roll-up” and, accordingly, that you will not be entitled to receive cash in lieu of shares of Class B or Class C common stock as a result of the Conversion Transactions under the operating agreement. The Manager’s basis for concluding that the Conversion Transactions do not constitute a “roll-up” are discussed in more detail under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation — Comparison of Certain Organizational Documents and Provisions of Delaware Law — Appraisal Rights.” The rights of members of the Fund in the event of a “roll-up” are set forth under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation — Comparison of Certain Organizational Documents and Provisions of Delaware Law — Mergers, Share Exchanges and Sales of Assets.” For further information, see the Risk Factor entitled “If the Conversion Transactions were to be deemed a ‘roll-up’ under the Fund’s operating agreement, IMH Financial Corporation may be unable to consummate the Conversion Transactions in a timely manner or at all, and, even if consummated, IMH Financial Corporation may incur ongoing liabilities under the operating agreement that it could not fulfill.”
Q:	How will my consent be counted?
A:	If you complete, sign, date and return your consent, your consent will be voted in accordance with your instructions.

Q:	If my membership units in the Fund are held in “street name” by my broker, will my broker vote my membership units in the Fund for me?
A:	If your membership units in the Fund are held in the name of a broker, bank or other nominee, then you are not the holder of record and you must provide voting instructions to your street name holders by telephone or via the Internet by following the instructions provided by the nominee. You are urged to contact your nominee to confirm the best way to have your voting instruction properly reflected. Alternately, you may obtain a proxy, executed in your favor, from the record holder.
Q:	What do I need to do now?
A:	You should carefully read and consider the information contained in this consent solicitation/prospectus including its Annexes. It contains important information about what the Manager considered in evaluating the Conversion Transactions, including adoption of the conversion plan, and the adoption of the 2010 Stock Incentive Plan and the pursuit of a new business plan.

If you are a holder of record, you should then complete, sign and date your consent and return it in the enclosed envelope as soon as possible and in any event no later than       , 2010, the date which is 30 days after the mailing date of this consent solicitation/prospectus. You may also vote your membership units in the Fund by visiting www.dfking.com/imh. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

If you hold your membership units in the Fund in “street name,” you should provide voting instructions to your street name holders by telephone or via the Internet by following the instructions provided by your broker, bank or other nominee.

Q:	Can I change my vote after I have mailed my signed consent?
A:	Yes. A member of IMH Secured Loan Fund, LLC may generally revoke a returned consent and change its vote until the earlier to occur of (i) the final date for receipt of written consents (including any extensions thereof) and (ii) receipt of a sufficient number of consents to approve the Conversion Transaction and the 2010 Stock Incentive Plan. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a written notice of revocation to IMH Secured Loan Fund, LLC or by delivering a new written consent with a later date. See the section entitled “Voting and Consents” beginning on page 84.
Q:	Whom should I call with questions?
A:	If you have any questions about the consent solicitation or the Conversion Transactions, or you would like additional copies of the consent solicitation/prospectus, or you need assistance with voting your membership units in the Fund, please call D.F. King, our consent solicitor, at 1-800-966-8932.

Q:	Has the Manager rejected the request of any member to inspect books and records of the Fund in connection with the Conversion Transactions?
A:	The Manager has been informed that a member of the Fund has communicated to other members of the Fund that member’s view that the Conversion Transactions are not in the best interests of the members of the Fund and indicated, among other things, the member’s desire to call a meeting of members to seek to amend the operating agreement to expand the authority for members to review books and records of the Fund. The member had previously requested access to books and records beyond those that were publicly available, and the Manager agreed to provide the member with access to appropriate books and records if the member would sign a confidentiality agreement and agree not to trade membership units in the Fund based on any non-public, confidential information that might be provided to the member. The member rejected those requests. The Manager and the Fund continue to take their legal obligations seriously, particularly in the context of the pending registration statement on Form S-4 of which this consent solicitation/prospectus forms a part, and do not intend to selectively disclose information in violation of federal securities laws, their duties under Delaware law or the operating agreement of the Fund.

For some time, this member has been suggesting to the Fund, the Manager and its employees that the member would send a letter to all Fund members soliciting members to vote against the Conversion Transactions described in the Form S-4 unless the Fund, the Manager or its employees either (i) bought out the entire investment in the Fund of the member and his family at his family’s original invested capital plus interest, or (ii) made a loan to the member equal to the member’s original invested capital plus interest that the member would never have to repay. The member was advised that the Manager would not treat him preferentially relative to other members of the Fund and that it would not engage in any transactions that were unlawful and could not be fully disclosed to the members of the Fund. The member has also objected to other aspects of the Conversion Transactions, the Manager’s performance under the operating agreement and the Manager’s management of the Fund.

This member has sent letters to various regulatory agencies complaining about the contents of this consent solicitation/prospectus. As yet, to the knowledge of the Manager, this member has not taken any other legal action, however, it is possible he may do so in the future. The Manager has strongly objected to this member’s negative characterization of the Manager’s performance as the Manager of the Fund.

SUMMARY

This summary highlights selected information contained in this consent solicitation/prospectus and may not contain all of the information that is important to you. You should carefully read this entire consent solicitation/prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, and the other documents to which this consent solicitation/prospectus refers in order to understand in greater detail the Conversion Transactions proposal. In particular, you should read the Annexes attached to this consent solicitation/prospectus, including the conversion plan, which is attached hereto as Annex A. You also should read the form of articles of incorporation of IMH Financial Corporation, which are attached hereto as Annex B, because this document governs many of your rights as a holder of common stock in IMH Financial Corporation following the consummation of the Conversion Transactions. References to “our investments” are to the commercial real estate mortgage loans that we originate or acquire; or to other real estate investments which we may own from time to time, all of which we intend to sell for a gain in the ordinary course of business.

The information contained in this consent solicitation/prospectus, unless otherwise indicated, assumes the Conversion Transactions and all the transactions related thereto will occur. Unless specified otherwise, when used in this consent solicitation/prospectus, (i) the term “Fund” refers to IMH Secured Loan Fund, LLC prior to the consummation of the Conversion Transactions, and (ii) the terms “we,” “our” and “us” refer to the Fund and its subsidiaries with respect to the period prior to the consummation of the Conversion Transactions, and IMH Financial Corporation and its subsidiaries with respect to the period after the consummation of the Conversion Transactions.

General

Investors Mortgage Holdings Inc., the Manager of the Fund, has approved a plan to internalize the management of the Fund, currently a Delaware limited liability company, by converting the Fund into a Delaware corporation through the following steps referred to as the Conversion Transactions:

•	the conversion of the Fund into a Delaware corporation named IMH Financial Corporation, pursuant to which each membership unit you hold in the Fund will be exchanged, at your election, for 220.3419 shares of Class B common stock or Class C common stock of IMH Financial Corporation, or some combination thereof; and
•	the acquisition, by IMH Financial Corporation, of all of the outstanding shares of the Manager and all of the outstanding membership interests in Holdings, in exchange for an aggregate of 895,750 shares of Class B-3 and B-4 common stock in IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan (a portion of which will be issued to holders of outstanding stock appreciation rights of the Manager in exchange for cancellation of those rights), as a result of which the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation;

In connection with the Conversion Transactions, the Manager anticipates that IMH Financial Corporation anticipates that it will appoint a seven person board of directors, including the two existing directors of the Manager, and as soon as practicable after the consummation of the Conversion Transactions and in connection with an initial public offering, five new directors considered independent under the rules of the New York Stock Exchange, or NYSE, and the Securities and Exchange Commission, or SEC. The executive officers of the Manager immediately prior to the consummation of the Conversion Transactions will become the executive officers of IMH Financial Corporation immediately after the consummation of the Conversion Transactions. Following consummation of the Conversion Transactions, the Manager expects IMH Financial Corporation to implement the 2010 Stock Incentive Plan.

Upon the consummation of the Conversion Transactions, we expect there will be no established public trading market for IMH Financial Corporation common stock. Subject to then prevailing market conditions and regulatory review, we plan to conduct an initial public offering of common stock and we contemplate that the shares of common stock of IMH Financial Corporation will become publicly traded on the New York Stock Exchange, or NYSE. We do not plan to list the shares of the Class B or Class C common stock on any securities exchange or include the shares of Class B or Class C common stock in any automated quotation system, and no trading market for the shares of these classes of common stock is expected to develop. Consummation of an initial public offering or listing on the NYSE is not a condition to the consummation of the Conversion Transactions.

The Manager reserves the right to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

We estimate that one-time transaction costs incurred or to be incurred in connection with the Conversion Transactions will be approximately           .

Our Company

We are a commercial real estate lender based in the southwest United States with over 12 years of experience in many facets of the real estate investment process, including origination, underwriting, documentation, servicing, construction, enforcement and collection, development, marketing and disposition. We focus on a niche segment of the real estate market that we believe is underserved by community, regional and national banks: high yield, short-term, senior secured commercial real estate mortgage loans. The intense level of underwriting analysis required in this segment of the market necessitates personnel and expertise that many small community banks lack, yet the requisite localized market knowledge of the underwriting process and the size of the loans we seek often precludes the regional and national banks from efficiently entering this market.

IMH Secured Loan Fund, LLC

The Fund was organized in Delaware in May 2003 to originate, acquire and manage commercial real estate mortgage loan investments, consisting primarily of short-term commercial mortgage loans collateralized by first mortgages on real property, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment and resale or disposing of real property acquired through foreclosure or other means. On October 1, 2008, as a result of the unprecedented disruptions in the general real estate and related markets and the rapid decline in the global and U.S. economies in recent periods, the Manager, among other things, ceased originating and funding new commercial real estate mortgage loans for the Fund’s portfolio. The Manager now believes that attractive opportunities are emerging from the repricing of commercial mortgage loans resulting from the current economic downturn and corresponding credit crisis. The Manager expects IMH Financial Corporation to pursue these emerging opportunities upon the consummation of the Conversion Transactions. The Fund also has existing wholly-owned subsidiaries that hold real estate acquired through foreclosure.

Upon the consummation of the Conversion Transactions, we will become IMH Financial Corporation and be an internally managed real estate finance company formed through the acquisition of the Manager and Holdings by IMH Financial Corporation.

Investors Mortgage Holdings Inc.

The Manager was incorporated in the State of Arizona in June 1997 as a licensed mortgage broker, and in 2009 became licensed as a mortgage banker by the State of Arizona. Prior to the consummation of the Conversion Transactions, we paid management fees to the Manager to serve as the Fund’s external manager and the Manager was also entitled to receive 100% of all origination fees and points associated with the origination of new mortgage loans and the modification or extension of existing mortgage loans, as well as 25% of all penalty fees and gains pertaining to the portfolio assets. The Manager is responsible for managing every aspect of the Fund’s operations, including identifying and funding new commercial mortgage loans, evaluating and acquiring commercial mortgage loans held by third parties, and periodically analyzing the composition of the Fund’s portfolio. The current directors of the Manager are Shane Albers and William Meris. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. The Manager does not manage any other private or public funds similar to the Fund, however, the principals of the Manager manage the SWI Fund through a wholly-owned subsidiary of Holdings, as described below. After the consummation of the Conversion Transactions, IMH Financial Corporation will assume the duties previously performed by the Manager, and the Fund will no longer pay management fees to the Manager.

IMH Holdings, LLC

IMH Holdings, LLC, or Holdings, is an Arizona limited liability company organized in 2008. Holdings is a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides the Fund and affiliates of the Manager with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, is engaged in a variety of real estate and real estate-related activities, including, among others, acting as the manager for the Strategic Wealth & Income Fund, LLC, or the SWI Fund. The SWI Fund is a Delaware limited liability company with investment strategies and objectives substantially similar to ours, who seeks to generate attractive risk-adjusted returns by making privately negotiated, high yielding, real estate-based investments. At April 30, 2010, the SWI Fund had $11.5 million under management. In order to mitigate potential conflicts of interest between us and the SWI Fund, upon the consummation of an initial public offering of IMH Financial Corporation common stock, SWIM will cease raising capital on behalf of the SWI Fund. Thereafter, the SWI Fund expects to continue to purchase and originate, in the ordinary course, commercial mortgage loans, individually or in pools, at a discount to par, and originate commercial mortgage loans collateralized by real property in the United States. The independent members of the board of directors of IMH Financial Corporation (or a subcommittee) will decide, in its sole discretion, whether prospective asset acquisitions or origination opportunities that are suitable for both IMH Financial Corporation and the SWI Fund will be acquired or originated by IMH Financial Corporation or the SWI Fund. These decisions are expected to be based upon various factors established by the independent members of the board of directors of IMH Financial Corporation from time to time and may include factors such as the following:

•	whether the investments fall within our investment objectives, policies and strategies and/or those of the SWI Fund;
•	whether we have, and/or the SWI Fund has sufficient cash and purchasing power;
•	whether the terms of any necessary financing are appropriate for us and/or the SWI Fund;
•	whether the investment satisfies our portfolio needs and/or those of the SWI Fund;

•	whether the investment’s liquidity meets our cash flow requirements and/or those of the SWI Fund;
•	whether a similar type of investment (i.e., a geographic location, size of loan, quality of borrower, quality of guarantor, loan to value criteria, risk profile or type of collateral, among other factors) has recently been allocated to us and/or the SWI Fund;
•	whether the investment meets regulatory or legal requirements applicable to us or the SWI Fund; and
•	what impact the investment has on our portfolio diversification, and/or that of the SWI Fund.

SWIM, which will become a wholly-owned indirect subsidiary of IMH Financial Corporation following the consummation of the Conversion Transactions, holds less than 1% of the equity in the SWI Fund. However, SWIM is entitled to (i) an organization fee of 0.5% of all equity and debt capital raised by the SWI Fund, (ii) a monthly asset management fee equal to 1.75% of the cost basis of the aggregate assets of the SWI Fund, determined on a month-end basis, divided by twelve, less half of the origination fees received by SWIM (or, beginning in 2013, if greater, the average monthly asset management fee paid over the preceding 12 months), (iii) origination fees, (iv) acquisition fees equal to up to 2.0% of the acquisition price of certain eligible investments, less origination fees, (v) 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, and (vi) 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity. Following the consummation of the Conversion Transactions, the SWI Fund will remain independent of us but the benefits of managing the SWI Fund will inure to us.

Structure of the Conversion Transactions

In order to help you better understand the Conversion Transactions and how they will affect the Fund, the Manager and IMH Holdings, LLC, the charts below illustrate, in summary form (i) the organizational structure of the Fund, Investors Mortgage Holdings Inc., and IMH Holdings, LLC, immediately before the consummation of the Conversion Transactions and; (ii) the organizational structure of IMH Financial Corporation and its subsidiaries, immediately after the consummation of the Conversion Transactions and certain other related transactions.

Note: Dotted lines in the charts below denote a management agreement. Solid lines denote equity ownership.

Structure BEFORE the consummation of the Conversion Transactions

*	The Manager acts as the manager of the Fund, but holds no equity interest in the Fund. IMH Management Services, LLC provides the Fund and affiliates of the Manager with human resources and administrative services, including employee services.
**	SWIM acts as the manager of the SWI Fund, but holds less than a 1% equity interest in the SWI Fund.
***	Also holds various wholly-owned subsidiaries.

Structure AFTER the consummation of the Conversion Transactions

*	SWIM acts as the manager of the SWI Fund, but holds less than a 1% equity interest in the SWI Fund.
**	Also holds various wholly-owned subsidiaries.

Board of Directors of IMH Financial Corporation; Manager of IMH Financial Corporation

We expect that the two existing directors of Investors Mortgage Holdings Inc., the Manager of the Fund, in addition to five newly-appointed directors who we expect will be considered independent under NYSE and SEC rules, will comprise the board of directors of IMH Financial Corporation after the consummation of the Conversion Transactions. For further information, see the section entitled “Our Directors.”

Recommendation of the Manager

The Manager has approved the Conversion Transactions, the conversion plan and the adoption of the 2010 Stock Incentive Plan, and determined that the Conversion Transactions, the conversion plan and the adoption of the 2010 Stock Incentive Plan are advisable and in the best interests of the Fund and its members, and recommends that you vote “FOR” the approval of the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan. In the Conversion Transactions, the principals of the Manager and

Holdings will be receiving shares of Class B-3 or Class B-4 common stock in IMH Financial Corporation in exchange for their shares of the Manager and their membership interests in Holdings, and entering into new compensation agreements with IMH Financial Corporation. Accordingly, their interests may differ from yours as discussed under the section entitled “Interests of Certain Persons in the Conversion Transactions.”

Interests of Certain Persons in the Conversion Transactions (See page 105)

In considering the recommendation of the Manager to vote for the approval of the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan, you should be aware that some of the Manager’s directors and executive officers have interests in the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan that are different from, and in addition to, the interests of other holders of membership units in the Fund.

Ownership by Affiliates and Officers of the Manager.  The Manager does not own any of the outstanding membership units in the Fund. However, Shane Albers, the chief executive officer of the Manager and a member of Holdings, owns 67.5% of the outstanding common stock of the Manager, William Meris, the president of the Manager and a member of Holdings, owns 22.5% of the outstanding common stock of the Manager, Steven Darak, the chief financial officer of the Manager and a member of Holdings, owns 5% of the outstanding common stock of the Manager, and two other senior employees of a subsidiary of Holdings each own 2.5% of the outstanding common stock of the Manager. Currently, Mr. Albers and Mr. Meris hold 67.5% and 22.5% of the outstanding membership interests of Holdings, respectively, Mr. Darak owns 5% of the membership interests of Holdings, and two other senior employees of a subsidiary of Holdings each own 2.5% of the membership interests of Holdings.

As of the date of this consent solicitation/prospectus, Mr. Albers, Mr. Meris and Mr. Darak, and the executive officers of the Manager as a group, beneficially own, individually and in the aggregate, less than 1% of the outstanding membership units in the Fund. Following the consummation of the Conversion Transactions, however, Mr. Albers, Mr. Meris and Mr. Darak, and the executive officers as a group, are expected to receive 396,517, 394,045, 50,286 and 840,848 shares of Class B common stock, respectively, subject to downward adjustment pursuant to the conversion plan (which amounts also include shares received in exchange for membership units in the Fund owned by Messrs. Albers and Meris, respectively), and to beneficially own approximately 2.3%, 2.3%, 0.3%, and 4.9%, respectively, of the voting common stock of IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan. Mr. Albers and Mr. Meris will receive shares of IMH Financial Corporation Class B-4 common stock in exchange for their equity interests in the Manager and Holdings, which will be subject to transfer restrictions that expire on the four-year anniversary of the consummation of the Conversion Transactions. The transfer restrictions on the Class B-4 common stock will terminate if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The transfer restrictions on the Class B-4 common stock will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of

Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by the compensation committee of IMH Financial Corporation. Unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of the liquidation of IMH Financial Corporation, the shares of Class B-4 common stock held by Mr. Albers and Mr. Meris will not participate in any portion of the proceeds from the liquidation until those proceeds exceed $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions. Additionally, in connection with the Conversion Transactions, each of Messrs. Albers, Meris and Darak will enter into employment agreements with IMH Financial Corporation, subject to approval by the compensation committee of IMH Financial Corporation. The Manager, on behalf of the members of the Fund, has engaged Sutter Securities Incorporated, or Sutter Securities, to provide an opinion as to whether, as of the date thereof and based upon and subject to certain procedures, assumptions, qualifications and limitations the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). The fairness opinion, attached as Annex F to this consent solicitation/prospectus, does not constitute a recommendation to members of the Fund as to how they should vote on the Conversion Transactions. For purposes of computing the percentage of shares of IMH Financial Corporation to be beneficially owned by any person or persons on a fully diluted basis immediately following the consummation of the Conversion Transactions, we have based that calculation on the membership units in the Fund outstanding as of May 10, 2010.

2010 Stock Incentive Plan.  Subject to approval by its compensation committee, IMH Financial Corporation will enter into employment agreements with its executive officers. It is also anticipated that IMH Financial Corporation will adopt the 2010 Stock Incentive Plan, which is expected to benefit its employees, including the executive officers and directors. The amount, structure and vesting requirements applicable to any awards to be granted under the 2010 Stock Incentive Plan will be determined by our Compensation Committee (or the board of directors of IMH Financial Corporation) following the consummation of the Conversion Transactions.

Indemnification.  IMH Financial Corporation will enter into indemnification agreements with its directors and officers.

Conversion Plan.  The conversion plan provides limited representations and warranties made by each of the Manager, Holdings and their respective stockholders and members, and does not provide indemnification rights in favor of the Fund or the members of the Fund in the event of any inaccuracy in, or breach of, those representations and warranties.

Operating Agreement.  In connection with the Conversion Transactions, the operating agreement between the Fund and Investors Mortgage Holdings Inc. will be terminated and IMH Financial Corporation will be governed by a board of directors, as provided by IMH Financial Corporation’s certificate of incorporation, attached to this consent solicitation/prospectus as Annex B. The directors and executive officers of the Manager will become the initial directors and executive officers of IMH Financial Corporation.

As a result of the conflicts of interests described above, certain of the directors and officers of the Manager may be more likely to recommend approval of the Conversion Transactions by the Manager than the members of the Fund generally.

Special Dividend (See page 264)

We intend to pay holders of Class B common stock of IMH Financial Corporation a one-time dividend equal to $0.95 per share of Class B common stock outstanding on the twelve-month anniversary of the consummation of an initial public offering, subject to the availability of legally distributable funds at that time. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of an initial public offering. We do not intend to pay the Special Dividend, if any, from the net proceeds of an initial public offering. Rather, we intend to use the net proceeds of an initial public offering to make investments that will position us to make future distributions. The Special Dividend will not be payable if we do not consummate an initial public offering.

Proposed Initial Public Offering of IMH Financial Corporation Common Stock Following the Consummation of the Conversion Transactions

After consummation of the Conversion Transactions, IMH Financial Corporation contemplates undertaking an initial public offering of IMH Financial Corporation common stock. We expect that we would use the net proceeds from an initial public offering to pursue our investment strategies and for working capital purposes. We may also choose to use some of the net proceeds from an initial public offering to redeem some or all of the shares of Class C common stock outstanding immediately following the consummation of an initial public offering.

Distribution Policy Following the Consummation of the Conversion Transactions and Proposed Initial Public Offering (See page 115)

During the quarter ended June 30, 2009, the Fund suspended distributions to its members. If the Conversion Transactions are consummated as contemplated and IMH Financial Corporation raises additional capital in an initial public offering, IMH Financial Corporation will seek to provide dividends to its stockholders subject to various considerations and qualifications, including, without limitation, liquidity requirements, IMH Financial Corporation’s distribution yield relative to its peers, and other relevant factors identified and considered by the board of directors of IMH Financial Corporation from time to time. In particular, our ability to pay dividends in the future will be subject to using the net proceeds from an initial public offering or other financing to resume the pursuit of new investments, which may require a significant amount of time, and the disposition of existing and future investments on sufficiently attractive terms to generate liquidity for IMH Financial Corporation. We intend to target making annual distributions per share generally comparable to historical amounts paid by the Fund prior to the suspension of such distributions during the quarter ended June 30, 2009, although we may not be in a position to pay dividends at those levels or at all. All future distributions will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors.

NYSE Listing

If we pursue an initial public offering as contemplated, we expect that shares of IMH Financial Corporation common stock will be listed and traded on the NYSE upon consummation of the offering. We may or may not decide to pursue NYSE listing if we do not consummate an initial public offering. We do not plan to list the Class B, Class C or Class D common stock on any securities exchange or include the shares of Class B, Class C or Class D common stock in any automated quotation system, and no trading market for Class B, Class C, or Class D common stock is expected to develop. The membership units in the Fund are not currently publicly traded.

Redemption of Class C Common Stock in Connection with an Initial Public Offering

After the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to 30% of the net proceeds of the initial public offering (up to an aggregate of $50 million) to effect a pro rata redemption of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in an initial public offering; all shares of Class C common stock that are not so redeemed will automatically be converted into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock; 25% will convert into shares of Class B-2 common stock; and 50% will convert into shares of Class B-3 common stock. No fractional shares of Class B common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. IMH Financial Corporation must determine whether to effect this redemption or not within 30 days of the consummation of an initial public offering.

Exchange of Class C Common Stock for Common Stock if the Board of Directors Determines Not to Pursue an Initial Public Offering

If the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, beginning 90 days after that determination, redeem up to 20% of the outstanding shares of Class C common stock for shares of IMH Financial Corporation common stock, with the remaining shares of Class C common stock automatically converting into shares of Class B common stock.

Material U.S. Federal Income Tax Consequences of the Conversion Transactions and of Holding IMH Financial Corporation Common Stock (See page 301)

Please see the section entitled “Material U.S. Federal Income Tax Considerations.” You should consult your own tax adviser for a full understanding of the tax considerations to you of the Conversion Transactions and of holding Class B or Class C shares of IMH Financial Corporation common stock in light of your particular situation.

Section 362(e) Tax Election (See page 301)

Under Section 362(e) of the Internal Revenue Code of 1986, as amended, or the Code, if the aggregate fair market value of the assets transferred to IMH Financial Corporation as a result of the Conversion Transactions is less than their aggregate tax basis at the time of the transfer, IMH Financial Corporation would generally be required to reduce its basis in those assets to their fair market value. In order to avoid this result, the Fund intends to make an election under Section 362(e) to reduce the tax basis of the shares of Class B or Class C shares deemed to be received by the Fund in the transaction (instead of reducing the corresponding portion of the basis of the assets of IMH Financial Corporation). This election will result in a member of the Fund having a lower tax basis in the Class B or Class C shares the member receives in connection with the Conversion Transactions than the tax basis the member would have had if the election had not been made. The election will allow IMH Financial Corporation to retain substantial additional tax basis in the assets received in the Conversion Transactions. However, the reduced stock basis will result in increased gain (or reduced loss) upon a later disposition of IMH Financial Corporation common stock by the member. The additional tax basis in the assets of IMH Financial Corporation is expected to reduce the amount of taxable income or gain generated by IMH Financial Corporation with respect to such assets and could also result in tax losses to offset other income or gain generated by IMH Financial Corporation following the consummation of the Conversion Transactions. It is possible that IMH Financial Corporation will not be able to use the expected losses to offset other income or gains.

Members Entitled to Vote

The Manager has fixed the close of business on May , 2010, as the record date for the determination of the members of the Fund entitled to receive notice of, and to vote in, the consent solicitation. As of May , 2010, there were 73,038 membership units in the Fund outstanding and entitled to vote and 4,735 holders of membership units in the Fund of record. At the close of business on the record date, the directors and executive officers of the Manager as a group owned and were entitled to vote less than 1% of the outstanding voting power of the Fund. All of the directors and executive officers of the Manager that are entitled to vote have indicated that they currently intend to vote their membership units in the Fund in favor of approving the Conversion Transactions.

Members of the Fund may vote to approve the Conversion Transactions and 2010 Stock Incentive Plan on or before           , 2010, the final date for receipt of written consents. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

Votes Required to Approve the Conversion Transactions and the Adoption of the 2010 Stock Incentive Plan.

The affirmative vote of a majority of the outstanding membership units in the Fund entitled to cast votes on the Conversion Transactions is required to approve the Conversion Transactions and to approve adoption of the 2010 Stock Incentive Plan. The directors and executive officers of the Manager and their affiliates collectively hold less than 1% of the membership units in the Fund entitled to cast votes on the Conversion Transactions and the 2010 Stock Incentive Plan.

No Appraisal Rights

Members of the Fund are not generally entitled to appraisal rights under the Delaware Limited Liability Company Act. The Restated Limited Liability Company Operating Agreement, or operating agreement, provides for contractual appraisal rights if a transaction is deemed a “roll-up” transaction as defined in the operating agreement, but excludes a transaction involving the conversion to corporate form of only the Fund where there is no resulting significant adverse change in the life of the Fund, the voting rights of the members, compensation to the Manager or investment objectives of the Fund. The Manager believes the Conversion Transactions do not constitute a “roll-up” and that you will accordingly not be entitled to receive cash in lieu of shares of Class B or Class C common stock as a result of the Conversion Transactions under the operating agreement. The Manager’s basis for concluding that the Conversion Transactions do not constitute a “roll-up” are discussed in more detail under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation — Comparison of Certain Organizational Documents and Provisions of Delaware Law — Appraisal Rights.” The rights of members of the Fund in the event of a “roll-up” are set forth under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation — Comparison of Certain Organizational

Documents and Provisions of Delaware Law — Mergers, Share Exchanges and Sales of Assets.” For further information, see the Risk Factor entitled “If the Conversion Transactions were to be deemed a ‘roll-up’ under the Fund’s operating agreement, IMH Financial Corporation may be unable to consummate the Conversion Transactions in a timely manner or at all, and, even if consummated, IMH Financial Corporation may incur ongoing liabilities under the operating agreement that it could not fulfill.” However, by providing members of the Fund with the ability to elect to receive shares of Class C common stock, the Manager has sought to structure the Conversion Transactions in a manner to provide members seeking liquidity with a means of doing so, subject to the limitations on redemption of the shares of Class C common stock when liquidity is achieved through an initial public offering.

Regulatory Approvals

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Conversion Transactions pursuant to the conversion plan, other than compliance with applicable federal and state securities laws, the filing of the certificate of incorporation as required under the Delaware General Corporation Law, or DGCL, and various state governmental authorizations, including those pertaining to a change of ownership of the Manager with regards to the Manager’s mortgage banking license in the State of Arizona and Investors Mortgage Holdings California, Inc.’s mortgage broker’s license in the State of California.

The Manager’s mortgage banking license in the State of Arizona is not transferrable and control of a license may not be acquired, through a merger or conversion agreement or otherwise, without the prior written consent of the Department of Financial Institutions of the State of Arizona. We have filed an application to seek approval from the Department of Financial Institutions to effect a change of ownership of the Manager with regards to the Manager’s mortgage banking license. We expect to receive that approval prior to the consummation of the Conversion Transactions.

Investors Mortgage Holdings California, Inc.’s real estate broker’s license in the State of California is not transferrable without the prior approval of the Department of the Real Estate of the State of California. Prior to the consummation of the Conversion Transactions, we intend to file the required application to notify the Department of Real Estate of the contemplated change of control of the Manager pursuant to the Conversion Transactions.

Comparison of Rights of Holders of Membership Units in the Fund and Stockholders of IMH Financial Corporation (See page 271)

The rights of IMH Financial Corporation’s stockholders under the Delaware General Corporation Law will be different from the rights of holders of membership units in the Fund under the Delaware Limited Liability Company Act. There will be additional differences in the rights of IMH Financial Corporation’s stockholders and holders of membership units in the Fund under the provisions of the organizational documents of each company. For example, the Fund is not required to hold annual meetings and members can remove the Manager but cannot elect or remove directors of the Manager. By contrast, IMH Financial Corporation is required to hold annual meetings at which directors are elected by stockholders.

Comparison of Rights of the Holders of Common Stock, Class B Common Stock and Class C Common Stock of IMH Financial Corporation (See page 260)

IMH Financial Corporation common stock, which we anticipate would be the security we would issue in an initial public offering, is expected to be freely transferable, subject to any restrictions on transfer imposed by applicable securities laws, and, in general, would not be convertible pursuant to their terms into any other security of IMH Financial Corporation. By contrast, the shares of Class B and Class C common stock to be issued to the members of the Fund, stockholders of the Manager and the members of Holdings as consideration in the Conversion Transactions are subject to various redemption, conversion and transfer restrictions, and the shares of Class B common stock are entitled to payment of a Special Dividend under certain circumstances. The rights, preferences and privileges of the shares of Class B and Class C common stock are otherwise substantially identical to the shares of IMH Financial Corporation common stock.

Recent Developments

Neither the Fund nor the Manager has prepared its respective unaudited financial statements for the quarter ended March 31, 2010, therefore, financial results for that period are not available as of the date of this consent solicitation/prospectus. Recent developments since December 31, 2009 include the following:

•	the Manager elected to modify two loans with principal balances totaling $8.36 million and with no remaining funding commitments; neither of these loans was impaired or had any allowance for credit loss attributable to the loans as of December 31, 2010 or March 31, 2010, although one such loan was past it scheduled maturity;
•	the Fund, through wholly owned subsidiaries, secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned assets, and working capital needs, as follows: (i) a $9.5 million loan bearing interest at 12% per annum with an initial maturity of March 2011 extendable for two additional six month periods, and secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $23.1 million and an assignment of rents and tenant notes receivable derived from the property; and (ii) a $3.0 million loan bearing interest at 12% per annum, with a maturity date of February 2012, and secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $2.8 million and a Fund loan with a current carrying value of $7.2 million;
•	the Manager’s line of credit with a bank, which had a total borrowing capacity of $2.52 million as of December 31, 2009 and is secured by portfolio loan, was extended to May 31, 2010 from its April 1 due date, subject to a reduced borrowing capacity of $827,000;
•	the Fund completed foreclosure on five loans (with an aggregate principal balance of $22.7 million) of the 25 loans upon which the Manager was exercising lender’s remedies as of December 31, 2009, and the Manager expects to complete the foreclosure process on the balance of such loans in the second and third quarters of the year ending December 31, 2010.
•	the Fund entered into a purchase and sale agreement to sell one of its multifamily residential projects for approximately $4.5 million, an amount in excess of our carrying value, which such sale the Manager expects to close in the second quarter of the year ending December 31, 2010, although such closing cannot be assured; and
•	the Manager anticipates that the Manager and Holdings will realize a loss for the period beginning January 1, 2010 and ending on the date of consummation of the Conversion Transactions, which is expected to occur prior the end of the second quarter if the Conversion Transactions are consummated. Pursuant to the terms of the conversion plan attached hereto as Annex A, the number of shares of Class B common stock to be issued to the stockholders of the Manager and members of Holdings is to be reduced by one share for each $20 of net loss. For example, if the net loss for the Manager and Holdings is $1.0 million for the period ended on the date of consummation of the Conversion Transactions, the shares issued to the stockholders of the Manager and members of Holdings would be reduced by 50,000 shares of Class B common stock.

SELECTED HISTORICAL FINANCIAL DATA

IMH Secured Loan Fund, LLC Selected Historical Financial Information

The tables that follow set forth certain financial data of the Fund. The summary financial data are derived from our audited and unaudited consolidated financial statements and other financial records.

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands, except per unit data)
Summary balance sheet items
Cash and cash equivalents	$12,089	$12,159	$73,604	$23,815	$963
Mortgage loan principal outstanding	$92,945	$258,615	$510,797	$613,854	$544,448
Allowance for credit losses	$—	$—	$(1,900)	$(300,310)	$(330,428)
Mortgage loans, net	$92,945	$258,615	$508,897	$313,544	$214,020
Real estate owned	$—	$—	$—	$62,781	$92,149
Total assets	$105,981	$273,374	$590,559	$414,804	$337,796
Total liabilities	$8,145	$13,193	$13,726	$6,753	$15,928
Retained earnings (accumulated deficit)	$852	$1,426	$49	$(322,332)	$(408,515)
Members’ capital, net of redemptions	$96,983	$258,754	$576,784	$730,383	$730,383
Total owners' equity	$97,835	$260,181	$576,833	$408,051	$321,868
Summary income statement
Mortgage loan interest	$7,846	$20,547	$47,929	$65,497	$21,339
Total revenue	$7,961	$21,145	$49,763	$67,420	$22,522
Operating expenses	$166	$430	$968	$2,454	$9,433
Provision for credit losses	—	—	1,900	296,000	79,299
Impairment charge for assets acquired through foreclosure	—	—	—	27,175	8,000
Total expenses	$542	$1,043	$4,088	$325,707	$96,999
Net earnings (loss)	$7,419	$20,102	$45,675	$(258,287)	$(74,477)
Member Related items
Number of member accounts	491	1,376	3,472	4,735	4,772
Average Member account balance	$199	$189	$166	$86	$67
Member investments (excluding reinvestments)	$68,661	$176,101	$349,523	$250,871	$0
Member distributions reinvested	$4,303	$12,307	$26,165	$23,191	$0
Distributions to members (including distributions reinvested)	$6,651	$19,379	$46,920	$64,051	$11,706
% of total distributions reinvested	58.00%	63.51%	55.77%	36.21%	N/A
Redemptions	$6,471	$26,786	$57,790	$120,506	$0
Redemptions as % of new investment (including reinvestments)	8.87%	14.22%	15.38%	43.97%	N/A
Book value per member unit	$10,088.21	$10,055.29	$10,000.93	$5,586.93	$4,406.86
Net distributions to Members per weighted average membership units	$1,086.04	$1,146.38	$1,102.72	$951.27	$160.27
Net earnings (loss) per weighted average member unit	$1,211.50	$1,189.12	$1,073.47	$(3,835.96)	$(1,019.70)
Earnings (loss) from continuing operations per weighted average member unit	$1,211.50	$1,189.12	$1,118.13	$963.70	$175.55
Loan Related items
Note balances originated	$139,354	$266,101	$428,777	$329,952	$47,557
Number of notes originated	48	37	38	23	3
Average note balance originated	$2,903	$7,192	$11,284	$14,346	$15,852
Number of loans outstanding	41	44	61	62	55
Average loan carrying value	$2,267	$5,878	$8,343	$5,057	$3,891
% of portfolio principal – fixed interest rate	84.4%	69.0%	30.3%	31.3%	50.4%
Weighted average interest rate – fixed	12.56%	12.26%	12.26%	11.71%	9.8%
% of portfolio principal – variable interest rate	15.6%	31%	69.6%	68.7%	49.6%
Weighted average interest rate – variable	11.64%	12.49%	12.52%	12.39%	12.9%

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Principal balance % by state:
Arizona	82%	57.9%	44.8%	47.9%	55.5%
California	19%	37.4%	33.7%	28.9%	28.3%
Texas	—%	4.4%	6.3%	9.1%	3.2%
Idaho	—%	—%	9.6%	8.1%	5.0%
Other	—%	0.3%	5.6%	6%	8.0%
Total	100%	100%	100%	100%	100%
Credit Quality
Extension fees included in mortgage loan principal	$475	$2,160	$6,204	$10,895	$17,934
Interest payments over 30 days delinquent	$—	$—	$2,741	$1,134	$7,530
Loans past scheduled maturity	—	3	15	24	34
Principal balance of loans past scheduled maturity	$—	$13,901	$133,532	$210,198	$347,135
Number of loans in non accrual status	—	—	10	11	46
Carrying value of loans in non accrual status	$—	$—	$73,346	$95,624	$192,334
Allowance for credit losses	$—	$—	$(1,900)	$(300,310)	$(330,428)
Allowance for credit losses as % of loan principal outstanding	0%	0%	0.4%	48.9%	60.7%

	As of December 31,
	2007	2008	2009
	(in thousands)
Average Balance Sheets
Cash and cash equivalents	$45,199	$78,379	$7,719
Mortgage loan principal outstanding	392,457	551,174	584,551
Allowance for credit losses	(380)	(70,290)	(306,712)
Mortgage loans, net	392,077	480,884	277,840
Real estate owned, net	—	45,055	79,292
Other assets	4,810	10,808	18,884
Total assets	$442,086	$615,126	$383,735
Total liabilities	16,901	21,184	9,517
Total owners’ equity	425,185	593,942	374,218
Total liabilities and owners’ equity	$442,086	$615,126	$383,735

	As of and for the Years Ended December 31,
	2007	2008	2009
Analysis of Mortgage Loan Interest by Loan Classification
Pre-entitled Land:
Held for Investment	$62	$780	$60
Processing Entitlements	21,443	20,145	6,977
Entitled Land:
Held for Investment	10,299	14,262	2,385
Infrastructure under Construction	4,792	5,586	2,163
Improved and Held for vertical Construction	1,574	5,656	1,384
Construction and Existing Structures:
New Structure – Construction in process	7,841	10,976	1,058
Existing Structure Held for Investment	1,848	2,825	1,201
Existing Structure – Improvements	70	5,267	6,111
Mortgage Loan Interest and Fees	$47,929	$65,497	$21,339
Average Mortgage Loan Balances by Loan Classification
Pre-entitled Land:
Held for Investment	$559	$5,673	$12,478
Processing Entitlements	180,643	198,886	193,261
Entitled Land:
Held for Investment	80,120	117,468	116,521
Infrastructure under Construction	38,695	59,192	66,399
Improved and Held for vertical Construction	17,109	43,208	47,909
Construction and Existing Structures:
New Structure – Construction in process	59,179	52,480	40,329
Existing Structure Held for Investment	15,672	26,839	26,394
Existing Structure – Improvements	480	47,428	81,260
Totals	$392,457	$551,174	$584,551

	As of and for the Years Ended December 31,
	2007	2008	2009
Average Interest Rate by Loan Classification
Pre-entitled Land:
Held for Investment	12.2%	12.0%	10.8%
Processing Entitlements	12.5%	11.5%	9.6%
Entitled Land:
Held for Investment	12.1%	12.2%	12.4%
Infrastructure under Construction	12.9%	12.2%	11.0%
Improved and Held for vertical Construction	12.2%	11.8%	12.1%
Construction and Existing Structures:
New Structure – Construction in process	12.1%	12.3%	11.5%
Existing Structure Held for Investment	11.5%	13.8%	12.0%
Existing Structure – Improvements	12.5%	12.5%	12.4%
Total Overall Average Interest Rate	12.3%	12.3%	11.5%
Average Yield
Pre-entitled Land:
Held for Investment	11.1%	13.7%	0.5%
Processing Entitlements	11.9%	10.1%	3.6%
Entitled Land:
Held for Investment	12.9%	12.1%	1.9%
Infrastructure under Construction	12.4%	9.4%	3.6%
Improved and Held for vertical Construction	9.2%	13.1%	2.9%

	As of and for the Years Ended December 31,
	2007	2008	2009
Construction and Existing Structures:
New Structure – Construction in process	13.2%	20.9%	2.7%
Existing Structure Held for Investment	11.8%	10.5%	4.6%
Existing Structure – Improvements	14.4%	11.1%	8.9%
Overall Average Yield	10.9%	12.1%	3.7%
Return on Equity and Assets Ratio
Return on assets	10.3%	-42.0%	-19.4%
Return on equity	9.8%	-43.5%	-19.9%
Dividend payout ratio	102.7%	-24.8%	-15.7%
Equity to assets ratio	105.5%	96.6%	97.5%

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Principal Balances Outstanding by Loan Classifications
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834
Processing Entitlements	$43,237	$145,219	$203,166	$200,902	$185,608
Entitled Land:
Held for Investment	$7,102	$41,894	$135,060	$114,307	$101,942
Infrastructure under Construction	$11,344	$17,621	$60,037	$57,908	$69,839
Improved and Held for vertical Construction	$8,409	$29,388	$14,800	$54,486	$47,227
Construction and Existing Structures:
New Structure – Construction in process	$19,461	$16,316	$70,864	$43,814	$46,325
Existing Structure Held for Investment	$3,392	$8,177	$26,870	$37,482	$23,640
Existing Structure- Improvements	$—	$—	$—	$97,777	$56,033
Total Principal Balances Outstanding	$92,945	$258,615	$510,797	$613,854	$544,448
Allocation of Allowance for Credit Losses by Loan Classifications
Pre-entitled Land:
Held for Investment	$—	$—	$—	$(3,242)	$(9,623)
Processing Entitlements	—	—	(1,900)	(122,266)	(134,742)
Entitled Land:
Held for Investment	$—	$—	$—	$(79,279)	$(80,750)
Infrastructure under Construction	—	—	—	(24,863)	(39,441)
Improved and Held for Vertical Construction	—	—	—	(38,522)	(28,696)
Construction & Existing Structures:
New Structure – Construction in-process	$—	$—	$—	$(28,547)	$(30,106)
Existing Structure Held for Investment	—	—	—	(2,954)	(7,070)
Existing Structure – Improvements	—	—	—	(637)	—
Allowance for Loan Loss	$—	$—	$(1,900)	$(300,310)	$(330,428)
Rollforward of Allowance for Credit Losses by Loan Classifications
Balance at the beginning of period	$—	$—	$—	$(1,900)	$(300,310)
Additions to Allowance for Credit Losses:
Pre-entitled Land:
Held for Investment	—	—	—	(3,242)	(6,381)

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Processing Entitlements	—	—	(1,900)	(120,366)	(24,851)
Entitled Land:
Held for Investment	—	—	—	(79,279)	(9,851)
Infrastructure under Construction	—	—	—	(24,863)	(11,990)
Improved and Held for Vertical Construction	—	—	—	(38,522)	801
Construction & Existing Structures:					—
New Structure – Construction in-process	—	—	—	(26,137)	(3,218)
Existing Structure Held for Investment	—	—	—	(2,954)	(4,116)
Existing Structure – Improvements	—	—	—	(637)	(19,693)
Total provision for credit losses	—	—	(1,900)	(296,000)	(79,299)
Charge-Offs:
Pre-entitled Land:
Held for Investment	—	—	—	—	—
Processing Entitlements	—	—	—	—	12,375
Entitled Land:
Held for Investment	—	—	—	—	8,380
Infrastructure under Construction	—	—	—	—	(2,588)
Improved and Held for Vertical Construction	—	—	—	—	9,025
Construction & Existing Structures:
New Structure – Construction in-process	—	—	—	—	1,659
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	20,330
Total charge-offs	—	—	—	—	49,181
Recoveries – None
Total recoveries	—	—	—	—	—
Net charge-offs	—	—	—	—	49,181
Other changes to allowance for credit losses	—	—	—	(2,410)	—
Balance at end of period	$—	$—	$(1,900)	$(300,310)	$(330,428)
Ratio of net charge-offs during the period to average loans outstanding during the period	0%	0%	0%	0%	-2.0%
Scheduled Maturities within One to Five Years by Classification
Scheduled Maturities – One year or less
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834
Processing Entitlements	43,237	145,219	203,166	195,168	185,608
Entitled Land:
Held for Investment	7,102	41,894	135,060	89,786	101,942
Infrastructure under Construction	11,344	17,621	60,037	57,908	27,953
Improved and Held for vertical Construction	8,409	29,388	14,800	13,904	47,227
Construction and Existing Structures:
New Structure – Construction in process	19,461	16,316	70,864	43,814	12,653
Existing Structure Held for Investment	3,392	8,177	26,870	37,482	23,641
Existing Structure – Improvements	—	—	—	97,777	—
Total Scheduled Maturities – One year or less	$92,945	$258,615	$510,797	$543,017	$412,858

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Scheduled Maturities – One to five years
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	5,735	—
Entitled Land:
Held for Investment	—	—	—	24,520	—
Infrastructure under Construction	—	—	—	—	41,886
Improved and Held for vertical Construction	—	—	—	40,582	—
Construction and Existing Structures:
New Structure - Construction in process	—	—	—	—	33,671
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure- Improvements	—	—	—	—	56,033
Total Scheduled Maturities – One to five years	—	—	—	70,837	131,590
Total Scheduled Maturities by Interest Rate Type	$92,945	$258,615	$510,797	$613,854	$544,448
Scheduled Maturities – One to Five Years Only by Fixed and Variable Interest Type and Classification
Fixed Interest Rates:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	1,929	—
Entitled Land:
Held for Investment	—	—	—	3,500	—
Infrastructure under Construction	—	—	—	—	41,886
Improved and Held for vertical Construction	—	—	—	10,461	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	32,053
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	56,033
Total Scheduled Maturities – Fixed interest rate	$—	$—	$—	$15,890	$129,972
Variable Interest Rates:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	3,807	—
Entitled Land:
Held for Investment	—	—	—	21,020	—
Infrastructure under Construction	—	—	—	—	—
Improved and Held for vertical Construction	—	—	—	30,120	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	1,618
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	—
Total Scheduled Maturities - Variable interest rate	—	—	—	54,947	1,618
Total Scheduled Maturities by Interest rate type	$—	$—	$—	$70,837	$131,590

	2005	2006	2007	2008	2009
	(in thousands)
Loans by Performance Status
Performing Loans:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	43,237	131,318	119,175	146,460	—
Entitled Land:
Held for Investment	7,102	41,893	135,060	37,146	—
Infrastructure under Construction	11,344	17,621	44,557	40,653	7,645
Improved and Held for vertical Construction	8,409	29,388	14,800	35,102	—
Construction and Existing Structures:
New Structure – Construction in process	19,461	16,317	45,087	6,694	4,805
Existing Structure Held for Investment	3,392	8,177	18,620	23,393	—
Existing Structure – Improvements	—	—	—	97,777	—
Total Performing Loans	$92,945	$244,714	$377,299	$387,225	$12,450
Loans in Default – Non-Accrual:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$13,834
Processing Entitlements	—	—	64,743	46,636	185,608
Entitled Land:
Held for Investment	—	—	—	3,300	101,942
Infrastructure under Construction	—	—	—	17,255	62,194
Improved and Held for vertical Construction	—	—	—	14,632	40,051
Construction and Existing Structures:
New Structure – Construction in process	—	—	2,253	13,800	39,102
Existing Structure Held for Investment	—	—	8,250	—	23,640
Existing Structure – Improvements	—	—	—	—	56,033
Total Loans in Default – Non-Accrual	$—	$—	$75,246	$95,623	$522,404
Loans in Default - Other:
Pre-entitled Land:
Held for Investment	$—	$—	$—	7,178	$—
Processing Entitlements	—	13,901	19,247	7,806	—
Entitled Land:
Held for Investment	—	—	—	73,861	—
Infrastructure under Construction	—	—	15,480	—	—
Improved and Held for vertical Construction	—	—	—	4,752	7,176
Construction and Existing Structures:
New Structure – Construction in process	—	—	23,525	23,320	2,418

	2005	2006	2007	2008	2009
	(in thousands)
Existing Structure Held for Investment	—	—	—	14,089	—
Existing Structure – Improvements	—	—	—	—	—
Total Loans in Default – Other	$—	$13,901	$58,252	$131,006	$9,594
Total Loans in Default	$—	13,901	$133,498	$226,629	$531,998
Total principal outstanding	$92.945	$258,615	$510,797	$613,854	$544,448
Loans in Default by Basis of Default
Loans past scheduled maturity date
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834
Processing Entitlements	—	13,901	83,990	52,791	181,801
Entitled Land:
Held for Investment	—	—	—	73,714	80,922
Infrastructure under Construction	—	—	15,480	17,255	20,308
Improved and Held for vertical Construction	—	—	—	8,923	17,106
Construction and Existing Structures:
New Structure - Construction in process	—	—	25,778	36,246	9,522
Existing Structure Held for Investment	—	—	8,250	14,089	23,641
Existing Structure – Improvements	—	—	—	—	—
Total past maturity date	$—	$13,901	$133,498	$210,196	$347,134
Loans past due on interest receivable
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	1,650	3,807
Entitled Land:
Held for Investment	—	—	—	3,447	21,020
Infrastructure under Construction	—	—	—	—	41,886
Improved and Held for vertical Construction	—	—	—	10,461	30,120
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	875	31,998
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	56,033
Total past due on interest receivable	$—	$—	$—	$16,433	$184,864
Total loans in default by basis of default	$—	$13,901	$133,498	$226,629	$531,998

	Analysis of Changes in Mortgage Loan Interest Income As of December 31,
	2009 Compared to 2008 Increase (Decrease) due to			2008 Compared to 2007 Increase (Decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Pre-entitled Land:
Held for Investment	$817	$(1,537)	$(720)	$624	$94	$718
Processing Entitlements	(647)	(12,521)	(13,168)	2,280	(3,578)	(1,298)
Entitled Land:
Held for Investment	(115)	(11,762)	(11,877)	4,519	(556)	3,963
Infrastructure under Construction	879	(4,302)	(3,423)	2,644	(1,850)	794
Improved and Held for vertical Construction	555	(4,827)	(4,272)	3,184	898	4,082
Construction and Existing Structures:
New Structure – Construction in process	(1,495)	(8,423)	(9,918)	(811)	3,946	3,135
Existing Structure Held for Investment	(61)	(1,563)	(1,624)	1,284	(307)	977
Existing Structure – Improvements	4,229	(3,385)	844	5,868	(671)	5,197
	$4,161	$(48,319)	$(44,158)	$19,593	$(2,025)	$17,568

Changes in mortgage loan interest income are attributed to either a change in average balance (volume change) or changes in average rate (rate change) for all mortgage loans. Volume change is calculated as change in volume times the previous rate, while rate change is change in average rates times the previous volume plus the impact of loans that have gone into non-accrual status.

Investors Mortgage Holdings Inc. and IMH Holdings, LLC Selected Historical Financial Information

The following tables present selected financial and operating data for the Manager and Holdings for the periods indicated. The Manager has a variable interest in Holdings as the Manager potentially has the obligation to absorb the majority of the losses of Holdings. Therefore, the Manager has been deemed to be the primary beneficiary of Holdings, a variable interest entity, and has consolidated Holdings in its consolidated financial statements. The summary financial data was derived from our audited and unaudited consolidated financial statements and other financial records. All dollar amounts are expressed in thousands, except unit and per unit data.

	December 31,
	2005	2006	2007	2008	2009
	(in thousands, except percentages)
Summary balance sheet items:
Cash and cash equivalents	$1,901	$3,584	$221	$2,588	$477
Due from IMH Secured Loan Fund, LLC	$20	$4,502	$316	$780	$4,950
Total assets	$2,656	$10,300	$6,266	$7,258	$8,252
Line of credit	$—	$3,335	$500	$—	$1,608
Total liabilities	$1,689	$7,018	$2,874	$5,858	$4,230
Total equity	$967	$3,282	$3,392	$1,400	$4,022
Summary income statement items:
Loan origination fees	$10,182	$18,608	$28,595	$21,315	$10,596
Total revenue	$10,452	$19,272	$30,231	$23,159	$11,709
Operating expenses	$3,012	$3,410	$6,152	$7,287	$4,620
Broker dealer commissions	$434	$2,220	$6,145	$5,389	$—
Origination and related costs	$3,115	$6,370	$9,318	$6,854	$2,060
Total expenses	$6,596	$12,394	$22,651	$22,601	$8,669
Net earnings (loss)	$3,797	$6,727	$7,157	$214	$2,569
Distributions to owners	$1,875	$4,412	$7,047	$2,206	$807

SUMMARY — UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table of unaudited pro forma condensed combined financial information has been presented to give effect to and show the pro forma impact of the Conversion Transactions on the condensed combined balance sheets of IMH Financial Corporation as of December 31, 2009 and the condensed combined statement of operations of IMH Financial Corporation for the year ended December 31, 2008. All dollar amounts are expressed in thousands, except share and per share data.

The unaudited pro forma condensed combined financial information for the Conversion Transactions assumes that each of the adjustments described below that are directly attributable to the Conversion Transactions and factually supportable had occurred as of December 31, 2009 for the unaudited pro forma condensed combined balance sheet, and as of the beginning of the period for the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Conversion Transactions been completed as of the dates indicated or that will be realized in the future when and if the Conversion Transactions are consummated. Additionally, no effect is given to the other capital enhancement and capital raising objectives of IMH Financial Corporation, including any possible new investments. Accordingly, no assurances can be made that possible new equity investments or the Conversion Transactions will be completed. The selected unaudited pro forma condensed combined financial information is based on assumptions that we believe are reasonable and has been derived from, and should be read in conjunction with, the summary historical combined financial information included elsewhere in this consent solicitation/prospectus and the historical consolidated financial statements of IMH Secured Loan Fund, LLC, or the Fund, and Investors Mortgage Holdings Inc., or the Manager, included in this consent solicitation/prospectus beginning on page F-1. For a more complete presentation of pro forma financial information and disclosures, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Balance Sheet Data	As of December 31, 2009
Cash and cash equivalents	$1,440
Mortgage loans, net of allowance for credit losses	$214,020
Real estate owned and equipment, net	$106,288
Total assets	$339,731
Total owners' equity	$321,868

Statement of Operations Data	Year Ended December 31, 2009
Interest income and fees	$34,148
Interest expense	$471
Provision for credit losses	79,299
Impairment charge for assets acquired through foreclosure	8,000
Pro forma net loss	$(70,850)
Average shares outstanding	16,989,161
Pro forma net loss per share	$(4.17)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This consent solicitation/prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks, along with the following factors that could cause actual results to vary from our forward-looking statements.

•	The decline in economic conditions and disruptions to markets may not improve for the foreseeable future, which could cause us to suffer continuing operating losses, adversely affect our liquidity and create other business problems for us.
•	We are subject to the risk that, despite recent actions and proposals by the U.S. government and governments around the world, the economy and real estate and other markets will not improve, which could continue to harm our ability to sell or dispose of the assets we own and the ability of our borrowers to pay obligations under, or repay our commercial mortgage loans on maturity or obtain take-out financing in a timely manner, on reasonable terms, or at all, which would harm our liquidity and operating results.
•	As a result of the suspension of certain of our activities, the Manager believes that both our and the Manager’s ability to continue as a “going concern” for the next 12 months is predicated on the successful completion of one or more initiatives that are being evaluated, including, without limitation, those pertaining to the Conversion Transactions, and an initial public offering.
•	The suspension of certain of our activities resulting from current market conditions and our liquidity status may persist for an extended period of time, and we may not resume historical levels of activities, or at all.
•	If our liquidity continues to dissipate and we are unable to meet our obligations, we may be forced to sell certain of our assets for a price at or below the current book value of the assets, which could result in a loss to us.
•	We intend to apply for listing of IMH Financial Corporation common stock on the NYSE following the consummation of an initial public offering, however, even if IMH Financial Corporation common stock is approved for listing, there can be no assurance that an established and liquid trading market for IMH Financial Corporation common stock will develop or that it will continue if it does develop.
•	We are subject to risks generally associated with the lending to, and ownership of, real estate related assets, including changing economic conditions, environmental risks, unforeseen statutory and regulatory changes, the cost of and ability to obtain insurance and risks related to developing and leasing of properties.

•	Real estate assets we may acquire in foreclosure or through other means are generally non-earning assets that would correspondingly reduce the distributable yield to our investors, if any. Moreover, the ultimate disposition and liquidation of such assets may not occur for an extended period of time or at prices we seek, which would harm our liquidity.
•	As a commercial real estate mortgage lender, we are subject to a variety of external forces that could harm our operations and results, including, without limitation, fluctuations in interest rates, fluctuations in economic conditions (which are exacerbated by our limited geographic diversity), and the effect that regulators or bankruptcy courts could have on our operations and rights as a secured commercial real estate mortgage lender.
•	Our commercial real estate mortgage loans, which are not guaranteed by any government agency, are risky and are not sold on any secondary market, and the underwriting standards that we previously utilized may not be sufficient to protect stockholders from our borrowers’ loan defaults or to ensure that sufficient collateral, including collateral pledged by guarantors, will exist to protect our stockholders from any such defaults in the context of the continued market stress currently applicable in the real estate sector.
•	Our directors and executive officers may have conflicts of interest, including, without limitation, competing demands upon their time and their involvement with other activities, all of which could result in less time spent developing and managing our business.
•	There are material income tax risks associated with the ownership of our common stock and the Conversion Transactions.
•	The shares of Class B and Class C common stock to be issued in the Conversion Transactions are subject to transfer restrictions, and will be illiquid until the expiration of such transfer restrictions.
•	As a publicly reporting company, we will continue to incur significant increased costs and our management will be required to devote substantial time to new compliance initiatives.

Except to the extent required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this consent solicitation/prospectus and the documents incorporated by reference into this consent solicitation/prospectus.

This consent solicitation/prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the following information about risks, together with the other information contained in this consent solicitation/prospectus in determining whether or not to vote for approval of the Conversion Transactions and the 2010 Stock Incentive Plan. The risks described below are those that the Manager believes are the material risks relating to the Conversion Transactions or that we will face upon consummation of the Conversion Transactions. If any of the circumstances or events described below, or others that we did not anticipate, actually arise or occur, our business, prospects, financial condition, results of operations, and cash flows could be harmed. In any such case, the market price of our shares of common stock could decline, and you could lose all or part of your investment. References to “we,” “our,” or “us” generally refer to (i) IMH Secured Loan Fund, LLC and its subsidiaries prior to the consummation of the Conversion Transactions, and (ii) to IMH Financial Corporation and its subsidiaries after the consummation of the Conversion Transactions. References to “we” in connection with a statement of intent, expectation, plan, belief or estimation, such as “intend”, “expect”, “plan”, “believe”, or “estimate” generally refer to the Manager on behalf of the Fund. The term “Fund” refers only to IMH Secured Loan Fund, LLC and its subsidiaries, unless the context requires otherwise.

Risks Related to the Conversion Transactions

The Manager and its stockholders, directors and executive officers have conflicts of interest with you and the other members of the Fund that you should be aware of in considering the Conversion Transactions and the 2010 Stock Incentive Plan.

You should be aware that the Manager and its stockholders, directors and officers, and Holdings and its members have interests that differ from those of the members of the Fund in important ways. If the Conversion Transactions and the 2010 Stock Incentive Plan are approved by the members of the Fund, consummated and adopted:

•	the stockholders of the Manager and the members of Holdings will receive an aggregate of 895,750 shares of IMH Financial Corporation Class B-3 and B-4 common stock, subject to downward adjustment pursuant to the plan of conversion, which represents 5.3% of the fully-diluted common stock to be outstanding immediately after the consummation of the Conversion Transactions, in exchange for their shares of common stock in the Manager and their membership interests in Holdings;
•	the stockholders of the Manager and the members of Holdings will become the officers and directors of IMH Financial Corporation, with Shane Albers serving as its chief executive officer and director, William Meris serving as its president and director, and Steven Darak serving as its chief financial officer;
•	we expect that, subject to approval by the compensation committee of IMH Financial Corporation, the stockholders of the Manager and the members of Holdings will enter into employment agreements with IMH Financial Corporation pursuant to which they would potentially be entitled to employment compensation and equity awards, including awards under the 2010 Stock Incentive Plan as described below under the section entitled “Executive Compensation”; and
•	holders of stock appreciation right units in the Manager, including Mr. Darak, will have their stock appreciation right units cancelled in exchange for a portion of the 895,750 shares, subject to downward adjustment pursuant to the conversion plan, being issued to or on behalf of the stockholders of the Manager and the members of Holdings in the Conversion Transactions.

The terms of the Conversion Transactions and the 2010 Stock Incentive Plan were determined and approved solely by the Manager, the stockholders of the Manager and the members of Holdings. The Manager does not have any independent directors or special committee and, thus, the terms of the Conversion Transactions and the related conversion plan, are not the result of any arm’s length negotiations. You should carefully consider these conflicts in considering how you may vote on the Conversion Transactions.

We will face conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

We may face conflicts of interest with other funds managed by us. For example, following the consummation of the Conversion Transactions, Holdings will become a wholly-owned subsidiary of IMH Financial Corporation, and Holdings will continue to own SWI Management, LLC, or SWIM, the manager of the SWI Fund. The SWI Fund is a real estate investment fund with target classes of investment that are substantially similar to ours. At April 30, 2010, the SWI Fund had $11.5 million under management. Upon consummation of the Conversion Transactions, any benefit SWIM receives from managing the SWI Fund, including receipt of management fees, will inure to the sole benefit of IMH Financial Corporation. SWIM will have obligations to the SWI Fund and its members pursuant to the operating agreement between SWIM and the SWI Fund.

In addition, any policy or procedural protections we adopt to address potential conflicts of interest may not adequately address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Since our executive officers are also executive officers of SWIM, subject to oversight from our independent directors (or a committee thereof), the same personnel may determine the price and terms of the investments for both us and other entities managed by SWIM or affiliated with our executive officers, and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of value, will prevent the consideration we pay for these investments from exceeding the fair market value or ensure that we receive terms for a particular investment that are as favorable as those available to a third party.

The conversion plan is not the product of arm’s length negotiations and provides limited protections for the members of the Fund.

The conversion plan was not negotiated or drafted by competing parties with divergent interests. Rather, the principals of the Manager and Holdings, including Messrs. Albers, Meris and Darak, acted on behalf of the Fund and the members thereof in the course of negotiating the conversion plan and the terms of the Conversion Transactions, even though these principals have different interests than the members of the Fund. Moreover, the conversion plan provides limited representations and warranties made by each of the Manager, Holdings and their respective stockholders and members, and does not provide indemnification rights in favor of the Fund or the members of the Fund in the event of any inaccuracy in, or breach of, those representations and warranties.

You will not be able to sell, short sell, pledge or transfer the shares of Class B and Class C common stock that you receive in the Conversion Transactions, or the common stock into which they are convertible, for a significant period of time.

Neither shares of Class B and Class C common stock that you receive in the Conversion Transactions, nor the shares of IMH Financial Corporation common stock into which they are convertible, may be sold, short sold, pledged or transferred for a period of time following the consummation of an initial public offering, subject to limited exceptions. The shares of Class C common stock will generally be non-transferable (subject to certain exceptions discussed under the heading entitled “Description of IMH

Financial Corporation’s Capital Stock”) and will automatically be redeemed for cash or converted into Class B common stock upon consummation of an initial public offering. The shares of Class B-l, B-2 and B-3 common stock generally will be non-transferable until six, nine and 12 months, respectively, after the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering. The board of directors of IMH Financial Corporation will not be required to determine whether to pursue an initial public offering by any particular date. Absent this determination, or the consummation of an initial public offering, the transfer and conversion restrictions applicable to the shares of Class B and Class C common stock will not begin to lapse and could remain effective indefinitely.

These transfer restrictions will be enforced by us through a custodian, who will have physical possession of your shares of Class C common stock until we redeem those shares or those shares are converted into shares of Class B common stock. The custodian will also have physical possession of your shares of Class B common stock during and after the restriction period until you convert those shares into IMH Financial Corporation common stock.

Before you can convert your shares of Class B common stock into common stock of IMH Financial Corporation, you must send a notice of conversion to the custodian and represent that you have complied with all of the transfer restrictions. If you submit a notice of conversion to the custodian and represent that you have not complied with the applicable transfer restrictions, then all of your shares of Class B-1, Class B-2, and Class B-3 common stock will be automatically converted into Class D common stock, which is not entitled to the Special Dividend and is ineligible to be withdrawn for 12 months from the earlier of (i) the consummation of an initial public offering and (ii) the 90th day after the board of directors of IMH Financial Corporation determines not to pursue an initial public offering, and then only if the holder provides a representation to the custodian that it has complied with the applicable transfer restrictions. Additionally, each share of Class C common stock you own will automatically be converted into one share of Class D common stock.

The shares of Class B, Class C and Class D common stock will not be listed on any securities exchange or included in any automated quotation system, which will further restrict your ability to sell, short sell, pledge or transfer your shares of Class B, Class C or Class D common stock. As a result of the various restrictions above, the shares of Class B, Class C and Class D common stock will be illiquid and there will be no active market for those shares.

We may not complete an initial public offering.

We currently intend to conduct an initial public offering of IMH Financial Corporation common stock following the consummation of the Conversion Transactions. However, the exact timing, size and pricing of an initial public offering will depend on market conditions at the time of an initial public offering and completion of a regulatory review, among other factors. Our current financial condition, the current state of the initial public offering market generally and other factors could make it difficult for us to complete an initial public offering. If we consider the market to be unfavorable to an initial public offering, we may reduce the size of the offering, delay the offering, cancel it altogether or supplement it with other public or private financings, which may include the offering of debt. The initial public offering price per share of IMH Corporation common stock will depend upon prevailing market conditions, and negotiations with potential underwriters, however, we expect that the price per share will reflect a discount to the book value per share. Furthermore, the board of directors of IMH Financial Corporation will not be required to determine whether to pursue an initial public offering by any particular date. Accordingly, the actual amount of net proceeds to be raised from an initial public offering, the timing of an offering or whether an offering will occur at all cannot be determined at this time. If we are unable to consummate an initial public offering, one of the primary objectives of the Conversion Transactions — the provision of liquidity for members of the Fund — may not be achieved.

We may not redeem any shares of Class C common stock.

If we complete an initial public offering of IMH Financial Corporation common stock, we intend, in our sole discretion, to redeem some or all of the shares of Class C common stock. In the event we effect a redemption, we will redeem shares of Class C common stock at a price per share equal to the initial public offering price of IMH Financial Corporation common stock, less selling commissions and discounts paid or allowed to the underwriters in an initial public offering. However, we may choose whether to redeem any shares of Class C common stock in our sole discretion. Even if we choose to redeem shares of Class C common stock, the redemption will be limited to the number of shares we can redeem using the lesser of $50 million or 30% of the net proceeds to us from an initial public offering. We may also choose to redeem a smaller number of shares of Class C common stock. Any limitation on the number of shares we redeem will be applied to all holders of Class C common stock pro rata based upon the number of shares of Class C common stock held by each holder. Any unredeemed shares of Class C common stock will automatically convert into shares of Class B common stock. If the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, but is not required to, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into IMH Financial Corporation common stock pro rata based on the number of shares of Class C common stock held by all holders, with the remaining shares of Class C common stock automatically converting into shares of Class B common stock.

You will not know the redemption price for the Class C common stock at the time you elect to receive shares of Class C common stock, and the ultimate redemption price, if any, may be less than the market price of our common stock at the time of redemption.

You must elect to receive shares of either Class C or Class B common stock in conjunction with the Conversion Transactions by completing and returning the election form included in the enclosed consent no later than        , 2010, which is thirty days after the mailing date of this consent solicitation/prospectus. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may be concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund. At the time the consent solicitation is concluded, we will not know the redemption price, if any, that we will pay to redeem shares of Class C common stock. If we choose to make a redemption, those shares will be redeemed at the initial public offering price of our common stock, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering.

The initial public offering price and selling commissions and discounts will depend upon negotiations between the Manager and the underwriters for an initial public offering. Before the Conversion Transactions and an initial public offering are consummated, there will be no public market for IMH Financial Corporation common stock. The Manager and the underwriters for an initial public offering will determine the initial public offering price based on a number of factors, including, without limitation, prevailing market conditions, market valuation of companies in related businesses, historical financial results, estimates of our businesses potential and earnings prospect, perceived supply and demand for the stock of similarly situated companies, and other factors. The ultimate redemption price may be higher or lower than what you expect it will be, and will be less than your original investment in the Fund per unit and less than the current net asset value of the Fund per unit.

We cannot predict the prevailing market price of our common stock following the initial public offering, which may be lower or higher than the initial public offering price. As a result, if the Class C common stock is redeemed, the redemption price may be lower than the market price of our common stock if that price increases above the initial public offering price.

If you do not properly complete and sign the enclosed consent and indicate that you want to receive shares of Class C common stock in exchange for your membership units in the Fund, then you will automatically receive shares of Class B common stock in exchange for your membership units in the Fund if the Conversion Transactions are consummated.

In this consent solicitation/prospectus, we ask each member of the Fund to elect to receive shares of Class B or Class C common stock, of a combination thereof, in exchange for their membership units in the Fund upon the consummation of the Conversion Transactions. Any member of the Fund that does not submit a properly completed and signed consent, and elect in the consent to receive shares of Class C common stock, will automatically receive shares of Class B common stock in exchange for all of its membership units in the Fund. As a result, you will lose the opportunity to choose between shares of Class B and Class C common stock, you will become ineligible for any redemption of shares of Class C common stock that may occur upon consummation of an initial public offering or conversion into common stock following a board determination not to pursue an initial public offering, and any shares of Class B common stock you receive will have significant transfer restrictions.

If you submit a notice to the custodian that you have not complied with the transfer restrictions on the Class B common stock, all of your shares of Class B common stock will be converted into shares of Class D common stock, which are not entitled to the Special Dividend and which are subject to additional transfer restrictions.

If you attempt to convert the Class B common stock and represent that you have violated the transfer restrictions that apply to shares of Class B common stock, all of your shares of Class B common stock will be automatically converted into shares of Class D common stock. As a result, you will no longer be eligible for the Special Dividend and will not be able to convert into common stock until the 12 month anniversary of the earlier of (i) the consummation of an initial public offering and (ii) the 90th day after the Board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, and, then, only if you submit a representation to the custodian that you have complied with the applicable transfer restrictions for the 90 days prior to this representation and you are currently not in violation of those restrictions. Additionally, each share of Class C common stock you own will automatically be converted into one share of Class D common stock.

If you submit a notice to the custodian that you have not complied with the transfer restrictions on the shares of Class B common stock after your shares of Class B common stock have automatically converted into IMH Financial Corporation common stock, your shares of IMH Financial Corporation common stock will be subject to additional transfer restrictions.

Similarly, if a holder’s shares of Class B common stock have been automatically converted into IMH Financial Corporation common stock as described above, then to withdraw or transfer those shares of IMH Financial Corporation common stock, the holder must provide a representation to the custodian that the holder has complied with the applicable transfer restrictions; if the holder represents that it has not complied with those restrictions, then the custodian will not release the shares for a period of 90 days thereafter and, then, only upon receipt of a representation that the holder (i) has complied with the restrictions for the 90 days prior to the representation and is not currently in violation thereof, and (ii) will return to IMH Financial Corporation the Special Dividend (if it has been declared and paid).

We may not be able to pay the contemplated Special Dividend to holders of shares of Class B common stock on the one-year anniversary of the consummation of an initial public offering.

Any dividends that we declare and pay, including the Special Dividend, are limited by Delaware law. Further, we do not intend to pay the Special Dividend, if any, from the net proceeds of an initial public offering. Rather, we intend to use the net proceeds of an initial public offering to make investments that will position us to make future distributions. If the investments funded by the net proceeds of an initial public offering do not perform as we anticipate, if the decline in the credit and real estate markets continues or worsens, or if other unforeseen occurrences arise, we may not have sufficient legally distributable funds on the one-year anniversary of the consummation of an initial public offering to enable us to declare and pay the contemplated Special Dividend of $0.95 per share of Class B common stock outstanding at that time. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of an initial public offering. As a result, if you choose to continue to hold shares of the Class B common stock until the one-year anniversary of the consummation of an initial public offering, we may not be able to pay the Special Dividend. Further, the Special Dividend will not be payable if we do not consummate an initial public offering.

We may not be able to obtain the licenses necessary to conduct our business following the consummation of the Conversion Transactions.

As the holder of a mortgage banking license in the State of Arizona, the Manager is regulated by the Department of Financial Institutions of the State of Arizona. Investors Mortgage Holdings California, Inc., which is a subsidiary of the Manager, holds a real estate broker’s license in the State of California and is regulated by the Department of Real Estate of the State of California. Both licenses are necessary for us to conduct our business in the ordinary course. Neither license is transferable, and control of a license may not be acquired through a conversion such as the one contemplated in the Conversion Transactions without notice to, or the prior written consent of, the applicable regulatory agency. We have filed an application to seek approval from the Department of Financial Institutions of the State of Arizona, and intend to provide the notice required with respect to the real estate broker’s license held by Investors Mortgage Holdings California, Inc. to effect the change of control of the Manager. We cannot conduct any business that requires such licenses, including making or arranging commercial real estate mortgage loans in jurisdictions requiring such licensure, until we receive approval from the respective regulatory authorities. Conducting business without a license would be unauthorized, could expose us to fines and penalties, and may result in a loan being declared void or voidable. If we do not receive approval to transfer such licenses prior to the consummation of the Conversion Transactions, we could not make or arrange commercial real estate mortgage loans and our revenue and prospects would be harmed.

The fairness opinion relating to the acquisitions of the Manager and Holdings is subject to certain assumptions, qualifications and limitations, and does not reflect subsequent changes.

At the request of the Fund, Sutter Securities Incorporated, or Sutter Securities, has provided an opinion as to whether, as of the date thereof, and based upon and subject to certain procedures, assumptions, qualifications and limitations, the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). This opinion, which is attached as Annex F to this consent solicitation/prospectus, is not a recommendation on how the members of the Fund should vote on the Conversion Transactions, and does not reflect changes that may occur or may have occurred since        May 5, 2010, the date of the opinion, including changes to the operations and prospects of the Fund, the Manager or Holdings, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinion is based, may materially alter or affect the relative values of the Fund, the Manager and Holdings. Moreover, the fairness opinion is limited to the acquisition of the Manager and Holdings, and was not intended to address and does not address the fairness of the Conversion Transactions as a whole.

A public trading market for our common stock may not develop or be maintained.

Upon the consummation of an initial public offering, we intend to apply for listing on the NYSE of IMH Financial Corporation common stock, but not our shares of Class B or Class C common stock. We may pursue listing on the NYSE of IMH Financial Corporation common stock even in the event we do not consummate an initial public offering. However, even if our common stock is approved for listing, an established and liquid trading market for IMH Financial Corporation common stock may not develop, and may not continue if it does develop. If no liquid market develops, your investment in our shares of Class B or Class C common stock will continue to be illiquid, even after those shares are converted into IMH Financial Corporation common stock. In that event, you would not be able to minimize any losses or realize any gains from the decrease or increase in the market price of our common stock.

Following the consummation of the Conversion Transactions, we will directly bear expenses that the Manager historically paid.

Currently, the operating agreement of the Fund provides that the Manager is required to pay for our overhead or operating expenses, including costs associated with commercial real estate mortgage loan originations, member development and operations, and other general overhead costs. For the years ended December 31, 2007, 2008, and 2009, the Manager paid $19.9 million, $18.2 million, and $5.9 million, respectively, of those expenses. Following the consummation of the Conversion Transactions, responsibility for these types of costs will be borne directly by us. In addition to general overhead expenses, other expenses include various professional fees, valuation services, and legal and accounting services related to public reporting expenses. Additionally, we will be required to pay direct expenses or costs, which include salaries paid to our employees, expenses or costs related to defaulted commercial real estate mortgage loans in our portfolio, foreclosure activities, property acquired through foreclosure, and interest expense paid on mortgage loans that we have sold or participated. As defaults and foreclosures of commercial mortgage loans in our portfolio have increased, the costs related to these activities have also significantly increased and are expected to continue to increase. These costs are material and are expected to reduce our cash flow and liquidity, which would reduce the stockholders’ return on their investment in us. The Manager is also party to selling agreements with certain broker-dealers who assisted the Manager in raising equity capital for the Fund, which provide for a 2% selling commission and a 25–50 basis point trailing commission. Pursuant to amendments to the selling agreements, certain broker-dealers representing approximately 97% of the Fund’s committed capital agreed to forego these amounts and accept, in lieu of such obligation, a pro rata portion of 50% of any “gains” payable to the Manager under the terms of the Fund’s operating agreement. Once the operating agreement is terminated pursuant to the Conversion Transactions, no fees will be payable to the Manager pursuant to the operating agreement, but it is possible that broker-dealers could argue that they should nonetheless receive from the Manager or IMH Financial Corporation 50% of any “gains” that would have been otherwise payable to the Manager under the Fund’s operating agreement if the operating agreement was still in effect or, alternatively, that they are entitled to the trailing commission under the original selling agreement. Although the Manager may terminate the selling agreements at any time (but not the commissions payable for investments placed prior to such termination), neither we nor the Manager have entered into any agreements, arrangements or understandings to terminate the selling agreement or any trail obligations because the Manager believes the relationships with broker dealers established through these selling agreements are useful to the business of the Manager if the Conversion Transactions are not consummated. If IMH Financial Corporation chooses to cause the Manager terminate the selling agreements following the consummation of the Conversion Transactions, we may decide to compensate the broker-dealers to eliminate any residual contingent commission claims on gains or trail commissions under the selling agreements or for future services provided by the broker dealers through the issuance of warrants or equity, payment of fees or otherwise, which could result in additional expense for IMH Financial Corporation or dilution of IMH Financial Corporation stockholders.

The reduction (if any) of the number of shares issued to the stockholders of the Manager and Holdings pursuant to the conversion plan for any net losses during the period from January 1, 2010 through the date of consummation of the Conversion Transactions may not necessarily reflect the value of any net losses for that period.

The Manager expects the Manager and Holdings to realize a net loss for the period beginning January 1, 2010 and ending on the date of consummation of the Conversion Transactions, although it is undetermined when or if the Conversion Transactions will be consummated. Pursuant to the terms of the conversion plan, the number of shares of Class B common stock to be issued to the stockholders of the Manager and Holdings is to be reduced by one share for each $20 of net loss. For example, if the net loss for the Manager and Holdings is $1.0 million for the period ended on the date of consummation of the Conversion Transactions, the shares issued to the stockholders of the Manager and members of Holdings would be reduced by 50,000 shares of Class B common stock.

We have incurred and will continue to incur significant increased costs as a result of operating as a publicly-reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a publicly-reporting company, we have incurred and will continue to incur significant accounting, legal and other expenses that we did not incur prior to becoming a publicly-reporting company. Although the Manager has historically paid certain of these expenses, effective October 1, 2008, the Manager discontinued paying certain of our direct expenses, including public reporting costs. As a result, our liquidity has been harmed as we are required to bear the burden of the increased costs resulting from being a publicly-reporting company. Following the consummation of the Conversion Transactions, we will continue to bear the financial burden of being a publicly-reporting company, including the costs associated with filing periodic reports with the SEC. The reduction in the number of shares may not necessarily reflect the value of net losses for that period.

In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Exchange Act, and the rules and regulations promulgated thereunder, impose additional requirements on publicly-reporting companies. For example, the Exchange Act requires, among other things, that the Fund file annual, quarterly and current reports with respect to the Fund’s business and financial condition. Moreover, the Sarbanes-Oxley Act requires, among other things, that the Fund maintain effective disclosure controls and procedures and maintain, test and report on internal control over financial reporting. While we have historically been a non-accelerated filer, we expect to become an accelerated filer following the consummation of the Conversion Transactions. As a result, we expect to incur an additional expense to have our auditors attest to management’s evaluation of the effectiveness of its internal controls over financial reporting in accordance with Section 404(b) of the Sarbanes-Oxley Act.

Moreover, we expect these and related costs to increase if we list our shares of common stock on the NYSE or another national securities exchange, becoming subject to rules of the NYSE or such other national securities exchange and complying with additional corporate governance requirements, including the retention of independent directors and the formation of additional board committees.

The Manager has devoted and, upon consummation of the Conversion Transactions, we will continue to devote, a substantial amount of time to these compliance initiatives, which will divert management from otherwise focusing on our day-to-day business activities. These events could harm our business, financial condition and results of operations.

Your ownership percentage and proportionate interest in any distributions will be diluted if we consummate the Conversion Transactions.

In addition to the shares of Class B or Class C common stock issued to members of the Fund in the Conversion Transactions, IMH Financial Corporation will issue an aggregate of approximately 5.2% of the common stock issued in the Conversion Transactions to stockholders of the Manager and members of Holdings in exchange for all of the outstanding shares of the Manager and membership interests in Holdings. Accordingly, you will hold a smaller proportionate interest in IMH Financial Corporation and have a smaller proportionate interest in any distributions of IMH Financial Corporation than you currently do in the Fund. In addition, any subsequent issuances pursuant to the 2010 Stock Incentive Plan, an initial public offering, warrants or other equity issuances may further dilute your interest in IMH Financial Corporation and reduce the market price of our common stock. As a result, in the event of a bankruptcy, liquidation or winding up of IMH Financial Corporation, any resulting distributions you might receive may be less than if the Conversion Transactions had not been completed.

If the Conversion Transactions were to be deemed a “roll-up” under the Fund's operating agreement, IMH Financial Corporation may be unable to consummate the Conversion Transactions in a timely manner or at all, and, even if consummated, IMH Financial Corporation may incur ongoing liabilities under the operating agreement that it could not fulfill.

As discussed under the section entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation,” the Manager does not consider the Conversion Transactions to constitute a “roll-up” transaction as defined under the Fund’s operating agreement. The determination as to whether a transaction constitutes a “roll-up”, as defined in the operating agreement, is a judgment made by the Manager and, accordingly, should not be considered dispositive on the issue. It is possible that a court or other party could disagree with this determination. If the Conversion Transactions were considered to be a “roll-up” under the Fund’s operating agreement, the Fund would, among other things, be required to retain an independent expert to appraise the value of the Fund’s assets as of the date immediately before the announcement of the proposed transaction. The Fund has determined that the net asset value of the Fund as of December 31, 2009 was approximately $321.9 million, which amount corresponds to a net per membership unit asset value of approximately $4,407. This value is based on the Fund’s assessment of the fair value of the Fund's assets in connection with its audit of financial statements for the year ended December 31, 2009, based upon existing valuation reports of its assets from independent experts. The procedures used by Cushman & Wakefield and its affiliates, the independent experts who prepared these existing valuation reports, may not be consistent with the assessment methodologies required in the “roll-up” context and, thus, could yield a value that is either higher or lower than the net asset values based on the existing appraisals. An appraisal for any transaction ultimately deemed a “roll-up” under the operating agreement would require an independent expert to appraise the assets of the Fund for the benefit of members of the Fund, assuming the orderly liquidation of Fund assets over a twelve month period. If a “roll-up” transaction is deemed applicable, the Fund would also be required to offer members a choice of accepting (a) the securities offered in the proposed “roll-up”, or (b) either (i) remaining as a member of the Fund and preserving its membership interests unchanged (which is not possible pursuant to the Conversion Transactions), or (ii) receiving cash in an amount equal to the member’s pro-rata share of the appraised net asset value of the Fund. Because the Fund does not have the liquidity to effect such a redemption, if the Conversion Transactions were deemed to be a “roll-up” transaction, the Fund or IMH Financial Corporation may not be able to satisfy any such cash payment requests or could be required to sell assets at a significant discount to values that may otherwise be realizable. This could have the effect of preventing or delaying the consummation of the Conversion Transactions, or of reducing the value of IMH Financial Corporation. Regardless of merit, we could become subject to claims of breach of contract, breach of fiduciary duty, inadequate disclosure, or other claims under federal or state laws. If a court were to agree with any such claims, a plaintiff could have a variety of remedies depending on the facts and circumstances, including, among others, injunctive or other equitable relief or substantial damages. Regardless of the merits of any claim or the outcome of any such litigation, we could be subject to substantial legal and settlement costs, and any uncertainty as to the outcome of litigation could make it difficult to complete an initial public offering or other financing on attractive terms, if at all, and could distract management attention from focusing on managing our business.

The Conversion Transactions involve complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which are subject to potential change, possibly on a retroactive basis. Any change could result in adverse consequences to the Fund or the members.

The U.S. federal income tax treatment of the Fund and its members depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. The members of the Fund should be aware that the U.S. federal income tax rules are constantly under review by the Internal Revenue Service, resulting in revised interpretations of established concepts. The Fund and its members could be harmed by any change in, or any new, tax law, regulation or interpretation.

IMH Financial Corporation may not be able to use losses generated on a sale of the assets received in the Conversion Transactions to offset other income or gain.

The Fund intends to make an election that will result in a member of the Fund having a lower tax basis in the Class B or Class C common stock that the member receives in connection with the Conversion Transactions than the tax basis the member would have had if the election had not been made. The election will allow IMH Financial Corporation to retain substantial additional tax basis in the assets received in the Conversion Transactions. However, the reduced stock basis for the member will result in increased gain (or reduced loss) upon a later disposition of IMH Financial Corporation common stock by the member. The additional tax basis in the assets of IMH Financial Corporation is expected to reduce the amount of taxable income or gain generated by IMH Financial Corporation with respect to such assets and could also result in tax losses to offset other income or gain generated by IMH Financial Corporation following the consummation of the Conversion Transactions. It is possible that IMH Financial Corporation will not be able to use the expected losses to offset other income or gains.

Members could recognize gain on the Conversion Transactions.

It is intended that the Conversion Transactions will qualify for non-recognition treatment under Section 351(a) of the Code. However, the members could recognize gain in connection with the Conversion Transactions even if they so qualify. Please see in this consent solicitation/prospectus the section entitled “Material U.S. Federal Income Tax Considerations” regarding the potential for recognizing gain in connection with the Conversion Transactions.

The Conversion Transactions may fail to qualify for non-recognition treatment.

As a result of the Conversion Transactions, the Fund will be deemed to transfer its assets to a newly formed corporation, IMH Financial Corporation, in exchange for shares of Class B and Class C common stock of IMH Financial Corporation followed by a liquidation of the Fund and a distribution of the Class B common stock and the Class C common stock to its members. It is intended that this deemed transfer will qualify for non-recognition treatment under Section 351(a) of the Code. However, no ruling will be sought from the Internal Revenue Service. If the deemed exchange fails to qualify for non-recognition treatment under Section 351(a) of the Code, IMH Financial Corporation’s tax bases in the assets formerly held by the Fund would be reduced to their fair market value at the time of the deemed exchange, which could eliminate a significant tax benefit to IMH Financial Corporation. In addition, it is likely that the losses realized by the Fund in this situation would be disallowed under Section 267 of the Code.

A member’s basis in its shares of common stock in IMH Financial Corporation received in the Conversion Transactions may be subject to certain reductions as a result of the Fund’s tax election.

The members generally will have a tax basis in their IMH Financial Corporation shares equal to their tax basis in their membership units in the Fund prior to the consummation of the Conversion Transactions, reduced by their share of the Fund’s liabilities and increased by the amount of any gain recognized in the Conversion Transactions. Under Section 362(e) of the Code, if the aggregate fair market value of the assets deemed transferred to IMH Financial Corporation as a result of the consummation of the Conversion Transactions is less than their aggregate tax basis at the time of the deemed transfer, the Fund would be required to reduce its basis in those assets to their fair market value. However, as discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations,” in order to avoid this result, the Fund intends to make an election under Section 362(e) to reduce the basis of certain of the shares of common stock in IMH Financial Corporation received by the Fund (instead of the corresponding portion of the basis of the assets of IMH Financial Corporation).

While there is currently no statute, final regulation or published ruling addressing whether a reduction in the basis of the common stock deemed to be received by the Fund as a result of the above-described election would result in a reduction in the members’ basis in their membership units in the Fund, proposed Treasury regulations provide that a partnership’s reduction, pursuant to an election under Section 362(e), of its basis in stock it holds results in a corresponding reduction of certain partners’ basis in their partnership interests. Any such reduction to a member’s tax basis in its membership units in the Fund would carry over to the IMH Financial Corporation common stock that the member received in connection with the Conversion Transactions. The reduced basis would result in increased gain (or reduced loss) upon disposition of IMH Financial Corporation common stock by the member.

Members are strongly urged to review carefully the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 301 and to seek advice from their tax advisers based on their own particular circumstances.

We may be subject to litigation or claims in connection with the Conversion Transactions.

If any party (including, without limitation, a member of the Fund) brings an action relating to the Conversion Transactions or seeking to prevent consummation of the Conversion Transactions, or otherwise asserting a claim or legal action, whether based on an allegation of a breach of the operating agreement of the Fund or otherwise, against the Fund, the Manager, the stockholders of the Manager, Holdings, the members of Holdings, or IMH Financial Corporation or any party indemnified by the Fund, the Manager, Holdings or IMH Financial Corporation, the Manager, on behalf of itself, its stockholders and/or the Fund or any party indemnified by the Fund, may be required to devote substantial time and resources to defend against such actions and consummation of the Conversion Transactions could be delayed or not completed at all. Regardless of the merits of any such claim or legal action, the Fund may incur significant additional expenses, liabilities and indemnification obligations, and any uncertainty as to the outcome of litigation could make it difficult to complete an initial public offering or other financing on attractive terms, if at all, and could distract management attention from focusing on managing our business. As a result, the Fund or IMH Financial Corporation could be required to make cash payments at a time when the Fund or IMH Financial Corporation lacks sufficient liquidity to do so, which would force the Fund or IMH Financial Corporation to sell assets at a significant discount to values that may otherwise be realizable. In addition, if any such claims or litigation are not resolved prior to the consummation of the Conversion Transactions, IMH Financial Corporation may become responsible for such liabilities upon consummation of the Conversion Transactions. Some members have expressed views disapproving of the Conversion Transactions, and it is possible that they could seek to initiate legal actions. As discussed more fully under the section entitled “Our Business — Legal Proceedings,” the Manager has been informed that a member of the Fund has communicated to other members of the Fund the member’s view that the Conversion Transactions are not in the best interests of the members of the Fund and indicated, among other things, the member’s desire to call a meeting of members to seek to amend the operating agreement to expand the authority for members to review books and records of the Fund. The member has also forwarded letters to regulators containing allegations of mismanagement of the Fund, breach of fiduciary duty and misrepresentation — which the Manager denies — and that the Conversion Transactions constitute a “roll-up” transaction — an assessment with respect to which the Manager disagrees — but, to the knowledge of the Manager, has not taken any other legal action at this time, however, it is possible that this member or another member may do so in the future.

Risks Related to Our Investment Strategy Following the Consummation of the Conversion Transactions

We have recorded losses for the years ended December 31, 2008 and 2009 and may continue to do so following the consummation of the Conversion Transactions.

We reported a net loss of $258.3 million for the year ended December 31, 2008, and a net loss of $74.5 million for the year ended December 31, 2009. In each case, the net loss was primarily attributable to the recording of a provision for credit losses relating to our commercial mortgage loan portfolio. As of December 31, 2009, our accumulated deficit aggregated $408.5 million. Our historical business model relies on the availability of third-party capital to our borrowers to re-finance short-term bridge loans that we provided to the borrowers to facilitate real estate entitlement and development. However, the erosion of the U.S. and global credit markets in 2008 and 2009, including a significant and rapid deterioration of the commercial mortgage lending and related real estate markets, has substantially curtailed the availability of traditional sources of take-out financing. As a result, we have experienced increased default and foreclosure rates on the commercial mortgage loans in our portfolio. In addition, as a result of these changes, the Manager has modified certain commercial mortgage loans, including modifications to the applicable periodic repayment rates and extended maturity dates by two years or longer. The Manager may also modify loans in the future in an effort to, among other things, protect our collateral from a borrower’s default. We may not become profitable and our results of operations may not improve following the consummation of the Conversion Transactions.

We anticipate that a significant portion of our portfolio will continue to be in the form of non-performing and distressed commercial mortgage loans, or loans that may become non-performing and distressed, which are subject to increased risks relative to performing mortgage loans.

As is the case with our current portfolio, we anticipate that a significant portion of our future investment portfolio will continue to be in the form of whole loan commercial real estate mortgages that we originate or acquire, including non-performing and distressed commercial mortgage loans, which are subject to increased risks of loss. These loans may already be, or may become, non-performing or distressed for a variety of reasons, including, without limitation, because the underlying property is too highly leveraged or the borrower becomes financially distressed, in either case, resulting in the borrower being unable to meet its debt service or repayment obligations to us. These non-performing or distressed commercial mortgage loans may require a substantial amount of workout negotiations or restructuring, which may divert the attention of our management from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments, and a substantial write-down of the principal of our loans. However, even if we successfully accomplish these restructurings, our borrowers may not be able or willing to maintain the restructured payments or refinance the restructured mortgages upon maturity.

In addition, certain non-performing or distressed commercial mortgage loans that we acquire may have been originated by financial institutions that are or may become insolvent or suffer from serious financial stress or are no longer in existence. As a result, the recourse to the selling institution, or the standards by which these loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

As with our current commercial mortgage loan portfolio, we may find it necessary or desirable to foreclose on many of the mortgage loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss. Any reductions could harm the value of the commercial mortgage loans in which we intend to invest.

Whether or not we have participated in the negotiation of the terms of any such commercial mortgage loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate.

Whole commercial loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, harm such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

Recent market conditions may make it more difficult for us to analyze potential investment opportunities or our portfolio of assets.

Our success will depend, in part, on our ability to analyze effectively potential investment opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular asset, we or our affiliates may use historical assumptions that may or may not be appropriate during the current unprecedented downturn in the real estate market and general economy. To the extent that we or our affiliates use historical assumptions that are inappropriate under current market conditions, we may lend on a real estate asset that we might not otherwise lend against, overpay for an asset or acquire an asset that we otherwise might not acquire, which may harm our results of operations and our ability to make distributions to our stockholders.

In addition, as part of our overall portfolio risk management, we intend to analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we may depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. Recent dislocations in the real estate mortgage market or other developments may change the way that prepayment trends have historically responded to interest rate changes, which may harm our ability to (i) assess the market value of our portfolio of assets, (ii) implement any hedging strategies we may decide to pursue, and (iii) implement techniques to reduce our prepayment rate volatility. If our estimates prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayments, we may incur losses that could harm our financial condition, results of operations and our ability to make distributions to our stockholders.

The supply of commercial mortgage loans available at significant discounts will likely decrease as the economy improves, which may cause us to adjust our investment strategies.

We anticipate that our investment criteria will focus on distressed real estate assets. However, when the current conditions in the commercial mortgage market, the financial markets and the economy stabilize or improve, the availability of borrowers and projects that meet our underwriting criteria, or commercial mortgage loans that meet our investment objectives and strategies will likely decrease, which could prevent us from implementing our business strategies. At that time, we intend to reevaluate our investment strategies, however, any of our current or future strategies may not be successful. Additionally, the manner in which we compete and the types of assets in which we seek to invest will be affected by sudden changes in our industry, the regulatory environment, the role of government-sponsored entities, the role of credit rating agencies or their rating criteria or process, or the U.S. and global economies generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our financial condition and results of operations may be harmed. In addition, we may not be successful in executing our business strategies and even if we successfully implement our business strategies, we may not ever generate revenues or profits.

If we are required to fund the entire amount of unfunded loans in process, our liquidity may be harmed.

We have contractual commitments on unfunded commercial mortgage loans to our borrowers in process and interest reserves totaling $18.2 million at December 31, 2009, of which we estimate we will fund no more than $16.0 million and no more than $8.5 million in cash. The latter amount excludes amounts of previous commitments that we are no longer obligated to fund because the borrowers are in default, the loans have been modified to lower the funding amount, or the loan funding was contingent on various project milestones which were not met. If we are required to fund any of the unfunded contractual commitments to our borrowers for unfunded commercial mortgage loans in process, this could harm our liquidity.

We do not have a dedicated loan workout department.

A substantial portion of the mortgage commercial mortgage loans in our portfolio are in default, and currently performing loans may default in the future. However, we currently do not have a dedicated loan workout department solely designed to renegotiate and manage non-performing or distressed loans. Rather, we typically engage a team of consultants who are physically located at our premises to assist us in managing such activities. Some of these consultants are also employed by other unrelated clients to whom the consultant is obligated to provide time and attention and, thus, these consultants may be unavailable to us from time to time. If employees or consultants are not available to assist us in negotiating and managing non-performing or distressed loans, our rights as a lender or creditor could be compromised and we may not be able to realize the full potential value of these loans.

Because our investments are generally illiquid and we do not expect a secondary market to develop for our loans, we may not be able to diversify our portfolio in response to changes in economic and other conditions, and we will be forced to bear the risk of deteriorating real estate markets, which could increase the borrower’s defaults on our loans and cause the Fund and IMH Financial Corporation to experience losses.

Investments in commercial mortgage loan related assets generally experience periods of illiquidity, including during the current period of delinquencies and defaults with respect to commercial mortgage loans. In addition, we do not expect a secondary market to develop for our portfolio loans. As a result, we will generally bear all the risk of our investments until the loans mature and are repaid. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. In addition, certain of our target assets, such as bridge loans and other commercial real estate mortgage loans are also particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. The illiquidity of our investments may make it difficult for us to sell such investments at advantageous times or at favorable prices if the need or desire arises, including, if necessary, to maintain our exemption from the Investment Company Act. Moreover, turbulent market conditions, such as those currently in effect, could harm the liquidity of our assets. As a result, our ability to diversify our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses. If we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. This will limit our ability to mitigate our risk in changing real estate markets and may result in reduced returns to our stockholders.

Our access to public capital markets and private sources of financing may be limited and, thus, our ability to make additional investments may be limited.

Our access to public capital markets and private sources of financing will depend upon a number of factors over which we have little or no control, including, among others, the following:

•	general market conditions;
•	the market’s view of the quality of our assets;
•	the market’s view of our management;
•	our performance prior to and after the consummation of the Conversion Transactions;
•	the market’s perception of our growth potential;
•	our eligibility to participate in, and access capital from, programs established by the U.S. Government;
•	our current and potential future earnings and cash distributions;
•	the consummation of an initial public offering; and
•	the market price of our common stock.

The current dislocations and weaknesses in the capital and credit markets could adversely affect one or more private lenders and could cause one or more lenders to be unwilling or unable to provide us with financing or to increase the costs of such financing to us. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Moreover, the return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, which could limit our growth prospects, and we may be forced to dispose of assets at inopportune times in order to maintain our Investment Company Act exemption.

Under current market conditions, structured financing arrangements are generally unavailable, which has also limited borrowings under warehouse and repurchase agreements that are intended to be refinanced by such financings. Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on more expensive forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our stockholders and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities or to dispose of assets at inopportune times, and could harm our results of operations and growth prospects.

We are not currently eligible to obtain any TALF loans, and we may not ever be eligible to obtain such loans.

We are not currently eligible to obtain loans pursuant to the Term Asset-Backed Securities Loan Facility, or TALF, which is operated by the Federal Reserve Bank of New York, or FRBNY. The FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the FRBNY and the U.S. Treasury, resulting in an early termination of the TALF. Depending on the demand for TALF loans and the general state of the credit markets, the FRBNY and the U.S. Treasury may decide to modify the terms and conditions of the TALF, including asset and borrower eligibility, including credit rating requirements, at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF or our ability to obtain additional TALF financing. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets would be harmed.

We may lack control over mortgage loans that we participate in with other lenders, which could limit our ability to manage such mortgage loans in a manner we deem advisable.

From time to time, we may invest in, or purchase mortgage loans jointly with other lenders, or participate in our existing mortgage loans with other lenders. If we are not the lead lender for the mortgage loans in which we participate, we will be relying on the decisions and judgment of third parties that do not owe the same duties to our stockholders as we do. These decisions and judgments may be different than those we would make and may be adverse to us.

Short-term loans that we may originate or acquire may involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We have historically, and may continue to, originate or acquire bridge loans secured by first lien mortgages on properties of borrowers who are typically seeking short-term capital to be used in the acquisition, construction or rehabilitation of properties. The typical borrower under a short-term loan has usually identified what they believe is an undervalued asset that may have been under-managed or located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the short-term loan, and we bear the risk that we may not recover some or all of our loan amount.

In addition, borrowers under a bridge loan usually use the proceeds of a conventional mortgage to repay a short-term loan. Therefore, bridge loans are subject to the risk of a borrower’s inability to obtain permanent financing to repay the short-term loan. Short-term loans are also subject to the risk of borrower defaults, bankruptcies, fraud, losses and “special hazard” losses that are not covered by standard hazard insurance. In the event of any default under short-term loans held by us as lenders, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the short-term loan. To the extent we suffer such losses with respect to our short-term loans, the value of our company and the price of our shares of common stock may be harmed.

The subordinated loan assets that we may acquire will involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In addition, these loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. If a borrower defaults on our subordinated loan or debt senior to our loan, or in the event of a borrower bankruptcy, our subordinated loan will be satisfied only after the senior debt is paid in full. Where debt senior to our portfolio loan exists, the presence of intercreditor arrangements between the holder of the mortgage loan and us, as the subordinated lender, may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. As a result, we may not recover some or all of our investment, which could result in losses to us. In addition, even if we are able to foreclose on the underlying collateral following a borrower’s default on a subordinated loan, we may assume the rights and obligations of the defaulting borrower under the loan and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital to stabilize the property and prevent additional defaults to lenders with existing liens on the property. Significant losses related to our subordinated loans could harm our results of operations and our ability to make distributions to our stockholders.

Our due diligence may not reveal all of a borrower's or asset’s liabilities and may not reveal other investment risks.

Before investing in an asset or making a loan to a borrower, we assess the strength and skills of the asset or potential borrower and other factors that we believe are material to the performance of the investment. In making this assessment and otherwise conducting customary due diligence, we rely on numerous resources reasonably available to us and, in some cases, an investigation by third parties. This process is particularly subjective, and of lesser value than would otherwise be the case, with respect to newly organized entities because there may be little or no information publicly available about those entities. There can be no assurance that our due diligence processes will uncover all relevant facts or problems, or that any particular investment will be successful.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

We may enter into hedging transactions that could require us to fund cash payments in certain circumstances such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument. The amount due upon early termination or as the result of a request for margin securities would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations. Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could harm our financial condition. We also may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging could harm or fail to protect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability;
•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and
•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in unrealized losses or the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. It may not always be possible to dispose of, close out or terminate a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. A liquid secondary market may not exist for any hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses to us. The risks above relating to any of our hedging transactions may harm our results of operations and limit our ability to make distributions to our stockholders.

Any repurchase agreements and bank credit facilities that we may use in the future to finance our assets may require us to provide additional collateral or pay down debt.

We have and may continue to utilize repurchase agreements and bank credit facilities (including term loans and revolving facilities) to finance our assets if such financing becomes available to us on acceptable terms. In the event we utilize such financing arrangements, they would involve the risk that the market value of the loans pledged or sold by us to the repurchase agreement counterparty or provider of the bank credit facility may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. A lender’s requirement that we post additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could harm our financial condition and ability to implement our business plan. In addition, in the event that a lender to us files for bankruptcy or becomes insolvent, the loans to us may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of repurchase agreement financing and bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

As of December 31, 2009, we had no repurchase agreements or bank credit facilities in place. However, subsequent to December 31, 2009, the Fund, through wholly-owned subsidiaries, secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned assets, and working capital needs.

We may use leverage to execute our business strategy, which may reduce the return on our assets, reduce cash available for distribution to our stockholders and increase losses when economic conditions are unfavorable.

Subject to market conditions and availability, we may use leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, resecuritizations, securitizations, warehouse facilities and bank credit facilities (including term loans and revolving facilities). Given current market conditions, we may also seek to take advantage of available borrowings, if any, under government sponsored debt programs, such as the TALF, to acquire all types of commercial real estate mortgage loans and other real estate-related assets, to the extent such assets are eligible for funding under such programs. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend on our available capital, our ability to access financing arrangements, our estimated stability of cash flows generated from the assets in our portfolio and our assessment of the risk-adjusted returns associated with those assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, resecuritizations, securitizations, warehouse facilities and bank credit facilities (including term loans and revolving facilities), our ability to participate in and obtain funding under programs established by the U.S. government, available credit limits and financing rates, type or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding.

To the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distribution to our stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy our obligations. We may leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses to us. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline.

Any borrowing by us will increase our risk and may harm our operations and reduce the amount we have available to distribute to our stockholders.

We anticipate that from time to time we may borrow funds to generate additional liquidity for the payment of operating expenses, costs relative to the ownership of real estate owned, and obligations under our loans to borrowers or for purposes of making investments. The Manager’s line of credit with a bank, which had a total borrowing capacity of $2.52 million as of December 31, 2009 and is secured by certain of our portfolio loans, was extended to May 31, 2010 from its April 1, 2010 due date, subject to a reduced borrowing capacity of $827,000. In addition, subsequent to December 31, 2009, the Fund, through wholly-owned subsidiaries, secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned assets, and working capital needs. We expect that additional borrowings may be necessary or advisable from time to time. Any borrowings will require us to carefully manage our cost of funds and we may not be successful in this effort. If we are unable to repay any indebtedness we incur or make interest payments on any loans we incur, our lenders would likely declare us in default and could require that we repay all amounts owing under our loan facilities or take possession of the collateral. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and any distributions to our stockholders. We may borrow funds from several sources, and the terms of any indebtedness we incur may vary.

Borrowing subjects us to a number of other risks, including, among others, the following:

•	if we are unable to repay any indebtedness or make interest payments on any loans we incur, our lenders would likely declare us in default and could require that we repay all amounts outstanding under our loan facilities;
•	acceleration of debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;
•	our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on our borrowings under those arrangements;
•	the loss of some or all of our assets securing the loans to foreclosure or sale;
•	even if we are repaying the indebtedness in a timely manner, interest payments owing by us on the borrowed funds may reduce our income and any distributions to our stockholders;
•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes;
•	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all; and
•	some lenders may require as a condition of making a loan to us that the lender receive a priority on mortgage repayments received by us on our mortgage portfolio, thereby requiring the first dollars we collect to go to our lenders.

Any of these risks could harm our business and financial condition.

We cannot predict the effect of recent legislative and regulatory initiatives.

The U.S., state and foreign governments have taken or are considering extraordinary actions in an attempt to address the worldwide financial crisis and the severe decline in the global economy. To the extent adopted, many of these actions have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. These actions or other actions under consideration may not ultimately be successful or beneficial to us.

In the U.S., the federal government has adopted, among other things, the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008) and the American Recovery and Reinvestment Act of 2009

(enacted on February 17, 2009). With authority granted under these laws, the United States Department of the Treasury has proposed a financial stability plan that is intended to, among other things, invest additional capital into banks and provide for various forms of economic stimulus. Other laws, regulations, and programs at the federal, state and local levels are under consideration that seek to address the economic climate and real estate and other markets. We cannot predict the effect that these or other actions will have on our business, results of operations and financial condition. Further, the failure of these or other actions and the financial stability plan to stabilize the economy could harm our business, results of operations and financial condition.

The Investment Company Act may limit our ability to generate returns for our stockholders.

If we become subject to the Investment Company Act, we would be required to comply with numerous additional regulatory requirements and restrictions, any or all of which could harm the sustainability of our operations and our ability to make distributions, and force us to discontinue the business. The Manager believes that we have qualified for the real estate exemption under the Investment Company Act since the inception of the Fund. If the market value or income potential of our real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate our non-qualifying assets in order to maintain our exemption from the Investment Company Act. In view of the illiquid nature of certain of our real estate and real estate-related investments, we may not be able to liquidate our non-qualifying assets at opportune times or prices, if at all, in order to maintain our Investment Company Act exemption. Similarly, we may not have sufficient capital or access to capital at favorable prices, if at all, if we were required to increase our qualifying real estate assets in order to maintain our Investment Company Act exemption. If the value of our assets fluctuates dramatically, our ability to maintain compliance may be particularly difficult, which may cause us to make investment decisions that we otherwise would not make absent Investment Company Act considerations. Moreover, as the real estate market evolves, we may determine that the commercial real estate market does not offer the potential for attractive risk-adjusted returns pursuant to an investment strategy that is consistent with our intention to operate in a manner to maintain our exemption from registration under the Investment Company Act. For example, if we believe the maintenance of our exemption under the Investment Company Act imposes undue limitations on our ability to generate attractive risk-adjusted returns to our investors, our board of directors may approve the wind down of our assets and liquidation of our business.

If we were required to register as an investment company under the Investment Company Act but failed to do so, the SEC could bring an action to enjoin us from further violating the Investment Company Act. Also, the laws and regulations governing investment companies, including the interpretations of the Division of Investment Management of the SEC regarding the treatment of assets as qualifying real estate assets or real estate-related assets, may change in a manner that harms our operations. As a result, the Investment Company Act may limit our ability to generate returns for our stockholders.

To the extent that we obtain debt financing as a borrower, we expect that certain of our financing facilities may contain restrictive covenants relating to our operations, which could harm our business, results of operations, ability to make distributions to our stockholders and the market value of our common stock.

If or when we obtain debt financing as a borrower, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, such loan documents could contain negative covenants that limit, among other things, our ability to repurchase shares of our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, hold portfolio mortgage loans for longer than established time periods, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare loans outstanding to us due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral from us. We also may be subject to cross-default and acceleration rights and, with respect to collateralized debt, requirements for us to post additional collateral, and foreclosure rights upon default. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities or prematurely dispose of assets.

We may seek to utilize non-recourse long-term securitizations in the future, and such structures may expose us to risks, which could result in losses to us.

In the future, we may seek to utilize non-recourse long-term securitizations of our investments in mortgage loans, especially loan originations, if and when they become available and to the extent consistent with the maintenance of our exemption from the Investment Company Act, in order to generate cash for funding new investments. This would involve conveying a pool of assets to a special purpose vehicle (or the issuing entity) which would issue one or more classes of non-recourse promissory notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds on the sale of the non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio investments might magnify our exposure to losses on those portfolio investments because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, may not be able to access the securitization market, or be able to do so at favorable rates. The inability to consummate securitizations of our portfolio to finance our investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could harm our performance and our ability to grow our business.

Any warehouse facilities that we may obtain may limit our ability to acquire or originate assets, and we may incur losses if the collateral is liquidated.

We may utilize, if available, warehouse facilities pursuant to which we would accumulate mortgage loans, which assets would be pledged as collateral for such facilities. In order to borrow funds to originate or acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. The lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. Currently, we have no warehouse facilities in place, and may not be able to obtain one or more warehouse facilities on favorable terms, or at all.

Risks Related to Our Current Operations

If we do not resume our mortgage lending activities, we will not be able to grow our business and our financial results and financial condition will be harmed.

Effective October 1, 2008, the Manager elected to suspend certain of our activities, including, among other things, the funding and origination of any new commercial mortgage loans. This election was made in order to preserve our capital and to seek to stabilize our operations and liquid assets in order to assist us in our efforts to meet our future obligations, including those pursuant to current loan commitments we have made to borrowers. Even if we consummate the Conversion Transactions, we may not consummate an initial public offering or raise alternative financing, and there is a risk that we may not resume lending for an extended period of time, or that we may not resume lending at historical levels. The inability to fund new loans prevents us from capitalizing on interest or other fee paying investments, and managing interest rate and other portfolio risk as our existing investments are sold, restructured or refinanced. Any one or more of the foregoing could harm our results and financial condition.

Defaults on our mortgage loans will decrease our revenue and may harm our business.

We are in the business of acquiring and originating commercial mortgage loan investments and, as such, we are at risk of default by borrowers. Any failure of a borrower to repay the mortgage loans in our portfolio or to pay interest on such loans will reduce our (i) revenue and distributions, if any, to stockholders, and (ii) potentially, the trading price of IMH Financial Corporation common stock. At December 31, 2009, 50 of our portfolio loans with principal balances totaling $532.0 million were in default, and we had commenced foreclosure proceedings on 19 of these 48 loans. The Manager anticipates that it will commence foreclosure actions on additional loans in our portfolio, and the Fund is negotiating with the borrowers and assessing the possibility of modifying the loan terms of any remaining loans in default. In addition, during the year ended December 31, 2009, we acquired six real estate assets through foreclosure of the related mortgage loans with a carrying value of $42.6 million. The actual net realizable value of such properties may not exceed the carrying value of the Fund’s investment in these properties at December 31, 2009.

Our borrowers are exposed to risks associated with owning real estate, and unexpected expenses or liabilities resulting from such ownership could reduce the likelihood that our borrowers will be able to develop or sell the real estate that serves as collateral for our loans, which will increase the likelihood that our borrowers will default on the loans that we fund or acquire.

Among other matters, our borrowers are subject to risks, expenses and liabilities associated with owning real estate, including, among others:

•	the expense of maintaining, operating, developing and protecting the real estate that serves as collateral for our loans;
•	the risk of a decline in value of such real estate due to market or other forces;
•	the absence of financing for development and construction activities, if financing is required;
•	the risk of default by tenants who occupy such real estate and have rental obligations to the owners of such real estate;
•	the risks of zoning, rezoning, and many other regulatory matters affecting such real estate;
•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;
•	acts of war or terrorism;
•	adverse changes in national and local economic and market conditions;
•	changes in, related costs of compliance with, or fines or private damage awards for failure to comply with existing or future federal, state and local laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions;
•	the potential for uninsured or under-insured property losses;
•	the impact of economic, market, environmental and political conditions on the ability to market or develop properties;
•	financial and tort liability risks, including construction defect claims, associated with the ownership, development and construction on such real estate; and
•	market risk and the possibility that they will not be able to develop, sell or operate such real estate to generate the income expected from such real estate.

Any or all of these risks, if not properly managed by the borrower, could impose substantial costs or other burdens on our borrower or such real estate, or result in a reduction in the value of such real estate, thereby increasing the likelihood of default by the borrower on our portfolio loan and reducing or eliminating our ability to make distributions to our stockholders. In addition, to the extent we foreclose on any such real estate securing our portfolio loans, we become directly subject to these same risks.

By becoming the owner of property, we become subject to the various risks of owning real property and we could incur unexpected costs and expenses, which could harm our business.

We have acquired real property in connection with foreclosures of commercial mortgage loans in our portfolio in which we have invested, and we may acquire additional real property in this manner in the future. As of December 31, 2009, we owned 17 properties with an aggregate net carrying value of $104.2 million. As an owner of real property, we will incur some of the same obligations and be exposed to some of the same risks as our applicable borrower was prior to our foreclosure on the applicable portfolio loan. See the risk factor above starting with “Our borrowers are exposed to risks associated with owning real estate”.

The commercial mortgage loans we acquire are subject to the ability of the commercial property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

The ability of a commercial mortgage loan borrower to repay a loan secured by an income-producing property, such as a multi-family or commercial property, typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Most commercial mortgage loans are effectively nonrecourse obligations of the borrower, meaning that there is no recourse against the borrower’s assets other than the underlying collateral. In the event of any default under a non-recourse commercial mortgage loan held directly by us in our portfolio, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral (or our ability to realize such value through foreclosure) and the principal and accrued interest on the mortgage loan, which could harm our results of operations and cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a commercial mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the commercial mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a commercial mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed commercial mortgage loan.

We rely on the value of our real estate collateral to protect our commercial mortgage loans, and that real estate collateral is subject to appraisal errors and the collateral’s realizable value is subject to decrease based on events beyond our control.

We depend upon the value of our real estate collateral to protect the commercial mortgage loans that we make or acquire. We depend upon the skill of independent appraisers and other techniques to value the collateral of the commercial mortgage loans we hold. However, notwithstanding the experience of the appraisers selected or approved by the Manager, they may make mistakes or may err in their judgment. Also, the realizable value of the real estate securing our portfolio loans may decrease due to subsequent events, such as the precipitous decline in value experienced as a result of the real estate market downturn. As a result, there may be less collateral than anticipated at the time the applicable commercial mortgage loan was originated or acquired. In this regard, in recent periods, the real estate markets across the United States have declined. If the value of the collateral supporting our commercial mortgage loans declines and a foreclosure sale occurs, we may not recover the full amount of our commercial mortgage loan, thus reducing the amount of our cash available, if any, and may harm our business.

Our underwriting standards and procedures may not have protected us from loan defaults, which could harm our business.

Due to the nature of our business model, we believe the underwriting standards and procedures used by the Manager are different from conventional lenders. While several procedures in the Manager’s underwriting process are similar to those of traditional lenders, there are also some differences that provide the Manager with more flexibility in underwriting and closing loans. Due to the nature of our loan approval process, there is a risk that the underwriting the Manager performed did not, and the underwriting we perform will not, reveal all material facts pertaining to the borrower and the collateral, and there may be a greater risk of default by our borrowers which, as described above, could harm our business.

Guarantors of our portfolio loans may not have sufficient assets to support their guarantees, which could make enforcing such guarantees difficult and costly, and could harm our operations.

Our commercial mortgage loans are not insured or guaranteed by any federal, state or local government agency. Our loans may be guaranteed by individuals or entities which are typically affiliated with the borrower. These guarantors may not have sufficient assets to back up their guarantees in whole or in part, and collections pursuant to any such guarantees may be difficult and costly. Consequently, if there is a default on a particular commercial mortgage loan and the guarantee, our only recourse may be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting upon sale in a decrease of the amount of our cash available, if any, and may harm our business.

We have limited experience in managing and developing real estate and, following a foreclosure, we may not be able to manage the real estate we foreclose upon or develop the underlying projects in a timely or cost-effective manner, or at all, which could harm our results of operations.

We have limited experience in managing and developing real estate. When we acquire real estate through foreclosure on one of our portfolio loans or otherwise, we may seek to complete the underlying projects, either alone or through joint ventures. We may not be able to manage the development process in a timely or cost-effective manner or at all.

If we require third party assistance in managing or developing projects, either through joint ventures or selling the rights to manage or develop projects in whole, we may be unable to find such assistance at an attractive cost or at all. Even if we are able to locate such assistance, we may be exposed to the risks associated with the failure of the other party to complete the development of the project as expected or desired. These risks include the risk that the other party would default on its obligations, necessitating that we complete the other components ourselves (including providing any necessary financing).

If we enter into joint ventures to manage or develop projects, such joint ventures involve certain risks, including, without limitation, that:

•	we may not have voting control over the joint venture;
•	we may not be able to maintain good relationships with the joint venture partners;
•	the joint venture partner may have economic or business interests that are inconsistent with our interests;
•	the joint venture partner may fail to fund its share of operations and development activities, or to fulfill its other commitments, including providing accurate and timely accounting and financial information to us; and
•	the joint venture or venture partner could lose key personnel.

Any one or more of these risks could harm our results of operations.

We may experience a decline in the fair value of our assets, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

A decline in the fair value of our assets may require us to recognize a provision for credit losses or impairment charge against such assets under accounting principles generally accepted in the United States, or GAAP, if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be impaired. For example, we recorded a provision for credit losses and charge totaling $296.0 million and $79.3 million, respectively, for the years ended December 31, 2008 and December 31, 2009, respectively, as well as impairment charges on real estate owned assets of $27.2 million and $8.0 million, respectively. For further information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IMH Secured Loan Fund, LLC — Results of Operations for the Years Ended December 31, 2007, 2008, and 2009 — Revenues —  Provision for Credit Losses and Other Charges.” We could be required to record additional valuation adjustments in the future. Such a provision for credit losses or impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and carrying value of such assets at the time of sale. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to stockholders could be harmed.

Some of our portfolio investments are and will be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

The fair value of assets in our portfolio that are not publicly traded may not be readily determinable, requiring us to make certain estimates and adjustments. Depending on whether these securities and other investments are classified as available-for-sale or held-to-maturity, we will value certain of these investments quarterly at fair value, as determined in accordance with applicable accounting guidance, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be harmed if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. Similarly, if the fair value of assets are lower than the value we ultimately realize upon the sale of those assets, the value of our common stock may understate the actual value thereof.

Valuations of certain assets in which we may invest may be difficult to obtain or unreliable. In general, third-party dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Therefore, conflicts of interest exist to the extent that the Manager is involved in the determination of the fair value of our investments. Additionally, our results of operations for a given period could be harmed if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

We may refinance existing loans at rates lower than those currently available to us.

Substantially all of our variable rate loans contain provisions for interest rate floors, which has allowed us to benefit from interest rate terms in excess of the current Prime rate. However, given current market conditions and the likely necessity to extend loans to 24-month terms, or longer, we have negotiated in the past, and expect to continue to renegotiate in the future, certain of the commercial mortgage loans in our portfolio at terms that are more reflective of current market rates, which is expected to result in lower mortgage income for us.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

Our investment in certain assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders. A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Increases in these rates will tend to decrease our net income and market value of our assets.

Rising interest rates may also cause our target assets that were originated or acquired prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be harmed. An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could harm our ability to acquire target assets that satisfy our investment objectives and to generate income and make distributions to our stockholders.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses. As a result of the foregoing, significant fluctuations in interest rates could harm affect our results of operations, financial conditions and our ability to make distributions to our stockholders.

Prepayment on our investments may harm the value of our portfolio of assets.

The value of our assets may be harmed by prepayment rates on mortgage loans. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage loans may reduce the expected yield on such loans because we will have to amortize the related premium on an accelerated basis. As of the date of this consent solicitation/prospectus, our portfolio loans did not provide for any prepayment penalties or fees. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage assets may reduce the expected yield on such loans because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors, including, without limitation, the availability of mortgage credit, the relative economic vitality of the geographic area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic, legal and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or similar risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, we are likely to reinvest the proceeds of such prepayments received during such periods in assets yielding less than the yields on the assets that were prepaid. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income assets from declining interest rates.

Our loans generally contain provisions for balloon payments upon maturity, which are riskier than loans with fully amortized payments and which increases the likelihood that a borrower may default on the loan.

As of the date of this consent solicitation/prospectus, substantially all of our portfolio loans provide for monthly payment of interest only with a “balloon” payment of principal payable in full upon maturity of the loan. To the extent that a borrower has an obligation to pay us mortgage loan principal in a large lump sum payment, its ability to repay the loan may depend upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. A borrower may not have sufficient resources available to make a balloon payment when it becomes due. As a result, these loans may involve a higher risk of default than amortizing loans.

Competition for buyers of real estate that we own, or for take-out financing for our borrowers, places severe pressure on asset values, and we may not be able to realize the full value of any of our investments as a result.

The industry in which we operate is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. There are also a relatively smaller number of non-conventional lenders that are similar to us. If we resume lending operations, we expect to compete with these same lenders as well as new entrants to the competitive landscape who are also focused on originating and acquiring commercial mortgage loans for investment.

We expect to compete with many market participants after the consummation of the Conversion Transactions. Additionally, as we seek to locate purchasers for real estate we have acquired, or for takeout financing for our borrowers, we are competing with a large number of persons and entities that have acquired real estate, whether through foreclosure or otherwise, and that have originated commercial mortgage loans, in the past few years. Many of these persons and entities utilized leverage to purchase the real estate or fund the loans, and many are selling collateral or accepting takeout financing worth less than the original principal investment in order to generate liquidity and satisfy margin calls or other regulatory requirements. If we are not able to compete successfully, our ability to realize value from our existing loan portfolio may be harmed or delayed, and we may not be able to grow our asset portfolio.

Our business is subject to regulation by several government agencies and a disciplinary or civil action that occurs as a result of an actual or alleged violation of any rules or regulations to which we are subject could harm our business.

The Manager and its affiliates are subject to extensive regulation and oversight by various state and federal regulatory authorities, including, without limitation, the Arizona Corporation Commission or the ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking) and the SEC. Many of these authorities have generally increased their scrutiny of the entities they regulate following recent events in the homebuilding, finance and capital markets sectors. We and the Manager are also subject to various federal and state securities laws regulating the issuance and sale of securities. In the event that we or the Manager do not adhere to these and other laws and regulations which apply to us, we could face potential disciplinary or other civil action that could harm our business.

In December 2004, and pursuant to several supplemental requests thereafter, the ACC requested certain information pertaining to the operations of the Fund and the Manager, and the Manager responded to all requests made by the ACC. Neither the Manager nor the Fund had any communication from the ACC from November 2005 until July 2009. In July 2009, the ACC requested from the Manager information concerning certain affiliates of the Manager. Following a response by the Manager to this request, and a meeting by certain of the Manager’s representatives with the ACC in October 2009, we were notified by a representative of the ACC in December 2009 that the ACC did not have any further information requests and, thereafter, that the ACC had ceased its inquiry.

In addition, following the suspension of certain of our activities, including the suspension of our willingness to execute redemption requests from holders of membership units in the Fund who are seeking liquidity, certain of the members have requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant such requests and are treating all of the members uniformly. While neither the Manager nor we have been served with any lawsuits from any of the members, certain of the members have filed grievances with the SEC and possibly other regulatory agencies related to the Manager’s administration of the Fund, and we are unable to predict the outcome of any such grievances.

We invest in construction loans, which may expose us to an increased risk of loss.

We have historically originated and invested in construction loans. If we fail to fund our entire commitment on a construction loan, or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences to us associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower assets or claims against us for failure to perform our obligations as a lender under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for our loan.

Risks of cost overruns and non-completion of renovation of the properties underlying rehabilitation loans may result in significant losses.

We have historically and may continue to originate and invest in rehabilitation loans. The renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include: rehabilitation costs exceeding original estimates, possibly making a project uneconomical; environmental risks; and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if renovation costs are more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments to us on our loan on a timely basis or at all, which could result in significant losses to us.

The Manager has taken various actions to seek to manage us through the recession, however, these or future actions may not be successful, in part or at all, and a failure of any one or more of these actions could harm us.

The Manager, on our behalf, has taken various actions to seek to manage us through the recession, including, among other things, marketing certain of our whole loans and participation interests for sale, and disposing of real estate owned that was acquired by us through foreclosure. The Manager is also continuously evaluating other options for us. Many of the challenges being faced by us are beyond the control of the Manager, including a lack of adequate lender credit availability in the marketplace, the general illiquidity in financial markets in the United States, and the decline in real estate prices and the prices of real-estate related assets. These or other actions by the Manager may not be successful, in part or at all, and a failure of any one or more of these actions could harm us.

Our loan and real estate portfolio is concentrated geographically and a further downturn in the economies or markets in which we operate could harm our loan portfolio.

As of the date of this consent solicitation/prospectus, we have commercial mortgage loan investments and real property in Arizona, California, Texas, New Mexico, Idaho, Minnesota, Utah and Nevada. Because we are generally not diversified geographically and are not required to observe any specific geographic diversification criteria, a further downturn in the economies of the states in which we own real estate or have commercial mortgage loan investments in our portfolio, or a further deterioration of the real estate market in these states, could harm our loan and real estate portfolio.

We may have difficulty protecting our rights as a secured lender, which could reduce the value or amount of collateral available to us upon foreclosure and harm our business.

We believe that our loan documents enable us to enforce our rights thereunder with our borrowers. However, the rights of borrowers and the rights of other secured lenders may limit our practical realization of those benefits. For example:

•	Foreclosure is subject to the delays in the legal processes involved. Judicial foreclosure could involve protracted litigation. Although we expect to generally use non-judicial foreclosure, which is generally quicker, our collateral may deteriorate and decrease in value during any delay in the foreclosure process.
•	The borrower’s right of redemption following foreclosure proceedings can delay or deter the sale of our collateral and can, for practical purposes, require us to own and manage any property acquired through foreclosure for an extended period of time.
•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.
•	The rights of junior secured creditors in the same property can create procedural hurdles for us when we foreclose on collateral.
•	We may not be able to obtain a deficiency judgment after we foreclose on collateral. Even if a deficiency judgment is obtained, it may be difficult or impossible to collect on such a judgment.
•	State and federal bankruptcy laws can temporarily prevent us from pursuing any actions against a borrower or guarantor, regardless of the progress in any suits or proceedings and can, at times, permit our borrowers to incur liens with greater priority than the liens held by the Fund.
•	Lawsuits alleging lender liabilities, regardless of the merit of such claims, may delay or preclude foreclosure.

We may be subject to lender liability claims.

A number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty by the lender to the borrower or its other creditors or stockholders. Such claims may arise and we may be subject to significant liability if a claim of this type did arise.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under various insurance policies. Furthermore, we maintain title insurance to protect us against defects in security interests in our loans. We select policy specifications and insured limits which we believe to be appropriate given the perceived relative risk of loss, the cost of the coverage and our understanding of industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or nuclear reactions. Our policies are insured subject to certain limitations, including, among others, large deductibles or co-payments and policy limits which may not be sufficient to cover losses. In addition, we may discontinue certain policies on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the perceived risk of loss. If we or one or more of our borrowers experiences a loss which is uninsured or which exceeds policy limits or which our carriers cannot cover, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

We may be exposed to liabilities for risks associated with the use of hazardous substances on any of our properties.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may harm an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our portfolio loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may diminish the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders. If we acquire a property through foreclosure or otherwise, the presence of hazardous substances on such property may harm our ability to sell the property and we may incur substantial remediation costs, which could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

Other Risk Factors

The decline in economic conditions and disruptions to markets may not improve for the foreseeable future, which could cause us to suffer continuing operating losses, adversely affect our liquidity, and create other business problems for us.

The global and U.S. economies experienced a rapid decline in 2008 and 2009. The real estate and other markets suffered unprecedented disruptions, causing many major institutions to fail or require government intervention to avoid failure, which has placed severe pressure on liquidity and asset values. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets.

These events have caused, among other things, numerous foreclosures and an excess of residential housing inventory and finished residential lots, and a glut of stalled commercial real estate projects. Excess inventory could result in a decline in the values of real estate that we own or that secures the loans we hold in our portfolio. This, in turn, could reduce the proceeds we realize upon sale and that are available to our borrowers to repay our portfolio mortgage loans.

The foregoing could result in defaults on our portfolio mortgage loans and might require us to record reserves with respect to non-accrual loans, write-down our real estate owned, and realize credit losses with respect to our portfolio mortgage loans. These factors could harm our business, financial condition, results of operations and cash flows.

As a consequence of the difficult economic environment, we have recorded significant losses, resulting primarily from significant provisions for credit losses and impairment charges resulting in substantial decreases in the net carrying value of our assets. Economic conditions or the real estate and other markets generally may not improve in the near term, in which case we could continue to experience additional losses and write-downs of assets, and could face capital and liquidity constraints and other business challenges.

We depend on key personnel and an error in judgment or the loss of their services could harm our business.

We currently do not have any directors, officers or employees. Our success depends upon the continued efforts of certain key personnel of the Manager, who will become our executive officers after the consummation of the Conversion Transactions, including, among others, Shane Albers, who will become our chief executive officer, and William Meris, who will become our president. If either of these individuals were to make an error in judgment in conducting our operations, our business could be harmed. If either of these individuals were to cease employment with us, our operating results could suffer. Our future success also depends in large part upon our ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense. Should we be unable to attract and retain such key personnel, our ability to make prudent investment decisions may be impaired, which could harm our results of operations and prospects.

Accounting rules for certain of our investments are highly complex and involve significant judgment and assumptions, and changes in such rules, accounting interpretations or our assumptions could harm our ability to timely and accurately prepare our financial statements.

Accounting rules for commercial mortgage loan sales and securitizations, valuations of financial instruments, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in the preparation of financial information and the delivery of this information to our stockholders. Changes in accounting rules, interpretations or our assumptions could undermine our ability to prepare timely and accurate financial statements, which could result in a lack of investor confidence in our publicly filed information and could harm the market price of our common stock.

We may change our business, investment, leverage and financing strategies without stockholder consent.

We may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this consent solicitation/prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our commercial mortgage loan portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decisions would not be subject to stockholder approval. Changes to our strategies regarding the foregoing could harm our financial condition, results of operations and our ability to make distributions to our stockholders.

The price of IMH Financial Corporation Common Stock and trading volume may be volatile, which could result in substantial losses for our stockholders.

The shares of Class B, Class C, and Class D common stock are convertible into IMH Financial Corporation common stock as described under the section entitled “Description of IMH Financial Corporation’s

Capital Stock.” If an active trading market develops for IMH Financial Corporation common stock after the consummation of the Conversion Transactions, the market price of IMH Financial Corporation common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in IMH Financial Corporation common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the share price of IMH Financial Corporation common stock or result in fluctuations in the price or trading volume of IMH Financial Corporation common stock include those listed in the section entitled “Risk Factors” in this consent solicitation/prospectus as well as:

•	general market and economic conditions;
•	actual or anticipated changes in our future financial performance;
•	changes in market interest rates;
•	competitive developments, including announcements by us or our competitors of new financial products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;
•	the operations and stock performance of our competitors or similar companies;
•	developments in the commercial mortgage lending industry or the financial services sector generally;
•	the impact of new state or federal legislation, regulatory developments or court decisions that adversely affect us or the assets in which we seek to invest or that restrict the activities of commercial mortgage lenders or suppliers of credit in our market;
•	fluctuations in our quarterly operating results;
•	the use of significant leverage to finance our assets;
•	changes in financial estimates by securities analysts or publications of research reports about us or the real estate industry;
•	changes in accounting principles;
•	the reliability of our dividend policy and amount of our dividends;
•	equity issuances by us or stock resales by our stockholders or the perception that such issuances or resales could occur;
•	additions or departures of senior management and key personnel; and
•	actions by institutional or other stockholders.

If the market price of IMH Financial Corporation common stock declines significantly, you may be unable to resell any IMH Financial Corporation common stock you receive as a result of the conversion of shares of Class B, Class C or Class D common stock at or above the price immediately after the consummation of the Conversion Transactions. The market price of our common stock may fluctuate or decline significantly, including a decline below the price immediately after the consummation of the Conversion Transactions, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

We have not established a minimum dividend and distribution level and we may not have the ability to make dividends and other distributions to you in the future.

We have not established a minimum distribution level and we may not be able to make any distributions at all. In addition, some of our distributions may include a return of capital. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to make distributions to you in the future.

Our board of directors may authorize the issuance of additional shares that may cause dilution and may depress the price of our common stock.

Our certificate of incorporation permits our board of directors, without your approval, to:

•	authorize the issuance of common or preferred stock in connection with equity offerings, acquisitions of securities or other assets of companies; and
•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of our common stock in an initial public offering or otherwise could be substantially dilutive to your shares and may depress the price of our common stock.

Future sales of shares of IMH Financial Corporation common stock, including sales of shares of IMH Financial Corporation common stock issuable when shares of Class B common stock become eligible for conversion into IMH Financial Corporation common stock or sales of shares of IMH Financial Corporation common stock by our insiders, may depress the price of IMH Financial Corporation common stock.

Any sales of a substantial number of shares of IMH Financial Corporation common stock, or the perception that those sales might occur, may cause the market price of IMH Financial Corporation common stock to decline. We are unable to predict whether a significant number of shares of IMH Financial Corporation common stock will be sold in the open market in anticipation of or following a sale by insiders. Upon consummation of the Conversion Transactions, we will have approximately 17 million shares of Class B and Class C common stock outstanding. The shares of Class C common stock are generally non-transferable and the shares of Class B-1, B-2 and B-3 common stock are not eligible for conversion into common stock until, and subject to transfer restrictions that lapse, between six and 12 months of the anniversary of earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, subject to limited exceptions. The share of Class B-4 common stock received by Messrs. Albers and Meris in the Conversion Transactions will be subject to additional four year restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The conversion and transfer restrictions also lapse upon certain change of control events, and shares of Class B-1, B-2 and B-3 common stock are also eligible for conversion and transfer after the five-month anniversary of an initial public offering if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days. Additionally, the additional four year transfer restrictions applicable to the shares of Class B-4 common stock held by Mr. Albers and Mr. Meris will terminate if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions). The additional four-year transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements. Once the sale of all or a portion of the shares of Class B common stock becomes possible, the sale or potential sale of a substantial number of shares of the common stock into which shares of Class B common stock may convert could depress the market price of all common stock and impair our ability to raise capital through the sale of additional shares. Because the Manager suspended accepting redemption requests effective October 1, 2008, and suspended distributions to members of the Fund in the second quarter of 2009, there may be a pent-up demand for liquidity among the members of the Fund, which could lead to the sale of a substantial number of shares of IMH Financial Corporation common stock and a corresponding decrease in the market price of IMH Financial Corporation common stock. In addition, the 2010 Stock Incentive Plan provides for grants of restricted stock or stock options which may result in additional sales of shares of IMH Financial Corporation common stock. In the future, we may issue warrants or grant additional options or grant registration rights with respect to IMH Financial Corporation common stock.

Offerings of debt or equity securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests, may be senior to our common stock for the purposes of distributions, and may harm the market price of our common stock.

Following the consummation of the Conversion Transactions, we contemplate offering shares of IMH Financial Corporation common stock in an initial public offering. In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. The terms of our charter documents will not preclude us from issuing additional indebtedness. Accordingly, we could become more highly leveraged, resulting in (i) an increase in debt service that could harm our ability to make expected distributions to our stockholders, and (ii) an increased risk of default on our obligations. If we were to liquidate, holders of our debt and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of Class B, Class C or Class D common stock or IMH Financial Corporation common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of IMH Financial Corporation common stock, or both. Any preferred stock could have a preference on distribution payments that could limit our ability to make a distribution to our stockholders. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk that any future offerings by us could reduce the market price of IMH Financial Corporation common stock and dilute your interest in us.

Certain provisions of our certificate of incorporation, bylaws, debt instruments and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Certain provisions of the Delaware General Corporation Law, or DGCL, may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in our management or in the control of our company, including transactions in which our stockholders might otherwise receive a premium over the fair market value of their securities. In particular, Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. We have not made this election, and accordingly we are subject to the restrictions of Section 203 of the DGCL. Furthermore, as discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock,” upon any “change of control” transaction, the restrictions on transfer applicable to the shares of our Class B and Class C common stock will terminate, which could act to discourage certain change of control transactions.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could lead to a decline in the value of our common stock.

Substantial work has been required, and may continue to be required, to implement, document, assess, test and remediate our system of internal controls. This process has been and will continue to be both costly and challenging. Implementing any appropriate changes to our internal controls may entail substantial costs to modify our existing financial and accounting systems, take a significant period of time to complete, and distract us from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could impair our ability to operate our business. In addition, the existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the value of our common stock.

VOTING AND CONSENTS

This consent solicitation/prospectus is being furnished to you in connection with the solicitation of written consent by the Manager on behalf of the Fund for the purposes described in this consent solicitation/prospectus and in the accompanying notice of solicitation for the written consent of the members of IMH Secured Loan Fund, LLC, or the Fund.

Date and Time to Tabulate Consents

Consents cast in connection with this solicitation of written consent shall be tabulated no later than 2:00 p.m. Pacific Time on           , 2010. Only holders of record of membership units in the Fund at the close of business on           , 2010, will be entitled to submit a consent and to cast one vote for each membership unit held in the Fund on the proposals described in this consent solicitation/prospectus.

Members of the Fund may vote to approve the Conversion Transactions and 2010 Stock Incentive Plan on or before           , 2010, the final date for receipt of written consents. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept the elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

If your membership units in the Fund are held in street name in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your membership units. If you do not obtain a legal proxy from your bank or broker for units held in street name, you will not be entitled to vote your membership units in the Fund or take any other actions.

Matters to be Considered

This consent solicitation/prospectus is furnished in connection with the solicitation by the Manager of consents from the members in the Fund to be cast upon the following proposals:

•	a proposal to approve the Conversion Transactions, including adoption of an agreement and plan of conversion and contribution, by and among IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc. and its stockholders, and IMH Holdings, LLC and its members, or the conversion plan; and
•	a proposal to adopt the 2010 Stock Incentive Plan.

A vote for approval of the Conversion Transactions is a vote for approval of (i) the exchange of your membership units in the Fund for shares of Class B or Class C common stock in IMH Financial Corporation, (ii) the acquisition by IMH Financial Corporation of all of the shares of the Manager in exchange for shares of Class B-3 common stock of IMH Financial Corporation, and (iii) the acquisition by IMH Financial Corporation of all of the membership interests in Holdings in exchange for shares of Class B-3 and Class B-4 common stock of IMH Financial Corporation. If the Conversion Transactions are consummated, your membership units in the Fund will be cancelled and you will receive, at your election, 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock in IMH Financial Corporation, or some combination thereof, in exchange for each membership unit in the Fund that you hold as of the record date.

Recommendation of the Manager

The Manager has approved the Conversion Transactions, the conversion plan and the adoption of the 2010 Stock Incentive Plan, and determined that the Conversion Transactions, the conversion plan and the adoption of the 2010 Stock Incentive Plan are advisable and in the best interests of the Fund and its members. The Manager recommends that you vote “FOR” approval of the Conversion Transactions and adoption of the 2010 Stock Incentive Plan. In the context of the Conversion Transactions, the stockholders of the Manager, which are also the members of Holdings, will be receiving shares of Class B-3 and B-4 common stock in IMH Financial Corporation in exchange for their shares of common stock in the Manager and their membership interests in Holdings, as well as entering into employment agreements with IMH Financial Corporation (subject to approval by the compensation committee of IMH Financial Corporation) under which they would be entitled to employment compensation, including potential equity awards, for services provided as employees of IMH Financial Corporation. Accordingly, their interests differ from yours in important ways as discussed under the section entitled “Interests of Certain Persons in the Conversion Transactions.”

Who May Vote

The close of business on May , 2010, has been fixed by the Manager as the record date for the determination of holders of membership units in the Fund entitled to notice of and to vote on the proposals described in this consent solicitation/prospectus. At the close of business on the record date, 73,038 membership units in the Fund were outstanding and entitled to vote. Each membership unit in the Fund entitles the holder to one vote on the proposals described herein.

Vote Required

Under the operating agreement, the affirmative vote of a majority of all votes entitled to be cast on the matter is necessary to (i) approve the Conversion Transactions, including the adoption of the conversion plan, and (ii) the adoption of the 2010 Stock Incentive Plan. Because the affirmative vote of a majority of all votes entitled to be cast is needed for the Fund to consummate the Conversion Transactions and adopt the 2010 Stock Incentive Plan, the failure to vote will have the same effect as a vote against the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan. Abstentions and broker non-votes also will have the same effect as a vote against the Conversion Transactions.

The Manager urges the members of the Fund to promptly vote by completing, dating and signing the accompanying consent and to promptly return it in the enclosed postage-paid envelope, or, if you hold your membership units in the Fund in “street name” through a bank or a broker, by following the voting instructions of your bank or broker.

The directors and executive officers of the Manager collectively owned less than 1% of the outstanding membership units in the Fund as of the record date. The Manager’s directors and executive officers have indicated they will vote to approve the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan.

How to Vote Your Membership Units in the Fund

Members of the Fund may vote by completing, signing, dating and returning the enclosed consent in the postage-paid envelope provided, or vote via the Internet by visiting www.dfking.com/imh.

Each consent returned to us by a holder of membership units in the Fund will be voted in accordance with the instructions indicated thereon. If you submit your consent, but do not indicate how you want to vote, your membership units in the Fund will be voted “FOR” the proposals to approve the Conversion Transactions and adopt the 2010 Stock Incentive Plan.

Absence of Dissenter’s Rights

Members of the Fund generally are not entitled to appraisal rights under the Delaware Limited Liability Company Act with respect to their membership units in the Fund. The operating agreement does provide for contractual appraisal rights in connection with “roll-up” transactions as defined in the operating agreement, which includes certain transactions involving the acquisition, merger, conversion or consolidation of the Fund. The definition of “roll-up” excludes a transaction involving a conversion to corporate form of only the Fund if as a consequence there will be no significant adverse change with respect to voting rights of members of the Fund, the term of existence of the Fund, Manager compensation or the Fund’s investment objectives.

The Manager believes the Conversion Transactions do not constitute a “roll-up” and that you will accordingly not be entitled to receive cash in lieu of shares of Class B or Class C common stock as a result of the Conversion Transactions under the operating agreement. The Manager’s basis for concluding the Conversion Transactions do not constitute a “roll-up” are discussed in more detail under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation —  Comparison of Certain Organizational Documents and Provisions of Delaware Law — Appraisal Rights.” The rights of members of the Fund in the event of a “roll-up” are set forth under the heading entitled “Comparison of Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation — Comparison of Certain Organizational Documents and Provisions of Delaware Law — Mergers, Share Exchanges and Sales of Assets.” For further information, see the Risk Factor entitled “If the Conversion Transactions were to be deemed a ‘roll-up’ under the Fund’s operating agreement, IMH Financial Corporation may be unable to consummate the Conversion Transactions in a timely manner or at all, and, even if consummated, IMH Financial Corporation may incur ongoing liabilities under the operating agreement that it could not fulfill.” However, by providing members of the Fund with the ability to elect to receive shares of Class C common stock, the Manager has sought to structure the Conversion Transactions in a manner to provide members seeking liquidity with a means of doing so, subject to the limitations on redemption of the shares of Class C common stock if liquidity is achieved through an initial public offering.

Revocation of Consents

A member of IMH Secured Loan Fund, LLC may generally revoke a returned consent until the consent is tabulated. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a written notice of revocation or a new written consent with a later date to IMH Secured Loan Fund, LLC, at the following address: 4900 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251. A written notice of revocation must include the member’s name, the number of membership units in the Fund the member holds, and a statement that the member wishes to revoke its previously delivered consent. However, if a member of the Fund enters into a separate voting agreement to return a consent voting “FOR'' the proposals to approve the Conversion Transactions and adopt the 2010 Stock Incentive Plan, we expect that any such voting agreement would be coupled with an interest and, thus, the member's consent would become irrevocable upon execution and delivery of the voting agreement. As of the date of this consent solicitation/prospectus, we have not entered into, and do not anticipate entering into, any voting agreements with members of the Fund. Members of the Fund may vote to approve the Conversion Transactions and the 2010 Stock Incentive Plan on or before _______, 2010, the final date for receipt of written consents. Because a proposal is considered approved under Delaware law upon the delivery of a sufficient number of consents to approve a proposal, the consent solicitation may concluded earlier than this date if sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan. In the event that sufficient votes have been obtained to approve the Conversion Transactions and the 2010 Stock Incentive Plan, and the consent solicitation is concluded prior to __________, 2010, we will nonetheless continue to accept elections included in the enclosed consents until __________, 2010, thereby providing members of the Fund 30 days from the mailing date of this consent solicitation/prospectus to elect whether to receive (i) IMH Financial Corporation Class B common stock, (ii) IMH Financial Corporation Class C common stock, or (iii) some combination thereof, in exchange for their membership units in the Fund. The consent solicitation may also be extended indefinitely one or more times beyond this date. Any such extension may be made without notice to members of the Fund.

Consent Solicitation and Tabulation of Votes

The Fund will pay all costs incurred by us in connection with the solicitation of consents (including any costs we incur in connection with the retention by us of a third party to solicit consents). The directors, officers and employees of the Manager and its subsidiaries may solicit consents from holders of membership units in the Fund in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by the Fund for their actual expenses or the expenses of an unaffiliated consent solicitor. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the holders of membership units in the Fund held of record by such persons, and the Fund will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this solicitation. The Fund has retained the services of D.F. King & Co., Inc. to solicit consents by personal interview, telephone, facsimile and/or mail for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses, which fee and expenses shall not in the aggregate exceed $35,000. In addition to those fees and expenses, the Fund will pay D.F. King a fee of $10,000, if the members of the Fund vote to approve the Conversion Transactions and the 2010 Stock Incentive Plan, within 15 days from the date of mailing this consent solicitation/prospectus, or $7,500 if approved between 16 and 30 days from the mailing date. No additional compensation will be paid to directors, officers and employees of the Manager or to brokers or dealers who may be involved in the solicitation of consents.

Other Matters

Upon consummation of the Conversion Transactions, the Fund will close its transfer books, and no subsequent transfers of membership units in the Fund will be recorded on its books. As described under the section entitled “Terms of the Conversion Transactions — Issuance of IMH Financial Corporation Stock,” after the consummation of the Conversion Transactions, we will issue your shares of Class B or Class C common stock in IMH Financial Corporation in uncertificated, book entry form to be held by the custodian until they are eligible for transfer, conversion or redemption, as the case may be.

PROPOSAL NO. 1: THE CONVERSION TRANSACTIONS

General

Investors Mortgage Holdings Inc., the Manager of the Fund, has approved a plan to internalize the management of the Fund, currently a Delaware limited liability company, by converting the Fund into a Delaware corporation through the following steps which we refer to as the Conversion Transactions:

•	the conversion of the Fund into a Delaware corporation named IMH Financial Corporation, pursuant to which each membership unit you hold in the Fund will be exchanged, at your election, for 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock of IMH Financial Corporation, or some combination thereof in 10% increments; and
•	the acquisition by IMH Financial Corporation of all of the outstanding shares of common stock of the Manager and all of the outstanding membership interests in Holdings, in exchange for an aggregate of 895,750 shares of Class B-3 and B-4 common stock in IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan (a portion of which will be issued to or on behalf of holders of outstanding stock appreciation rights of the Manager in exchange for cancellation of those rights), as a result of which the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation.

In connection with the Conversion Transactions, IMH Financial Corporation anticipates that it will appoint a seven person board of directors comprised of the two existing directors of the Manager, and as soon as practicable after the consummation of the Conversion Transactions and in connection with an initial public offering, five new directors who we expect will be considered independent under the rules of the New York Stock Exchange, or NYSE, and the Securities and Exchange Commission, or SEC. The executive officers of the Manager immediately prior to the consummation of the Conversion Transactions will become the executive officers of IMH Financial Corporation immediately after the consummation of the Conversion Transactions. Following consummation of the Conversion Transactions, we intend to implement the 2010 Stock Incentive Plan.

Upon the consummation of the Conversion Transactions, we expect there will be no established public trading market for IMH Financial Corporation common stock. Subject to then prevailing market conditions and regulatory review, we plan to conduct an initial public offering of common stock and we contemplate that the shares of common stock of IMH Financial Corporation will become publicly traded on the NYSE. We do not plan to list the shares of the Class B or Class C common stock on any securities exchange or include the shares of Class B or Class C common stock in any automated quotation system, and no trading market for the shares of those classes of common stock is expected to develop. Consummation of an initial public offering or listing on the NYSE is not a condition to the consummation of the Conversion Transactions.

The Manager reserves the right to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

We estimate that one-time transaction costs incurred or to be incurred in connection with the Conversion Transactions will be approximately           .

Our Company

We are a commercial real estate lender based in the southwest United States with over 12 years of experience in many facets of the real estate investment process, including origination, underwriting, documentation, servicing, construction, enforcement, development, marketing and disposition. We focus on a niche segment of the real estate market that we believe is underserved by community, regional and national banks: high yield, short-term, senior secured commercial real estate mortgage loans. The intense level of underwriting analysis required in this segment of the market necessitates personnel and expertise that many community banks lack, yet the requisite localized market knowledge of the underwriting process and the size of the loans we seek often precludes the regional and national banks from efficiently entering this market.

IMH Secured Loan Fund, LLC

The Fund was organized in Delaware in May 2003 to originate, acquire and manage commercial real estate mortgage loan investments, consisting primarily of short-term commercial mortgage loans collateralized by first mortgages on real property, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment and resale or disposing of real property acquired through foreclosure or other means. On October 1, 2008, as a result of the unprecedented disruptions in the general real estate and related markets and the rapid decline in the global and U.S. economies in recent periods, the Manager, among other things, ceased originating and funding new commercial mortgage loans for the Fund’s portfolio. We now believe that attractive opportunities are emerging from the repricing of commercial real estate mortgage loans resulting from the current economic downturn and corresponding credit crisis. We plan to pursue these emerging opportunities upon the consummation of the Conversion Transactions. The Fund also has existing wholly-owned subsidiaries that hold real estate acquired through foreclosure.

Upon the consummation of the Conversion Transactions, we will become IMH Financial Corporation and will be an internally managed real estate finance company formed through the acquisition of the Manager and Holdings.

Investors Mortgage Holdings Inc.

The Manager was incorporated in the State of Arizona in June 1997 as a licensed mortgage broker, and in 2009 became licensed as a mortgage banker by the State of Arizona. Prior to the consummation of the Conversion Transactions, we paid management fees to the Manager to serve as the Fund’s external manager and the Manager was also entitled to receive 100% of all origination fees and points associated with the origination of new mortgage loans and the modification or extension of existing mortgage loans, as well as 25% of all penalty fees and gains pertaining to the portfolio assets. The Manager is responsible for managing every aspect of the Fund’s operations, including identifying and funding new commercial mortgage loans, evaluating and acquiring commercial mortgage loans held by third parties, and periodically analyzing the composition of the Fund’s asset portfolio. The current directors of the Manager are Shane Albers and William Meris. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. The Manager does not manage any other private or public funds similar to the Fund, however, the principals of the Manager manage the SWI Fund through a wholly-owned subsidiary of Holdings. After the consummation of the Conversion Transactions, IMH Financial Corporation will assume the duties previously performed by the Manager, and the Fund will no longer pay management fees to the Manager.

IMH Holdings, LLC

IMH Holdings, LLC, or Holdings, is an Arizona limited liability company organized in 2008. Holdings is a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides the Fund and affiliates of the Manager with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, is engaged in a variety of real estate and real estate-related activities, including, among others, acting as the manager for the Strategic Wealth & Income Fund, LLC, or the SWI Fund. The SWI Fund is a Delaware limited liability company with investment strategies and objectives substantially similar to ours, who seeks to generate attractive risk-adjusted returns by making privately negotiated, high yielding, real estate-based investments. At April 30, 2010, the SWI Fund had $11.5 million under management. In order to mitigate potential conflicts of interest between us and the SWI Fund, upon the consummation of an initial public offering of IMH Financial Corporation common stock, SWIM will cease raising capital on behalf of the SWI Fund. Thereafter, the SWI Fund expects to continue to purchase and originate, in the ordinary course, commercial mortgage loans, individually or in pools, at a discount to par, and originate commercial mortgage loans collateralized by real property in the United States. The independent members of the board of directors of IMH Financial Corporation (or a subcommittee) will decide whether prospective asset acquisitions or origination opportunities that are suitable for both IMH Financial Corporation and the SWI Fund will be acquired or originated by IMH Financial Corporation or the SWI Fund. These decisions are expected to be based upon various factors established by the independent members of the board of directors of IMH Financial Corporation from time to time and may include factors such as the following:

•	whether the investments fall within our investment objectives, policies and strategies and/or those of the SWI Fund;
•	whether we have, and/or the SWI Fund has sufficient cash and purchasing power;
•	whether the terms of any necessary financing are appropriate for us and/or the SWI Fund;
•	whether the investment satisfies our portfolio needs and/or those of the SWI Fund;
•	whether the investment’s liquidity meets our cash flow requirements and/or those of the SWI Fund;
•	whether a similar type of investment (i.e., a geographic location, size of loan, quality of borrower, quality of guarantor, loan to value criteria, risk profile or type of collateral, among other factors) has recently been allocated to us and/or the SWI Fund;
•	whether the investment meets regulatory or legal requirements applicable to us or the SWI Fund; and
•	what impact the investment has on our portfolio diversification, and/or that of the SWI Fund.

SWIM, which will become a wholly-owned indirect subsidiary of IMH Financial Corporation following the consummation of the Conversion Transactions, holds less than 1% of the equity in the SWI Fund. However, SWIM is entitled to (i) an organization fee of 0.5% of all equity and debt capital raised by the SWI Fund, (ii) a monthly asset management fee equal to 1.75% of the cost basis of the aggregate assets of the SWI Fund, determined on a month-end basis, divided by twelve, less half of origination fees received by SWIM (or, beginning in 2013, if greater, the average monthly asset management fee paid over the preceding 12 months), (iii) origination fees, (iv) acquisition fees equal to up to 2.0% of the acquisition price of certain eligible investments, less origination fees, (v) 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, and (vi) 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity. Following the consummation of the Conversion Transactions, the SWI Fund will remain independent of us but the benefits of managing the SWI Fund will inure to us.

Approval of the Conversion Transactions requires that holders of at least a majority of the issued and outstanding membership units in the Fund entitled to vote cast votes in favor of the Conversion Transactions. The Manager has approved the Conversion Transactions and determined that they are advisable and in the best interests of the Fund and its members, and recommends that you vote “FOR” the approval of the Conversion Transactions.

In order to help you better understand the Conversion Transactions and how they will affect the Fund, the Manager and IMH Holdings, LLC, the charts below illustrate, in summary form (i) the organizational structure of the Fund, Investors Mortgage Holdings Inc., and IMH Holdings, LLC, immediately before the consummation of the Conversion Transactions and; (ii) the organizational structure of IMH Financial Corporation and its subsidiaries, immediately after the consummation of the Conversion Transactions and certain other related transactions.

Note: Dotted lines in the chart below denote a management agreement. Solid lines denote equity ownership.

Structure BEFORE the consummation of the Conversion Transactions

*	The Manager acts as the manager of the Fund, but holds no equity interest in the Fund. IMH Management Services, LLC provides the Fund and affiliates of the Manager with human resources and administrative services, including employee services.
**	SWIM acts as the manager of the SWI Fund, but holds less than a 1% equity interest in the SWI Fund.
***	Also holds various wholly-owned subsidiaries.

Structure AFTER the consummation of the Conversion Transactions

Note: Dotted lines in the chart below denote a management agreement. Solid lines denote equity ownership.

*	SWIM acts as the manager of the SWI Fund, but holds less than a 1% equity interest in the SWI Fund.
***	Also holds various wholly-owned subsidiaries.

BACKGROUND OF THE CONVERSION TRANSACTIONS

From time to time the Manager has reviewed the Fund’s business strategy, the current economic and business environment, capital requirements, operating efficiencies, key business and financial metrics, and legal, tax and regulatory matters related to the Fund’s legal structure, including critical U.S. federal income tax and 1940 Act requirements. This discussion has included a review of alternative legal structures that would allow us to execute our business strategy in a manner that would not subject us to entity level federal taxation.

On or about October 1, 2008, the Manager, on behalf of the Fund, ceased accepting additional investments in the Fund, honoring new redemption requests from members, or identifying and funding new loans (other than financing new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). Additionally, during the second quarter of 2009, the Fund suspended distributions to the members. These decisions were made in an effort to preserve the Fund’s capital and to seek to stabilize the Fund’s operations and to preserve liquid assets in order to seek to enhance our ability to meet future obligations, including existing obligations pursuant to current loan commitments. The cessation in honoring redemption requests was precipitated by increased default and foreclosure rates on our portfolio loans and a reduction in new member investments, compounded by a significant number of redemption requests submitted during the latter part of the third quarter of 2008, the payment of which we believe would have rendered the Fund without sufficient capital necessary to fund its current loan commitments.

During the second quarter of 2009, members of the Manager’s senior management team commenced preliminary discussions with a consulting firm, ITH Partners LLC, or ITH, regarding possible repositioning alternatives to provide members of the Fund with liquidity options and to potentially recommence historical and/or alternative operations for the Fund and the Manager. The Manager considered various strategic alternatives, including the sale of assets, liquidation, and the pursuit of a merger, acquisition or similar strategic transaction. The Manager determined that while it may choose to sell assets on behalf of the Fund from time to time on an ongoing basis if attractive pricing is available, a liquidation or disposition of a significant percentage of the Fund’s assets in the short term under current market conditions (i.e., a demand constrained market) was not likely to maximize the current and future value of the Fund for its members. The Manager also has not identified any merger, acquisition or similar transaction it believes would be likely to benefit the members of the Fund. In August 2009, after numerous meetings, a more defined plan was developed to attempt to: (i) build on the existing platform of the Fund and the Manager, and (ii) access public equity and debt markets. At that point, an agreement in principle was reached between ITH and the Manager for ITH to coordinate for the Manager the relevant analysis, which has resulted in the contemplated Conversion Transactions described in this consent solicitation/prospectus.

During the third and fourth quarters of 2009, in response to various market developments which indicated an increased market receptivity to public entities engaged in businesses such as ours, we initiated a review of alternative legal structures and consulted with certain professional advisors, including: O’Melveny & Myers LLP; ValueScope, Inc., or ValueScope; ITH and, with respect to certain tax matters, DLA Piper to assist us in our review of alternative transaction structures. After discussions with legal, tax and financial advisors, the Manager concluded that the Fund would operate as a corporation following the Conversion Transactions. The Manager considered operating the Fund as a real estate investment trust, or REIT, but determined that its proposed activities would not meet the requirements for operating as a REIT.

On November 3, 2009, the Fund retained ValueScope, an independent valuation firm, to conduct an analysis of the fair value of the Manager, Holdings and their respective subsidiaries as of September 30,

2009. ValueScope is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Prior to ValueScope’s engagement for the September 30 valuation, ValueScope had never provided financial advisory services to the Fund, the Manager, or their respective affiliates. ValueScope is a reputable independent valuation and financial advisory firm, providing a full range of financial advisory and other services and was selected to act as financial advisor to the Fund because of its qualifications, expertise and reputation in providing financial advisory and valuation services, as well as its familiarity with the Fund’s industry. Based on the procedures and analysis undertaken, ValueScope delivered a preliminary report on November 24, 2009, which has been filed as Exhibit 99.2 to this consent solicitation/prospectus, expressing the opinion that the fair market value of the equity of the Manager, Holdings and their respective subsidiaries, as of September 30, 2009, was in the range of $52 million to $67 million, with a point estimate of $59 million. ValueScope reviewed various documents, research, analysis and presentation materials, and conducted interviews with the management of the Manager and Holdings and their affiliates in connection with the report. In performing its analysis, ValueScope was provided with and/or relied upon various sources of information. In reaching its conclusion of fair market value, ValueScope took into account the fundamental factors set forth in Revenue Ruling 59-60, including but not limited to the following: the nature and history of our business; the economic outlook in general and the condition and outlook of our specific industry in particular; our earning and dividend-paying capacity; and our book value and financial condition. ValueScope employed the steps it considered necessary in making its valuation determination, including but not limited to: an analysis of historical and projected financial statements for the Manager, Holdings, and their respective affiliates; discussions with the Manager’s management personnel regarding the current operations and expected future performance of the Manager, Holdings, and their respective affiliates; an analysis of the general economic environment as of the valuation date; an analysis of the portfolio management and mortgage finance industries; an analysis of guideline public company data, merger and acquisition transaction data, and observed control premiums; an application of valuation techniques and procedures deemed appropriate by ValueScope; and an analysis of other pertinent facts and data resulting in its conclusion of value.

ValueScope utilized the income and market approaches to arrive at a conclusion of the fair market value of equity for the Manager, Holdings, and their respective affiliates. The income approach directly measures the value of those entities by estimating the expected cash flows derived from the business. The market approach provides an indication of value by observing the market value of comparable companies based on various pricing measures. ValueScope also utilized the merger and acquisition method of valuation based upon the multiples indicated by merger and acquisition transactions of companies in the same or a similar industry in recent years.

ValueScope’s valuation analysis was conducted in accordance with generally accepted valuation procedures. The full text of the report describes the assumption made, procedures followed, matters considered and limitations on the review undertaken by ValueScope. There were no restrictions or limitations on the scope of ValueScope’s work or the data available for its analysis. ValueScope did not determine or recommend the consideration to be received by the owners of the Manager or Holdings in the Conversion Transactions. In December 2009, ValueScope prepared a revised draft valuation report, which has been filed as Exhibit 99.3 to this consent solicitation/prospectus, expressing the opinion that the fair market value of the Manager, Holdings and their respective subsidiaries was $33.9 million as of September 30, 2009. ValueScope was again provided with and/or relied upon various sources of information, again took into account the fundamental factors set forth in Revenue Ruling 59-60, and again employed the steps it considered necessary in making its valuation determination. ValueScope utilized the income and market approaches to make its valuation determination as well as the merger and acquisition method of valuation based upon the multiples indicated by merger and acquisition transactions of companies in the same or a similar industry in recent years. ValueScope’s valuation analysis was conducted in accordance with generally accepted valuation procedures. The full text of the revised draft report describes the assumption made, procedures followed, matters considered and limitations on the review undertaken by ValueScope. There were no restrictions or limitations on the scope of ValueScope’s work or the data available for its analysis. ValueScope did not determine or recommend the consideration to be received by the owners of the Manager or Holdings in the Conversion Transactions.

The Manager did not rely on any input from ValueScope in determining the consideration to be received by the Manager in the Conversion Transactions. Because of the wide range of values from the ValueScope reports, the Manager sought the input of another reputable, independent third party with experience in the area of valuing managers in internalization transactions to provide a fairness opinion.

On December 22, the Fund retained Sutter Securities Incorporated, or Sutter Securities, to conduct an analysis and provide a fairness opinion as to whether the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings).

From November through December 2009, the board of directors of the Manager contemplated the consideration to be issued to the stockholders of the Manager and the members of Holdings. The board of directors considered, among other things, the amount of assets under management, as well as management and termination fees paid in other internalization transactions.

On December 29, 2009, the board of directors of the Manager met to discuss the proposed Conversion Transactions. Prior to the meeting, the board of directors of the Manager was provided with a copy of this consent solicitation/prospectus. After questions and discussion, the board of directors of the Manager authorized the filing of this consent solicitation/prospectus. On the same date, after reviewing a copy of this consent solicitation/prospectus, the board of directors of IMH Financial Corporation met and approved the filing of this consent solicitation/prospectus.

On January 11, 2010, the board of directors of the Manager met to discuss and consider further the proposed Conversion Transactions. A representative of Sutter Securities discussed the analyses that Sutter Securities had performed in connection with its preparation to render an opinion as to whether the acquisitions of the Manager and Holding pursuant to the proposed Conversion Transactions are fair, from a financial point of view, to IMH Financial Corporation and its stockholders (other than the owners of the Manager and Holdings). After questions and discussion from the board of directors of the Manager and representatives of O’Melveny & Myers LLP, Sutter Securities indicated that, subject to further changes or updates prior to delivery of a fairness opinion, it expected to be able to issue a fairness opinion with respect to the acquisition of the Manager and Holdings.

On February 8, 2010, the board of directors of the Manager met to discuss the proposed Conversion Transactions. Prior to this meeting the board of directors of the Manager was provided with a draft merger agreement. A representative of Sutter Securities provided an update to the analysis it had provided to the board of directors of the Manager at its prior meeting. After questions were asked and discussion ensued, the board of directors received, on behalf of the Fund, a fairness opinion of Sutter Securities Incorporated providing that as of the date thereof, and based upon and subject to certain procedures, assumptions, qualifications and limitations, the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). The board of directors of the Manager thereafter approved the Conversion Transactions, the 2010 Stock Incentive Plan and the adoption of the merger agreement on the same date.

On February 11, 2010, the Fund, IMH Financial Corporation, the Manager and its stockholders, and Holdings and its members, executed the merger agreement.

On May 5, 2010, the Fund, the Manager and its stockholders, and Holdings and its members executed the conversion plan, thereby terminating and replacing the merger agreement.

On May 10, the conversion plan was amended to provide that for the period January 1, 2010 through the date of consummation of the Conversion Transactions, any consolidated net losses of the Manager and Holdings shall be allocated to the stockholders of the Manager and members of Holdings. To address the allocation of such net loss to the Manager and Holdings, the number of shares to be issued to the stockholders of the Manager and members of Holdings in connection with the Conversion Transactions shall be reduced, on a pro rata basis, by one share for each $20 of the allocated net loss.

OUR REASONS FOR THE CONVERSION TRANSACTIONS

In reaching its determination to proceed with the Conversion Transactions and recommend the approval of the conversion plan, the Manager of the Fund consulted with advisors and legal counsel, and considered various material factors, which are discussed below. The Manager did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, each of the directors of the Manager may have given different weight to different considerations. The Manager considered these factors as a whole and, overall, considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. Among the factors considered by the Manager in evaluating the Conversion Transactions, the Manager considered its beliefs that the Conversion Transactions would:

•	position the Fund to become a publicly traded corporation listed on the New York Stock Exchange, or NYSE;
•	create the opportunity for liquidity for members of the Fund, who are currently restricted from transferring their membership units in the Fund and have significant restrictions on their ability to have their membership units in the Fund redeemed;
•	cause the Fund to be internally managed, which would eliminate conflicts and more fully align the interests of the Fund, the Manager and Holdings;
•	create the opportunity for us to raise additional capital in the public markets, thereby enabling us to better acquire and originate commercial real estate mortgage loans and other real estate related investment opportunity;
•	create a board of directors comprised of a majority of independent directors, which will enhance our corporate governance;
•	allow the members of the Fund to benefit from potential management fees, origination fees and points associated with the origination of new commercial mortgage loans, portions of penalty fees, gains and other income historically retained by the Manager;
•	provide the potential for holders electing to receive shares of Class C common stock in the Conversion Transactions with the potential to be redeemed in whole or in part if sufficient net proceeds are raised in an initial public offering;
•	create the opportunity to achieve long term value for our stockholders, through dividends and capital appreciation;
•	provide holders electing to receive Class C common stock in the Conversion Transactions with the potential to be redeemed in whole or in part if sufficient net proceeds are raised in an initial public offering; and
•	provide the members of the Fund with what we believe to be a more efficient corporate structure within which to operate our business going forward.

The Manager also considered the receipt by the Manager, on behalf of the Fund, of a fairness opinion of Sutter Securities Incorporated, or Sutter Securities, stating that as of the date thereof, and based upon and subject to certain procedures, assumptions, qualifications and limitations, the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). The fairness opinion is attached as Annex F to this consent solicitation/prospectus.

The Manager of the Fund considered a number of disadvantages or risks relating to the Conversion Transactions, including the following:

•	the potential conflicts of interest between the Fund and the Manager in approving the Conversion Transactions and valuing the Fund, the Manager and Holdings in the Conversion Transactions;
•	the absence of any arm’s length negotiation among the parties involved regarding the value or terms applicable to the Conversion Transactions;
•	the costs associated with seeking to effect the Conversion Transactions, whether or not the Conversion Transactions are consummated as contemplated;
•	the risk that the Conversion Transactions may not be consummated, which could harm the value of your membership units in the Fund;
•	the continued lack of liquidity in your investment in the membership units in the Fund and the stock of IMH Financial Corporation for a period of time, because of the limits on transferability and conversion after the consummation of the Conversion Transactions;
•	the potential volatility in the trading price of IMH Financial Corporation’s common stock following consummation of the Conversion Transactions;
•	as of the date of the consummation of the Conversion Transactions, the value of IMH Financial Corporation’s shares of Class B or Class C common stock that you receive upon consummation of the Conversion Transactions may be less than the value of your membership units in the Fund prior to and as of the date of the consummation of the Conversion Transactions;
•	the possibility that the Conversion Transactions may not qualify for non-recognition treatment under the Internal Revenue Code of 1986, as amended, or the Code;
•	the expectation that the per-share price of an initial public offering will be less than both your original investment amount per unit in the Fund and the current net asset value per unit of the Fund;
•	the potential inability of IMH Financial Corporation to pay the Special Dividend to holders of shares of Class B common stock that hold Class B common stock on the one-year anniversary of the consummation of an initial public offering;
•	the possibility that an initial public offering is not consummated on a timely basis, or at all, and the possibility that the initial public offering price or offering size may be unattractive to the holders of shares of common stock in IMH Financial Corporation;
•	there are important differences between your rights as an IMH Financial Corporation stockholder and your rights as a holder of membership units in the Fund as discussed under the section entitled “Comparison of the Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation”;
•	the dilutive effect to you from raising additional capital through the sale by IMH Financial Corporation of shares of its common stock; and
•	certain other risks described in this consent solicitation/prospectus under the section entitled “Risk Factors.”

The Manager also considered the interests of certain persons in the Conversion Transactions as outlined under the section entitled “Interests of Certain Persons in the Conversion Transactions” along with the other risk factor disclosures contained herein. However, the board of directors of the Manager voted to approve the Conversion Transactions after a full consideration of these interests and risk factors. The board of directors of the Manager unanimously recommends that the members vote “FOR” the approval of the Conversion Transactions, including adoption of the conversion plan.

Fairness Opinion of Sutter Securities

In connection with the Manager's evaluation of the Conversion Transactions, the Fund engaged Sutter Securities to provide an opinion as to whether, as of the date thereof, and based upon and subject to certain procedures, assumptions, qualifications and limitations, the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). Sutter Securities did not act as a financial advisor to the Fund in connection with the Conversion Transactions and has not previously been engaged by the Fund. Sutter Securities was selected on the basis of the qualifications, expertise and reputation of Sutter Securities and its principals in rendering fairness opinions, particularly with respect to transactions involving the internalization of managers. Sutter Securities has informed the board of directors of the Fund that the chairman of the board and a senior managing director of Sutter Securities, who conducted the valuation analyses on behalf of Sutter Securities, has more than 45 years of experience in investment banking, and from 1970 through 1995, he was chairman of the Valuation Committee of Bear, Stearns & Co. Inc. and its predecessor partnership, Bear, Stearns & Co., which committee was responsible for all opinions and valuations issued by that firm.

On February 8, 2010, Sutter Securities rendered its written opinion to the board of directors of the Manager, on behalf of the Fund, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, acquisitions of the Manager and Holdings are fair, from a financial point of view, to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings).

On May 5, 2010, Sutter Securities rendered its updated written opinion to the board of directors of the Manager, on behalf of the Fund, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, acquisitions of the Manager and Holdings are fair, from a financial point of view, to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings).

The full text of Sutter Securities' written opinion, dated May 5, 2010, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Sutter Securities in connection with its opinion is attached to this consent solicitation/ prospectus as Annex F and is incorporated into this consent solicitation/prospectus by reference. We encourage you to read Sutter Securities' opinion and this section carefully and in their entirety.

Sutter Securities' opinion was directed to the board of directors of the Manager on behalf of the Fund for the information and assistance of the board of directors in connection with its evaluation of the Conversion Transactions and only addressed the fairness, from a financial point of view, to the stockholders of IMH Financial Corporation of the acquisition of the Manager and Holdings. Sutter Securities' opinion was not intended to and does not constitute a recommendation to any member of the Fund as to how that member should vote or act with respect to the Conversion Transactions or any matter relating thereto. Sutter Securities did not determine or recommend the amount of consideration to be paid.

Sutter Securities' opinion was necessarily based on economic, monetary, market, financial and other conditions as in effect on, and the information made available to Sutter Securities as of, the date of Sutter Securities' opinion.

The following is a summary of Sutter Securities' opinion. The Manager encourages you to read Sutter Securities' written opinion carefully in its entirety.

In connection with its opinion, Sutter Securities:

•	reviewed this consent solicitation/prospectus and the Conversion Plan;
•	reviewed the Fund’s Annual Reports of Form 10-K for the years ended December 31, 2007, 2008 and 2009;
•	reviewed certain operating and financial information, including projections, provided to Sutter Securities by the Manager relating to the business and prospects of the Fund, IMH Financial Corporation, the Manager and Holdings;
•	met with representatives of the Manager to discuss the operations, historical financial statements and future prospects of the Fund, IMH Financial Corporation, the Manager and Holdings;
•	reviewed publicly available IMH Financial Corporation data and other information with respect to other acquisitions by funds and REITs of their external managers; and
•	conducted such other studies, analyses, inquiries and investigations as Sutter Securities deemed appropriate.

Sutter Securities relied upon and assumed the accuracy and completeness of the financial and other information provided to it by the Manager. With respect to projected financial results of IMH Financial Corporation, the Manager and SWIM, Sutter Securities assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Manager.

Sutter Securities did not assume any responsibility for the information or projections provided to it and indicated that it has further relied upon the assurances of the management of the Fund that it is unaware of any facts that would make the information or projections provided to it incomplete or misleading. In arriving at its opinion, Sutter Securities has not performed or obtained any independent appraisal of the assets of the Fund, the Manager or Holdings. The opinion of Sutter Securities is necessarily based on economic, market, financial and other conditions, and the information made available to it, as of the date of its opinion.

The opinion expressly does not address the underlying business decision of the Fund to engage in the Conversion Transactions, or the relative merits of the Conversion Transactions as compared to any other strategic alternatives that may be available to the Fund.

The following is a brief summary of the material financial analyses and reviews that Sutter Securities deemed appropriate in connection with rendering its opinion. The brief summary of Sutter Securities' analyses and reviews provided below is not a complete description of the analyses and reviews underlying Sutter Securities' opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Sutter Securities' opinion.

In arriving at its opinion, Sutter Securities considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Sutter Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

No company, business or transaction used in Sutter Securities' analyses and reviews as a comparison is identical to the Fund, the Manager or the Conversion Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Sutter Securities' analyses and reviews. The estimates contained in Sutter Securities' analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Sutter Securities' analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Sutter Securities' analyses and reviews are inherently subject to substantial uncertainty.

Financial Analyses

Management's Projections for an External Manager of IMH Financial Corporation.  Sutter Securities calculated the annual revenues that the Manager would receive under its existing contract with its current annual base fee of 0.25% of assets under management and its entitlement to retain “points” associated with loan origination. The calculations did not include the amounts to which the Manager would receive based on penalty fees and “gain on sale” events. The calculated annual revenues to the Manager assumed asset turnover of one to three years on assets other nonperforming assets and real estate owned, origination points of 3% and 4%, and net proceeds from an initial public offering of zero, $75 million and $150 million less 8% underwriting fees and expenses. The calculated annual revenues ranged from $2.3 million to $4.9 million with a 3-year average asset turnover, $3.0 million to $6.8 million with a 2-year average asset turnover, and $5.1 million to $12.3 million with a 1-year average asset turnover.

Sutter Securities also considered the Manager's projections of compensation for the Manager (or another manager) for the years ending December 31, 2010, 2011 and 2012 if IMH Financial Corporation had an external Manager paid at a rate customary in the industry. Sutter Securities provided calculations assuming a management fee of 1.5% and a performance basis of 20% of earnings above an 8% return, assuming net proceeds from an initial public offering of zero, $75 million or $150 million, and assumed distributions to stockholders were zero or 75% of earnings after a 10% management bonus. Calculated income for the Manager with a zero, $75 million or $150 million initial public offering was approximately $0.1 million, $1.3 million and $2.7 million, respectively, in 2010, $2 million, $5 million and $8 million, respectively, and $7 million, $10 million and $14 million, respectively, in 2012.

Management's Projections for SWIM.  Sutter Securities also considered the Manager's projections that SWIM will earn approximately $1.6 million per year for the year ending December 31, 2010 to 2012, assuming member investments in the aggregate amount of $30 million.

Earnings Accretion/Dilution Analysis.  Based on the financial forecasts provided by the Manager, Sutter Securities performed an analysis of projected earnings per share for the years ending December 31, 2010, 2011 and 2012 if the Manager is not acquired by the Fund as compared with the projected earnings per share if the Manager is internalized. Sutter Securities analyzed how changes in projected earnings per share would be affected if the following assumptions applied:

•	if the bonus amounts paid in the years ending December 31, 2010, 2011 and 2012 are zero, 5% of earnings or 10% of earnings;
•	if there are no net proceeds from an initial public offering or if the net proceeds from an initial public offering are $75 million or $150 million; and
•	if the assumed distributions to stockholders were zero or 75% of earnings after bonus amounts.

Based on this analysis, the potential range of projected earnings per share would be slightly higher in the aggregate over the three year period under each of the scenarios modeled except if there was no initial public offering and the bonuses were paid to management.

Selected Analysis of Comparable Acquisitions by Companies of their Real Estate Managers.  Sutter Securities reviewed publicly available financial information for the following acquisitions by the following companies of their real estate managers:

•	America First Mortgage Investments Inc.;
•	Annaly Mortgage Management, Inc.;
•	Anworth Mortgage Asset Corporation;
•	CNL Hotels & Resorts, Inc.;
•	Deerfield Triarc Capital Corp.;
•	Dividend Capital Trust Inc.;
•	Gramercy Capital Corp.;
•	Inland Real Estate Corporation;
•	Inland Retail Real Estate Trust, Inc.;
•	Inland Western Retail Real Estate Trust, Inc.; and
•	Wells Real Estate Investment Trust, Inc.

Sutter Securities reviewed, among other things, the date of these transactions, the shares outstanding, the non-contingent shares paid to the managers in these transactions, the contingent shares payable, and the maximum and minimum percentages of outstanding shares to be allotted to the managers in these transactions. All data was based on publicly available information. This analysis indicated that the mean percentage of shares issuable to the manager was 5.80% and the median was 3.83% excluding contingent shares, and the mean was 6.03% and the median was 3.99% including contingent shares.

Selected Analysis of Comparable Acquisitions by Companies of their Real Estate Asset and Property Managers.   Sutter Securities reviewed publicly available financial information for the following acquisitions by the following companies of their real estate asset managers and their property managers:

•	W. P. Carey & Co. LLC;
•	Cedar Shopping Centers, Inc.;
•	Charter Municipal Mortgage Acceptance Company;
•	Inland Real Estate Corporation;
•	Inland Retail Real Estate Trust, Inc.;
•	Inland Western Retail Real Estate Trust, Inc.; and
•	Wells Real Estate Investment Trust, Inc.

Sutter Securities reviewed, among other things, the date of these transactions, the shares outstanding, the non-contingent shares paid to the managers in these transactions, the contingent shares payable, and the maximum and minimum percentages of outstanding shares to be allotted to the managers in these transactions. All data was based on publicly available information. This analysis indicated that the mean percentage of shares issuable to the managers was 11.09% and the median was 7.88% excluding contingent shares, and the mean was 13.16% and the median was 7.88% including contingent shares.

Comparison of Acquisition of the Manager with Other Transactions

Comparison if No Consideration is Allocated to Holdings.  Sutter Securities then considered the percentage of IMH Financial Corporation capital stock on a fully diluted basis that would in effect be issued to equity holders of the Manager upon consummation of the Conversion Transactions and acquisition of the Manager and Holdings whether or not an initial public offering were consummated, giving no value to Holdings. Based on the assumption the unitholders of the Fund would receive 18 million shares, (the number of shares has subsequently been proportionately reduced for the Manager and Holdings) the percentage would be 5.24% of outstanding shares if no shares are sold in an initial public offering, and would decrease to 3.43% if 10 million shares of IMH Financial Corporation common stock are subsequently issued in an initial public offering,

Comparison if 25% of Consideration Allocated to Holdings.  Sutter Securities then considered the percentage of IMH Financial Corporation capital stock on a fully diluted basis that would in effect be issued to equity holders of the Manager upon consummation of the Conversion Transactions and acquisition of the Manager and Holdings whether or not an initial public offering were consummated, if 25% of the consideration issued for the acquisition is attributed to Holdings. On that basis, the percentage would be 3.98% of outstanding shares if no shares are sold in an initial public offering, and which would decrease to 2.60% if 10 million shares of IMH Financial Corporation common stock are subsequently issued in an initial public offering.

Miscellaneous

Sutter Securities did not act as financial advisor to the Fund in connection with the Conversion Transactions and has not previously been engaged by the Fund. In connection with Sutter Securities' services, the Fund agreed to pay Sutter Securities an aggregate fee of $125,000, reimburse Sutter Securities for certain expenses incurred in connection with Sutter Securities' engagement and indemnify Sutter Securities and certain related persons under certain circumstances against certain liabilities that may arise from or relate to

Sutter Securities' engagement, including certain liabilities under U.S. federal securities laws. No portion of the fee payable to Sutter Securities is contingent on the consummation of the Conversion Transactions.

Sutter Securities' opinion was one of many factors considered by the board of directors of the Manager on behalf of the Fund with respect to the recommendation of the Manager to approve the Conversion Transactions. Consequently, the summary of the analyses provided above should not be viewed as determinative of the opinion of the board of directors of the Manager on behalf of the Fund with respect to the recommendation of the Manager to approve the Conversion Transactions with respect to the acquisitions of the Manager and Holdings or of whether the board of directors of the Manager would have been willing to recommend a different transaction or determine that a different consideration was fair. Additionally, Sutter Securities' opinion is not intended to confer any rights or remedies upon any employee or creditor of the Fund.

INTERESTS OF CERTAIN PERSONS IN THE CONVERSION TRANSACTIONS

In considering the recommendation of the Manager to vote for the approval of the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan, you should be aware that some of the Manager’s directors and executive officers have interests in the Conversion Transactions and the adoption of the 2010 Stock Incentive Plan that are different from, and in addition to, the interests of other holders of membership units in the Fund.

Ownership by Affiliates and Officers of the Manager.  The Manager does not own any of the outstanding membership units in the Fund. However, Shane Albers, the chief executive officer of the Manager and a member of Holdings, owns 67.5% of the outstanding common stock of the Manager, William Meris, the president of the Manager and a member of Holdings, owns 22.5% of the outstanding common stock of the Manager, Steven Darak, the chief financial officer of the Manager and a member of Holdings, owns 5% of the outstanding common stock of the Manager, and two other senior employees of a subsidiary of Holdings each own 2.5% of the outstanding common stock of the Manager. Currently, Mr. Albers and Mr. Meris hold 67.5% and 22.5% of the outstanding membership interests of Holdings, respectively, Mr. Darak owns 5% of the membership interests of Holdings, and two other senior employees of a subsidiary of the Manager each own 2.5% of the membership interests of Holdings.

As of the date of this consent solicitation/prospectus, Mr. Albers, Mr. Meris and Mr. Darak, and the executive officers of the Manager as a group, beneficially own, individually and in the aggregate, less than 1% of the outstanding membership units in the Fund. Following the consummation of the Conversion Transactions, however, Mr. Albers, Mr. Meris and Mr. Darak, and the executive officers as a group, are expected to receive 396,517, 394,045, 50,286 and 840,848 shares of Class B common stock, respectively, subject to downward adjustment pursuant to the conversion plan (which amounts also include shares received in exchange for membership units in the Fund owned by Messrs. Albers and Meris, respectively), and to beneficially own approximately 2.3%, 2.3%, 0.3%, and 4.9%, respectively, of the voting common stock of IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan. Mr. Albers and Mr. Meris will receive shares of IMH Financial Corporation Class B-4 common stock in exchange for their equity interests in the Manager and Holdings that is subject to additional restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions, but which will terminate earlier if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the consummation of the Conversion Transactions). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements. Unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of liquidation of IMH Financial Corporation the shares of Class B-4 common stock held by Mr. Albers and Mr. Meris will not participate in any portion of the proceeds from the liquidation until those proceeds exceed $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions. In addition, in connection with the Conversion Transactions, each of Messrs. Albers, Meris and Darak will enter into employment agreements with IMH Financial Corporation, subject to approval by the compensation committee of IMH Financial Corporation. The Fund has engaged Sutter Securities Incorporated, or Sutter Securities, to provide an opinion as to whether, as of the date thereof, and based upon and subject to certain procedures, assumptions, qualifications and limitations, the acquisitions of the Manager and Holdings are fair, from a financial point of view, to IMH Financial Corporation and to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings). The fairness opinion, attached as Annex F to this consent solicitation/prospectus, does not constitute a recommendation to members of the Fund as to how they should vote on the Conversion Transactions. For purposes of computing the percentage of shares of IMH Financial Corporation to be beneficially owned by any person or persons on a fully diluted basis immediately following the consummation of the Conversion Transactions, we have based that calculation on the membership units in the Fund outstanding as of May 10, 2010.

2010 Stock Incentive Plan.  Subject to approval by its compensation committee, IMH Financial Corporation will enter into employment agreements with its executive officers. It is also anticipated that IMH Financial Corporation will adopt the 2010 Stock Incentive Plan, which is expected to benefit its employees, including the executive officers and directors. The amount, structure and vesting requirements applicable to any awards to be granted under the 2010 Stock Incentive Plan will be determined by our Compensation Committee (or the board of directors of IMH Financial Corporation) following the consummation of the Conversion Transactions.

Indemnification.  IMH Financial Corporation will enter into indemnification agreements with its directors and officers.

Conversion Plan.  The conversion plan provides limited representations and warranties made by each of the Manager, Holdings and their respective stockholders and members, and does not provide indemnification rights in favor of the Fund or the members of the Fund in the event of any inaccuracy in, or breach of, those representations and warranties.

Operating Agreement.  In connection with the Conversion Transactions, the operating agreement between the Fund and Investors Mortgage Holdings Inc. will be terminated and IMH Financial Corporation will be governed by a board of directors, as provided by IMH Financial Corporation’s certificate of incorporation, which is attached to this consent solicitation/prospectus as Annex B. The directors and executive officers of the Manager will become the initial directors and executive officers of IMH Financial Corporation.

As a result of the conflicts of interests described above, certain of the directors and officers of the Manager may be more likely to recommend approval of the Conversion Transactions by the Manager than the members of the Fund generally.

TERMS OF THE CONVERSION TRANSACTIONS

The following is a summary of the material terms of the conversion plan, the effects of the conversion plan and certain transactions contemplated in connection with the Conversion Transactions. For a complete description of all of the terms of the Conversion Transactions, you should refer to the copy of the conversion plan that is incorporated by reference into this consent solicitation/prospectus and attached to this consent solicitation/prospectus as Annex A. This summary is not complete and is qualified in its entirety by reference to the conversion plan. You should read carefully the conversion plan in its entirety as it is the legal document that governs the Conversion Transactions.

Structure and Consummation of the Conversion Transactions

Investors Mortgage Holdings Inc., the Manager of the Fund, has approved a plan to internalize the management of the Fund, currently a Delaware limited liability company, by converting the Fund into a Delaware corporation through a series of transactions we refer to as the Conversion Transactions. If the Conversion Transactions are approved by the members of the Fund, they will be implemented through a series of steps, including the following:

•	the conversion of the Fund into a Delaware corporation named IMH Financial Corporation, pursuant to which each membership unit you hold in the Fund will be exchanged, at your election, for 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock of IMH Financial Corporation, or some combination thereof in 10% increments; and
•	the acquisition, by IMH Financial Corporation, of all of the outstanding shares of common stock of the Manager and all of the outstanding membership interests in Holdings, in exchange for an aggregate of 895,750 shares of Class B-3 and B-4 common stock in IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan, as a result of which the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation.

Following consummation of the Conversion Transactions, the operating agreement of the Fund will cease to exist and your rights as a holder of membership units in the Fund will be governed by the certificate of incorporation and bylaws of IMH Financial Corporation. A copy of the form of the certificate of incorporation of IMH Financial Corporation is set forth in Annex B, and a copy of the form of bylaws of IMH Financial Corporation is set forth in Annex C. See the section entitled “Description of IMH Financial Corporation Capital Stock.” The directors, Shane Albers and William Meris, of the Manager immediately prior to the consummation of the Conversion Transactions are the directors of IMH Financial Corporation, and as soon as practicable after the consummation of the conversion transactions and in connection with an initial public offering, we anticipate appointing five additional directors who we expect will be independent under NYSE and SEC rules. The executive officers of the Manager immediately prior to the consummation of the Conversion Transactions will become the executive officers of IMH Financial Corporation immediately after the consummation of the Conversion Transactions. Following consummation of the Conversion Transactions, we intend to implement the 2010 Stock Incentive Plan, subject to approval by members of the Fund.

Upon the consummation of the Conversion Transactions, subject to then prevailing market conditions, and regulatory approvals, we plan to conduct an initial public offering of common stock and we contemplate that the shares of the common stock of IMH Financial Corporation will become publicly traded on the New York Stock Exchange, or NYSE. We do not plan to list the shares of the Class B, Class C or Class D common stock on any securities exchange or include the shares of Class B, Class C or Class D common stock in any automated quotation system, and no trading market for the shares of such classes of common stock is expected to develop. Consummation of an initial public offering or listing on the NYSE is not a condition to the Conversion Transactions.

We anticipate that the Conversion Transactions will be consummated by no later than the second quarter of 2010, following the approval by the members of the Conversion Transactions by written consent and the satisfaction or waiver of the other conditions to the Conversion Transactions as described below under the section entitled “— Conditions to Consummation of the Conversion Transactions.” However, we reserve the right to cancel or defer the Conversion Transactions indefinitely even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

The board of directors and stockholders of Investors Mortgage Holdings Inc., subject to Fund member approval, the board of directors of IMH Financial Corporation, and the members of IMH Holdings, LLC, have approved the conversion plan.

Treatment of Stock Appreciation Rights

Holders of stock appreciation right units in the Manager will have their stock appreciation right units cancelled in exchange for a portion of the 895,750 Class B shares, subject to downward adjustment pursuant to the conversion plan, being issued to or on behalf of the stockholders of the Manager and the members of Holdings in the Conversion Transactions. The number of Class B shares otherwise issuable to stock appreciation right recipients will be reduced in lieu of payment by each stock appreciation right recipient of applicable cash withholding tax.

Accounting Treatment of the Conversion Transactions

For accounting purposes, the Conversion Transactions will simultaneously be treated as a recapitalization of the Fund into IMH Financial Corporation and IMH Financial Corporation’s acquisition of all of the ownership interests in Manager and Holdings. Recapitalization of membership units of the Fund into common stock of IMH Financial Corporation has no accounting effect except for the requirement to record deferred taxes on the date of change in the Fund’s tax status from a pass through entity to a taxable entity. The Conversion Transactions will also terminate the Manager’s pass through tax status and it will become a taxable entity resulting in the requirement to record deferred taxes on the date of change in tax status. Upon the exchange of common stock of IMH Financial Corporation for all of the ownership interest in Manager and Holdings, IMH Financial Corporation will include the assets and liabilities of Manager and Holdings in its financial statements at their carryover basis.

Issuance of IMH Financial Corporation Stock

Unit Transfer Books.  At the consummation of the Conversion Transactions, the Fund will close its transfer books, and no subsequent transfers of membership units in the Fund will be recorded on its books.

IMH Financial Corporation Stock.  As soon as reasonably practicable after the consummation of the Conversion Transactions, members of the Fund will have shares of Class B or Class C common stock in IMH Financial Corporation issued for their benefit in uncertificated, book-entry form only. The shares of Class C common stock, which are non-transferable (subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock”), will be held by a custodian, as will the shares of Class B common stock, until they become eligible for transfer, conversion or redemption, as the case may be, and the holder thereof has undertaken the steps described below to effect a transfer, conversion or redemption. Upon the consummation of the Conversion Transactions, each membership unit in the Fund will be deemed for all purposes to represent either 220.3419 shares of Class B common stock, or 220.3419 shares of Class C common stock, as applicable, in IMH Financial Corporation.

Fractional Shares.  No fractional shares of IMH Financial Corporation Class B or Class C common stock will be issued in the Conversion Transactions and no certificate for any fractional shares will be issued. If a holder elects to receive shares of Class B common stock in the Conversion Transactions, after aggregating all fractional share amounts of the holder in the Conversion Transactions into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. If a holder elects to receive shares of Class C common stock in the Conversion Transactions, after aggregating all fractional shares amounts of the holder in the Conversion Transactions into one or more shares of Class C common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class C common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share.

Failure to Make Election.  In the consent solicitation each member of the Fund will have the option to elect to receive either 220.3419 shares of Class B common stock or 220.3419 shares of Class C common stock of IMH Financial Corporation, or some combination thereof in 10% increments, in exchange for each membership unit in the Fund held by the applicable member. If the Conversion Transactions are consummated, any member of the Fund that fails to make an election will receive shares of Class B common stock in exchange for each of its membership units in the Fund.

Terms of the IMH Financial Corporation Common Stock Exchanged in the Conversion Transactions

The key terms of the IMH Financial Corporation common stock to be issued in the Conversion Transactions include, without limitation, the following:

•	each share of Class B-1, Class B-2, Class B-3, Class B-4 and Class C common stock will be initially issued to a custodian for the benefit of the respective holders, each share of Class C common stock will be non-transferable (subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock”), and each share of Class B common stock will be subject to certain restrictions on transfer or disposition for six, nine or 12 months following the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, as described below;
•	after the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to 30% of the net proceeds of the initial public offering (up to an aggregate of $50 million) to effect a pro rata redemption of shares of IMH Financial Corporation Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in the initial public offering; IMH Financial Corporation must determine whether to effect this redemption or not within 30 days of the consummation of an initial public offering; no fractional shares will be redeemed; all shares of Class C common stock not so redeemed will automatically be converted into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock; 25% will convert into shares of Class B-2 common stock; and 50% will convert into shares of Class B-3 common stock; no fractional shares of Class B common stock will be issued in any such conversion and no certificate for any fractional shares will be issued; after aggregating all fractional share amounts of a particular holder into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share;
•	at any time after the six-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, all shares of Class B-1 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, and may only be so converted by a holder of Class B-1 common stock by sending a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions;
•	at any time after the nine-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, all shares of Class B-2 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, and may only be so converted by a holder of Class B-2 common stock by sending a notice of conversion to the custodian and representing to the custodian that the holder has complied with the applicable transfer restrictions;
•	following the twelve-month anniversary of the consummation of an initial public offering, all outstanding shares of Class B-1, Class B-2 and Class B-3 common stock will automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation;
•	if, at any time after the five-month anniversary of the consummation of an initial public offering, the closing price of our common stock price is greater than or equal to 125% of the offering price in an initial public offering for 20 consecutive trading days, all shares of Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert, at the option of the respective holders, into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation; provided, however, that holders will not be able to receive their shares from the custodian until they represent they have complied with the transfer restrictions;
•	the shares of Class B-4 common stock issuable to Messrs. Albers and Meris will be subject to restrictions on transfer for a period of four years following the consummation of the Conversion Transactions that will terminate as follows: (i) if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions), (ii) if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial

Corporation, or (iii) if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by the compensation committee of IMH Financial Corporation; additionally, if the Fund has not both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, and thereafter liquidates, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions;
•	the shares of Class B and Class C common stock will also automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, upon consummation of any “change in control” transaction, which generally includes (i) a merger of IMH Financial Corporation in which the IMH Financial Corporation’s holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of IMH Financial Corporation’s voting power is transferred, or (iii) a sale of all or substantially all of the assets of IMH Financial Corporation, except to one or more affiliates of IMH Financial Corporation;
•	on the twelve-month anniversary of an initial public offering, we intend to pay, subject to the availability of legally distributable funds at that time, a one-time dividend equal to $0.95 per share of for each share of Class B common stock then outstanding, which we refer to as the “Special Dividend.” The Special Dividend will not be payable if we do not consummate an initial public offering;
•	if any holder of Class B common stock submits a notice of conversion to the custodian, but represents to the custodian that the holder has not complied with the applicable transfer restrictions, the shares of Class B common stock the holder attempted to convert will be automatically converted into Class D common stock and will not be entitled to the Special Dividend and will not be convertible into common stock until the 12 month anniversary of the consummation of the Conversion Transactions and, then, only if the holder submits a representation to the custodian that the applicable holder has complied with the applicable transfer restrictions in the 90 days prior to such representation and is not currently in violation; similarly, if a holder’s shares of Class B common stock have been automatically converted into common stock as described above, then to withdraw or transfer those shares, the holder must provide a representation to the custodian that the holder has complied with the applicable transfer restrictions; if the holder does not make the representation, then the custodian (i) will not release the shares for a period of 90 days thereafter and, then, only upon receipt of a representation that the holder has complied with the restrictions for such 90 day period and is not currently in violation, and (ii) will return to IMH Financial Corporation the Special Dividend (if it had been declared and paid); if any holder’s shares of Class B common stock are automatically converted into shares of Class D common stock as discussed in this paragraph, then each share of Class C common stock owned by the holder will automatically convert into one share of Class D common stock; and

•	if the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation. No fractional shares of common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of common stock will be issued to the applicable holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. The remaining shares of Class C common stock would automatically convert into shares of Class B common stock on the following basis: 25% would convert into Class B-1 common stock, 25% would convert into Class B-2 common stock and 50% would convert into Class B-3 common stock. Subject to certain exceptions discussed under the heading entitled “Description of IMH Financial Corporation’s Capital Stock,” the restrictions on transfer of the Class B Shares will continue for six, nine or 12 months following the 90th day after the board of directors makes the determination not to pursue an initial public offering.

Restrictions on Sales of IMH Financial Corporation Shares Issued to Affiliates Pursuant to the Conversion Transactions

Shares received by persons deemed to be “affiliates” of IMH Financial Corporation under the Securities Act are subject to further restrictions under the Securities Act. These affiliates may not sell their shares of IMH Financial Corporation received in connection with the Conversion Transactions unless the sale, transfer or other disposition is:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act;
•	made pursuant to an effective registration statement under the Securities Act; or
•	otherwise exempt from registration under the Securities Act.

Persons who may be deemed “affiliates” for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, IMH Financial Corporation and may include some directors and executive officers of the Manager. The registration statement of which this consent solicitation/prospectus forms a part does not cover the resale of shares of IMH Financial Corporation to be received by affiliates in the Conversion Transactions.

Conditions to Consummation of the Conversion Transactions

The respective obligations of IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc., and its stockholders, and IMH Holdings, LLC and its members to complete the Conversion Transactions require the satisfaction or, where permitted, waiver, of the following conditions:

•	approval of the Conversion Transactions and the 2010 Stock Incentive Plan, and adoption of the conversion plan by the requisite vote of the members of the Fund;
•	the effectiveness of IMH Financial Corporation’s registration statement on Form S-4 registering the shares of its Class B and Class C common stock to be issued in the Conversion Transactions, of which this consent solicitation/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC; and
•	the receipt of all governmental and third party consents to the Conversion Transactions (including, without limitation, regulatory approval to the change of control with respect to the mortgage banker’s license in the State of Arizona and the real estate broker’s license in the State of California), except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of IMH Financial Corporation and its subsidiaries taken as a whole.

The Manager reserves the right, in its sole discretion, to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Conversion Transactions pursuant to the conversion plan, other than:

•	compliance with applicable federal and state securities laws;
•	the filing of a certificate of conversion as required under the DGCL;
•	possible notice filings with various state and local governments relating to our lending authorizations; and
•	consent by the applicable regulatory authority in (i) the State of Arizona to transfer the mortgage banker’s license, and (ii) the State of California to the change of control resulting from the Conversion Transactions.

The Manager’s mortgage banking license in the State of Arizona is not transferrable and control of a license may not be acquired, through a merger or conversion agreement or otherwise without the prior written consent of the Department of Financial Institutions of the State of Arizona. We will file the required application and seek approval from the Department of Financial Institutions to effect the change of control of the Manager’s mortgage banking license. We expect to receive that approval prior to the consummation of the Conversion Transactions.

Investors Mortgage Holdings California, Inc.’s real estate broker’s license in the State of California is not transferrable without the prior approval of the Department of Real Estate of the State of California. We will file the required application and seek approval from the Department of Real Estate to effect the transfer of Investors Mortgage Holdings California, Inc.’s real estate broker’s license to IMH Financial Corporation or one of its wholly-owned subsidiaries. We expect to receive that approval prior to the consummation of the Conversion Transactions.

Non-Competition

Under the conversion plan each of Messrs. Albers and Meris agree not to directly or indirectly (i) compete with the business of IMH Financial Corporation, and (ii) encourage any IMH Financial Corporation employee to leave his or her position with IMH Financial Corporation. These restrictions are applicable from the date of consummation of an initial public offering and expire upon the earlier to occur of (i) the 18-month anniversary of consummation of the Conversion Transactions, or (ii) the sale, liquidation or change of control (as such term is defined in an employment contract with IMH Financial Corporation once entered into) of IMH Financial Corporation. However, the conversion plan permits each of Messrs. Albers and Meris to (i) serve (in any capacity) and invest in other companies that are either affiliated with or approved by the independent members of the board of directors of IMH Financial Corporation (including the SWI Fund), and (ii) invest in companies that compete with IMH Financial Corporation, as long as neither Mr. Albers nor Mr. Meris is an officer or director of the applicable competitive company. The independent members of the board of directors of IMH Financial Corporation may waive any of the non-competition provisions under the conversion plan.

Termination of the Conversion Plan

The conversion plan provides that it may be terminated and the Conversion Transactions abandoned at any time prior to their completion, before or after approval of the Conversion Transactions, by the members of the Fund, by either:

•	the written consent by each of IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc., and IMH Holdings, LLC; or
•	Investors Mortgage Holdings Inc., in its sole discretion.

We have no current intention of abandoning the Conversion Transactions if the member approval is obtained and the other conditions to the Conversion Transactions are satisfied or waived. However, the Manager reserves the right to cancel or defer the Conversion Transactions even if the members of the Fund vote to approve the Conversion Transactions and the other conditions to the consummation of the Conversion Transactions are satisfied or waived.

DIVIDEND AND DISTRIBUTION POLICY

Dividend and Distribution Policy of IMH Financial Corporation

Special Conversion Dividend

We intend to declare and pay to all shares of IMH Financial Corporation Class B common stock issued and outstanding on the 12-month anniversary of the consummation of an initial public offering a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend. However, we do not intend to pay the Special Dividend, if any, from the net proceeds of an initial public offering. Rather, we intend to use the net proceeds of an initial public offering to make investments that will position us to make future distributions. If the investments funded by the proceeds of an initial public offering do not perform as we anticipate, if the decline in the credit and real estate markets continues or worsens, or if other unforeseen occurrences arise, we may not have sufficient legally distributable funds on the one-year anniversary of the consummation of an initial public offering to enable us to declare and pay the Special Dividend. The Special Dividend will not be payable if sufficient legally distributable funds are not available on the one year anniversary of the consummation of an initial public offering. Further, the Special Dividend will not be payable if we do not consummate an initial public offering.

Class C Redemption

After the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to 30% of the net proceeds of the offering (up to an aggregate of $50 million) to redeem shares of IMH Financial Corporation Class C common stock at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in an initial public offering; if the proceeds available to effect the redemption are insufficient to redeem all outstanding shares of Class C common stock, the redemption will be effected on a pro rata basis among the holders of Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) and the remaining shares of Class C common stock will automatically be converted into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock; 25% will convert into shares of Class B-2 common stock; and 50% will convert into shares of Class B-3 common stock.

Distributions Following Consummation of the Conversion Transactions and an Initial Public Offering

After the consummation of the Conversion Transactions and an initial public offering, IMH Financial Corporation will seek to initiate a quarterly dividend policy, subject to various considerations and qualifications, including, without limitation, liquidity requirements, IMH Financial Corporation’s distribution yield relative to its peers, and other relevant factors identified and considered by the board of directors of IMH Financial Corporation. In particular, our ability to pay dividends in the future will be subject to using any net proceeds from an initial public offering or other financing to resume the pursuit of new investments, which may require a significant amount of time, and the disposition of existing and future portfolio investments on sufficiently attractive terms to generate liquidity for IMH Financial Corporation.

All distributions from IMH Financial Corporation will be made at the sole discretion of the board of directors of IMH Financial Corporation, and will depend on a number of factors affecting us, including, without limitation, the following:

•	our financial condition;
•	general business conditions;
•	our actual results of operations;

•	the timing of the deployment of capital and leverage;
•	debt service requirements of us and our subsidiaries;
•	cash distributions from our subsidiaries;
•	our operating expenses;
•	our taxable income;
•	our capital expenditure requirements;
•	our liquidity requirements;
•	distribution restrictions contained in our current or future financing facilities;
•	our distribution yield relative to our peers;
•	restrictions under Delaware law;
•	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our common stock or by our subsidiaries to us; and
•	other factors the board of directors in its discretion deems relevant.

Historical Distribution Policy of IMH Secured Loan Fund, LLC

Distributions to Members

Historically, the members elected to either reinvest distributable monthly earnings or have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option by which the members of the Fund could reinvest monthly distributions. For the years ended December 31, 2009, 2008 and 2007, the Fund’s total net distributions to the members were $11.7 million, $64.1 million, and $46.9 million, respectively, which translated into net distributions of $160.27, $951.27, and $1,102.72 per weighted average membership unit in the Fund over the same periods, respectively. For those same periods, earnings reinvested pursuant to our distribution reinvestment plan, which has been suspended as of October 1, 2008, were $0, $23.2 million, and $26.2 million, respectively, representing 0%, 36.21%, and 55.77%, respectively, of total member distributions. The year to year increase in total distributions is attributed to the increase in member equity. The reinvested member distributions percentage has decreased over the periods resulting from various factors, including general real estate market conditions, possible reductions in investor liquidity from other sources, investor tax planning strategies and other factors. Additionally, effective October 1, 2008, the Fund suspended the distribution reinvestment plan. Accordingly, until such time that the distribution reinvestment plan is reinstated, if ever, any future monthly distributions will be made in cash. During the second quarter of 2009, the Manager revised its member distribution program and ceased further distributions to members until the Fund generates sufficient liquidity to enable the Fund to cover all borrower obligations and operating costs.

Annualized Rate of Return to Members on Distributions

The annualized yield based on distributions made to the Fund’s members was 1.60%, 9.45%, and 11.09% for the years ended December 31, 2009, 2008 and 2007, respectively. The year over year reduction in the annualized yield is attributable to the reduction in the deployment ratio of available capital to loans funded, an increase in the number of portfolio loans placed in non-accrual status, the change in the Prime rate over these periods (which has resulted in lower interest bearing loans), the increase in real estate held for development (which is a non-earning asset) and the suspension of member distributions in the second quarter.

Redemptions

During the years ended December 31, 2009, 2008, and 2007, the Fund paid redemptions to the members, including retained earning amounts returned on full redemptions, totaling $0 million, $120.5 million, and $57.8 million, respectively, which, expressed as a percentage of new member investment (including reinvestments), was 0%, 43.97%, and 15.38%, respectively, over the same periods. The increase in total redemptions is directly related to the increase in total members’ equity and the number of members. However, effective October 1, 2008, the Manager elected to, among other actions, suspend the acceptance and payment of all redemption requests by the members. As such, there are no redemptions payable to the members of the Fund as of the date of this consent solicitation/prospectus.

OUR BUSINESS

Our Company

We are a commercial real estate lender based in the southwest United States with over 12 years of experience in many facets of the real estate investment process, including origination, underwriting, documentation, servicing, construction, enforcement, development, marketing, and disposition. We focus on a niche segment of the real estate market that we believe is underserved by community, regional and national banks: high yield, short-term, senior secured commercial real estate mortgage loans. The intense level of underwriting analysis required in this segment necessitates personnel and expertise that many community banks lack, yet the requisite localized market knowledge and the size of the loans we seek often precludes the regional and national banks from efficiently entering this market.

We combine traditional credit analysis typically performed by banks with the property valuation techniques used by developers to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property specific valuation model for each real estate investment we make, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. Through this process we have built a portfolio of real estate assets consisting of commercial mortgage loans and owned property with carrying values as of December 31, 2009, of $214.0 million and $104.2 million, respectively, that we believe has the potential for significant appreciation in a recovering market.

We intend to continue to focus our future investments primarily on the following asset classes, which we consider to be our target assets:

•	acquiring, managing and originating whole commercial real estate mortgage loans, which may be performing, distressed or non-performing loans;
•	purchasing participating interests in performing commercial real estate mortgage loans; and
•	originating bridge loans.

We also may, from time to time, acquire other types of real estate and real estate-related debt assets as attractive opportunities continue to emerge in the existing economic environment. As real estate conditions improve, we believe our experience, industry knowledge and comprehensive underwriting process will allow us to refocus on our historical model of originating short-term senior secured mortgage loans.

Our senior underwriters and management team have extensive experience analyzing, structuring, negotiating, originating, purchasing and servicing senior-position commercial real estate mortgage loans and related real estate investments. Over the past 12 years, we have built a mortgage lending platform with specialized industry knowledge that we believe would be difficult to replicate. We have extensive long-term relationships with real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships give us an extensive network within the southwestern United States real estate and finance industry that provides us access to a wide array of opportunities and a large volume of attractive potential investments.

Our offices are located at 4900 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251, and our telephone number is (480) 840-8400. Our Internet address is www.imhre.com. This website and the information contained on it or connected to it do not constitute a part of this consent solicitation/prospectus.

History of the Company

The Fund was organized in Delaware in May 2003 to originate, acquire and manage commercial real estate mortgage loan investments, consisting primarily of short-term commercial real estate mortgage loans collateralized by first mortgages on real property, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment or disposing of real property acquired through foreclosure or other means. On October 1, 2008, as a result of the unprecedented disruptions in the general real estate and related markets and the rapid decline in the global and U.S. economies, the Manager, among other things, ceased originating and funding new mortgage loans for the Fund’s portfolio. We now believe, however, that attractive opportunities are emerging from the repricing of real estate-related loans resulting from the current economic downturn and corresponding credit crisis. We plan to capitalize on these emerging opportunities upon consummation of the Conversion Transactions.

The Fund pays management fees to the Manager to serve as the Fund’s external manager and the Manager was responsible for managing every aspect of the Fund’s operations, including identifying and funding new loans, evaluating and acquiring loans held by third parties, and periodically analyzing the composition of the Fund’s portfolio. The Manager was incorporated in the State of Arizona in June 1997 as a licensed mortgage broker, and in 2009 became licensed as a mortgage banker by the State of Arizona. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. After the consummation of the Conversion Transactions, the Manager will be internalized, the executive officers and employees of the Manager will become the executive officers and employees of IMH Financial Corporation and assume the duties previously performed by the Manager, and the Fund will no longer pay management fees to the Manager and will be entitled to retain all management, origination fees, gains and basis points previously allocated to the Manager.

Holdings is a holding company for two wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides the Fund and affiliates of the Manager with human resources and administrative services, including the supply of employees, and SWI Management, LLC, or SWIM, is engaged in a variety of real estate and real estate-related activities, including, among others, acting as the manager for the Strategic Wealth & Income Fund, LLC, or the SWI Fund. At April 30, 2010, the SWI Fund had $11.5 million under management. The SWI Fund is a Delaware limited liability company whose investment strategies and objectives are substantially similar to ours. In particular, the SWI Fund seeks to generate attractive risk-adjusted returns by making privately negotiated, high yielding, real estate-based investments. The SWI Fund seeks to do so by, among other things, purchasing commercial mortgage loans, individually or in pools, at a discount to par, and originating mortgage loans collateralized by real property in the United States. Following the consummation of the Conversion Transactions, we will manage the SWI Fund through Swim and we will be entitled to (i) an organization fee of 0.5% of all equity and debt capital raised by the SWI Fund, (ii) a monthly asset management fee equal to 1.75% of the cost basis of the aggregate assets of the SWI Fund, determined on a month-end basis, divided by twelve, less half of origination fees received by SWIM (or, beginning in 2013, if greater, the average monthly asset management fee paid over the preceding 12 months), (iii) origination fees, (iv) acquisition fees equal to up to 2.0% of the acquisition price of certain eligible investments, less origination fees, (v) 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, and (vi) 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity. Following the consummation of the Conversion Transactions, the SWI Fund will remain independent of us but the benefits of managing the SWI Fund will inure to us. SWIM made a $25,000 investment in the SWI Fund, and William Meris made a $5,000 investment in the SWI Fund. SWIM and Mr. Meris will continue to hold their respective equity positions in the SWI Fund following the consummation of the Conversion Transactions.

Information Regarding Our Current Portfolio

As of December 31, 2009, the Fund had a portfolio of commercial real estate mortgage loans, net of the allowance for credit loss, of $214.0 million and a portfolio of real estate owned with a carrying value of $104.2 million.

Loans.

Substantially all of the mortgage loans in our portfolio are collateralized by first mortgage liens on real property and include a personal guarantee by the principals of the borrower. We generally only accept second mortgages on other properties as additional credit support for a secured first mortgage loan. We may, however, acquire subordinated mortgages in the future depending on various considerations, including, but not limited to, then prevailing market conditions and the particular risk profile of a given subordinated mortgage.

We invest in both fixed and variable interest rate loans. As of December 31, 2009, our portfolio was comprised of 55 loans, 32 of which were variable rate loans and 23 of which were fixed rate loans.

•	Variable Interest Rate Loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate, or Prime, all of which are subject to interest rate floors and none of which are subject to interest rate ceilings. The weighted average interest rate on our variable interest rate loans, which accounted for 49.6% of the outstanding principal amount in our portfolio of commercial mortgage loans, net of the allowance for credit loss, was 12.88% per annum.
•	Fixed Interest Rate Loans. Fixed interest rate loans accounted for 50.4% of the outstanding principal amount in our portfolio of commercial mortgage loans, net of the allowance for credit loss, and the average weighted interest rate on these loans was 9.84% per annum.

Currently, the Fund holds one mortgage loan in its portfolio that is not secured by a first lien on the applicable real property. Historically, the Fund has typically secured borrowers’ payment obligations to it with first lien mortgage loans on the applicable real property collateral and, from time to time, has supplemented the first lien collateral package with a second lien collateral package on separate real property as a supplemental source of security for the repayment of the applicable loan. In this rare instance, during the quarter ended September 30, 2009, the Fund subordinated its former first lien position on the applicable collateral to a new first lien of an unaffiliated commercial bank in order to allow the borrower to obtain additional funds from the commercial bank to seek to complete the applicable project (for which the Fund was obligated but lacked the required funds) and, thus, seek to better protect the value of the Fund’s collateral and to seek to increase the borrower’s ability to repay the loan. The principal balance of our loan to the borrower at December 31, 2009 was approximately $56.0 million and, in connection with the subordination of the Fund’s former first lien on the applicable collateral, the Fund received (i) from the borrower, a payment of $4.0 million to be applied to past due interest and a principal pay down, and (ii) from the commercial bank, the right to pay-off or purchase the commercial bank’s loan to the borrower at par at any time before the maturity thereof.

As of December 31, 2009, the outstanding principal balances on our portfolio loans by development status of the underlying collateral were as follows: pre-entitled land, 37%; entitled land, 40%; and construction stage and existing structure stage, 23%. The outstanding principal balances on our portfolio loans by expected end-use of the underlying collateral were as follows: residential, 50%; mixed use, 33%; and commercial office and industrial, 17%. Of our portfolio loans, 46 had collateral located in either Arizona or California, while the collateral regarding the other nine loans is located in New Mexico, Texas, Idaho, Nevada and Utah.

As of December 31, 2009, of our 55 loans, we had five performing loans with a carrying value of $12.1 million and 50 non-performing loans with a carrying value of $201.9 million. Of our 50 non-performing loans, 34 were past their respective scheduled maturity dates and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on the value of the underlying collateral in relation to the respective book value of the loan.

Real Estate Owned.

Our portfolio of real estate owned as of December 31, 2009 was comprised of 17 different properties, 10 of which are located in Arizona and represent an aggregate carrying value of approximately $43.6 million. Three of the properties are located in Texas and had an aggregate carrying value of approximately $39.3 million, three are located in California and had an aggregate carrying value of approximately $9.6 million, and one is located in Minnesota and has an aggregate carrying value of approximately $11.7 million.

Current Disposition of Real Estate Assets.

At the time of loan origination, we have generally intended to hold all loans to maturity and had no plans or intent to sell the loans. However, as a result of the suspension of certain of our activities due to market circumstances and the lack of available liquidity to satisfy our obligations, the Manager has elected to monetize opportunistically our portfolio of real estate assets to generate liquidity for new loans. As of December 31, 2009, three loans with carrying values totaling $3.2 million were being actively marketed for sale. In addition, as of December 31, 2009, four real estate owned projects with a carrying value totaling $12.1 million, were being actively marketed for sale. We continue to evaluate the potential disposition of the remaining real estate assets we hold.

Additional Information.

For additional information concerning our loans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For information regarding our real estate owned, see the heading entitled “Our Business — Properties.”

Industry Dynamics and Market Opportunities

Following years of substantial appreciation in commercial real estate values fueled by relatively readily available and inexpensive credit, the commercial real estate market began a substantial decline in late 2007 as a result of the massive contraction in the credit and securitization markets. This began a dramatic repricing process. The sudden contraction in available capital was exacerbated as financial institutions and other motivated sellers disposed of real estate to reduce debt on their balance sheets in order to remain solvent or to meet regulatory capital requirements. As the broader economy entered a recession in late 2008, this placed additional pressure on commercial real estate values. We expect commercial real estate values to remain depressed in the short-to-intermediate term and that there will be a scarcity of capital to refinance debt maturities in the medium- to long-term.

We believe that the confluence of these factors has caused, and will likely continue to cause, a “correction” in the repricing of certain real estate-related debt assets. We expect continued price deterioration to drive real estate capitalization rates above historical averages, presenting an attractive entry point in the commercial real estate cycle. We believe that our experience in commercial real estate lending and investing, industry knowledge, and comprehensive underwriting practices will position us to capitalize on these investment opportunities.

There is, and will likely continue to be, a vast inventory of commercial real estate-related assets that need to be recapitalized as part of the industry’s reduction of outstanding debt. We expect this process to take several years. According to Property and Portfolio Research estimates, over $1.8 trillion of commercial real estate debt will mature between 2010 and 2013, with over $400 billion maturing in each year during that period. We believe there are significant opportunities for well-capitalized investors to originate new real estate mortgage loans, as well as to acquire existing performing, distressed and non-performing commercial mortgage loans and other commercial real estate-related debt investments. We expect to identify and capitalize on what we believe to be mispricings in the market while employing conservative underwriting criteria and to capitalize on continued dislocation.

Specifically, we anticipate attractive opportunities to acquire whole mortgage loans, including performing, distressed and non-performing loans and loan portfolios, from financial institutions and government agencies. In particular, we believe that the FDIC may provide attractive investment opportunities in mortgage loans through the liquidation of assets of failed community, regional and national banks.

According to the FDIC, as of October 30, 2009, 115 depository institutions have failed in 2009, with more than $127 billion in combined assets. During calendar year 2008, 25 depository institutions failed, with approximately $373 billion in assets (90% of which came from two failed financial institutions), as compared to 2007 in which only three banks failed, with approximately $2.6 billion of assets. The FDIC has begun disposing of failed banks’ assets primarily through open auctions, a process similar to that utilized during the Resolution Trust Corporation era of 1989 – 1995. In addition, the FDIC recently announced that the number of banks on its “problem list” had increased to 552 at September 30, 2009, with combined assets of $345.9 billion (as compared to 117 at of the end of June 2008, with combined assets of $78.3 billion), representing the largest number of “problem” institutions since June 30, 1994, and the largest amount of assets on the list since December 31, 1993.

We expect that the scarcity of mortgage loan refinancings will create a prolonged opportunity to originate mortgage loans on high-quality commercial real estate assets as banks, insurance companies and other financial institutions continue to reduce their exposure to debt instruments, and generally display a limited interest in providing refinancing for existing real estate loans. We intend to leverage our extensive experience in underwriting and valuing real estate assets to capitalize on this financing gap by originating mortgage loans at attractive yields and underwriting the same based on conservative credit standards.

Our Competitive Strengths

In view of these market dynamics, and based on our competitive advantages discussed below, we believe that we are better positioned than other companies focusing on similar investment opportunities to meet the challenges resulting from current market conditions.

Our on-going strategy of focusing on rigorous analysis of the marketplace and continuing to seek to protect our assets is designed to position us as favorably as possible in this volatile environment. We believe that adhering to measured analysis will increase the probability of maximizing our asset value and eventual disposition of our assets at the best available prices. We believe we distinguish ourselves from our competitors based upon our ability to implement this strategy through the following competitive advantages:

•	Existing Portfolio. We believe we will be able to generate revenue and liquidity from our loan portfolio over time. In response to the rapid decline resulting in substantial disruptions in the real estate, capital, credit and other markets, we have recently recorded provisions for credit losses reflecting lower pricing assumptions and a significant increase in discount factors to reflect market risk. However, in an improving economic climate, we believe that the aggregate potential value of the assets in our loan portfolio is likely to exceed the current aggregate carrying value of those assets. Further, we believe that the potential value of a number of the assets underlying our mortgage loans may allow us the flexibility, and motivate our borrowers, to restructure certain non-performing loans in our portfolio enabling us to ultimately realize attractive risk-adjusted returns on those loans. Further, we may also seek to foreclose on loans where we are unable to satisfactorily restructure or sell the loans. To date, we are pursuing foreclosure on approximately one-third of the loans in default in our portfolio and renegotiating with borrowers and assessing the possibility of modifications of loan terms (including repayment terms, amortization and maturity dates) for the remaining loans in default.
•	Strong Underwriting Capabilities. Our management has developed a fully integrated in-house underwriting platform, which has extensive experience underwriting, conducting due diligence and valuing real estate and real estate-related assets, including our target assets. We combine traditional credit analysis typically performed by banks with the property valuation techniques used by developers to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property specific valuation model for each real estate loan we originate or acquire, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. We believe that these procedures provide an advantage to us relative to the procedures utilized by many of our competitors and enables us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular commercial real estate mortgage loan.
•	Speed of Execution. As the velocity of bank failures increases, we believe the FDIC and other government agencies are increasingly likely to value participants who can purchase loans on an accelerated timetable and on a highly reliable basis in order to reduce closing risk. We believe that our market knowledge, experience as a real estate lender, and because of our streamlined approval process we are able to execute complex transactions expeditiously will enable us to successfully acquire our target assets. In addition, we believe our underwriting, financing and asset management experience will enable us to generate attractive risk-adjusted returns by resolving performance issues associated with any mortgage loans that we may acquire.
•	Value Added Execution and Asset Management Experience. Our resident asset management consultants have extensive experience creating capital appreciation opportunities through the active management of distressed and non-performing real estate and real estate-related assets. Working collaboratively with the underwriting team, the asset management team formulates a strategic plan to extract the maximum amount of value from each asset through, among other things, repositioning, restructuring and intensive management. These strategies have included and will include the restructuring of non-performing or distressed loans, the negotiation of discounted pay-offs or other modifications of the terms governing a mortgage loan, and the foreclosure and intensive management of assets underlying non-performing mortgage loans in order to seek to reposition them for disposition.
•	Access to Extensive Pipeline of Opportunities. Through our management, we have extensive and long-term relationships with real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships will continue to provide us access to an ongoing pipeline of attractive lending and acquisition opportunities.
•	Flexible Investment Strategy. Our investment strategy is flexible, which we believe enables us to adapt to shifts in economic, real estate and market conditions, and to exploit inefficiencies in the applicable markets. We believe this approach allows us to identify and pursue undervalued opportunities in all market cycles. Since 1997, we have made or arranged over 500 real estate investments and co-investments with a focus primarily on markets in the southwestern region of the United States. In addition, we believe our platform provides us with the ability to adjust swiftly to shifts in capital markets and deploy capital in markets as and when attractive investment opportunities arise.
•	Experienced Management Team with Expertise in Real Estate. Our senior management team, which is led by Shane Albers and William Meris, has a well-established track record and extensive experience originating, managing and investing in commercial mortgage loans and other commercial real estate and real estate-related opportunities through various credit cycles and market conditions. We believe our senior management team has accumulated a deep and sophisticated understanding of industry trends, market values and the particular characteristics of the regions in which we lend. Members of our senior management and our consultants have been engaged in diverse facets of real estate, such as finance, property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, and other real estate-related services. We believe this broad and diverse experience has equipped our senior management with a deep understanding of each of our target asset classes. In addition, our senior management team has a proven record of successfully raising private equity capital, having raised, as of December 31, 2009, an aggregate of approximately $1.2 billion of capital.
•	Internalization of the Manager. We believe that we stand to gain on various fronts by internalizing the Manager and Holdings by virtue of the Conversion Transactions. By internalizing the Manager and Holdings we will directly employ the senior management team and will be able to expressly align the interests of those individuals responsible for executing our strategy with the interests of the stockholders of IMH Financial Corporation. Additionally, this internalization will allow stockholders of IMH Financial Corporation to capture various management and origination fees, points associated with the origination of new commercial mortgage loans, portions of penalty fees, gains and other income historically retained by the Manager and Holdings.
•	Ability to Utilize Built-in Losses on our Loan Portfolio. Because of the significant declines in the real estate markets in recent years, we have substantial built-in unrealized losses from a tax standpoint in our portfolio of loans and real estate owned. We intend to make an election that will result in a member of the Fund having a lower tax basis in the common stock of IMH Financial Corporation that the member receives in connection with the Conversion Transactions than the tax basis the member would have had if the election had not been made. The election will allow IMH Financial Corporation to retain substantial additional tax basis in the assets received in the Conversion Transactions. We believe that additional tax basis may reduce gain on dispositions of assets or may generate losses to be used to reduce taxable income from future transactions, although this is not free from doubt. For a discussion of these tax attributes, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Our Investment Strategy

Our objective will continue to be to utilize our lending experience and industry knowledge to generate attractive risk-adjusted returns by making or acquiring, and then selling high yielding real estate based investments and to manage and monetize opportunistically our portfolio of real estate assets to generate liquidity for new loans. We intend to pursue current and emerging opportunities from discounted real estate related assets resulting from the disruption in the real estate and financial markets by:

•	capitalizing on asset level underwriting experience and market analytics to identify investments with pricing dislocations and attractive risk-return profiles that can be purchased at meaningful discounts to our estimates of their realizable value;
•	creating opportunities by resolving distressed or non-performing loans through repositioning, restructuring and active management of those assets;
•	retaining control, where possible, over the formulation and execution of the management strategies with respect to our assets, including, among other things, the repositioning and restructuring of non-performing or distressed mortgage loans, the negotiation of discounted pay-offs or other modifications of the terms governing a mortgage loan, and the foreclosure and intense management of assets underlying non-performing mortgage loans in order to seek to reposition them for profitable disposition;
•	structuring transactions so that we only incur a prudent amount of leverage, if any, given the risk of the underlying asset’s cash flows, attempting to match the structure and duration of the financing with the underlying asset’s cash flows, including through the use of hedges, government program financing, and bank debt, in each case as appropriate; and
•	regularly selling our acquired loans in whole or in part, at a markup, to market participants.

In implementing our investment strategy, we will utilize our management’s expertise in identifying attractive opportunities within the target asset classes described below, as well as management’s transaction sourcing, underwriting, execution, asset management and disposition capabilities. We expect that our management will make decisions based on a variety of factors, including, but not limited to, expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macro-economic conditions.

Challenges

We face a number of challenges in implementing our business strategy, including, among others, the following:

•	the risk that our financial condition and results of operations could be harmed if economic conditions in general, and conditions in the commercial real estate market in particular, do not improve;

•	the possibility that we may not be able to complete an initial public offering or resume making new investments in commercial mortgage loans;
•	the risks associated with having a significant portion of our commercial mortgage loan portfolio in the form of non-performing and distressed loans, or loans that may become non-performing and distressed, which are subject to increased risks relative to performing loans; and
•	other risk factors and uncertainties discussed under the section entitled “Risk Factors”.

Our Target Assets

Our target asset classes and the principal assets within each class that we expect to acquire are as follows:

Acquiring Commercial Mortgage Loans.

We have acquired commercial mortgage loans from time to time in the past, but in view of current market conditions, we expect that commercial whole mortgage loans will become one of our primary initial target assets upon consummation of the Conversion Transactions. In particular, we intend to acquire portfolios of performing, distressed and/or non-performing commercial whole mortgage loans and bridge loans from the FDIC, commercial banks, insurance companies, real estate funds, other governmental agencies and financial institutions. We believe that the FDIC is likely to provide attractive opportunities in mortgage loans through its liquidation of the assets of failed depository institutions for which it is appointed receiver. These mortgage loans may be acquired through open auctions and other structured transactions in which the FDIC or the seller retains a participation interest in future proceeds from the mortgage loans and/or provides loss-sharing support. We intend to seek to maximize the value of any non-performing commercial mortgage loans we acquire by restructuring, where appropriate, the terms and conditions of the loans to facilitate repayment and generate sustained cash flows or to foreclose on the loans where we believe the value of the asset exceeds the debt.

Commercial whole mortgage loans are mortgage loans secured by first liens on commercial properties, including office buildings, industrial or warehouse properties, hotels, retail properties, apartments and properties within other commercial real estate sectors. These mortgage loans generally have maturity dates ranging from one to five years and carry either fixed or floating interest rates. First lien loans, or first mortgages, represent the senior lien on a property, while second lien loans, or second mortgages, represent a subordinate or second lien on a property. Our primary target will be restricted to first lien loans and first lien participations. Second lien loans, although not excluded, will be used primarily on additional collateral in support of the primary property collateral.

In addition to acquiring existing commercial whole mortgage loans, we expect that participations in performing commercial loans will be another one of our primary initial target assets upon consummation of the Conversion Transactions. We intend to purchase portions of performing commercial mortgage loans and serve as a participating lender, a strategy that we anticipate will decrease our default risk and provide us ongoing access to revenue-producing assets. We intend to invest in participations acquired from chartered banks, transactions for which we will have to pay a participation fee, and our primary target will be restricted to first lien pari passu participations.

Originating Bridge Loans.

Most of our current mortgage loan portfolio is comprised of loans we originated. In the short to medium term, we do not expect our primary focus to be on the origination of bridge loans, however, as the economy improves we may originate first priority loans on commercial property that provides interim or bridge financing to borrowers seeking short-term capital (with terms generally up to three years) to be used in the acquisition, construction or redevelopment of a property or group of properties. Bridge loans contemplate a takeout with the borrower using the proceeds of a conventional mortgage loan to repay our bridge loan. This type of bridge financing enables the borrower to secure short-term financing pending the arrangement of long-term debt. As a result of the refinancing risk, bridge loans typically have a higher interest rate, fees and other costs than long-term financing arrangements. We expect to charge origination, extension, modification or similar fees or equity participation options in connection with any bridge loans. As we have from time to time in the past, we also may originate or acquire participations in construction or rehabilitation loans on commercial properties. These loans generally provide 40% to 60% of financing on the total cost of a given construction or rehabilitation project and are secured by first mortgage liens on the property under construction or rehabilitation. Investments in construction and rehabilitation loans generally would allow us to earn origination fees and may also entitle us to a percentage of the underlying property’s equity distributions, payable on an ongoing basis.

Although we believe there are more substantial near-term opportunities to acquire existing longer-term whole mortgage loans rather than originate similar loans, we may also originate whole mortgage loans that provide long-term mortgage financing to commercial property owners and developers as appropriate opportunities emerge and real estate conditions improve over time. Unlike our bridge loans that we expect to hold to maturity, we expect to originate or acquire longer term commercial mortgage loans with the intention of structuring and selling all or a part of such loans at a markup to market participants.

Other Opportunities.

While we expect to focus primarily on the target assets discussed above, we may from time to time pursue the following alternative strategies:

Commercial Mortgage-Backed Securities and Residential Mortgage-Backed Securities.

Commercial Mortgage-Backed Securities.  CMBS are securities that are collateralized by, or evidence ownership interests in, a single commercial mortgage loan or a partial or entire pool of mortgage loans secured by commercial properties. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions of specified principal and interest payments from the trust’s underlying assets. The senior classes are often securities which, if rated, would have ratings ranging from low investment grade such as “BBB” to higher investment grades such as “A,” “AA” or “AAA.” The junior, subordinated classes typically would include one or more non-investment grade classes, which, if rated, would have ratings below investment grade.

We have not invested in CMBS in the past, however, on a limited basis, we may finance the acquisition of CMBS that will yield current interest income and, where we consider the return of principal or basis, as applicable, to be likely. We may do so for CMBS from private originators of, or investors in, CMBS and mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks, life insurance companies and other entities. We expect any CMBS to be primarily high investment grade such as “AAA” CMBS (including the use of financings under the TALF for certain high quality legacy CMBS issued before January 1, 2009), but may also acquire newly originated CMBS.

Residential Mortgage-Backed Securities.  As we have from time to time in the past, we may invest, if market conditions are appropriate, a small portion of our target assets in RMBS, which are typically pass-through certificates created by the securitization of a pool of mortgage loans that are collateralized by residential real estate properties. The mortgage loans underlying these securities may be adjustable rate mortgage loans, or ARMs, fixed rate mortgage loans or hybrid ARMs.

Real Estate Owned Properties.  We have not historically invested in real estate owned, or REO, properties, which are properties owned by a lender after an unsuccessful foreclosure auction. In the future, however, we may acquire REO properties or other distressed or non-performing real estate properties in order to seek to reposition them for profitable disposition. Depending on the nature of the underlying asset, we may pursue repositioning strategies through capital expenditures in order to seek to extract the maximum value from the investment.

Current Portfolio Disposition Strategy

Our financial statements currently reflect only a limited number of our assets as held for sale. In the event the Conversions Transactions are approved and our proposed initial public offering is consummated, we intend to actively market and sell a significant portion of our currently-owned loans (in whole or in part) and real estate owned properties over the next 12 to 18 months as a means of raising additional capital to pursue our acquisition and origination objectives. In light of this plan, we are undertaking actions designed to position these assets to maximize their potential value on disposition.

In the event that we do not consummate an initial public offering, we anticipate liquidating on an as- needed basis a portion of our existing portfolio assets at a level necessary to cover our on-going operating and other expenses. Additionally, as existing portfolio assets are being transferred at their current fair value, which approximates current book value, we do not expect the liquidation of these assets will create any material book gains or losses for financial reporting purposes.

Positioning the portfolio effectively involves numerous responsibilities, including, negotiating with municipalities regarding development plans; extending plat and plan expiration dates; pursuing payments from borrowers; negotiating for additional borrower concessions; restructuring loans when appropriate; dividing loans into senior and junior pieces in order to maximize sales price; enforcing loan documents; foreclosing on properties; pursuing borrower guarantees; appealing assessed real estate values for tax purposes; protecting our interests in borrower bankruptcies; pursuing borrower and/or guarantor tax refunds; providing seller financing; reducing expenses associated with REO properties; monitoring and revising existing construction or improvement budgets; and completing construction projects.

As part of the management of our portfolio, we continue to modify commercial mortgage loans in our portfolio in an effort, among other things, to seek to protect our collateral, reduce expenses, defer capital costs, increase return on sales of those assets, and help ensure that our borrowers may be better able to service their loans to us. Additionally, while the Manager currently has elected to suspend new loan requests, we did fund one loan in the first quarter of 2009 in connection with the financing of a sale of certain loan collateral by one of our existing borrowers to an unrelated party, and we intend to engage in similar lending activities in the short term.

Acquisition and Origination Policy

Types of Loans We Will Acquire.  We intend to minimize our exposure by avoiding significant investment activity in a number of asset classes that we believe depart from our core philosophy and would result in greater risk to investor capital. For example, we historically focused on construction loans, but we do not expect to focus at this time on loans secured by pre-entitled land and construction loans. Opportunistic acquisitions can and will change the profile of risk to investor capital. In light of current markets, we intend to seek favorable acquisition financing, which will supplement our historical investment philosophy.

In instances where we acquire loans or acquisitions that depart from our core target asset categories, we expect that these assets will not comprise a proportionately large portion of our asset portfolio and we will require a relatively high risk-adjusted return to justify the greater risk and more intensive management commitment.

Valuation Analysis and Loan-to-Value Guidelines.  We do not have and do not expect to implement a maximum loan amount limit or maximum loan-to-value limits. Loan-to-value guidelines as to the maximum loan amount and the loan to value limits for a particular project are determined on a case by case basis and may vary based on the specific relevant factors for the project and the borrower. When originating or acquiring mortgage loans, we expect to continue to evaluate on a case by case basis the maximum appropriate amount of our loan in relation to the estimated realizable value of the related collateral property at the time of origination. Under the Fund’s current guidelines, the Manager may also consider the income level and creditworthiness of a borrower to determine its ability to repay the mortgage loan. In today’s environment, we expect to deploy an actual discounted cash flow model to establish current market values. From the inception of the Fund until the Fund ceased funding new loans, the Fund generally originated loans with a loan-to-value ratio of not more than 60%, based on the primary collateral value only. The 60% loan-to-value ratio guideline (which the Manager has discretion to waive) was adopted by the Manager’s credit committee and only on the approval of this committee could this guideline be exceeded. The 60% loan-to-value ratio guideline was exceeded only if (i) the Manager believed that the value of additional or secondary collateral was sufficient to allow for such advances, and (ii) the loan was approved by a majority vote of the credit committee. For residential loans, the Fund’s loan-to-value guideline was 80%, for property under development it was 70% of anticipated post-development value and for unimproved land it was 60%.

The Fund intends to develop specific guidelines for each investment category. We also expect to have each proposed loan transaction reviewed and approved before funding by an internal credit committee composed of selected members of senior management as well as underwriters not directly associated with the applicable proposed loan transaction. Further, for loans or borrower relationships that exceed a certain dollar threshold, we expect to require approval by the board of directors of IMH Financial Corporation or a committee thereof, as a condition to funding the applicable proposed loan transaction.

Priority of Mortgages.  As we have done historically, we will acquire almost exclusively first mortgages and trust deeds unless a second mortgage on a different property is offered as additional credit support. Even in those cases, we will not advance funds solely in respect of a second mortgage. However, we may accept any reasonable financing terms or make additional acquisitions we deem to be in our interests.

Terms of Mortgage Loans.  We expect the terms of the bridge loans that we underwrite in the future generally will have maturities that extend up to 36 months, which reflects our expectation on the availability of take-out financing. Substantially all of the loans in our portfolio provided for monthly payments of interest only with a “balloon” payment of principal payable in full upon maturity of the loan. Interest rates, which could have been fixed or variable, are generally subject to a minimum interest rate. Our loans will not generally include prepayment penalties or exit fees, and will be structured with such other terms and conditions as we deem appropriate. As we have done from time to time in the past, we may modify loans from time to time in the future to protect our collateral.

Portfolio Turnover.  We do not have a formal portfolio turnover policy, and do not intend to adopt one at this time. However, we currently expect that from time to time we will market for sale assets that we hold, originate or acquire following such origination or acquisition. Our holding period in those assets will depend on how soon we locate buyers for those assets. Under the Fund’s current investment guidelines, the

Fund may sell assets (including loans in foreclosure) to either affiliated or unaffiliated parties when the Manager believes it is advantageous to do so.

Escrow Conditions.  We plan to continue to fund our loans through an escrow held by an independent title insurance company or escrow company, subject to, among other conditions, requirements that borrowers obtain proper title insurance and fire and casualty insurance, in each case naming us as the insured or loss payee, as appropriate.

Credit Evaluations of the Borrower.  Before originating or acquiring a loan, we perform a customary and thorough review of the creditworthiness of a borrower.

Diversification.  While we intend to maintain a diversified portfolio, our investment guidelines do not limit the amount of our capital that may be invested in any particular class or type within our target asset classes or any limit on the amounts that may be loaned to a particular borrower or group or borrowers. Our investment decisions depend on numerous factors, including, but not limited to, prevailing market conditions, and may change over time in response to opportunities available in different economic and capital market environments. Historically, pursuant to our investment guidelines, at the time of origination, no single mortgage loan exceeded 10% of our loan portfolio, and mortgage loans outstanding to any one borrower or group of related borrowers did not exceed 20% of our loan portfolio at the time of origination. Following consummation of the Conversion Transactions, excluding the current portfolio, we anticipate that no single commercial mortgage loan will exceed 4% of our loan portfolio, and commercial mortgage loans outstanding to any one borrower or group of borrowers will not exceed 8% of our loan portfolio at the time of origination. However, we cannot predict the percentage of our loans that will be made in any particular asset or to any borrower or group of borrowers at any given time. Geographically, our portfolio of loans have been concentrated primarily in the Southwestern United States, and we expect to continue to focus on the Southwestern United States, but we have made loans outside the Southwestern United States and expect to continue to do so from time to time in the future.

Working Capital.  Our current guidelines provide that we will maintain a working capital reserve of approximately 3% of member invested capital. Actual working capital levels may vary depending on the timing and amount of loans identified and funded. In light of the current economic environment, we keep in excess of 3% of our total assets as a working capital reserve and expect to continue to maintain working capital at levels deemed prudent for economic circumstances as they change from time to time.

Investment Committee Approval.  All investments regardless of the dollar amount or term must be presented to the Investment Committee for approval. The Investment Committee meets as needed and includes executive officers, underwriters, portfolio managers, asset managers and other employees and corporate disciplines as needed.

Following the consummation of the Conversion Transactions, we expect that our board of directors will adopt a formal set of investment guidelines that will govern our investment decisions going forward by setting forth the asset classes and other criteria to be used to evaluate the merits of specific investments as well as our overall portfolio composition. We intend to pursue investments in our target asset classes that have the potential to generate attractive risk-adjusted returns, consistent with those guidelines. However, we expect to have no prescribed limitation on any particular investment type.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

SWI Management, LLC, or SWIM, which will become our indirect subsidiary upon consummation of the Conversion Transactions, will continue to act as the manager of Strategic Wealth & Income Fund, LLC, or the SWI Fund, a real estate investment fund with target classes of investment that are substantially similar to ours. SWIM will have obligations to the SWI Fund and its members pursuant to the operating agreement between SWIM and the SWI Fund.

At April 30, 2010, the SWI Fund had $11.5 million under management. In order to mitigate conflicts of interest between IMH Financial Corporation and the SWI Fund, upon the consummation of an initial public offering of IMH Financial Corporation’s common stock, SWIM will cease raising capital on behalf of the SWI Fund. Thereafter, the SWI Fund expects to continue to purchase and originate, in the ordinary course, commercial mortgage loans, individually or in pools, at a discount to par, and originate commercial mortgage loans collateralized by real property in the United States. The independent members of the board of directors of IMH (or a subcommittee) will decide, in its sole discretion, whether prospective asset acquisitions or origination opportunities that are suitable for both IMH Financial Corporation and the SWI Fund will be acquired or originated by IMH Financial Corporation or the SWI Fund. These decisions are expected to be based upon various factors established by the independent members of the board of directors of IMH Financial Corporation from time to time and may include factors such as the following:

•	whether the investments fall within our investment objectives, policies and strategies and/or those of the SWI Fund;
•	whether we have, and/or the SWI Fund has sufficient cash and purchasing power;
•	whether the terms of any necessary financing are appropriate for us and/or the SWI Fund;
•	whether the investment satisfies our portfolio needs and/or those of the SWI Fund;
•	whether the investment’s liquidity meets our cash flow requirements and/or those of the SWI Fund;
•	whether a similar type of investment (i.e., a geographic location, size of loan, quality of borrower, quality of guarantor, loan to value criteria, risk profile or type of collateral, among other factors) has recently been allocated to us and/or the SWI Fund;
•	whether the investment meets regulatory or legal requirements applicable to us or the SWI Fund; and
•	what impact the investment has on our portfolio diversification, and/or that of the SWI Fund.

SWIM, which will become a wholly-owned indirect subsidiary of IMH Financial Corporation following the consummation of the Conversion Transactions, holds less than 1% of the equity in the SWI Fund. However, SWIM is entitled to (i) an organization fee of 0.5% of all equity and debt capital raised by the SWI Fund, (ii) a monthly asset management fee equal to 1.75% of the cost basis of the aggregate assets of the SWI Fund, determined on a month-end basis, divided by twelve, less half of origination fees received by SWIM (or, beginning in 2013, if greater, the average monthly asset management fee paid over the preceding 12 months), (iii) origination fees, (iv) acquisition fees equal to up to 2.0% of the acquisition price of certain eligible investments, less origination fees, (v) 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, and (vi) 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity. Following the consummation of the Conversion Transactions, the SWI Fund will remain independent of us but the benefits of managing the SWI Fund will inure to us.

We cannot determine in advance how much time our executive officers will devote to their duties to SWIM. SWIM will cease fund raising at the time of an initial public offering and, thus, time otherwise dedicated to that undertaking will cease at that time. Moreover, because fund raising for SWIM ceases at the time of an initial public offering, SWIM will have relatively fewer cash resources if that occurs sooner rather than later and, correspondingly, fewer cash resources to dedicate to mortgage lending or mortgage acquisition activities. In general, we expect that the executive officers will dedicate relatively more time to SWIM’s activities during the fund raising and mortgage underwriting stages of the life cycle of SWIM, relatively less time during the mortgage servicing stage and then, once again, relatively more time during the asset disposition stage. Because of the uncertainty of the success of SWIM’s fund-raising and, thus, the magnitude of the funds available for investment by SWIM and assets to acquire and manage, a reliable estimate of the time the executive officers may dedicate to SWIM cannot be determined.

In addition to the conflict of interest policy with respect to SWIM, we expect that following the consummation of the Conversion Transactions IMH Financial Corporation will follow substantially the same policies with respect to transactions with affiliates that apply to the Fund, subject to any modifications that the board of directors considers appropriate. We anticipate that the internalization of the Manager will greatly reduce potential conflicts, and following the consummation of the Conversion Transactions and an initial public offering, subject to any conflict of interest policies our board may adopt, we may form, manage and invest in other real estate-related investment entities that target investments similar to ours.

Investment Sourcing

We expect to continue to take advantage of the extensive network of relationships that we and our affiliates have established over the past 12 years to identify investment opportunities. Through our executive management team, we have extensive long-term relationships with real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private investment companies, mortgage lenders and many strategic partners. We believe these relationships will provide us access to an ongoing pipeline of attractive investment opportunities.

Investing in our target asset class is highly competitive. We believe that our management team’s experience, together with our extensive resources and relationships, will enable us to source transactions on a proprietary basis, and identify and capitalize on attractive opportunities.

Investment Process

Our investment process benefits from the pipeline of attractive investment opportunities to which we have access and the extensive experience of our management team. This process initially involves:

•	identifying investment opportunities;
•	assessing the opportunities to ensure that they meet preliminary screening criteria, including the impact of the opportunities on maintaining our underwriting standards and policies for suitability of the potential investment in light of those investment guidelines and to determine whether to incur costs associated with more in-depth diligence.

If the decision is made to proceed with more in-depth diligence, the next phase of our investment process involves assessing the risk-reward profile of the investment through, among other things:

•	intensive data collection by our in-house acquisition, asset management and loan-servicing personnel and third-party providers, including, as appropriate, financial, physical, legal and environmental due diligence of the assets underlying the investment opportunities;
•	data consolidation and quantitative analyses of the key drivers affecting value, such as cash flows and collateral performance, lease analysis, and credit and prepayment risk; and

•	thorough review of the investment capital structure, borrower and tenant analysis, servicer and originator information, legal structure and legal documentation.

In assessing the suitability of a particular investment for our portfolio, our management will evaluate the expected risk-adjusted return relative to the expected returns available from comparable investments. With respect to each investment opportunity, our management will also consider the ability of our in-house asset management team to extract excess value from the investment through proactive asset management, including restructuring problem loans and attentiveness to loan servicing issues. Our management and its affiliates also will evaluate whether the assets being acquired are eligible for financing under government sponsored debt programs. Based on the foregoing criteria, among others, our management will make an investment decision and, if the decision is made to proceed with the investment, our management will utilize customized modeling systems to establish an appropriate price for such assets.

Once an asset has been acquired, our management will formulate an asset-specific business plan focused on actively managing the attendant risks, evaluating the underlying collateral and updating valuation assumptions, and determining disposition strategies.

We believe that focusing on the value of the underlying real estate is important because the real estate is the primary source of payment of any loan we originate or acquire, and this approach may reduce the likelihood of lending an excessive amount of money in relation to the project’s value.

As with any lender, there is an inherent risk in the loan approval or evaluation process that our underwriting and research efforts will not reveal all material facts pertaining to the borrower or the collateral. As with all investments, there is a relationship between the risk assumed and the possible reward earned. On the other hand, while we may charge higher interest rates than a traditional lender, the rates are not necessarily solely indicative of the risk of the loans we choose to fund, or a lack of creditworthiness of the borrowers. Rather, our rates are also reflective of the premium the borrower is willing to pay resulting from the short-term nature of the original loan terms, coupled with the benefit realized by the borrower from our ability to close loans quickly.

Risk Management

Risk management is a significant component of our strategy to deliver consistent risk-adjusted returns to our stockholders.

Because our portfolio is comprised of mortgage loans that are collateral dependent, in the past we have not evaluated mortgage loan candidates based exclusively on a credit scoring model or a standard checklist. Rather, we have utilized, and expect to continue utilizing, a so-called “residual analysis” methodology, whereby we tested whether there was sufficient “equity” in the loan that, in the event of a borrower default and a foreclosure by us, we could complete development of the project such that the fair value of the project in the marketplace would exceed our aggregate investment and generate an acceptable return. In conducting this analysis, we have, among other things, considered the market conditions in the geographic location of the property securing the loan, engaged in discussions with developers and other experts in the local market to verify borrower assertions as to market conditions, and consulted with national experts to evaluate the potential market conditions that could impact appreciation or depreciation in the value of the property securing the loan and, if applicable, evaluated the current and projected revenue from the property, the expected levels of applicable rental and occupancy rates.

As part of our risk management process, our management will closely monitor our portfolio and actively manage risks associated with, among other things, our assets and interest rates. Prior to investing in any particular asset, our management’s underwriting team, in conjunction with third party service providers, will undertake a rigorous asset-level due diligence process, involving intensive data collection and analysis, to seek to ensure that we understand fully the state of the market and the risk-reward profile of the asset. In addition to evaluating the merits of any particular proposed investment, our management will evaluate the diversification of our portfolio of assets. Prior to making a final investment decision, our management will determine whether a target asset will cause our portfolio of assets to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, real estate sector, geographic region, or source of cash flow for payment. If our management determines that a proposed acquisition presents excessive concentration risk, it may determine not to acquire an otherwise attractive asset.

For each asset that we acquire, our asset management team engages in active management of the asset, the intensity of which will depend on the attendant risks. Once an asset management team has been assigned to a particular asset, the asset management team will work collaboratively with the underwriting team to formulate a strategic plan for the particular asset, which typically includes, among other things, evaluating the underlying collateral and updating valuation assumptions to reflect changes in the real estate market and the general economy. This plan also will outline several exit strategies with respect to the asset to seek to help assure repayment of the loan under a variety of market conditions. These strategies will vary depending on the type of asset, the availability of refinancing options, recourse and maturity, but may include, among other things, the restructuring of non-performing or distressed loans, the negotiation of discounted pay-offs or other modifications of the terms governing a loan, and the foreclosure and intense management of assets underlying non-performing loans in order to seek to reposition such loans for profitable disposition. As long as an asset is in our portfolio, our management and its affiliates will continuously track the progress of the asset against the original business plan to seek to ensure that the attendant risks of continuing to own the asset do not outweigh the associated rewards. We currently expect that from time to time we will market for sale assets that we hold, originate or acquire following such origination or acquisition. Our holding period in these assets will depend on how soon we locate suitable buyers for the assets. We can provide no assurances, however, that we will be successful in identifying or managing all of the risks associated with acquiring, holding or disposing of a particular asset or that we will not realize losses on certain assets.

Policies With Respect to Certain Other Activities

We have historically addressed liquidity requirements in substantial part through the issuance of membership units to new and existing investors, but effective October 1, 2008, the Manager suspended certain activities, including the acceptance of any additional member investments or the ability of members to reinvest earnings. Following the Conversion Transactions, if our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow or a combination of these methods. The board of directors will have the authority, without stockholder approval, to issue additional common stock or preferred stock or other senior securities in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, we may finance the acquisition of investments through borrowing or using the various sources of financing discussed above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity.” Our investment guidelines, investment portfolio and the decision to utilize, and the appropriate levels of, leverage have been periodically reviewed by the Manager and will be periodically reviewed by our board of directors upon completion of the Conversion Transactions. We have not historically used significant leverage to finance our investments or hedging, however, our current investment guidelines do not restrict us from doing so and we may consider the prudent use of leverage and hedging transactions from time to time in the future.

We may offer equity or debt securities, including securities senior to our common stock, in exchange for property or to repurchase or otherwise reacquire shares of our common stock following the consummation of the Conversion Transactions. As a commercial real estate lender, we make loans to third parties. We also engage in the purchase and sale of loans, debt securities and other investments for investment purposes. As of the date of this consent solicitation/ prospectus, we do not intend to underwrite the securities of other issuers or invest in or acquire other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, other than through the acquisition of equity securities in foreclosure of entities in which we have acquired or invested in debt securities, but may do so in the future. We may in the future invest in debt securities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and intend to continue to make available to our stockholders our annual reports, including our audited financial statements. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Properties

Our primary executive and administrative offices are the offices leased by the Manager, which are located in Scottsdale, Arizona. Our headquarters office is comprised of approximately 28,000 square feet of office space under a lease that expires in 2017. We are evaluating our facility needs in light of economic conditions, however, we believe that these facilities are currently adequate for the Manager and us to conduct present business activities and we expect it to be adequate after the consummation of the Conversion Transactions.

During the year ended December 31, 2009, we acquired six real estate assets through the foreclosure of our related mortgage loans to various borrowers with an estimated fair value of $42.6 million. During 2008, the Fund took title to the underlying real estate collateral of nine loans in default, with an aggregate carrying value of approximately $47.5 million at December 31, 2009 (net of impairment charges). The Fund also purchased certain real estate in 2008, with a current carrying value of approximately $7.3 million, located in Arizona that is contiguous to the collateral of certain loans in the loan portfolio, in order to maintain and enhance the overall project value. In light of current economic circumstances, and the fact that a substantial majority of the commercial mortgage loans in our portfolio are currently in default, we expect to continue to take title to additional real estate collateral.

A description of our properties as of April 30, 2010 follows (dollar amounts in thousands):

Description	Location	Date Acquired	Units/Acres
78.5 acres zoned for 115 residential lots and commercial development	Apple Valley, CA	1/23/08	78.5 acres
Vacant land planned for the development of 55 residential lots, 28 condominium units and one commercial lot	Vista Santa Rosa, CA	3/26/08	38.2 acres
Vacant land planned for 32 residential lots	Rancho Mirage, CA	3/26/08	20 acres
Vacant land being considered for residential development	Prescott Valley, AZ	3/28/08	160 acres
187 finished residential lots and 204 lots in raw land in a residential subdivision located on the Bolivar Peninsula	Crystal Beach, TX	4/1/08	391 lots
Vacant land to be developed into 838 residential lots for the Highland Meadows subdivision	Liberty Hill, TX	7/1/08	232 acres, 838 lots
321 acres of vacant land and 57.18 acres of land having a preliminary plat	Casa Grande, AZ	7/8/08	378 acres
51 finished and fully entitled lots and 2.2 acres of vacant land platted for 8 residential lots within the Flagstaff Ranch Golf Community	Flagstaff, AZ	7/9/08	59 lots
25-unit town home development approximately 85% complete	Phoenix, AZ	9/11/08	25 units
Improved, partially improved, and unimproved lots, as well as 3.9 acres of commercial property	Laughlin, AZ	3/14/08	329 lots and 3.9 acres commercial
47.4 acres of vacant land planned for 205 residential lots	Flagstaff, AZ	2/3/09	47.4 acres
A fully completed townhouse project consisting of 84 residential, 2-bedroom, 2-bath loft units	Phoenix, AZ	3/5/09	84 units
3.5 acres of vacant land planned for commercial development	Phoenix, AZ	3/5/09	3.5 acres
15.4 acres of vacant land planned for mixed use development	Apple Valley, MN	5/15/09	15.4 acres
38.5 acres of vacant land planned for mixed use development	Inver Grove Heights, MN	7/29/09	38.5 acres
9-story medical office building, 34% leased	Stafford, TX	7/7/09	190,000 sf, 4.74 acres
A 14.5% interest in 188 acres of vacant land zoned for residential and commercial development	Phoenix, AZ	10/27/09	188 acres
A 14.5% interest in 80 acres of vacant land zoned for general rural usage	Pinal, AZ	10/27/09	80 acres
9 finished residential lots within a 38-lot subdivision ranging in size from 2.2 acres to 6.4 acres	Sedona, AZ	12/31/09	9 lots
Total Net Carrying Value at December 31, 2009				$104,230
330 acres of vacant land planned for a residential subdivision	Denton County, TX	1/5/10	330 acres
47.3 acres of undeveloped land planned for mixed use development	Denton County, TX	1/5/10	47.3 acres
188 acres of vacant land being considered for residential development	Brazoria County, TX	1/5/10	188 acres
101-room assisted living facility	Las Vegas, NV	1/29/10	101 rooms
68-room assisted living facility	Phoenix, AZ	3/16/10	68 rooms
Total as of April 30, 2010				$119,128

None of the properties listed in the preceding table represented greater than 10% of total assets as of December 31, 2009, nor did any such properties generate gross revenue in excess of 10% of total consolidated gross revenue of the Fund during the year ended December 31, 2009.

In the opinion of the Manager, the Fund’s properties are adequately covered by insurance.

Properties by Development Classification

The following summarizes the Fund’s real estate owned properties by development classification as of the reporting date:

Properties Owned By Classification	#	Carrying Value
Pre-entitled land held for investment	2	$1,710
Pre-entitled land processing entitlements	7	20,969
Entitled property land held for investment	4	24,112
Entitled land with infrastructure	1	10,001
Entitled improved land positioned for future construction	4	24,750
Existing structure held for investment	2	7,606
Existing structure with planned improvements	3	29,980
Total Real Estate Owned	23	$119,128

Planned Development

The level of planned development for the Fund’s individual properties is dependent on several factors including the current entitlement status of the property, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures. Such land is not planned for further development unless or until we locate a suitable developer with whom we can possibly joint venture the project. Alternatively, we may choose to further develop fully or partially entitled land to maximize interest to developers and our return on investment.

One of our properties is a partially leased medical office building. We have secured financing to construct tenant improvements on available lease space which we believe will cost approximately $2 million. In addition, two properties consist of near fully developed multifamily residential complexes which require approximately $1 million in remaining development costs. For other projects we are considering alternative uses to such properties such as seeking billboard signage for properties with accessible highway exposure, possible sale for Federal wetland conservancy credits, and other potential uses.

Nature of Title to Properties Owned and Material Liens and Encumbrances

The Fund holds a fee simple interest in all properties owned. Additionally, the Fund owns the entire interest in all but two properties. As noted in the preceding table, the Fund holds a 14% undivided interest in two properties.

Except for accrued property taxes due on various properties, there were no material liens or encumbrances against any such properties as of December 31, 2009. However, subsequent to December 31, 2009, the Fund secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned, and working capital needs. One such borrowing is for a total of $9.5 million, bears interest at 12% per annum and requires monthly payments of interest only during the initial term. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $23.1 million and an assignment of rents and tenant notes receivable derived from the property. There is no prepayment option available until July 2010. Thereafter, early prepayment penalties range from 1% to 17% of the outstanding principal balance, depending on the timing of such early prepayment.

The second borrowing is for a total of $3.0 million, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $2.8 million and a Fund loan with a current carrying value of $7.2 million. There are no early prepayment penalty provisions for this loan.

Leased Properties and Properties Under Contract for Sale

The Fund owned one property which was subject to lease as of December 31, 2009. This property is a medical office building comprised of approximately 190,000 square feet, of which approximately 34% is currently occupied. There are currently five tenants and the anchor tenant occupies approximately 26% of the total available space. Current tenants have lease terms ranging from 84 months to 120 months which expire beginning in January 2015 through June 2019. The Manager has engaged a leasing agent to seek additional tenants to lease the remaining available space.

As of December 31, 2009, the Fund had one property under contract for sale for $2.72 million. The contract provides for a five-month feasibility study period, with two consecutive 30-day extensions for a fee. The buyer has remitted various earnest money deposits to extend the closing date while it seeks to secure the zoning for its intended purpose. The Manager expects the sale to close by July 2010. Additionally, subsequent to December 31, 2009, we entered into a purchase and sale agreement to sell one of our multifamily residential projects for approximately $4.5 million. We expect this sale to close in the second quarter of 2010.

Competition

The industry in which we operate is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. There are also a small number of non-conventional lenders that are similar to us. Once we resume lending operations, we expect to compete with these same lenders as well as new entrants to the competitive landscape who are also focused on originating and acquiring attractively priced real estate related debt for investment.

Additionally, as we seek to locate purchasers for real estate we have acquired, or for takeout financing for our borrowers, we are competing with a large number of persons and entities that have acquired real estate, whether through foreclosure or otherwise, and that have originated commercial mortgage loans, in the past few years. Many of these persons and entities utilized leverage to purchase the real estate or fund the loans, and many are selling collateral or accepting takeout financing worth less than the principal investment in order to generate liquidity and satisfy margin calls or other regulatory requirements.

Employees

We currently do not have any directors, officers or employees, and all of our operations are conducted by the Manager. Although the Manager has directors and executive officers, it does not have any employees and it relies on IMH Management Services, LLC, a wholly-owned subsidiary of Holdings, to provide human resources and administrative services, including the supply of employees, to it and other affiliates. As of December 31, 2009, the Manager and its affiliates had a total of 43 employees and consultants, of which 29 were full-time employees and 14 were consultants engaged by the Manager or its affiliates.

Following the consummation of the Conversion Transactions, the executive officers of the Manager are expected to become executive officers of IMH Financial Corporation, and IMH Management Services, LLC will become an indirect subsidiary of IMH Financial Corporation.

Regulation

Our operations have been and are subject to oversight by various state and federal regulatory authorities, including, without limitation, the Arizona Corporation Commission, or the ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the SEC and the IRS.

In December 2004, and pursuant to several supplemental requests thereafter, the ACC requested certain information pertaining to the operations of the Fund and the Manager, and the Manager responded to all requests made by the ACC. Neither the Manager nor the Fund had any communication from the ACC from November 2005 until July 2009. In July 2009, the ACC requested from the Manager information concerning certain affiliates of the Manager. Following a response by the Manager to this request, and a meeting by certain of our representatives with the ACC in October 2009, we were notified by a representative of the ACC in December 2009 that the ACC did not have any further information requests and had ceased its inquiry.

Mortgage Banker and Mortgage Broker Regulations

Our operations are currently managed by the Manager. Following consummation of the Conversion Transactions, our operations as a mortgage banker and mortgage broker will be subject to regulation by federal, state and local laws and governmental authorities. IMH Financial Corporation (or a wholly-owned subsidiary) will obtain a mortgage banker’s license in the State of Arizona as a condition to the consummation of the Conversion Transactions. As a licensed mortgage broker, we are subject to regular on-site examinations by the Arizona Department of Financial Institutions, which may review our advertising, record maintenance, and financial reporting. Under applicable Arizona law, regulators will have broad discretionary authority over our activities.

Mortgage banker and mortgage broker regulation, however, does not generally involve the underwriting, capital ratio or concentration guidelines or requirements that are generally imposed on more traditional lenders. One of our affiliates, Investors Mortgage Holdings California, Inc., which is currently a wholly-owned subsidiary of the Manager, is licensed as a real estate broker by the California Department of Real Estate. Under California law, the Department of Real Estate exercises regulatory authority over mortgage lenders. The California subsidiary is the entity through which the Manager currently originates California loans which it brokers to us. At the present time, the Manager or its employees maintain appropriate licenses or registrations in other jurisdictions where the Manager determines that such licensure or registration is required or advisable.

Mortgage Dealer Status

We intend to conduct our business so that we are not to be deemed a “dealer” in mortgage investments for federal income tax purposes, although we can provide no assurance that our activities will not be deemed to constitute dealer activities.

Investment Company Status

The Manager has endeavored to manage us such that we are not an “investment company” within the meaning of the Investment Company Act. Under Section 3(c)(5)(C) of the Investment Company Act, or the Real Estate Exemption, issuers that (a) are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and (b) are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, are excluded from the definition of “investment company.” The Manager believes that the Fund is not an “investment company” because it satisfies the requirements of the Real Estate Exemption, and we have endeavored to conduct our operations in compliance with the Real Estate Exemption. Following consummation of the Conversion Transactions, we intend to manage ourselves in a similar manner such that we will satisfy the requirements of the Real Estate Exemption.

We are primarily engaged in originating, purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. The staff of the SEC, through no-action letters, has stated that it would regard an issuer as being engaged primarily in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, within the meaning of Section 3(c)(5)(C) of the Investment Company Act, if (a) at least 55% of the value of the issuer’s assets consists of mortgages and other liens on, and interests in, real estate, or Qualifying Assets, and (b) at least 25% of the value of the issuer’s assets consists of loans that do not qualify as Qualifying Assets, but 55% of the fair market value of each such loan is secured by real estate at the time the issuer acquires the loan, or Real Estate-Related Assets. Not more than 20% of the issuer’s assets may consist of miscellaneous investments, including all other loans held by an issuer, cash, government securities, and investments in partnerships or other businesses not qualifying as either Qualifying Assets or Real Estate-Related Assets.

The staff of the SEC has stated that it would regard as Qualifying Assets mortgage loans that are fully secured by real property, and the staff of the SEC has granted no-action relief to permit a participation interest in a mortgage loan fully secured by real property to be considered a Qualifying Asset if the holder of the participation interest controls the unilateral right to foreclose on the mortgage loan in the event of a default. Prior to suspension of our commercial mortgage loan origination activities, we sought to deploy approximately 95% to 97% of our cash in mortgage investments and to retain approximately 3% to 5% in bank accounts or highly liquid money market funds as a working capital reserve. However, our actual deployment varied depending on the timing and amount of member capital raised and the timing and amount of loans originated and funded. The deployment ratio at December 31, 2009 and 2008 was 99.7% and 78.1%, respectively. Until appropriate investments can be identified, our management may invest the proceeds of an initial public offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities. All of the loans we fund are secured by the underlying real estate. If we participate in a loan with a third-party, we seek to be the lead lender in the participation, which, among other things, provides us with the unilateral ability to foreclose on the loan in the event of a default. Since the inception of the Fund, we have been the lead lender on all but two participated loans. At the time of original funding, each loan or participation represented less than 5% of our total loan portfolio. Since the date of original funding, we have acquired the entire lender interest in one loan and have foreclosed on the second loan. Accordingly, we believe the Fund qualifies, and going forward IMH Financial Corporation will qualify, for the Real Estate Exemption. However, the staff of the SEC could take a different view and, although we intend to conduct our operations such that we qualify for the Real Estate Exemption, we might inadvertently become an investment company if, with respect to loans in which we participate, we are not the lead lender, or loans in our portfolio exceed a percentage of our portfolio that is deemed acceptable by the staff of the SEC.

Usury Laws

Usury laws in some states limit the interest that lenders are entitled to receive on a mortgage loan. State law and court interpretations thereof applicable to determining whether the interest rate on a loan is usurious, and the consequences for exceeding the maximum rate, vary. For example, we may be required to forfeit interest above the applicable limit or to pay a specified penalty. In such a situation, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. In the alternative, a violation of some usury laws results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.

In California, we only invest in loans which are made or arranged through real estate brokers licensed by the California Department of Real Estate because these loans are exempt from the California usury law provisions. Prior to November 2006, all California loans were brokered to us only by unrelated third-party licensed brokers. In November 2006, the Manager formed a wholly-owned California subsidiary which is licensed by the California Department of Real Estate as a real estate broker. Substantially all California loans are now brokered to us by the California subsidiary. We expect to continue to have all of the necessary licenses in place for the benefit of IMH Financial Corporation at the time of the consummation of the Conversion Transactions.

Other Regulation

If we do not adhere to the laws and regulations which apply to us, we could face potential disciplinary or other civil action that could harm our business. The preceding discussion is only intended to summarize some of the significant regulations that affect the Fund and would affect IMH Final Corporation and, therefore, is not a comprehensive survey of the field. Recently, substantial new legislation has been adopted or proposed relating to, among other things, financial institutions and private investment vehicles. Many of the adopted laws have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There can be no assurance that new laws and regulations will stabilize or stimulate the economy in the near term or at all, or that we will not become subjected to additional legislative or regulatory burdens as a result.

Legal Proceedings

We and/or the Manager may be a party to litigation as the plaintiff or defendant in the ordinary course of business in connection with loans that go into default, or for other reasons, including, without limitation, potential claims or judicial actions relating to the Conversion Transactions, including efforts by others (including certain members of the Fund) to prevent consummation of the Conversion Transactions. While various asserted and unasserted claims exist, resolution of these matters cannot be predicted with certainty and, we believe, based upon currently available information, that the final outcome of such matters will not have a material adverse effect, if any, on our results of operations or financial condition. See the section entitled “Management’s Discussion and Analysis — Results of Operations — Changes in the Portfolio Profile — Scheduled Maturities” for further information on our current foreclosure proceedings.

Following the suspension of certain of our activities, including the suspension of member redemptions, certain of the members of the Fund have requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant those requests and we are treating all members uniformly. While neither the Manager nor we have been served with any lawsuits from members, certain members have filed grievances with the SEC and other regulatory agencies related to the Manager’s administration of us (including regarding our suspension of redemptions), and these members’ disapproval of the Conversion Transactions.

Subsequent to December 31, 2009, the Fund entered into a settlement agreement requiring the Fund to purchase certain golf memberships and pay past due home owners association dues attributed to certain residential lots owned by the Fund that were acquired through foreclosure. The terms of the settlement agreement require the Fund to purchase such memberships for a total of approximately $4.6 million, which is expected to be paid over time from the proceeds from the sale of such residential lots. Additionally, the

Fund is required to pay all past due golf club monthly dues and assessments totaling $407,000, as well as any delinquent and current property taxes due.

The Manager has been informed that a member of the Fund has communicated to other members of the Fund that member’s view that the Conversion Transactions are not in the best interests of the members of the Fund and indicated, among other things, the member’s desire to call a meeting of members to seek to amend the operating agreement of the Fund to expand the authority for members to review books and records of the Fund. The member had previously requested access to books and records beyond those that were publicly available, and the Manager agreed to provide the member with access to appropriate books and records if the member would sign a confidentiality agreement and agree not to trade membership interests in the Fund based on any non-public, confidential information that might be provided to the member. The member rejected those requests. The Manager and the Fund continue to take their legal obligations seriously, particularly in the context of the pending registration statement on Form S-4 of which this consent solicitation/prospectus forms a part, and do not intend to selectively disclose information in violation of federal securities laws, their duties under Delaware law or the operating agreement of the Fund.

For some time, this member has been suggesting to the Fund, the Manager and its employees that the member would send a letter to all Fund members soliciting members to vote against the Conversion Transactions described in the Form S-4 unless the Fund, the Manager or its employees either (i) bought out the entire investment in the Fund of the member and the member’s family at the member’s family’s original invested capital plus interest, or (ii) made a loan to the member equal to the member’s original invested capital plus interest that the member would never have to repay. The member was advised that the Manager would not treat him preferentially relative to other members of the Fund and that it would not engage in any transactions that were unlawful and could not be fully disclosed to the members of the Fund. The member has also objected to other aspects of the Conversion Transactions and the operating agreement and the Manager’s management of the Fund. This member has sent letters to various regulatory agencies complaining about the contents of this consent solicitation/prospectus. As yet, to the knowledge of the Manager, this member has not taken any other legal action, however, it is possible this member may do so in the future.

The Manager believes that it and its affiliates have always been, and currently are, in compliance with all regulations that materially affect it and their operations, and that the Manager and we have acted in accordance with the operating agreement for the Fund. However, there can be no guarantee that this is the case or that the above-described or other matters will be resolved favorably, or that the Manager or its affiliates may not incur significant legal and other defense costs, damage or settlement payments, regulatory fines, or limitations or prohibitions relating to the Manager’s or its affiliates’ business activities, any of which could harm our operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for IMH Financial Corporation as of and for the year ended December 31, 2009 has been derived by applying the pro forma adjustments set forth below to the historical consolidated financial statements of IMH Secured Loan Fund, LLC, and the historical consolidated financial statements of Investors Mortgage Holdings Inc., as of and for the year ended December 31, 2009, which are included elsewhere in this consent solicitation/prospectus. The consolidated financial statements of Investors Mortgage Holdings Inc., or the Manager, include the accounts of the Manager, its wholly owned subsidiary, and the accounts of IMH Holdings LLC, or Holdings, and its wholly owned subsidiaries, (collectively referred to as the “Manager”). The Manager has a variable interest in Holdings as the Manager potentially has the obligation to absorb the majority of the losses of Holdings. Therefore, the Manager has been deemed to be the primary beneficiary of Holdings, a variable interest entity, and has consolidated Holdings in its consolidated financial statements. The pro forma condensed combined balance sheet of IMH Financial Corporation has been presented as if the Conversion Transactions had been completed as of December 31, 2009. The proforma condensed combined statement of operations of IMH Financial Corporation has been presented as if the Conversion Transactions had been completed as of January 1, 2009.

Pursuant to the requirements under Article 11 of Regulation S-X, the unaudited pro forma condensed combined statements of operations for the Conversion Transactions give effect to adjustments for transactions expected to have a continuing impact on us, that (1) are directly attributable to the Conversion Transactions and are factually supportable, and (2) represent material events that have occurred and had, or will have, a material effect on our financial statements and capital structure. The unaudited pro forma condensed combined balance sheet gives effect to adjustments for transactions regardless of whether they have a continuing impact on us or are non-recurring, that are (1) directly attributable to the Conversion Transactions and are factually supportable, and (2) represent material events which have occurred and had, or will have, a material effect on our financial statements and capital structure.

The unaudited pro forma condensed combined financial information for the Conversion Transactions assumes that each of the adjustments below that are directly attributable to the Conversion Transactions and factually supportable had occurred as of December 31, 2009 for the unaudited pro forma condensed combined balance sheet, and as of the beginning of the period for the unaudited pro forma condensed combined statements of operations:

Balance Sheet Pro Forma Items:

•	after giving effect to the conversion of our membership units to common stock (which has no impact on total equity), the issuance to the existing owners of the Manager shares of our common stock in consideration for 100% ownership of the Manager;
•	the elimination of various activity giving rise to amounts due between us and the Manager as of December 31, 2009 that would be eliminated after giving effect to the Conversion Transactions;

Statement of Operations Pro Forma Items:

•	the change in accounting treatment with respect to costs incurred for our capital raising activities and paid by the Manager that were charged as a period cost of the Manager but would have been charged as direct reduction to owners’ equity after giving effect to the Conversion Transactions;

•	the change in accounting treatment with respect to the Manager’s recognition of loan origination fees (points). After giving effect to the Conversion Transactions, loan origination fees, net of direct origination costs, would have been deferred at origination and amortized as an adjustment to mortgage loan interest income over the contractual term of the related loan as well as certain modification fees;
•	the elimination of various revenue and expense activity between us and the Manager that would be eliminated after giving effect to the Conversion Transactions;
•	the effect of income taxes on us and the Manager resulting from a change in tax reporting status from pass-through entities to a taxable Sub Chapter “C” Corporation;
•	the effect of the Manager’s stock appreciation rights that become fully vested and payable upon a change in control, totaling approximately $292,000, have not been included in the pro forma adjustments because it will not have a material recurring effect on our financial statements.

The Conversion Transactions will result in pro forma ownership levels of approximately 94.7% for our existing members and 4.9% for the current owners of the Manager, respectively, assuming an illustrative, hypothetical per share price of $20 and $17.9 million purchase price for the acquisition of the Manager in the Conversion Transactions. The value of the shares issued to the existing owners of the Manager could be different from the value assumed for the unaudited pro forma condensed combined financial information for the Conversion Transactions and such difference could be material.

The unaudited pro forma condensed combined financial information for the Conversion Transactions is based on assumptions that we believe are reasonable and should be read in conjunction with the section entitled “Description of Accounting of the Conversion Transactions,” included elsewhere in this consent solicitation/prospectus, and our combined financial statements and related notes thereto as of and for the year ended December 31, 2009, which are included elsewhere in this consent solicitation/prospectus.

The unaudited pro forma condensed combined financial information for the Conversion Transactions is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Conversion Transactions been consummated as of December 31, 2009 or as of the beginning of the year ended December 31, 2009, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the Conversion Transactions and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

IMH FINANCIAL CORPORATION
Pro forma Condensed Combined Balance Sheet
December 31, 2009
(Unaudited)
(In thousands)

	IMH Secured Loan Fund, LLC	Investors Mortgage Holdings Inc.	Pro forma Adjustments	Note Ref	Combined Totals
Assets:
Cash and Cash Equivalents	$963	$477	$—		$1,440
Mortgage Loans, Net of Allowance for Credit Loss	214,020	—	—	(a)	214,020
Interest Receivable and Other	17,215	768	—		17,983
Due from lMH Secured Loan Fund, LLC	—	4,950	(4,950)	(b)	—
Advances to Investors Mortgage Holdings Inc.	1,367	—	(1,367)	(b)	—
Real Estate Owned and Equipment, Net	104,231	2,057	—		106,288
Total Assets	$337,796	$8,252	$(6,317)		$339,731
Liabilities:
Payables to Investors Mortgage Holdings Inc.	$3,342	$—	$(3,342)	(a)	$—
Payables to IMH Secured Loan Fund, LLC	—	1,367	(1,367)	(b)	—
Accrued Expenses and Other Liabilities	6,582	666	—		7,248
Deferred Income	214	95	—		309
Member Related Liabilities	4,182	—	—		4,182
Borrowings from Investors Mortgage Holdings Inc.	1,608	—	(1,608)	(b)	—
Bank Line of Credit and Notes Payable	—	2,102	—		2,102
Distributions Payable to Investors Mortgage Holdings Inc. Owners	—	—	4,022	(c)	4,022
Total Liabilities	15,928	4,230	(2,295)		17,863
Owners' Equity:
Total Owners’ Equity	321,868	4,022	(4,022)	(c)	321,868
Total Owners’ Equity	321,868	4,022	(4,022)		321,868
Total Liabilities and Owners Equity	$337,796	$8,252	$(6,317)		$339,731

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

IMH FINANCIAL CORPORATION
Pro forma Condensed Combined Statement of Operations
Year Ended December 31, 2009
(Unaudited)
(In thousands, except share and per share data)

	IMH Secured Loan Fund, LLC	Investors Mortgage Holdings Inc.	Pro forma Adjustments	Note Ref	Combined Totals
Revenues:
Mortgage loan interest	$21,339	$—	$758	(d)	$32,693
			10,596	(d)
Loan origination and modification fees	—	10,596	(10,596)	(d)	—
Fund management fees	—	765	(574)	(b)	191
Interest income – intercompany	—	267	(267)	(b)	—
Interest on cash equivalents	1,183	81	—		1,264
Total revenue	22,522	11,709	(83)		34,148
Expenses:
Origination, modification, loan management and related costs	—	2,060	(300)	(d)	1,760
Operating expenses	8,859	4,620	—		13,479
Management fees	574	—	(574)	(b)	—
Interest	267	471	(267)	(b)	471
Other expenses	—	1,989	—		1,989
Provision for credit losses	79,299	—	—		79,299
Impairment charge for assets acquired through foreclosure	8,000	—	—		8,000
Total expenses	96,999	9,140	(1,141)		104,998
Earnings (loss) before income taxes	(74,477)	2,569	(1,058)	(d)	(70,850)
Pro forma Provision for Income Taxes:
Provision for income tax benefit (expense)			—	(e)	—
Pro forma net earnings (loss)					$(70,850)
Earnings (loss) per unit as reported	$(1,019.70)
			(73,038)
			16,093,411	(f)
Weighted average units/shares outstanding	73,038		895,750*	(f)	16,989,161
Pro forma net loss per share				(g)	$(4.17)

*	Subject to downward adjustment pursuant to the conversion plan.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(1) Overview of the Conversion Transactions

The Manager has approved a plan to cause the Fund to convert into a Delaware corporation and to acquire all of the ownership interests in the Manager and Holdings through a series of transactions described within this consent solicitation/prospectus as the Conversion Transactions. If the Conversion Transactions are approved, they will be implemented through a series of steps, including, among other steps, a) the conversion of IMH Secured Loan Fund, LLC into IMH Financial Corporation, a taxable “C” Corporation, and the related conversion of membership units into shares of common stock to be issued by IMH Financial Corporation; b) the acquisition, by IMH Financial Corporation, of all of the outstanding shares of the Manager and all of the outstanding membership interests in Holdings, by virtue of which the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation, in exchange for an aggregate of 895,750 shares of Class B common stock in IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan.

(2) Description of Accounting

For accounting purposes, the Conversion Transactions will simultaneously be treated as a recapitalization of the Fund into IMH Financial Corporation and IMH Financial Corporation’s acquisition of all of the ownership interests in Manager and Holdings. Recapitalization of membership units of the Fund into common stock of IMH Financial Corporation has no accounting effect except for the requirement to record deferred taxes on the date of change in the Fund’s tax status from a pass through entity to a taxable entity. The Conversion Transactions will also terminate the Manager’s pass through tax status and it will become a taxable entity resulting in the requirement to record deferred taxes on the date of change in tax status. Upon the exchange of common stock of IMH Financial Corporation for all of the ownership interest in Manager and Holdings, IMH Financial Corporation will include the assets and liabilities of Manager and Holdings in its financial statements at their carryover basis.

In connection with the Manager’s adoption of new accounting guidance under ASC 810 (SFAS 167) Consolidation of Variable Interest Entities, the Manager is required to consolidate the Fund effective January 1, 2010; this determination was based on the following factors:

•	the Fund is a variable interest entity because the holders of the equity investment at risk (i.e., the members) lack the power through voting or similar rights to direct the Fund’s activities that most significantly impact its economic performance under this accounting guidance. Specifically, the Manager has the power to direct the activities that most significantly impact the Fund’s performance;
•	the Manager’s fees are considered to represent a variable interest in the Fund because (i) the fees earned by the Manager for the daily management of loans, in accordance with the operating agreement, and the fees that the Manager receives separately for loan originations, modifications, and certain events of default that are more than insignificant to the Fund, and (ii) the majority owners of the Manager hold an equity interest in the Fund equal to 0.06% of the Fund’s total equity interests.

The Manager believes that its power to direct the activities that significantly impact the Funds economic performance, the fees received by the Manager and the equity interest in the Fund held by the Manager’s majority owners indicate that the Manager is the primary beneficiary of Fund. As such, the Manager is

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(2) Description of Accounting  – (continued)

required to consolidate the Fund upon adoption of this new accounting guidance. The foregoing consolidation conclusion has no accounting impact on the stand-alone financial reporting of the Fund, which remains the reporting entity for SEC reporting purposes both before and after the Conversion Transactions.

After the completion of the Conversion Transactions, the decision maker/service provider relationship between the Fund and Manager will cease to exist. The former employees of the Manager will become employees of the Fund, conducting the same activities previously performed by the Manager. Consequently, IMH Financial Corporation (as the Fund will be renamed following consummation of the Conversion Transactions) will be internally managed and its equity holders as a group will hold the power through voting rights to direct the activities of IMH Financial Corporation that most significantly impact its economic performance.

With the adoption of the new accounting guidance in ASC 810, the Fund and the Manager are one reporting entity subsequent to January 1, 2010, both before and after the completion of the Conversion Transactions. As a result, the exchange of common stock of IMH Financial Corporation for all of the ownership interest in the Manager and Holdings is not considered a business combination resulting in a new basis of the assets obtained and liabilities assumed. Instead, such assets and liabilities will be recorded at their carryover basis.

(3) Consideration for Acquisition of the Manager and Holdings

Based on an estimated value of the Manager and Holdings of approximately $17.9 million, we expect to issue 895,750 shares of our common stock, subject to downward adjustment pursuant to the conversion plan, based on a derived value of $20 per share.

In arriving at the $17.9 million purchase price, we evaluated three alternative valuation methodologies suggested by our advisors which we were advised were examples of methodologies used in similar transactions. The $17.9 million acquisition consideration was derived by utilizing one of these methodologies that was deemed most appropriate in the context of the proposed structure of the Conversion Transactions.

The $20 per share price was based on what was perceived as a typical per share value for such conversions. The number of shares allocated for the purchase of the Manager was based on the estimated pro rata value of the combined entity, based on $17.9 million acquisition consideration for the Manager and assuming a fair value of the Fund equal to its net asset value as of December 31, 2009. In the event that the per share value increases or decreases between the effective date of this consent solicitation/prospectus and the close of the Conversion Transactions, the number of shares allocated between the Manager and Fund shall remain fixed.

(4) Pro Forma Adjustments

The pro forma adjustments described below assume, among other things, that the existing owners of the Manager and Holdings will receive 895,750 shares of our Class B common stock, subject to downward adjustment pursuant to the conversion plan, in exchange for all of their ownership interests in the Manager and Holdings.

For purposes of the unaudited pro forma condensed combined financial information for the Conversion Transactions, we have made the following pro forma adjustments in the pro forma financial statements presented:

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(4) Pro Forma Adjustments  – (continued)

(a)	In connection with the modification of certain loans, the borrowers and the Manager agreed to defer the payment of related processing and administrative fees due to the Manager until the payoff of the respective loans or until certain milestones were achieved. Amounts outstanding under these provisions as of December 31, 2009 were eliminated for purposes of presenting the pro forma condensed combined balance sheet. All pro forma adjustments relating to the Manager’s recognition of processing and administrative fee revenues are described in note 4(e).
(b)	In its capacity as our manager, we have entered into transactions with the Manager which, on a pro forma combined basis, would be eliminated in combination. Such transactions include the following:
•	From time-to-time, the Manager has provided financing to the Fund for purposes of providing liquidity to fund loans. In this regard, the Manager has participated in or purchased whole loans from the Fund. The loans participated or purchased by the Manager have been concurrently pledged by the Manager with a commercial bank as collateral on the Manager’s line of credit. During the period in which the Manager retains any interest in a Fund loan, all related interest paid to the Fund is passed to the Manager, and the Fund records interest income and an equal amount of interest expense on borrowings from Fund Manager in the its statements of operations. Such inter-entity activity was eliminated for purposes of presenting the pro forma condensed combined financial statements.
•	For managing the Fund, the Manager is entitled to a 25 basis point annualized fee, payable monthly, based on our total mortgage loan principal balance at each month-end, excluding loans in non-accrual status and other non-performing assets. In addition, on an individual loan basis, the Manager is entitled to 25% of any gains recognized in excess of the principal and note rate interest due. The residual balance of $191,000 in Fund management fees for the year months ended December 31, 2009, after eliminations, pertains to management fees earned by a subsidiary of Holdings for the management of the SWI Fund, which commenced operations in February 2009. As such, there was no residual balance for the year ended December 31, 2008.

In connection with the recording of an allowance for credit losses on a loan for which the Manager previously received certain amounts in accordance with this provision, we recorded an advance from the Manager totaling $2.4 million, which has been partially repaid. The advance to the Manager bears interest at 10% per annum and all unpaid accrued interest and principal is due September 30, 2011. The residual balance of interest expense, after eliminations, pertains to interest incurred (a) by the Fund primarily for loan participations issued to third parties, and (b) by the Manager for interest incurred on bank debt. There were no borrowings between the Fund and the Manager during the year ended December 31, 2008 that would give rise to interest expense and would otherwise be eliminated in a combination. As such, there was no elimination of the Fund’s interest expense for the year ended December 31, 2008. The residual balance of interest expense in the pro forma statement of operations for the years ended December 31, 2008 and 2009 have been recorded in compliance with U.S. GAAP.

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(4) Pro Forma Adjustments  – (continued)

For purposes of presenting the pro forma condensed combined financial statements, the revenues and expenses pertaining to the above items for the periods presented and amounts outstanding as of the reporting dates presented were eliminated in combination.

(c)	Concurrent with the expected Conversion Transactions the Manager will distribute to the existing owners of the Manager the profits earned through December 31, 2009, including the related taxes due, not to exceed $4.0 million. This payment will be made from the current assets of IMH Financial Corporation and is not a component of the Manager’s ascribed acquisition consideration of $17.9 million under the conversion plan.
(d)	For loans originated on behalf of the Fund, the Manager receives all the revenue from loan origination, modification and processing fees (points) and other related fees, which are paid by the borrower. As such, while the Fund recorded the mortgage loan in its portfolio, the Manager recognized the loan origination and processing fees when earned, which generally coincided with the closing or modification of each loan. However, on a pro forma basis, accounting principles generally accepted in the United States, or GAAP, require that such loan origination fees, net of direct origination costs, are to be deferred at origination and amortized as an adjustment to mortgage loan interest income over the contractual term of the related loan. As a result, the pro forma condensed combined statements of operations reflect the effect of this accounting treatment on revenues for the each of the periods presented.

Accordingly, we have reclassified the recognizable portion of loan origination fees, net of direct costs, in the pro forma combined statement of operations to mortgage loan interest in accordance with applicable U.S. GAAP and eliminated the non-recognizable portion of such fees.

For purposes of pro forma presentation, (a) direct origination costs consist of incentive compensation paid to loan underwriters that are directly attributable to specific loan originations, and (b) private lender fees paid to third party brokers that are attributable to specific loan originations. The residual balance of origination, loan management and related costs, after elimination, constitutes primarily base salaries for lending and operations personnel of the Manager as well as indirect legal, underwriting and other costs related to loan management but not directly attributable to the origination of specific Fund loans. Additionally, this residual balance for the year ended December 31, 2009 includes similar costs incurred by a subsidiary of Holdings in connection with the management of the SWI Fund.

The residual balance of origination, loan management and other costs in the pro forma statements of operations for the years ended December 31, 2008 and 2009 have been recorded in compliance with U.S. GAAP.

(e)	The Fund is a limited liability company and, for income tax purposes, has elected to be taxed as a partnership. Each member reports on its federal and state income tax return its distributive share of the Fund’s income, gains, losses, deductions and credits, whether or not any distributions are made during the year. Consequently, no provision for federal or state income taxes is provided in the Fund’s historical financial statements. Similarly, the Manager’s reporting status for income tax purposes is that of a Sub Chapter “S” Corporation. As a Sub Chapter S corporation, earnings and losses from the Manager are passed through to the stockholders who are responsible for any

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(4) Pro Forma Adjustments  – (continued)

income taxes associated with those results. Therefore, no provision for federal or state corporate income taxes is provided in the Manager’s historical financial statements.

Upon the Conversion Transactions (recapitalization of the Fund), the Fund’s partnership election is terminated, and the Fund will be taxed as a Sub Chapter “C” Corporation. Under GAAP, a change in tax status from a non-taxable entity to a taxable entity requires recording deferred taxes as of the date of change in tax status, or December 31, 2009, in the accompanying pro forma condensed combined balance sheet. Since the Conversion Transactions amount to a recapitalization of the Fund, the tax characteristics of the Fund’s existing assets and liabilities will carry over to IMH Financial Corporation at their historical tax basis. The temporary differences that give rise to deferred tax assets and liabilities upon recapitalization of the Fund are the allowance for credit losses recorded on the Fund’s books, which are non-deductible for tax purposes and interest on non-accrual loans that is not reported as revenue on the Fund’s books but is reported as revenue for tax purposes. The resulting net deferred tax asset was evaluated to determine if it was more likely than not that it would be realized and we concluded that a full valuation allowance was required for such deferred tax assets.

In addition, since the losses relative to the allowance for credit losses have not been realized to date, such losses are not available as net operating loss carry-forwards (NOLs) to offset future taxable income, if any. In the event that such losses are realized, they would be available to future taxable income for up to 20 years. However, the availability of such amounts may be subject to limitations imposed by the Internal Revenue Code.

Upon the consummation of the Conversion Transactions (acquisition of all of the ownership interests in the Manager and Holdings), the Manager’s Sub Chapter “S” Corporation election is terminated and the Manager will be taxed as a Sub Chapter “C” Corporation subsequent to the Conversion Transactions. There were no significant deferred tax assets or liabilities identified that would be required to be recorded upon termination of the Manager’s Sub Chapter “S” Corporation election.

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(4) Pro Forma Adjustments  – (continued)

The significant components of deferred tax assets and liabilities of IMH Financial Corporation in the pro forma condensed combined balance sheet as of December 31, 2009, are as follows (in thousands):

As of December 31, 2009
Current deferred tax assets (liabilities) related to:
Allowance for credit losses	$99,235
Interest accruals	911
Total current deferred tax assets before valuation allowance	100,146
Valuation allowance	(100,146)
Net current deferred tax assets, net of valuation allowance	—

The pro forma condensed combined statements of operations for the year ended December 31, 2009 includes pro forma adjustments to reflect income taxes on a combined basis for the Fund and Manager, referred to collectively as the Company, as if they were taxed as a Sub Chapter “C” Corporation from the beginning of the pro forma period presented.

The difference between the provision for income taxes in the pro forma condensed combined statements of operations and the amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Year Ended December 31, 2009
	(in thousands)
Computed tax (benefit) at federal statutory rate of 35%	$(24,797)	35.0%
Valuation allowance against deferred tax assets	27,628	(39.0%)
State tax (benefit)	(2,831)	4.0%
Provision (benefit)for income taxes	$—	0.0%

In making the determination of the amount of valuation allowance, we evaluated both positive and negative evidence including recent historical financial performance, forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. During the year ended December 31, 2009, the current and deferred tax provision for federal and state taxes was zero.

(f)	Pro forma average shares for Fund members was computed by multiplying the weighted average units outstanding based on the historical financial statements for the respective periods by the estimated shares to be distributed per unit owned assuming a $20 per share value for IMH Financial Corporation common stock.

IMH FINANCIAL CORPORATION
Notes to Unaudited Pro forma Condensed Combined Financial Information

(4) Pro Forma Adjustments  – (continued)

Pro forma average shares for the Manager was computed by dividing the ascribed value of $17.9 million of the Manager by the assumed $20 per share value for IMH Financial Corporation common stock. The following table reflects the computation of pro forma average shares of common stock in IMH Financial Corporation for Fund members and the Manager for the year ended December 31, 2009:

December 31, 2009
Ending Fund equity of the Fund as of December 31, 2009	$321,868
Divided by price per share	$20
Total shares upon conversion	16,093,411
Total units outstanding at December 31, 2009	73,038
Estimated shares per unit to be distributed	$220.34
Weighted average shares outstanding for period, as reported	73,038
Pro forma weighted average shares for members after conversion	16,093,411
Acquisition consideration for Manager	$17,915,000
Per share consideration	$20
Pro forma weighted average shares for Manager after conversion	895,750*
Total pro forma weighted average shares outstanding after conversion	16,989,161

*	Subject to downward adjustment pursuant to the conversion plan.

As a result of the Manager’s election to suspend certain activities of the Fund in 2008, the Manager on behalf of the Fund ceased to honor any redemption requests by members after October 1, 2008. As a result, the number of membership units in the Fund has remained unchanged since that date. Accordingly, the actual number of membership units outstanding as of December 31, 2009 is equal to the weighted average number of membership units outstanding during the year ended December 31, 2009.

(g)	We have presented the pro forma impact of the Conversion Transactions on certain income and expense items as previously described and we have computed the pro forma effect on earnings per share (“EPS”) for the fiscal year ended December 31, 2009. We calculated the pro forma earnings per share by dividing the pro forma net income (loss) by the total pro forma weighted averages shares outstanding after conversion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IMH SECURED LOAN FUND, LLC

The following discussion of our financial condition and results of operations should be read in conjunction with the audited financial statements and accompanying notes and other detailed information regarding the Fund as of and for the years ended December 31, 2007, 2008 and 2009. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements. Please read “Special Note About Forward-Looking Statements” for additional information regarding forward-looking statements used in this consent solicitation/prospectus. References to “we,” “us” and “our” refer to the Fund prior to the consummation of the Conversion Transactions, and to IMH Financial Corporation after the consummation of the Conversion Transactions. References to “we” in connection with a statement of intent, expectation, plan or belief, such as “intend”, “expect”, “plan”, or “estimate” generally refer to the Manager on behalf of the Fund. The term “Fund” refers only to the Fund and its subsidiaries, unless the context requires otherwise. Undue reliance should not be placed upon historical financial statements since they are not indicative of expected results of operations or financial condition for any future periods.

Our Company

We are a commercial real estate lender based in the southwest United States with over 12 years of experience in many facets of the real estate investment process, including origination, underwriting, documentation, servicing, construction, enforcement, development, marketing, and disposition. We focus on a niche segment of the real estate market that we believe is underserved by community, regional and national banks: high yield, short-term, senior secured real estate mortgage loans. The intense level of underwriting analysis required in this segment necessitates personnel and expertise that many community banks lack, yet the requisite localized market knowledge of the underwriting process and the size of the loans we seek often precludes the regional and community banks from efficiently entering this market.

We combine traditional credit analysis typically performed by banks with the property valuation techniques used by developers to produce a more comprehensive investment decision process. In addition to the property appraisal and underwriting process performed by traditional bank lenders, we build and stress test a property specific valuation model for each real estate investment we make, based upon, among other factors, acquisition price, carrying cost, development time, potential cost and time overruns, absorption rate, existing and potential rental rates, existing and known planned competing properties, market trends and exit strategy. We test these assumptions with a combination of field inspections and local market analysis, as well as financial, physical, legal and environmental due diligence. Through this process we have built a portfolio of real estate assets consisting of commercial mortgage loans and owned property with carrying values as of December 31, 2009, of $214.0 million and $104.2 million, respectively, that we believe has the potential for significant appreciation in a recovering market.

We intend to continue to focus our future investments primarily on the following asset classes, which we consider to be our target assets:

•	acquiring, managing and originating whole commercial mortgage loans, which may be performing, distressed or non-performing loans;
•	purchasing participating interests in such commercial real estate mortgage loans; and
•	originating bridge loans.

We also may, from time to time, acquire other types of real estate and real estate-related debt assets as attractive opportunities continue to emerge in the existing economic environment. As real estate conditions improve, we believe our experience, industry knowledge and comprehensive underwriting process will allow us to refocus on our historical model of originating short-term senior secured mortgage loans.

Upon consummation of the Conversion Transactions, we will be an internally managed real estate finance company formed through the combination of IMH Secured Loan Fund, LLC, or the Fund, Investors Mortgage Holdings Inc., or the Manager, and IMH Holdings, LLC, or Holdings. As a result of the Conversion Transactions, the Fund will be converted into a Delaware corporation named IMH Financial Corporation and the Manager and Holdings will become wholly-owned subsidiaries of IMH Financial Corporation.

Recent Developments

Neither the Fund nor the Manager has prepared its respective unaudited financial statements for the quarter ended March 31, 2010, therefore, financial results for that period are not available as of the date of this consent solicitation/prospectus. Recent developments since December 31, 2009 include the following:

•	the Manager elected to modify two loans with principal balances totaling $8.36 million and with no remaining funding commitments; neither of these loans was impaired or had any allowance for credit loss attributable to the loans as of December 31, 2009 or March 31, 2010, although one such loan was past it scheduled maturity;
•	the Fund, through wholly owned subsidiaries, secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned assets, and working capital needs, as follows: (i) a $9.5 million loan bearing interest at 12% per annum with an initial maturity of March 2011 extendable for two additional six month periods, and secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $23.1 million and an assignment of rents and tenant notes receivable derived from the property; and (ii) a $3.0 million loan bearing interest at 12% per annum, with a maturity date of February 2012, and secured by one of the Fund’s real estate owned properties with a carrying value at December 31, 2009 of $2.8 million and a Fund loan with a current carrying value of $7.2 million;
•	the Manager’s line of credit with a bank, which had a total borrowing capacity of $2.52 million as of December 31, 2009 and is secured by portfolio loan, was extended to May 31, 2010 from its April 1 due date, subject to a reduced borrowing capacity of $827,000;
•	we completed foreclosure on five loans (with an aggregate principal balance of $22.7 million) of the 25 loans upon which the Manager was exercising lender’s remedies as of December 31, 2009, and the Manager expects to complete the foreclosure process on the balance of such loans in the second and third quarters of the year ending December 31, 2010; and
•	the Fund entered into a purchase and sale agreement to sell one of its multifamily residential projects for approximately $4.5 million, an amount in excess of our December 31, 2009 carrying value, which such sale the Manager expects to close in the second quarter of the year ending December 31, 2010, although such closing cannot be assured.
•	The Manager estimates that the Manager and Holdings expects to realize a loss for the period beginning January 1, 2010 and ending on the date of consummation of the Conversion Transactions, although it is undetermined when or if the Conversion Transactions will be consummated. Pursuant to the terms of the conversion plan attached hereto as Annex A, the number of shares of Class B common stock to be issued to the stockholders of the Manager and members of Holdings is to be reduced by one share for each $20 of net loss. For example, if the net loss for the Manager and Holdings is $1.0 million for the period ended on the date of consummation of the Conversion Transactions, the shares issued to the stockholders of the Manager and members of Holdings would be reduced by 50,000 shares of Class B common stock.

Selected Financial Data

The tables that follow set forth certain financial data of the Fund. The summary financial data are derived from our audited and unaudited consolidated financial statements and other financial records.

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands, except per unit data)
Summary balance sheet items
Cash and cash equivalents	$12,089	$12,159	$73,604	$23,815	$963
Mortgage loan principal outstanding	$92,945	$258,615	$510,797	$613,854	$544,448
Allowance for credit losses	$—	$—	$(1,900)	$(300,310)	$(330,428)
Mortgage loans, net	$92,945	$258,615	$508,897	$313,544	$214,020
Real estate owned	$—	$—	$—	$62,781	$92,149
Total assets	$105,981	$273,374	$590,559	$414,804	$337,796
Total liabilities	$8,145	$13,193	$13,726	$6,753	$15,928
Retained earnings (accumulated deficit)	$852	$1,426	$49	$(322,332)	$(408,515)
Members’ capital, net of redemptions	$96,983	$258,754	$576,784	$730,383	$730,383
Total owners' equity	$97,835	$260,181	$576,833	$408,051	$321,868
Summary income statement
Mortgage loan interest	$7,846	$20,547	$47,929	$65,497	$21,339
Total revenue	$7,961	$21,145	$49,763	$67,420	$22,522
Operating expenses	$166	$430	$968	$2,454	$9,433
Provision for credit losses	—	—	1,900	296,000	79,299
Impairment charge for assets acquired through foreclosure	—	—	—	27,175	8,000
Total expenses	$542	$1,043	$4,088	$325,707	$96,999
Net earnings (loss)	$7,419	$20,102	$45,675	$(258,287)	$(74,477)
Member Related items
Number of member accounts	491	1,376	3,472	4,735	4,772
Average Member account balance	$199	$189	$166	$86	$67
Member investments (excluding reinvestments)	$68,661	$176,101	$349,523	$250,871	$—
Member distributions reinvested	$4,303	$12,307	$26,165	$23,191	$—
Distributions to members (including distributions reinvested)	$6,651	$19,379	$46,920	$64,051	$11,706
% of total distributions reinvested	58.00%	63.51%	55.77%	36.21%	N/A
Redemptions	$6,471	$26,786	$57,790	$120,506	$—
Redemptions as % of new investment (including reinvestments)	8.87%	14.22%	15.38%	43.97%	N/A
Book value per member unit	$10,088.21	$10,055.29	$10,000.93	$5,586.93	$4,406.86
Net distributions to Members per weighted average membership units	$1,086.04	$1,146.38	$1,102.72	$951.27	$160.27
Net earnings (loss) per weighted average member unit	$1,211.50	$1,189.12	$1,073.47	$(3,835.96)	$(1,019.70)
Earnings (loss) from continuing operations per weighted average member unit	$1,211.50	$1,189.12	$1,118.13	$963.70	$175.55

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Loan Related items
Note balances originated	$139,354	$266,101	$428,777	$329,952	$47,557
Number of notes originated	48	37	38	23	3
Average note balance originated	$2,903	$7,192	$11,284	$14,346	$15,852
Number of loans outstanding	41	44	61	62	55
Average loan carrying value	$2,267	$5,878	$8,343	$5,057	$3,891
% of portfolio principal – fixed interest rate	84.4%	69.0%	30.3%	31.3%	50.4%
Weighted average interest rate – fixed	12.56%	12.26%	12.26%	11.71%	9.8%
% of portfolio principal – variable interest rate	15.6%	31.0%	69.7%	68.7%	49.6%
Weighted average interest rate – variable	11.64%	12.49%	12.52%	12.39%	12.9%
Principal balance % by state:
Arizona	82%	57.9%	44.8%	47.9%	55.5%
California	19%	37.4%	33.7%	28.9%	28.3%
Texas	—%	4.4%	6.3%	9.1%	3.2%
Idaho	—%	—%	9.6%	8.1%	5.0%
Other	—%	0.3%	5.6%	6%	8.0%
Total	100%	100%	100%	100%	100%
Credit Quality
Extension fees included in mortgage loan principal	$475	$2,160	$6,204	$10,895	$17,934
Interest payments over 30 days delinquent	$—	$—	$2,741	$1,134	$7,530
Loans past scheduled maturity	—	3	15	24	34
Principal balance of loans past scheduled maturity	$—	$13,901	$133,532	$210,198	$347,135
Number of loans in non accrual status	—	—	10	11	46
Carrying value of loans in non accrual status	$—	$—	$73,346	$95,624	$192,334
Allowance for credit losses	$—	$—	$(1,900)	$(300,310)	$(330,428)
Allowance for credit losses as % of loan principal outstanding	0%	0%	0.4%	48.9%	60.7%

	As of December 31,
	2007	2008	2009
	(in thousands)
Average Balance Sheets
Cash and cash equivalents	$45,199	$78,379	$7,719
Mortgage loan principal outstanding	392,457	551,174	584,551
Allowance for credit losses	(380)	(70,290)	(306,712)
Mortgage loans, net	392,077	480,884	277,840
Real estate owned, net	—	45,055	79,292
Other assets	4,810	10,808	18,884
Total assets	$442,086	$615,126	$383,735
Total liabilities	16,901	21,184	9,517
Total owners’ equity	425,185	593,942	374,218
Total liabilities and owners’ equity	$442,086	$615,126	$383,735

	As of and for the Years Ended December 31,
	2007	2008	2009
Analysis of Mortgage Loan Interest by Loan Classification
Pre-entitled Land:
Held for Investment	$62	$780	$60
Processing Entitlements	21,443	20,145	6,977
Entitled Land:
Held for Investment	10,299	14,262	2,385
Infrastructure under Construction	4,792	5,586	2,163
Improved and Held for vertical Construction	1,574	5,656	1,384
Construction and Existing Structures:
New Structure – Construction in process	7,841	10,976	1,058
Existing Structure Held for Investment	1,848	2,825	1,201
Existing Structure – Improvements	70	5,267	6,111
Mortgage Loan Interest and Fees	$47,929	$65,497	$21,339
Average Mortgage Loan Balances by Loan Classification
Pre-entitled Land:
Held for Investment	$559	$5,673	$12,478
Processing Entitlements	180,643	198,886	193,261
Entitled Land:
Held for Investment	80,120	117,468	116,521
Infrastructure under Construction	38,695	59,192	66,399
Improved and Held for vertical Construction	17,109	43,208	47,909
Construction and Existing Structures:
New Structure – Construction in process	59,179	52,480	40,329
Existing Structure Held for Investment	15,672	26,839	26,394
Existing Structure – Improvements	480	47,428	81,260
Total Average Mortgage Loan Balances	$392,457	$551,174	$584,551
Average Interest Rate by Loan Classification
Pre-entitled Land:
Held for Investment	12.2%	12.0%	10.8%
Processing Entitlements	12.5%	11.5%	9.6%
Entitled Land:
Held for Investment	12.1%	12.2%	12.4%
Infrastructure under Construction	12.9%	12.2%	11.0%
Improved and Held for vertical Construction	12.2%	11.8%	12.1%
Construction and Existing Structures:
New Structure – Construction in process	12.1%	12.3%	11.5%
Existing Structure Held for Investment	11.5%	13.8%	12.0%
Existing Structure – Improvements	12.5%	12.5%	12.4%
Total Overall Average Interest Rate	12.3%	12.3%	11.5%

	As of and for the Years Ended December 31,
	2007	2008	2009
Average Yield
Pre-entitled Land:
Held for Investment	11.1%	13.7%	0.5%
Processing Entitlements	11.9%	10.1%	3.6%
Entitled Land:
Held for Investment	12.9%	12.1%	1.9%
Infrastructure under Construction	12.4%	9.4%	3.6%
Improved and Held for vertical Construction	9.2%	13.1%	2.9%
Construction and Existing Structures:
New Structure – Construction in process	13.2%	20.9%	2.7%
Existing Structure Held for Investment	11.8%	10.5%	4.6%
Existing Structure – Improvements	14.4%	11.1%	8.9%
Overall Average Yield	10.9%	12.1%	3.7%
Return on Equity and Assets Ratio
Return on assets	10.3%	-42.0%	-19.4%
Return on equity	9.8%	-43.5%	-19.9%
Dividend payout ratio	102.7%	-24.8%	-15.7%
Equity to assets ratio	105.5%	96.6%	97.5%

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Principal Balances Outstanding by Loan Classifications
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834
Processing Entitlements	$43,237	$145,219	$203,166	$200,902	$185,608
Entitled Land:
Held for Investment	$7,102	$41,894	$135,060	$114,307	$101,942
Infrastructure under Construction	$11,344	$17,621	$60,037	$57,908	$69,839
Improved and Held for vertical Construction	$8,409	$29,388	$14,800	$54,486	$47,227
Construction and Existing Structures:
New Structure – Construction in process	$19,461	$16,316	$70,864	$43,814	$46,325
Existing Structure Held for Investment	$3,392	$8,177	$26,870	$37,482	$23,640
Existing Structure – Improvements	$—	$—	$—	$97,777	$56,033
Total Principal Balances Outstanding	$92,945	$258,615	$510,797	$613,854	$544,448
Allocation of Allowance for Credit Losses by Loan Classifications
Pre-entitled Land:
Held for Investment	$—	$—	$—	$(3,242)	$(9,623)
Processing Entitlements	—	—	(1,900)	(122,266)	(134,742)
Entitled Land:
Held for Investment	$—	$—	$—	$(79,279)	$(80,750)
Infrastructure under Construction	—	—	—	(24,863)	(39,441)
Improved and Held for Vertical Construction	—	—	—	(38,522)	(28,696)
Construction & Existing Structures:
New Structure – Construction in-process	$—	$—	$—	$(28,547)	$(30,106)
Existing Structure Held for Investment	—	—	—	(2,954)	(7,070)
Existing Structure – Improvements	—	—	—	(637)	—
Allowance for Loan Loss	$—	$—	$(1,900)	$(300,310)	$(330,428)
Rollforward of Allowance for Credit Losses by Loan Classifications
Balance at the beginning of period	$—	$—	$—	$(1,900)	$(300,310)
Additions to Allowance for Credit Losses:
Pre-entitled Land:
Held for Investment	—	—	—	(3,242)	(6,381)
Processing Entitlements	—	—	(1,900)	(120,366)	(24,851)
Entitled Land:
Held for Investment	—	—	—	(79,279)	(9,851)
Infrastructure under Construction	—	—	—	(24,863)	(11,990)
Improved and Held for Vertical Construction	—	—	—	(38,522)	801
Construction & Existing Structures:
New Structure – Construction in-process	—	—	—	(26,137)	(3,218)
Existing Structure Held for Investment	—	—	—	(2,954)	(4,116)
Existing Structure – Improvements	—	—	—	(637)	(19,693)
Total provision for credit losses	—	—	(1,900)	(296,000)	(79,299)

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Charge-Offs:
Pre-entitled Land:
Held for Investment	—	—	—	—	—
Processing Entitlements	—	—	—	—	12,375
Entitled Land:
Held for Investment	—	—	—	—	8,380
Infrastructure under Construction	—	—	—	—	(2,588)
Improved and Held for Vertical Construction	—	—	—	—	9,025
Construction & Existing Structures:
New Structure – Construction in-process	—	—	—	—	1,659
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	20,330
Total charge-offs	—	—	—	—	49,181
Recoveries – None
Total recoveries	—	—	—	—	—
Net charge-offs	—	—	—	—	49,181
Other changes to allowance for credit losses	—	—	—	(2,410)	—
Balance at end of period	$—	$—	$(1,900)	$(300,310)	$(330,428)
Ratio of net charge-offs during the period to average loans outstanding during the period	0%	0%	0%	0%	-2.0%
Scheduled Maturities within One to Five Years by Classification
Scheduled Maturities – One year or less
Pre-entitled Land:
Held for Investment	$—	$—	$—	$7,178	$13,834
Processing Entitlements	43,237	145,219	203,166	195,168	185,608
Entitled Land:
Held for Investment	7,102	41,894	135,060	89,786	101,942
Infrastructure under Construction	11,344	17,621	60,037	57,908	27,953
Improved and Held for vertical Construction	8,409	29,388	14,800	13,904	47,227
Construction and Existing Structures:
New Structure – Construction in process	19,461	16,316	70,864	43,814	12,653
Existing Structure Held for Investment	3,392	8,177	26,870	37,482	23,641
Existing Structure – Improvements	—	—	—	97,777	—
Total Scheduled Maturities – One year or less	$92,945	$258,615	$510,797	$543,017	$412,858
Scheduled Maturities – One to five years
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	5,735	—
Entitled Land:
Held for Investment	—	—	—	24,520	—
Infrastructure under Construction	—	—	—	—	41,886
Improved and Held for vertical Construction	—	—	—	40,582	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	33,671
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	56,033
Total Scheduled Maturities – One to five years	—	—	—	70,837	131,590
Total Scheduled Maturities by Interest Rate Type	$92,945	$258,615	$510,797	$613,854	$544,448

	As of and for the Year Ended December 31,
	2005	2006	2007	2008	2009
Scheduled Maturities – One to Five Years Only by Fixed and Variable Interest Type and Classification
Fixed Interest Rates:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	1,929	—
Entitled Land:
Held for Investment	—	—	—	3,500	—
Infrastructure under Construction	—	—	—	—	41,886
Improved and Held for vertical Construction	—	—	—	10,461	—
Construction and Existing Structures:
New Structure – Construction in process	—	—	—	—	32,053
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure- Improvements	—	—	—	—	56,033
Total Scheduled Maturities – Fixed interest rate	$—	$—	$—	$15,890	$129,972
Variable Interest Rates:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	—	—	—	3,807	—
Entitled Land:
Held for Investment	—	—	—	21,020	—
Infrastructure under Construction	—	—	—	—	—
Improved and Held for vertical Construction	—	—	—	30,120	—
Construction and Existing Structures:
New Structure - Construction in process	—	—	—	—	1,618
Existing Structure Held for Investment	—	—	—	—	—
Existing Structure – Improvements	—	—	—	—	—
Total Scheduled Maturities – Variable interest rate	—	—	—	54,947	1,618
Total Scheduled Maturities by Interest rate type	$—	$—	$—	$70,837	$131,590

	2005	2006	2007	2008	2009
	(in Thousands)
Loans by Performance Status
Performing Loans:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$—
Processing Entitlements	43,237	131,318	119,175	146,460	—
Entitled Land:
Held for Investment	7,102	41,893	135,060	37,146	—
Infrastructure under Construction	11,344	17,621	44,557	40,653	7,645
Improved and Held for vertical Construction	8,409	29,388	14,800	35,102	—
Construction and Existing Structures:
New Structure - Construction in process	19,461	16,317	45,087	6,694	4,805
Existing Structure Held for Investment	3,392	8,177	18,620	23,393	—
Existing Structure- Improvements	—	—	—	97,777	—
Total Performing Loans	$92,945	$244,714	$377,299	$387,225	$12,450
Loans in Default - Non-Accrual:
Pre-entitled Land:
Held for Investment	$—	$—	$—	$—	$13,834
Processing Entitlements	—	—	64,743	46,636	185,608

	2005		2006	2007	2008	2009
	(in Thousands)
Entitled Land:
Held for Investment		—	—	—	3,300	101,942
Infrastructure under Construction		—	—	—	17,255	62,194
Improved and Held for vertical Construction		—	—	—	14,632	40,051
Construction and Existing Structures:
New Structure - Construction in process		—	—	2,253	13,800	39,102
Existing Structure Held for Investment		—	—	8,250	—	23,640
Existing Structure- Improvements		—	—	—	—	56,033
Total Loans in Default - Non-Accrual		$—	$—	$75,246	$95,623	$522,404
Loans in Default - Other:
Pre-entitled Land:
Held for Investment		$—	$—	$—	$7,178	$—
Processing Entitlements		—	13,901	19,247	7,806	—
Entitled Land:
Held for Investment		—	—	—	73,861	—
Infrastructure under Construction		—	—	15,480	—	—
Improved and Held for vertical Construction		—	—	—	4,752	7,176
Construction and Existing Structures:
New Structure - Construction in process		—	—	23,525	23,320	2,418
Existing Structure Held for Investment		—	—	—	14,089	—
Existing Structure- Improvements		—	—	—	—	—
Total Loans in Default - Other		$—	$13,901	$58,252	$131,006	$9,594
Total Loans in Default	$		$13,901	$133,498	$226,629	$531,998
Total principal outstanding		$92,945	$258,615	$510,797	$613,854	$544,448
Loans in Default by Basis of Default
Loans past scheduled maturity date
Pre-entitled Land:
Held for Investment		$—	$—	$—	$7,178	$13,834
Processing Entitlements		—	13,901	83,990	52,791	181,801
Entitled Land:
Held for Investment		—	—	—	73,714	80,922
Infrastructure under Construction		—	—	15,480	17,255	20,308
Improved and Held for vertical Construction		—	—	—	8,923	17,106
Construction and Existing Structures:
New Structure - Construction in process		—	—	25,778	36,246	9,522
Existing Structure Held for Investment		—	—	8,250	14,089	23,641
Existing Structure- Improvements		—	—	—	—	—
Total past maturity date		$—	$13,901	$133,498	$210,196	$347,134
Loans past due on interest receivable
Pre-entitled Land:
Held for Investment		$—	$—	$—	$—	$—
Processing Entitlements		—	—	—	1,650	3,807
Entitled Land:
Held for Investment		—	—	—	3,447	21,020
Infrastructure under Construction		—	—	—	—	41,886
Improved and Held for vertical Construction		—	—	—	10,461	30,120
Construction and Existing Structures:
New Structure - Construction in process		—	—	—	875	31,998
Existing Structure Held for Investment		—	—	—	—	—
Existing Structure- Improvements		—	—	—	—	56,033
Total past due on interest receivable		$—	$—	$—	$16,433	$184,864
Total loans in default by basis of default		$—	$13,901	$133,498	$226,629	$531,998

	Analysis of Changes in Mortgage Loan Interest Income As of December 31,
	2009 Compared to 2008 Increase (Decrease) due to			2008 Compared to 2007 Increase (Decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
Pre-entitled Land:
Held for Investment	$817	$(1,537)	$(720)	$624	$94	$718
Processing Entitlements	(647)	(12,521)	(13,168)	2,280	(3,578)	(1,298)
Entitled Land:
Held for Investment	(115)	(11,762)	(11,877)	4,519	(556)	3,963
Infrastructure under Construction	879	(4,302)	(3,423)	2,644	(1,850)	794
Improved and Held for vertical Constriction	555	(4,827)	(4,272)	3,184	898	4,082
Construction and Existing Structures:
New Stricture - Construction in process	(1,495)	(8,423)	(9,918)	(811)	3,946	3,135
Existing Structure Held for Investment	(61)	(1,563)	(1,624)	1,284	(307)	977
Existing Structure- Improvements	4,229	(3,385)	844	5,868	(671)	5,197
	$4,161	$(48,319)	$(44,158)	$19,593	$(2,025)	$17,568

Factors Affecting Our Financial Results

General Economic Conditions Affecting the Real Estate Industry

The global and U.S. economies experienced a rapid decline in recent periods. The real estate, credit and other markets suffered unprecedented disruptions, causing many major institutions to fail or require government intervention to avoid failure, which has placed severe pressure on liquidity and asset values. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. In this regard, we continue to operate under very difficult conditions.

Short-term bridge loans to facilitate real estate entitlement and development, and other interim financing, constitute the heart of our business model. This model relies on mortgage capital availability. However, we believe current market conditions have materially diminished the traditional sources of take-out financing on which our business model depends.

Revenues

We generate income primarily from interest and fees on our mortgage loans, including default interest and fees, as well as interest income from money market, short-term investments or similar accounts in which we temporarily invest excess cash.

Mortgage Loan Investments.  The revenues generated from mortgage loan investments include contractual note rate interest, default interest and penalty fees collected, and accretion on loans acquired at a discount. Effective October 1, 2008, the Manager suspended the identification and funding of new loans (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). Changes to the size of our loan portfolio directly affect the amount of interest and fee income we are able to achieve. See the heading entitled “Trends in Interest Income and Effective Portfolio Yield.”

The Manager also modified certain loans in our portfolio, which has resulted in an extended term of maturity on such loans of two years or longer and, in some cases, has required us to accept an interest rate reflective of current market rates, which are lower than in prior periods. The Manager may decide to modify loans in the future in an effort, among other things, to seek to protect our collateral. Additionally, while the Manager has elected to suspend new loan requests, we did fund one loan in the first quarter of 2009 in connection with the financing of a sale of certain loan collateral by an existing borrower to an unrelated party, and it is anticipated that we will engage in similar lending activities in the future. This effort effectively converted a non-performing loan into a performing loan.

Although the Fund has in the past modified certain loans in its portfolio by extending the maturity dates or changing the interest rates thereof on a case by case basis, the Fund does not have in place at this time a specific loan modification program or initiative. Rather, as in the past, the Fund may modify any loan, in its sole discretion, based on the then applicable facts and circumstances, including, without limitation: (i) the Fund’s expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether the Fund perceives that the risks are greater to the Fund if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the magnitude of the equity cushion in the collateral, net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, the Fund expects to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

Investments and Money Market Accounts.  Interest income from investment and money market accounts is directly attributable to the average amount of cash available for short-term investment and interest rates. The decrease in cash in recent periods is attributable to the suspension of acceptance of new member investments, the use of cash to fund remaining loan commitments and distributions to members, and the decrease in loan payoffs. Given these factors and the perceived lack of available take-out financing available to our borrowers, we anticipate a decrease in cash and cash equivalents and a decrease in investment income in future periods unless we complete the Conversion Transactions and raise additional financing through an initial public offering or otherwise.

Defaults and Foreclosures.  Due to the rapid and dramatic decline of the economy and real estate and credit markets, we anticipate defaults and foreclosures to continue, which will likely result in a further increase in non-accrual loans and real estate owned assets, which are non-interest earning assets. As such, we anticipate a further decrease in our mortgage loan interest income in future periods.

Loan Demand, Selection and Quality.  Although loan demand was strong, only 23 loans were funded by us in 2008, as compared to 38 loans funded during 2007 and 37 in 2006. As previously described, we stopped accepting any new loan requests and funding new loans effective October 1, 2008.

Changes to Revenues if the Conversion Transactions are Consummated.  Changes to the size of our loan portfolio directly affect the amount of interest and fee income we are able to achieve. If the Conversion Transactions are consummated and we raise additional capital through an initial public offering or otherwise, we expect to resume our lending activities and diversify our loan portfolio geographically. We believe that consummation of the Conversion Transactions and raising additional capital will position us to grow our loan portfolio through new investments in loan originations and acquisitions. We plan to focus initially on the acquisition of commercial mortgage loans as we expect there to be better opportunities in the current economic market environment for loan acquisitions than on loan originations. See the heading entitled “Our Business — Our Target Assets.” As a result, we expect in the short-term that we will derive a greater proportion of our revenues from dispositions of investments from our existing portfolio of real estate owned properties and from the disposition of loans and other assets we acquire than from the interest and fee income from commercial mortgage loans originated by us. As economic conditions improve, we expect interest and fee income from commercial mortgage loans to again become a greater focus for us, and for interest and fee income from commercial mortgage loans to become a greater portion of our revenues. If we consummate an initial public offering or otherwise raise capital following the consummation of the Conversion Transactions, we expect our revenues will benefit from additional fee income. We would receive loan origination fees, or points, which historically were retained by the Manager, penalty fees and gains related to the portfolio assets. We also expect to benefit from management fees for management services provided by a subsidiary of IMH Holdings to SWI Fund. See the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Mortgage Holdings Inc. and IMH Holdings, LLC” for additional discussion of revenues received by the Manager and Holdings.

Expenses

We historically did not pay any overhead or certain operating expenses as those expenses were paid by the Manager. However, we are required to pay direct expenses and costs, which include management fees to the Manager; expenses or costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure; and interest expense paid on loans that we have sold or participated, but for which we must account for as secured borrowings under current accounting guidance. Moreover, as a result of the Manager’s suspension of certain activity in October 2008, the accompanying reduction in the Manager’s revenue-generating activities and corresponding reduction in liquidity, certain costs that the Manager historically elected to pay on our behalf, although it was not required to pay, began to be paid by us. These expenses include various professional fees for consulting services, valuation services, legal and auditing services relating to public reporting related expenses. Upon consummation of the Conversion Transactions, we will be responsible for all expenses previously paid by the Manager.

Management Fees.  The management fee has been an annual fee equal to 0.25% of our “Earning Asset Base,” which is defined in our operating agreement as mortgage loan investments held by us and income-earning property acquired through foreclosure and upon which income is being accrued under GAAP. Accordingly, when defaulted loans or foreclosed property enter into non-accrual status, or related income is otherwise not recorded, the loan is removed from the Earning Asset Base for purposes of computing management fees. Interest expense is the amount of interest paid by us to the purchasers of participations in loans or whole loans sold.

If the Conversion Transactions are consummated, we will no longer be required to pay management fees to the Manager, however, we will have additional overhead expenses, including compensation, the resumption of certain historical benefit programs that have been suspended, rent and certain tax expenses.

Default and Other Fund Related Expenses.  Default related expenses include direct expenses related to defaulted loans, foreclosure activities, or property acquired through foreclosure. These direct expenses include legal and other direct costs, as well as personnel and consulting costs directly related to defaulted loans and foreclosure activities. Given the anticipated increase in loan defaults and foreclosures, we anticipate an increase in our default related costs in future periods.

Operating Expenses for Real Estate Owned.  Operating expenses for real estate owned assets include direct operating costs for such property, including property taxes, home owner association dues, property management fees, utilities, repairs and maintenance, licenses, depreciation and amortization, and other costs and expenses associated with the ownership of real estate, and other fees. We expect such costs and expenses to increase as we continue enforcement action on loans in default.

Professional Fees.  Professional fees consist of outside consulting expenses, audit fees for public reporting related expenses, legal expenses, and valuation services.

Interest Expense.  Interest expense includes interest incurred in connection with loan participations issued to third parties, borrowings from the Manager and borrowings from a bank.

Provision for Credit Losses.  The provision for credit losses on the loan portfolio, including the estimated charge on the transfer of loans to real estate owned status is based on our estimate of fair value, using data from reports prepared by third party valuation firms, of the underlying collateral of the loan portfolio and the estimated realizable value on real estate owned. Current asset values have dropped significantly in many of the areas where we hold real estate or have a security interest in collateral securing our loans, which resulted in significant non-cash provisions for credit losses for the year ended December 31, 2008 and 2009.

Going Concern, Liquidity and Capital Resources.  Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to unprecedented dislocations in the real estate and capital markets, we have incurred a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and real estate owned, resulting in a substantial reduction of cash flows. The Manager has taken a number of measures to seek to provide liquidity for us, including, among other things, efforts to sell whole loans and participate interests in certain loans in our portfolio, and to liquidate certain real estate. Nevertheless, we believe that the interim debt we have secured and other recent liquidity events, including the sale of certain loans and real estate held for sale, will provide the liquidity necessary to operate on a deliberate basis, rather than one of reactionary or forced liquidations of our assets as fire-sale prices. Based on our operating plans, we believe that our cash and cash equivalents, coupled with our liquidity derived from debt we have secured and the disposition of select assets, will allow us to fund operations over the next 12 months.

The Manager receives from borrowers, either directly or from loan proceeds, all revenues and fees from loan originations, processing, servicing and extension. As a result of the suspension of our activities, although the Manager may collect fees from time-to-time from the modification of existing loans or a portion of penalties or default fees, the suspension of our lending activities has resulted in the loss of the Manager’s primary revenue source. The Manager has initiated or implemented various initiatives that it believes will allow it to generate adequate liquidity to fund operations for the next 12 months without any additional revenue being generated from the Fund. Based on the Manager’s strategies and operating plans, the Manager believes that its cash and cash equivalents along with cash flows generated from operations and working capital management will allow the Manager to fund its operations over the next 12 months.

Although we have accessed bank lines of credit from time to time in the past, we have not historically relied on significant leverage or debt financing to fund our operations and investments. This financing strategy has helped us to reduce the over-leveraging that we believe has adversely affected many competitors in the real estate industry, and we believe positions us to avoid the forced sales that had affected others. See the heading entitled “Liquidity and Capital Resources.” We may in the future incur indebtedness from time to time for general corporate purposes or working capital.

Results of Operations for the Years Ended December 31, 2007, 2008 and 2009

Revenues

	Years Ended December 31,				Years Ended December 31,
Interest and Fee Income:	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands except percentage data)
Mortgage Loans	$65,497	$21,339	$(44,158)	(67.4%)	$47,929	$65,497	$17,568	36.7%
Investments, Money Market Accounts and Other Income	1,923	1,183	(740)	(38.5%)	1,834	1,923	89	4.9%
Total Interest and Fee Income	$67,420	$22,522	$(44,898)	(66.6%)	$49,763	$67,420	$17,657	35.5%

Mortgage Loan Investments.  During the year ended December 31, 2009, income from mortgage loans was $21.3 million, a decrease of $44.2 million, or 67.4%, from $65.5 million for the year ended December 31, 2008. The year over year decrease in mortgage loan income is attributable to the decrease in the income-earning portion of our loan portfolio. While the total loan portfolio was $544.4 million at December 31, 2009 as compared to $613.9 million at December 31, 2008, the income-earning loan balance decreased significantly to $22.0 million from $518.2 million for the same periods, respectively. Additionally, the average portfolio interest rate (including performing and nonperforming loans) was 11.34% per annum at December 31, 2009, as compared to 12.18% per annum at December 31, 2008.

During the year ended December 31, 2008, income from mortgage loans was $65.5 million, an increase of $17.6 million, or 36.7%, from $47.9 million for the year ended December 31, 2007. The year over year increase in mortgage loan income is directly attributable to the increasing size of our loan portfolio. Excluding the allowance for credit loss, the aggregate principal balance of loans in our portfolio totaled $613.9 million and $510.8 million at December 31, 2008 and 2007, respectively. However, after taking into account foreclosures and the increase in non-accrual loan balances, the interest-earning portion of our loan portfolio totaled $518.2 million and $437.5 million, at December 31, 2008 and 2007, respectively. The average annual portfolio interest rate (including performing and nonperforming loans) was 12.18% and 12.44% at December 31, 2008 and 2007, respectively. Despite the drop in the Prime interest rate, note interest rates remained relatively consistent from period to period as a result of the interest rate floors on those loans, and the increase in the loan portfolio has resulted in an increase in interest income.

Also, we recognized $7.2 million in accreted interest income during the year ended December 31, 2008 as compared to none in 2009 or 2007. The accreted interest was recorded in connection with certain loans purchased at a discount. Additionally, we recognized approximately $2.6 million in default interest, fees and other gains during the year ended December 31, 2008, as compared with none in 2009 and approximately $745,000 in such income in 2007. Due to the rapid and dramatic decline of the economy and real estate and credit markets, we anticipate an increase in defaults and foreclosures, which will likely result in an increase in non-accrual loans and real estate owned assets, which are generally non-interest earning assets. As such, we anticipate a decrease in mortgage income in future periods.

Investment and Money Market Accounts.  During the year ended December 31, 2009, interest income from investment and money market accounts and other income was $1.2 million, a decrease of $740,000, or 38.5%, from $1.9 million for the year ended December 31, 2008. The decrease in investments and money market interest revenues is directly attributable to a decrease in the average amount of cash available for short-term investment and a reduction in interest rates in 2009 in comparison to 2008. The decrease in cash is attributable to the suspension of certain of our activities, the use of cash to fund remaining loan commitments and distributions to members, and the decrease in loan payoffs. Additionally, during the year ended December 31, 2009, we recognized other income of approximately $1.1 million from the rental operations of a property foreclosed upon during the third quarter of 2009.

During the year ended December 31, 2008, interest income from investment and money market accounts was $1.9 million, an increase of $89,000, or 4.9%, from $1.8 million for the year ended December 31, 2007. The increase in investments and money market interest revenues is directly attributable to an increase in the average amount of cash available for short-term investment. The increase was the result of additional capital from the sale of new membership units in the Fund during the first half of 2008, offset by a decrease in the amount of net new member capital during the period, and a decrease in the rate earned on short-term investments. Given the suspension of certain of our activities, the use of cash to fund remaining loan commitments and distributions to the members, and the lack of available take-out financing available to our borrowers, we anticipate a decrease in our cash and cash equivalents for the foreseeable future. As such, we anticipate a decrease in our investment income in future periods.

Expenses

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
Expenses:	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands except percentages)
Management Fees	$1,139	$574	$(565)	(49.6%)	$968	$1,139	$171	17.7%
Default Related and Other Fund Expenses	773	754	(19)	(2.5%)	—	773	773	N/A
Operating Expenses for Real Estate Owned	120	5,002	4,882	4,068.3%	—	120	120	N/A
Professional Fees	422	3,103	2,681	635.3%	—	422	422	N/A
Interest Expense:
Borrowings from Fund Manager	—	267	267	N/A	390	—	(390)	(100.0%)
Participations in Mortgage Loans	—	—	—	N/A	830	—	(830)	(100.0%)
Borrowings on Note Payable	78	—	(78)	(100.0%)	—	78	78	N/A
Total Interest Expense	78	267	189	242.3%	1,220	78	(1,142)	(93.6%)
Provision for credit losses	296,000	79,299	(216,701)	(73.2%)	1,900	296,000	294,100	15,478.9%
Impairment charges	27,175	8,000	(19,175)	(70.6%)	—	27,175	27,175	N/A
Total Expenses	$325,707	$96,999	$(228,708)	(70.2%)	$4,088	$325,707	$321,619	7,867.4%

Management Fees.  During the year ended December 31, 2009, management fee expense was $574,000, a decrease of $565,000, or 49.6%, from $1.1 million for the year ended December 31, 2008. Management fee expense as a percentage of mortgage interest income was 2.4%, 1.7% for the years ended December 31, 2009 and 2008, respectively. The decrease in management fee expense for the year ended December 31, 2009 is directly related to the significant decline in the “Earning Asset Base” of our loan portfolio at December 31, 2009 since 2008, as previously described. The increase in management fees as a percentage of mortgage income is attributed to the increase in “non-earning” or non-accrual assets, which as described above, are removed from the asset base on which management fees are computed. In addition, the computation of management fees do not consider the recognition of default interest and fees recognized during the year ended December 31, 2008, as compared to none in 2009.

During the year ended December 31, 2008, management fee expense was $1.1 million, an increase of $171,000 or 17.7%, from $968,000, for the year ended December 31, 2007. Management fee expense as a percentage of mortgage interest income for the Fund was 1.7% and 2.0% for the years ended December 31, 2008 and 2007, respectively. The overall increase in management fee expense in 2008 was directly related to the increase in the size of the Fund’s loan portfolio, which is the primary driver of the “Earning Asset Base” of the Fund. However, the decrease in management fees as a percentage of mortgage income is attributed to the increase in “non-earning” or non-accrual assets, which, as described above, are removed from the Earning Asset Base on which management fees are computed. The computation of management fees do not consider the recognition of default interest and fees recognized during the year ended December 31, 2008.

Default Related and Other Fund Expenses.  Default related expenses and other fund expenses include direct expenses related to defaulted loans, foreclosure activities, or property acquired through foreclosure. Such direct costs include legal and other directs costs, as well as allocated personnel costs directly related to defaulted loans and foreclosure activities. During the year ended December 31, 2009 and 2008, respectively, default related expenses were $754,000 and $773,000, respectively, a decrease of $19,000 or 2.5%. Although the year over year totals are comparable, the Fund experienced an overall increase in default related expenses attributable to the increasing defaults and foreclosures experienced by us in 2009 as compared to 2008. This amount was offset by a similar reduction in the amount of allocated personnel costs directly related to defaulted loans and foreclosure activities which activities were outsourced in 2009. Given the anticipated increase in defaults and foreclosures, we anticipate a decrease in management fees and an increase in default related expenses in future periods. However, the expected changes in these balances cannot be determined with certainty.

Operating Expenses for Real Estate Owned.  Operating expenses for real estate owned assets include direct operating costs for such properties, including property taxes, homeowner association dues, property management fees, utilities, repairs and maintenance, licenses, depreciation and amortization and other costs and expenses associated with the ownership of real estate properties. During the years ended December 31, 2009 and 2008, operating expenses for real estate owned were $5.0 million and $120,000, respectively. The increase in operating expenses for real estate owned assets is attributable to the increasing number of properties acquired through foreclosures and the past due and current property taxes totaling $2.4 million attributable to such properties. The 2009 balance also includes depreciation and amortization of $702,000 on an operating property acquired through foreclosure in mid-2009. No such costs were incurred in fiscal 2007. We expect such costs and expenses to increase as we continue to exercise remedies on loans in default.

Professional Fees.  Professional fees consist of outside consulting expenses, valuation services, and legal and accounting fees for public reporting related expenses. During the years ended December 31, 2009 and 2008, respectively, professional fees were $3.1 million and $442,000, respectively, an increase of $2.6 million, or 635.3%. The increase in these costs is attributed to the increasing defaults and foreclosures in our loan portfolio, the cost of valuation services provided in connection with our on-going evaluation of the portfolio, and the costs of public reporting, including requirements under the Sarbanes-Oxley Act and related requirements. Also, certain costs that the Manager elected to pay in previous periods (but was not contractually required to pay), such as public reporting costs, are now borne by us. Additionally, the Manager engaged the services of an outside consulting firm to assist in the determination of the specific asset disposition strategy. The consultant receives $110,000 per month for its services. No such costs were incurred in fiscal 2007.

Interest Expense.  Interest expense includes interest incurred in connection with loan participations issued to third parties, borrowings from the Manager and borrowings from a bank. During the year ended December 31, 2009, interest expense was $267,000, an increase of $189,000, or 242.3%, from $78,000 for the year ended December 31, 2008. Interest expense for the year ended December 31, 2009 was incurred in connection with a $6.0 million borrowing from the Manager. Interest expense for the year ended December 31, 2008 was incurred in connection with the $10.0 million note payable to a bank, of which only $8.0 million was drawn and was paid off in the second quarter of 2008.

During the year ended December 31, 2008, interest expense was $78,000 a decrease of approximately $1.1 million, or 93.6%, from $1.2 million for the year ended December 31, 2007. Interest expense for the year ended December 31, 2008 includes interest on a note payable to a bank, as previously. The decrease in interest expense from 2007 to 2008 is attributable to the decrease in participations and borrowings from the Manager, which were used to fund new loans during the year ended December 31, 2007. If we are successful in participating our loans with other lenders, or if we must leverage assets for purposes of generating liquidity, the Manager anticipates an increase in interest expense in future periods.

Provisions for Credit Losses and Impairment Charges.  Asset values have dropped significantly in many areas where we hold real estate or have a security interest in collateral securing our loans which has resulted in significant non-cash provision for credit losses and impairment charges in 2008 and 2009. Based on the valuation analysis performed on our loan portfolio during each of the years ended December 31, 2009 and 2008, we recorded provision for credit losses of $79.3 million and $296.0 million, respectively. In addition, for real estate assets acquired through foreclosure, we performed an analysis to determine the extent of impairment in valuation for such assets deemed to be other than temporary. Based on our analysis, we recorded impairment charges in the amount of $8.0 million and $27.2 million for the years ended December 31, 2009 and 2008, respectively.

These non-cash provisions had no impact on earnings distributed to members in 2008 or 2007. We will continue to evaluate our loan portfolio to determine the adequacy and appropriateness of the allowance for credit loss, and the allowance may be adjusted accordingly.

Net Earnings (Loss)

	Twelve Months Ended December 31,				Twelve Months Ended December 31,
	2008	2009	$ Change	% Change	2007	2008	$ Change	% Change
	(in thousands, except percentage data)
Net Earnings (Loss)	$(258,287)	$(74,477)	$183,810	(71.2%)	$45,675	$(258,287)	$(303,962)	(665.5%)

Net earnings (loss) consist of interest and fee income reduced by management fee expense, default related expenses, operating expenses, professional fees, interest expense, provision for credit losses, impairment charges and other expenses. For the year ended December 31, 2009, net loss totaled $74.5 million, a decrease of $183.8 million, or 71.2%, from net loss of $258.3 million for the year ended December 31, 2008. Overall, the Fund experienced a significant decrease in interest income, as a result of the decline in its income-earning loan portfolio balances and lower cash balances. The Fund also experienced an increase in default related, operating, professional fees and other expenses, as a result of increased defaults and foreclosures. However, the loss of revenue and increase in expenses was offset by the reduction in the provisions for credit losses and impairment charges recorded in 2009 as compared to 2008. Consequently, the Fund experienced a reduced net loss in 2009 in comparison to 2008.

For the year ended December 31, 2008, net loss totaled $258.3 million, a decrease of $304 million, or 665.5%, from net earnings of $45.7 million for the year ended December 31, 2007. Although we experienced higher interest and investment income and default fees, the net loss in 2008 was largely attributed to the increase in default related expenses and the recording of the provision for credit losses.

Manager Fund-Related Income and Expense

In accordance with our operating agreement with the Manager, the Manager receives from borrowers, either directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension. For the years ended December 31, 2009, 2008 and 2007, the Manager earned origination, processing and other related fees of approximately $10.6 million, $21.3 million, $28.6 million, respectively, substantially all of which were earned on loans funded by the Fund. In addition to fees earned by the Manager for loan modifications executed during the year ended December 31, 2009, fees were earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of loan payoff by a specified date.

In addition, our overhead and certain operating expenses are paid by the Manager, as specified by our operating agreement. Such costs include payroll and direct costs associated with loan origination activities, as well as member development and operations and other general overhead costs. Based on our estimates, for the years ended December 31, 2009, 2008 and 2007, the Manager incurred Fund-related expenses as follows (in thousands):

	Years Ended December 31,
Fund-related Expenses Paid by Manager:	2007	2008	2009
Operations-related expenses	$12,703	$11,630	$3,737
Origination-related expenses	7,208	6,599	$2,120
Total	$19,911	$18,229	$5,857

Effective October 1, 2008, we, among other things, suspended funding of new loans (although we may finance new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). As substantially all of our loans have been originated by the Manager, the Manager’s primary revenue source has also been suspended. Further, due to the state of the United States economy and the real estate and credit markets, neither we nor the Manager can predict when loan originations and funding will re-commence, or whether, once commenced, our loan activity will return to historical levels, if ever. The reduction in expenses for the year ended December 31, 2009 is attributable to the cost cutting measures employed by the Manager in 2009. For information regarding the Manager’s ability to continue as a going concern, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of the Business — Going Concern.”

Loan Originations, Loan Types, Borrowers, the Underwriting Process and Loan Monitoring

Origination and Acquisition

Prior to the Fund’s decision to suspend funding of new loans, the Fund only originated or acquired mortgage loans from borrowers that the Manager believed had sufficient equity in the real estate securing the loans and that otherwise met our underwriting standards. Historically, the Fund did not evaluate loans based on a credit scoring model or a standard checklist. Rather, the Fund utilized a residual analysis methodology, whereby the Fund tested whether there is sufficient “equity” in the loan that, in the event of a default and foreclosure, the Fund could complete development of the project in a manner such that the fair value of the project in the marketplace would exceed the aggregate investment, ideally generating a return of 18% – 20% or more. In conducting this analysis, the Manager, among other things, considered the market conditions in the geographic location of the property securing the loan, discussed with developers and other experts in the local market to verify borrower assertions as to market conditions and direction, discussed with national experts it has on retainer that can address the potential market conditions impacting appreciation or depreciation in the value of the property securing the loan and, if applicable, evaluated the current and projected revenue from the property, and the expected levels of applicable rental and occupancy rates. The Fund believes that focusing on the value of the underlying real estate is important because the real estate is the Fund’s primary source of payment of the loan, and residual analysis mitigates the likelihood of lending too much money in relation to the project’s value. Similar to conventional lenders, the Fund relies upon the expertise of independent appraisers to supplement the Manager’s analysis of the valuation of the collateral underlying its loans.

Lien Priority

Historically, all mortgage loans have been collateralized by first deeds of trust (mortgage) on real property, and generally include a personal guarantee by the principals of the borrower. Often the loans are secured by additional collateral. However, during the year ended December 31, 2009, for one loan we agreed to subordinate a portion of our first lien mortgage to a third party lender in the amount of $14.0 million (approximately 25% of the outstanding principal). The subordination was granted in order to provide liquidity to the borrower to complete the construction of the project, an obligation for which the Fund had been responsible under the original loan terms. Under the terms of the subordination agreement, the Fund may purchase or pay off the loan to the third party lender at par. In addition, subsequent to December 31, 2009, we agreed to subordinate a portion of our first lien mortgage for a different loan to a third party lender in the amount of $1.5 million (approximately 2% of the outstanding principal). This subordination was granted in order to satisfy a prior lien for which the lien holder was seeking foreclosure, also an obligation for which the Fund had been responsible under the original loan terms. While subordinations of the Fund’s first lien positions are not expected to be a common occurrence in the future, the Manager may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment. Independent title companies handle all loan closings and independent third-party companies, with oversight of the Manager, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations that contain construction components.

The following provides a general summary of the various types of loans in our portfolio:

Pre-entitled Land:  This category refers to land that does not have final governmental approvals to begin developing or building on the site.

Held for Investment:  The borrower does not intend to process the entitlements during the term of our loan.

Processing Entitlements:  The borrower intends to process the entitlements during the term of the loan. The loan may include proceeds allocated for entitlement costs.

Entitled Land:  This category refers to land that has final governmental approval to begin developing the site.

Held for Investment:  The borrower does not intend to develop the land during the term of the loan. The word “develop”, in this context, refers to installing the utilities, streets, landscaping etc., but does not include vertical construction.

Infrastructure under Construction:  The borrower intends to develop the land during the term of the loan. The loan may include proceeds allocated for development costs.

Improved and Held for Vertical Construction:  The land is fully developed; utilities, streets, landscaping, etc. are completed. The borrower does not intend to begin vertical construction during the term of the loan.

Construction & Existing Structures:  This category refers to construction loans or loans where the collateral consists of completed structures.

New Structure — Construction in-process:  The loan is providing construction proceeds to build a vertical structure. All governmental approvals have been received and the infrastructure is complete.

Existing Structure Held for Investment:  The collateral consists of existing structures; no construction is needed.

Existing Structure — Improvements:  The collateral consists of existing structures, and loan proceeds are available through the loan to renovate or build additions.

The collateral supporting our loans generally consists of fee simple real estate zoned for residential, commercial or industrial use. The real estate may be in any stage of development from unimproved land to finished buildings with occupants or tenants.

Substantially all of our loans are in some stage of development and do not generate cash flow for purposes of servicing our debt. Further, as a loan’s collateral progresses through its various stages of development, the value of the collateral generally increases more than the related costs of such improvements. Accordingly, as is customary in our industry, interest has historically been collected through the establishment of “interest reserves” that are included as part of the “loan- to-value” analysis made during the original and any subsequent underwriting process. Interest on loans with unfunded interest reserves is added to the loan balance with the offsetting accounting entry to interest income.

Our borrowers generally consist of land developers, homebuilders, commercial property developers and real estate investors. In general, our loans have historically had a term of three to 24 months and are full-recourse, meaning one or more principals of the borrower personally guaranty the debt. Typically, the borrower is a single purpose entity that consists of one or more members that will serve as guarantors to the loan.

When performing due diligence on a prospective loan, each property, borrower and guarantor are analyzed by us. We utilize a standard due diligence checklist as the basis for collection of data for our underwriting analysis. Each loan request is unique so the checklist is modified by the underwriter responsible for the loan analysis. If the underwriter determines that the loan request meets our lending criteria, a credit approval analysis prepared by the underwriter and loan analyst. This analysis provides all material relevant information on the collateral, the borrower and the guarantor(s), and is then reviewed by our loan committee. After the loan committee has reviewed the credit approval analysis, a meeting is then scheduled with the loan committee and the underwriter in which questions are addressed and concludes with a vote by all loan committee members to determine whether to approve the loan for funding.

The level and extent to which we monitor our borrowers’ progress is dependent on the type of loan we have extended. The following generally describes our monitoring procedures for each loan type.

•	Loans extended for the purchase or refinance of land with no planned improvement work to be performed by the borrower (classified as “Pre-entitled Land Held for Investment”, “Entitled Land Held for Investment”, “Entitled Land Improved and Held for Vertical Construction” or “Existing Structure Held for Investment” loans) is generally evaluated during the underwriting process and is based on the loan-to-value of the property on an as-is basis at the time of the loan closing. Generally, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. Aside from periodic discussions with the borrower, the level of oversight and monitoring of the subject property is not extensive.

•	Loans extended for the purpose of purchasing the land and improving the site with entitlements or infrastructure (classified as “Pre-entitled Land Processing Entitlements” or “Entitled Land Infrastructure under Construction” loans) for planned development are evaluated at initial underwriting, with consideration given to both the as-is value of the property at the time of initial funding and the final value of the subject collateral on an as-entitled basis. Similarly, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. To ascertain the status of the entitlement or infrastructure progress during the loan term, our construction department reviews invoices, conducts periodic site inspections, and reviews the construction draw requests prior to funding such requests.
•	Loans extended for construction projects (classified as “New Structure — Construction in-process” or “Existing Structure — Improvements” loans) are evaluated at initial underwriting, with consideration given to both the as-is value of the property at the time of the initial funding and the final value of the subject collateral on an as-complete basis. As with all of our loans, the loan-to-value of the subject property must be sufficient to add interest reserves to the loan to cover interest through initial maturity. As construction on a property continues, the value of the property generally increases and, therefore, at the end of the construction period it has generally achieved its as-complete value. To ascertain the status of the construction progress during the loan term, our construction department reviews invoices, conducts periodic site inspections, and reviews the construction draw requests prior to funding such requests. If determined necessary, we will elect to employ a third party construction servicing vendor to perform most of these duties. This option would be utilized for a larger, more time-intensive construction project. This third-party vendor would facilitate all inspections, budget analysis and draw request reviews; the results of which would be delivered to our construction department for review and approval prior to any loan disbursements.

Upon maturity of any loan, if the borrower requests an extension of the loan or is unable to payoff our loan or refinance the property, the request is analyzed using our underwriting procedures to determine whether the collateral value remains intact and/or whether an advance of additional interest reserves is warranted. If the value of the collateral does not meet our requirements, and the borrower is unable to offer additional concessions, such as additional collateral, we typically begin enforcement proceedings which may result in foreclosure. Valuation of the underlying collateral for all loans is subject to quarterly analysis to determine whether any impairment is warranted. If a loan enters default status and is deemed to be impaired because the underlying collateral value is insufficient to recover all loan amounts due, we generally cease the capitalization of interest into the loan balance.

Changes in the Loan Portfolio Profile

Information regarding our loan portfolio follows. As previously discussed, effective October 1, 2008, the Manager elected to suspend certain of our activities, including the origination and funding of any new loans. Accordingly, the ability of the Manager to make adjustments to our loan portfolio is significantly impaired. In addition, in an effort to seek to preserve our collateral, the Manager has modified certain existing loans, oftentimes by extending maturity dates, and, in the absence of available credit financing to repay our loans, the Manager will likely modify additional loans in the future or foreclose on those loans.

Although the Fund has in the past modified certain loans in its portfolio by extending the maturity dates or changing the interest rates thereof on a case by case basis, the Fund does not have in place at this time a specific loan modification program or initiative. Rather, as in the past, the Fund may modify any loan, in its sole discretion, based on the applicable facts and circumstances, including, without limitation: (i) the

Fund’s expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether the Fund perceives that the risks are greater to the Fund if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the magnitude of the equity cushion in the collateral net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, the Fund expects to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

Average Loan Size

Although the Manager elected to suspend the identification and funding of new loans effective October 1, 2008, we funded one loan during 2009 (in the first quarter) totaling $392,000 in connection with the financing of a sale of certain collateral by an existing borrower to an unrelated party. No new loans were originated during the remainder of 2009. Prior to the Manager’s election to suspend the origination and funding of new loans, in 2008, we originated 23 new loans with an average note balance of $14.3 million, as compared with 38 new loans with an average note balance of $11.3 million in 2007. At December 31, 2009, the average principal balance for performing loans was $2.4 million, as compared to $10.2 million at December 31, 2008. The decrease in the year over year average note balance is a result of the majority of the portfolio that is in non-accrual status as of December 31, 2009.

Geographic Diversification

While a large percentage of our loan portfolio is invested primarily in mortgage loans where the collateral is located in Arizona and California, we also currently have loans in New Mexico, Texas, Idaho, Minnesota, Nevada and Utah. As of December 31, 2008 and 2009, respectively, the geographic concentration of loan outstanding principal balances, net of the allowance for credit loss, by state, follows (in thousands):

	December 31, 2008					December 31, 2009
	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#
	(in thousands, except percentage and unit data)
Arizona	$294,362	$(128,499)	$165,863	52.9%	31	$281,492	$(162,639)	$118,853	55.5%	26
California	177,255	(124,422)	52,833	16.9%	20	181,390	(120,829)	60,561	28.3%	20
New Mexico	5,240	(637)	4,603	1.5%	2	5,241	(1,094)	4,147	1.9%	2
Texas	55,825	(5,781)	50,044	16%	4	11,102	(4,272)	6,830	3.2%	3
Idaho	49,578	(38,458)	11,120	3.5%	2	49,594	(38,981)	10,613	5.0%	2
Minnesota	16,590	—	16,590	5.3%	1	—	—	—	0.0%	0
Nevada	7,969	(1,876)	6,093	1.9%	1	7,984	(2,613)	5,371	2.5%	1
Utah	7,035	(637)	6,398	2.0%	1	7,645	—	7,645	3.6%	1
Total	$613,854	$(300,310)	$313,544	100%	62	$544,448	$(330,428)	$214,020	100.0%	55

The concentration of our loan portfolio in California and Arizona, markets in which values have been severely impacted by the decline in the real estate market, totals 83.8% at December 31, 2009. We have stopped funding new loans and, as a result of that and other factors, our ability to diversify our portfolio is significantly impaired.

Interest Rate Information

Our loan portfolio includes loans that carry variable and fixed interest rates. All variable interest rate loans are indexed to the Prime rate with interest rate floors. At December 31, 2009 and 2008, the Prime rate was 3.25% per annum.

At December 31, 2009, 49.6% of our portfolio consisted of variable rate loans, compared to 68.7% at December 31, 2008. The decrease in the percentage of variable rate loans in the portfolio is attributed to the modification of certain variable rate loans to fixed rate loans. The weighted average interest rate on variable rate loans was 12.88% per annum and 12.39% per annum at December 31, 2009 and 2008, respectively. The increase in the average variable rate at December 31, 2009 as compared to December 31, 2008 is attributed to the foreclosure of lower variable rate loans and the modification of certain variable rate loans to lower fixed rates. Similarly, we experienced an increase in the average spread over the Prime interest rate (Prime rate plus 9.63% at December 31, 2009 as compared to Prime rate plus 9.14% at December 31, 2008). At December 31, 2009 and 2008, respectively, all variable rate loans outstanding had an interest rate floor and no ceiling interest rates. Accordingly, if the Prime interest rate increases during the life of the loans, interest rates on substantially all these loans would adjust upward. Conversely, as the Prime interest rate decreases, the interest rates on such loans do not decline below the floor rates, which is typically the original interest rate at the time of origination. For the impact of pro forma increases or decreases in the Prime rate, see the discussion of “Quantitative and Qualitative Disclosures about Market Risk” located elsewhere in this consent solicitation/prospectus.

At December 31, 2009, 50.4% of our portfolio consisted of fixed rate loans, compared with 31.3% at December 31, 2008. The increase in the percentage of fixed rate loans in the portfolio is attributed to the modification of certain variable rate loans to fixed rate loans. The average annual interest rate on fixed rate loans as of December 31, 2009 and 2008, respectively, was 9.84% and 11.71%, respectively. The reduction in rates between these periods reflects the foreclosure of certain fixed rate loans, the origination of lower yielding fixed rate loans, and loan modifications that converted certain variable rate loans to lower rate fixed rate loans.

A substantial portion of our portfolio loans are in default or in non-accrual status, as of December 31, 2009 and 2008, respectively, and outstanding principal balances (including non-accrual loans), net of the allowance for credit loss, summarized by the contractual loan terms for fixed and variable interest rates within selected interest rate ranges and other portfolio information, were as follows (in thousands):

	December 31, 2008
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
Current Annual Rate:
8.00%	1	$3,500	—	$—	1	$3,500	$—	$3,500	1.1%
9.00%	1	10,461	1	1,622	2	12,083	(10,175)	1,908	0.6%
10.00%	1	26,709	—	—	1	26,709	(23,226)	3,483	1.1%
11.00%	—	—	1	1,981	1	1,981	—	1,981	0.6%
11.25%	—	—	1	46,020	1	46,020	—	46,020	14.7%
11.50%	2	2,651	6	94,283	8	96,934	(15,928)	81,006	25.8%
11.75%	1	4,752	—	—	1	4,752	—	4,752	1.5%
12.00%	10	75,758	9	67,683	19	143,441	(54,499)	88,942	28.4%
12.25%	1	631	3	55,850	4	56,481	(52,775)	3,706	1.2%
12.50%	1	1,929	6	22,227	7	24,156	(18,026)	6,130	2.0%
12.75%	1	37,935	—	—	1	37,935	(25,394)	12,541	4.0%
13.00%	3	27,897	9	54,947	12	82,844	(64,831)	18,013	5.7%
13.25%	—	—	1	2,821	1	2,821	(1,675)	1,146	0.4%
13.75%	—	—	2	6,528	2	6,528	(3,781)	2,747	0.9%
14.25%	—	—	1	67,669	1	67,669	(30,000)	37,669	12.0%
Total	22	$192,223	40	$421,631	62	$613,854	$(300,310)	$313,544	100.0%
% of Portfolio		31.3%		68.7%		100.0%
Weighted Average Rate		11.71%		12.39%		12.18%
Number of Loans		22		40		62
Average Principal		$8,737		$10,541		$9,901

	December 31, 2009
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
	(in thousands, except percentage and unit data)
Current Annual Rate:
6.00%	1	$5,890	—	$—	1	$5,890	$(1,568)	$4,322	2.0%
7.53%	1	41,886	—	—	1	41,886	(23,942)	17,944	8.4%
8.00%	4	31,077	—	—	4	31,077	(24,999)	6,078	2.8%
8.25%	1	56,033	—	—	1	56,033	—	56,033	26.2%
9.00%	1	1,589	—	—	1	1,589	(9)	1,580	0.7%
10.00%	4	29,555	—	—	4	29,555	(22,316)	7,239	3.4%
11.00%	1	1,463	1	1,618	2	3,081	—	3,081	1.4%
11.50%	—	—	4	11,328	4	11,328	(4,489)	6,839	3.2%
11.75%	1	5,759	—	—	1	5,759	—	5,759	2.7%
12.00%	7	61,403	8	53,947	15	115,350	(59,545)	55,805	26.1%
12.25%	—	—	2	56,562	2	56,562	(51,372)	5,190	2.4%
12.50%	—	—	5	16,128	5	16,128	(11,705)	4,423	2.1%
12.75%	1	37,958	—	—	1	37,958	(22,664)	15,294	7.1%
13.00%	1	1,650	9	54,947	10	56,597	(45,462)	11,135	5.2%
13.75%	—	—	2	6,528	2	6,528	(5,987)	541	0.3%
14.25%	—	—	1	69,127	1	69,127	(56,370)	12,757	6.0%
Total	23	$274,263	32	$270,185	55	$544,448	$(330,428)	$214,020	100.0%
% of Portfolio		50.4%		49.6%		100%
Weighted Average Rate		9.84%		12.88%		11.34%
Number of Loans		23		32		55
Average Principal		$11,924		$8,443		$9,899

See the heading entitled “Borrower and Borrower Group Concentrations” for additional information.

Concentration by Category based on Collateral’s Development Status

As of December 31, 2008 and 2009, respectively, outstanding principal balances on our portfolio loans, net of the allowance for credit loss, by development status of the underlying collateral, were as follows:

	December 31, 2008			December 31, 2009
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Pre-entitled Land:
Held for Investment(1)	$7,178	1.2%	2	$13,834	2.5%	3
Processing Entitlements(2)	200,902	33%	12	185,608	34.1%	8
	208,080	34.0%	14	199,442	36.6%	11
Entitled Land:
Held for Investment	114,307	18.6%	17	101,942	18.8%	14
Infrastructure under Construction	57,908	9.4%	4	69,839	12.8%	5
Improved and Held for Vertical Construction	54,486	8.9%	5	47,227	8.7%	4
	226,701	36.9%	26	219,008	40.3%	23
Construction & Existing Structures:
New Structure – Construction in-process	43,814	7.1%	14	46,325	8.5%	16
Existing Structure Held for Investment	37,482	6.1%	5	23,640	4.3%	4
Existing Structure – Improvements	97,777	15.9%	3	56,033	10.3%	1
	179,073	29.1%	22	125,998	23.1%	21
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

(1)	The subject collateral consists of land that does not have final governmental approvals, or entitlements, to begin developing the applicable project site. Moreover, the borrower does not intend to process the entitlements during the term of the applicable portfolio loan.
(2)	The subject collateral consists of land that does not have final governmental approvals, or entitlements, to begin developing the applicable project site. However, the applicable portfolio loan was made with the understanding that the borrower intends to process the entitlements during the term of the applicable portfolio loan. The loan may include proceeds allocated specifically for entitlement costs.

The term “entitlement” in our business, and as reflected above, refers to the legal method of obtaining the necessary city, county or state approvals to develop land for a particular use. The term “processing entitlements” is synonymous with “obtaining approvals”.

From a collateral standpoint, the Fund believes the level of risk decreases as the borrower obtains governmental approvals (i.e., entitlements) for development. When the ultimate goal is to build an existing structure that can be sold or rented, in general, fully entitled land that is already approved for construction is more valuable than a comparable piece of land that has received no entitlement approvals. Each municipality or other governmental agency has its own variation of the entitlement process, however, in general, the functions tend to be relatively similar. In general, the closer to completion a construction project may be, the lower the level of risk that construction will be delayed.

As of December 31, 2008 and 2009, respectively, outstanding principal balances on our portfolio loans, net of the allowance for credit loss, by expected end-use of the underlying collateral, were as follows:

	December 31, 2008			December 31, 2009
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Residential	$278,644	45.4%	37	$273,666	50.2%	35
Mixed Use	206,691	33.7%	11	177,308	32.6%	7
Commercial	127,449	20.8%	13	92,404	17.0%	12
Industrial	1,070	0.1%	1	1,070	0.2%	1
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

The Manager estimates that, as of December 31, 2009, approximately 58% of the allowance for credit loss is attributable to residential-related projects, 40% to mixed use projects, and the balance to commercial and industrial projects.

With our suspension of the funding of new loans, the concentration of loans by type of collateral and end-use is expected to remain consistent within our current portfolio. The concentration of loans by type of collateral and end-use is expected to remain consistent within the current portfolio. As of December 31, 2008 and 2009, respectively, the concentration of loans by type of collateral and end-use was relatively consistent over these periods. Changes in classifications are primarily a result of foreclosures of certain loans.

Unless loans are modified and additional loan amounts advanced to allow a borrower’s project to progress to the next phase of the project’s development, the classifications of our loans generally do not change during the loan term. Thus, in the absence of funding new loans, we generally do not expect material changes between loan categories with the exception of changes resulting from foreclosures. Nevertheless, in several cases, our borrowers have slowed or halted the level of development from what was originally anticipated as a result of the material macroeconomic events in the real estate and credit markets. Risks relative to this lack of development include the possibility of losing entitlements previously secured, the inability to secure take-out financing, increased carrying costs, as well as the uncertainty of the recovery of the real estate markets generally, all of which have led to loan defaults by certain of our borrowers. We expect these loan defaults to continue, and they may ultimately lead to the foreclosure of such loans.

Borrower and Borrower Group Concentrations

Our investment guidelines provide that, at the time of origination, no single loan should exceed 10% of the total of all outstanding loans and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of the total of all outstanding loans. Following the origination of a loan, however, a single loan or the aggregate loans outstanding to a borrower or borrower group may exceed those thresholds as a result of changes in the size and composition of our overall portfolio. As of December 31, 2008, there was one individual borrower whose aggregated borrowings totaled $67.7 million, which was approximately 11% of our total mortgage loan principal balance outstanding (although at the time of origination the principal balance was less than 10% of the total mortgage loan principal balance outstanding) and accounted for 13.4% of mortgage interest income during the year ended December 31, 2008. Additionally, at December 31, 2008, there was one borrowing group whose aggregate borrowings totaled $83.6 million, which represented approximately 13.6% of the Fund’s total mortgage loan principal balance outstanding at December 31, 2008 (although at the time of origination, the aggregate principal balance of loans to this borrowing group was less than 10% of the total mortgage principal balance outstanding). At December 31, 2008, these loans were in a performing status.

As of December 31, 2009, there was one borrower whose outstanding principal totaled $69.1 million which was approximately 12.7% of our total mortgage loan principal balance outstanding (although at the time of origination, the aggregate principal balance on these loans were less than 10% of the total mortgage principal balance outstanding), and accounted for 15.0% of mortgage interest income during the year ended December 31, 2009. In addition, as of December 31, 2009, there was one borrowing group, whose aggregate outstanding principal aggregated $97,918 which was approximately 18.0% of our total mortgage loan principal balance outstanding (although at the time of origination, the principal balances on these loans were less than 10% of the total mortgage principal balance outstanding) and collectively accounted for 21.7% of mortgage interest income during the year ended December 31, 2009. In addition, during the year ended December 31, 2009, one loan accounted for 12% of total mortgage interest income. This loan was foreclosed upon in July 2009.

The loan for $69.1 million is classified as pre-entitled land — processing entitlements, while the loans totaling $97.9 million consisted of a $56.0 million loan classified as construction and existing structures — improvements and a $41.9 million loan classified as entitled land — infrastructure under construction. The $69.1 million loan, which was performing at December 31, 2008, matured and has been in default since the first quarter of 2009 and is currently in non-accrual status.

The loans totaling $97.9 million were performing as of December 31, 2008 but entered default status in 2009 when both loans matured. However, because of distressed market conditions, the two loans totaling $97.9 million to the borrowing group were modified by the Manager during the third quarter of 2009, to extend the maturity dates to September 30, 2012, reduce the annual interest rates from 11.25% and 11.5%, respectively, to 8.25% and 7.53%, respectively, and allow for the subordination of our first lien position on one of the loans to an unaffiliated commercial bank in the amount of $14.0 million, subject to the Fund’s right to pay off or purchase this loan at any time prior to maturity at par. The subordination on the $14.0 million loan was granted in order to seek to better assure that the borrower had sufficient funds to complete its renovation project on the collateral property, thereby seeking to preserve and/or increase the value of our collateral. Additionally, in connection with the subordination, the Fund received a $4.0 million payment from the borrower which was applied to past due interest and a portion to principal. No principal or accrued interest was forgiven in the modification. Moreover, the current interest rates are slightly less but comparable to the spread over the prime rate of the prior loan rates and the Manager believed the reduction in the interest rate was reflective of then-current market rates given the extended maturity. As of December 31, 2009, as a result of the modifications, these loans are in non-accrual status due to the shortfall in the combined current fair value of the underlying collateral.

In connection with the modification of the one of these loans, the Fund took title to certain finished lots that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. While management expects that the value of such lots may increase in the future, the current fair value of such lots as determined by current valuations was deemed to be below the amount of deferred interest agreed upon between the lender and the borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, the Fund recorded the fair value of the lots received as real estate owned and adjusted the allowance for credit loss for this loan accordingly. With the acceptance of such lots in satisfaction of current and future interest, the loan is considered to have no effective yield, and thus no interest income is expected to be recorded in the periods subsequent to September 30, 2009.

Changes in the Portfolio Profile — Scheduled Maturities

The outstanding principal balance of mortgage investments, net of the allowance for credit loss, as of December 31, 2008 and 2009, have scheduled maturity dates within the next several quarters as follows:

December 31, 2008				December 31, 2009
Quarter	Amount	Percent	#	Quarter	Amount	Percent	#
Matured	$210,198	34.2%	24	Matured	$347,135	63.7%	34
Q1 2009	137,570	22.4%	11	Q1 2010	10,776	2.0%	5
Q2 2009	125,250	20.4%	6	Q3 2010	54,947	10.1%	9
Q3 2009	65,017	10.6%	8	Q1 2011	3,080	0.6%	2
Q4 2009	4,982	0.8%	1	Q4 2011	30,200	5.5%	2
Q1 2010	10,461	1.7%	1	Q1 2012	392	0.1%	1
Q3 2010	56,876	9.3%	10	Q3 2012	97,918	18.0%	2
Q1 2011	3,500	0.6%	1
Total	613,854	100.0%	62		544,448	100.0%	55
Less: Allowance for Credit Loss	(300,310)				(330,428)
Net Carrying Value	$313,544				$214,020

From time to time, a mortgage loan’s maturity date may be extended for reasons the Fund believes are generally advantageous to the Fund. In this regard, from time to time, the Fund has modified certain loans in its portfolio, extending maturity dates in some cases to two or more years, and the Fund expects that it will modify additional loans in the future in an effort to seek to preserve its collateral. Accordingly, in some instances, and from time to time, the Fund expects repayment dates of the loans may vary from their currently scheduled maturity date. Further, in certain instances where the Manager deems it to be advantageous to the Fund not to modify or extend a loan past its scheduled maturity date, the Fund classifies and reports the loan as matured.

Real Estate Held for Development or Sale

Real estate owned assets are reported as either held for development or held for sale, depending on the Manager’s plans with respect to such assets. The estimation process involved in the determination of fair value of real estate owned is inherently uncertain since it requires estimates as to the consideration of future events and market conditions. Our estimate of fair value is based on the Manager’s intent regarding the proposed development of the related asset, if deemed appropriate, as opposed to a sale of such property on an as-is basis. In such cases, we evaluate whether we will have the intent, resources and ability to carry out the execution of our disposition strategy under normal operating circumstances, rather than a forced disposition under duress. Economic, market, environmental and political conditions, such as exit prices and absorption rates, may affect management’s plans for development and marketing of such properties. In addition, the implementation of such plans could be affected by the availability of financing for development and construction activities, if such financing is required. Accordingly, the ultimate realization of our carrying values of the Fund’s real estate properties is dependent upon future economic and market conditions, the availability of financing, and the resolution of political, environmental and other related issues, many of which are beyond the control of the Fund.

The Manager utilizes an asset management function to manage the activities of any projects acquired through foreclosure or by other means. Additionally, during the year ended December 31, 2009, the Manager engaged the services of an outside asset management consultant to assist us in the determination of our specific asset disposition strategy. The consultant receives $110,000 per month for its services, which include the preparation of analyses to evaluate various alternatives to determine the highest and best use for the development and ultimate liquidation of the projects. The Manager continues to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties or disposal of the properties on an as-is basis. Project development alternatives may include, either through joint venture or on a project management basis, the development of the project through entitlement, completion of various improvements or complete vertical construction. For additional information regarding these properties, see the section titled “Our Business — Properties.”

At December 31, 2008, all of the Fund’s real estate owned portfolio totaling $62.8 million was held for development. During the year ended December 31, 2009, and in prior periods, the Manager has been approached on an unsolicited basis by third parties expressing an interest in purchasing certain real estate owned assets. However, the Manager has not developed or adopted any formal plan to dispose of these assets to date. Accordingly, except for those assets designated for sale, no other real estate assets are reflected as held for sale. At December 31, 2009, the Fund classified four real estate assets as held for sale totaling $12.1 million and the balance of $92.1 million as held for development. During 2009, we sold various individual residential units held in our real estate portfolio for approximately $1.1 million which approximated the carrying value of such assets.

During the year ended December 31, 2009, we acquired six real estate assets through foreclosure of the related mortgage loans with a carrying value of $42.6 million as of December 31, 2009. In addition, during 2009, in connection with the modification of a loan, we acquired certain real estate that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. Although the Manager expects that the realizable value of such lots will be adequate to fund such interest, the current fair value of such lots as determined by current Level 2 valuations was deemed to be below the amount of deferred interest agreed upon between the lender and borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, the Fund recorded the current fair value of the lots received as of the date of receipt as real estate, owned at $2.6 million and adjusted the allowance for credit loss for this loan accordingly. However, as a result of the previous allowance for credit loss recorded on these loans and the collective collateral available for these loans, there was no additional impairment recognized at the time of the loan modification. In addition, subsequent to December 31, 2009, the Fund entered into a settlement agreement in connection with certain litigation that requires the Fund to purchase certain golf memberships attributed to certain residential lots owned by the Fund that were acquired through foreclosure in 2008. We have recorded the liability for the settlement and the related value of the golf membership rights based on the amount that the Fund is required to pay for such memberships, or $4.2 million.

During the year ended December 31, 2008, we acquired nine real estate assets through foreclosure of the related mortgage loans with a carrying value of approximately $47.5 million at December 31, 2009. Additionally, in the first quarter 2008, we purchased certain real estate with a current carrying value of approximately $7.3 million located in Arizona that is contiguous to the security for certain loans in the loan portfolio, in an effort to seek to maintain and enhance the overall project value. All real estate owned assets owned by us are located in California, Arizona, Texas and Minnesota.

A summary of real estate owned by us as of December 31, 2008 and 2009, by state, follows:

	December 31, 2008		December 31, 2009
	Held For Development		Held For Development		Held For Sale
State	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value	# of Projects	Aggregate Net Book Value
California	3	$14,084	3	$9,644	—	$—
Texas	2	14,163	3	38,351	—	—
Arizona	5	34,534	6	32,460	4	12,082
Minnesota	—	—	1	11,694	—	—
Total	10	$62,781	13	$92,149	4	$12,082

Of the above balances, approximately 61% was originally projected for development of residential real estate, 15% was scheduled for mixed used real estate development and 24% was planned for commercial use. The Manager is currently evaluating its use and our liquidation options with respect to these projects. The real estate held for sale is located in Arizona and is a multifamily residential project.

The Manager believes that the estimated net realizable values of such properties equal or exceed the current carrying values of the Fund’s investment in the properties as of December 31, 2009.

Loan Modifications

Prior to fiscal year 2009, the Fund’s practice was that substantially all of its loans were originated with a one year maturity. This practice was implemented to allow our Manager, at the end of the applicable initial loan term, to re-underwrite the loan to ensure that the borrower had made appropriate progress on the applicable development project, as well as to determine that there was no material deterioration in the credit-worthiness of our debtor/borrower. Upon successful review and re-underwriting, the Manager customarily extended the loan for an additional period, generally not in excess of one year. Loans at or near completion were either under consideration for next-phase financing by the Fund or under analysis for take-out financing by third-parties.

In the Manager’s evaluation of the potential advisability of extending a loan, the Manager conducts a re-underwriting of the borrower and the related project. This evaluation primarily includes following factors: (1) the estimated cash flow to be derived from the development and disposition of the project; (2) the stage of development of the project in terms of entitlement; (3) the financial wherewithal of the borrower, as evidenced by the receipt of personal financial statements of the guarantor; (4) the need for supplemental collateral of the borrower to ensure a proper loan-to-value ratio; (5) whether the Manager believes that retaining the current owner/operator/developer of the existing collateral will maximize the collateral value; (5) the borrower’s performance under the terms of the original loan terms; (6) the borrower’s ability to fund on-going maintenance, taxes and insurance costs; and (6) the availability of third-party financing available to the borrower to “take-out” the Fund’s loan.

On this basis, prior to September 30, 2008, in the Manager’s judgment, none of the Fund’s loan modifications qualified as troubled debt restructurings based on the following: (1) such modifications were customary and occurred in the ordinary course of business; (2) the borrower’s financial condition did not appear to be impaired based on the borrower’s continued positive performance under the terms of the loan, as well as the Manager’s receipt of the personal financial statements of the borrower and related guarantor(s), both of which indicated that the borrower continued to be financially viable; (3) the fair value of the underlying collateral, and collection of additional collateral, indicated the full collection of the outstanding loan receivable; (4) any extensions were customarily granted to further the development process, and were not considered indications of financial difficulty; (5) substantially all modifications were executed upon or after maturity of the existing loans, and not prior thereto; (6) the Manager did not forgive any recorded principal or interest due under the loan, as of the date of maturity or modification; and (7) based on the Manager’s on-going interaction with market participants, the Manager concluded that financing for the borrowers continued to be available from direct competitors or traditional lenders at similar rates.

Despite the fact that in multiple instances the subject property development of the debtor had been completed (i.e., full entitlements were obtained) or was near completion for the current phase of development, beginning in late 2008 and throughout 2009, traditional take-out financing was materially unavailable in the market. As such, in the absence of take-out financing, the Manager found it necessary to either allow the loan to remain in a default status, extend the loan term through a modification of the loan, or commence foreclosure action. Consistent with the Fund’s loan modification policy, the Manager made the determination as to whether or not each extension or modification qualified as a troubled debt restructuring, or a TDR. Under GAAP guidelines, a restructuring of a debt (including modification or extension) constitutes a TDR only if both of the following conditions exist:

•	the creditor (i.e. the Fund) deems that the debtor, for economic or legal reasons, has financial difficulties; and
•	the creditor (i.e. the Fund) grants a concession to the debtor that it would not otherwise consider.

Historically, the Manager did not forgive any recorded principal or interest due under the loan as of the date of maturity and related modification. In all cases, the Manager attempted to maintain the interest rate at its previous level, although in certain cases, the borrower successfully negotiated a lower rate due to (1) multiple reductions in the prime rate since the date of original funding resulted in a spread over prime equivalent to the original loan, or (2) the extended term of the loan (i.e., in some cases 24 to 36 months) supported a lower rate more reflective of market rates for similar term loans.

Additionally, as a matter of policy, we have not increased unfunded interest reserves solely to keep a loan from becoming past due. Any additional increases the interest reserve accounts are determined only after a complete re-evaluation of our underwriting procedures for such proposed loan modifications.

However, in the general absence of available take-out financing, the Manager believes that, under current accounting guidance, any loan that has reached maturity and has been modified or extended, regardless of the stage of development of the underlying collateral, is considered to be the result of the debtor having financial difficulties. Additionally, because the Fund is a “bridge lender” in a market where such new lending availability is sporadic, if available at all, any renewal of loans at the near original interest rate or a lower interest rate is deemed to be below what other bridge lenders would charge and, therefore, is deemed to be a “concession” to the debtor. With both conditions met, the Manager has classified all loan modifications or extensions made beginning in the fourth quarter of 2008 and thereafter as troubled debt restructurings for financial reporting purposes. Due to the application of fair value guidance to the loan portfolio, generally all loans carrying values reflect any impairment that would otherwise be recognized under TDR accounting treatment.

The following tables present various summaries of our loan modifications made on a quarterly basis since October 1, 2008 (the date on which the Fund ceased the identification and funding of new loans):

		Outstanding Principal		Outstanding Funding Commitment		Weighted Average Interest Rate		Average Loan Term Months
Modification	# of Loans	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification
		(dollar amounts in thousands)
Q4 2008	4	$81,802	$89,045	$5,296	$5,296	13.78%	13.71%	11.3	17.0
Q1 2009	5	59,228	64,785	14,328	14,328	11.52%	8.57%	9.2	19.0
Q2 2009	3	51,103	52,412	2,093	1,241	11.72%	12.10%	10.0	19.0
Q3 2009	7	114,421	117,244	7,134	4,908	10.23%	8.63%	13.3	29.3
Q4 2009	3	15,554	15,927	916	328	11.96%	11.72%	11.3	15.3
Totals	22	$322,108	$339,413	$29,767	$26,101

Period	Principal Outstanding	Number of Loans	Interest Rate Changes	Interest Reserves Added	Additional Collateral Taken	Borrower Prefunded Interest
	(millions)
Q4 2008	$89.1	4	1	2	1	0
Q1 2009	64.8	5	2	0	0	1
Q2 2009	52.4	3	1	0	0	0
Q3 2009	117.2	7	3	0	1	2
Q4 2009	15.9	3	1	1	0	0
Total loans	$339.4	22	8	3	2	3

			Loan Status		Loan Category
Period	Principal Outstanding	# of Loans	# Performing	# Non- Performing	Pre-entitled Land	Entitled Land	Construction & Existing Structures
	(millions)
Q4 2008	$89.1	4	4	—	1	3	—
Q1 2009	64.8	5	5	—	—	3	2
Q2 2009	52.4	3	1	2	—	3	—
Q3 2009	117.2	7	4	3	—	6	1
Q4 2009	15.9	3	3	0	0	3	0
Total loans	$339.4	22	17	5	1	18	3

	December 31, 2009
	Amount (in thousands)%		#
Loans Not Modified and Currently Matured	$347,135	64%	34
Loans Modified to Extend Maturity	187,451	34%	15
Original Maturity Date Not Reached	9,862	2%	6
Total	$544,448	100%	55

Aside from the loans reflected in the preceding table, there were no other loans originated or modified since the quarter ended December 31, 2008 that included additional interest reserves.

Important Relationships Between Capital Resources and Results of Operations

Loan Loss Reserve

Historically, the net earnings available for distribution to the members was primarily generated from interest earned on mortgage loans and short-term investments, as well as default fees and other amounts collected from borrowers. If borrowers did not make timely payments of interest in a particular month, the amount distributable to the members in that month would likely be reduced by the amount of the delinquent payment. To mitigate the effect of late payments by borrowers, we historically used our reserves, or the Loan Loss Reserves, to supplement the distribution of earnings to the members. The Loan Loss Reserves is known as retained earnings under GAAP. The entire retained earnings balance has been depleted as reflected by the accumulated deficit as of December 31, 2009, and the member distributions have been suspended. As a result, the Loan Loss Reserves are no longer available for distribution to the members.

Mortgage Loans, Participations and Loan Sales

For purposes of meeting liquidity demands, the Fund has historically entered into the partial sale of loans through loan participation agreements with various third parties and the Manager. Origination fees (points) paid to the participants in connection with the participation transactions were paid by the Manager in accordance with the Fund’s operating agreement. No participations were issued during the year ended December 31, 2008 or 2009. Additionally, the Fund occasionally enters into agreements to sell whole loans to third parties, strictly for purposes of generating short-term liquidity when the Fund experienced a cash shortfall. While the Fund had no legal obligation to do so, the Fund repurchased these loans in every case prior to 2008. As such, these loan sale transactions were accounted for as borrowings rather than traditional loans sales and, therefore, reported on the consolidated statement of cash flows as a financing activity.

During the year ended December 31, 2008, the Fund was approached by a third party that offered to purchase a loan from the Fund at 101% of its par value. Due to the nature of this transaction in contrast to prior whole loan sales, this transaction was treated as an investing activity in the consolidated statement of cash flows rather than a financing activity. While we may continue to participate or sell mortgage loans as liquidity needs arise, the Manager historically had not expected that loan sales would occur in the ordinary course of business.

Given the Manager’s decision to suspend certain of our activities in order to seek to prevent impairment of our capital and operations and to assist us in our efforts to meet our remaining funding commitments, we believe that certain loans are likely to be sold or participated in the future. While we expect that any future loan participations or loan sales will also occur at or near par, due in part to current market conditions, there can be no assurance that this will be the case. In light of current economic conditions, it may be necessary for us to employ alternative structures for loan participations and loan sales, and they may be relatively less attractive to us.

In cases of whole loan sales or participations issued to the Manager, the transactions have been completed at par value, and the Manager has typically pledged the purchased loan to a commercial bank as collateral on its line of credit. The Manager uses the proceeds from the line of credit, together with other funds of the Manager, to execute the transactions. We have historically repurchased loans from the Manager, although we are not obligated to do so. The sales of whole loans and participations issued to the Manager are accounted for as secured borrowings, and are separately identified in our consolidated financial statements. No loans were sold to, or participated with, the Manager during the year ended December 31, 2008. However, during the year ended December 31, 2009, the Manager drew $6.0 million under its line of credit to provide liquidity to us. This loan is collateralized by certain of our portfolio loans and a guarantee of the Manager’s chief executive officer. Except for the loan participation with the Manager described above, no other loan sales or loan participations were executed during the years ended December 31, 2008 or 2009.

Distributions to Members

Historically, members elected to either reinvest distributable monthly earnings or to have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option by which members could reinvest monthly distributions. During the years ended December 31, 2007, 2008 and 2009, our total net distributions to the members were $46.9 million, $64 million and $11.7 million, respectively, which translated into net distributions of $1,102.72, $951.27, and $160.27 per weighted average membership unit outstanding over the same periods, respectively. For those same periods, earnings reinvested pursuant to our distribution reinvestment plan, which has been suspended, were $26.2 million, $23.2 million, and $0, respectively, representing 55.8%, 36.2%, and 0%, respectively, of total member distributions. The increase in total distributions from 2007 to 2008 is attributed to the increase in member equity. The reinvested member distributions percentage decreased from 2007 to 2008 resulting from various factors, including general real estate market conditions, possible reductions in investor liquidity from other sources, investor tax planning strategies and other factors. The decrease in reinvested member distributions from 2008 to 2009 is attributed to our suspension of the distribution reinvestment plan effective October 1, 2008. Accordingly, until such time that the distribution reinvestment plan is reinstated, if ever, we anticipate that any future monthly distributions will be made in cash. During the second quarter of 2009, the Manager revised its member distribution program and ceased further distributions to members until we generate sufficient liquidity to enable us to cover all borrower obligations and operating costs.

Annualized Rate of Return to Members on Distributions

The annualized yield based on distributions made to our members was 11.09%, 9.45%, and 1.60% for the years ended December 31, 2007, 2008 and 2009, respectively. The annualized yield to members of the Fund is computed by dividing the sum of the weighted average monthly yield, based on gross distributions made to members of the Fund, by the number of days in the respective period, and multiplying the result by 365 days. These year over year reductions in the annualized yield is attributable to the reduction in the deployment ratio of available capital to loans funded, an increase in the number of loans placed in non-accrual status, the change in the Prime rate over these periods (which has resulted in lower interest bearing loans), the increase in real estate held for development (which is a non-earning asset) and the suspension of member’s distributions during the second quarter of 2009, as applicable.

Redemptions

Effective October 1, 2008, the Manager elected to, among other actions, suspend the acceptance and payment of all of the member’s redemption requests. During the years ended December 31, 2007, 2008 and 2009, we paid redemptions, including retained earning amounts returned on full redemptions, totaling $57.8 million, $120.5 million and $0, respectively, which, expressed as a percentage of new member investment (including reinvestments), was 15.38%, 43.97% and 0%, respectively, over the same periods.

Summary of Existing Loans in Default

Loans in default balances encompass both non-accrual loans and loans for which we are still accruing income, but are delinquent as to the payment of accrued interest or are past scheduled maturity. At December 31, 2009, 50 of our 55 loans with outstanding principal balances totaling $532.0 million were in default, of which 34 with outstanding principal balances totaling $347.1 million were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective book value of the loan. At December 31, 2008, 28 loans with outstanding principal balances totaling $226.6 million were in default, of which 24 with outstanding principal balances totaling $210.2 million were past their respective scheduled maturity dates, and the remaining four loans were in default as a result of delinquency on outstanding interest payments. Total past due interest on loans in default, excluding loans in non-accrual status, was $1.1 million. In light of current economic conditions and in the absence of a recovery of the credit markets, it is anticipated that many if not most loans with scheduled maturities within one year will not pay off at the scheduled maturity.

The Fund is exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default. The Fund anticipates that similar actions will be taken on an additional six loans in our portfolio. Of the 25 loans upon which we are exercising lender’s remedies, we completed foreclosure on five loans with principal balances of $22.7 million subsequent to December 31, 2009, and we expect to complete the foreclosure process on the balance of such loans in the second and third quarters of 2010. One of the loans previously in non-accrual status, in which we were a participating lender with a principal balance totaling $6.3 million, was foreclosed upon by us in the fourth quarter of 2009.

Two loans that were previously in non-accrual status with principal balances totaling $28.5 million related to a bankruptcy of the borrower were consolidated into one loan in connection with the approved plan of reorganization and the loan terms were restructured in the fourth quarter of 2009. The loan restructure did not result in any forgiveness of principal or accrued interest. However, due to the value of the underlying collateral in relation to loan principal for this collateral-based loan, we have deemed it appropriate to keep this restructured loan in non-accrual status as of December 31, 2009.

Nine loans that are in non-accrual status relate to a borrowing group and are not in technical default under the loan terms. However, due to the value of the underlying collateral for these collateral-based loans, we have deemed it appropriate to place these loans in non-accrual status. Also, five of the loans in default status relate to a borrowing group who is currently in bankruptcy. We are continuing to monitor the status of the bankruptcy case in relation to our collateral and have placed these loans in non-accrual status due to the value of the underlying collateral for these collateral-based loans. However, we have not commenced enforcement action on these loans as of December 31, 2009.

We are continuing to work with the borrowers with respect to the remaining ten loans in default in order to seek to maintain the entitlements on such projects and, thus, the value of our existing collateral. However, such negotiations may result in a payoff of an amount that is below our loan principal and accrued interest, and that discounted payoff may be materially less than the contractual principal and interest due. Generally, the allowance for credit loss contemplates the potential loss that may occur as a result of a payoff of the loan at less than its contractual balance due. We are considering our preferred course of action with respect to all remaining loans. However, we have not commenced enforcement action on these other loans thus far.

Of the principal balances in default as of December 31, 2009: approximately 34% of the total has been in default status since December 31, 2008; approximately 11% of the total has been in default status since March 31, 2009; approximately 41% of the total has been in default status since June 30, 2009; 2% of the total has been in default status since September 30, 2009; and 12% of the total entered default status during the quarter ended December 31, 2009.

The geographic concentration of our portfolio loans in default, net of the allowance for credit loss, at December 31, 2008 and 2009, is as follows:

	December 31, 2008
	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentages and unit data)
Arizona	28.9%	14	$65,361	$(45,068)	$20,293	$1,573	$2,337	$24,203
Idaho	26.5%	3	60,039	(47,882)	12,157	2,173	5,372	19,702
California	27.1%	5	61,398	(51,477)	9,921	911	34	10,866
Minnesota	7.3%	1	16,590	—	16,590	326	—	16,916
Texas	4.9%	3	11,102	(5,781)	5,321	320	—	5,641
Nevada	3.5%	1	7,969	(1,876)	6,093	319	—	6,412
New Mexico	1.8%	1	4,171	—	4,171	—	50	4,221
	100.0%	28	$226,630	$(152,084)	$74,546	$5,622	$7,793	$87,961

The geographic concentration of loans in default, net of the allowance for credit loss, at December 31, 2009 is as follows:

	December 31, 2009
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	52.3%	23	$278,306	$(162,282)	$116,024	$5,362	$13,723	$135,109
Idaho	9.3%	2	49,594	(38,981)	10,613	1,948	5,993	18,554
California	33.8%	19	179,773	(120,829)	58,944	3,959	18,349	81,252
Texas	2.1%	3	11,102	(4,272)	6,830	427	1,170	8,427
Nevada	1.5%	1	7,984	(2,613)	5,371	319	957	6,647
New Mexico	1.0%	2	5,240	(1,094)	4,146	—	586	4,732
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

The concentration of loans in default by loan classification, net of the allowance for credit loss, as of December 31, 2009 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Pre-entitled Land	37.5%	11	$199,442	$(144,366)	$55,076	$6,399	$18,495	$79,970
Entitled Land	39.7%	22	211,363	(148,887)	62,476	4,413	18,483	85,372
Construction	22.8%	17	121,194	(36,818)	84,376	1,203	3,800	89,379
	100.0%	50	531,999	(330,071)	201,928	12,015	40,778	254,721

Of our loans in default at December 31, 2009, 50% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 17% related to commercial and industrial projects. Of our loans in default at December 31, 2008, approximately 60% of the loan principal balances related to residential end-use projects, 31% related to mixed-use projects, and 9% related to commercial projects.

Other than as discussed in the foregoing paragraphs, none of the remaining five performing loans in our portfolio, with principal balances totaling $12.45 million and interest rates ranging from 8% to 12%, have loan principal payments 30 days or more past due and no loans have interest payments more than 30 days past due.

Loans in Default and Impaired Loans

Under GAAP, an entity is required to recognize a loss when both (a) available information indicates that it is probable that an asset has been impaired at the date of the financial statements, and (b) the amount of loss can be reasonably estimated.

Under this definition, certain of the loans that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not so qualify. Since the majority of our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided in connection with such loans, is largely dependent on the fair value of the underlying collateral.

Our loans in default balances include loans in non-accrual and accrual status for which we continue to accrue income, but are delinquent as to accrued interest or are past scheduled maturity, in accordance with our accounting policy. Unless and until we have determined that the value of the underlying collateral is insufficient to recover the total contract amounts due under the loans, we expect to continue to accrue interest until the loan is greater than 90 days delinquent with respect to accrued, uncollected interest, or greater than 90 days past scheduled maturity, whichever comes first. This results in the classification of loans in default that may not be deemed impaired under GAAP.

The following table presents required disclosures under GAAP for loans that meet the definition for impaired loans:

	December 31,
	2008	2009
Loans in Default – Impairment Status:
Impaired loans in default	$193,948	$458,464
Non-impaired loans in default	32,683	73,534
Total loans in default	$226,631	$531,998
Allowance for Credit Loss on Impaired Loans:
Impaired loans in default	$193,948	$458,464
Less: Allowance for Credit Loss	(152,084)	(330,071)
Net carrying value of impaired loans	$41,864	$128,393
Note: all impaired loans have an allowance for credit loss
Average investment for impaired loans during period held	$182,876	$456,993
Interest income recognized during the period that loans were impaired	$11,608	$1,898
Interest income recognized using a cash-basis method of accounting during the period that the loans were impaired	$5,009	$404

Allowance for Credit Loss and Fair Value Measurement

Evaluating the collectability of a real estate loan is a matter of judgment. We evaluate our real estate loan portfolio for impairment on an individual loan basis, except for loans that are cross-collateralized within the same borrowing groups. For those loans, we perform both an individual evaluation as well as a consolidated evaluation to assess the Fund’s overall exposure to those loans. In addition to this analysis, we also complete an analysis of the loan portfolio as a whole to assess our exposure for loans made in various reporting periods and in terms of geographic diversity. The fact that a loan may be temporarily past due does not result in a presumption that the loan is impaired. Rather, all relevant circumstances are considered by the Manager to determine if, and to the extent to which, an allowance for credit losses is required. During the portfolio evaluation, the Manager considers the following matters, among others:

•	an estimate of the net realizable value of any underlying collateral in relation to the outstanding mortgage balance, including accrued interest and related costs;
•	the present value of cash flows we expect to receive;
•	the date and reliability of any valuations;
•	the financial condition of the borrower and any adverse factors that may affect its ability to pay its obligations in a timely manner;
•	prevailing economic conditions;
•	historical experience by market and in general; and
•	evaluation of industry trends.

The Manager performs an evaluation for impairment on all of our loans in default as of the applicable measurement date based on the “fair value” of the underlying collateral of the loans because our loan portfolio is considered collateral dependent, as allowed under applicable accounting guidance. Impairment for collateral dependent loans is measured at the balance sheet date based on the then fair value of the collateral in relation to contractual amounts due under the terms of the applicable loan. In the case of the loans that are not deemed to be collateral dependent, the Manager measures impairment based on the present value of expected future cash flows. All of our portfolio loans are deemed to be collateral dependent.

Further, in general, applicable accounting guidance requires that the impairment, if any, be measured based on the “fair value” of the collateral if the creditor determines that foreclosure is probable. In general, under applicable accounting guidance, if the loan is collateral dependent, impairment is to be measured at the balance sheet date based on the then fair value of the collateral in relation to contractual amounts due under the terms of the loan. All of our portfolio loans are deemed to be collateral dependent.

In determining fair value, the Manager has adopted applicable accounting guidance which establishes a framework for measuring fair value in accordance with GAAP, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This accounting guidance applies whenever other accounting standards require or permit fair value measurement.

Under applicable accounting guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, or the “exit price”, in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different. Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset.

Two asset categories are established under applicable accounting guidance: in-use assets; and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset standalone. All our loans are deemed to be in-exchange assets.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 — valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 — valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 — valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a price, it does not matter whether the reporting entity is actually willing to transact at that price.

The Manager performs a valuation analysis of our loan portfolio on an on going basis, but not less frequently than on a quarterly and annual basis.

In considering the highest and best use for individual mortgage loans, we first consider whether the asset is considered “in use” as opposed to “in exchange”. Due to the nature of the underlying collateral of our loan portfolio and the development status of such projects, substantially all of our assets are deemed to be “in exchange” assets for purposes of determining highest and best use.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation. Prior to the quarter ended December 31, 2008, through discussions with market participants, we believed there was a significant amount of observable and unobservable market participant data available to support the assumptions used in our valuations using a development model, although the significance of unobservable market participant weighed heavily into our valuations.

The Fund generally employs one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach, or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

A description of each of the valuation approaches and their applicability to our portfolio follows:

Development Approach

The development approach relies on pricing trends, absorption projections, holding costs and the relative risk given these assumptions for a particular project. This approach then discounts future net cash flows to derive the estimated fair value. This approach is consistent with a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that completing the development of the collateral was the highest and best use of the property. As indicated by market participants, a development approach and related rates of return are used in determining purchase decisions. As such, the valuation is intended to reflect the project’s performance under certain parameters, paralleling the process employed by market participants. This analysis is very dependent upon end-use pricing and absorption. In addition to consideration of recent sales of comparable properties (which in the current market may include distressed transactions such as foreclosure sales), the valuation also relies on current listings of comparable properties with primary emphasis placed on comparable properties available for resale within the similar competitive market, as well as market participant opinions. This collection of data is used to derive a qualitative analysis using the sales comparison approach in estimating current individual lot pricing and reasonable premium levels. In addition, the valuation contemplates a non-leveraged internal rate of return based on indications from market participants. This approach, which we consider an “as developed” approach, is generally applied to collateral which has achieved entitlement status and whose development is reasonably assured in light of current market conditions. Prior to the quarter ended September 30, 2008, this methodology was utilized in underwriting each loan as well as for purposes of annual valuation of our portfolio.

Income Capitalization Approach

The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of fair value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Investors acquiring this type of asset will typically look at year one returns, but must also consider long-term strategies. Hence, depending upon certain factors, both the direct capitalization and discounted cash flow techniques have merit. This approach is generally applied to collateral consisting of fully constructed buildings with existing or planned operations and for which operating data is available and reasonably accurate.

Cost Approach

The cost approach is a method of estimating fair value of an asset based on the actual replacement cost of such asset. This method is generally used to estimate value on new projects with completed vertical construction. There are generally few collateral projects within our portfolio that are valued using this approach and is considered an “as is” approach.

Sales Comparison Approach

In a disrupted market, when market participant data is either not available or not accurate, and other valuation approaches are not relevant to or appropriate for a particular project, the sales comparison approach is generally used to determine fair value. Market participants generally rely on speculative land sales when making a decision to purchase land in certain market area. Thus, in the absence of relevant, accurate market data, this approach is generally applied and is considered an “as is” approach.

When the credit and real estate markets sustained significant declines in the latter part of 2008, the extent, reliability and quality of market participant inputs largely dissipated causing us to reassess the highest and best use of several assets from an “as developed” valuation approach to an “as is” valuation approach using recent comparable sales. This change in methodology was applicable primarily to unentitled or partially entitled land for which development of such was not currently considered feasible in the foreseeable future by market participants given current market conditions.

Recent Offers Received

For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we generally utilize the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable, negotiable and we believe the offeror has the financial wherewithal to execute the transaction.

As described above, historically, for purposes of determining whether a valuation adjustment was required, the Manager primarily utilized a modeling technique, known as residual analysis, which is commonly used in our industry and is based on the assumption that development of our collateral was the highest and best use of the property. The underlying collateral of our loans vary by stage of completion, which consists of either raw land (also referred to as pre-entitled land), entitled land, partially developed, or mostly developed/completed lots or projects.

As of December 31, 2007, this methodology was undertaken with the use of a third-party valuation specialist firm to assist management in supporting our price and cost estimates based on available market participant data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio.

In the latter part of 2008 and part of 2009, the global and U.S. economies experienced a rapid decline resulting in unprecedented disruptions in the real estate, capital, credit and other markets. As a result of these factors, we recorded a provision for credit losses in the third quarter of 2008 using a development/residual analysis approach, reflecting lower pricing assumptions, slower absorption and a significant increase in discount factors to reflect current market participant risk levels.

In the fourth quarter of 2008, we engaged independent third-party valuation firms to assist with our analysis of fair value of the loan portfolio as of December 31, 2008. As a result of this analysis, and given the significant change in the economic and real estate landscape, it was determined that our valuation model that assumed development of the collateral and employed various assumptions such as future real estate prices, absorption and various construction and sell-out periods that was historically used for virtually every collateral type was no longer reasonably determinable for the majority of our collateral. This determination was primarily based on the significant uncertainty in the real estate markets stemming from the liquidity freeze, lack of demand for developed property, the extended development and sales periods, and uncertainty with respect to the future pricing and development costs.

As such, in most cases, the appropriate valuation approach was deemed to be that using primarily current market comparable sales to establish fair values of our properties using current pricing data, which resulted in a significant decline in management’s estimates of fair values in relation to our previous valuation methodology.

In the third quarter of 2009, given recent sales activity and the on-going volatility in real estate markets, we again engaged independent third-party valuation firms and other consultants to assist with the Manager’s analysis of fair value of our loan portfolio as of September 30, 2009, which was then updated for financial reporting as of December 31, 2009.

The following is a summary of the procedures performed in connection with our fair value analysis, as of and for the year ended December 31, 2008 and 2009:

1.	Reviewed the status for each loan in our portfolio to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.
2.	For loans in our portfolio whose collection was deemed to be unlikely, we reviewed the portfolio to ascertain when the latest valuation of the underlying collateral was performed.
3.	Subjected the entire loan portfolio to independent third party valuation as of September 30, 2009, with a review and update of such valuations provided through December 31, 2009, to determine whether any material changes in industry or economic conditions warranted a change in the valuation conclusions formed at September 30, 2009.

In connection with the 2008 analysis, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, the Manager reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation.

4.	For the year ended December 31, 2009, we utilized the services of Cushman & Wakefield, a nationally recognized valuation firm, and other valuation firms to perform a valuation analysis for the selected projects. Cushman & Wakefield valued approximately 89% of the outstanding principal balance of the loan portfolio while other valuation firms valued the remaining 11%. For those valuations performed by valuation firms other than Cushman & Wakefield, we engaged Cushman & Wakefield to perform a review of the valuations and reports.

For the year ended December 31, 2008, the Manager engaged the services of Cushman & Wakefield, to perform a valuation analysis for the selected projects. There were 30 loans selected for independent valuation that comprised approximately 75% of the outstanding principal balance of the loan portfolio as of December 31, 2008 (of which Cushman & Wakefield valued approximately 54% and other valuation firms valued 21%). In 2008, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, the Manager reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation. For the balance of the portfolio in 2008, which represents approximately 6% of outstanding principal, the Manager reviewed the loan collateral classification (pre-entitled land, entitled land, or existing structure) and, based on the collective third party valuation results for similarly classified projects, applied the average discount in value to each of these loans, unless such collateral values were supported by other current valuation information.

5.	For loan collateral not subject to third-party valuation during the year ended December 31, 2008, we performed an analysis on selected assets utilizing a development approach, using observable and unobservable inputs available, to determine the fair value for the loan collateral. This analysis included estimating project development costs, projected carrying costs, such as property taxes, and estimated disposal costs. The cash flow streams were then discounted to present value to derive fair value.
6.	For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable and negotiable.

A summary of the results and key assumptions utilized by the Manager, as supported by the independent valuation firms to derive fair value, is as follows:

•	Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect the price of an orderly transaction, rather than that of a sale under duress or in markets in turmoil.
•	Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.
•	A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.
•	For 2009, the highest and best use for the majority of real estate collateral subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. In determining fair value, the Manager utilized the “as is” sales comparable valuation methodology for 31 assets, the development approach for six assets, the income capitalization approach for four assets, and the cost approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 14 assets. The Manager selected a fair value within a determinable range as provided by the valuation firm.

For 2008, the highest and best use for the collateral on 24 of the 30 loans subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. For each of these assets, a sales comparison approach was used as the valuation methodology, and six assets were classified as subdivisions, and two of which were valued by application of the development approach, two others were valued by application of the income capitalization approach, and two others were valued by application of a combination of these approaches.

•	For the projects which included either un-entitled or entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not reliably available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.
•	For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable available market data.
•	For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.

For projections in 2008 other than those where the Manager relied primarily on the work of independent valuation firms, the Manager supplemented its analysis by utilizing a risk-adjusted cash flow model commonly used in our industry based on certain assumptions and market participant inputs to determine fair value, which presumed a development approach as highest and best use for such projects. To evaluate the collateral relating to these projects, the Manager performed different procedures depending on the stage of the collateral, which are described below, along with a summary of key assumptions utilized in our evaluations of fair value as follows:

•	For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, the Manager assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.

•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and which are expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.
•	Based on the resulting net cash flows derived from the utilization of the above assumptions, we applied risk-adjusted annual discount rates ranging from 9.5% to 25% for 2008 and 10.5% to 30% for 2009 to the net cash flows, depending on the projected build-out term, the project type, the location and assumed project risk.

All of our portfolio loans were subject to valuation by independent third party valuation firms and all of the valuation reports were delivered to us within 45 days of year end. During the quarter ended December 31, 2009, we updated our assessment of certain loans in our portfolio and obtained certain updated valuations as a result of the near completion of planned improvements. Based on our assessment and the updated valuations we obtained, we revised the allowance for credit loss recorded as of September 30, 2009. Additionally, we obtained updated third party offers and considered other changes to the status of collateral securing certain loans in our portfolio. As a result of these updates, we adjusted our allowance for credit loss in the quarter ended December 31, 2009 as it pertains to these and other loans by reducing the allowance previously recorded and recording an offsetting credit to the provision for credit losses of $2.7 million.

Selection of Single Best Estimate of Value for Loan Portfolio

As previously described, the Manager obtained valuation reports from third-party valuation specialists for the underlying collateral of each and every loan in the Fund’s portfolio in 2009 and approximately 75% of the loan portfolio in 2008. Because all of the Fund’s loans are collateral dependent, each such loan’s impairment amount is based on the fair value of its underlying collateral less cost to sell. The valuation reports provided a range of values for the valued collateral rather than a single point estimate because of variances in the potential value indicated from the available sources of market participant information. The selection of a value from within a range of values depends upon specific market conditions for each property valued and its stage of entitlement or development. In addition to third party valuation reports, the Manager utilized recently received bona fide purchase offers from independent third-party market participants that were higher than the high-end of the third party specialist’s range of values. In selecting the single best estimate of value, the Manager considered the information in the valuation reports, credible purchase offers received, and multiple observable and unobservable inputs as described below.

In its December 31, 2008 valuation assessments, the mix of applicable information available at that time led the Manager to conclude that the mid-point of the range was the best point within the range of estimated values for purposes of measuring the amount of impairment, if any, as of December 31, 2008. That conclusion was based on the Manager’s judgment that, in a disrupted marketplace, wherein transactions were generally conducted under duress, and there was uncertainty in the general economic climate, the marketplace and market participant information were not conclusive as to the direction of trends or price points. Without compelling evidence that values were moving either up or down, in the Manager’s judgment, for those loans subject to third-party valuations as of December 31, 2008, the mid-point of the valuation range was generally deemed to be the most appropriate single best estimate of value for purposes of determining impairment at that date.

The Manager’s December 31, 2009 valuation assessments were based on updated market participant information and other data points, which in the Manager’s judgment provided less uncertainty than the market participant data that was available at December 31, 2008. The updated information and the Manager’s analysis of the collateral indicated a slight improvement in market conditions and corresponding increase in real estate values. As a result, for the valuation ranges on 41 of the 55 loans obtained as of December 31, 2009 supporting loan collateral values, the Manager used the high end of the third-party valuation range for each asset in determining impairment losses. For the remaining 14 loans, the Manager’s estimates of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were well in excess of the fair values indicated in the third-party valuation reports, including some offers which were two to three times higher than the valuation report ranges. The Manager considered the range of values on a loan-by-loan basis, and, as a general matter, the Manager did so because, in its judgment, when considering the multiple applicable observable and unobservable inputs and other current market factors, the high end of the value range was the best estimate of fair value, less costs to sell, for purposes of determining impairment losses, based on the following factors:

•	In conducting the 2009 valuations, the third-party valuation specialist’s data and the research performed were influenced by market duress, economic uncertainty, and a relative shortage of tangible market data. A number of the relevant transactions consummated around the time of the preparation of the valuation reports were believed to be based on either a property or a seller in distress and, thus, the applicable transaction was executed under a condition of duress. The Manager noted that the pricing of many transactions occurred in the context of what was a less than normal volume of purchases and sales. As a result, in the Manager’s judgment, for each of the Fund’s loans not supported by recent bona fide independent third-party purchase offers, the Manager concluded that the values at the high end of the range were more representative of fair values than any other point in the range;
•	The Manager concluded that the third-party valuation specialist’s reported value ranges, and the underlying concepts of the ranges themselves, did not reflect the improving market conditions as of December 31, 2009, but because of the lag in the time-frame for their gathering and processing information, were more representative of early fourth-quarter 2009, if not before. The Manager obtained observable and unobservable evidence (such as published residential pricing indices and other real estate market publications, discussions with real estate brokers with applicable market expertise in local markets, and discussions with third-party consultants and direct market participants with relevant real estate experience) as of December 31, 2009 that indicated that fair values have “bottomed out”, and there is an indication that the home pricing trends are moving upward. Based on the Manager’s experience, the Manager believes that buyers will select parcels that offer the most competitive advantage and the highest and best use of their capital in order to complete their project and maximize their returns.
•	Individual valuation reports were prepared assuming non-leveraged sales transactions of the underlying collateral in accordance with professional appraisal standards. Because the Fund’s core business is as a first lien real estate mortgage lender, the Manager believes that the Fund’s capacity to provide financing, particularly in the absence of available financing in existing credit markets, provides the Fund with a market advantage that would significantly increase the likelihood that qualified buyers would be willing to pay a price at the top of the applicable valuation range. The Manager believes that this market advantage further supports the Manager’s selection of the high end of the range when determining the single best estimate of value from within the range of values provided.

Except for mortgage loans which are measured at fair value on a non-recurring basis for purposes of determining valuation with respect to our allowance for credit loss, no other assets or liabilities of the Fund are measured at fair value on a recurring or non-recurring basis. The following table presents the categories for which net mortgage loans are measured at fair value based upon the lowest level of significant input to the valuation as of December 31, 2008 and 2009.

	December 31, 2008		December 31, 2009
	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Description:
Net Mortgage Loans:
Pre-entitled Land:
Held for Investment	$3,936	$3,936	$—	$4,211	$4,211
Processing Entitlements	78,636	78,636	1,028	49,838	50,866
	82,573	82,573	$1,028	54,049	55,077
Entitled Land:
Held for Investment	35,027	35,027	7,693	13,499	21,192
Infrastructure under Construction	33,045	33,045	459	29,939	30,398
Improved and Held for Vertical Construction	15,964	15,964	2,519	16,012	18,531
	84,036	84,036	10,671	59,450	70,121
Construction & Existing Structures:
New Structure – Construction in-process	15,267	15,267	3,860	12,359	16,219
Existing Structure Held for Investment	34,528	34,528	—	16,570	16,570
Existing Structure – Improvements	97,140	97,140	—	56,033	56,033
	146,935	146,935	3,860	84,962	88,822
Total	$313,544	$313,544	$15,559	$198,461	$214,020

Note: There are no mortgage loans that were measured at fair value using Level 1 inputs. Additionally, except for the offers received on specific properties from third parties which we use to determine fair value, which are considered at a Level 2 valuation, all other valuations are deemed to be Level 3.

The table presented below summarizes the change in balance sheet carrying values associated with the mortgage loans measured using significant unobservable inputs (Level 3) during the year ended December 31, 2009. All mortgage loans were measured using significant unobservable inputs (Level 3) during the year ended December 31, 2008:

Mortgage Loans, net
Balances, December 31, 2008	$313,544
Mortgage Loan Fundings	32,703
Mortgage Loan Repayments	(10,593)
Transfers into REO	(42,335)
Transfers into (out of) Level 3	(16,039)
Included in earnings – provision for credit losses	(78,819)
Balances, December 31, 2009	$198,461

Based on the results of our evaluation and analysis, we recorded a provision for credit losses of $296.0 million and $79.3 million for the years ended December 31, 2008 and 2009, respectively. We had recorded an overall provision for credit losses of $82 million for the nine months ended September 30, 2009, but adjusted our estimate by $2.7 million in the fourth quarter of 2009 as previously described. During the year ended December 31, 2008 and 2009, we also recorded impairment charges of $27.2 million and $8.0 million relating to the further write-down of certain real estate acquired through foreclosure during the respective periods. The impairment charge for assets acquired through foreclosure relates to the impairment of real estate owned assets deemed to be other than temporary. The provision for credit losses and impairment charges are reflective of the continued deterioration of the real estate markets and the sustained decline in pricing of residential real estate in recent months combined with the continuing downturn in the commercial real estate markets.

As of December 31, 2008 and 2009, the allowance for credit loss totaled $300.3 million and $330.4 million (of which $328.0 million relates to mortgage loans held to maturity and $2.4 million relates to mortgage loans held for sale), respectively, representing 60.7% and 53.2%, respectively, of the total loan portfolio principal balances. With the existing allowance recorded as of December 31, 2008 and 2009, the Manager believes that as of that date, the fair value of the underlying collateral of the Fund’s loan portfolio is sufficient to protect the Fund against any loss of the net carrying value of loan principal or accrued interest, and that no additional allowance for credit loss is considered necessary.

While the above results reflect our assessment of fair value as of December 31, 2008 and 2009, based on currently available data and analysis completed to date, we will continue to evaluate our loan portfolio in fiscal 2010 to determine the adequacy and appropriateness of the allowance for credit loss. Depending on market conditions, the updates may yield materially different values and may potentially increase or decrease the allowance for credit loss.

A roll-forward of the allowance for credit loss as of December 31, 2008 and 2009 follows (in thousands):

	2008	2009
Balance at beginning of year	$1,900	$300,310
Provision for credit losses	296,000	79,299
Adjustment for amounts related to Advances to Fund Manager	2,410	—
Net charge offs	—	(49,181)
Balance at end of year	$300,310	$330,428

For 2008, the amount listed as Adjustment for amounts related to Advances to Fund Manager in the preceding table refers to the portion of the accretable discount distributed to the Manager, which gave rise to the Advances to Fund Manager presented on the Fund’s consolidated balance sheets, as described in Note 4 — “Accretable Discounts on Acquired Loans” in the Fund’s consolidated financial statements. For 2009, the balance reflected in Net charge offs pertains to the portion of the carrying value charged off to the allowance for credit loss when transferred to Real Estate Acquired through Foreclosure on the Fund’s consolidated balance sheets.

Loan charge offs generally occur under one of two scenarios, including (i) the foreclosure of a loan and transfer of the related collateral to real estate owned status, or (ii) the Manager elects to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss.

A loan charged off is recorded as a charge to the allowance at the time of foreclosure in connection with the recording of the transfer of the underlying collateral to real estate owned status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss. At the time of foreclosure, the contractual value less the related allowance for credit loss is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the real estate owned. Once in a real estate owned status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Real Estate Owned Asset Valuation

Valuation of real estate owned assets is based on the Manager’s intent and ability to execute its disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. Real estate owned assets for which the Manager determines it is likely to dispose of such assets without further development are valued on an “as is” basis based on current valuations using comparable sales. If the Manager determines that it has the intent and ability to develop the asset over future periods in order to realize a greater value, the Manager will perform a valuation on an “as developed” basis, net of selling costs but without discounting of cash flows, to determine whether any impairment exists. The Manager does not write up the carrying the value of assets if the proceeds from disposition are expected to exceed the carrying value of such asset. Rather, any gain from the disposition of such assets is recorded at the time of sale.

Real estate owned assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.

Real estate owned assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset. If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

The volatility of the real estate markets beginning in the fourth quarter of 2008 provided an indication of possible impairment as described under applicable accounting guidance. Accordingly, the Manager performed a test for impairment as of December 31, 2008 by comparing the undiscounted net cash flows for each real estate owned asset held for investment to its respective carrying amount. Based on changes in the Manager’s disposition strategy with respect to certain real estate owned assets, the resulting changes in estimated undiscounted cash flows, and considering the on-going volatility of the real estate markets throughout 2009, the Manager determined that it was necessary to perform additional tests for impairment on its portfolio of real estate owned assets held for development as of September 30, 2009.

In estimating the amount of undiscounted cash flows for real estate assets owned assets held for development, the Manager determines the level of additional development the Fund expects to undertake for each project, as follows:

•	Certain projects are expected to have minimal development activity, but rather are expected to require maintenance activity only until a decision is made to sell the asset. The undiscounted cash flow from these projects is based on current comparable sales for the asset in its current condition, less costs to sell, and less holding costs, which are generally minimal for a relatively short holding period.
•	Other projects are expected to be developed more extensively to maximize the proceeds from the disposition of such assets. The undiscounted cash flow from these projects is based on a build-out scenario that considers both the cash inflows and the cash outflows over the duration of the project. The following summarizes the principal assumptions utilized by the Manager to determine undiscounted cash flows for these projects:

•	For collateral to be developed, the initial unit sales price utilized was based on local market conditions, comparable prices from current pricing utilizing observable and unobservable data points and other information, subject to periodic price increases ranging from 0% to 6% over the projected absorption (i.e, sell-out period). Absorption periods ranged from three to ten years, with development projected to commence intermittently, as the market recovers and projected demand develops. The Manager considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by the Manager, in the primary or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating, maintenance and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants. The estimated development and holding costs required to achieve the gross undiscounted cash flows upon disposition of the related assets range from $200,000 to $24.9 million on an individual property basis, and total $115.9 million in the aggregate, over the three to ten year build and sell-out period noted above.
•	For collateral consisting of partially complete or finished lots, development costs, operating costs and selling cost assumptions made by the Manager were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and that are expected to be leased initially to allow for stabilization of market prices before being sold, the Manager utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.

In the absence of available financing, the Manager’s estimates of undiscounted cash flows assumed that the Fund would pay development costs from the disposition of current assets or the raising of additional capital. However, the level of planned development for the Fund’s individual properties is dependent on several factors, including the current entitlement status of such properties, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures by the Fund. Such land is not planned for further development unless or until the Manager locates a suitable developer with whom the Fund can possibly develop the project under a joint venture arrangement. Alternatively, the Manager may choose to further develop fully or partially entitled land to maximize interest to developers and the Fund’s return on investment.

One of the Fund’s real estate owned assets held for development consists of a partially leased medical office building. The Fund has secured financing to complete tenant improvements on available lease space. The Manager estimates this will cost approximately $2 million. In addition, two properties held for sale consist of near fully developed multifamily residential complexes that require approximately $1 million in remaining development costs. For other projects, the Manager continues to consider alternative uses for certain properties such as, among others, billboard signage for properties with highway exposure, possible sale of credit for transfers to federal wetland conservancy, potential transferable water rights and other potential uses.

If the Manager elects to change the disposition strategy for the Fund’s real estate owned assets held for development, and such assets were deemed to be held for sale, the Fund would likely record additional impairment charges, and the amounts could be significant.

During the years ended December 31, 2008 and 2009, we recorded impairment charges of $27.2 million and $8.0 million relating to the impairment in value of real estate owned assets, deemed to be other than temporary impairment. As of December 31, 2008, 2% of our real estate owned assets were valued on an “as is” basis while 98% was valued on an “as developed” basis. As of December 31, 2009, 48% of our real estate owned assets were valued on an “as is” basis while 52% was valued on an “as developed” basis. A certain real estate owned asset with a carrying value of $1.26 million as of December 31, 2008 valued on an “as-developed” basis was changed to an “as is” valuation as of December 31, 2009 due to the Manager’s assessment that development of this project was not deemed to be feasible and because the impairment in carrying value was deemed to be other than temporary. In the judgment of the Manager, the estimated net realizable values of such properties equal or exceed the current carrying values of the Fund’s investment in the properties as of December 31, 2009.

Trends in Interest Income and Effective Portfolio Yield

At December 31, 2008 and 2009, our loan portfolio had a weighted average note rate of 12.18% and 11.34% per annum, respectively. For the income on these yields to be fully realized, all loans must be “performing” and accrued interest income must be deemed to be collectible. At December 31, 2008 and 2009, accrued interest income totaled $10.5 million and $12.0 million, respectively, and note rate interest earned, but not accrued, totaled approximately $7.8 million and $49.7 million, respectively. Based on the Manager’s assessment of our portfolio and current defaults, the Manager anticipates that additional loans will be placed in non-accrual status over the next several quarters resulting in the deferral (but not necessarily impairment) of corresponding amounts of interest income, default interest and fees. Moreover, the Manager has modified certain loans in our portfolio, the result of which has resulted in an extended term of maturity on those loans of two years or longer and, in some cases, has required us to accept an interest rate reflective of current market rates, which are lower than in prior periods. Accordingly, the Manager believes that net interest income, as a percent of the total portfolio (the combined total of both accrual and non-accrual loans), will decline, thereby further reducing monthly earnings and the resulting yields to the members. While the Manager believes much of the deferred amounts may be ultimately realized, we cannot provide any assurance that any deferred amounts (including non-accrual interest, default interest or fees) will be realized or that future yields will approximate current or historical yields.

Interest Earning Assets Deployment Ratio

Our interest income and net earnings for any period is a function of multiple factors, the most significant of which are the current principal loan balances outstanding, the current weighted average yield on the loan portfolio, the amount of non-earning assets held, and the ratio of earning assets deployed between our loan portfolio and existing cash (money market) accounts, referred to as the interest earning asset “deployment ratio.”

We historically targeted a deployment ratio of 95% – 97% of available capital in loans with the remaining funds to be held as working capital/liquidity balances in money market or investment accounts. While our target was generally to have a minimum of 95% of our earning assets invested in loans, the actual deployment ratio is a function of multiple factors, including:

•	pending fundings of loans that have completed the underwriting process;
•	anticipated loan fundings;
•	average size of loans in the underwriting process;
•	expected loan reductions or payoffs;
•	pending member redemptions;
•	direct expenses, and

•	other anticipated liquidity needs.

Accordingly, depending on the average ratio of earning assets deployed as loans versus balances in money market accounts, our earnings for a given period will vary significantly. While the Manager’s intent is to continue to manage to a minimum 95% deployment ratio, it is likely that average deployment will be less than this targeted level given the increasing level of loan defaults and foreclosures.

Leverage to Enhance Portfolio Yields

We have not historically employed leverage to enhance our portfolio’s current yield. However, the Manager may deem it beneficial, if not necessary, to employ leverage for us in the future. In February 2008, we secured a $10 million loan, of which only $8 million was drawn. This loan was repaid in the second quarter of 2008 and there was no outstanding principal balance at December 31, 2008.

Additionally, during the year ended December 31, 2009, the Manager drew $6 million under its line of credit with a bank to provide liquidity for us. This loan is secured by certain of our portfolio loans. During the year ended December 31, 2009, we repaid principal of $4.4 million under this loan commensurate with principal paydowns received from related borrowers, resulting in a balance at December 31, 2009 of $1.6 million. The line of credit is collateralized by specific portfolio loans and underlying deeds of trust and a guarantee of the Manager’s chief executive officer.

Off-Balance Sheet Arrangements

For certain loans, upon their initial funding, a reserve for future interest payments is deposited into a controlled disbursement account in the name of the borrower for our benefit. These accounts, which are held in the name of the borrowers, are not included in the accompanying balance sheets. There were no such balances as of December 31, 2009. We do not have any other off-balance sheet arrangements.

Contractual Obligations

The financial obligations to the Manager under the operating agreement, as described elsewhere in this consent solicitation/prospectus, and funding commitments to borrowers, as of December 31, 2009, reflect our contractual obligations as of such date. Additionally, during the year ended December 31, 2009, the Manager engaged the services of an outside consulting firm to assist with general portfolio oversight and in the determination of the specific asset disposition strategy. The Manager also engaged a consultant to assist in the identification of financing and capital raising alternatives. Collectively, these consultants receive approximately $130,000 per month for their services and the contract is cancelable by either party with 60 day written notice. All of our lending commitments as of as of December 31, 2009, are expected to be funded within one year. Aside from these commitments, we have no other contractual obligations at as of December 31, 2009.

Liquidity and Capital Resources

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to unprecedented dislocations in the real estate and capital markets, we have incurred a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and real estate owned, resulting in a substantial reduction in our cash flows. The Manager has taken a number of measures to seek to provide liquidity for us, including, among other things, engaging in efforts to sell whole loans and participate interests in certain loans in our portfolio, and to liquidate certain real estate. The Manager also approved the Conversion Transactions because it believes the consummation of the Conversion Transactions will position us for an initial public offering, which will help address the Fund’s liquidity needs. In addition, we expect to continue to consider liquidation of certain assets to address our liquidity needs.

In October 2008 the Manager suspended all of the Fund’s lending activities, member investment fund raising and all other non-essential operations. This action was taken due to the macroecomic problems in the real estate, credit and capital markets, concerns about the continued existence of many major national and international financial institutions, and the ability, willingness and timeliness of the federal government to intervene. The Manager took this action on behalf of the Fund because the Manager believed that the market for take-out financing for our borrowers had materially diminished. Further, member redemption requests had accelerated during 2008, particularly in August and September 2008. Further, to adequately protect the Fund’s cash reserves for purposes of honoring its contractual commitments for remaining unfunded loan obligations, as well as retaining a liquidity reserve for funding ongoing operations, all new lending activity was ceased. Lastly, in the context of the Manager’s expectations of materially lower borrower payoffs and pay downs resulting from the absence of available take-out financing from third-party lenders, the Manager concluded that the viability of the Fund’s historical business model was at risk, and deemed it ill-advised to raise capital from new investors at that time in light of the deterioration of the real estate, credit and other relevant markets.

In recent months, we have seen an increased level of market activity and unsolicited offers received by interested third parties to purchase our portfolio assets. Further, in recent weeks, the Manager has had ongoing discussions with potential interim lenders, and has received preliminary indications of borrowing opportunities for us in amounts that would provide us with sufficient capital to fund the next 12 months of operations. While none of these borrowing opportunities have advanced to the point where the Manager believes they are probable, the Manager does believe that it can continue to strategically liquidate assets to fund current operations and hold the remaining assets until such time as market conditions improve.

The Manager has engaged a consulting firm to provide asset management services, which includes administration of all real estate owned assets, loans currently in default and other loans for which default is probable. The asset management responsibilities include (i) addressing the liquidity needs of the Fund by negotiating for loan pay downs or payoffs with existing borrowers, (ii) exercising enforcement rights against loan guarantors, and (iii) considering offers from potential third party buyers of loans or real estate owned assets. As part of these duties, the Fund has explored various options, including the pledging of loans in exchange for borrowings from commercial banks or private investment funds, and the possibility of private or public equity or debt offerings. To date, the Fund has not closed any of these liquidity transactions due to the continued disruptions in the real estate related credit markets. However, the Fund has liquidated a sufficient number of assets to continue operating the business and administrating the loan and real estate owned portfolios. However, the liquidation of assets which have taken place thus far have been based on distressed valuation pricing because of the substantial supply of assets in the market. We continue to seek to secure interim debt financing to allow us the time and resources necessary to meet liquidity requirements and dispose of assets in a reasonable manner and on terms favorable to the Fund. However, the dislocations and uncertainty in the economy, and in the real estate, credit, and other markets, have created an extremely challenging environment that will likely continue for the foreseeable future, and we cannot assure you that we will have sufficient liquidity, which raises substantial doubt about our ability to continue as a going concern.

The Fund itself has no employees, management group or independent board of directors, and is dependent on the Manager for those functions. Accordingly, lenders and other organizations in the past have preferred that the Manager function as an intermediary in business transactions rather than contracting directly with the Fund. Moreover, in order to create liquidity and financial flexibility for the Fund and its members, the Manager believes the Fund should pursue the proposed Conversion Transactions and, as soon as reasonably practicable thereafter, an initial public offering. Consistent with the proposed Conversion Transactions, the Manager believes this strategy is best implemented through an internally-advised management structure which is designed to eliminate certain conflicts of interest that would otherwise be present in an externally-advised management structure. The Manager believes the internally-advised management structure better aligns the interests of the Manager (and the management function) with the interests of the members of the Fund. After consultation with various industry and market specialists familiar with this issue, the Manager concluded that conversion of the Fund to an internally-advised management structure would be a condition precedent to any public capital raising considerations, including an initial public offering.

Requirements for Liquidity

We require liquidity and capital resources for various financial needs, including loan fundings, maintenance and development costs for real estate owned, management fees and loan enforcement costs, interest expense on participations and loans, repayment of principal on borrowings, distributions to members, member redemptions and general working capital. If the Conversion Transactions are consummated and we raise additional capital in an initial public offering or otherwise, we expect our liquidity and capital requirements to include funds to make new investments in our target assets as well as dividends to stockholders.

Loan Fundings

We require adequate liquidity to fund initial loan advances to the borrowers, which are typically less than the face amount of the mortgage loan notes, and for disbursements to fund construction costs, development and other costs, and interest. As is customary in the commercial lending business, our loan terms may require the establishment of funded or unfunded interest reserves which are included as part of the note commitment and considered in the loan to value ratios at the time of underwriting. In some cases, the borrower may elect to pay interest from its own sources. At December 31, 2009, one of our borrowers had remaining unfunded interest reserves, no borrowers had remaining funded interest reserves, one borrower prepaid interest on the related note through the conveyance of certain real estate, and the remaining 53 of our borrowers are obligated to pay interest from other sources or have depleted any available interest reserves. On certain loans, upon their initial funding, the reserve for future interest payments is deposited into a controlled disbursement account in the name of the borrower for our benefit. These accounts, which are held in the name of the borrowers, are not included in the accompanying balance sheets.

Estimated future commitments for construction or development costs, and for interest, are recorded on the consolidated balance sheets as an Undisbursed Portion of Loans-in-process and Interest Reserves, which are deducted from Mortgage Loan Note Obligations. As of December 31, 2008 and 2009, undisbursed loans-in-process and interest reserves balances were as follows (in thousands):

	December 31, 2008			December 31, 2009
	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total
Undispersed Loans-in-process per Note Agreement	$66,035	$32,633	$98,668	$63,001	$—	$63,001
Less: amounts not to be funded	(39,461)	(13,767)	(53,228)	(47,026)	—	(47,026)
Undispersed Loans-in-process per Financial Statements	$26,574	$18,866	$45,440	$15,975	$—	$15,975

A breakdown of loans-in-process expected to be funded is presented below (in thousands):

	12/31/08	12/31/09
Loans-in-Process Allocation:
Construction Commitments	$41,085	$3,731
Unfunded Interest Reserves	4,314	7,524
Deferred Loan Fees due to Manager	—	2,360
Reserve for Protective Advances	—	654
Taxes and Other	41	1,706
Total Loan-in-Process	$45,440	$15,975

While the contractual amount of unfunded loans in process and interest reserves totaled $98.7 million and $63.0 million at December 31, 2008 and 2009, respectively, the Manager estimates that we will fund approximately $16.0 million subsequent to December 31, 2009. Of the $16.0 million expected to be funded, $7.5 million relates to unfunded interest reserves on a recently restructured loan, $2.4 million relates to deferred loan fees payable to the Manager, $1.7 million relates to tax related reserves and $654,000 relates to reserves for protective advances not required under the terms of the loan agreement, but that the Manager expects to fund to protect our interest in the asset. The difference of $47.0 million, which is not expected to be funded, relates to loans that are in default, loans that have been modified to lower the funding amount, and loans whose funding is contingent on various project milestones, many that have not been met to date and are not expected to be met given current economic conditions. Accordingly, these amounts are not reflected as funding obligations in the accompanying consolidated balance sheet. With available cash and cash equivalents of $963,000 at December 31, 2009, scheduled loan payoffs, the suspension of Member redemptions, the suspension of new loan request fundings, debt financing secured for the Fund, and other available sources of liquidity, including potential loan participations, loan sales or sales of real estate owned assets, we expect to meet our obligations to fund these undisbursed amounts in the ordinary course of business. See Note 1 for discussion of the Fund’s liquidity.

As noted in the table above, we had $4.3 million of remaining interest reserves on six loans totaling $119.3 million at December 31, 2008 and $7.5 million of remaining interest reserves on one loan totaling $28.5 million at December 31, 2009. In addition, we had deposited interest reserves into a controlled disbursement account (not reflected on our consolidated balance sheets) of $8.1 million on 14 loans totaling $271.3 million at December 31, 2008, and none at December 31, 2009. These funded interest reserves are not included in the accompanying balance sheets due to the fiduciary nature of such accounts.

During the years ended December 31, 2007, 2008 and 2009, the Fund recognized $35.6 million, $16.8 million and $3.8 million, respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 74%, 26% and 18% of total mortgage loan interest income, respectively. Additionally, during the years ended December 31, 2007, 2008 and 2009, the Fund recognized $744,000, $19.7 million and $8.2 million, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 2%, 30% and 38% of total mortgage loan interest income, respectively.

If the Conversion Transactions are consummated and we raise additional capital through an initial public offering or otherwise, we expect our loan funding requirements to decrease over the shorter term and our requirements for funds to acquire commercial mortgage loans to increase as we focus more on this asset class as discussed in “Business — Our Target Assets.”

Prior to suspension of our commercial mortgage loan origination activities, we sought to deploy approximately 95% to 97% of our cash in mortgage investments and to retain approximately 3% to 5% in bank accounts or highly liquid money market funds as a working capital reserve. However, our actual deployment varied depending on the timing and amount of member capital raised and the timing and amount of loans originated and funded. The deployment ratio at December 31, 2008 and 2007 was 78.1% and 89.0%, respectively. Until appropriate investments can be identified, our management may invest the proceeds of an initial public offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities.

Maintenance and Development Costs for Real Estate Owned

We require liquidity to pay costs and fees to preserve and protect the real estate we own. Real estate held for development or sale consists primarily of properties acquired as a result of foreclosure or purchase and is reported at the lower of carrying value or fair value, less estimated costs to sell the property. At December 31, 2009 and 2008, our real estate owned was comprised of 17 properties and 10 properties, respectively, acquired through foreclosure or purchase, with a carrying value of $104.2 million ($92.1 million held for development and $12.1 million held for sale) and $62.8 million, respectively. Costs related to the development or improvement of the assets are capitalized and costs relating to holding the assets are charged to expense. Cash outlays for the purchase of real estate totaled $7.3 million and capitalized development costs totaled $1.3 million during the year ended December 31, 2008. Cash outlays for capitalized development costs totaled $2.5 million during the year ended December 31, 2009. In addition, costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for real estate owned in the accompanying consolidated statement of operations, totaled approximately $5.0 million (of which $2.4 million relates to property taxes) and $120,000 for the years ended December 31, 2009 and 2008, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors.

Management Fees and Loan Enforcement Costs

We also require liquidity to pay management fees to the Manager, to pay direct expenses related to loan enforcement activities on defaulted loans, foreclosure activities, and costs related to properties acquired through foreclosure. All administrative and certain overhead expenses are paid by the Manager, as permitted by the operating agreement. Such costs include payroll and direct costs associated with loan origination activities, as well as member development and operations, and other general overhead costs. For a summary of management-related expenses and fees, please see the discussion of our results of operations above.

Interest Expense on Participations and Loans

We also require liquidity to pay interest expense on loan participations sold, including those sold to the Manager. As discussed above, when we participate a loan, we record all of the interest income attributable to the aggregate principal amount of the loan as income and record and incur interest expense based on the rate paid to the participating lender. For a summary of interest expense, please see the discussion of our results of operations above. While we are generally able to pay this interest expense with interest income received on the loan participated, if the borrowers of the loans that we have participated default on such loans, we will be required to use other funds to pay participation interest expense.

Dividends and Other Distributions

We have historically required liquidity to fund distributions to the members, and following the consummation of the Conversion Transactions will require liquidity to fund dividends or other distributions to our stockholders. Historically, we have retained a portion of earnings as a reserve for accrued but uncollected interest, and had designated an equivalent cash amount for the distribution of these amounts to the members, or the “Loan Loss Reserve”. The Loan Loss Reserve was eliminated with our recording of the provision for credit losses of $296.0 million for the year ended December 31, 2008. Given our borrowers’ inability to secure financing to repay loans, it is anticipated that additional loans will become non-performing, which would have an adverse impact on our earnings, as well as create a cash shortfall for the payment of distributions to the members. The timing of repayment of outstanding principal and interest amounts cannot be predicted at this time and could take a year or longer to be collected. See above for a discussion and summary of distributions made.

Member Redemptions

Finally, liquidity has been necessary to fund redemption requests from the members. The ability of the members to redeem their membership units is subject to several limitations set forth in the operating agreement, including waiting periods, the determination by the Manager that redemption will not jeopardize our tax or legal status, an annual aggregate limit on redemptions, and the availability of adequate cash. Please see above for a discussion and summary of redemptions paid. Effective October 1, 2008, the Manager elected to, among other actions, suspend the acceptance and payment of all redemption requests. After the consummation of the Conversion Transactions, the member redemptions will no longer be applicable as holders of common stock do not have redemption rights.

Sources of Liquidity

Our primary sources of liquidity have historically been from investments by the members in additional membership units, sales of participations in loans, interest income from borrowers, loan payoffs by borrowers and disposition of real estate owned assets. Although in the past we have accessed bank lines of credit, we have not historically relied on significant leverage or debt financing to fund our operations and investments. This financing strategy has helped us to reduce the over-leveraging that we believe has adversely affected many competitors in the real estate industry, and we believe positions us to avoid the forced sales that had affected others. If the Conversion Transactions are consummated, we expect to raise address liquidity and capital requirements through the proceeds of an initial public offering, periodic access to the capital markets, and lines of credit and credit facilities to the extent available to us, and cash flows from the sales of real estate owned properties, whole loans, participations in loans, interest income and loan payoffs from borrowers. We also expect that we may seek to finance some of our investments through TALF if we are eligible and there are suitable investment opportunities.

Due to recent dislocations in the real estate and capital markets, we have incurred a significant reduction in loan payoffs from borrowers and an increase in delinquencies, non-performing loans and real estate owned, resulting in a substantial reduction in our cash flows. The Manager has taken a number of measures to seek to provide liquidity for us, including, among other things, engaging in efforts to sell whole loans and participate interests in certain loans in our portfolio, and to liquidate certain real estate. Nevertheless, we believe that the interim debt that we have secured will provide the liquidity necessary to operate on a normalized basis, rather than one of reactionary or forced liquidations of our assets as fire-sale prices. Accordingly, these consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Fund be unable to continue as a going concern.

New Member Investments and Issuances of Securities

We historically addressed liquidity requirements in substantial part through additional member investments and reinvestments, but effective October 1, 2008, the Manager elected to suspend certain of our activities, including the acceptance of any additional member investments and the ability of the members to reinvest earnings that may have otherwise been distributed to them. We accordingly do not consider new member investment to be a current source of liquidity.

New investments in membership units by the members, excluding reinvestment of distributions, totaled $349.5 million, $250.9 million and $0 for the years ended December 31, 2007, 2008, and 2009, respectively. As a result, the members’ capital (excluding retained earnings and accumulated deficit) increased from $576.8 million at December 31, 2007 to $730.4 million at December 31, 2008, and did not change during 2009. While new member activity remained robust for the majority of 2008, the decrease from 2007 reflects the compression of the economy and real estate, credit and other markets, and the negative perception of the real estate industry.

Following the consummation of the Conversion Transactions, we intend to raise equity capital through an initial public offering and we expect to access the equity or debt capital markets from time to time in the future.

Participations and Whole Loans Sold

At times when substantially all available capital has been deployed, or the Manager wishes to mitigate our portfolio risk, for purposes of creating liquidity for us, the Manager may elect to either sell to third parties or purchase on its own account all or a portion of the loans in which we have invested. The sales of whole loans or participations are at the par value of the loan. In the case of sales and participations to the Manager, the Manager has typically pledged the purchased loan to a commercial bank as collateral on its line of credit. The Manager generally uses the proceeds from the line of credit, together with other funds of the Manager, to purchase the loan from us. We typically repurchase loans from the Manager, although we are not obligated to do so. The sales of loans to the Manager are also accounted for as secured borrowings, and are separately identified in our financial statements as borrowings from the Manager. See the section entitled “Mortgage Loans, Participations and Loan Sales,” above.

Interest Income

Interest payments and repayments of loans by our borrowers are governed by the loan documents and by our practices with respect to granting extensions. A majority of our portfolio loans have a provision for an “interest reserve” for the initial term of the loan, which requires that a specified portion of the mortgage loan note total is reserved for the payment of interest. When that portion is exhausted, the borrower is required to pay interest from other sources. If the interest is funded in cash when the loan closes, then interest payments are made monthly from a segregated controlled disbursement cash account which is controlled by the Manager and held in the name of the borrower. If the interest reserve is not funded at the closing of the loan, then the interest payment is accrued by adding the amount of the interest payment to the loan balance, and we use our general cash reserves to distribute that interest to the members or loan participants. The receipt of interest income paid in cash by our borrowers creates liquidity; however, our practice of utilizing unfunded interest reserves uses liquidity. For a summary of interest income, see the discussion of our results of operations above.

Loan Payments

The repayment of a loan at maturity creates liquidity. In the case of an extension, the Manager typically charges the borrower a fee for re-evaluating the loan and processing the extension. Borrowers do not customarily pay this fee out of their own funds, but instead usually pay the fee out of available unfunded loan proceeds, or by negotiating an increase in the loan amount sufficient to pay the fee. However, to the extent that we extend a loan, we do not generate liquidity because the Manager, and not the Fund, receives the extension fee, if any. Upon consummation of the Conversion Transactions, we would receive the extension fee. During the year ended December 31, 2008 and 2009, the Fund received loan principal payments totaling $36.4 million and $10.6 million, respectively. Excluding loan balances past scheduled maturity, we own loans with scheduled maturities in the first and second quarter of 2010 totaling $10.8 million. However, due to the state of the economy and the compressed nature of the real estate, credit and other markets, loan defaults have continued to rise and are expected to rise further and there can be no assurance that any part of these loans will be repaid, or when they will be repaid.

Disposition of Real Estate Owned

The sale of real estate owned creates liquidity for us. During the year ended December 31, 2009, we received proceeds totaling $1.1 million from the sale of real estate. In addition, at December 31, 2009, we have classified real estate held for sale of $12.1 million. As development of certain real estate projects is completed, we anticipate that proceeds from the disposition of real estate will increase in the future. However, there can be no assurance that any real estate will be sold at a price in excess of the current book value of such real estate. We may also create liquidity through the sale of whole loans or loan participations.

Lines of Credit

In addition to our having approximately $963,000 in cash on hand at December 31, 2009, the Manager also had $2.5 million in bank lines of credit available to monetize our loans, of which $1.6 million is outstanding at December 31, 2009. Accordingly, we have limited availability under this line of credit. During the year ended December 31, 2009, prior to a reduction in the maximum facility under the line of credit, the Manager drew $6 million under its line of credit with a bank to provide liquidity to us, of which $4.4 million has been repaid.

Other Sources of Borrowings

We may also intend to finance our investments through financing under TALF. Given current market conditions, to the extent that we use borrowings to finance our assets, we currently expect that such leverage would not exceed, on a debt-to-equity basis, a 3-to-1 ratio, except with respect to investments financed with borrowings under government sponsored debt programs, such as the TALF, leverage on which borrowings we currently expect would not exceed, on a debt-to-equity basis, a 8-to-1 ratio.

Subsequent to December 31, 2009, the Fund, through wholly-owned subsidiaries, secured financing from two lenders totaling $12.5 million for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned assets, and working capital needs. One such borrowing is for a total of $9.5 million, bears interest at 12% per annum and requires monthly payments of interest only. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of the Fund’s real estate owned assets with a carrying value at December 31, 2009 of $23.0 million and an assignment of rents and tenant notes receivable derived from the property. The Fund has also provided a guarantee for such debt.

The second borrowing is for a total of $3.0 million, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of the Fund’s real estate owned assets with a carrying value at December 31, 2009 of $2.8 million and a Fund loan with a current carrying value of $7.2 million.

Leverage Policies

Our investment guidelines, the assets in our portfolio and the decision to utilize leverage are periodically reviewed by the board of directors of the Manager as part of their oversight of our operations. We may employ leverage through borrowings to finance our assets, to the extent available, to fund the origination and acquisition of our target assets and to increase potential returns to our stockholders. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular target assets will depend upon the Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the LIBOR curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Cash Flows for the years ended December 31, 2007, 2008 and 2009

Cash provided by operating activities was $42.8 million, $49.2 million and $13.4 million for the years ended December 31, 2007, 2008 and 2009, respectively. Cash provided by operating activities includes the cash generated from interest and other mortgage income from our loan portfolio, offset by amounts paid for management fees to the Manager and interest paid on participated loans to the Manager for short-term borrowings, and to banks for notes payable. The increase in the year over year amount is attributed to the growth realized in our loan portfolio and resulting mortgage income.

Net cash used by investing activities was $257.1 million, $180.7 million, and $21.2 million for the years ended December 31, 2007, 2008 and 2009, respectively. The change in net cash used by investing activities was attributable to a decrease in the number and amount of mortgage loan fundings ($356.6 million, $239.9 million and $30.3 million during the years ended December 31, 2007, 2008 and 2009, respectively), coupled with a decrease in loan paydowns during the same periods ($104.3 million, $36.4 million, and $10.6 million during the years ended December 31, 2007, 2008 and 2009, respectively). We generated $31.3 million in proceeds from the sale of a whole loan in 2008 and $1.1 million from the sale of real estate assets in 2009. Additionally, we invested $8.6 million and $2.5 million in real estate owned assets during the years ended December 31, 2008 and 2009, respectively. Also, we significantly increased our participated loans from $5.8 million in 2006 to $36.4 million in 2007, as compared to none in 2008. Similarly, the reacquisitions of participated loans increased from $5.2 million in 2006 to $41.4 million in 2007, as compared to none in 2008.

Net cash provided (used) by financing activities was $275.8 million, $81.7 million, and ($15.1) million for the years ended December 31, 2007, 2008 and 2009, respectively. The majority of the change in cash from financing activities resulted primarily from an increase in the member redemptions and the member distributions, which totaled $73.4 million, $164.7 million and $16.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. The change in net cash from financing activities was exacerbated by a decrease in the sale of the membership units, totaling $250.9 million during the years ended December 31, 2008, as compared to $349.5 million for the same period in 2007, and none in 2009.

Additionally, while we experienced a decrease in net proceeds from whole loan activity of $8.4 million from 2006 to 2007, there was no such activity in 2008 or 2009. Also contributing to cash flows from financing activities was borrowings from the Manager of $10.0 million, $0, and $6.0 million, during 2007, 2008, and 2009, respectively. Repayments of borrowings from the Manager were $14.4 million, $0, and $4.4 million during 2007, 2008 and 2009, respectively. During 2008, we received proceeds from a bank note totaling $8,000 and repaid this entire amount during the year.

Critical Accounting Policies

Revenue Recognition

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Fund does not recognize interest income on loans once they are deemed to be impaired and placed in non-accrual status. Generally, a loan is placed in non-accrual status when it is past its scheduled maturity by more than 90 days, when it becomes delinquent as to interest due by more than 90 days or when the related fair value of the collateral is less than the total principal, accrued interest and related costs. The Manager may determine that a loan, while delinquent in payment status, should not be placed in non-accrual status in instances where the fair value of the loan collateral significantly exceeds the principal and the accrued interest, as the Manager expects that income recognized in such cases is probable of collection. In addition, a loan may be placed in or removed from non-accrual status when the Manager makes a determination that the facts and circumstances warrant such reclassification irrespective of the current payment status. Unless and until we have determined that the value of underlying collateral is insufficient to recover the total contractual amounts due under the loan term, generally our policy is to continue to accrue interest until the loan is more than 90 days delinquent with respect to accrued, uncollected interest or more than 90 days past scheduled maturity, whichever comes first.

A loan is typically not removed from non-accrual status until the borrower has brought the respective loan current as to the payment of past due interest, and unless the Manager is reasonably assured as to the collection of all contractual amounts due under the loan based on the value of the underlying collateral of the loan, the receipt of additional collateral required and the financial ability of the borrower to service our loan.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our periodic valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required.

Cash receipts are first allocated to interest, except when such payments are specifically designated by the terms of the loan as a principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to various fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.

In accordance with the Fund’s operating agreement, all fees relating to loan origination, documentation, processing, administration, loan extensions and modifications are earned by the Manager.

Allowance for Credit Losses

A loan is deemed to be impaired when, based on current information and events, it is probable that the Fund will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement and the amount of loss can be reasonably estimated.

The Fund’s mortgage loans, which are deemed to be collateral dependent, are subject to an allowance for credit loss based on the Manager’s determination of the fair value of the subject collateral in relation to the outstanding mortgage balance, including accrued interest and related accrued or expected costs to foreclose and sell. The Manager evaluates the Fund’s mortgage loan portfolio for impairment losses on an individual loan basis, except for loans that are cross collateralized within the same borrowing groups. For such loans, the Manager performs both an individual evaluation as well as a consolidated evaluation to assess the

Fund’s overall exposure for such loans. As such, all relevant circumstances are considered by the Manager to determine impairment and the need for specific allowances. In the event a loan is determined not to be collateral dependent, we measure the fair value of the loan based on the estimated future cash flows of the note discounted at the note’s contractual rate of interest.

Under GAAP definitions, certain of the loans that are classified as “in default” status would qualify as impaired under GAAP while others would not. Since our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided under such loans, is largely dependent on the fair value of the underlying collateral.

Fair Value

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. As of the dates of the balance sheets, the respective carrying value of all balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, mortgage investments, accrued interest, amounts payable to the Manager and payables to members of the Fund. Fair values of cash equivalents amounts payable to the Manager and payables to members are assumed to approximate carrying values because these instruments are short term in duration.

The Manager performs an evaluation for impairment for all loans in default as of the applicable measurement date based on the “fair value” of the collateral if the Manager determines that foreclosure is probable. We generally measure impairment based on the value of the underlying collateral of the loans because our loan portfolio is considered collateral dependent, as allowed under applicable accounting guidance. Impairment is to be measured at the balance sheet date based on the then fair value of the collateral less costs to sell in relation to contractual amounts due under the terms of the loan. In the case of loans that are not deemed to be collateral dependent, we measure impairment based on the present value of expected future cash flows. All Fund loans are deemed to be collateral dependent.

In determining fair value, the Manager has adopted applicable accounting guidance, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This statement applies whenever other accounting standards require or permit fair value measurement. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different. Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset. Two asset categories are established under applicable accounting guidance: in-use assets, and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset on a standalone basis. All of our loans are deemed to be in-exchange assets.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;

Level 2 — Valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and

Level 3 — Valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a price, it does not matter whether the reporting entity is actually willing to transact at that particular price.

In the case of collateral dependent loans, the amount of any improvement in fair value attributable to the passage of time is recorded as a credit to the provision for credit losses with a corresponding reduction in the allowance for credit loss. In the case of loans not deemed to be collateral dependent, the amount of any improvement attributable to the passage of time is recorded as interest income at the loans’ contract rate with the remainder, if any, recorded as a reduction in the aggregate allowance for credit loss and offset recorded as a net component for the period provision for credit losses.

Loan Charge Offs

Our loans are all collateralized by real estate and all but two are deemed to be collateral dependent. Accordingly, the collateral for each of our loans is subject to a periodic fair value analysis. Valuation estimates are analyzed and updated, and appropriate adjustments are recorded on a quarterly basis. When a loan is foreclosed and transferred to a real estate owned status, an assessment of the most current valuation is made and updated as necessary, and the asset is transferred to a real estate owned status at its then current fair value, less estimated costs to sell. Except in limited circumstances, our real estate owned assets are classified as held for development or investment (i.e., a long-lived asset) and not “held for sale”. However, if our real estate owned assets are sold, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Loan charge offs generally occur under one of two scenarios, including (i) the foreclosure of a loan and transfer of the related collateral to real estate owned status, or (ii) the Manager elects to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss.

A loan charged off is recorded as a charge to the allowance for credit loss at the time of foreclosure in connection with the transfer of the underlying collateral to real estate owned status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss. At the time of foreclosure, the contractual value less the related allowance for credit loss is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the real estate owned. Once in a real estate owned status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Classification of Loans

We generally expect that upon origination, mortgage investments will be held until maturity or payoff. While the Fund has the ability to do so, we do not originate or acquire loans with the intent of reselling them as whole loans. In addition, we do not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Because we have the ability and the intent to hold these loans for the foreseeable future or until maturity, they are classified as held for investment pursuant to applicable accounting guidance. Notwithstanding the foregoing, we may sell a percentage of our loans on a whole loan or participation basis. See the section entitled “Participations Issued and Whole Loans Sold” for additional information.

Loans Held for Sale

Loans for which we have the intent to sell, subsequent to origination or acquisition, are classified as loans held for sale, net of any applicable allowance for credit loss. Loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis and are reported as a component of mortgage loans. Direct costs related to selling such loans are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale. Valuation adjustments related to loans held for sale are not included in the allowance for credit loss in the accompanying balance sheet, but rather are reported net of related principal of loans held for sale on the balance sheet and the provision for credit losses in the statements of operations.

Discounts on Acquired Loans

We account for mortgages acquired at a discount in accordance with applicable accounting guidance. The accounting guidance requires that the amount representing the excess of cash flows estimated by the Manager at acquisition of the note over the purchase price is to be accreted into purchase discount earned over the expected life of the loan (accretable discount). Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the nonaccretable discount are reasonably estimable and collection is probable, the corresponding decrease in the nonaccretable discount is transferred to the accretable discount and is accreted into interest income over the remaining life of the loan using the interest method. If cash flow projections deteriorate subsequent to acquisition, or if the probability of the timing or amount to be collected is indeterminable, the decline is accounted for through the provision for credit loss. Until such time that the timing and amount to be collected under such loans is determinable and probable as to collection, no accretion shall be recorded.

Participations Issued and Whole Loans Sold

In order to facilitate the liquidity needs of the Fund, we occasionally issue participating interests in loans. With the Manager’s election to suspend the acceptance of additional member contributions to the Fund and the funding of new loans, the Manager may increase loan participations and loan sales in order to meet current liquidity demands in its portfolio. When negotiating participations, we endeavor to effect such transactions at par and for no more than 50% of a loan’s principal balance, and the Fund generally remains the servicing agent for the loan. However, in light of current economic conditions, it may be necessary to employ alternative structures for loan participations. Under the terms of the participation agreements, the purchaser and the Fund are pari-passu as it pertains to the rights, privileges and obligations of ownership. However, because the participated interests are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity, these participations are recorded as secured borrowings by the Fund and classified as Participations in Mortgage Loans Issued in the accompanying balance sheet. Under this structure, interest earned by the Fund on the entire loan is recorded as interest income, and interest earned by the purchaser is recorded as interest expense.

Additionally, in order to facilitate the short-term cash needs of the Fund, we have historically sold whole loans at par to the Manager and to third-parties, though there was no intent to sell such loans at the time of origination. Under terms of the whole loan sale agreements, the purchasers assume all rights, privileges and obligations of ownership.

The loans sold to the Manager have historically been repurchased and the loans sold to third parties have been repurchased at the request of the third party. The loans sold to the Manager are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity and, therefore, these sales were recorded as secured borrowings by the Fund. With respect to whole loans sold to third parties, assignment of our interest in the promissory note, deeds of trust and guaranties were executed, servicing was transferred and the loan is removed from our books at par with no gain or loss on sale recorded. Pursuant to the terms of these transactions, we have no legal right or obligation to repurchase the loan and the purchaser does not have a legal right to require repurchase of the loan.

For whole loans sold to third parties, assignment of our interest in the promissory note, deeds of trust and guaranties were executed, servicing was transferred and the loan is removed from our books at par with no gain or loss on sale recorded. Under terms of these transactions, we have no legal right or obligation to repurchase and the purchaser does not have a legal right to require repurchase.

Interest Reserves

As is customary in commercial real estate development lending, the Fund’s loan terms may require the establishment of funded or unfunded interest reserves which are included as part of the note commitment and considered in the loan to value ratios at the time of underwriting. In some cases, the borrower may elect to pay interest from its own sources.

In certain instances, at the time a loan is funded, estimates of interest due for the life of the loan and certain other expenses payable by the borrower are charged to and are included in the loan principal balance. The amount of the unearned interest and other expenses included in the loan principal balance is credited to a liability account for the benefit of the borrower and classified as Unearned Income and Other Funds Held. Should a borrower prepay a loan, any unearned portion of the interest or expenses included in principal are credited to the borrower at payoff as a reduction of the loan’s principal balance.

In certain instances, our loan documents require that funded interest reserve accounts be established for certain borrowers. Under these arrangements, upon initial funding of the loan, a predetermined amount, approximating interest due during the initial loan term, is deposited into a controlled disbursement account in the name of the borrower for the benefit of the Fund. The Fund routinely directs such funds to be held in segregated money market and short-term investments accounts that are generally fully

FDIC insured. Investment interest earned on such accounts is credited to the borrower. Interest income due monthly on the related mortgage investments is drawn from these accounts and transferred to the Fund. These accounts, which are held in the borrowers’ names, are not included in the accompanying consolidated balance sheets.

Real Estate Held for Development or Sale

Real estate held for development or held for sale consists primarily of assets that have been acquired in satisfaction of a receivable the same as if the assets had been acquired for cash, such as in the case of foreclosure. When a loan is foreclosed upon and transferred to a real estate owned status, an assessment of the fair value is made, and the asset is transferred to real estate held for development or held for sale at this amount less costs to sell. The Fund typically obtains a valuation on a real estate owned asset within 90 days of the date of foreclosure of the related loan. Valuation adjustments required at the date of transfer are charged to the allowance for loan losses.

Our determination of whether to classify a particular real estate owned asset as held for development or held for sale depends on various factors, including the Manager’s intent to sell the property and whether a formal plan of disposition has been entered into, among other circumstances.

Subsequent to transfer, real estate held for sale is carried at the lower of carrying amount (transferred value) or fair value, less estimated selling costs. Our real estate held for development is carried at the transferred value, less cumulative impairment charges. Real property held for development requires periodic evaluation for impairment which is conducted at each reporting period. When circumstances indicate that there is a possibility of impairment, the Manager will assess the future undiscounted cash flows of the property and determine whether they are sufficient to exceed the carrying amount of the asset. In the event these cash flows are insufficient, the Manager will determine the fair value of the asset and record an impairment charge equal to the difference between the fair value and the then-current carrying value. The impairment charge is recognized in the Statement of Operations.

Upon sale of real estate, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Statement of Cash Flows

Certain loans in our portfolio contain provisions which provide for the establishment of interest reserves which are drawn from the existing note obligation for the satisfaction of monthly interest due in accordance with the terms of the related notes. For purposes of reporting, draws are reflected as cash transactions in accrued interest and mortgage loan fundings in the accompanying consolidated statements of cash flows.

Use of Estimates

In accordance with GAAP, the Manager has made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates. These estimates primarily include the allowance for credit loss, valuation of real estate owned and the accretable amount and timing for loans purchased at a discount.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements that are applicable to the Fund, see Note 2 to the audited consolidated financial statements of the Fund included in this consent solicitation/prospectus.

Quantitative and Qualitative Disclosures About Market Risk of IMH Secured Loan
Fund, LLC

Our financial position and results of operations are routinely subject to a variety of risks. These risks include market risk associated primarily with changes in interest rates. We do not deal in any foreign currencies and do not enter into, or intend to enter into, derivative financial instruments for trading or speculative purposes. Moreover, due to the historically short-term maturities of our loans and the interest rate floors in place on all variable rate loans, market fluctuations in interest rates generally do not affect the fair value of our investment in the loans.

Our analysis of risks is based on our management’s and independent third parties’ experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of, among other things, fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results discussed in this proxy statement/prospectus.

As a result of the economic decline and market disruptions, we believe there are severe restrictions on the availability of financing in general and concerns about the potential impact on credit availability, liquidity, interest rates and changes in the yield curve. While we have been able to meet all of our liquidity needs to date, there are still concerns about the availability of financing generally, and specifically about the availability of take-out financing for our borrowers. This will likely result in increased defaults, non-accrual loans and foreclosures, which will impact our short-term mortgage income recognition. Further, the timing and amount received from the ultimate liquidation of those assets cannot be determined given the current state of the U.S. and worldwide financial and real estate markets.

Our assets consist primarily of investments in short-term commercial mortgage investments, real estate held for development, interest and other receivables and cash and cash equivalents. The principal balance on our aggregate investment in mortgage loans was $613.9 million and $544.4 million at December 31, 2008 and 2009, respectively (before the $300.3 million and $330.4 million allowance for credit loss, respectively). Our loans historically have had original maturities between six and 18 months. However, with the general lack of take out financing available to our borrowers, the Manager has modified certain loans to extend the maturity dates to two years or longer. At December 31, 2009, the weighted average remaining scheduled term of our outstanding loans was 22.9 months (excluding loans past their scheduled maturity at December 31, 2009), with 50.4% of the total portfolio at fixed interest rates and 49.6% of the total portfolio at variable interest rates. The interest rates on these loans may be fixed, or may vary with the Prime interest rate, generally subject to a minimum rate floor. At December 31, 2009, the weighted average rate on our fixed rate portfolio was 9.84% per annum, and was 12.88% per annum on our variable rate portfolio tied to the Prime interest rate. The weighted average interest rate on the aggregate portfolio was 11.34% per annum at December 31, 2009.

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to our stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risks we face can be quantified from historical experience and we seek to actively manage these risks and to generate sufficient returns to justify the risks we undertake and to maintain capital levels consistent with those risks.

Credit Risk

We expect to be subject to varying degrees of credit risk in connection with our assets. We will seek to manage credit risk by, among other things, performing deep credit fundamental analysis of potential assets.

Prior to investing in any particular asset, our underwriting team, in conjunction with third party providers, will undertake a rigorous asset-level due diligence process, involving intensive data collection and analysis, to ensure that we understand fully the state of the market and the risk-reward profile of the asset. Credit risk will also be addressed through our management’s execution of an asset-specific business plan focused on actively managing the attendant risks, evaluating the underlying collateral and updating valuation assumptions, and determining disposition strategies. Additionally, investments will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a monthly basis.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to various interest rate risks in connection with our assets and our related financing obligations. Although we currently do not intend to use leverage to finance our investments, we may in the future use various forms of financing to acquire our target assets, including, but not limited to, repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank and private credit facilities (including term loans and revolving facilities) and borrowings under government sponsored debt programs. We may mitigate interest rate risk through utilization of hedging instruments, including, but not limited to, interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings.

Interest Rate Effect on Net Interest Income

Our operating results will depend, in part, on differences between the income earned on our assets and the cost of our borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our fixed-rate mortgage assets will remain static, and (2) at a faster pace than the yields earned on our floating and adjustable rate mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could harm our liquidity and results of operations. We expect that our short term lending portfolio will be less sensitive to short term interest rate movement. This is due to the traditionally short term maturities of that portfolio.

Interest Rate Cap Risk

We may acquire floating and adjustable rate mortgage assets, which generally will not be subject to restrictions on the amount by which the interest yield may change during any given period. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid mortgage assets would effectively be limited. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We may fund a portion of our acquisition of mortgage loans and MBS assets with borrowings that are based on the Wall Street Journal Prime Interest Rate, or Prime, while the interest rates on these assets may be indexed to the London Interbank Offer Rate, or LIBOR, or another index rate, such as the one-year Constant Maturity Treasury, or CMT, index, the Monthly Treasury Average, or MTA, index or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any interest rate index mismatch could adversely affect our financial condition, cash flows and results of operations, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less or more than expected. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on these assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Extension Risk

Our management will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which borrowers will prepay the mortgages. In general, when we acquire a fixed-rate, adjustable-rate or hybrid mortgage backed securities, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the expiration of the hedging instrument while the income earned on the hybrid fixed-rate assets would remain fixed. In certain situations, we could be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

Market Value Risk.  Our available-for-sale securities will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income pursuant to applicable accounting guidance. The estimated fair value of these securities fluctuates primarily due to changes in interest rates, among other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of the securities in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

Real Estate Risk.  Commercial and residential mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (including, but not limited to, an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.

Historically, due to the short-term maturities of our loans, our status, and the existence of interest rate floors on our variable rate loans, market fluctuations in interest rates generally had not affected the fair value of our investment in the loans. However, given the significant decline in the fair value of the underlying real estate collateral securing our loans and the lack of available take-out financing, we have experienced a significant increase in loans in default and loans placed in non-accrual status that has adversely affected our operating results and is expected to continue to do so in the future. At December 31, 2008 and 2009, respectively, the percentage of our portfolio principal in default status was 36.9% and 97.1%, respectively, and the percentage of our portfolio principal in non-accrual status was 15.6% and 96.0%, respectively.

Significant and sustained changes in interest rates could also affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. Assuming we could not replace these loans with loans at interest rates similar to those that were prepaid (which, given our current status of not funding loans, is likely the case), prepayments would reduce our earnings and funds available for distribution to members. On the other hand, a significant increase in market interest rates could result in a slowdown in real estate development activity, which could reduce the demand for our real estate loans and the collateral securing the loans. Due to the complex relationship between interest rates, real estate investment and refinancing possibilities, we are not able to quantify the potential impact on our operating results of a material change in our operating environment other than interest rates. However, assuming our December 31, 2009 portfolio remained unchanged for one year, a 100 basis point increase or decrease in the Prime interest rate would cause our portfolio yield to remain unchanged at 11.56% per annum. The result is due to the interest rate floor contained in our variable rate loans and current Prime rate. The following table presents the impact on annual interest income, assuming all loans were performing, based on changes in the Prime rate (in thousands):

	(in thousands)
	December 31, 2009 Portfolio Information
	Fixed Rate	Variable Rate	Total
Outstanding Balance	$274,263	$270,185	$544,448
Current Weighted Average Yield	9.84%	12.88%	11.34%
Annualized Interest Income	$26,975	$34,790	$61,765

	Change in Annual Interest Income			Pro-forma Yield	Change In Yield
	Fixed Rate	Variable Rate	Total
Increase in Prime Rate:
0.5% or 50 basis points	$—	$—	$—	11.34%	0.00%
1.0% or 100 basis points	$—	$—	$—	11.34%	0.00%
2.0% or 200 basis points	$—	$41	$41	11.35%	0.01%

Decrease in Prime Rate:
0.5% or 50 basis points	$—	$—	$—	11.34%	0.00%
1.0% or 100 basis points	$—	$—	$—	11.34%	0.00%
2.0% or 200 basis points	$—	$—	$—	11.34%	0.00%

The following table contains information about our mortgage loan principal balances as of December 31, 2009, presented separately for fixed and variable rates and the calendar quarters in which such mortgage investments mature.

	(in thousands)
	Matured	Q1 2010	Q3 2010	Q1 2011	Q4 2011	Q1 2012	Q3 2012	Total
Loan Rates:
Variable	$213,620	$—	$54,947	$1,618	$—	$—	$—	$270,185
Fixed	133,515	10,776	—	1,462	30,200	392	97,918	274,263
	$347,135	$10,776	$54,947	$3,080	$30,200	$392	$97,918	$544,448
Less: Allowance for Credit Loss								(330,428)
Net Carrying Value								$214,020

As of December 31, 2009, we had cash and cash equivalents totaling $963,000 (or 0.25% of total assets), all of which were held in bank accounts or highly liquid money market accounts or short-term certificates of deposit. We have historically targeted between 3% and 5% of the principal balance of our outstanding portfolio loans to be held in such accounts as a working capital reserve. However, our actual deployment may vary depending on the timing and amount of investor capital raised and the timing and amount of loans identified and funded. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors may influence our performance more so than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Any distributions we may make to our stockholders will be determined by our board of directors. Any distributions will be based primarily on our taxable income and, in each case, our activities and balance sheet will be measured with reference to historical cost and/or fair market value without considering inflation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF INVESTORS MORTGAGE HOLDINGS INC. AND IMH HOLDINGS, LLC

The following discussion of the financial condition and results of operations of Investors Mortgage Holdings Inc. and IMH Holdings, LLC should be read in conjunction with the audited financial statements and accompanying notes and other detailed information regarding IMH Secured Loan Fund, LLC, Investors Mortgage Holdings Inc. and IMH Holdings, LLC as of and for the years ended December 31, 2007, 2008 and 2009 included elsewhere in this consent solicitation/prospectus. This discussion contains forward-looking statements, which are based on management’s assumptions about the future of the business of Investors Mortgage Holdings Inc. and IMH Holdings, LLC. Actual results will likely differ materially from those contained in the forward-looking statements. Please read the section entitled “Special Note about Forward-Looking Statements” for additional information regarding forward-looking statements used in this consent solicitation/prospectus. As used in this section, unless the context otherwise requires, the “Manager” refers to Investors Mortgage Holdings Inc. and IMH Holdings, LLC and their respective subsidiaries considered as a whole, “Holdings” refers to IMH Holdings, LLC and its subsidiaries considered as a whole, the “Fund” refers to IMH Secured Loan Fund, LLC, unless the context requires otherwise and the “SWI Fund” refers to Strategic Wealth & Income Fund, LLC, unless the context requires otherwise. Undue reliance should not be placed upon historical financial statements since they are not indicative of expected results of operations or financial condition for any future periods.

Overview of the Business

Investors Mortgage Holdings Inc. or the Manager, was incorporated in June 1997, as a licensed mortgage broker and in 2009 became a licensed mortgage banker in the State of Arizona. The Manager has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. The Manager’s primary business purpose is to serve as the Manager of the Fund. The Fund was organized in Delaware in May 2003 to originate, acquire and manage commercial mortgage loan investments, consisting primarily of short-term commercial mortgage loans collateralized by first mortgages on real property, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment or disposing of real property acquired through foreclosure or other means.

IMH Holdings, LLC, or Holdings, is an Arizona limited liability company formed in December 2008, and its wholly-owned subsidiaries, IMH Management Services, LLC and SWI Management, LLC, both Arizona limited liability companies. IMH Management Services, LLC provides human resource and administrative services, including employees, to the various members of the IMH Group, and SWI Management, LLC is engaged in various real estate and real estate related activities, including the management of Strategic Wealth & Income Fund, LLC, or the SWI Fund, for which SWI Management, LLC receives fees. At April 30, 2010, the SWI Fund had $11.5 million under management. The SWI Fund is an additional investment fund sponsored by Holdings which was launched in the first quarter of 2009 for the purpose of investing in various real estate related opportunities that exist in the current marketplace. As the Manager potentially has the obligation to absorb the majority of the losses of Holdings in accordance with GAAP accounting standards, the Manager has a variable interest in Holdings. Therefore, the Manager has been deemed to be the primary beneficiary of Holdings, a variable interest entity, and has consolidated Holdings in its consolidated financial statements.

Going Concern

The financial statements for the Manager and Holdings have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Manager receives from borrowers, directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension of Fund loans. As substantially all Fund loans are originated by the Manager, the Manager’s predominant revenue source has been suspended. Further, due to the current state of the United States credit markets and economy, there is no foreseeable time frame when loan originations and funding will re-commence, if ever. Also, management fees paid to the Manager by the Fund will continue, but as these fees are calculated as a percent of Fund earning assets, they are expected to decline as Fund loans pay off, move to default status or foreclosures occur. While the Manager will continue to receive a portion of penalties, fees and other gains on loans as such amounts are collected, the timing and amount of such items cannot be determined with certainty.

To address this reduction in revenue, to address our liquidity situation, the Manager initiated or implemented the following steps:

•	Implemented a comprehensive cost reduction program, including a reduction in staff. The reduction in staff affected nearly 60% of the Manager’s employees while preserving more modest core functionality in the material operational areas. To date, the Manager has stabilized monthly operating costs at approximately $500,000 per month. The manager monitors cash flow continuously and has the ability to reduce costs further to match the level of ongoing business.
•	Continued to collaborate with investment banking firms to identify and close financing and capital raising alternatives available to the Manager.
•	Continued to explore mechanisms through which the Fund can expand participation in the capital markets, including, without limitation, to expand current or add additional funding vehicles to capitalize on what we believe are numerous business opportunities arising from the disruptions in the capital and credit markets.
•	Commenced operation of the SWI Fund. The SWI Fund is a closed-end real estate fund originally targeted to raise capital raise of $700 million. The Manager’s current expectations are that the SWI Fund will raise $100 million by December 31, 2010.
•	Considered other initiatives to seek to mitigate the risk of the continued viability of the Manager as an operating entity.
•	Filed a registration statement in conjunction with the Fund regarding the proposed Conversion Transactions.

The Manager historically paid substantially all operating costs incurred on behalf of the Fund. Effective October 1, 2008, the Manager discontinued paying certain direct expenses of the Fund, including public reporting, income tax compliance and other costs.

As a result of the above actions, the Manager believes it has adequate liquidity to fund operations for the next twelve months without any additional revenue being generated from the Fund. The Manager and the Fund have approved a series of transactions, including a plan to convert the Fund into a Delaware corporation named IMH Financial Corporation, referred to as the Conversion Transactions. The Conversion Transactions would internalize the management of the Fund by causing IMH Financial Corporation to acquire all of the outstanding common stock of the Manager and the membership interests of Holdings. The Manager believes that it currently has the staffing levels and facilities to execute the Conversion Transactions. If the Conversion Transactions are approved by the members of the Fund, it is anticipated that IMH Financial Corporation will file a registration statement with the Securities and Exchange Commission, or SEC, and initiate an initial public stock offering, or IPO. If the Conversion Transactions are not approved and an IPO is not filed, it is anticipated that the Manager would seek the approval of the members of the Fund to increase the management fee paid to the Manager to more closely align it with current industry standards. If this proposal were not approved it may necessitate the resignation of the Manager and a vote by the Fund members for a new manager. Under the terms of the operating agreement, the Manager may resign with 120 days notice.

Based on the Manager's strategies, operating plans and initiatives, the Manager believes that its cash and cash equivalents, together with the cash flows generated from operations and cash management, will allow it to fund operations over the next twelve months.

Based upon the above, there can be no assurance that the Manager will have adequate liquidity to continue as an operating entity beyond a six month period. All of these issues raise substantial doubt about the Manager’s ability to continue as a “going concern.”

Selected Financial Data

The following table presents select financial and operating data for the Manager for the periods indicated. The select financial data was derived from the Manager’s audited financial statements and other financial records. All dollar amounts are expressed in thousands. As discussed elsewhere in this consent solicitation/prospectus, effective October 1, 2008, the Fund, among other things, stopped funding new loans (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of real estate owned), which served as the Manager’s primary revenue source.

	As of and for the year ended December 31,
	(in thousands, except percentages)
	2005	2006	2007	2008	2009
Summary balance sheet items:
Cash and cash equivalents	$1,901	$3,584	$221	$2,588	$477
Due from IMH Secured Loan Fund, LLC	$20	$4,502	$316	$780	$4,950
Total assets	$2,656	$10,300	$6,266	$7,258	$8,252
Line of credit	$—	$3,335	$500	$—	$1,608
Total liabilities	$1,689	$7,018	$2,874	$5,858	$4,230
Total equity	$967	$3,282	$3,392	$1,400	$4,022
Summary income statement items:
Loan origination fees	$10,182	$18,608	$28,595	$21,315	$10,596
Total revenue	$10,452	$19,272	$30,231	$23,159	$11,709
Operating expenses	$3,012	$3,410	$6,152	$7,287	$4,620
Broker dealer commissions	$434	$2,220	$6,145	$5,389	$—
Origination and related costs	$3,115	$6,370	$9,318	$6,854	$2,060
Total expenses	$6,596	$12,394	$22,651	$22,601	$8,669
Net earnings (loss)	$3,797	$6,727	$7,157	$214	$2,569
Distributions to owners	$1,875	$4,412	$7,047	$2,206	$807

Results of Operations for the Years Ended December 31, 2007, 2008 and 2009

As allowed by the Fund’s operating agreement, effective October 1, 2008, the Manager elected to suspend certain of the Fund’s activities, including the acceptance of additional member investments, the payment of outstanding redemption requests, and the identification and funding of any new loans (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). Substantially all revenue earned by the Manager has historically arisen from loans originated or modified on behalf of the Fund, and the Manager is subject to the same general factors that affect the revenues of the Fund. For loans originated, the Manager receives certain revenues from loan origination activities and incurs various costs. The Manager’s revenue includes all fees (points) charged in connection with the loan origination process, including origination, processing, documentation and administrative fees. Included in origination and related costs in the accompanying consolidated statements of earnings are points paid to commercial banks that purchase participations in Fund loans. The Manager also pays fees to independent third-party broker/dealers who refer investors (members) to the Fund. Further, the Manager historically paid substantially all operating costs incurred on behalf of the Fund. Effective October 1, 2008, the Manager discontinued paying certain direct expenses relating to the Fund’s operations, including public reporting costs, income tax compliance costs and other direct Fund operating costs that the Fund is now responsible for paying.

The management fee earned by the Manager for managing the Fund is an annual fee equal to 0.25% of the “Earning Asset Base” of the Fund, which is defined as mortgage loan investments held by the Fund and income-earning property acquired through foreclosure and upon which income is being accrued under GAAP. Accordingly, when defaulted loans or foreclosed property enter into non-accrual status, or related income is otherwise not recorded, the loan is removed from the Earning Asset Base for purposes of computing management fees. In addition, the Manager is entitled to 25% of any amounts recognized by the Fund in excess of the principal and note rate interest due in connection with Fund loans. Interest income is the amount of interest earned by the Manager from money market and other short-term investments.

Additionally, Holdings is paid various amounts for services rendered in connection with its management of the SWI Fund. Such revenues include asset management fees, organization fees, acquisition fees, and origination fees and are recorded as earned in accordance with the management agreement.

In addition, Holdings is entitled to 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, as well as 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity.

A summary description of each fee is as follows:

Type of Fee	Description of Fee
Asset Management Fee	1.75% of cost basis of the SWI Fund assets divided by 12 months, payable monthly, reduced by 50% of Origination Fees earned
Organization Fee	0.5% of all Capital Contributions and Senior Notes issued
Acquisition Fee	2% of acquisition price of each investment, reduced by Origination Fees earned
Origination Fee	Varies based on investment
Gains Allocated to Manager	20% of earnings after non-Manager members have achieved an annual cumulative preferred return of 8%

Due to the decline of the economy and real estate and credit markets, the Manager anticipates an increase in borrower defaults and foreclosures by the Fund’s borrowers, which will likely result in a further increase in non-accrual loans and our real estate owned portfolio, which are non-interest earning assets. As a result of this expected increase, together with the Fund’s suspension of the origination of new loans, the Manager anticipates a further decrease in management fees and gains in future periods. For the SWI Fund, it is anticipated that the payment of management fees will continue at the current level or increase as additional investments are made in the SWI Fund.

Revenues

	Year ended December 31,				Year ended December 31,
	(in thousands, except percentages)
	2007	2008	$ Change	% Change	2008	2009	$ Change	% Change
Loan fees	$28,595	$21,315	$(7,280)	-25%	$21,315	$10,596	$(10,719)	-50%
Management fees and gains	1,069	1,540	471	44%	1,540	575	$(965)	-63%
Strategic Wealth & Income Fund, LLC	—	—	—	0%	—	190	190	0%
Other income	567	304	(263)	-46%	304	348	$44	14%
Total Revenue	$30,231	$23,159	$(7,072)	-23%	$23,159	$11,709	$(11,450)	(49%)

During the year ended December 31, 2008, income from loan fees was $21.3 million, a decrease of $7.3 million, or 25%, from $28.6 million for the year ended December 31, 2007. During the year ended December 31, 2009, loan fees were $10.6 million, a decrease of $10.7 million, or 50%, from $21.3 million for the year ended December 31, 2008.

In accordance with the Fund’s operating agreement, the Manager receives from borrowers, directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension. In addition to fees earned by the Manager for loan modifications executed during the year ended December 31, 2009, there were fees earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of a loan payoff by a specified dated. For the years ended December 31, 2007, 2008 and 2009, the Manager earned loan fees of approximately $28.6 million, $21.3 million and $10.6 million, respectively, substantially all of which were earned on loans funded by the Fund.

Loan Origination and Related Fees.  The decrease in loan fees from the year ended December 31, 2007 to the year ended December 31, 2008 is attributable to the decrease in the principal of loans originated and/or modified during the year ended December 31, 2008 as compared to the year ended December 31, 2007, and the reduction in the percentage of the fees received from the Fund. During the year ended December 31, 2008, the Manager originated and/or modified on behalf of the Fund 52 loans for a total principal of $441.0 million and fees averaging 4.8% of the total loan commitment amount. During the year ended December 31, 2007, the Manager originated and/or modified on behalf of the Fund 68 loans for a total principal of $655.0 million and fees averaging 4.4% of the total loan commitment amount. The decrease in loan origination and related fees from the year ended December 31, 2008 to the year ended December 31, 2009 is attributable to the decrease in the principal of loans originated and/or modified during the year ended December 31, 2009 as compared to the year ended December 31, 2008, and the reduction in the percentage of the fees received by the Manager. During the year ended December 31, 2009, the Manager originated and/or modified on behalf of the Fund 15 loans for a total principal of $270.0 million and fees averaging 3.3% of the total loan commitment amount. During the year ended December 31, 2008, the Manager originated and/or modified on behalf of the Fund 52 loans for a total principal of $441.0 million and fees averaging 4.8% of the total loan commitment amount.

Management Fees and Gains.  During the year ended December 31, 2008, management fees and gains received from the Fund were $1.5 million, an increase of $471,000, or 44%, from $1.1 million for the year ended December 31, 2007. During the year ended December 31, 2009, management fees and gains received from the Fund were $575,000, a decrease of $965,000, or 63%, from $1.5 million for the year ended December 31, 2008. The year over year increases in management fees and gains from the year ended December 31, 2007 to the year ended December 31, 2008 is directly attributable to the increasing size of the Fund’s Earning Asset Base, primarily the loan portfolio. The year over year decrease from the year ended December 31, 2008 to the year ended December 31, 2009 is directly attributable to the suspension of certain Fund activities and the decrease in the Earning Asset Base of the Fund’s loan portfolio. Excluding the allowance for credit loss, the aggregate principal balance of loans in the Fund’s portfolio totaled

$510.8 million, $613.9 million and $544 million at December 31, 2007, 2008 and 2009, respectively. However, after taking into account foreclosures and the increase in non-accrual loan balances, the interest-earning portion of the loan portfolio totaled $437.5 million, $518.2 million and $22.0 million at December 31, 2007, 2008 and 2009, respectively. Also, the Manager recognized $401,000 in default interest, fees and other gains during the year ended December 31, 2008 as compared to $101,000 in 2007 and $0 in 2009.

Strategic Wealth & Income Fund, LLC.  During the year ended December 31, 2009, SWI Management, LLC, a subsidiary of Holdings, which is considered a variable interest entity of the Manager, received $190,000 in fees as the manager of the SWI Fund. SWI Management commenced operations in the first quarter of 2009, and had no operations in 2008.

Other Income.  During the year ended December 31, 2008, other income was $304,000, a decrease of $263,000, or 46%, from $567,000 for the year ended December 31, 2007. During the year ended December 31, 2009, other income was $348,000, an increase of $44,000, or 14%, from $304,000 for the year ended December 31, 2008. During the year ended December 31, 2009, the Manager earned approximately $303,000 from interest on loan participations with the Fund as compared with $290,000 during 2008, an increase of $13,000 from the year ended December 31, 2008. During the year ended December 31, 2007, the Manager earned $481,000 of interest on loans participations with the Fund.

Expenses

	Year ended December 31,				Year ended December 31,
	(in thousands, except percentages)
	2007	2008	$ Change	% Change	2008	2009	$ Change	% Change
Origination and related costs	$9,318	$6,854	$(2,464)	-26%	$6,854	$2,060	$(4,794)	-70%
Broker dealer commissions	6,145	5,389	(756)	-12%	5,389	—	(5,389)	-100%
Operating expenses	6,152	7,287	1,135	18%	7,287	4,620	(2,667)	-37%
Depreciation and other expenses	236	416	180	76%	416	677	261	63%
Software development charge	600	458	(142)	-24%	458	470	12	3%
Other costs and expenses	200	2,197	1,997	999%	2,197	842	(1,355)	-62%
Total expenses	$22,651	$22,601	$(50)	0%	$22,601	$8,669	$(13,932)	-62%

Origination and Related Costs.  During the year ended December 31, 2008, origination and related costs were $6.9 million, a decrease of $2.5 million, or 26%, from $9.3 million during the year ended December 31, 2007. The decrease was attributable to a decrease in payroll costs of $763,000 due to the reduction in work force that took place in late 2008, reduction in loan incentives paid to underwriters of $845,000 as a result of fewer loans being originated in 2008, a reduction in consulting and legal fees of $626,000 and a reduction of $220,000 in fees paid to private lenders who supported loan activity. During the year ended December 31, 2009, origination and related costs were $2.1 million, a decrease of $4.8 million, or 70%, from $6.9 million during the year ended December 31, 2008. The decrease was attributable to a decrease in payroll costs of $2.5 million due to reduction in work force and payroll bonuses, reduction in loan incentives paid to underwriters of $1.2 million, reduction in legal and consulting fees of $961,000, and a reduction in travel expenses of $423,000, as a result of the suspension of Fund activities.

Broker Dealer Commissions.  During the year ended December 31, 2008, broker dealer commissions were $5.4 million, a decrease of $756,000, or 12%, from $6.1 million during the year ended December 31, 2007. The Manager suspended Fund activity with respect to the acceptance of new member investments on October 1, 2008. Therefore, 2008 includes nine months of broker dealer commissions compared to twelve months in 2007. During the year ended December 31, 2009, broker dealer commissions were $0, a decrease of $5.4 million, or 100%, from $5.4 million during the year ended December 31, 2008. Since the Fund suspended the acceptance of any additional investments on October 1, 2008, the Fund paid $0 in commissions for the year ended December 31, 2009. Commissions paid by the Fund during 2008 approximated 2% of the member investments.

Operating Expenses.  During the year ended December 31, 2008, operating expenses were $7.3 million, an increase of $1.1 million, or 18% from $6.2 million during the year ended December 31, 2007. During September 2008, the Manager moved into new headquarters. As a result, rent and office expenses increased by $633,000 during the year ended December 31, 2008 over the year ended December 31, 2007. In addition, the Manager incurred an additional $494,000 in marketing costs in 2008 in an effort to enhance the visibility of the Manager’s lending services. During the year ended December 31, 2009, operating expenses were $4.6 million, a decrease of $2.7 million, or 37%, from $7.3 million during the year ended December 31, 2008. The reduction in operating expenses is directly attributable to the actions taken by the Manager to reduce its operating costs due to the downturn in the economy and the decline in the real estate markets. The Manager reduced its use of outside professional services by $228,000, reduced its marketing activities by $880,000, reduced its involvement in broker dealer related seminars and conventions by $352,000, reduced its office expenses by $501,000 and, with the reduction in work force in October 2008, reduced its salaries and benefits expenses by $851,000.

Depreciation and Other Expenses.  During the year ended December 31, 2008, depreciation and other expenses were $416,000, an increase of $180,000, or 76%, from $236,000 during the year ended December 31, 2007. The increase in depreciation during the year ended December 31, 2008 is related to the relocation of the Manager’s headquarters and related purchase of depreciable furniture and leasehold improvements. In addition, the Manager placed certain internally developed software in service. During the year ended December 31, 2009, depreciation and other expenses were $677,000, an increase of $261,000, or 63%, from $416,000 during the year ended December 31, 2008. The increase in depreciation during the year ended December 31, 2009 includes internally developed software placed in service, leasehold improvements depreciated for 12 months compared to the three months in 2008, and the purchase of computer equipment.

During the years ended December 31, 2007, 2008 and 2009, the Manager incurred software development charges of $600,000, $458,000 and $470,000, respectively. These impairment charges result from the Manager’s assessment of the future benefit of internally developed software. These charges are reflected in earnings.

Other Costs and Expenses.  During the year ended December 31, 2008, other costs and expenses increased $2.0 million to $2.2 million, or 999%, from $200,000 for the year ended December 31, 2007. During the year ended December 31, 2008, the Manager charged off loan fees totaling $1.4 million that were deemed uncollectible due to problems with the borrowers. Additionally, the Manager paid $495,000 as part of a litigation settlement, incurred a $200,000 sublease charge upon vacating its previous headquarters, and reduced its carrying value of real estate held for sale by $108,000. During the year ended December 31, 2009, other costs and expenses decreased $1.4 million to $842,000, or 62%, from $2.2 million for the year ended December 31, 2008. During the year ended December 31, 2009, the Manager agreed to pay a $650,000 sublease charge for the amendment of its sublease, and provided an allowance for loss of $253,000 on a $303,000 note receivable deemed uncollectable.

Net Earnings

	Year ended December 31,				Year ended December 31,
	(in thousands, except percentages)
	2007	2008	$ Change	% Change	2008	2009	$ Change	% Change
Net earnings	$7,157	$214	$(6,943)	-97%	$214	$2,569	$2,355	(1100%)

Net earnings for the year ended December 31, 2008 were $214,000, a decrease of $7.0 million, or 97%, from $7.2 million for the year ended December 31, 2007. While there was reduction in both origination and related costs and broker dealer commissions of $3.2 million, these reductions in expenses were offset by increases in operating and other costs and expenses. Net earnings for the year ended December 31, 2009 was $2.6 million, an increase of $2.4 million, or 1100%, from $214,000 for the year ended December 31, 2008. While there was a reduction in total revenue of $11.5 million, total expenses decreased by $13.9 million.

Liquidity and Capital Resources

The Manager’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to unprecedented dislocations in the real estate and capital markets, the Fund has incurred a significant reduction in loan payoffs from borrowers and an increase in delinquencies, nonperforming loans and real estate owned, resulting in a substantial reduction of cash flows to the Manager. The Manager has taken a number of measures to seek to provide liquidity to the Fund, including efforts to liquidate certain real estate. However, the dislocations and uncertainty in the economy, and real estate, credit, and other markets have created an extremely challenging environment that will likely continue for the foreseeable future, and there can be no guarantee that the Manager will have sufficient liquidity to continue as a going concern.

During the year ended December 31, 2009, the Manager drew $6.0 million under its bank line of credit which was simultaneously advanced to the Fund pursuant to a promissory note due October 5, 2009. The note bears interest per annum at the Prime rate plus 5%; the note’s maturity date was subsequently extended to April 1, 2010. During the year ended December 31, 2009, the Manager repaid principal of $4.4 million under this line of credit commensurate with principal pay downs received from the Fund, resulting in a balance at December 31, 2009 of $1.6 million, which is reflected in the bank line of credit liability in the accompanying consolidated balance sheet. While the line of credit is the obligation of the Manager, it is collateralized by certain loans owned by the Fund and underlying deeds of trust and a guarantee of the Manager’s chief executive officer. The proceeds were utilized by the Fund to meet the Fund’s on-going obligations and working capital requirements. Subsequent to December 31, 2009, the maximum availability under this line of credit was reduced from $6.0 million to $2.5 million. The Manager is currently pursuing other financing alternatives for itself and for the Fund, although there is no assurance that existing financing arrangements will continue or that alternative financing will be secured.

Cash Flows

Cash provided by (used in) operating activities was $5.3 million, $2.2 million and ($695,000) for the years ended December 31, 2007, 2008 and 2009, respectively. Cash provided by (used in) operating activities includes the cash generated by loan and management fees and from other income, offset by cash not realized by deferred loan origination fees and amounts advanced to the Fund or the SWI Fund and certain liabilities. The cash used in operating activities during the year ended December 31, 2009 is attributable to the deferral of certain loans fees due from the Fund as of December 31, 2009. For all other periods presented the cash provided by loans fees and other revenues was greater than the cash used in operating activities.

Net cash provided by (used in) investing activities was $1.5 million, $269,000 and ($1.9 million) for the years ended December 31, 2007, 2008 and 2009, respectively. Cash provided by (used in) investing activities includes the issuance and payments under a promissory note wherein the Fund is the payee, loans purchased and sold from the Fund, the issuance of and collection of payments of notes issued to third parties, the purchase of property and equipment, and the investment in the SWI Fund. During the year ended December 31, 2009, the Manager loaned $6 million to the Fund and was repaid $4.4 million during the same period by the Fund, thus resulting in the use of cash during this period. During the year ended December 31, 2006, the Manager was participating in mortgage loans with the Fund which resulted in a use of cash of $4.4 million, all of which was sold back to the Fund in 2007 thereby providing cash in investing activities.

Net cash provided by (used in) financing activities was ($10.1 million), ($113,000) and $496,000 for the years ended December 31, 2007, 2008 and 2009, respectively. Cash provided by (used in) financing activities includes borrowings and payments under bank lines of credit, proceeds from the issuance of notes and payments to the Fund and others.

Critical Accounting Policies

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition.  Substantially all of the Manager’s revenue is derived from its brokerage activity with the Fund and its management of the Fund and the SWI Fund. Generally all brokerage activity is administered through independent title companies. The Manager generally recognizes revenue on brokered loans upon execution of final loan documents which generally coincides with the close of escrow. Non-refundable commitment fees are recognized as revenue when received. As noted above, effective October 1, 2008, the Fund, among other things, suspended the funding on new loans (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of real estate owned). Occasionally, the Manager will originate mortgage loans in which, if by specified dates, principal reductions are made or certain milestones are reached, a portion of the origination fee is refundable. Origination fees contingent upon such future events are deferred and recorded as deferred loan origination fees. These deferred loan origination fees are refundable to the borrower if the specified event is satisfied or, if not satisfied, the fees are recorded as revenue in the period in which the specified time frame has lapsed. Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Manager does not recognize interest income on loans once they are deemed to be impaired or non-performing. A loan is considered impaired when, based on current information and events, it is probable that the Manager will be unable to ultimately collect all amounts due under the contractual terms of the loan agreement. Non-performing loans include all loans for which payment of interest is more than 90 days past due. Cash receipts are first allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reductions or payment of fees.

Holdings’ revenue is earned for services rendered in connection with its management of the SWI Fund. Such revenues include asset management fees, organization fees, acquisition fees, and origination fees and are recorded as earned in accordance with the management agreement.

In addition, Holdings is entitled to 20% of the SWI Fund’s earnings after the SWI Fund members earn an 8% return on equity and until the SWI Fund members earn a 20% return on equity, as well as 30% of the SWI Fund’s earnings after the SWI Fund members earn a 30% return on equity.

Due to the decline in the economy and real estate and credit markets, the Manager anticipates an increase in borrower defaults and foreclosures in the Fund’s assets, which will likely result in a further increase in non-accrual loans and real estate owned assets, which are non-interest earning assets. As a result of this increase, together with the Fund’s suspension of the origination of new loans, the Manager anticipates a further decrease in management fees and gains in future periods. For the SWI Fund, it is anticipated that the payment of management fees will continue at the current level or increase as additional investments are made in the SWI Fund.

Mortgage Loans.  From time to time, the Manager may originate mortgage loans for brokerages on behalf of entities other than the Fund or the SWI Fund. Additionally, from time to time, the Manager will purchase at par, mortgage loans from the Fund and pledge these loans on a line of credit with a community bank, if the line of credit proceeds are used to purchase such loans. Such mortgage loans are secured by first lien deeds of trust on the underlying real property. While held by the Manager, the Manager retains all revenue arising from the mortgage loans. These loans historically had maturities ranging from six to twenty four months. Generally, the Manager does not intend to hold mortgage loans to maturity and, therefore, mortgage loans are classified as held for sale and are carried at the lower of cost or fair value. A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loan may vary from their currently scheduled date. Further, in certain instances where the Manager deems it to be an advantage not to modify or extend a matured loan, the Manager classifies and reports the loan as past due.

Loan Purchases and Resales.  In order to facilitate the short-term cash needs of the Fund, the Fund occasionally participates or sells whole loans at par to the Manager and to third-parties, though there is generally no intent to sell such loans at the time of origination. Under terms of the whole loan sale agreements, the purchasers assume all rights, privileges and obligations of ownership. The loans sold to the Manager have historically been repurchased and the loans sold to third-parties are periodically repurchased at their request. The loans sold to the Manager are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity and therefore these sales are recorded as secured borrowings by the Fund and the Manager. For whole loans sold to third parties, assignment of the Fund’s interest in the promissory note, deeds of trust and guaranties are executed, servicing is transferred and the loan is removed from the books of the Fund at par with no gain or loss on sale recorded. Under the terms of these transactions, the Fund has no legal right or obligation to repurchase and the purchaser does not have a legal right to require repurchase. From time to time, the Fund may require additional cash to fund the origination of loans. Accordingly, when such a need arises, the Manager may purchase one or more loans from the Fund at par. To the extent that such loans are purchased by the Manager utilizing proceeds from its lines of credit, the purchased loans are concurrently pledged by the Manager to a commercial bank as collateral on a line of credit which generally has an advance rate of approximately 75% of the loans’ principal balances. When utilized, the proceeds from these borrowings and the Manager’s working capital are then used to fund the purchase of the loan from the Fund. During the time held by the Manager, the Manager retains all interest earned and pays all interest due and other costs associated with the transaction.

Internally Developed Software.  The Manager is developing a proprietary software application for use in its business and in the management of the Fund. The Manager accounts for costs incurred to develop this software in accordance with applicable accounting guidance. As such, the Manager capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to five years. Costs incurred to maintain existing software applications are expensed as incurred.

Impairment of Long-Lived Assets.  The Manager reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments.  The respective carrying value of all financial instruments approximate their fair values at the reporting date. These financial instruments include cash and cash equivalents, amounts receivable from the Fund, notes receivable, short-term investments in mortgage loans, payables to vendors and related parties, and borrower advances. Fair values are based upon certain market assumptions and pertinent information available to management and are assumed to approximate carrying values because these instruments are short-term in duration.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued accounting guidance which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. The guidance also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. The guidance is effective for fiscal years beginning after December 15, 2006, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. However, the FASB deferred the guidance for two years to fiscal years beginning after December 15, 2008. The Manager and its variable interest entity are an S-Corporation and a limited liability company, respectively, for tax purposes. The Manager expects these tax positions to be upheld upon audit and do not expect adoption of this guidance to have a material impact on the Manager’s results of earnings or financial condition.

In April 2008, the FASB issued new requirements that amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of these new requirements is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The new requirements apply to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. The Manager does not expect adoption of these new requirements to have a material impact on the Manager’s results of earnings or financial condition.

In April 2009, the FASB issued new accounting guidance relating to the impairment of debt securities. The standards change existing guidance for determining whether impairment of debt securities is other than temporary. This requires other-than-temporary impairment to be separated into the amount representing the decrease in cash flows expected to be collected from a security (referred to as credit losses), which is recognized in earnings, and the amount related to other factors, is recognized in other comprehensive income. The non-credit loss component of the impairment can only be classified in other comprehensive income if the holder of the security concludes (1) that it does not intend to sell the security and (2) that it is more likely than not that it will not be required to sell the security before the security recovers its value. If these two conditions are not met, the non-credit loss component of the impairment must also be recognized in earnings. Upon adoption of the accounting standards, the entity is required to record a cumulative-effect adjustment, as of the beginning of the period of adoption, to reclassify the non-credit loss component of previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. These accounting standards do not have a material effect on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance regarding the fair value for assets and liabilities. The standards while emphasizing that the objective of fair value measurement described in current accounting standards, remains unchanged, provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The accounting standards reiterate that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The accounting standards identify factors to be considered when determining whether or not a market is inactive. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. These accounting standards do not have a material effect on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance that requires disclosures about fair values of financial instruments in all interim financial statements. Once adopted, the disclosures required by the new guidance are to be provided prospectively. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In May 2009, the FASB issued new accounting guidance that established the period after the balance sheet date and the circumstances in which we should evaluate events or transactions for potential recognition or disclosure in financial statements. The new guidance is effective for periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification, or ASC, to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASC significantly changes the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued new accounting guidance that amends previously issued guidance related to variable interest entities. Previous guidance focused on a quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity, whereas the new guidance focuses on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity. In addition, this new guidance requires additional reconsideration of whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. Finally, the new guidance requires additional disclosures about an enterprise’s involvement in variable interest entities in order to enhance the information provided to users of financial statements. The new guidance is effective for annual and interim reporting periods beginning after November 15, 2009 and adoption of this new guidance is not expected to have a material impact of our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The Manager’s financial position and results of operations are routinely subject to a variety of risks. These risks include market risk associated primarily with changes in interest rates. The Manager does not deal in any foreign currencies and does not enter into, or intend to enter into, derivative financial instruments for trading or speculative purposes.

As of December 31, 2009, the Manager’s debt consisted of a bank line of credit, and various notes payable to the Fund, investors and the Manager’s lessor. The bank line of credit has an interest rate of Prime plus 1.5% or a minimum rate of 5.5% per annum. The rate at December 31, 2009 was 5.5% per annum. The line of credit matures in April 2010, and the Manager expects to extend the line of credit pursuant to the terms of the agreement. If, however, the Manager is unsuccessful in refinancing the line of credit, the Manager will pay off the line of credit with operating cash flow, equity proceeds, or other sources.

The note payable to stockholders was paid on October 2, 2009 and was reinvested in Holdings. The note payable to the lessor is being paid on a monthly basis over 48 months, commencing June 1, 2009, and bears interest at a fixed rate of 8.0% per annum. The note payable to the Fund is scheduled to mature on September 30, 2011 and bears interest at a fixed rate of 10.0% per annum. The balance of the note at December 31, 2009 was $1.4 million.

OUR OFFICERS

General

Currently, our business is managed by the Manager, which has had responsibility and final authority in almost all matters affecting our business. Upon consummation of the Conversion Transactions, our business will be managed by the individuals who currently compose the management of the Manager and the Fund’s operating agreement with the Manager will terminate.

The Manager

The Manager’s duties have included member relations, accounting, tax and legal matters, communications and filings with regulatory agencies and all other needed management and operational duties associated with the Fund. Shane Albers and William Meris collectively own 90% of the outstanding stock of the Manager and also serve on the Manager’s board of directors and as the Manager’s chief executive officer and president, respectively, and therefore control our activities through the Manager. The Fund’s members currently have no right to participate in the management or control of our business or affairs other than to exercise the limited voting rights provided for them in the operating agreement. As our only manager, the Manager has had complete authority and responsibility for, among other things:

•	underwriting and originating the mortgage investments in which we invest;
•	deciding what agreements we enter into and whether we enter into participations with other lenders;
•	managing our mortgage loan investments; and
•	managing all of our other operations.

Notwithstanding the fact that the Manager has the broad authority described above, the Manager may not do any of the following: (i) impair our ability to carry on or change the nature of our business; (ii) admit a manager without prior approval of a majority of the members; or (iii) sell all or substantially all of our assets or dissolve the Fund without prior majority approval.

Removal of Investors Mortgage Holdings Inc. as Manager

Under our operating agreement, the Manager will cease to be our manager upon its removal, withdrawal or dissolution, or if it is found to be bankrupt. A majority-in-interest of the members, excluding any interest in the Fund owned by the Manager, can remove the Manager as our manager subject to the following conditions:

•	if the members have not previously elected an additional manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority;
•	during the 120 days set forth above, a majority can agree in writing to continue our business and, within six months following the termination date of the last remaining manager, elect and admit a new manager who agrees to continue our existence; and
•	the substitution of a new manager shall be effective when the new manager accepts in writing the duties and responsibilities of a manager.

Under our operating agreement, if our business continues after the Manager is no longer our manager, then we will pay the Manager a sum equal to all amounts then owed to it. By majority vote, we may terminate the Manager’s interest in the Fund, if any, by paying an amount equal to the Manager’s outstanding capital account at such time. The method of any payments to a terminated manager must be fair and must protect our solvency and liquidity.

Under our operating agreement, if a majority does not designate and admit a new manager within the time specified, we will dissolve. The Manager may assign any interest it may have in the Fund as a member, but the Manager may not be changed except as set forth above.

Officers and Key Employees

The following sets forth certain information with respect to the officers of the Manager and key employees of IMH Management Services, LLC, the subsidiary of Holdings that provides services to the Manager, as of December 31, 2009. Upon consummation of the Conversion Transactions, these individuals will serve in the same capacities below for the officers of IMH Financial Corporation in the same capacities as described below.

Name	Age	Title
Shane C. Albers	41	Chief Executive Officer
William Meris	43	President
Steven Darak	62	Chief Financial Officer
Theresa Guske	45	Senior Vice President — Loan Management
Brian Peterson	31	Senior Vice President — Investments

Shane C. Albers: Chief Executive Officer

Mr. Albers, 41, is the founder of the IMH Group, and has been the Chairman and Chief Executive Officer of the Manager since 1997. Mr. Albers is responsible for the strategic positioning and the execution of the Manager’s vision. He chairs the Investment Committee for the Fund, and is primarily responsible for the development of the Manager’s corporate investment standards and loan administrative policy for the Fund. Mr. Albers also oversees and is actively involved in all Fund transactions. Mr. Albers has nearly 20 years of experience in banking, title and private lending. Mr. Albers was a founding member of a Phoenix-based commercial bank and served as a director on its board. Mr. Albers is also a member of: the Arizona Association of Mortgage Brokers and the National Association of Mortgage Brokers; the Arizona Private Lenders Association; Social Venture Partners; Vistage International; Urban Land Institute; and the United Way De Tocqueville Society. He also is an advisory board member for the Fisher Center of Real Estate and Urban Economics at the Haas School of Business at University of California, Berkeley. Mr. Albers holds a Bachelor of Arts degree in Political Science and Communications from the University of Arizona.

William Meris: President

Mr. Meris, 43, has been the President of the Manager since 2003. Mr. Meris is one of the original architects of the Fund’s structure and oversees the relationships with broker-dealers and major investors. Mr. Meris also serves on the Fund’s Investment Committee. Prior to partnering with Mr. Albers in 2003, Mr. Meris opened and operated three branches of Pacific Coast Mortgage, a residential mortgage company, and prior thereto managed private equity funds. Mr. Meris has served as chairman of the board and president of several small growth companies, both privately held and publicly-traded on Nasdaq. Mr. Meris is a member of Leadership 100 and the Urban Land Institute and works with other civic and charitable organizations. Mr. Meris holds a Bachelor of Science degree in Business Administration from Arizona State University.

Steven Darak: Chief Financial Officer

Mr. Darak, 62, has been the Chief Financial Officer of the Manager since 2005. Mr. Darak is responsible for all financial reporting and compliance for us. Mr. Darak also serves on the Investment Committee for the Fund. Mr. Darak is a senior finance and information technology executive with public company and private company experience. From 2003 to 2005, Mr. Darak was the Chief Financial Officer and Chief Information Officer for Childhelp USA, a non-profit organization. From 2002 to 2003, Mr. Darak was the

Chief Executive Officer and co-owner of RFSC, Inc., a manufacturer of custom wood products. Prior to that, from 1994 to 2002, he was Senior Vice President and the Chief Financial Officer of DriveTime Corporation (formerly Ugly Duckling Corporation), at the time a publicly-held automobile finance and sales company with annual revenue in excess of $500 million. Mr. Darak’s experience includes three public stock offerings, nearly thirty securitization transactions, and development and deployment of executive reporting, data warehouse, consumer loan servicing and accounting systems. Mr. Darak’s career also includes ten years practicing as a CPA with a national accounting firm, and as the Chief Executive Officer of a community bank and a consumer finance company. Mr. Darak holds a Bachelor of Science degree in Business Administration from the University of Arizona. He served in the United States Air Force.

Theresa Guske: Senior Vice President — Loan Management

Ms. Guske, 45, has been Senior Vice President — Loan Management for the Manager since 1999. Pursuant to policies established by Mr. Albers and Mr. Meris, Ms. Guske is responsible for the management of all loan and construction related activities, including closing, post-closing, construction servicing, and loan administration matters. Ms. Guske is also responsible for loan compliance by borrowers and title companies, and for compliance with the Arizona Department of Financial Institution’s requirements. Ms. Guske’s experience includes over 10 years in commercial real estate finance and over 20 years of construction administration. In addition, Ms. Guske has previous experience in human resources, accounting, portfolio management, and construction management. Ms. Guske has been a part of the IMH Group since 1999 and is a member of the Investment Committee of the Fund.

Brian Peterson: Senior Vice President — Investments

Mr. Peterson, 31, has been Senior Vice President — Investments of the Manager since 2006. Pursuant to policies established by Mr. Albers and Mr. Meris, Mr. Peterson is the liaison to our network of broker-dealers, and facilitates various investor-related financial matters. Mr. Peterson joined Investors Mortgage Holdings Inc. in 2003 as a finance associate, was named Vice President of Finance in 2005 and Senior Vice President of Investments in 2006. From 2002 to 2003, Mr. Peterson was branch manager for the Scottsdale, Arizona branch of Pacific Coast Mortgage, a residential mortgage brokerage company. Prior to that time, from 2001 to 2002, Mr. Peterson was an investment banking associate for Brockson Capital. From 2000 to 2001, he was a registered representative with Morgan Stanley, where he held Series 7, Series 31, and Series 66 NASD licenses. Mr. Peterson holds a Bachelor of Science degree in Finance from Arizona State University, where he graduated summa cum laude.

Investment Committee

Shane Albers, William Meris, Steven Darak and Theresa Guske currently serve on the Investment Committee for the Fund. The Investment Committee of IMH Financial Corporation will initially be comprised of Messrs. Albers and Meris, among others.

The Investment Committee will meet periodically as needed to discuss investment opportunities and to approve all loans we originate and acquisitions we make. The Investment Committee periodically reviews our investment portfolio and its compliance with our investment guidelines described above, and will provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, the board of directors of IMH Financial Corporation also will review our investment portfolio and its compliance with our investment guidelines, as well as the appropriateness of our investment guidelines and strategies. For more information, see the section entitled “Our Business — Investment Committee.”

BOARD OF DIRECTORS OF OUR MANAGER

Directors of the Manager

Currently, the Manager’s board of directors consists of Shane Albers and William Meris, neither of whom would be deemed “independent” under the criteria of any national securities exchange or inter-dealer quotation system because both are officers of the Manager. Because the Manager is privately-held and its stock is not listed or traded on any national securities exchange or inter-dealer quotation system, the Manager is not subject to director independence or board committee requirements, except if and to the extent state law imposes any such requirements. The Manager is organized under the laws of the State of Arizona, which imposes no such requirements. In addition, Mr. Albers and Mr. Meris are the principal stockholders of the Manager. Therefore, all actions taken by the Manager’s board of directors, including compensation actions, are also implicitly or explicitly approved by the Manager’s principal stockholders.

We anticipate that Messrs. Albers and Meris will be appointed to the board of directors of IMH Financial Corporation upon consummation of the Conversion Transactions. Please see the section entitled “Officers and Key Employees” for a background on Messrs. Albers and Meris. In addition, we anticipate appointing five additional members to the board of IMH Financial Corporation prior to the completion of an initial public offering who we expect will be considered independent under NYSE and SEC rules.

Compensation of Directors

Messrs. Albers and Meris did not receive any retainer, meeting or other fees or compensation in the year ended December 31, 2008 in connection with their service on the Manager’s board of directors.

Directors who are also employees of IMH Financial Corporation will not receive compensation for serving on our board of directors.

We intend to pay the non-employee directors of IMH Financial Corporation an annual retainer of $25,000, in addition to $1,000 for each meeting of the board of directors attended in person and $500 for each meeting attended by telephone. Members of the Audit Committee other than the chairperson are expected to receive an additional $5,000 annual retainer and the chairperson of the Audit Committee is expected to receive an additional annual retainer of $15,000. Members of the Compensation Committee and Nominating and Corporate Governance Committee, other than the respective chairpersons thereof, are expected to receive an additional $2,500 annual retainer. We anticipate paying the chairpersons of each of these committees an additional $7,500 annual retainer. In addition, in connection with an initial public offering, we also plan to grant each non-employee director restricted common stock awards valued at $40,000 based on the initial public offering price of our common stock. In addition, and subject to annual review, we currently plan on granting annual restricted stock awards valued at $20,000 based on the closing price of our common stock on the grant date to each non-employee director for each year of service thereafter. The restricted common stock awards are intended to be granted under the 2010 Stock Incentive Plan.

CORPORATE GOVERNANCE

Committees of the Board

Currently, the Manager’s board of directors does not have compensation, audit or other committees.

Upon consummation of the Conversion Transactions, we anticipate that our board of directors will have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. We anticipate that all of the committees will consist solely of independent directors as consistent with applicable NYSE rules and SEC regulations. Matters put to a vote at any one of our committees will be approved only upon the affirmative vote of a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. We anticipate that our board of directors will adopt a written charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which will be available in print to any stockholder on request in writing to IMH Financial Corporation, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. Our board of directors may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by our board of directors.

Audit Committee

We anticipate appointing three members of the Audit Committee. We anticipate that all members of the Audit Committee will satisfy the independence requirements of the NYSE and the SEC and will be “financially literate” under the rules of the NYSE, and that the chairperson will be an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Among other things, the Audit Committee will oversee our accounting and financial reporting processes, the integrity and audits of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of the independent registered public accounting firm and any internal auditors. The Audit Committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

We anticipate appointing three members of the Compensation Committee. We anticipate that all members of the Compensation Committee will satisfy the independence requirements of the NYSE and the SEC. The principal functions of the Compensation Committee will be to review the compensation payable to the directors, to oversee the annual review by our independent directors of the compensation that we pay to our executive officers, to administer the 2010 Stock Incentive Plan and approve the grant of awards under that plan. The Compensation Committee will have authority to determine the compensation payable to our directors and to grant awards under the 2010 Stock Incentive Plan and will solicit the recommendations of our executive officers and outside compensation consultants in determining the amount or form of such director compensation or awards. We anticipate that the Compensation Committee will retain a compensation consultant to determine and recommend the amount and form of executive compensation based in part on a comparison to other externally managed specialty finance companies.

Compensation Committee Interlocks and Insider Participation

We anticipate that none of the persons who will serve on our compensation committee is a current or former officer or employee. We also expect that none of our executive officers have served as members of the compensation committee of any entity that had one or more executive officers who served on our board of directors or the Compensation Committee. As a result, we expect that there will be no initial compensation committee interlocks in the initial Compensation Committee and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Nominating and Corporate Governance Committee

We anticipate appointing three members to the Nominating and Corporate Governance Committee. We anticipate that all members of the Nominating and Corporate Governance Committee will satisfy the independence requirements of the NYSE and the SEC. The Nominating and Corporate Governance Committee will recommend to our board of directors future nominees for election as directors and considers potential nominees brought to its attention by any of our directors or officers. We anticipate that the committee will not establish a specific set of minimum qualifications that must be met by director candidates, but in making recommendations will consider candidates based on their backgrounds, skills, expertise, accessibility and availability to serve effectively on our board of directors. The Nominating and Corporate Governance Committee will also be responsible for evaluating director candidates proposed by stockholders on the same basis that it evaluates other director candidates. Stockholders may submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate to be named the chair of the Nominating Committee in care of IMH Financial Corporation, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). In addition, the committee will review and make recommendations on matters involving the general operation of our board of directors and its corporate governance, and will annually recommend to our board of directors nominees for each committee of our board of directors. The Nominating and Corporate Governance Committee will facilitate, on an annual basis, the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board of directors and will also be responsible for overseeing the implementation of, and periodically reviewing, our Corporate Governance Guidelines.

Corporate Governance Guidelines

We are committed to establishing and maintaining corporate governance practices which reflect high standards of ethics and integrity. Toward that end, upon consummation of the Conversion Transactions, we anticipate that we will adopt a set of Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities. The Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines will be made available on our website located at http://www.imhre.com under the caption “Investor Relations — Corporate Governance — Committees and Charters” and “Investor Relations — Corporate Governance — Corporate Governance Guidelines”, respectively. They will also available in print by writing to IMH Financial Corporation, Attn: Investor Relations, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. Any modifications to the Corporate Governance Guidelines will be reflected on our website.

We anticipate that our board of directors will be comprised of a majority of independent directors. In order for a director to be considered “independent,” our board of directors must affirmatively determine that the director satisfies the criteria for independence established by Section 303A of the NYSE Listed Company Manual.

Communications with the Board of Directors

Stockholders who wish to communicate with a member or members of our board of directors may do so by addressing their correspondence to such member or members in care of IMH Financial Corporation Attn: Investor Relations, 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251. IMH Financial Corporation will forward all such correspondence to the member or members of the board of directors to whom such correspondence was addressed.

The Audit Committee of our board of directors will establish procedures for employees, stockholders and others to report openly, confidentially or anonymously concerns regarding our compliance with legal and regulatory requirements or concerns regarding our accounting, internal accounting controls or auditing matters. Reports may be made orally or in writing to the chairperson of the Audit Committee or directly to management by contacting us in writing or in person at 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251, or by telephone at (480) 840-8400.

Director Attendance at Annual Meeting

We do not plan to have an attendance policy, but expect all of our directors to attend our annual meeting.

Code of Business Conduct and Ethics

We do not currently have any employees, officers or directors, and, therefore, we have not adopted a written code of ethics. The Manager also has not adopted a written code of ethics. In connection with the Conversion Transactions, the board of directors of IMH Financial Corporation is expected to adopt a code of ethics that will apply to our officers, directors and employees and will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

We anticipate that any waiver of the proposed Code of Business Conduct and Ethics for our executive officers or directors could be made only by our board of directors or the Audit Committee, and will be promptly disclosed as required by NYSE regulations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

As discussed elsewhere in this consent solicitation/prospectus, the Fund does not currently have any directors, officers or employees and the Manager sponsors and manages the Fund’s operations and activities. Applicable SEC rules require us to include a narrative discussion of the compensation awarded to, earned by, or paid to the Fund’s principal executive officer, principal financial officer and certain other highly compensated executive officers, and to also include disclosure in tabular format quantifying specific elements of compensation for these executive officers, who we refer to as the named executive officers. Because the Fund does not currently have any executive officers or employees, there are no officers or employees of the Fund who may be considered the Fund’s named executive officers. As a result, we have provided the disclosure as it relates to certain executive officers of the Manager. The following are the names and titles of the executive officers of the Manager who are considered the Manager’s named executive officers for the year ended December 31, 2009:

Shane Albers, Chairman and Chief Executive Officer;
William Meris, President; and
Steven Darak, Chief Financial Officer and Corporate Secretary.

This Compensation Discussion and Analysis is organized into three principal sections. The first section describes the compensation paid by the Fund to the Manager for managing the Fund, as well as certain origination, processing and other related fees the Manager receives directly from borrowers on loans funded by the Fund. While these amounts are paid directly to the Manager and not to any of the named executive officers — and as a result are not included in the tables that follow this Compensation Discussion and Analysis — these amounts are discussed here because the Manager is a privately-held corporation that is principally owned by Shane Albers and William Meris, two of the named executive officers. The second section describes the Manager’s current compensation programs for its named executive officers. When reading this section and the following tables, it is important to note that Messrs. Albers and Meris are the principal stockholders of the Manager and as such have also received distributions from the Manager. Please see the “Summary Compensation Table” for more information on the amounts distributed to Messrs. Albers and Meris. The third section contains a discussion of certain compensation programs that IMH Financial Corporation intends to establish for its executive officers following the consummation of the Conversion Transactions. As discussed elsewhere in this consent solicitation/prospectus, the executive officers of the Manager (including the named executive officers) will become executive officers of IMH Financial Corporation following the consummation of the Conversion Transactions, and at that point will begin to be compensated directly by us.

Current Compensation of the Manager

Currently, the Manager receives as its compensation for managing the Fund, an annual fee equal to 0.25% of the Earning Asset Base of the Fund. In addition, the Manager is entitled to 25% of any amounts recognized in excess of our principal and contractual note rate interest due in connection with such loans or assets, and to origination, processing, servicing, extension and other related fees that the Manager receives directly from borrowers on loans funded by the Fund. All of those fees are described more fully in the table below. Following the consummation of the Conversion Transactions, these fees will no longer be payable to the Manager, but rather will inure to the benefit of IMH Financial Corporation.

Where the fees below are described as competitive fees or based on local market conditions, this means the fees are determined by price competition within a given market. Additionally, the amount of the fees is dependent upon the size of a particular loan.

Paid by borrowers to the Manager

Loan Placement Fees for Loan Selection and Brokerage (Origination Fees)	These fees are generally 2% – 6% of each loan, with the exact percentage to be set as a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.
Loan Documentation, Processing and Administrative Fees	These fees are generally 1% – 3% of each loan, with the exact percentage to be set as a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.
Service Fee for Administering Loans	The Fund acts as the Fund’s loan servicing agent and does not presently collect any fee for doing so, however the Manager may arrange for another party to do the loan servicing. The servicing fee earned by any third-party servicer for each loan is not expected to exceed one quarter of one percent (0.25%) of the principal outstanding on such loan. These fees will be paid by the borrower in advance together with the regular monthly loan payments.
Loan Extension or Modification Fee	These fees are generally 2% – 4% of outstanding principal, as permitted by local law, with the exact percentage to be set as a competitive fee based on local market conditions. These fees will be paid when the loan is extended or modified.

Paid by the Fund to the Manager

Management Fee	An annualized fee of 0.25% of the Fund’s Earning Asset Base, which is defined as mortgage loan investments held by the Fund and income-earning property acquired through foreclosure and upon which income is being accrued under GAAP, paid monthly in arrears.
Administrative Fees to the Manager for Late fees, Penalties, or Resales of Foreclosed or Other Property	The Fund pays to the Manager 25% of any amounts recognized in excess of the Fund’s principal and contractual note rate interest due in connection with such loans, including but not limited to any foreclosure sale proceeds, sales of real estate acquired through foreclosure or other means, late fees or additional penalties after payment to the Fund of its principal, contractual note rate interest and costs associated with the loan.

Under current practice, the Manager makes arrangements with the borrowers for payment of the Manager’s fees owed by the borrowers. Borrowers pay the Manager’s fees at close of escrow out of the proceeds of loans, or upon closing of the relevant transaction. For loan servicing fees, the Fund or any third-party servicer which may be entitled to such fees, receives these fees monthly in advance along with the regular monthly payments of interest.

For the Fund’s last three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, the total management fees paid directly by the Fund to the Manager were $968,000, $1.1 million, and $575,000, respectively. The Manager also recorded gains totaling $101,000, $401,000 and $0 for its 25% share of gains during the years ended December 31, 2007, 2008 and 2009, respectively. For the Fund’s last three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, the total fees paid to the Manager directly by borrowers on loans funded by the Fund were approximately $28.6 million,

$21.3 million and $10.6 million, respectively. As noted above, the Manager is a privately-held corporation that is principally owned by two of the named executive officers, with Mr. Albers and Mr. Meris owning 67.5% and 22.5%, respectively, of the Manager’s outstanding common stock. Mr. Darak owns 5% of the Manager’s outstanding common stock.

Discussion and Analysis of Current Compensation Program

Currently, the Manager’s executive compensation program and the manner in which decisions regarding the Manager’s executive compensation program are determined are both very different from the programs and processes frequently in place at companies with publicly traded securities listed on the NYSE. Unlike these publicly traded companies, the Manager is a privately held corporation that is controlled by Shane Albers and William Meris, two of the named executive officers. Because these two named executive officers are also the sole members of the Manager’s board of directors and the principal stockholders of the Manager, they have a much larger role in determining the elements of the Manager’s current executive compensation program and the amounts payable to the Manager’s executive officers than comparable executives at publicly traded companies. In addition, these two named executive officers may not currently have the same incentives with respect to establishing the amounts of their own compensation as they do for the Manager’s other executive officers. For a discussion of certain compensation programs that IMH Financial Corporation intends to establish for its executive officers following the completion of the Conversion Transactions, please see the section below entitled “IMH Financial Corporation’s Intended Compensation Programs Following Consummation of the Conversion Transactions.”

The Role of the Board of Directors and Executive Officers of the Manager in Setting Compensation

The Manager’s executive compensation program and the amounts payable to the named executive officers are determined by the Manager’s board of directors. The Manager’s board of directors, which does not currently have compensation, audit or other committees, consists of Shane Albers and William Meris, neither of whom would be deemed “independent” under the criteria of any national securities exchange or inter-dealer quotation system because both are officers of the Manager. Importantly, however, because the Manager is currently privately-held and its stock is not listed or traded on any national securities exchange or inter-dealer quotation system, the Manager is not currently subject to director independence or board committee requirements, except if and to the extent state law imposes any such requirements. The Manager is currently organized under the laws of the State of Arizona, which imposes no such requirements. In addition, Mr. Albers and Mr. Meris are currently the principal stockholders of the Manager. Therefore, all actions taken by the Manager’s board of directors, including compensation actions, are also currently implicitly or explicitly approved by the Manager’s principal stockholders.

The Manager’s Executive Compensation Philosophy and Objectives

The Manager seeks to encourage highly qualified and talented executives to maintain their employment with the Manager for an extended period of time and, as such, the Manager endeavors to compensate its executives, including the named executive officers, at rates that Mr. Albers and Mr. Meris believe to be at or above-market. The Manager’s current executive compensation program is guided by the following key principles:

•	compensation should be fair to both the executive and the Manager;
•	total compensation opportunities should be at levels that are highly competitive for comparable positions at companies with whom the Manager competes for talent;
•	financial incentives should be available to the Manager’s executives to achieve key financial and operational objectives set by the Manager’s board of directors; and

•	an appropriate mix of fixed and variable pay components should be utilized to establish a “pay-for-performance” oriented compensation program.

The Manager’s current executive compensation program takes into consideration the following: (i) the marketplace for the individuals that the Manager wishes to attract, retain and motivate; (ii) the Manager’s past practices; and (iii) the talents that each individual executive brings to the Manager. The Manager does not currently utilize the services of a compensation consultant to provide advice or recommendations on the amount or form of executive compensation, and does not currently engage in any formal benchmarking. Rather, compensation decisions are currently based exclusively on the market knowledge of Mr. Albers and Mr. Meris, as supplemented by the human resources director and other personnel of the Manager or its affiliates.

Elements of the Manager’s Current Executive Compensation Program

The principal components of compensation for the named executive officers are currently base salary and an incentive compensation opportunity comprised of short-term cash incentives. In addition, in the year ended December 31, 2007, the Manager’s board of directors implemented two long-term incentive plans for certain key officers and employees that provide services to the Manager pursuant to which participants may receive stock appreciation rights that are linked to the value of the Manager. Mr. Albers and Mr. Meris are not eligible to participate in these long-term incentive plans, but the other named executive officer is a participant. The named executive officers are also eligible to participate in broad-based benefit plans that are generally available to all employees of the Manager or its affiliates, including the Manager’s 401(k) plan. The Manager does not currently maintain any defined-benefit pension plans or other supplemental executive retirement plans for the named executive officers, and none of the named executive officers is currently entitled to any material perquisites.

Under its current executive compensation program, the Manager does not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. Rather, compensation decisions for the named executive officers are made on a case-by-case and issue-by-issue basis, and take into account each named executive officer’s ownership position in the Manager and position with the Manager. The Manager believes that the combination of compensation elements that it has selected is effective in meeting the Manager’s objective of encouraging highly qualified and talented employees to maintain their employment with the subsidiary of Holdings that provides services to the Manager for an extended period of time.

Base Salary

Base salary, which is not at risk, is designed to compensate the named executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool.

In determining base salaries, the Manager’s board of directors considers each executive’s role and responsibility, unique skills and future potential with the Manager, and the financial condition and available resources of the Manager.

Base salaries in effect for each of the named executive officers at the end of the years ended December 31, 2008 and 2009 are as follows:

	2008	2009
Shane Albers – Chief Executive Officer	$550,000	$290,000
William Meris – President	420,000	290,000
Steven Darak – Chief Financial Officer	240,000	150,000

During 2009, the Manager’s board of directors (which consists of Messrs. Albers and Meris) determined to significantly reduce each named executive officer’s base salary. Salaries for the Manager’s executives for the year ended December 31, 2009 were originally set at $550,000, $420,000 and $216,000 for Messrs. Albers, Meris and Darak, respectively (although Mr. Darak’s base salary was subsequently increased to $300,000 during the first part of 2009). Effective May 1, 2009, the salaries for Messrs. Albers, Meris and Darak were reduced to $290,000, $290,000 and $150,000, respectively. The reduction to Mr. Darak’s base salary was structured to “phase-in” in order to permit him to receive an additional $30,000 in compensation before he fully transitioned to his $150,000 base salary level. The temporary reduction in salaries were made because of the reduced revenue and liquidity available to the Manager resulting from the Fund’s cessation of funding new loans in late 2008.

For the year ending December 31, 2010, base salary levels for the Manager’s executives, Messrs. Albers, Meris and Darak, reverted to their prior levels of $550,000, $420,000 and $300,000. Base salaries were reduced in May 2009 because of the reduced revenue and liquidity available to the Manager. Base salaries of the Manager’s executives have temporarily reverted to their prior levels in light of several factors, including: (i) asset dispositions in the last quarter of the year ended December 31, 2009 and first quarter of the year ending December 31, 2010, which increased liquidity and provided greater assurances that the Manager’s deferred fees from the Fund would be collectable; (ii) the prospects for the Manager to continue as a going concern improved due to an improved economic outlook of both the Fund and the SWI Fund; (iii) the need to compensate the executive officers on a fair and competitive basis in order to retain them and ensure that the Manager carries out its responsibilities for both the Fund and the SWI Fund; and (iv) reductions in staff and other operating expenses.

Short-Term Cash Incentive Opportunity

Cash incentive payments, which are at risk, are designed to recognize and reward the named executive officers with cash payments based on the Manager’s success in a given year. With respect to Messrs. Albers and Meris, cash incentive payments are not made pursuant to or evaluated against any plan or criteria, although the Manager’s board of directors (which consists of Messrs. Albers and Meris) has discretion to award bonuses to such persons as it determines to be appropriate. Factors taken into account by the Manager’s board of directors when deciding whether to pay an annual bonus to Messrs. Albers and Meris, and the amount of any such bonus, include the Manager’s financial performance for the year, each individual’s performance for the year, the Manager’s available cash and the amounts of compensation previously paid to each individual. Neither Mr. Albers nor Mr. Meris received a cash bonus for the years ended December 31, 2009 or 2008 because the Manager’s board of directors determined that Messrs. Albers and Meris were adequately compensated in light of market conditions, and because of the reduced revenue and liquidity available to the Manager in 2009.

Pursuant to an arrangement between Mr. Darak and the Manager, Mr. Darak is entitled to an annual cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of the Manager. The bonus level was negotiated prior to Mr. Darak joining the Manager, and was set at a level that the Manager believes provides Mr. Darak with a meaningful at risk financial incentive to achieve key financial and operational objectives set by the Manager’s board of directors. In the year ended December 31, 2009, Mr. Darak received no bonus pursuant to this arrangement. The Manager’s board of directors determined not to pay Mr. Darak any additional cash bonus for 2009 in light of market conditions, and because of the reduced revenue and liquidity available to the Manager in 2009.

Long-Term Incentive Opportunity

On June 29, 2007, the Manager’s board of directors approved a Key Employee Incentive Plan and an Executive Management Plan, under which the Manager’s board of directors is able to grant eligible key employees and executives that provide services to the Manager stock appreciation rights that entitle participants to receive a payment equal to the appreciation in the value of one share of the Manager’s stock. Stock appreciation rights granted under the plans are linked to the value of shares of the Manager’s stock, and not to the value of membership units in the Fund. Messrs. Albers and Meris are not eligible to participate in these long-term incentive plans. Mr. Darak is eligible to participate in the Executive Management Plan, and was awarded 6,667 stock appreciation rights under this plan on June 29, 2007. Mr. Darak’s award was made in recognition of his efforts in helping grow the Manager and the Fund and as a result of the increasingly complex duties he was required to perform in connection with the Fund’s requirement to file periodic reports with the SEC. The Manager’s board of directors also believed the award would help align Mr. Darak’s interests with the Manager’s stockholders. No stock appreciation rights were awarded to Mr. Darak during the years ended December 31, 2008 or 2009.

The values of stock appreciation rights awarded under the plans are determined by the Manager’s board of directors using a formulaic valuation methodology to determine the value of the Manager’s shares, which methodology is based on the pre-tax earnings of the Manager and described in more detail in the tables following this Compensation Discussion and Analysis. Mr. Darak’s stock appreciation rights ordinarily vest in annual 20% increments starting on December 31, 2007. In connection with the Conversion Transactions and pursuant to the related conversion plan, we expect that the vesting of all outstanding stock appreciation rights, including those held by Mr. Darak, will be accelerated and that all outstanding stock appreciation rights will be cancelled. In exchange for their cancelled stock appreciation rights, Mr. Darak and the other holders of outstanding stock appreciation rights will be entitled to receive a portion of the 895,750 shares, subject to downward adjustment pursuant to the conversion plan, of Class B-3 and Class B-4 common stock of IMH Financial Corporation to be issued in exchange for all of the outstanding equity interests in the Manager and Holdings. The payment in shares of Class B common stock will have a value equal to the value of the outstanding stock appreciation rights at the time of the Conversion Transactions, which value in turn will be based on the value of the shares of Class B common stock received by the stockholders of the Manager in respect of their shares as part of the Conversion Transactions, which is expected to result in compensation expense to us.

Other Compensation

The named executive officers are eligible to, and do participate in, other benefit plans and programs that are generally available to all employees of the Manager and its affiliates, including a 401(k) plan, medical and dental insurance, term life insurance, and a paid time-off plan.

IMH Financial Corporation’s Intended Compensation Programs Following Consummation of the Conversion Transactions

Following the consummation of the Conversion Transactions, the executive officers of the Manager (including the named executive officers) will become our executive officers and will be compensated directly by us. Following the consummation of the Conversion Transactions, our executive compensation program will be determined and approved solely by our Compensation Committee. Our Compensation Committee is expected to be composed of directors who will satisfy the independence requirements of the NYSE and SEC rules. Neither Mr. Albers nor Mr. Meris will be members of the Compensation Committee. In their roles as our Chief Executive Officer and President, respectively, Mr. Albers and Mr. Meris will be expected to make recommendations to the Compensation Committee regarding the compensation of our other executive officers and general competitive market data, but will not participate in any Compensation Committee discussions relating to the final determination of their own compensation. Following the consummation of the Conversion Transactions, the Compensation Committee will have the authority to retain compensation consultants to assist it in determining the structure of, and amounts payable under, our executive compensation program.

Restrictions on Shares of Class B-4 Common Stock.   Mr. Albers and Mr. Meris will receive shares of Class B-4 common stock in the Conversion Transactions, which will be subject to additional four-year restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The transfer restrictions will terminate earlier if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the consummation of the Conversion Transactions). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The additional transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock, as will be defined in their employment agreements. Unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions. Additionally, in connection with the Conversion Transactions, each of Messrs. Albers, Meris and Darak will enter into employment agreements with IMH Financial Corporation, subject to approval by the compensation committee of IMH Financial Corporation.

New Executive Employment Agreements

Following the consummation of the Conversion Transactions, we expect to enter into new employment agreements with each of Mr. Albers, Mr. Meris and Mr. Darak. The terms of the new employment agreements will be determined by our Compensation Committee, which is expected to be composed solely of independent directors. We expect these agreements to establish each executive officer’s annual base salary, short-term incentive compensation opportunity, severance benefits and the other terms and conditions of the executive officer’s employment by us.

While all of the terms of the new employment agreements will be determined by our Compensation Committee following the consummation of the Conversion Transactions through negotiations with these executive officers, we do not expect the Compensation Committee to reduce the annual base salaries for any of these executive officers from the level in effect at the beginning of 2010. However, the Compensation Committee has not yet been appointed, and the annual base salaries for our executive officers is subject to the determination of the Compensation Committee. In addition, we expect that the short-term incentive compensation opportunity for these executive officers will not be discretionary (as it historically has been for Mr. Albers and Mr. Meris), but annual bonuses will instead only become payable if we achieve certain performance targets to be determined by our Compensation Committee.

IMH Financial Corporation Stock Incentive Plan

The members of the Fund are being asked to approve the adoption of the 2010 Stock Incentive Plan pursuant to this consent solicitation/prospectus. Following the consummation of the Conversion Transactions, the stock incentive plan will permit IMH Financial Corporation to grant stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in IMH Financial Corporation common stock or units representing the right to receive IMH Financial Corporation common stock, as well as cash bonus awards. We believe that the incentives and stock-based awards that may be granted under the stock incentive plan will help focus our executive officers and other employees on the objective of creating stockholder value and promoting our success, and that incentive compensation plans like the proposed stock incentive plan are an important attraction, retention and motivation tool for participants in the plan that will encourage participants to maintain their employment with us for an extended period of time. We also believe the equity-based awards available under the stock incentive plan will help align the interests of award recipients with the interests of our stockholders following the consummation of the Conversion Transactions. The amount, structure and vesting requirements applicable to any awards to be granted under the stock incentive plan will be determined by our Compensation Committee (or the board of directors of IMH Financial Corporation) following the consummation of the Conversion Transactions and no specific awards are currently being considered. A description of the material terms of the 2010 IMH Financial Corporation Stock Incentive Plan can be found under the section entitled “Proposal No. 2: Approval of the 2010 IMH Financial Corporation Employee Stock Incentive Plan”.

Additional Compensation Programs

In addition to the compensation programs described above, IMH Financial Corporation will have the discretion to establish other compensation plans and programs for the benefit of our executive officers and other employees, including Messrs. Albers, Meris and Darak. Such plans may include, without limitation, a non-qualified deferred compensation plan offering our executives and other key employees the opportunity to receive certain compensation on a tax-deferred basis, additional short- or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.

Section 162(m) Policy

Section 162(m) of the Code generally disallows a tax deduction by publicly held corporations for compensation over $1 million paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. Following the consummation of the Conversion Transactions, our general intention is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to our executive officers under Section 162(m). Nevertheless, our goal of preserving the deductibility of compensation is secondary in importance to achievement of our compensation objectives.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by the Manager to the named executive officers for service during the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Shane Albers, Chairman and Chief Executive Officer of the Manager	2009	352,500	(1)	—		—		1,375	(2)	353,875
	2008	550,000		—		—		15,500	(2)	565,500
	2007	550,000		—		—		5,500	(2)	555,500

William Meris, President of the Manager	2009	309,167	(1)	—		—		1,000	(2)	310,167
	2008	420,000		—		—		12,925	(2)	432,925
	2007	420,000		—		—		6,650	(2)	426,650

Steven Darak, Chief Financial Officer of the Manager	2009	203,500	(1)	—		—		720	(2)	204,220
	2008	240,000		—		50,000	(4)	9,400	(2)	299,400
	2007	200,000		4,813	(3)	103,085	(4)	2,917	(2)	310,815

(1)	Effective May 1, 2009, the base salaries for Messrs. Albers, Meris and Darak were reduced from $550,000, $420,000, and $300,000, respectively, to $290,000, $290,000 and $150,000, respectively.
(2)	Reflects a discretionary contribution by the Manager to the Investors Mortgage Holdings Inc. 401(k) plan.
(3)	As discussed above under the heading entitled “Compensation Discussion and Analysis — Long-Term Incentive Opportunity,” on June 29, 2007 Mr. Darak received a grant of 6,667 stock appreciation right units under the Manager’s Executive Management Plan, which will ordinarily vest in equal increments over five years starting on December 31, 2007. In accordance with recent changes to the SEC’s disclosure rules, the number included above reflects the grant date fair value of the stock appreciation rights as calculated for financial statement purposes under FASB ASC Topic 718 (FAS 123(R)), which disregards any estimate of forfeitures related to service-based vesting conditions for this purpose. As discussed above, the Fund does not incur any expenses in connection with the Executive Management Plan as it is linked to the performance of the Manager, not the Fund, and all expenses are borne solely by the Manager. The valuation is based on a multiple equal to 4 times the Manager’s actual earnings for the applicable year before taxes, the product of which is discounted by a total of 35% for the lack of marketability of the Manager’s shares and for being a minority interest. The net value is then compared to the base year valuation of the Manager (the year ended December 31, 2005) using similar discounting factors and the increase or decrease in value is used to derive the increase or decrease in the computed price per share.
(4)	Reflects a cash bonus paid to Mr. Darak equal to 1.00% of pre-tax, pre-bonus earnings for the Manager.

2009 Grants of Plan-Based Awards

The following table provides certain information with respect to grants of plan-based awards made by the Manager during the year ended December 31, 2009:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Steven Darak, Chief Financial Officer of the Manager	5/1/2009	—	(1)	—	(1)	300,000	(1)

(1)	As described above in “Compensation Discussion and Analysis — Short-Term Cash Incentive Opportunity,” Mr. Darak is entitled to a cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of the Manager. There is no threshold or target bonus. However, the maximum bonus was set at two times the base salary amount in effect at the end of the year, or $300,000. Based on our performance for 2009, no actual cash bonus was paid to Mr. Darak for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth certain information with respect to equity awards made by the Manager that were outstanding as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Steven Darak, Chief Financial Officer of the Manager	4,000	2,667	(1)	—	[ ]	—

(1)	Reflects stock appreciation rights granted under the Manager’s Executive Management Plan. All stock appreciation rights listed above vest at a rate of 20% per year starting December 31, 2007.

Employment, Change in Control and Severance Agreements

The Manager does not currently have any employment, change of control, severance or similar contracts, agreements, plans or arrangements with any of the named executive officers that provide for payments in connection with any named executive officer’s termination of employment or a change in control of the Fund.

Director Compensation

The Manager’s board of directors currently consists of Shane Albers and William Meris, neither of whom received retainer, meeting or other fees or compensation in the year ended December 31, 2009 in connection with their service on the Manager’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Currently, no person or entity owns beneficially more than 5% of our membership units and the Manager does not own any membership units. The following table summarizes, as of May 10, 2010:

•	the membership units and percentage of outstanding investments in the Fund beneficially owned by directors and executive officers of the Manager, and all such persons as a group; and
•	the voting common securities and nature of beneficial ownership, and percentage of common stock to be outstanding after giving effect to the Conversion Transactions, but without giving effect to any subsequent public offering, to be held by the directors and executive officers of the Manager.

The address for each such person is 4900 N. Scottsdale Rd., Suite 5000, Scottsdale, Arizona 85251.

Name	Beneficial Ownership of the Fund Prior to Conversion Transactions (Units)	Percent of Class Prior to Conversion Transactions	Beneficial Ownership of IMH Financial Corporation After Conversion Transactions (Shares)(2)(4)(6)		Percent of Class After Conversion Transactions(2)(4)(6)
Shane Albers(1)	25.85	*	396,517		2.3%
William Meris(1)	14.63	*	394,045	(5)	2.3%
Steven Darak	—	*	50,286	(3)	**%
All directors and executive officers of the Manager as a group (3 persons)(1)	40.48	*	840,848		4.9%

*	Less than 1% of member equity
**	Less than 1% of stockholder equity.
(1)	Mr. Albers previously agreed with Mr. Meris to transfer a number of shares equal to 20% of the outstanding stock of the Manager to Mr. Meris, however, Mr. Albers and Mr. Meris have subsequently agreed that in lieu thereof (and subject to Mr. Albers receiving $2,140,000 from a combination of (i) distribution of retained earnings of the Manager and (ii) payment by Mr. Meris of $170,000), Mr. Meris will be issued shares of Class B-4 common stock in IMH Financial Corporation that Mr. Meris would have received if the transfer of such shares had been completed prior to the conversion and the number of shares of Class B-4 common stock to be issued to Mr. Albers will be reduced by a corresponding amount. Messrs. Albers and Meris have also agreed that the number of shares of Class B-4 common stock will be reduced on a pro rata basis by the number of shares issuable (prior to reduction in lieu of withholding tax payment by the recipient) in respect of outstanding stock appreciation rights issued to participants in the Manager’s Management Incentive Plan adopted by the board of directors of the Manager on June 29, 2007.
(2)	Assumes 16,989,161 aggregate shares of Class B and Class C common stock outstanding upon consummation of the Conversion Transactions. Includes shares to be received both for ownership in the Fund and in exchange for equity interest in the Manager and Holdings.
(3)	Includes 498 shares of Class B-3 common stock to be issued after reduction in lieu of withholding tax payment to Mr. Darak in exchange for the 6,667 stock appreciation rights in Manager he holds.
(4)	Includes the 781,644 shares issuable to Messrs. Albers and Meris. The shares of IMH Financial Corporation Class B-4 common stock that Mr. Albers and Mr. Meris will receive in the Conversion Transactions will be subject to restrictions on transfer that expire on the four-year anniversary of the consummation of the Conversion Transactions. The transfer restrictions will terminate earlier if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the consummation of the Conversion Transactions). As of September 30, 2008, the quarter end immediately prior to the suspension of redemptions, $730,383,530.78 was the net capital of the Fund. The transfer restrictions will also terminate if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as will be defined in their employment agreements. Unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions.
(5)	Includes 77,319 shares issuable to Mr. Meris that he has agreed to transfer to the Pierce Family Limited Partnership upon issuance of the shares to Mr. Meris.
(6)	Subject to downward adjustment pursuant to the conversion plan.

DESCRIPTION OF IMH FINANCIAL CORPORATION’S CAPITAL STOCK

General

The following is a summary of the material terms of the shares of capital stock in IMH Financial Corporation to be issued in connection with the Conversion Transactions. The following description assumes the filing of the certificate of incorporation and bylaws of IMH Financial Corporation is subject to the provisions of the Delaware General Corporation Law, or DGCL, and is further subject to, and qualified in its entirety by, all of the provisions of the certificate of incorporation and bylaws, which are attached as Annex B and Annex C and will govern your rights as a stockholder of IMH Financial Corporation.

Capital Stock

IMH Financial Corporation has the authority to issue an aggregate of 300 million shares, of which:

•	200 million are shares of IMH Financial Corporation voting common stock, $0.01 par value, designated into classes and subclasses, as described below.
•	100 million are shares of preferred stock, $0.01 par value.

Immediately following the consummation of the Conversion Transactions, and based on currently available information, we anticipate that approximately 17 million shares of IMH Financial Corporation’s voting common stock and no shares of IMH Financial Corporation’s preferred stock will be outstanding, and 1.2 million shares will be reserved for future issuance pursuant to the 2010 IMH Financial Corporation Employee Stock Option Plan, which number will automatically increase to 1.8 million shares upon the consummation of an initial public offering.

No holder of stock of any class of IMH Financial Corporation has any preemptive or preferential right of subscription to any shares of any class of stock of IMH Financial Corporation whether authorized now or at a future date, or to any obligation convertible into stock of IMH Financial Corporation, or any right of subscription for such securities, other than such rights, if any, as the board of directors in its discretion from time to time determines.

Common Stock.  IMH Financial Corporation’s authorized voting common stock is divided into the following classes (and subclasses) which in the aggregate shall not exceed 200 million shares:

•	IMH Financial Corporation common stock, 150,208,500 shares authorized.
•	IMH Financial Corporation Class B common stock (to be issued in the Conversion Transactions), 16,895,750 shares authorized, divided into three subclasses, as follows:
•	IMH Financial Corporation Class B-1 common stock, up to 4.0 million shares authorized.
•	IMH Financial Corporation Class B-2 common stock, up to 4.0 million shares authorized.
•	IMH Financial Corporation Class B-3 common stock, up to 8,114,106 shares authorized.
•	IMH Financial Corporation Class B-4 common stock, up to 781,644 shares authorized.
•	IMH Financial Corporation Class C common stock (to be issued in the Conversion Transactions), up to 16 million shares authorized.
•	IMH Financial Corporation Class D Common stock (to be issued in exchange for Class B common stock that has been submitted for conversion but for which the holder has provided a representation that it has not complied with the applicable transfer restrictions on Class B common stock), 16,895,750 shares authorized. The total number of authorized shares of each series actually issued will depend upon the elections made by members of the Fund. The shares of IMH Financial Corporation’s voting common stock to be issued in the Conversion Transactions will at the time of issuance be duly authorized, validly issued, fully paid and nonassessable.

IMH Financial Corporation Common Stock

Voting Rights.  At every meeting of the stockholders of IMH Financial Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of IMH Financial Corporation common stock is entitled to one vote in person or by proxy for each share of IMH Financial Corporation common stock registered in the name of the holder on the transfer books of IMH Financial Corporation. Except as otherwise required by law, the holders of shares of IMH Financial Corporation common stock will vote together as a single class, subject to any right that may be subsequently conferred upon holders of preferred stock to vote together with holders of voting common stock on all matters submitted to a vote of stockholders of IMH Financial Corporation. No holder of shares of IMH Financial Corporation common stock may cumulate votes in voting for its directors.

Reclassifications, Subdivisions and Combinations.  No shares of IMH Financial Corporation common stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all shares of IMH Financial Corporation common stock, except that (i) the IMH Financial Corporation common stock, Class B-1 common stock, Class B-2 common stock, Class B-3 common stock, and Class C common stock may be reclassified as a single class of IMH Financial Corporation voting common stock at any time following the conversion of all of the IMH Financial Corporation Class B-1 common stock, Class B-2 common stock, Class B-3 common stock, and Class C common stock; and (ii) the IMH Financial Corporation common stock, Class B common stock, and Class C common stock may be reclassified as a single class of IMH Financial Corporation voting common stock at any time following the conversion of all of the IMH Financial Corporation Class B and Class C common stock.

Dividends and Other Distributions.  Subject to the rights of the holders of preferred stock, holders of each class of voting common stock of IMH Financial Corporation are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than common stock) or property of IMH Financial Corporation as may be declared on that class of common stock by the board of directors from time to time out of assets or funds of IMH Financial Corporation legally available for that purpose and will share equally on a per share basis in all dividends and other distributions. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of IMH Financial Corporation common stock are paid or distributed with respect to IMH Financial Corporation common stock, only shares of IMH Financial Corporation Class B common stock are paid or distributed with respect to IMH Financial Corporation Class B common stock, only shares of IMH Financial Corporation Class C common stock are paid or distributed with respect to IMH Financial Corporation Class C common stock and only shares of Class D common stock are paid or distributed with respect to Class D common stock; provided that if a dividend or other distribution is paid with respect to one series of a class of common stock, a proportionate dividend or distribution shall be paid with respect to each other series of common stock of the same class.

Liquidation, Dissolution and Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of IMH Financial Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of preferred stock, the remaining assets and funds of IMH Financial Corporation will be distributed pro rata to the holders of shares of IMH Financial Corporation common stock. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of IMH Financial Corporation or a consolidation or merger of IMH Financial Corporation with one or more other corporations (whether or not IMH Financial Corporation is the corporation surviving the consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Transfer Agent.  The transfer agent and registrar for IMH Financial Corporation’s capital stock will be Registrar and Transfer Company.

Anti-Takeover Considerations.  Delaware law contains, and IMH Financial Corporation’s certificate of incorporation and bylaws will contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of IMH Financial Corporation. For a summary of the provisions, see the section entitled “Comparison of the Rights of Holders of IMH Secured Loan Fund, LLC and IMH Financial Corporation.”

IMH Financial Corporation Class B Common Stock

Except as provided below, IMH Financial Corporation Class B common stock will generally have the same relative powers, preferences, limitations and restrictions as IMH Financial Corporation common stock.

Transfer Restrictions.  IMH Financial Corporation’s certificate of incorporation will contain provisions restricting the transfer of IMH Financial Corporation Class B common stock and IMH Financial Corporation common stock into which it is convertible. For example, holders of shares of IMH Financial Corporation Class B common stock cannot (and will cause their spouse, immediate family members and immediate family members of their spouse to not) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or the Exchange Act, or otherwise dispose of any shares of Class B common stock or shares of our common stock, options or warrants to acquire these shares of Class B common stock, securities exchangeable or exercisable for or convertible into shares of Class B common stock that the holder owns of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) on the date of consummation of the Conversion Transactions or thereafter, or publicly announce an intention to do any of the foregoing, for a period commencing on the date of consummation of the Conversion Transactions and continuing through the close of trading on the date six months, nine months, or one year, as applicable, after the earlier of (i) the consummation of an initial public offering and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, and continuing through the close of trading on the date four years following the consummation of the Conversion Transactions (subject to release in certain circumstances described below), in the case of the IMH Financial Corporation Class B-4 common stock. The transfer restrictions will be enforced by a custodian, who will have physical possession of your Class B common stock during the restriction period and until you convert them into IMH Financial Corporation common stock after the restriction period. Before you can convert your shares of Class B common stock into common stock, you must represent that you have complied with the transfer restrictions. In addition, the Class B common stock will not be listed on any securities exchange or included in any automated quotation system. These features will further restrict your ability to sell, short sell, pledge or transfer your shares of Class B common stock.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class B common stock discussed above will not apply under certain conditions, including, upon ten days prior written notice to IMH Financial Corporation:

•	transfers to IMH Financial Corporation;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class B common stock or the holder's spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class B common stock or according to the laws of intestate succession; and
•	transfers by a holder of shares of Class B common stock to the holder's partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder's partners, members or other equity owners(or retired partners, members or other equity owners).

The recipient of any shares of Class B common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class B common stock.

Automatic Conversion Upon Certain Change of Control Events.  The shares of IMH Financial Corporation Class B common stock will also automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger of IMH Financial Corporation in which the IMH Financial Corporation’s holders of record do not immediately after the merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of IMH Financial Corporation’s voting power is transferred, or (iii) a sale of all or substantially all of the assets of IMH Financial Corporation, except to one or more of our affiliates.

Trading Price Conversion.  Beginning on the five-month anniversary of the consummation of an initial public offering, if the closing price of our common stock price is greater than or equal to 125% of the initial public offering price for 20 consecutive trading days, all shares of IMH Financial Corporation Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation; provided, however, that holders will not be able to receive their shares from the custodian until they represent they have complied with the transfer restrictions.

Conversion into IMH Financial Corporation common stock.  Following the consummation of an initial public offering or the 90th day after the board of directors of IMH Financial Corporation determines not to pursue an initial public offering, a portion of the shares of IMH Financial Corporation Class B-1, Class B-2 and Class B-3 common stock will be eligible to convert into shares of IMH Financial Corporation common stock, as set forth below:

•	shares of IMH Financial Corporation Class B-1 common stock will be eligible to convert into shares of IMH Financial Corporation common stock on the sixth-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering;

•	shares of IMH Financial Corporation Class B-2 common stock will be eligible to convert into shares of IMH Financial Corporation common stock on the nine-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering;
•	shares of IMH Financial Corporation Class B-4 common stock will be eligible to convert into shares of IMH Financial Corporation common stock on the four-year anniversary of the Conversion Transactions; and
•	all shares of IMH Financial Corporation Class B-1 common stock, IMH Financial Corporation Class B-2 common stock, and IMH Financial Corporation Class B-3 common stock will automatically convert into shares of IMH Financial Corporation common stock on the twelve-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering.

The shares of IMH Financial Corporation common stock issuable upon conversion of the IMH Financial Corporation Class B common stock will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation and will be freely transferable (subject to restrictions under applicable securities laws).

Optional Conversion Mechanics.  All holders of shares of IMH Financial Corporation Class B common stock eligible for optional conversion into shares of IMH Financial Corporation common stock as described above may elect to convert their shares of Class B common stock by notifying the custodian and transfer agent in writing of the election and representing that such holder has complied with the applicable transfer restrictions. Holders of Class B common stock may not be notified when the Class B common stock becomes eligible for conversion.

Special Dividend.  Finally, we intend to pay a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend, to the holders of all issued and outstanding shares of Class B common stock on the 12-month anniversary of the consummation of an initial public offering, subject to the availability of legally distributable funds at that time. We do not intend to pay the Special Dividend, if any, from the net proceeds of an initial public offering. Rather, we intend to use the net proceeds of an initial public offering to make investments that will position us to make future distributions, including the Special Dividend. The Special Dividend will not be payable if we do not consummate an initial public offering.

Automatic Conversion into Class D Common Stock for Transfer Restriction Violations.  If a holder of Class B common stock submits a notice of conversion to the custodian, but represents to the custodian that it has not complied with the applicable transfer restrictions, all shares of Class B-1, Class B-2, and Class B-3 common stock held by the holder will be automatically converted into Class D common stock, will not be entitled to the Special Dividend and will be subject to the restrictions provided below.

Additional Restrictions on Class B-4 Common Stock. Except as provided below, the shares of Class B-4 common stock issuable to Mr. Albers and Mr. Meris will generally have the same relative powers, preferences, limitations and restrictions as the other series of IMH Financial Corporation Class B common stock. However, the shares of Class B-4 common stock will be subject to the following additional terms and conditions:

•	the shares of Class B-4 common stock will be subject to additional restrictions on transfer for a period of four years following the consummation of the Conversion Transactions that may terminate earlier as follows: (i) if, any time after five months from the first day of trading on a national securities exchange, either the market capitalization (based on the closing price of IMH Financial Corporation common stock) or the book value of IMH Financial Corporation will have exceeded $730,383,530.78 (subject to upward adjustment by the amount of any net proceeds from new capital raised in an initial public offering or otherwise, and to downward adjustment by the amount of any dividends or distributions paid on membership units of the Fund or IMH Financial Corporation securities before or after the Conversion Transactions), (ii) if the restrictions on the Class B common stock are eliminated as a result of a change of control of the shares of Class B common stock under the certificate of incorporation of IMH Financial Corporation, or (iii) if, after entering into an employment agreement approved by the compensation committee of IMH Financial Corporation, the holder of Class B common stock is terminated without cause, as this term will be defined in their employment agreements as approved by the compensation committee of IMH Financial Corporation; and
•	unless IMH Financial Corporation has both (i) raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) completed a listing on a national securities exchange, then, in the event of a liquidation of IMH Financial Corporation, no portion of the proceeds from the liquidation will be payable to the shares of Class B-4 common stock until such proceeds exceed $730,383,530.78. The shares of Class B-4 common stock will participate on a pro rata basis in any portion of proceeds from the liquidation that exceeds $730,383,530.78. Although IMH Financial Corporation intends to initiate an initial public offering and to list its shares of common stock on a national securities exchange following the consummation of the Conversion Transactions, IMH Financial Corporation may ultimately complete one, both, or neither of these intended actions.

IMH Financial Corporation Class C Common Stock

Except as provided below, IMH Financial Corporation Class C common stock will generally have the same relative powers, preferences, limitations and restrictions as IMH Financial Corporation common stock.

Transfer Restrictions.  Class C common stock is non-transferable, subject to the exceptions discussed in the following paragraph, and is subject to mandatory redemption as discussed below.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class C common stock discussed above will not apply under certain conditions, including, upon 10 days prior written notice to IMH Financial Corporation:

•	transfers to IMH Financial Corporation;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class C common stock or the holder's spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class C common stock or according to the laws of intestate succession; and

•	transfers by a holder of shares of Class C common stock to the holder's partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder's partners, members or other equity owners(or retired partners, members or other equity owners).

The recipient of any shares of Class C common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class C common stock.

Redemption in Connection With an Initial Public Offering.  After the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to 30% of the capital raised in an initial public offering (up to an aggregate of $50 million) to effect a pro rata redemption of IMH Financial Corporation Class C common stock (based upon the number of shares of Class C common stock held by each stockholder) at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in an initial public offering. All shares of Class C common stock that are not so redeemed will automatically be converted into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock, 25% will convert into shares of Class B-2 common stock and 50% will convert into shares of Class B-3 common stock. No fractional shares of Class B common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of Class B-3 common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of Class B-3 common stock will be issued to the holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share.

Automatic Conversion Following Determination Not to Pursue an Initial Public Offering.  If the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering, it may, beginning 90 days after that determination, convert up to 20% of the outstanding shares of Class C common stock into common stock. No fractional shares of common stock will be issued in any such conversion and no certificate for any fractional shares will be issued. After aggregating all fractional share amounts of a particular holder into one or more whole shares of common stock, any remaining fractional share interest will either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than 0.5 of a share, in which case one additional share of common stock will be issued to the applicable holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than 0.5 of a share. The remaining shares of Class C common stock would automatically convert into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock, 25% will convert into shares of Class B-2 common stock and 50% will convert into shares of Class B-3 common stock.

Automatic Conversion Upon Certain Change of Control Events.  The shares of IMH Financial Corporation Class C common stock will also automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger of IMH Financial Corporation in which the IMH Financial Corporation's holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of IMH Financial Corporation's voting power is transferred, or (iii) a sale of all or substantially all of the assets of IMH Financial Corporation, except to one or more of our affiliates.

Automatic Conversion into Class D Common Stock for Transfer Restriction Violations.  If any shares of Class B common stock owned by a particular holder are automatically converted into shares of Class D common stock, as discussed above, then each share of Class C common stock owned by the holder will convert into one share of Class D common stock.

IMH Financial Corporation Class D Common Stock

Except as provided below, IMH Financial Corporation Class D common stock will generally have the same relative powers, preferences, limitations and restrictions as IMH Financial Corporation common stock.

Transfer Restrictions.  Class D shares are non-transferable, subject to the exceptions discussed in the following paragraph.

Exceptions to the Transfer Restrictions.  The restrictions generally applicable to the transfer of shares of Class D common stock discussed above will not apply under certain conditions, including, upon 10 days prior written notice to IMH Financial Corporation:

•	transfers to IMH Financial Corporation;
•	gratuitous transfers to a spouse, immediate family member, or grandchild;
•	gratuitous transfers to a custodian, trustee, executor or other fiduciary on behalf of the holder of the shares of Class D common stock or the holder's spouse, immediate family member, or grandchild;
•	gratuitous transfers to a charitable trust;
•	transfers pursuant to the will of a holder of shares of Class D common stock or according to the laws of intestate succession; and
•	transfers by a holder of shares of Class D common stock to the holder's partners, members or other equity owners (or retired partners, members or other equity owners), or to the estate of the holder's partners, members or other equity owners (or retired partners, members or other equity owners).

The recipient of any shares of Class D common stock under any of above scenarios will be subject to all applicable restrictions on shares of Class D common stock.

Automatic Conversion Upon Certain Change of Control Events.  The shares of IMH Financial Corporation Class D common stock will also automatically convert into shares of IMH Financial Corporation common stock that will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation, immediately prior to the consummation of any “change in control” transaction, which generally includes (i) a merger of IMH Financial Corporation in which the IMH Financial Corporation's holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of IMH Financial Corporation's voting power is transferred, or (iii) a sale of all or substantially all of the assets of IMH Financial Corporation, except to one or more of our affiliates.

Optional Conversion into IMH Financial Corporation Common Stock.  Shares of IMH Financial Corporation Class D common stock will be eligible to convert into shares of IMH Financial Corporation common stock on the twelve-month anniversary of the earlier of (i) the consummation of an initial public offering, and (ii) the 90th day after the board of directors of IMH Financial Corporation determines that it will not pursue an initial public offering. The shares of IMH Financial Corporation common stock issuable upon conversion of the IMH Financial Corporation Class D common stock will not be subject to restrictions on transfer under the certificate of incorporation of IMH Financial Corporation and will be freely transferable (subject to restrictions under applicable securities laws).

Optional Conversion Mechanics.  A holder of shares of IMH Financial Corporation Class D common stock eligible for optional conversion into shares of IMH Financial Corporation common stock, as described above, may elect to convert its shares of Class D common stock by notifying the custodian and transfer agent in writing of the election and submitting representations to the custodian (i) that the holder has complied with the applicable transfer restrictions for the 90 days prior to the date of the representation and is not currently in violation of such transfer restrictions, and (ii) if the holder was a holder of Class B common stock on the record date for the Special Dividend (and the dividend has been declared and paid), that the holder will return to IMH Financial Corporation the Special Dividend. If the holder does not make the representations described above, then the custodian will not release such holder’s shares of IMH Financial Corporation Class D common stock for a period of 90 days thereafter, and then will release such shares only upon receipt from the holder of the representations described above. Holders of IMH Financial Corporation Class D common stock may not be notified when the IMH Financial Corporation Class D common stock becomes eligible for conversion.

In the event that any shares of Class B, Class C or Class D common stock are, for any reason other than pursuant to the terms of the certificate of incorporation of IMH Financial Corporation, released from the custodian appointed by IMH Financial Corporation to hold the shares, the transfer agent for IMH Financial Corporation’s capital stock will instead hold the shares and all applicable transfer restrictions will continue to apply to shares in book entry form with equal effect.

Preferred Stock

To the fullest extent permitted under Delaware law, the IMH Financial Corporation board of directors is authorized by resolution to divide and issue shares of preferred stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any series of preferred stock and any qualifications, limitations or restrictions of the series as are stated and expressed in the resolution or resolutions providing for the issue of the stock adopted by the board of directors.

Warrants

We do not have any warrants outstanding.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that the stockholder becomes an interested stockholder, the board of directors approves the transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The Delaware General Corporation Law contains provisions enabling a corporation to avoid the restrictions of Section 203 if stockholders holding a majority of the corporation’s voting stock approve an amendment to the corporation’s certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to elect out of the application of Section 203 of the Delaware General Corporation Law.

Certificate of Incorporation and Bylaws

Various provisions of our certificate of incorporation and bylaws, in the forms they will be in effect immediately prior to the consummation of this offering, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders.  Our certificate of incorporation and bylaws permit stockholder action by written consent. Our bylaws also provide that special meetings of our stockholders may be called only by stockholders owning 10% or more of our outstanding stock, the board of directors, the chief executive officer, or the president of IMH Financial Corporation.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. A stockholder’s notice must be delivered to the Secretary at the principal executive offices of the IMH Financial Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days before or delayed by more than 30 days after the anniversary date, or if no annual meeting was held in the preceding year, then notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is first made. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limits on Ability of Stockholders to Elect and Remove Directors.  Our board of directors has the sole right to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors. In addition, directors may only be removed by the action of the holders of at least a majority of the outstanding shares of our capital stock, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors.  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;
•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or
•	for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. Following the Conversion Transactions, IMH Financial Corporation plans to purchase a policy insuring the corporation against damages for claims against our directors and officers.

Authorized But Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of Common Stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Majority Requirement for Amendment of Bylaws.  Under our certificate of incorporation and bylaws, amending our bylaws by stockholder action requires the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors. Our board of directors also has the ability to amend the bylaws without stockholder consent.

COMPARISON OF RIGHTS OF HOLDERS OF IMH SECURED LOAN FUND, LLC
AND IMH FINANCIAL CORPORATION

The following section of the consent solicitation/prospectus describes some of the differences between the current rights of holders of IMH Secured Loan Fund, LLC membership units and the rights of holders of IMH Financial Corporation common stock after the consummation of the Conversion Transactions and also summarizes certain provisions of Delaware law, IMH Secured Loan Fund, LLC’s Restated Limited Liability Company operating agreement, or the operating agreement, and IMH Financial Corporation’s certificate of incorporation, which we refer to as the certificate of incorporation, and bylaws. While we believe that the following description covers the material differences between the rights of the holders, this summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of IMH Secured Loan Fund, LLC membership units and those of holders of IMH Financial Corporation common stock and may not contain all the information that is important to you. We encourage you to read carefully the operating agreement and the forms of IMH Financial Corporation’s certificate of incorporation and bylaws, which are attached as Annex B and Annex C. For information on how to obtain the operating agreement, see “Where You Can Find Additional Information.” This discussion is qualified in its entirety by reference to the full texts of the documents referenced below.

General

Upon the consummation of the Conversion Transactions, in exchange for each IMH Secured Loan Fund, LLC membership unit you currently own, you will receive, at your election, either 220.3419 shares of Class B common stock, or 220.3419 shares of Class C common stock, of IMH Financial Corporation, or some combination thereof. You may elect to receive the shares of Class B or Class C common stock in any proportion of 10% increments, but you will receive only an aggregate of 220.3419 shares of Class B or Class C common stock in exchange for each membership unit in the Fund you hold as of the record date. For every four shares of Class B common stock you receive, one will be a share of Class B-1 common stock, one will be a share of Class B-2 common stock and two will be shares of Class B-3 common stock.

IMH Secured Loan Fund, LLC is organized under Delaware law and governed by the DLLCA, and IMH Financial Corporation is incorporated in Delaware and governed by the DGCL. The following discussion compares the rights of holders of IMH Secured Loan Fund, LLC membership units and IMH Financial Corporation common stock, and summarizes the material differences between the current rights of IMH Secured Loan Fund, LLC holders and the rights those stockholders will have as stockholders of IMH Financial Corporation following the consummation of the Conversion Transactions.

Comparison of Certain Organizational Document Provisions and Provisions of Delaware Law

Authorized Capital Stock/LLC Units

IMH Secured Loan Fund, LLC	IMH Financial Corporation
IMH Secured Loan Fund, LLC’s Restated Limited Liability Company operating agreement permits the Manager to determine the number of authorized membership units at its discretion. As of May 10, 2010, there were 73,038 membership units outstanding.	IMH Financial Corporation’s certificate of incorporation authorizes issuance of up to 200 million shares of common stock, $0.01 par value per share, and 100 million shares of preferred stock, $0.01 par value per share, which may be issued in one or more separate classes. Upon consummation of the Conversion Transactions, no shares of IMH Financial common stock, an aggregate of approximately 17 million shares of Class B and Class C common stock, and no shares of Class D common stock will be outstanding. If the 2010 Stock Incentive Plan is approved, 1.2 million shares of our common stock will be reserved for future issuance pursuant to the Plan upon consummation of the Conversion Transactions, which number of shares shall automatically increase to 1.8 million upon the consummation of an initial public offering.

Annual Meeting

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The operating agreement does not require that the Fund hold an annual meeting of members.	As a corporation governed by the DGCL, IMH Financial Corporation is required to hold an annual stockholder’s meeting.

Voting Rights

IMH Secured Loan Fund, LLC
The operating agreement provides that, except as expressly provided in the operating agreement, no member shall take part in the conduct or control of the Fund’s business or shall have any right or authority to act for or bind the Fund. The members may vote in specific instances described in the operating agreement, in which case the holders of a majority of membership units (not including the Manager) can take action and bind all of the members. The situations in which all members (except the Manager) are entitled to vote include votes to:
• dissolve the Fund;
• remove and replace the Manager;
• merge the Fund or sell all or substantially all of the Fund’s assets;
• change the nature of the Fund’s business; or
• amend the operating agreement (in certain cases).
Furthermore, the Manager may not take any of the following actions without the prior affirmative vote or consent of the holders of a majority of outstanding membership units in the Fund:
• designate one or more persons to serve as an additional manager or successor manager of the Fund; or
• voluntarily withdraw as manager of the Fund, unless its withdrawal would neither affect the tax status of the Fund nor materially adversely affect the members of the Fund.

IMH Financial Corporation
IMH Financial Corporation’s certificate of incorporation provides that the holder of each outstanding share of common stock, Class B common stock, Class C common stock and Class D common stock is entitled to one vote for each share held on all actions to be taken by the stockholders. Under Delaware law, and subject to certain conditions and exceptions, actions that require the affirmative vote of the stockholders entitled to vote include, among others:
• adopting, amending or repealing bylaws after a corporation has received any payment for any of its stock;
• amending the certificate of incorporation after a corporation has received payment for any of its capital stock;
• electing or removing members of the board of directors;
• approving business combinations with so-called “interested stockholders”;
• approving the merger or consolidation of the corporation;
• approving the conversion of a corporation into another business entity;
• approving the sale of all or substantially all of a corporation’s property and assets; and
• changing the nature of IMH Financial Corporation’s business; and
• approving the dissolution of the corporation.

Separate Class Voting

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The operating agreement does not provide for separate class voting.	IMH Financial Corporation’s certificate of incorporation and bylaws permit the board of directors to set voting rights, if any, for each class or series of preferred stock. In setting voting rights, the directors could provide that any series or class of preferred stock may have a separate class vote on certain matters. The shares of common stock, Class B common stock, Class C common stock and Class D common stock will each have one vote per share and will vote together as one class on all matters presented to stockholders for a vote.

Voting on Related Party Transactions

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Pursuant to the operating agreement, the affirmative vote of the holders of a majority of the membership units is required to authorize the making of loans to the Manager or any of its affiliates. The Fund is prohibited, however, from extending loans to directors and executive officers by Section 402 of the Sarbanes-Oxley Act of 2002.	The DGCL generally provides that no contract or transaction between a corporation and any of its directors or officers or with any entity in which any of its directors or officers is a director or has a financial interest will be void or voidable solely because of the common directorship or interest if: (i) the material facts as to his or her relationship or interest as to the contract or transaction is disclosed or known to the board of directors and the board of directors in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum, (ii) the material facts as to his or her relationship or interest as to the contract or transaction is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair to the corporation. The Fund is prohibited, however, from extending loans to directing and expecting offerings by Section 402 of the Sarbanes-Oxley Act of 2002.

Dividends/Distributions

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Subject to certain exceptions, the Fund is to distribute, on a monthly basis, net distributable earnings, as defined in the operating agreement, in cash to electing members. Subject to certain exceptions, the Fund may also distribute the net proceeds from certain transactions set forth in the operating agreement.	Subject to applicable law, the board may declare dividends. Section 170(a) of the DGCL provides that dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Holders of IMH Financial Corporation Class B common stock will be entitled to payment of a one-time Special Dividend equal to $0.95 per share of Class B common stock held by such holders on the 12-month anniversary of the IPO Date, subject to the availability of legally distributable funds. The Special Dividend, if any, will be paid within thirty (30) days of such 12-month anniversary. Other than with respect to the Special Dividend which will only be declared and payable on shares of Class B common stock, each share of common stock, Class B common stock, Class C common stock and Class D common stock will share equally in any dividend declared by the board of directors.

Redemption

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The ability of a member to withdraw, or partially withdraw, from the Fund and obtain the return of all or part of its capital account by having its membership units redeemed is subject to significant limitations, including the following:	IMH Financial Corporation stockholders generally will not have redemption rights. However, as described elsewhere in this consent solicitation/prospectus, stockholders who elect to receive shares of Class C common stock in the Conversion Transactions may have some or all of their shares of Class C common stock redeemed. After the consummation of an initial public offering, IMH Financial Corporation may, in its sole discretion, use up to the lesser of (A) 30% of the net proceeds of the initial public offering or (B) $50 million to redeem, on a pro rata basis, all or a portion of the outstanding shares of IMH Financial Corporation Class C common stock at the initial public offering price, less selling commissions and discounts paid or allowed to the underwriters in an initial public offering. All shares of Class C common stock that are not so redeemed will automatically convert into shares of Class B common stock as follows: 25% of the outstanding shares of Class C common stock will convert into shares of Class B-1 common stock, 25% will convert into shares of Class B-2 common stock and 50% will convert into shares of Class B-3 common stock. No fractional shares of IMH Financial Corporation Class B or Class C common stock will be issued in the Conversion Transactions and no certificate for any fractional shares will be issued.
• Requests to redeem membership units may only be submitted after the membership units have been held for at least 60 days.
• Redemptions are made only to the extent the Manager determines that the Fund has sufficient cash available.
• All requests for withdrawal are on a “first-come, first-served” basis.

•

If a member’s capital account is reduced below $50,000 due to any withdrawal payment, the Manager, in its discretion, may distribute all remaining amounts in the capital account to the member in cancellation of the membership units.

• Unless the Manager determines otherwise, the total amount withdrawn by all members during any fiscal year may not exceed 10% of the amount of capital accounts of all the members.
• The Fund is not required to sell any portion of its assets to fund a withdrawal.
• If membership units are redeemed, the redemption will typically be paid within 60 to 90 days following the end of the month in which the request is received by the Manager.
As permitted under the operating agreement, the Manager suspended the acceptance of member withdrawals and the redemption of membership units in the Fund effective October 1, 2008.

Conversion

IMH Secured Loan Fund, LLC	IMH Financial Corporation
N/A.	Under certain circumstances, the shares of Class B, Class C and Class D common stock may become convertible into a different series of capital stock of IMH Financial Corporation. Under certain circumstances: (i) the Class B common stock may be converted into common stock or Class D common stock; (ii) the Class C common stock may converted into common stock or Class B common stock; and (ii) the Class D common stock may be converted into common stock. For more information, see the section entitled “Description of IMH Financial Corporation’s Capital Stock.”

Dissolution, Liquidation and Winding-up

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Under the operating agreement, the Fund will dissolve upon the earlier to occur of (i) affirmative vote or consent of a majority of members, or (ii) the withdrawal, removal, dissolution or bankruptcy of the Manager, unless there is no remaining manager, a majority of members agree in writing to continue the business of the Fund, and within six months after the last remaining Manager has ceased to be a Manager, admit one or more Managers who agree to such election and join the Fund as managers.	Under Delaware law, a corporation may be dissolved by either (i) affirmative vote by a majority of outstanding shares and approval by a majority of the board of directors or (ii) unanimous vote of outstanding shares without board of director approval. The Delaware law requirement has the effect of protecting minority stockholders from termination of their investment if the board of directors in exercising its fiduciary duties, concludes dissolution is not in the best interest of the corporation and its stockholders.

IMH Financial Corporation’s certificate of incorporation provides that in the event of the liquidation, dissolution or winding up of the affairs of IMH Financial Corporation, subject to payment of debts and other liabilities of IMH Financial Corporation and payment in full of the amounts required to be paid to the holders of preferred stock, holders of outstanding shares of common stock are entitled to share ratably in all remaining assets; provided, however, that if either (i) IMH Financial Corporation has not raised an aggregate of at least $50 million in one or more transactions through the issuance of new equity securities, new indebtedness with a maturity of no less than one year, or any combination thereof, and (ii) the common stock of IMH Financial Corporation has not been listed on a national securities exchange, then, in the event of any liquidation, dissolution or winding up of the affairs of IMH Financial Corporation Class B-4 Shares will not be entitled to any distributions until the distributions to holders of common stock, Class B-1 common stock, Class B-2 common stock, Class B-3 common stock and Class C common stock have received $730,383,530.78, after which such point the holders of Class B-4 shares will participate pro rata with the holders of common stock, Class B-1, Class B-2, Class B-3 and Class C common stock.
Pursuant to the operating agreement, if the Fund is dissolved its assets are to be distributed in accordance with the DLLCA, which provides that the Fund’s assets will first be distributed to creditors (including members and managers) in satisfaction of the Fund’s liabilities. Upon full satisfaction of its obligations, the Fund’s assets will be distributed to the members first for the return of their contributions and second in respect of their limited liability company interests, in the proportions in which each member shares in distributions generally. Where there are sufficient assets, the DLLCA provides that claims and obligations are to be paid in full. Where there are insufficient assets, claims and obligations are to be paid according to their priority. Claims of equal priority are to be paid pro rata to the extent assets are available to pay such claims.

Classification of Stock

IMH Secured Loan Fund, LLC	IMH Financial Corporation
N/A	IMH Financial Corporation’s certificate of incorporation provides that the board of directors has the power to classify and reclassify any of the unissued shares of capital stock into a class or series, or classes or series, of preferred stock or other type of stock.

Number of Directors

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The Fund does not have a board of directors. Rather, pursuant to the operating agreement, all of the Fund’s operations are performed by the Manager, subject to limited exceptions.	IMH Financial Corporation’s bylaws provide that the number of directors which shall constitute the whole board of directors shall not be less than seven (7) nor more than fifteen (15), and shall initially be seven (7).

Election, Vacancy and Removal of Directors

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The Fund itself does not have a board of directors or similar governing body, and the Fund’s operations are overseen by the Manager. There is no provision in the operating agreement to elect, appoint or remove a director of the Manager.

Under the operating agreement, the Manager will cease to be the manager upon its removal, withdrawal or dissolution, or if it is found to be bankrupt. A majority-in-interest of the members, excluding any interest in the Fund owned by the Manager, can remove the Manager as the manager subject to the following conditions:	According to IMH Financial Corporation’s bylaws, at each annual meeting of the stockholders from and after the first annual meeting of the stockholders, each director standing for election will be elected to hold office for a term expiring at the next annual meeting of the stockholders. At all meetings of stockholders for the election of directors at which a quorum is present, each director will be elected by the vote of a plurality of the votes cast. A person will not be eligible for election or re-election as a director at an annual meeting of stockholders unless that person is nominated by a stockholder of record who provides proper notice, or that person is nominated at the direction of the board of directors. Directors may be nominated at a special meeting of stockholders either at the direction of the board of directors or by any stockholder of record provided that the board of directors has determined that directors will be elected at such special meeting.

IMH Financial Corporation’s certificate of incorporation states that vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause will, unless otherwise required by resolution of the board of directors, be filled by, and only by, the affirmative vote of a majority of the members of the board of directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship will hold office until the next election of the directors and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

IMH Financial Corporation’s certificate of incorporation states that any director may be removed, with or without cause, but only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock of IMH Financial Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

Any director may resign at any time upon notice given in writing or by electronic transmission to the board of directors or a person designated by the board of directors.
• if the members have not previously elected an additional manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority;

•

during the 120 days set forth above, a majority can agree in writing to continue the business of the Fund and, within six months following the termination date of the last remaining manager, elect and admit a new manager who agrees to continue the existence of the Fund; and

• the substitution of a new manager shall be effective when the new manager accepts in writing the duties and responsibilities of a manager.
Under the operating agreement, if the business of the Fund continues after the Manager is no longer the manager, then the Fund will pay the Manager a sum equal to all amounts then owed to it. By majority vote, the members of the Fund may terminate the Manager’s interest in the Fund, if any, by paying an amount equal to the Manager’s outstanding capital account at such time. The method of any payments to a terminated manager must be fair and must protect the Fund’s solvency and liquidity.
Under the operating agreement, if a majority does not designate and admit a new manager within the time specified, the Fund will dissolve. The Manager may assign any interest it may have in the Fund as a member, but the Manager may not be changed except as set forth above.

Indemnification and Limitations on Manager/Director Liability

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The operating agreement provides that the Manager will not be held harmless, and is not entitled to indemnification from the Fund, for losses or liabilities suffered by the Fund unless all of the following conditions are met:	IMH Financial Corporation’s certificate of incorporation states that a director will not be personally liable to IMH Financial Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the IMH Financial Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful dividends), or (iv) any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors is eliminated or limited to the full extent authorized.

IMH Financial Corporation’s bylaws empower a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or alternative dispute resolution procedure, whether civil, criminal, administrative, investigative or otherwise (including, without limitation, an action by or in the right of IMH Financial Corporation) by reason that he, or a person of whom he is the legal representative, is or was a director or an officer of IMH Financial Corporation or is or was serving at the request of IMH Financial Corporation as a director, manager, officer, partner, trustee or member of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all costs, charges, expenses, liability and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any such proceeding, and the indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his heirs, executors and administrators; provided, however, that IMH Financial Corporation will indemnify any the indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by the board of directors. No indemnification will be paid to any indemnitee: (i) on account of any suit in which judgment is rendered against the indemnitee for disgorgement of profits made from the purchase or sale by the indemnitee of securities of IMH Financial Corporation or
• The Manager has determined in good faith that the course of conduct that caused the loss or liability was in the best interest of the Fund;
• The Manager was acting on behalf of or performing services for the Fund;
• The liability or loss was not caused by negligence or misconduct by the Manager; and
• The indemnification is paid out only from the Fund’s assets, and is not recoverable from the members.
The Manager (which will include affiliates only if the affiliates are performing services on behalf of the Fund) and any person acting as a broker-dealer will not be indemnified for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws unless the following conditions are met:
• there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular indemnitee; or
• the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•

a court of competent jurisdiction has approved a settlement of the claims against a particular indemnitee and has determined that indemnification of the settlement and related costs should be made; and

•

in the case of the above paragraph, the court of law considering the request for indemnification has been advised of the position of the SEC and the position of any state securities regulatory authority in which securities of the Fund were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised of and consider the positions of the securities regulatory authorities of those states:

(i) which are specifically set forth in the operating agreement; and
(ii) in which plaintiffs claim they were offered or sold membership units in the Fund.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
(ii) on account of any suit in which judgment is rendered against such indemnitee for any reimbursement of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of IMH Financial Corporation.
The bylaws also state that the indemnitee shall have the right to be paid by IMH Financial Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to IMH Financial Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.
If an appropriate claim is not paid in full by IMH Financial Corporation within 60 days after a written claim has been received by IMH Financial Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against IMH Financial Corporation in a court of competent jurisdiction in the state of Delaware to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by IMH Financial Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by IMH Financial Corporation to recover an advancement of expenses pursuant to an undertaking, IMH Financial Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The bylaws further provide that the rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may acquire. IMH Financial Corporation may maintain insurance, at its expense, to protect itself or any director, manager, officer, partner, trustee, employee or agent of IMH Financial Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss. IMH Financial Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of IMH Financial Corporation. The rights conferred upon indemnitees will be contract rights that will vest upon commencement of service as a director or officer or in any other capacity pursuant to which an indemnitee is entitled to indemnification and those rights will continue as to an indemnitee who has ceased to serve in that capacity and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Special Meetings

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The Manager, or members representing more than ten percent of the outstanding Fund interests on which the members may vote, may call a meeting of the Fund. All members must receive notice of Fund meetings not less than fifteen nor more than sixty days before the date of the meeting.	IMH Financial Corporation’s bylaws state that, subject to the rights of holders of any series of preferred stock, and other than those required by statute, special meetings of stockholders may only be called by stockholders owning 10% or more of the outstanding stock of IMH Financial Corporation, the chief executive officer of IMH Financial Corporation, the president of IMH Financial Corporation, or by the board of directors pursuant to a resolution adopted by the board of directors. The notice of any stockholder meeting will be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Mergers, Share Exchanges and Sales of Assets

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The operating agreement provides that the Manager may not sell all or substantially all of the Fund’s assets (in one or a series of transactions) outside the ordinary course of business, or cause the merger or reorganization of the Fund, without the affirmative vote of the holders of a majority of the membership units. If a merger, acquisition, conversion or consolidation constitutes a “roll-up transaction” as defined in the operating agreement, certain restrictions apply, including the following:	Under Section 251(c) of the DGCL, the merger, consolidation, or transfer of assets proposed by the board of directors must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
• the transaction must not result in members of the Fund having voting rights in the resulting entity that are less than those provided by the operating agreement;

  •

the transaction must not materially impede or frustrate the accumulation of shares, units or other equity interests in the resulting entity by any purchaser of the securities of the resulting entity (except to the minimum necessary to preserve the tax status of the resulting entity);

  •

the transaction must not limit the ability of a member of the Fund to exercise voting rights of the securities of the resulting entity on the basis of the value of the membership units in the Fund held by the applicable member;

  •

the transaction must not result in members of the Fund, as securityholders in the resulting entity, having access to the records of the resulting entity that is less than the corresponding access to the Fund’s records provided by the operating agreement; and

• the Fund may not bear the costs of the transaction if the transaction is not approved by the necessary vote of the members of the Fund.
Additionally, if a transaction constitutes a “roll-up transaction” as defined in the operating agreement, an appraisal of the Fund’s assets is required to be undertaken by an independent expert and each member of the Fund that votes against the proposed transaction must be given the choice to (a) accept the securities of the resulting entity offered in the transaction, (b) remain a member of the Fund and preserve its interest in the Fund unchanged, or (c) receive a cash payment equal to the member’s pro-rata share of the Fund’s appraised net asset value.

Appraisal Rights

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Members of the Fund generally are not entitled to appraisal rights under the Delaware Limited Liability Company Act with respect to their membership units in the Fund. The operating agreement does provide for contractual appraisal rights in connection with “roll-up” transactions as defined in the operating agreement, which includes certain transactions involving the acquisition, merger, conversion or consolidation of the Fund.	IMH Financial Corporation’s stockholders shall be entitled to appraisal rights to the fullest extent allowed under Section 262 of the DGCL.
The Manager further believes that even if the Conversion Transactions are viewed as a single transaction they would not be a “roll-up” under the operating agreement of the Fund because the definition of “roll-up” excludes a transaction involving the conversion to corporate form of only the Fund if as a consequence there will be no “significant adverse change” with respect to voting rights of members of the Fund, the term of existence of the Fund, Manager compensation or the Fund’s investment objectives. The Manager believes the Conversion Transactions have no “significant adverse change” on (i) voting rights, (ii) the life of the Fund, (iii) Manager compensation, or (iv) investment objectives as discussed in more detail below:
Voting Rights
The voting rights of stockholders are generally comparable, as summarized in the comparisons in this section under the headings entitled “ — Voting Rights”, “Separate Class Voting”, “ — Voting in Related Party Transactions”, “ — Election, Vacancy and Removal of Directors”, “ — Mergers, Share Exchanges and Sales of Assets,” “ — Amendments to Restated Limited Liability Fund Operating Agreement/Certificate of Incorporation,” “ — Member/Stockholder Action without a meeting,” “ — Special Meetings”, and, “ — Dissolutions, Liquidation and Winding up”

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Importantly, the Manager believes the voting rights of stockholders of IMH Financial Corporation are qualitatively better on the whole than for members of the Fund. Most significantly, IMH Financial Corporation will be required to hold annual meetings, at which directors will be subject to election or re-election and other matters may be voted upon. These rights will be further enhanced if IMH Financial Corporation completes a listing on a national securities exchange because IMH Financial Corporation will then become subject to stockholder approval requirements for certain issuances of securities, the approval of employee benefit plans and other matters. By contrast, the Fund is not required to hold annual meetings, and has in fact only held a member vote once since its inception. The Manager does not believe that a “significant adverse change” in voting rights is intended to address dilution in voting power from the issuance of additional membership units, which the Manager is authorized to do under the operating agreement. In any case, the Manager does not consider the dilutive impact of the issuance of only approximately 5% of the outstanding stock of IMH Financial Corporation in exchange for the equity interests in the Manager and Holdings to result in a “significant adverse change” in either voting rights or “voting power” of members.
Because the voting rights of stockholders of IMH Financial Corporation are qualitatively better than the voting rights of members of the Fund, the Conversion Transactions do not result in a “significant adverse change” in voting rights.
The Life of the Fund.
Both the Fund and IMH Financial Corporation are indefinite life entities, so there is no change in the life of the Fund. Accordingly, there is no “significant adverse change” in the life of the Fund.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Manager Compensation
The term “Manager” is defined in the operating agreement as Investors Mortgage Holdings Inc. or any person replacing the Manager under the Operating Agreement. “Manager” is not defined to include affiliates of the Manager. “Manager compensation”, however, is not an expressly defined term under the operating agreement. Article 14 of the operating agreement (entitled “Compensation to the Manager and its Affiliates”), however, sets forth the compensation to the Manager. It provides that the Fund shall:
• pay the Manager an annual management fee of 0.25% of the earning asset base of the Fund as defined in the operating agreement,

•

pay to the Manager 25% of late fees, penalties or any net proceeds from the sale of a foreclosed or related asset after payment to the Company of its principal and the contractual note rate interest due in connection with the loan or asset associated with the foreclosed assets (“Gain on Sale Fees”), and

• permit the Manager to charge and collect fees and other amounts from borrowers.
Article 14 further provides that:

•

no additional reimbursement shall be paid to the Manager or its Affiliates for any general or administrative overhead expenses incurred by the Manager or its Affiliates or for any other expenses they may incur, and

• the Fund will pay all direct expenses in connection with its operations, except for the preparation of financial statements which will be provided at the Manager’s expense.
In addition, section 3.1.6 of the operating agreement permits the Manager to:

•

employ from time to time, at the expense of the Fund, persons, including the Manager or its affiliates, required for the operation of the Fund's business, including employees, agents, independent contractors, brokers, accountants, attorneys, and others;

• to enter into agreements and contracts with persons on terms and for compensation that the Manager determines to be reasonable; and
• to give receipts, releases, and discharges for all of the foregoing and any matters incident thereto as the Manager may deem advisable or appropriate.
Section 3.6 provides that:
• the Manager may at any time and from time to time pay any expense of the Fund that is chargeable to the Fund pursuant to any provision of the operating agreement; and

IMH Secured Loan Fund, LLC	IMH Financial Corporation
• the Manager is under no obligation to do so, and any payment of such expenses at any time does not obligate the Manager to pay the same or any other expense in the future.
Management Fees. Pursuant to article 14 of the operating agreement, the Fund paid the Manager $968,000, $1.1 million and $575,000, respectively, in management fees for each of the three years ended December 31, 2007, 2008, and 2009. Management fees will be eliminated entirely as a result of the Conversion Transactions.
Gain on Sale Fees. Pursuant to article 14 of the operating agreement, the Manager also recorded gains totaling $101,000, $401,000 and $0 for its 25% share of gains during the years ended December 31, 2007, 2008 and 2009, respectively. Gain on sale fees for the Manager will be eliminated entirely as a result of the Conversion Transactions.
Origination and Other Fees and Points. Pursuant to article 14 of the operating agreement, the Manager is permitted to charge, collect and retain fees and other amounts paid by borrowers. The Fund retains loan brokerage (origination) fees, loan servicing and processing fees, loan extension and modification fees and loan prepayment fees. The Manager received origination and other fees and points totaling $28.6 million, $21.3 million and $10.6 million for the years ended December 31, 2007, 2008, and 2009. The Manager will no longer retain these fees and amounts, and all such amounts shall inure to the benefit of IMH Financial Corporation upon completion of the Conversion Transactions.
Reimbursements. Reimbursement by the Fund for expenses incurred by the Manager or its affiliates is not permitted by the operating agreement. Following completion of the Conversion Transactions, the Fund would be directly or indirectly incurring certain expenses formerly borne directly by the Manager, however, IMH Financial Corporation would not be reimbursing the Manager for other expenses incurred by the Manager or its affiliates as a consequence of the Conversion Transactions.
As a result of the Conversion Transactions, all of the above fees that were either paid directly by the Manager or were permitted to be retained by the Manager will be retained by IMH Financial Corporation. The aggregate sum of these historical fees were $29.7 million, $22.8 million and $11.2 million for the years ended December 31, 2007, 2008, and 2009. Therefore, there is a significant decrease in the items the Manager considers to be “Manager compensation” as defined under the operating agreement, and accordingly the Manager believes there is no “significant adverse change” in “Manager compensation”.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Other Items.
While the Manager believes that the above items are the only items that constitute “Manager compensation” under the operating agreement, the Manager nonetheless further analyzed whether (i) items which are not compensation paid to the Manager (but are current or potential benefits received by the equityholders of the Manager or future executive officers of IMH Financial Corporation that were formerly executive officers of the Manager), or (ii) the direct or indirect assumption of liabilities of the Manager by IMH Financial Corporation, could reasonably be considered “Manager compensation,” and, if so, whether these items would result in “significant adverse change” in “Manager compensation:”

•

Issuance of IMH Financial Corporation Stock to Equityholders of the Manager and Holdings in Exchange for their Equity Interests in the Manager and Holdings. In the Conversion Transactions, the equityholders of the Manager and Holdings will receive 895,750 shares, or approximately 5% of the outstanding stock of IMH Financial Corporation, subject to downward adjustment pursuant to the conversion plan, in exchange for their equity interests in the Manager and Holdings. The equity is not being issued to the equity holders of the Manager as compensation for services provided to the Fund by the Manager under the operating agreement. Rather, IMH Financial Corporation is acquiring the Manager and Holdings, and thereby directly or indirectly acquiring all of their businesses, including all of the associated revenues and expenses. Moreover, even if the equity was considered “Manager compensation,” which the Manager does not believe should be the correct analysis, the Manager does not believe this results in a “significant adverse change” in Manager Compensation. The estimated book value of the approximately 5.3% of the equity of IMH Financial Corporation being received by the Manager of approximately $17 million (based on a total net asset value of the Fund of approximately $322 million). The Manager on behalf of the Fund

IMH Secured Loan Fund, LLC	IMH Financial Corporation
has received an opinion from a third party that the acquisition itself is fair from a financial point of view to IMH Financial Corporation and its stockholders (other than former equity holders of the Manager and Holdings). Subsequent to such date, the equity holders of the Manager and Holdings have agreed that approximately 90% of the equity received is subject to four year transfer restrictions (subject to certain release conditions) and is subordinated to all other securities of IMH Financial Corporation in the event of a liquidation in the amount of approximately $730 million without completing both (i) a listing on a national securities exchange and (ii) raising $50 million in one or more transactions, through the issuance of new securities, new indebtedness, or any combination thereof. These transfer restrictions and subordination provisions further reduce the value of these equity interests, but the Manager has not attempted to quantify that limitation in value. The equityholders of the Manager and Holdings have also agreed to have the number of shares issued to them to be reduced by one share for each $20 of net loss of the Manager and Holdings for the period from January 1, 2010 through the date of consummation of the Conversion Transactions. IMH Financial Corporation also benefits from Messrs. Albers and Meris’s agreement to certain non-competition restrictions under the conversion plan as discussed under the heading entitled “Terms of the Conversion Transactions — Non-Competition,” but the Manager has not attempted to quantify the value of this benefit. The Manager does not believe that the stock to be issued to equityholders of the Manager and Holdings for fair value to acquire the Manager and Holdings is “Manager compensation”, however, even if considered to be “Manager compensation”, the Manager believes the acquisition is fair (and has received independent third party support of that view), and, accordingly, does not result in a “significant adverse change.”

IMH Secured Loan Fund, LLC	IMH Financial Corporation

•

Assumption of Operating Expenses. Upon consummation of the Conversion Transactions, IMH Financial Corporation will incur directly or indirectly costs previously borne solely by the Manager. Revenues, however, have historically exceeded costs and expense items including, without limitation, salaries and benefits. If all revenues and expenses of the Manager are included, net earnings of the Manager (which reflect the deduction of salaries, broker dealer commissions and other operating expenses borne by the Manager) were $7.2 million, $214,000 and $2.6 million for the years ended December 31, 2007, 2008, and 2009. Those amounts cumulatively totalled $10 million over the prior three fiscal years. Operating expenses of the Manager includes sales commissions or other forms of remuneration paid to broker-dealers or their respective registered representatives in connection with the sale of units were paid by the Manager. Generally, the broker-dealer selling agreements provide for a 2% selling commission and a 25 to 50 basis point trailing commission. Such costs were expensed as period costs in the Manager’s statement of operations and totaled $6.1 million, $5.4 million and $0 for the years ended December 31, 2007, 2008 and 2009 ($11.5 million in total). Pursuant to amendments to the selling agreements, certain broker-dealers representing approximately 97% of the Fund’s committed capital agreed to forego these amounts and accept, in lieu of such obligation, a pro rata portion of 50% of any “gains” payable to the Manager under the terms of the Fund’s operating agreement. This contingent liability under the selling agreements was zero at December 31, 2009, but the Manager will remain contingently liable for obligations under the selling agreements. Certain operating expenses and costs of the Manager may be required to be borne by the Fund regardless of the Conversion Transactions because the Manager has discretion under section 3.1.6 of the operating agreement to employ from time to time, at the expense of the Fund, persons, including the Manager or its affiliates, required for the operation of the Fund's business, including employees, agents, independent contractors, brokers, accountants, attorneys, and others; to enter into agreements and contracts with persons on terms and for compensation that the Manager determines to be reasonable. Section 3.6 of the operating agreement provides that the Manager may at any time and from time to time pay any expense of the Fund that is chargeable to the Fund pursuant to any provision of the operating agreement; and the Manager is under no obligation to do so, and any payment of such expenses at any time does not obligate the Manager to pay the same or any other expense in the future.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
If all expenses of the Manager are nonetheless viewed as “Manager compensation” under the operating agreement, which the Manager does not believe is the correct analysis, IMH Financial Corporation is also receiving the benefit of the revenues associated with these operating expenses for purposes of determining if there is a “significant adverse change.” Total operating costs and expenses of the Manager for these periods were $22.7 million, $27.6 million and $5.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. Of these amounts, the Manager estimates that $19.9 million, $18.2 million and $5.9 million were directly and indirectly attributable to the operations of the Fund. These operating expenses are substantially lower than the direct Fund-related fee revenue for the Manager these periods of $29.7 million, $22.8 million and $11.2 million (excluding interest income and management fees for Strategic Wealth & Income Fund, LLC). Total operating expenses of the Manager were $22.7 million, $22.6 million and $5.7 million. Of these amounts, the Manager estimates that $19.9 million, $18.2 million and $5.9 million were directly and indirectly attributable to the operations of the Fund. Revenues have historically exceeded operating expenses. The Manager expects annual revenues of the Manager would continue to exceed annual total operating costs and expenses if the Conversion Transactions are not consummated. Although the commercial real estate market declined substantially in late 2007, and the broader economy entered recession in late 2008 and the results of operations of the Manager and the Fund have been adversely affected as a result, the Manager now believes that there are significant opportunities emerging as a result of repricing in the market, as discussed under the heading entitled “Business — Industry Dynamics and Market Opportunities”. The Manager’s projections are discussed under the heading entitled
“Fairness Opinion of Sutter Securities — Financial Analyses”. Accordingly, whether or not the assumption of all operating expenses are considered to be “Manager compensation,” which the Manager does not believe is the correct analysis, the Manager does not believe that the assumption of operating expenses, when considered together with the benefit of receiving the related gross revenues, results in a “significant adverse change” in “Manager compensation”.

IMH Secured Loan Fund, LLC	IMH Financial Corporation

•

Salaries and Benefits Payable to the Management of IMH Financial Corporation. Upon consummation of the Conversion Transactions, IMH Financial Corporation would be responsible for the salaries and benefits of the individual executive officers and employees that were formerly employed by the Manager. IMH Financial Corporation is also expected to retain independent directors for its board. The Manager expects that salaries and benefits of individual executive officers would be substantially similar to their current levels and that director fees would be consistent with market practice, but any such determination would be made by a compensation committee comprised of independent directors once independent directors have been identified and appointed. In addition, certain of those expenses may be required to be borne by the Fund regardless of the Conversion Transactions because the Manager has discretion under section 3.1.6 of the operating agreement to employ from time to time, at the expense of the Fund, persons, including the Manager or its affiliates, required for the operation of the Fund's business, including employees, agents, independent contractors, brokers, accountants, attorneys, and others; to enter into agreements and contracts with persons on terms and for compensation that the Manager determines to be reasonable. As discussed in the prior bullet point, operating expenses are already included in operating expenses (and accordingly should not be double counted), which have been historically exceeded by the associated revenues of the Manager. Accordingly, the Manager does not believe that the assumption of salaries and benefits constitutes a “significant adverse change” in “Manager compensation.”

IMH Secured Loan Fund, LLC	IMH Financial Corporation

•

Stock Incentive Plan. Performance-based issuances of options or stock in the future to executive officers of IMH Financial Corporation that were formerly executive officers of the Manager from time to time for their future service to IMH Financial Corporation would be an expense of IMH Financial Corporation following completion of the Conversion Transactions. It is a condition to the Conversion Transactions that the stock incentive plan be approved pursuant to which up to 1.2 million shares (increasing to 1.8 million if an initial public offering is consummated) may be issued over the ten year life of the plan. Importantly, however, it is not a condition to the Conversion Transactions that any incentive awards be issued, and there is not assurance that any would be. Any grants, if made, would be made by a compensation committee comprised of independent directors that has not yet been identified or appointed and no specific grants are contemplated. However, it is not possible to determine whether and when any grants would be made, to whom the grants would be made, the sizes or types of awards or any other award terms. Because no grants have been made or determined and it is not known at what times or prices these grants may be made from time to time, if made, or the future value of IMH Financial Corporation stock, it also would not be possible to determine the future expense or dilution associated with any grants should any be made in the future. However, provided that these grants are performance-based grants within customary norms for persons performing equivalent functions and approved by a compensation committee comprised of independent directors, the Manager does not expect that future grants, if any, made by an independent compensation committee would result in a “significant adverse change” to the Fund. Because any grants would be a consequence of a determination from an independent compensation committee and not required by or a condition of the Conversion Transactions, and because no specific grants are contemplated, and the time, size, nature and recipients of any grants are unknown, the Manager does not believe undetermined potential future grants should be included in “Manager compensation” and, accordingly, would not constitute a “significant adverse change” in “Manager compensation”.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Investment Objectives
Although the strategies and asset allocations to achieve its investment objectives may continue to evolve, as they have from time to time in the past, the Conversion Transactions do not significantly change the Fund's investment objectives as defined pursuant to the operating agreement. In fact, the investment objectives are expected to be substantially the same before and after the Conversion Transactions.

•

Definition of Investment Objectives. Section 4.2 of the operating agreement provides that in making investments, the Manager shall follow the investment policy described in the 2003 Private Placement Memorandum of the Fund, as the memorandum may be amended from time to time, most recently amended as of March 28, 2008 (“Memorandum”). The Investment Objectives and Policies section in the Memorandum provides that the Fund intends to invest in mortgage loans, including both the origination and acquisition of loans, further providing that the Fund's principal investment objectives are: to preserve and return investor capital; to produce revenue from the interest income, default fees and other amounts on the Fund's mortgage investments; to provide monthly earnings and cash distributions to the Fund's investors; to reinvest payments or principal and proceeds of prepayments, payoffs, sales and insurance proceeds, net of expenses; and to preserve and recover the value of investments in loan collateral, through the development of the collateral or other investments related to such collateral. The Fund intends to pursue substantially the same objectives the Fund has pursued since its inception, but, once it is in position to make distributions again, it anticipates dividends being paid on a quarterly rather than a monthly basis (which the Fund does not consider to be a “significant adverse change”, particularly in light of the fact that the Fund is not currently making any distributions, and the Conversion Transactions are intended to position the Fund to resume doing so in the future).

IMH Secured Loan Fund, LLC	IMH Financial Corporation

•

Distinction between Investment Objectives, Investment Strategies and Investment Policies. Modifications to the Fund’s business plan, strategies or asset allocations are not themselves a change to the Fund’s investment objectives or investment policy. As set forth in the Investment Objectives and Policies section of the Memorandum, the Manager may change the Fund’s overall investment strategy, subject to fiduciary obligations it owes the members. Similarly, the Memorandum provides that IMH may change its investment policies consistent with its fiduciary duties it owes to all members without vote by members. Because the Manager has discretion to change investment strategies and investment policies, as it has from time to time in the past, regardless of the Conversion Transactions, any changes in those policies are not a result of the Conversion Transactions.

•

Changes in Investment Objectives, Investment Strategies and Investment Policy are not Adverse. The Manager continues to evaluate the Fund’s business and investments on an ongoing basis and anticipates that, as in the past, its specific strategies and policies may continue to evolve in response to market circumstances and that the relative proportion of its various target assets in its investment portfolio may change from time to time based on perceived investment and disposition opportunities. Investment policies are discussed under “Business — Acquisition and Origination Policy”. The Manager believes that the investment policies the Manager intends to pursue are not significantly different, but do provide more flexibility in the current economic environment. The Manager does not believe these changes are significant adverse changes. Although its investment objectives remain substantially the same, the Fund believes that any subsequent changes to the specific strategies it pursues or investment policies it implements, or the relative proportions of various assets in its investment portfolio that are subsequently made in pursuing its longstanding investment objectives will not constitute a “significant adverse change” in its investment objectives.

As set forth in the analysis above, the Manager believes the Conversion Transactions do not result in a “significant adverse change” in Member voting rights, the term of life of the Fund, Manager compensation or investment objectives. See the section entitled “Risks Factors — If the Conversion Transactions were to be deemed a “roll-up” under the Fund’s operating agreement, IMH Financial Corporation may be unable to consummate the Conversion Transactions in a timely manner or at all, and, even if consummated, IMH Financial Corporation may incur ongoing liabilities under the operating agreement that it could not fulfill.

Amendments to Restated Limited Liability Fund Operating
Agreement/Certificate of Incorporation

IMH Secured Loan Fund, LLC	IMH Financial Corporation
The Manager may amend the operating agreement without the consent of the Fund’s members in order to:	The DGCL generally provides that the approval of a corporation’s board of directors and the affirmative vote of a majority of all shares entitled to vote and the shares of each class of stock entitled to vote as a class is required to amend a corporation’s certificate of incorporation, unless the certificate specifies a greater voting requirement. IMH Financial Corporation’s certificate of incorporation does not specify a greater voting requirement.

Additionally, under the DGCL, any amendment that would increase or decrease the aggregate number of authorized shares of a specific class of stock, increase or decrease the par value of the shares of the class, or adversely alter or change the powers, preferences, or special rights of the shares of the class must be approved by the holders of the applicable class of stock.
• grant to members (and not solely to the Manager in its capacity as a member) additional rights, remedies, powers or authority that may lawfully be granted to or conferred upon them;

  •

cure any ambiguity within the operating agreement, correct or supplement any provision which may be inconsistent with other provisions, or make any other provisions for matters or questions arising under the operating agreement which are not inconsistent with the provisions of the operating agreement;

• conform the operating agreement to applicable laws and regulations; and
• make any changes to the operating agreement which, in the judgment of the Manager, does not prejudice the rights of the members.
All other amendments to the operating agreement require the affirmative vote of the holders of a majority of the membership units.
The Manager cannot take certain actions without the affirmative vote of holders of a majority of membership units (not including the Manager), including the following:
• dissolve the Fund;
• merge the Fund or sell all or substantially all of the Fund’s assets;
• change the nature of the Fund’s business; or
• amend the operating agreement (in certain cases).
No amendment is permitted if the effect of the amendment would be to increase the duties or liabilities of any member or materially adversely affect any member’s interest in profits, losses, Fund assets, distributions, management rights or voting rights, except as agreed by that member.

Amendments to Bylaws

IMH Secured Loan Fund, LLC	IMH Financial Corporation
There are no bylaws governing the operation of the Fund.	The bylaws of IMH Financial Corporation provide that the board of directors, by the affirmative vote of at least a majority of the entire board, will have the power to adopt, alter, amend, modify or repeal any provisions of the bylaws. Under our certificate of incorporation and bylaws, no adoption, amendment or repeal of any provision of the bylaws by action of stockholders is effective unless approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors.

Stockholder Inspection Rights; Stockholder Lists

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Under the operating agreement the Fund is required to maintain the following books and records:	Neither the certificate of incorporation nor the bylaws of IMH Financial Corporation provide for stockholder inspection rights. However, under the DGCL, any stockholder, in person or by attorney or other agent, will, upon written demand given under oath stating the purpose thereof, have the right to inspect for any proper purpose IMH Financial Corporation’s stock ledger, a list of its stockholders and its other books and records. In certain instances, stockholders have the right to inspect the books and records of subsidiaries. A proper purpose is a purpose reasonably related to the person’s interest as a stockholder. The bylaws of IMH Financial Corporation state that a complete list of stockholders entitled to vote at any meeting of the stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, either physically during ordinary business hours or electronically, in the discretion of the board of directors, for a period of at least 10 days prior to the meeting. However, if the record date for determining stockholders entitled to vote is less than 10 days before the meeting date, the list will reflect the stockholders entitled to vote as of the 10th day before the meeting date. The stockholder list will also be open to the examination of any stockholder during the whole time of the meeting as provided by law.
• complete books and records of account fully and accurately recording all transactions and other matters relating to the Fund;

•

an alphabetical list of the names, addresses and business telephone numbers, to the extent they are available, of the Manager and all members of the Fund, together with the capital contribution made, and number of membership units held, by each of them;

• a copy of the Fund’s filed certificate of formation and all amendments thereto;
• copies of the Fund’s federal, state and local income tax returns and reports for the six (6) most recent years;
• copies of the Fund’s operating agreement and all amendments thereto;
• the Fund’s financial statements for the three (3) most recent years; and

•

for a period of at least six years, a record of the documentation that all members of the Fund comply with the investor suitability standards set forth in the applicable offering memorandum of the Fund.

Upon five business days advance written notice to the Manager, the members and their designated representatives will have access to books and records of the Fund during the Fund’s normal business hours. The alphabetical list of members will be made available on request to any member or his representative for a stated purpose including, without limitation, matters relating to members’ voting rights, tender offers, and the exercise of members’ rights under federal proxy law. A copy of the members list will be mailed to any member requesting it within ten business days of the request, although the Fund may charge a reasonable amount for the copy work. The member list will be updated at least quarterly to reflect changes in the information contained therein.

IMH Secured Loan Fund, LLC	IMH Financial Corporation
If the Manager neglects or refuses to exhibit, produce or mail a copy of the member list as requested, the Manager is liable to any member of the Fund requesting the list for the costs, including attorney fees, incurred by the member of the Fund for compelling production of the list, and for actual damages suffered by the member by reason of the Manager’s refusal or neglect. However, the Fund is not required to exhibit, produce or mail a copy of the member list if the actual purpose and reason for the request therefor is to secure the list or other information for the purpose of selling the list or any copies thereof, or to use it for a commercial purpose other than in the interest of the member as a member of the Fund. The Manager may require the member requesting the list to represent that the list is not being requested for any commercial purpose. The operating agreement also provides that all remedies under the operating agreement for members of the Fund requesting a copy of the member list are in addition to, and do not in any way limit, other remedies available to members of the Fund under federal or Delaware law.
The operating agreement also requires the Fund to send each member of the Fund (i) all Fund information necessary in the preparation of the member’s federal income tax returns within 75 days of the close of each fiscal year of the Fund, and (ii) copies of the Fund’s financial statements and the auditor’s report for each fiscal year within 120 days of the close the applicable fiscal year of the Fund. Additionally, a member of the Fund may obtain from the Fund, at no expense to the member, a copy of all reports the Fund is required to file with, or deliver to, a federal or state regulatory or administrative body.
Under the DLLCA, each member of the Fund has the right, subject to reasonable standards, to obtain from the Fund the following:
• true and full information regarding the status of the business and financial condition of the Fund;
• a copy of the Fund’s federal, state and local income tax returns for each year, promptly after they become available;
• a current list of the name and last known business, residence or mailing address of each member and the Manager;

•

copies of the Fund’s operating agreement and certificate of formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Fund’s operating agreement and any certificate and all amendments thereto have been executed;

IMH Secured Loan Fund, LLC	IMH Financial Corporation

•

true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each member of the Fund and which each member of the Fund has agreed to contribute in the future, and the date on which each became a member of the Fund; and

• other information regarding the affairs of the Fund as is just and reasonable.
Pursuant to the DLLCA, the Manager has the right to keep confidential from the members of the Fund, for a period of time that the Manager deems reasonable, any information that the Manager reasonably believes is in the nature of trade secrets or other information, the disclosure of which the Manager believes in good faith (i) is not in the best interest of the Fund, (ii) could damage the Fund or its business, or (iii) is required to be kept confidential by law or any agreement with a third party.

Restrictions on Transfer

IMH Secured Loan Fund, LLC	IMH Financial Corporation
There is no public trading market for the membership units, and members cannot freely sell or transfer their membership units or use them as collateral for a loan. Transfers of membership units require the consent of the Manager not to be unreasonably withheld, and are subject to certain other restrictions. The membership units are also subject to resale restrictions under federal and state securities laws.	All shares of IMH Financial Corporation common stock are freely transferable, subject to restrictions under applicable securities laws and any restrictions pursuant to agreements with individual stockholders. Shares of IMH Financial Corporation common stock are not redeemable by IMH Financial Corporation, and are not convertible into any other security.

As noted under the section entitled “Description of IMH Financial Corporation’s Capital Stock,” there are various conversion and transfer provisions and restrictions applicable to the other classes and subclasses of IMH Financial Corporation common stock.

Member/Stockholder Action Without a Meeting

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Pursuant to the operating agreement members may approve by written consent of the holders of a majority of the membership units any matter upon which the members are entitled to vote at a duly convened meeting of the members, and those consents will have the same effect as a vote held at a duly convened meeting of the members.	The right to act by written consent is permitted by the certificate of incorporation and bylaws.

State Anti-Takeover Statutes

IMH Secured Loan Fund, LLC	IMH Financial Corporation
Neither the DLLCA nor the operating agreement contains provisions similar to Section 203 of the DGCL.	Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our certificate of incorporation and bylaws do not.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides for the limitation of liability and indemnification of our directors to the fullest extent provided by the DGCL, as it exists or may hereafter be amended.

Under Section 102(b)(7) of the DGCL, a corporation’s certificate of incorporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the U.S. federal income tax consequences of the Conversion Transactions represents the opinion of O’Melveny & Myers LLP as to the material U.S. federal income tax consequences of the Conversion Transactions to Holders (as defined below) of membership units in the Fund. The foregoing opinion of counsel is based on certain assumptions and is subject to certain limitations and qualifications, including the assumptions that the Conversion Transactions will be consummated as described in this consent solicitation/prospectus and the conversion plan and that the factual representations contained in certain certificates to be delivered to counsel by the Fund and IMH Financial Corporation in connection with the foregoing opinion are true, correct and complete as of the date of the foregoing opinion and will remain true, correct and complete through the effective time of the Conversion Transactions. An opinion of counsel is not binding on the Internal Revenue Service or any court.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions all as in effect as of the date of this joint consent solicitation/prospectus, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the U.S. federal income tax consequences of the transactions described herein below, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

This discussion only addresses the U.S. federal income tax considerations relevant to beneficial holders of membership units in the Fund, or Holders, who are U.S. persons. For purposes of this discussion, a “U.S. person” is any person that is:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if either (i) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Furthermore, this discussion only addresses Holders who hold their membership units as capital assets within the meaning of Section 1221 of the Code.

This discussion does not purport to be a complete analysis of all potential tax effects of the Conversion Transactions, and, in particular, does not address U.S. federal income tax considerations applicable to Holders subject to special treatment under U.S. federal income tax law, including, for example, non-U.S. persons, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, Holders who hold their membership units as part of a hedge, appreciated financial position, straddle, or other risk reduction strategy, Holders who acquired their membership units other than for cash, Holders which are treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities and Holders liable for the alternative minimum tax. This discussion also does not address the tax consequences of any transactions effectuated prior to or after the consummation of the Conversion Transactions. No information is provided herein with respect to the tax consequences of the Conversion Transactions under applicable state, local or foreign laws.

U.S. Federal Income Tax Treatment of the Conversion Transactions

As described in more detail in the section entitled “Terms of the Conversion Transactions,” the Fund, upon obtaining the necessary approvals and meeting other conditions, intends to convert into IMH Financial Corporation, or the Conversion, and to have IMH Financial Corporation acquire all of the outstanding shares of common stock of the Manager and all of the membership interests of IMH Holdings, LLC, or the Acquisition.

U.S. Federal Income Tax Treatment of the Fund

As a result of the Conversion, the Fund will be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed corporation, IMH Financial Corporation, in return for stock of IMH Financial Corporation, and then distributed that stock to the Holders in complete liquidation. The Fund’s deemed transfer of its assets to IMH Financial Corporation as a result of the Conversion, together with the Acquisition, is intended to qualify, and the Fund expects it to qualify, for nonrecognition treatment under Section 351(a) of the Code.

Accordingly, the Fund should not recognize any gain or loss for U.S. federal income tax purposes upon the deemed exchange of its assets for stock of IMH Financial Corporation or the deemed liquidation of the Fund.

U.S. Federal Income Tax Treatment of the Holders

Except as described below, the Conversion Transactions generally should be tax-free to Holders, except to the extent that a Holder’s share of the Fund’s liabilities exceeds the Holder’s basis in its interest in its membership units. In general, a Holder’s basis in its membership units should be equal to the price the Holder paid for such membership units, increased by (i) the amount of income and gain allocated to the Holder, and (ii) any increase in the Holder’s share of the Fund’s liabilities; and decreased by (i) the amount of expenses and losses allocated to the Holder, (ii) the amount of distributions received by the Holder, (iii) any reduction in the Holder’s share of the Fund’s liabilities and (iv) the Holder’s share of the Fund’s reduction in its basis in its IMH Financial Corporation stock as the result of an election under Section 362(e) (as described below). If a Holder’s share of the Fund’s liabilities exceeds the Holder’s basis in its membership units, the Holder will recognize gain equal to the excess of such liabilities over such Holder’s basis in its membership units. A portion of this gain will be characterized as ordinary income to the extent the Fund owns assets that constitute inventory or unrealized receivables pursuant to Section 751 of the Code. The remainder of the gain will generally be long-term capital gain if the membership units were held for more than one year.

In addition, as described elsewhere in this consent solicitation/prospectus, we intend to pay a one-time dividend equal to $0.95 per share of Class B common stock, or the Special Dividend, to the holders of all issued and outstanding shares of Class B common stock on the 12-month anniversary of the Conversion Transactions, subject to the availability of legally distributable funds. Also, as described above, if the new capital raised in an initial public offering meets certain thresholds, some portion of the net proceeds of an initial public offering will be used to effect a mandatory pro rata redemption of Class C common stock at the initial public offering price. The Company believes that the Special Dividend and the mandatory redemption of Class C common stock should be treated as “boot” in the Section 351 transaction. In that case, the Holders may recognize taxable gain related to the Conversion if the Fund has a built-in gain in any of its assets as the time of the Conversion. The amount of gain recognized, if any, by each Holder will depend on, among other things, the fair market value of each of the assets of the Fund at the time of the Conversion. It is possible that the Special Dividend and the mandatory redemption of Class C common stock will not be treated as boot. In that case, the tax treatment of the Special Dividend would be treated as a distribution and the mandatory redemption of Class C common stock would be treated as a distribution or a sale or exchange of such stock. See the sections entitled “Distributions” and “Sales, Exchanges or Other Taxable Distributions” below. Holders should consult their own tax advisors as to the consequences of the Special Dividend and the mandatory redemption of Class C common stock.

Subject to the discussion immediately below, each Holder generally will have a tax basis in the IMH Financial Corporation shares received equal to such Holder’s tax basis in such Holder’s membership units, reduced by such Holder’s share of the Fund’s liabilities and increased by the amount of any gain recognized as a result of the Conversion Transactions. Under Section 362(e) of the Code, if the aggregate fair market value of the assets transferred by the Fund to IMH Financial Corporation is less than their aggregate tax basis at the time of the Conversion, IMH Financial Corporation generally would be required to reduce its basis in those assets to their fair market value. However, under Section 362(e), an election is available to reduce the basis of certain of the shares of IMH Financial Corporation stock deemed to be received by the Fund instead of reducing the corresponding portion of the basis of the assets of IMH Financial Corporation. The Fund intends to make an election under Section 362(e) of the Code. While not free from doubt, in connection with the Fund’s deemed contribution of assets to IMH Financial Corporation, the Fund’s basis in its IMH Financial Corporation shares generally should be reduced, but not below zero, by the difference between the Fund’s basis in its assets and the fair market value of those assets at the time of the Conversion. In addition, while there is currently no statute, final regulation or published ruling addressing whether a reduction in the basis of the common stock deemed to be received by the Fund as a result of the election under Section 362(e) of the Code would result in a reduction in the Holder’s basis in their membership units in the Fund, proposed Treasury regulations provide that a partnership’s reduction, pursuant to an election under Section 362(e) of the Code, of its basis in stock it holds results in a corresponding reduction of certain partners’ basis in their partnership interests. Any such reduction to a Holder’s tax basis in its membership units in the Fund would carry over to the IMH Financial Corporation common stock that such member received in connection with the Conversion Transactions. Such reduced basis would result in increased gain (or reduced loss) upon disposition of IMH Financial Corporation common stock by such member, as described below under “U.S. Federal Income Tax Treatment of Holding IMH Financial Corporation Stock — Sales, Exchanges or Other Taxable Dispositions.” Holders are strongly urged to consult with their tax advisers with respect to matters relating to the application of Section 362(e).

A Holder’s holding period for the IMH Financial Corporation shares received in the Conversion Transaction generally will equal the Fund’s holding period for the IMH Financial Corporation shares deemed to be received by the Fund in the Conversion. The Fund’s holding period for the IMH Financial Corporation shares received in the Conversion will include the Fund’s holding period in the capital assets and assets used in the Fund’s trade or business that were transferred to IMH Financial Corporation. To the extent the IMH Financial Corporation shares were received in exchange for neither capital assets nor assets used in the Fund’s trade or business, the Fund’s holding period for such shares will begin on the day following the date of the Conversion.

The tax consequences related to the Conversion Transactions are complicated, and the tax consequences of the Conversion Transactions to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with your own tax adviser to determine the particular federal, state, local, or foreign income or other tax consequences to you of the Conversion Transactions.

U.S. Federal Income Tax Treatment of Holding IMH Financial Corporation Stock

Distributions

Generally, a distribution by IMH Financial Corporation with respect to its stock will be treated as a taxable dividend to the extent of its current and accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds IMH Financial Corporation’s current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, as described under “— Sales, Exchanges or Other Taxable Dispositions ..” Certain Holders (including individuals) may qualify for preferential U.S. federal income tax rates in respect of dividend income. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution.

Sales, Exchanges or Other Taxable Dispositions

Upon the sale, exchange or other taxable disposition of IMH Financial Corporation stock, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition, and (ii) such Holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder’s holding period is more than one year at the time of sale or disposition. Certain Holders (including individuals) can qualify for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Conversion of Class C Common Stock into Class B Common Stock

If the Class C common stock is not redeemed, then it will be converted into Class B common stock. The conversion of Class C common stock into Class B common stock generally should be tax free to Holders.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with dividend payments on IMH Financial Corporation common stock and the proceeds from a sale or other disposition of the common stock. A Holder will be subject to U.S. backup withholding tax on these payments if the Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS, and other applicable requirements are satisfied.

PROPOSAL NO. 2: APPROVAL OF THE 2010 IMH FINANCIAL CORPORATION
EMPLOYEE STOCK INCENTIVE PLAN

In the consent solicitation, the members are asked to approve the 2010 IMH Financial Corporation Employee Stock Incentive Plan.

The Manager believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting our success, and that incentive compensation plans like the proposed 2010 Stock Incentive Plan are an important attraction, retention and motivation tool for participants in the plan.

If members approve the 2010 Stock Incentive Plan, 1.2 million shares of IMH Financial Corporation common stock will be made available for award grants under the 2010 Stock Incentive Plan, which maximum number shall automatically increase to 1.8 million shares upon the consummation of an initial public offering.

Summary Description of the 2010 Stock Incentive Plan

The principal terms of the 2010 Stock Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2010 Stock Incentive Plan, which appears as Annex D to this consent solicitation/prospectus.

Purpose.  The purpose of the 2010 Stock Incentive Plan is to promote the success of IMH Financial Corporation and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, executive officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of IMH Financial Corporation. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  The board of directors of IMH Financial Corporation or one or more committees appointed by such board of directors will administer the 2010 Stock Incentive Plan. We expect that the board of directors of IMH Financial Corporation will delegate general administrative authority for the 2010 Stock Incentive Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2010 Stock Incentive Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of IMH Financial Corporation. (The appropriate acting body, be it the board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2010 Stock Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;
•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the awards;
•	to cancel, modify, or waive our rights with respect to, to reprice, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;
•	subject to the other provisions of the 2010 Stock Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility.  Persons eligible to receive awards under the 2010 Stock Incentive Plan include officers or employees of IMH Financial Corporation or any of its subsidiaries, directors of IMH Financial Corporation, and certain consultants and advisors to IMH Financial Corporation or any of its subsidiaries. Currently, it is expected that (i) approximately 29 individuals, including all executive officers and employees of IMH Financial Corporation and its subsidiaries (including all of the named executive officers), and each of IMH Financial Corporation’s non-employee directors, will be considered eligible under the 2010 Stock Incentive Plan.

Authorized Shares; Limits on Awards.  The maximum number of shares of IMH Financial Corporation common stock that may be issued or transferred pursuant to awards under the 2010 Stock Incentive Plan equals 1.2 million shares, which maximum number shall automatically increase to 1.8 million shares upon the consummation of an initial public offering.

The following other limits are also contained in the 2010 Stock Incentive Plan:

•	The maximum number of shares of common stock that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1.2 million shares, which maximum number shall automatically increase to 1.8 million shares upon the consummation of an initial public offering.
•	The maximum number of shares of common stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 600,000 shares.
•	“Performance-Based Awards” under Section 5.2 of the 2010 Stock Incentive Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares of common stock, $20 million, and (2) in the case of awards related to shares of common stock (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 600,000 shares.

To the extent that an award is settled in cash or a form other than shares of common stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2010 Stock Incentive Plan. In the event that shares of common stock are delivered in respect of a dividend equivalent right, only the actual number of shares of common stock delivered with respect to the award shall be counted against the share limits of the 2010 Stock Incentive Plan. Shares of common stock that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2010 Stock Incentive Plan will again be available for subsequent awards under the 2010 Stock Incentive Plan. Shares of common stock that are exchanged by a participant or withheld to pay the exercise price of an award granted under the 2010 Stock Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will also be available for subsequent awards under the 2010 Stock Incentive Plan. In addition, the 2010 Stock Incentive Plan generally provides that shares of common stock issued in connection with awards that are granted by or become obligations of

IMH Financial Corporation through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2010 Stock Incentive Plan. IMH Financial Corporation may not increase the applicable share limits of the 2010 Stock Incentive Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2010 Stock Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in IMH Financial Corporation’s common stock or units of IMH Financial Corporation’s common stock, as well as cash bonus awards. The 2010 Stock Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of IMH Financial Corporation common stock at a future date at a specified price per share, which we refer to as the exercise price. The per share exercise price of an option will be established by the Administrator at the time of grant of the option. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2010 Stock Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2010 Stock Incentive Plan. Incentive stock options may only be granted to employees of IMH Financial Corporation or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of IMH Financial Corporation common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2010 Stock Incentive Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Code, or Performance-Based Awards. Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2010 Stock Incentive Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on our absolute or relative performance on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards.  Generally, and subject to limited exceptions set forth in the 2010 Stock Incentive Plan, if IMH Financial Corporation dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2010 Stock Incentive Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2010 Stock Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2010 Stock Incentive Plan, awards under the 2010 Stock Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2010 Stock Incentive Plan, are not made for value.

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2010 Stock Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2010 Stock Incentive Plan does not limit the authority of the board of directors of IMH Financial Corporation or any committee to grant awards or authorize any other compensation, with or without reference to IMH Financial Corporation’s common stock, under any other plan or authority.

Termination of or Changes to the 2010 Stock Incentive Plan.  The board of directors of IMH Financial Corporation may amend or terminate the 2010 Stock Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares of common stock that may be delivered with respect to awards granted under the 2010 Stock Incentive Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the board of directors of IMH Financial Corporation, the authority to grant new awards under the 2010 Stock Incentive Plan will terminate on the ten year anniversary of the consummation of the Conversion Transactions. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2010 Stock Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator, but the consent of the award holder is required if the amendment (or any 2010 Stock Incentive Plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2010 Stock Incentive Plan

The U.S. federal income tax consequences of the 2010 Stock Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2010 Stock Incentive Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, we are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2010 Stock Incentive Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2010 Stock Incentive Plan in connection with a “change in control” (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the Code may not be permitted to be deducted by us in certain circumstances.

Specific Benefits under the 2010 Stock Incentive Plan

We have not approved any awards that are conditioned upon member approval of the 2010 Stock Incentive Plan. We are not currently considering any other specific award grants under the 2010 Stock Incentive Plan. We are not able to determine the benefits or amounts that would have been granted under the 2010 Stock Incentive Plan during the year ended December 31, 2009 if the 2010 Stock Incentive Plan had been in effect at that time.

There is no current market price for a share of IMH Financial Corporation common stock.

EQUITY COMPENSATION PLAN INFORMATION

We do not currently maintain any equity compensation plans. Members are being asked to approve a new equity compensation plan, the 2010 Stock Incentive Plan, as described above. If members approve the 2010 Stock Incentive Plan, 1.2 million shares of IMH Financial Corporation common stock will be made available for grants under the 2010 Stock Incentive Plan, which maximum number shall automatically increase to 1.8 million shares upon the consummation of an initial public offering.

Vote Required for Approval of the 2010 Stock Incentive Plan

The Manager believes that the adoption of the 2010 Stock Incentive Plan will promote the interests of IMH Financial Corporation and its stockholders and will help IMH Financial Corporation and its subsidiaries to attract, retain and reward persons important to our success.

All members of the board of directors of the Manager and all of its executive officers (including the named executive officers) are expected to be eligible for awards under the 2010 Stock Incentive Plan and thus have a personal interest in the approval of the 2010 Stock Incentive Plan.

Approval of the 2010 Stock Incentive Plan requires that holders of at least a majority of the issued and outstanding membership units entitled to vote cast votes in favor of the 2010 Stock Incentive Plan. The Manager has approved the 2010 Stock Incentive Plan subject to member approval and determined that it is advisable and in the best interests of the Fund and its members, and recommends that you vote “FOR” the approval of the 2010 Stock Incentive Plan as described above and set forth in Annex D hereto.

LEGAL MATTERS

The validity of the shares of common stock of IMH Financial Corporation to be issued to IMH Secured Loan Fund, LLC members pursuant to the Conversion Transactions and certain U.S. federal income tax matters will be passed upon by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule of IMH Secured Loan Fund, LLC as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this consent solicitation/prospectus have been so included in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere in this consent solicitation/prospectus, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Investors Mortgage Holdings Inc., as of and for the year ended December 31, 2009 included in this consent solicitation/prospectus have been so included in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm appearing elsewhere in this consent solicitation/prospectus, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Investors Mortgage Holdings Inc. as of and for the years ended December 31, 2007 and 2008 attached to this consent solicitation/prospectus have been audited by Clifton Gunderson LLP, an independent registered public accounting firm, as stated in their reports, and have been so attached in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing (their report describes an uncertainty related to going concern).

MEMBER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, members may present proper proposals for inclusion in a company’s consent solicitation by submitting their proposals to IMH Secured Loan Fund, LLC in a timely manner. Proposals submitted for inclusion in IMH Secured Loan Fund, LLC’s consent solicitation pursuant to Rule 14a-8 of the Exchange Act must be received by the Fund, 4900 N. Scottsdale Rd., Suite, 5000, Scottsdale, Arizona 85251, no later than 5:00 p.m., Eastern Time, March 15, 2010 but no earlier than January 1, 2010.

OTHER MATTERS

We have filed our annual report on Form 10-K with the SEC. You may obtain, free of charge, a copy of our annual report by writing to IMH Secured Loan Fund, LLC, Attn: Investor Relations, 4900 N. Scottsdale Road, Scottsdale, AZ 85251. You also may obtain our annual report over the Internet at the SEC’s website, http://www.sec.gov.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

IMH Secured Loan Fund, LLC files annual, quarterly and special reports, proxy statements and other Information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further Information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at http://www.sec.gov.

IMH Financial Corporation has filed a registration statement on Form S-4 to register with the SEC the shares representing Class B and Class C common stock of IMH Financial Corporation that current holders of IMH Secured Loan Fund, LLC will receive in connection with the Conversion Transactions if the Conversion Transactions are completed. This consent solicitation/prospectus is part of the registration statement of IMH Financial Corporation on Form S-4 and is a prospectus of IMH Financial Corporation and a consent solicitation of IMH Secured Loan Fund, LLC.

INDEX TO FINANCIAL STATEMENTS OF IMH SECURED LOAN FUND, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Members of
IMH Secured Loan Fund, LLC
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of IMH Secured Loan Fund, LLC (the “Fund”) as of December 31, 2008 and 2009 and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2009. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMH Secured Loan Fund, LLC at December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO SEIDMAN, LLP

Phoenix, Arizona
March 16, 2010

IMH SECURED LOAN FUND, LLC

CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2009

(In thousands, except unit data)

	December 31,
	2008	2009
ASSETS
Cash and Cash Equivalents	$23,815	$963
Mortgage Loans:
Mortgage Loan Note Obligations	549,686	554,848
Less Undisbursed Portion of Loans-in-process and Interest Reserves	(26,574)	(15,975)
Principal Outstanding Held for Investment	523,112	538,873
Less Allowance for Credit Loss	(300,310)	(328,060)
Mortgage Loans Held for Investment, Net	222,802	210,813
Mortgage Loans Held for Sale, Net	90,742	3,207
Mortgage Loans, Net	313,544	214,020
Accrued Interest and Other Receivables	12,014	15,751
Real Estate Held Acquired through Foreclosure Held for Sale, net	—	12,082
Real Estate Held for Development, net:
Acquired through Foreclosure	55,318	84,804
Purchased for Investment	7,463	7,345
Real Estate Held for Development, net	62,781	92,149
Deposits and Other Assets	179	1,464
Advances to Fund Manager	2,471	1,367
Total Assets	$414,804	$337,796
LIABILITIES
Payables to Fund Manager	$1,681	$3,342
Other Payables and Accrued Liabilities	70	6,582
Distributions Payable to Members	4,963	—
Borrowings From Fund Manager	—	1,608
Notes Payable	—	4,182
Unearned Income and Other Funds Held	39	214
Total Liabilities	6,753	15,928
MEMBERS’ EQUITY
Accumulated Deficit	(322,332)	(408,515)
Members’ Capital – $10,000 per unit stated value, authorized units set at discretion of the Manager – 73,038 units issued and outstanding at December 31, 2009 and 2008, respectively	730,383	730,383
Total Members’ Equity	408,051	321,868
Commitments and Contingent Liabilities
Total Liabilities and Members’ Equity	$414,804	$337,796

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2007, 2008 and 2009

(In thousands, except per unit data)

	Years Ended December 31,
	2007	2008	2009
INTEREST AND FEE INCOME
Mortgage Loans	$47,929	$65,497	$21,339
Investments and Money Market Accounts	1,834	1,923	1,183
Total Interest and Fee Income	49,763	67,420	22,522
EXPENSES
Management Fees	968	1,139	574
Default Related and Other Fund Expenses	—	773	754
Operating Expenses for Real Estate held for sale or development	—	120	5,002
Professional Fees	—	422	3,103
Interest Expense:
Borrowings from Fund Manager	390	—	267
Participations in Mortgage Loans	830	—	—
Borrowings on Note Payable	—	78	—
Interest Expense	1,220	78	267
Provisions and Charges:
Provision for Credit Losses	1,900	296,000	79,299
Impairment Charge for Assets Acquired through Foreclosure	—	27,175	8,000
Total Provisions and Charges	1,900	323,175	87,299
Total Expenses	4,088	325,707	96,999
Net Earnings (Loss)	$45,675	$(258,287)	$(74,477)
Net Earnings (Loss) Allocated to Members per Weighted Average Membership Units Outstanding	$1,073.47	$(3,835.96)	$(1,019.70)
Distributions to Members per Weighted Average Membership Units Outstanding	$1,102.72	$951.27	$160.27
Weighted Average Membership Units Outstanding	42,549	67,333	73,038

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
Years ended December 31, 2007, 2008 and 2009

(In thousands, except unit data)

	Members’ Units	Members’ Capital	Retained Earnings (Accumulated Deficit)	Total Members’ Equity
Balances at December 31, 2006	25,875	$258,754	$1,426	$260,180
Net Earnings – 2007	—	—	45,675	45,675
Distributions to Members	—	—	(20,755)	(20,755)
Reinvestment of Distributions	2,616	26,165	(26,165)	—
Capital Investment – New Members	28,642	286,416	—	286,416
Capital Investment – Existing Members	6,311	63,107	—	63,107
Full Redemptions	(2,277)	(22,769)	—	(22,769)
Partial Redemptions	(3,489)	(34,889)	—	(34,889)
Retained Earnings paid on Full Redemptions	—	—	(132)	(132)
Net Activity for Year	31,803	318,030	(1,377)	316,653
Balances at December 31, 2007	57,678	576,784	49	576,833
Net Loss – 2008	—	—	(258,287)	(258,287)
Distributions to Members	—	—	(40,860)	(40,860)
Reinvestment of Distributions	2,319	23,191	(23,191)	—
Capital Investment – New Members	19,860	198,601	—	198,601
Capital Investment – Existing Members	5,227	52,270	—	52,270
Full Redemptions	(7,497)	(74,971)	—	(74,971)
Partial Redemptions	(4,549)	(45,492)	—	(45,492)
Retained Earnings paid on Full Redemptions	—	—	(43)	(43)
Net Activity for Year	15,360	153,599	(322,381)	(168,782)
Balances at December 31, 2008	73,038	730,383	(322,332)	408,051
Net Loss – 2009	—	—	(74,477)	(74,477)
Distributions to Members	—	—	(11,706)	(11,706)
Net Activity for Year	—	—	(86,183)	(86,183)
Balances at December 31, 2009	73,038	$730,383	$(408,515)	$321,868

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2008 and 2009

(In thousands)

	Years ended December 31,
	2007	2008	2009
CASH FLOWS – Operating Activities:
Net Earnings (Loss)	$45,675	$(258,287)	$(74,477)
Adjustments to Reconcile Net Earnings (Loss) to Net Cash Provided by Operating Activities:
Provision for Credit Losses	1,900	296,000	79,299
Impairment Charge for Assets Acquired Through Foreclosure	—	27,175	8,000
Depreciation and amortization	—	—	702
Accretion of Note Discount	—	(7,229)	—
Increase in Accrued Interest Receivable	(5,459)	(6,392)	(2,622)
Increase in Deposits and Other Assets	—	(409)	(1,757)
Increase (Decrease) in Due From/To Fund Manager	263	(1,036)	405
Increase (Decrease) in Other Payables and Accrued Liabilities	(62)	—	3,663
Increase (Decrease) in Unearned Income and Other Funds Held	488	(583)	175
Net Cash Provided by Operating Activities	42,805	49,239	13,388
CASH FLOWS – Investing Activities:
Mortgage Loans Fundings	(356,634)	(239,890)	(30,343)
Mortgage Loan Repayments	104,290	36,430	10,593
Mortgage Loan Repayment – Sale of Whole Loan	—	31,325	—
Proceeds from Loan Participations Issued	36,418	—	—
Loan Participations Reacquired	(41,356)	—	—
Proceeds from Sale of Whole Loans	5,400	—	—
Repurchase of Whole Loans Sold	(5,238)	—	—
Proceeds from Sale of Real Estate Owned		—	1,083
Investment in Real Estate Held for Development	—	(8,573)	(2,512)
Net Cash Used in Investing Activities	(257,120)	(180,708)	(21,179)
CASH FLOWS – Financing Activities:
Proceeds from Note Payable to Bank	—	8,000	—
Repayment of Note Payable to Bank	—	(8,000)	—
Proceeds from Borrowings from Manager	9,980	—	6,000
Repayments of Borrowings from Manager	(14,429)	—	(4,392)
Increase (Decrease) in Member Investments Pending Activation/Deposits Pending Return	4,105	(4,491)	—
Members’ Capital Investments	349,523	250,871	—
Members’ Redemptions	(53,926)	(126,620)	—
Members’ Distributions	(19,493)	(38,080)	(16,669)
Net Cash Provided by (used in) Financing Activities	275,760	81,680	(15,061)
Net Increase (Decrease) in Cash and Cash Equivalents	61,445	(49,789)	(22,852)
Cash and Cash Equivalents:
Beginning of Period	12,159	73,604	23,815
End of Period	$73,604	$23,815	$963
Supplemental Cash Flow Information:
Interest Paid	$1,258	$78	$267
Supplemental Disclosure of Non-Cash Financing and Investing Activities:
Real Estate Acquired through Foreclosure	$—	$81,383	$41,533
Real Estate Assets Acquired Through Non-Cash Transactions	$—	$—	$6,796

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 1 — FUND DESCRIPTION

IMH Secured Loan Fund, LLC, or the Fund, was organized under the laws of the State of Delaware as a limited liability company effective May 14, 2003 for the primary purpose of investing in commercial mortgage loans with maturities of generally eighteen months or less that are secured by first deeds of trust (herein referred to as mortgage loans) on real property located throughout in the United States of America. The sponsor and manager of the Fund is Investors Mortgage Holdings Inc., or the Manager, which was formed in June 1997 in Arizona and is a mortgage banker licensed in Arizona. The Manager’s obligations and responsibilities as manager of the Fund are prescribed in the IMH Secured Loan Fund, LLC Limited Liability Company Operating Agreement, dated May 15, 2003, as amended and restated, or the operating agreement, which governs all aspects of Fund operations. The operating agreement provides standards for, among other things, investment guidelines, loan underwriting, business operations and the allocation between the parties of income, gains, losses and distributions.

The Fund’s existence is perpetual and has a December 31 year-end. Aggregate capital contributions are set at the discretion of the Manager as permitted by the operating agreement. Initial investment minimums are set at $50 and additional investments, other than reinvestments of distributions, are in not less than $10 increments, unless modified at the discretion of the Manager. Contributions are subject to an initial 60 day holding period before redemption may be requested. Redemptions are subject to several conditions, including a minimum 60 day written notice period. Further, redemptions in any fiscal year are, at the discretion of the Manager, limited to 10% of the outstanding membership units in the Fund. Membership units in the Fund are transferable and redeemable only under certain limited circumstances. The ability of members to have their membership units redeemed was suspended effective October 1, 2008.

The Fund has established various wholly-owned subsidiaries in connection with the foreclosure of certain loans and acquisition of related collateral property. The accompanying consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Manager and the Manager’s wholly-owned subsidiary, IMH Mortgage Holdings California, Inc., are part of the IMH Group. The IMH Group has been engaged in diverse facets of real estate, such as finance, property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, and other real estate-related services for over ten years. Other members of the IMH Group include, among others, IMH Holdings, LLC, an Arizona limited liability company, and its wholly-owned subsidiaries, IMH Management Services, LLC, an Arizona limited liability company, and SWI Management, LLC, an Arizona limited liability company. IMH Management Services, LLC provides human resources and administrative services, including the supply of employees, to the various members of the IMH Group, and SWI Management, LLC is engaged in various real estate and real estate related activities.

As of December 31, 2009, the Fund’s accumulated deficit aggregated $408,515 as a direct result of provisions for credit losses and impairment charges relating to the change in the fair value of the collateral securing the Fund’s loan portfolio and the fair value of real estate owned assets primarily acquired through foreclosure during 2009 and 2008. During the year ended December 31, 2009, the Fund’s total cash

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 1 — FUND DESCRIPTION  – (continued)

decreased by $22,852. At December 31, 2009, the Fund had cash and cash equivalents of $963 and undisbursed loans-in-process and interest reserves funding estimates totaling $15,975. Our business model relies on capital availability for our borrowers to re-finance the short-term bridge loans we provide to assist a developer’s real estate entitlement and development efforts. However, the erosion of the U.S. and global credit markets during 2008 and parts of 2009, including a significant and rapid deterioration of the mortgage lending and related real estate markets, has significantly reduced traditional sources of conventional take-out financing. As a result, the Fund has experienced increased default and foreclosure rates on the mortgage loans it holds in its portfolio. In addition, the Manager has found it necessary to modify certain loans, which modifications have resulted in extended maturities of two years or longer, and believes it may need to modify additional loans in an effort to, among other things, protect the Fund’s collateral.

In addition, as allowed by the operating agreement, the Manager, on behalf of the Fund, effective October 1, 2008, ceased accepting additional member investments in the Fund, honoring new redemptions requests, or identifying and funding new loans subsequent to September 30, 2008 (although the Fund may finance new loans in connection with the sale of collateral under existing loans or the sale of real estate owned assets). Additionally, during the second quarter of 2009, the Fund suspended distributions to members. These elections were made in an effort to preserve the Fund’s capital and to seek to stabilize the Fund’s operations and liquid assets in order to enhance our ability to meet future obligations, including those pursuant to current loan commitments. The freeze was precipitated by increased default and foreclosure rates on the Fund’s portfolio loans and a reduction in new member investment, compounded by a significant number of redemption requests submitted during the latter part of the third quarter of 2008, the payment of which the Fund believes would have rendered it without sufficient capital necessary to fund its outstanding lending commitments. Despite the financial condition and status of the Fund since October 2008, the Manager believes that it has developed a liquidity plan that, if executed successfully, would likely provide sufficient liquidity to finance the Fund’s anticipated working capital and capital expenditure requirements and put the Fund back into operational mode.

In order to address the current financial situation of the Fund, on December 31, 2009, the Manager, on behalf of the Fund, submitted a consent solicitation/prospectus to the Securities and Exchange Commission, or the SEC, for review and approval. Upon approval by the SEC, the consent solicitation/prospectus is expected to be distributed to the Members to obtain Member approval to consummate a series of proposed transactions (the Conversion Transactions) that would restructure the Fund’s financial and operational affairs. The Manager believes the Conversion Transactions will:

•	position the Fund to become a publicly traded corporation listed on the New York Stock Exchange, or NYSE;
•	create the opportunity for liquidity for members;
•	cause the Fund to be internally managed, which would eliminate possible conflicts and more fully align the interests of the Fund, the Manager and IMH Holdings, LLC, or Holdings, which is a holding company for other affiliates of the Manager;

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 1 — FUND DESCRIPTION  – (continued)

•	create the opportunity for us to raise additional capital in the public markets, thereby enabling us to better acquire and originate commercial mortgage loans and other real estate related investment opportunities;
•	create the opportunity to achieve long term value for our stockholders through dividends and capital appreciation; and
•	create a board of directors comprised of a majority of independent directors, which will enhance our corporate governance.

The Conversion Transactions involve (i) the conversion of the Fund, which is currently a Delaware limited liability company, into a Delaware corporation named IMH Financial Corporation, and (ii) the acquisition by IMH Financial Corporation of all of the outstanding shares of the Manager, as well as all of the outstanding membership interests of Holdings. In connection with the Conversion Transactions, the Manager has also approved a stock incentive plan. Upon the consummation of the Conversion Transactions, the Manager intends to raise capital through an initial public offering of IMH Financial Corporation common stock and to list our common stock on the NYSE; however, the initial public offering and listing of our common stock are not conditions to the consummation of the Conversion Transactions. Additionally, the execution of the Conversion Transactions is conditioned on the approval by a majority of the members of the Fund.

In the event that the Conversion Transactions are not consummated, the Fund’s liquidity plan includes selling whole loans or participating interests in certain loans in its portfolio and liquidating certain real estate assets it holds. As of December 31, 2009, three loans with carrying values of $3,207, net of allowance for credit loss of $2,368 are being actively marketed for sale. Accordingly, these loans are reflected as held for sale in the accompanying consolidated balance sheets. In addition, as of December 31, 2009, four real estate owned projects with a carrying value totaling $12,082 are being actively marketed for sale. Accordingly, this real estate owned asset is reflected as held for sale in the accompanying consolidated balance sheets. Also, as described in Note 8, subsequent to December 31, 2009, the Manager was successful in securing third party financing from two lenders in the amount of $12,500 for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned and working capital needs. Additionally, the Manager continues to evaluate the Fund’s existing outstanding loan obligations to ascertain the necessary funding amounts and timing for each loan, and to determine potential reductions in, or cessation of, funding commitments for loans in default or to find alternative sources for such fundings. This analysis is on-going, although the results are not expected to materially affect our current estimate of outstanding loan commitments presented in the accompanying financial statements. Additionally, if the Conversion Transactions are not consummated, the Manager will continue to evaluate other potential strategies for the Fund, including, but not limited to, the possible orderly liquidation of the Fund, a merger or business combination of the Fund into one or more possible new investment vehicles, and other potential strategies.

There is no assurance that the Conversion Transactions or alternative strategies or transactions could be consummated on acceptable terms, in a reasonable time frame or at all. In addition, if the Conversion Transactions are not consummated, given the state of the real estate and credit markets, it is unlikely that

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 1 — FUND DESCRIPTION  – (continued)

the Fund will be able to re-commence its historical operations in the same manner in which it previously operated or at all. The Manager continues to examine the material aspects of the Fund’s business for areas of potential improvement and recovery of the Fund’s loan and real estate owned portfolio. However, if the real estate market does not return to prior levels of normalcy in the near future and credit markets are not re-established in a reasonable time frame, we believe the realization of full recovery of the Fund’s investments is unlikely to occur in a reasonable time frame or at all, and we may be required to liquidate the Fund’s investment portfolio at a price significantly below the Fund’s initial investment basis or potentially below current carrying values. Nevertheless, with the interim debt we have secured and other recent liquidity events, including the sale of certain loans and real estate held for sale, we believe that we have the liquidity necessary to operate on a more deliberate basis, rather than one of reactionary or forced liquidations of our assets at currently depressed prices.

The matters described above represent the key elements to the success of our operating plan for the year ending December 31, 2010. Based on our operating plans, we believe that our cash and cash equivalents, coupled with our liquidity derived from debt we have secured and the disposition of select assets, will allow us to fund operations over the next 12 months.

The Manager receives from borrowers, either directly or from loan proceeds, all revenue and fees from loan origination, processing, servicing and extension. As a result of the suspension of certain of the Fund’s activities, although the Manager may collect fees from time-to-time from the modification of existing loans or from penalties or default fees, the suspension of the Fund’s lending activities has resulted in a material reduction of the Manager’s primary revenue source. During the year ended December 31, 2008, these factors raised substantial doubt about the Manager’s ability to continue as a “going concern”, subject to changes in the Manager’s strategy. The Manager has initiated or implemented, among other initiatives, the following:

•	Implemented a cost reduction program, including a reduction in staff. The reduction in staff affected nearly 60% of the Manager’s employees while preserving more modest core functionality in the material operational areas. To date, the Manager has stabilized monthly operating costs at approximately $500 per month.
•	Continued our collaboration with investment banking firms to seek and to close financing and capital raising alternatives.
•	Continued to explore mechanisms through which the Manager can expand participation in the capital markets, including, without limitation, to expand existing or add additional funding vehicles to seek to capitalize on what the Manager believes are numerous business opportunities arising from the disruptions in the capital and credit markets.
•	Engaged in on-going negotiations with creditors to defer or otherwise restructure existing liabilities.
•	Other initiatives seeking to mitigate the risk of the continued viability of the Manager as an operating entity.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 1 — FUND DESCRIPTION  – (continued)

•	Filed a registration statement on behalf of the Fund regarding the proposed Conversion Transactions.

If the Conversion Transactions are not approved, it is anticipated that the Manager would seek the approval of the members of the Fund to modify the existing management fee structure to align its compensation more consistently with current industry standards for providing similar services. The Manager believes that industry standards for similar services usually requires an asset management fee of 1.5% to 2.0% of the cost basis of total assets under management, as well as an allocation of 20% of net earnings over a specified hurdle rate. If neither the Conversion Transactions nor the revised management fee structure is approved by the Fund members, the lack of approval may result in the Manager’s resignation as the Fund Manager. The Manager’s resignation would require, among other things, a vote by the Fund members to engage a new manager, whose fee structure may be in excess of that sought by the Manager. Under the terms of the Fund’s operating agreement, the Manager is not required to provide management services to the Fund after 120 days from the date of notice of termination or resignation. Based on the Manager’s strategies and operating plans. The Manager believes that its cash and cash equivalents along with cash flows generated from operations and working capital management will allow the Manager to fund its operations over the next 12 months.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Fund prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. The majority of the Fund’s operating costs and the cost of all furniture and equipment used in the administration of the Fund have historically been paid by the Manager and were not recorded as expenses or Fund assets or deducted from the net earnings of the Fund. However, as a result of the reduction in the Manager’s revenue-generating activities and corresponding reduction in liquidity, certain costs that the Manager historically elected to pay on our behalf, (which it was not required to pay), have been transferred to us. These expenses include various professional fees for consulting services, valuation services, legal and accounting services relative to public reporting related expenses and activities. The Manager receives a management fee from the Fund for the services it provides, which includes operating costs it incurs in the administration of the Fund. The foregoing is in accordance with the Operating Agreement.

Management Fee

For managing the Fund, the Manager is entitled to a 25 basis point annualized fee, earned and payable monthly, based on the Fund’s investment in mortgage loans at each month-end, excluding non-performing assets such as loans in non-accrual status and real estate owned. In addition, the Manager is entitled to 25% of any amounts recognized in excess of the Fund’s principal and note rate interest due in connection with such loans.

Revenue Recognition

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Fund does not recognize interest income on loans once they are deemed to be impaired and placed in non-accrual status. Generally, a loan is placed in non-accrual status when it is past its scheduled

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

maturity by more than 90 days, when it becomes delinquent as to interest due by more than 90 days or when the related fair value of the collateral is less than the total principal, accrued interest and related costs. The Manager may determine that a loan, while delinquent in payment status, should not be placed in non-accrual status in instances where the fair value of the loan collateral significantly exceeds the principal and the accrued interest, as the Manager expects that income recognized in such cases is probable of collection. In addition, a loan may be placed in or removed from non-accrual status when the Manager makes a determination that the facts and circumstances warrant such reclassification irrespective of the current payment status. Unless and until we have determined that the value of underlying collateral is insufficient to recover the total contractual amounts due under the loan term, generally our policy to continue to accrue interest until the loan is greater than 90 days delinquent with respect to accrued, uncollected interest or greater than 90 days past scheduled maturity, whichever comes first.

A loan is typically not removed from non-accrual status until the borrower has brought the respective loan current as to the payment of past due interest, and unless the Manager is reasonably assured as to the collection of all contractual amounts due under the loan based on the value of the underlying collateral of the loan, the receipt of additional collateral required and the financial ability of the borrower to service our loan.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our periodic valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required.

Cash receipts are first allocated to interest, except when such payments are specifically designated by the terms of the loan as a principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to various fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.

In accordance with the operating agreement, all fees relating to loan origination, documentation, processing, administration, loan extensions and modifications are earned by the Manager.

Allowance for Credit Losses

A loan is deemed to be impaired when, based on current information and events, it is probable that the Fund will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement and the amount of loss can be reasonably estimated.

The Fund’s mortgage loans, which are deemed to be collateral dependent, are subject to an allowance for credit loss based on the Manager’s determination of the fair value of the subject collateral in relation to the outstanding mortgage balance, including accrued interest and related accrued or expected costs to foreclose and sell. The Manager evaluates the Fund’s mortgage loan portfolio for impairment losses on an individual loan basis, except for loans that are cross collateralized within the same borrowing groups. For such loans, the Manager performs both an individual evaluation as well as a consolidated evaluation to assess the

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fund’s overall exposure for such loans. As such, all relevant circumstances are considered by the Manager to determine impairment and the need for specific allowances. In the event a loan is determined not to be collateral dependent, we measure the fair value of the loan based on the estimated future cash flows of the note discounted at the note’s contractual rate of interest.

Under this definition, certain of the loans that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not. Since our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided under such loans, is largely dependent on the fair value of the underlying collateral.

Fair Value

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. As of the dates of the balance sheets, the respective carrying value of all balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, mortgage investments, accrued interest, amounts payable to the Manager and payables to members of the Fund. Fair values of cash equivalents amounts payable to the Manager and payables to members are assumed to approximate carrying values because these instruments are short term in duration.

The Manager performs an evaluation for impairment for all loans in default as of the applicable measurement date based on the “fair value” of the collateral, if the Manager determines that foreclosure is probable. We generally measure impairment based on the value of the underlying collateral of the loans because our loan portfolio is considered collateral dependent, as allowed under applicable accounting guidance. Impairment for collateral dependent loans is to be measured at the balance sheet date based on the then fair value of the collateral, less costs to sell, in relation to contractual amounts due under the terms of the loan. In the case of loans that are not deemed to be collateral dependent, we measure impairment based on the present value of expected future cash flows. All Fund loans are deemed to be collateral dependent.

In determining fair value, the Manager has adopted applicable accounting guidance, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This statement applies whenever other accounting standards require or permit fair value measurement. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that are (a) independent of the reporting entity; that is, they are not related parties; (b) knowledgeable, having a reasonable understanding about the asset or liability and the transaction based on all available information, including information that might be obtained through due diligence efforts that are usual and customary; (c) able to transact for the asset or liability; and (d) willing to transact for the asset or liability; that is, they are motivated but not forced or otherwise compelled to do so.

Under applicable accounting guidance, a fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the reporting entity is different.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Determination of the highest and best use of the asset establishes the valuation premise used to measure the fair value of the asset. Two asset categories are established under applicable accounting guidance: in-use assets and in-exchange assets. When using an in-exchange valuation premise, the fair value of the asset is determined based on the price that would be received in a current transaction to sell the asset standalone. All Fund loans are deemed to be in-exchange assets.

The accounting guidance establishes a fair value hierarchy that prioritizes the inputs into valuation techniques used to measure fair value. The three levels of the fair value hierarchy under this accounting guidance are as follows:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;
Level 2 —	Valuations based on quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and
Level 3 —	Valuations based on models that use inputs that are unobservable in the market and significant to the fair value measurement.

The accounting guidance gives the highest priority to Level 1 inputs, and gives the lowest priority to Level 3 inputs. The value of a financial instrument within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability, rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, our own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. Further, fair value measurements are market-based measurements with an exit price notion, not entity-specific measurements. Therefore, an entity cannot disregard the information obtained from the current market simply because the entity is a “willing” seller at that price. If the best information available in the circumstances indicates that market participants would transact at a particular price, it does not matter whether the reporting entity is actually willing to transact at that particular price.

In the case of collateral dependent loans, the amount of any improvement in fair value attributable to the passage of time is recorded as a credit to the provision for credit losses with a corresponding reduction in the allowance for credit loss. In the case of loans not deemed to be collateral dependent, the amount of any improvement attributable to the passage of time is recorded as interest income at the loans’ contract rate with the remainder, if any, recorded as a reduction in the aggregate allowance for credit loss and offset recorded as a net component for the period provision for credit losses.

Loan Charge Offs

Our loans are all collateralized by real estate and all are deemed to be collateral dependent. Accordingly, the collateral for each is subject to a periodic fair value analysis. Valuation estimates are analyzed and updated, with appropriate adjustments recorded on a quarterly basis. When a loan is foreclosed and transferred to a real estate owned status, an assessment of the most current valuation is made and updated as necessary, and

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the asset is transferred to a real estate owned status at its then current fair value, less estimated costs to sell. Except in limited circumstances, our real estate owned assets are classified as held for development or investment (i.e., a long-lived asset) and not “held for sale”. However, if a real estate owned asset is sold, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Loan charge offs generally occur under one of two scenarios, including 1) the foreclosure of a loan and transfer of the related collateral to real estate owned status, or 2) the Manager elects to accept a loan payoff at less than the contractual amount due. Under either scenario, the loan charge off is generally recorded through the allowance for credit loss.

A loan charged off is recorded as a charge to the allowance for credit loss at the time of foreclosure in connection with the transfer of the underlying collateral to a real estate owned status. The amount of the loan charge off is equal to the difference between the contractual amounts due under the loan and the fair value of the collateral acquired through foreclosure, net of selling costs. Generally, the loan charge off amount is equal to the loan’s allowance for credit loss. At the time of foreclosure, the contractual value less the related allowance for credit loss is compared with the estimated fair value, less costs to sell, on the foreclosure date and the difference, if any, is included in the provision for credit losses (recovery) in the statement of operations. The allowance for credit loss is netted against the gross carrying value of the loan, and the net balance is recorded as the new basis in the real estate owned asset. Once in a real estate owned status, the asset is evaluated for impairment based on accounting criteria for long-lived assets.

Classification of Loans

We generally expect that upon origination, mortgage investments will be held until maturity or payoff. While we have the ability to do so, we do not originate or acquire loans with the intent of reselling them as whole loans. In addition, we do not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Because we have the ability and the intent to hold these loans for the foreseeable future or until maturity, they are classified as held for investment pursuant to applicable accounting guidance. Notwithstanding the foregoing, we may sell a percentage of our loans on a whole loan or participation basis. See the section entitled “Participations Issued and Whole Loans Sold” for additional information.

Loan Modifications and Troubled Debt Restructuring

The Fund’s historical business practice was that substantially all of its loans were originated with a maturity of one year, with the intent of modifying loans as necessary in the ordinary course of business, until the borrower secured take-out financing. Under current accounting guidance, the Manager deems a loan modification to represent a troubled debt restructuring if, because of the borrower’s financial difficulties, the Fund grants a concession to a debtor that it would not otherwise consider. In the Manager’s evaluation of the potential for modifying a loan and whether such a modification qualifies as a troubled debt restructuring, the Manager conducts a re-underwriting on the borrower and the related project. This evaluation includes, among other factors, the following: (1) the stage of development of the project and estimated cash flow to be derived from the development and disposition of the project; (2) the financial wherewithal of the borrower and its ability to fund on-going maintenance, taxes and insurance costs; (3) whether the

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Manager believes that retaining the current owner/operator/developer of the project will maximize the project’s value; (4) the borrower’s performance under the terms of the original loan; and (5) the availability of third-party financing to the borrower to “take-out” the Fund’s loan. While the Fund has not historically forgiven any recorded principal or interest at the time of a modification, in the event that alternative financing is unavailable at the time of modification, the Manager deems such modifications to be troubled debt restructurings under current accounting guidance.

Loans-In-Process

The Mortgage Loan Note Obligations appearing on the balance sheets under assets include unearned interest and undisbursed construction draws and other loan related costs. Interest is earned daily and, for loans whose interest reserve is not funded at the time of origination, is added to each loan’s principal balance monthly. Construction draws and other loan related costs are disbursed to the borrower when certain events have occurred or benchmarks have been reached. Generally, the deferred portion of unearned interest and undisbursed construction draws and other loan related costs do not earn interest and are included as a reduction of Mortgage Loan Note Obligations and classified as Undisbursed Portion of Loans-In-Process and Interest Reserves, which are reductions in arriving at Mortgage Loan Note Obligations.

Loans Held for Sale

Loans that we intend to sell, subsequent to origination or acquisition, are classified as loans held for sale, net of any applicable allowance for credit loss. Loans classified as held for sale are generally subject to a specific marketing strategy or a plan of sale.

Loans held for sale are accounted for at the lower of cost or fair value on an individual basis and are reported as a component of mortgage loans. Direct costs related to selling such loans are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale. Valuation adjustments related to loans held for sale are not included in the allowance for credit loss in the accompanying balance sheet, but rather are reported net of related principal of loans held for sale on the balance sheet and the provision for credit losses in the statements of operations.

Discounts on Acquired Loans

We account for mortgages acquired at a discount in accordance with applicable accounting guidance. The accounting guidance requires that the amount representing the excess of cash flows estimated by the Manager at acquisition of the note over the purchase price is to be accreted into purchase discount earned over the expected life of the loan (accretable discount). Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the nonaccretable discount are reasonably estimable and collection is probable, the corresponding decrease in the nonaccretable discount is transferred to the accretable discount and is accreted into interest income over the remaining life of the loan using the interest method. If cash flow projections deteriorate subsequent to acquisition, or if the probability of the timing or amount to be collected is indeterminable, the decline is accounted for through the provision for credit loss. Until such time that the timing and amount to be collected under such loans is determinable and probable as to collection, no accretion shall be recorded.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Participations Issued and Whole Loans Sold

In order to facilitate our liquidity, we occasionally issue participating interests in loans. With the Manager’s election to suspend the acceptance of additional member contributions to the Fund and the funding of new loans, the Manager may increase loan participations and loan sales in order to meet current liquidity demands in its portfolio. When negotiating participations, we endeavor to effect such transactions at par and for no more than 50% of a loan’s principal balance, and the Fund generally remains the servicing agent for the loan. However, in light of current economic conditions, it may be necessary to employ alternative structures for loan participations. Under the terms of the participation agreements, the purchaser and the Fund are pari-passu as it pertains to the rights, privileges and obligations of ownership. However, because the participated interests are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity, these participations are recorded as secured borrowings by the Fund and classified as Participations in Mortgage Loans Issued in the accompanying balance sheet. Under this structure, interest earned by the Fund on the entire loan is recorded as interest income, and interest earned by the purchaser is recorded as interest expense.

Additionally, in order to facilitate our short-term cash needs, we historically sold whole loans at par to the Manager and to third-parties, though there was no intent to sell such loans at the time of origination. Under terms of the whole loan sale agreements, the purchasers assume all rights, privileges and obligations of ownership.

The loans sold to the Manager have historically been repurchased and the loans sold to third parties have been repurchased at the request of the third party. The loans sold to the Manager are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity and, therefore, these sales were recorded as secured borrowings by the Fund. With respect to whole loans sold to third parties, assignment of our interest in the promissory note, deeds of trust and guaranties were executed, servicing was transferred and the loan is removed from our books at par with no gain or loss on sale recorded. Pursuant to the terms of these transactions, we have no legal right or obligation to repurchase the loan and the purchaser does not have a legal right to require repurchase of the loan.

Interest Reserves

As is customary in commercial real estate development lending, the Fund’s loan terms may require the establishment of funded or unfunded interest reserves which are included as part of the note commitment and considered in the loan to value ratios at the time of underwriting. In some cases, the borrower may elect to pay interest from its own sources.

In certain instances, at the time a loan is funded, estimates of interest due for the life of the loan and certain other expenses payable by the borrower are charged to and are included in the loan principal balance. The amount of the unearned interest and other expenses included in the loan principal balance is credited to a liability account for the benefit of the borrower and classified as Unearned Income and Other Funds Held. Should a borrower prepay a loan, any unearned portion of the interest or expenses included in principal are credited to the borrower at payoff as a reduction of the loan’s principal balance.

In certain instances, our loan documents require that funded interest reserve accounts be established for certain borrowers. Under these arrangements, upon initial funding of the loan, a predetermined amount,

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

approximating interest due during the initial loan term, is deposited into a controlled disbursement account in the name of the borrower for the benefit of the Fund. We routinely direct such funds to be held in segregated money market and short-term investments accounts that are generally fully insured by the Federal Deposit Insurance Corporation, or FDIC. Investment interest earned on such accounts is credited to the borrower. Interest income due monthly on the related mortgage investments is drawn from these accounts and transferred to the Fund. These accounts, which are held in the borrowers’ names, are not included in the accompanying consolidated balance sheets.

Real Estate Held for Development or Sale

Real estate held for development or held for sale consists primarily of assets that have been acquired in satisfaction of a receivable the same as if the assets had been acquired for cash, such as in the case of foreclosure. When a loan is foreclosed upon and transferred to a real estate owned status, an assessment of the fair value is made, and the asset is transferred to real estate held for development or held for sale at this amount less costs to sell. The Fund typically obtains a valuation on a real estate owned asset within 90 days of the date of foreclosure of the related loan. Valuation adjustments required at the date of transfer are charged to the allowance for loan losses.

Our determination of whether to classify a particular real estate owned asset as held for development or held for sale depends on various factors, including the Manager’s intent to sell the property and whether a formal plan of disposition has been entered into, among other circumstances.

Subsequent to transfer, real estate held for sale is carried at the lower of carrying amount (transferred value) or fair value, less estimated selling costs. Our real estate held for development is carried at the transferred value, less cumulative impairment charges. Real property held for development requires periodic evaluation for impairment which is conducted at each reporting period. When circumstances indicate that there is a possibility of impairment, the Manager will assess the future undiscounted cash flows of the property and determine whether they are sufficient to exceed the carrying amount of the asset. In the event these cash flows are insufficient, the Manager will determine the fair value of the asset and record an impairment charge equal to the difference between the fair value and the then-current carrying value. The impairment charge is recognized in the Statement of Operations.

Upon sale of real estate, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Member Investments Pending Activation

Member Investments Pending Activation reflects cash received and deposited by the Fund for new member investments not yet approved by the Manager for the purchase of membership units in the Fund or cash items deposited in the bank but not yet available for investment.

Cash and Cash Equivalents

Cash and cash equivalents include money market funds held with various commercial banks in the name of the Fund as well as short term certificates of deposit with an original maturity of 90 days or less. The FDIC protects the funds held with the commercial bank up to a maximum of $250. The Fund customarily

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

maintains money market deposits in banks in excess of FDIC protection limits. To date, the Fund has not experienced any losses as a result of any amounts held in excess of the FDIC insurance limits.

Statement of Cash Flows

As is customary in our industry, certain loans in our portfolio contain provisions which provide for the establishment of unfunded interest reserves which are drawn from the existing note obligation for the satisfaction of monthly interest due in accordance with the terms of the related notes. For purposes of reporting, such draws are reflected as cash transactions in accrued interest and mortgage loan fundings in the accompanying consolidated statements of cash flows.

Income Taxes

The Fund, with the authority granted by its members, has elected to be taxed under sections of federal and state income tax law as a Large Partnership. Since the Fund is a partnership for tax purposes, no income taxes are paid by the Fund. Instead, the members separately pay tax on their pro rata shares of the Fund’s income, deductions, losses and credits. Therefore, no provision has been made for income taxes in the accompanying financial statements. Historically, Fund members could elect to either reinvest or receive cash distributions from the Fund. The ability of members to reinvest distributions was terminated effective October 1, 2008. Whether received in cash or reinvested, members are individually responsible to pay their respective income taxes on distributions credited to them.

Use of Estimates

The Manager has made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period, in accordance with GAAP. Accordingly, actual results could differ from those estimates. Such estimates primarily include the allowance for credit loss, valuation estimates for real estate owned and the accretable amount and timing of interest revenue for loans purchased at a discount.

Fund Expenses

We pay a management fee to the Manager and the direct expenses of the Fund, as defined in the operating agreement, which include management fees to the Manager; expenses or costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure, and all activities related thereto; and interest expense paid on loans that we have sold or participated, but for which we must account for as secured borrowings under current accounting guidance. Historically, the Manager paid all overhead or certain operating expenses attributable to our operations. However, due to the reduction in the Manager’s liquidity when we ceased funding new loans, we are now required to absorb certain additional direct expenses, some of which the Manager previously elected to pay on our behalf, although it was not required to do so. These additional direct expenses include various professional fees for consulting services, valuation services, legal and auditing services relating to public reporting related expenses, and allocated personnel expenses directly attributed to asset recovery.

Direct Default Related Expenses

Costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure include direct expenses such as legal fees, valuation costs related to such assets, operating costs of real estate owned

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

assets, and an allocation of salaries of personnel who spend their time on defaulted loans, foreclosure activities, or property acquired through foreclosure. Subject to the quarterly fair value analysis, costs related to the development or improvement of real estate assets are generally capitalized and costs relating to holding such assets are charged to expense.

Segment Information

The Fund’s primary income-producing activity is investing in mortgage loans which are collateralized by real property located in various regions of the United States. During 2008 and 2009, we acquired through foreclosure various real estate assets that served as collateral for related loans, and purchased certain additional real property that is contiguous to the collateral securing a particular loan. These assets were acquired as a direct result of mortgage lending activities, are primarily held for development and, except for one operating commercial building acquired through foreclosure, are not producing a material amount of income as of December 31, 2009 and 2008. As a result, separate segment reporting for these activities is not practicable at December 31, 2009. Accordingly, the Fund does not report more than one segment.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board, or FASB, issued new accounting guidance that provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The new guidance reiterates that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The new guidance identifies factors to be considered when determining whether or not a market is inactive. We do not believe the adoption of this pronouncement would have a material effect on our financial position or results of operations.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification, or ASC, to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASU significantly changes the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets. This update amends the codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140. The amendments in this update improve financial reporting by eliminating the exceptions for qualifying special- purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This update is effective at the start of a reporting entity’s first fiscal year beginning after November 15,

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

2009. Early application is not permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

In October 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This update amends the codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) — Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.

The implementation of this standard did not have a material impact on our consolidated financial statements.

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurements as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

•	a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•	for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

•	a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting period beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our financial position or results of operation.

Reclassifications

Certain 2008 amounts have been reclassified to conform to the 2009 financial statement presentation.

Subsequent Events

The Manager evaluated subsequent events through May 4, 2010, the date this consent solicitation/ prospectus was filed with the SEC. Subsequent to December 31, 2009, an individual member of the Fund filed a complaint against the Fund with the SEC in opposition to the proposed Conversion Transactions.

The Manager has evaluated these events and has determined that they did not have a material effect on the overall presentation of the accompanying financial statements.

NOTE 3 — CASH AND CASH EQUIVALENTS

The Fund’s operating agreement provides that the amount classified as Retained Earnings in the financial statements (described as Loan Loss Reserve in the operating agreement) be held in cash. At December 31, 2008 and 2009, the Fund had an accumulated deficit and there were no cash reserves available for this purpose.

Further, the Fund’s operating agreement also provides that generally 3% – 5% of mortgage loans are to be held for working capital. The funds are held in cash equivalent investment accounts and are designated as working capital and other funds available for operating obligations and lending. These funds are classified as cash equivalents on the accompanying financial statements. These designations are discretionary.

A summary of the cash and cash equivalents as of December 31, 2008 and 2009, with balances as designated by the Manager, follows:

	December 31,
	2008	2009
Working Capital Reserve	$21,911	$—
Available for Operating Obligations and Lending	1,904	963
	$23,815	$963

Given the suspension of the Fund’s member investment and lending activities and the limited cash sources available to the Fund, we anticipate that all remaining cash will be needed to fund outstanding loan obligations and Fund operations.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES

Lien Priority

Historically, all of our mortgage loans have been collateralized by first deeds of trust (mortgage) on real property, and have generally included a personal guarantee by the principals of the borrower. Oftentimes, our loans are secured by additional collateral. However, during the year ended December 31, 2009, with respect to one loan we agreed to subordinate a portion of our first lien mortgage to a third party lender in the amount of $14,000 (approximately 25% of the outstanding principal). The subordination was granted in order to provide liquidity to the borrower to complete the construction of the project, an obligation for which the Fund had been responsible under the original loan terms. Under the terms of the subordination agreement, the Fund may purchase or pay off the loan to the third party lender at par. In addition, subsequent to December 31, 2009, we agreed to subordinate a portion of our first lien mortgage for a separate loan to a third party lender in the amount of $1,500 (approximately 2% of the outstanding principal). This subordination was granted in order to satisfy a prior lien for which the lien holder was seeking foreclosure, also an obligation for which the Fund had been responsible under the original loan terms. While subordinations of the Fund’s first lien positions are not expected to be a common occurrence in the future, the Manager may find it necessary to do so in an effort to maximize the opportunity for recovery of our investment. Independent title companies handle all loan closings and independent third-party companies, with oversight of the Manager, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations that contain construction components.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Loan Interest Rates

The Fund invests in both fixed and variable interest rate loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate, or Prime, substantially all of which are subject to interest rate floors. As of December 31, 2008 and 2009, our outstanding loan principal balances (including non-accrual loans), net of the allowance for credit loss, summarized by fixed and variable interest rates within selected interest rates are as follows:

	December 31, 2008
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
Current Rate:
8.00%	1	$3,500	—	$—	1	$3,500	$—	$3,500	1.1%
9.00%	1	10,461	1	1,622	2	12,083	(10,175)	1,908	0.6%
10.00%	1	26,709	—	—	1	26,709	(23,226)	3,483	1.1%
11.00%	—	—	1	1,981	1	1,981	—	1,981	0.6%
11.25%	—	—	1	46,020	1	46,020	—	46,020	14.7%
11.50%	2	2,651	6	94,283	8	96,934	(15,928)	81,006	25.8%
11.75%	1	4,752	—	—	1	4,752	—	4,752	1.5%
12.00%	10	75,758	9	67,683	19	143,441	(54,499)	88,942	28.4%
12.25%	1	631	3	55,850	4	56,481	(52,775)	3,706	1.2%
12.50%	1	1,929	6	22,227	7	24,156	(18,026)	6,130	2.0%
12.75%	1	37,935	—	—	1	37,935	(25,394)	12,541	4.0%
13.00%	3	27,897	9	54,947	12	82,844	(64,831)	18,013	5.7%
13.25%	—	—	1	2,821	1	2,821	(1,675)	1,146	0.4%
13.75%	—	—	2	6,528	2	6,528	(3,781)	2,747	0.9%
14.25%	—	—	1	67,669	1	67,669	(30,000)	37,669	12.0%
Total	22	$192,223	40	$421,631	62	$613,854	$(300,310)	$313,544	100.0%
% of Portfolio		31.3%		68.7%		100.0%
Weighted Average Rate		11.71%		12.39%		12.18%
Number of Loans		22		40		62
Average Principal		$8,737		$10,541		$9,901

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

	December 31, 2009
	Fixed Rate		Variable Rate		Total
	#	Outstanding Principal	#	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	%
Current Rate
6.00%	1	$5,890	—	$—	1	$5,890	$(1,568)	$4,322	2.0%
7.53%	1	41,886	—	—	1	41,886	(23,942)	17,944	8.4%
8.00%	4	31,077	—	—	4	31,077	(24,999)	6,078	2.8%
8.25%	1	56,033	—	—	1	56,033	—	56,033	26.2%
9.00%	1	1,589	—	—	1	1,589	(9)	1,580	0.7%
10.00%	4	29,555	—	—	4	29,555	(22,316)	7,239	3.4%
11.00%	1	1,463	1	1,618	2	3,081	—	3,081	1.4%
11.50%	—	—	4	11,328	4	11,328	(4,489)	6,839	3.2%
11.75%	1	5,759	—	—	1	5,759	—	5,759	2.7%
12.00%	7	61,403	8	53,947	15	115,350	(59,545)	55,805	26.1%
12.25%	—	—	2	56,562	2	56,562	(51,372)	5,190	2.4%
12.50%	—	—	5	16,128	5	16,128	(11,705)	4,423	2.1%
12.75%	1	37,958	—	—	1	37,958	(22,664)	15,294	7.1%
13.00%	1	1,650	9	54,947	10	56,597	(45,462)	11,135	5.2%
13.75%	—	—	2	6,528	2	6,528	(5,987)	541	0.3%
14.25%	—	—	1	69,127	1	69,127	(56,370)	12,757	6.0%
Total	23	$274,263	32	$270,185	55	$544,448	$(330,428)	$214,020	100.0%
% of Portfolio		50.4%		49.6%		100%
Weighted Average Rate		9.84%		12.88%		11.34%
Number of Loans		23		32		55
Average Principal		$11,924		$8,443		$9,899

The allowance for credit loss as of December 31, 2009 totaling $330,428 above has been allocated $328,060 to mortgage loans held to maturity and $2,368 to mortgage loans held for sale in the accompanying consolidated balance sheets, based on the specific allowance for credit loss applicable to each loan.

As of December 31, 2008 and 2009, the weighted average interest rates earned on variable rate loans (including loans in non-accrual status) was Prime plus 9.14% and Prime plus 9.63%, respectively. The Prime rate was 3.25% at December 31, 2008 and 2009.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Loan Maturities and Loans in Default

Mortgage loan outstanding principal balances, net of the allowance for credit loss, as of December 31, 2009 have scheduled maturity dates within the next several quarters as follows:

	December 31, 2009
Quarter	Amount	Percent	#
	(in thousands)
Matured	$347,135	63.7%	34
Q1 2010	10,776	2.0%	5
Q3 2010	54,947	10.1%	9
Q1 2011	3,080	0.6%	2
Q4 2011	30,200	5.5%	2
Q1 2012	392	0.1%	1
Q3 2012	97,918	18.0%	2
Total	$544,448	100.0%	55
Less: Allowance for Credit Loss	(330,428)
Net Carrying Value	$214,020

Loans in Default

From time to time, a mortgage loan’s maturity date may be extended for reasons the Fund believes are generally advantageous to the Fund. In this regard, from time to time, the Fund has modified certain loans in its portfolio, extending maturity dates in some cases to two or more years, and the Fund expects that it will modify additional loans in the future in an effort to seek to preserve its collateral. Accordingly, in some instances, and from time to time, the Fund expects repayment dates of the loans may vary from their currently scheduled maturity date. Further, in certain instances where the Manager deems it to be advantageous to the Fund not to modify or extend a loan past its scheduled maturity date, the Fund classifies and reports the loan as matured.

Loans in default balances encompass both non-accrual loans and loans for which we are still accruing income, but are delinquent as to the payment of accrued interest or are past scheduled maturity. At December 31, 2009, 50 of our 55 loans with outstanding principal balances totaling $531,999 were in default, of which 34 with outstanding principal balances totaling $347,135 were past their respective scheduled maturity dates, and the remaining 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective carrying value of the loan. At December 31, 2008, 28 loans with outstanding principal balances totaling $226,630 were in default, of which 24 with outstanding principal balances totaling $210,198 were past their respective scheduled maturity dates, and the remaining four loans were in default as a result of delinquency on outstanding interest payments. Total past due interest on loans in default, excluding loans in non-accrual status, was $1,134. In light of current economic conditions and in the absence of a recovery of the credit markets, it is anticipated that many if not most loans with scheduled maturities within one year will not pay off at the scheduled maturity.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

The Fund is exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default. The Fund anticipates that similar actions will be taken on an additional six loans in our portfolio. Of the 25 loans upon which we are exercising lender’s remedies, we completed foreclosure on five loans with principal balances of $22,723 subsequent to December 31, 2009, and we expect to complete the foreclosure process on the balance of such loans in the second and third quarters of 2010. One of the loans previously in non-accrual status, in which we were a participating lender with a principal balance totaling $6,313 million, was foreclosed upon by us in the fourth quarter of 2009.

Two loans that were previously in non-accrual status with principal balances totaling $28,510 related to a bankruptcy of the borrower were consolidated into one loan in connection with the approved plan of reorganization and the loan terms were restructured in the fourth quarter of 2009. The loan restructure did not result in any forgiveness of principal or accrued interest. However, due to the value of the underlying collateral in relation to loan principal for this collateral-based loan, we have deemed it appropriate to keep this restructured loan in non-accrual status as of December 31, 2009.

Nine loans that are in non-accrual status relate to a borrowing group and are not in technical default under the loan terms. However, due to the value of the underlying collateral for these collateral-based loans, we have deemed it appropriate to place these loans in non-accrual status. Also, five of the loans in default status relate to a borrowing group who is currently in bankruptcy. We are continuing to monitor the status of the bankruptcy case in relation to our collateral and have placed these loans in non-accrual status due to the value of the underlying collateral for these collateral-based loans. However, we have not commenced foreclosure action on these loans as of December 31, 2009.

We are continuing to work with the borrowers with respect to the remaining ten loans in default in order to seek to maintain the entitlements on such projects and, thus, the value of our existing collateral. However, such negotiations may result in a payoff of an amount that is below our loan principal and accrued interest, and that discounted payoff may be materially less than the contractual principal and interest due. Generally, the allowance for credit loss contemplates the potential loss that may occur as a result of a payoff of the loan at less than its contractual balance due. We are considering our preferred course of action with respect to all remaining loans. However, we have not commenced enforcement action on these other loans thus far.

At December 31, 2009, 46 of the 50 loans in default were in non-accrual status and had outstanding principal balances totaling $522,404. Total contractual interest due under the loans classified in non-accrual status was $52,567, of which $11,789 is included in accrued interest receivable on the balance sheet, and of which $40,778 has not been recognized as income by the Fund. The remaining four loans in default had outstanding principal balances totaling $9,594, with accrued interest due totaling $226, which is included in accrued interest receivable on the balance sheet. Excluding loans whose maturity has not been reached as of December 31, 2009, loans in default were past their scheduled maturities between one and 784 days as of December 31, 2009.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

The geographic concentration of loans in default, net of the allowance for credit loss, at December 31, 2008 and 2009 is as follows:

	December 31, 2008
	Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
	(in thousands, except percentages and unit data)
Arizona	28.9%	14	$65,361	$(45,068)	$20,293	$1,573	$2,337	$24,203
Idaho	26.5%	3	60,039	(47,882)	12,157	2,173	5,372	19,702
California	27.1%	5	61,398	(51,477)	9,921	911	34	10,866
Minnesota	7.3%	1	16,590	—	16,590	326	—	16,916
Texas	4.9%	3	11,102	(5,781)	5,321	320	—	5,641
Nevada	3.5%	1	7,969	(1,876)	6,093	319	—	6,412
New Mexico	1.8%	1	4,171	—	4,171	—	50	4,221
	100.0%	28	$226,630	$(152,084)	$74,546	$5,622	$7,793	$87,961

	December 31, 2009
	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Arizona	52.3%	23	$278,306	$(162,282)	$116,024	$5,362	$13,723	$135,109
Idaho	9.3%	2	$49,594	$(38,981)	10,613	$1,948	$5,993	18,554
California	33.8%	19	$179,773	$(120,829)	58,944	$3,959	$18,349	81,252
Texas	2.1%	3	$11,102	$(4,272)	6,830	$427	$1,170	8,427
Nevada	1.5%	1	$7,984	$(2,613)	5,371	$319	$957	6,647
New Mexico	1.0%	2	$5,240	$(1,094)	4,146	$—	$586	4,732
	100.0%	50	$531,999	$(330,071)	$201,928	$12,015	$40,778	$254,721

The concentration of loans in default by loan classification, net of the allowance for credit loss, as of December 31, 2009 is as follows:

	Percent of Outstanding Principal	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Accrued Interest	Non-Accrued Note Interest	Total
Pre-entitled Land	37.5%	11	$199,442	$(144,366)	$55,076	$6,399	$18,495	$79,970
Entitled Land	39.7%	22	211,363	(148,887)	62,476	4,413	18,483	85,372
Construction	22.8%	17	121,194	(36,818)	84,376	1,203	3,800	89,379
	100.0%	50	$531,999	$330,071)	$201,928	$12,015	$40,778	$254,721

With respect to our loans in default at December 31, 2009, 50% of the loan principal balances related to residential end-use projects, 33% related to mixed-use projects, and 17% related to commercial and industrial projects. With respect to our loans in default at December 31, 2008, approximately 60% of the loan principal balances related to residential end-use projects, 31% related to mixed-use projects, and 9% related to commercial projects.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Other than as discussed in the foregoing paragraphs, none of the remaining five performing loans in our portfolio with principal balances totaling $12,450 and interest rates ranging from 8% to 12%, have loan principal payments 30 days or more past due and no loans in our portfolio have interest payments more than 30 days past due.

Loans in Default and Impaired Loans

Under GAAP, an entity is required to recognize a loss when both (a) available information indicates that it is probable that an asset has been impaired at the date of the financial statements, and (b) the amount of loss can be reasonably estimated.

Under this definition, certain of the loans in our portfolio that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not so qualify. Since the majority of our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided in connection with such loans, is largely dependent on the fair value of the underlying collateral.

Our loans in default balances include loans in non-accrual and accrual status for which we continue to accrue income, but are delinquent as to accrued interest or are past scheduled maturity, in accordance with our accounting policy. Unless and until we have determined that the value of the underlying collateral is insufficient to recover the total contract amounts due under the loans, we expect to continue to accrue interest until the loan is more than 90 days delinquent with respect to accrued, uncollected interest, or more than 90 days past scheduled maturity, whichever comes first. This results in the classification of loans in default that may not be deemed impaired under GAAP.

The following table presents required disclosures under GAAP for loans that meet the definition for impaired loans:

	December 31,
	2008	2009
Loan in Default – Impairment Status:
Impaired loans in default	$193,948	$458,464
Non-impaired loans in default	32,683	73,534
Total loans in default	$226,631	$531,998
Allowance for Credit Loss on Impaired Loans:
Impaired loans in default	$193,948	$458,464
Less: Allowance for Credit Loss	(152,084)	(330,071)
Net carrying value of impaired loans	$41,864	$128,393
Note: all impaired loans have an allowance for credit loss
Average investment for impaired loans during period held	$182,876	$456,993
Interest income recognized during the period that loans were impaired	$11,608	$1,898
Interest income recognized using a cash-basis method of accounting during the period that the loans were impaired	$5,009	$404

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Allowance for Credit Loss and Fair Value Measurement

As discussed in our Significant Accounting Policies, the Manager performs a valuation analysis of our loan portfolio on an on-going basis, but not less frequently than on a quarterly and annual basis.

In considering the highest and best use for individual mortgage loans, we first consider whether the asset is considered “in use” as opposed to “in exchange”. Due to the nature of the underlying collateral of our loan portfolio and the development status of such projects, substantially all assets are deemed to be “in exchange” assets for purposes of determining highest and best use.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation. Prior to the quarter ended December 31, 2008, through discussions with market participants, there was a significant amount of observable and unobservable market participant data available to support the assumptions used in our valuations using a development model, although the significance of unobservable market participant weighed heavily into our valuations.

The Fund generally employs one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach, or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

A description of each of the valuation approaches and their applicability to our portfolio follows:

Development Approach

The development approach relies on pricing trends, absorption projections, holding costs and the relative risk given these assumptions for a particular project. This approach then discounts future net cash flows to derive the estimated fair value. This approach is consistent with a modeling technique known as residual analysis commonly used in our industry which is based on the assumption that completing the development of the collateral was the highest and best use of the property. As indicated by market participants, a development approach and related rates of return are used in determining purchase decisions. As such, the valuation is intended to reflect the project’s performance under certain parameters, paralleling the

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

process employed by market participants. This analysis is very dependent upon end-use pricing and absorption. In addition to consideration of recent sales of comparable properties (which in the current market may include distressed transactions such as foreclosure sales), the valuation also relies on current listings of comparable properties with primary emphasis placed on comparable properties available for resale within the similar competitive market, as well as market participant opinions. This collection of data is used to derive a qualitative analysis using the sales comparison approach in estimating current individual lot pricing and reasonable premium levels. In addition, the valuation contemplates a non-leveraged internal rate of return based on indications from market participants. This approach, which we consider an “as developed” approach, is generally applied to collateral which has achieved entitlement status and whose development is reasonably assured in light of current market conditions. Prior to the quarter ended September 30, 2008, this methodology was utilized in underwriting each loan as well as for purposes of annual valuation of our portfolio.

Income Capitalization Approach

The income capitalization approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of fair value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Investors acquiring this type of asset will typically look at year one returns, but must also consider long-term strategies. Hence, depending upon certain factors, both the direct capitalization and discounted cash flow techniques have merit. This approach is generally applied to collateral consisting of fully constructed buildings with existing or planned operations and for which operating data is available and reasonably accurate.

Cost Approach

The cost approach is a method of estimating fair value of an asset based on the actual replacement cost of such asset. This method is generally used to estimate value on new projects with completed vertical construction. There are generally few collateral projects within our portfolio that are valued using this approach and is considered an “as is” approach.

Sales Comparison Approach

In a disrupted market, when market participant data is either not available or not accurate, and other valuation approaches are not relevant to or appropriate for a particular project, the sales comparison approach is generally used to determine fair value. Market participants generally rely on speculative land sales when making a decision to purchase land in certain market area. Thus, in the absence of relevant, accurate market data, this approach is generally applied and is considered an “as is” approach.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

When the credit and real estate markets sustained significant declines in the latter part of 2008, the extent, reliability and quality of market participant inputs largely dissipated causing us to reassess the highest and best use of several assets from an “as developed” valuation approach to an “as is” valuation approach using recent comparable sales. This change in methodology was applicable primarily to unentitled or partially entitled land for which development of such was not currently considered feasible in the foreseeable future by market participants given current market conditions.

Recent Offers Received

For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we generally utilize the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable, negotiable and we believe the offeror has the financial wherewithal to execute the transaction.

As described above, historically, for purposes of determining whether a allowance for credit loss was required, the Manager primarily utilized a modeling technique, known as residual analysis, which is commonly used in our industry and is based on the assumption that development of our collateral was the highest and best use of the property. As of December 31, 2007, this methodology was undertaken with the use of a third-party firm that specializes in conducting valuations to assist the Manager in supporting our price and cost estimates based on available market data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio. The underlying collateral of our loans vary by stage of completion, which consists of either raw land (also referred to as pre-entitled land), entitled land, partially developed, or mostly developed/completed lots or projects.

As of December 31, 2007, this methodology was undertaken with the use of a third-party valuation specialist firm to assist the management in supporting our price and cost estimates based on available market participant data. During the first two quarters of 2008, our process was consistently applied as there was no indication of significant impairment in the value of our loan portfolio.

In the latter part of 2008 and part of 2009, the global and U.S. economies experienced a rapid decline resulting in unprecedented disruptions in the real estate, capital, credit and other markets. As a result of these factors, we recorded a provision for credit losses developed in the third quarter of 2008 using a development/residual analysis approach, reflecting lower pricing assumptions, slower absorption and a significant increase in discount factors to reflect current market participant risk levels.

In the fourth quarter of 2008, we engaged independent third-party valuation firms to assist with our analysis of the fair value of our loan portfolio as of December 31, 2008. As a result of this analysis, and given the significant change in the economic and real estate landscape, it was determined that our valuation model that assumed development of the collateral and employed various assumptions such as future real estate prices, absorption and various construction and sell-out periods, that were historically used for virtually every collateral type were no longer reasonably determinable for the majority of the collateral securing our portfolio loans. This determination was primarily based on the significant uncertainty in the

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

real estate markets stemming from the liquidity freeze, lack of demand for developed property, the extended development and sales periods, and uncertainty with respect to the future pricing and development costs.

As such, in most cases, the appropriate valuation approach was deemed to be that using primarily current market comparable sales to establish fair values of our properties using current pricing data, which resulted in a significant decline in management’s estimates of fair values in relation to our previous valuation methodology.

In view of recent sales activity and the on-going volatility in the real estate markets, in the third quarter of 2009, we again engaged independent third-party valuation firms and other consultants to assist with the Manager’s analysis of fair value of our loan portfolio as of September 30, 2009, which was then updated for financial reporting as of December 31, 2009.

The following is a summary of the procedures performed in connection with our fair value analysis as of and for the year ended December 31, 2008 and 2009:

1.	Reviewed the status of each loan in our portfolio to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.
2.	With respect to loans in our portfolio whose collection was deemed to be unlikely, we reviewed the portfolio to ascertain when the latest valuation of the underlying collateral was performed.
3.	Subjected our entire loan portfolio to independent third party valuation as of September 30, 2009, with a review and update of such valuations provided through December 31, 2009, to determine whether any material changes in industry or economic conditions warranted a change in the valuation conclusions formed at September 30, 2009.
4.	For the year ended December 31, 2009, we utilized the services of Cushman & Wakefield, a nationally recognized valuation firm, and other valuation firms to perform a valuation analysis for the selected projects. Cushman & Wakefield valued approximately 89% of the outstanding principal balance of our loan portfolio while other valuation firms valued the remaining 11%. For those valuations performed by valuation firms other than Cushman & Wakefield, we engaged Cushman & Wakefield to perform a review of the valuations and reports.

For the year ended December 31, 2008, the Manager engaged the services of Cushman & Wakefield to perform a valuation analysis for the selected projects. There were 30 loans selected for independent valuation that comprised approximately 75% of the outstanding principal balance of our loan portfolio as of December 31, 2008 (of which Cushman & Wakefield valued approximately 54% and other valuation firms valued 21%). In the year ended December 31, 2008, for projects for which a third-party valuation was conducted within the last nine months of 2008, which constituted 19% of the loan portfolio principal balances, the Manager reviewed each individual project to ascertain whether any material events had occurred that would cause a reduction in value since the latest valuation. For the balance of the portfolio in 2008, which

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

represents approximately 6% of outstanding principal, the Manager reviewed the loan collateral classification (pre-entitled land, entitled land, or existing structure) and, based on the collective third party valuation results for similarly classified projects, applied the average discount in value to each of these loans, unless such collateral values were supported by other current valuation information.

5.	For loan collateral not subject to third-party valuation during the year ended December 31, 2008, we performed an analysis on selected assets utilizing a development approach, using observable and unobservable inputs available, to determine the fair value for the loan collateral. This analysis included estimating project development costs, projected carrying costs, such as property taxes, and estimated disposal costs. The cash flow streams were then discounted to present value to derive fair value.
6.	For projects in which we have received a bona fide written third party offer to buy our loan, or the borrower has received a bona fide written third party offer to buy the related project, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if the Manager deems the offer to be valid, reasonable and negotiable.

A summary of the results and key assumptions utilized by the Manager, as supported by the independent valuation firms to derive fair value, is as follows:

•	Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect the price of an orderly transaction, rather than that of a sale under duress or in markets in turmoil.
•	Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.
•	A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.
•	For 2009, the highest and best use for the majority of real estate collateral subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. In determining fair value, the Manager utilized the “as is” sales comparable valuation methodology for 31 assets, the development approach for six

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

assets, the income capitalization approach for four assets, and the cost approach for two assets, and we utilized offers received from third parties to estimate fair value for the remaining 14 assets. The Manager selected a fair value within a determinable range as provided by the valuation firm.

For 2008, the highest and best use for the collateral on 24 of the 30 loans subject to third-party valuation was deemed to be held for investment and/or future development, rather than being subject to immediate development and/or sale. For each of these assets, a sales comparison approach was used as the valuation methodology, and six assets were classified as subdivisions, and two of which were valued by application of the development approach, two others were valued by application of the income capitalization approach, and two others were valued by application of a combination of these approaches.

•	For the projects which included either un-entitled or entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not reliably available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.
•	For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable available market data.
•	For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.

For projects in 2008 other than those where the Manager relied primarily on the work of independent valuation firms, the Manager supplemented its analysis by utilizing a risk-adjusted cash flow model commonly used in our industry based on certain assumptions and market participant inputs to determine fair value, which presumed a development approach as highest and best use for such projects. To evaluate the collateral relating to these projects, the Manager performed different procedures depending on the stage of the collateral, which are described below, along with a summary of key assumptions utilized in our evaluations of fair value as follows:

•	For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, the Manager assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and which are expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.
•	Based on the resulting net cash flows derived from the utilization of the above assumptions, we applied risk-adjusted annual discount rates ranging from 9.5% to 25% for 2008 and 10.5% to 30% for 2009 to the net cash flows, depending on the projected build-out term, the project type, the location and assumed project risk.

All of our portfolio loans were subject to valuation by independent third-party valuation firms and all of the valuation reports were delivered to us within 45 days of year-end. During the quarter ended December 31, 2009, we updated our assessment of certain loans and obtained certain updated valuations as a result of the near completion of planned improvements. Based on our assessment and the updated valuation obtained, we revised the allowance for credit loss recorded as of September 30, 2009. Additionally, we obtained updated third party offers and considered other changes to the status of underlying collateral. As a result of these updates, we adjusted our allowance for credit loss in the quarter ended December 31, 2009 as it pertains to these and other loans by reducing the allowance previously recorded and recording an offsetting credit to the provision for credit losses of $2,701.

Selection of Single Best Estimate of Value for Loan Portfolio

As previously described, the Manager obtained valuation reports from third-party valuation specialists for the underlying collateral of each and every loan in the Fund’s portfolio in 2009 and approximately 75% of the loan portfolio in 2008. Because all of the Fund’s loans are collateral dependent, each such loan’s impairment amount is based on the fair value of its underlying collateral less cost to sell. The valuation reports provided a range of values for the valued collateral rather than a single point estimate because of variances in the potential value indicated from the available sources of market participant information. The selection of a value from within a range of values depends upon specific market conditions for each property valued and its stage of entitlement or development. In addition to third party valuation reports, the Manager utilized recently received bona fide purchase offers from independent third-party market participants that were higher than the high-end of the third party specialist’s range of values. In selecting the single best

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

estimate of value, the Manager considered the information in the valuation reports, credible purchase offers received, and multiple observable and unobservable inputs as described below.

In its December 31, 2008 valuation assessments, the mix of applicable information available at that time led the Manager to conclude that the mid-point of the range was the best point within the range of estimated values for purposes of measuring the amount of impairment, if any, as of December 31, 2008. That conclusion was based on the Manager’s judgment that, in a disrupted marketplace, wherein transactions were generally conducted under duress, and there was uncertainty in the general economic climate, the marketplace and market participant information were not conclusive as to the direction of trends or price points. Without compelling evidence that values were moving either up or down, in the Manager’s judgment, for those loans subject to third-party valuations as of December 31, 2008, the mid-point of the valuation range was generally deemed to be the most appropriate single best estimate of value for purposes of determining impairment at that date.

The Manager’s December 31, 2009 valuation assessments were based on updated market participant information and other data points, which in the Manager’s judgment provided less uncertainty than the market participant data that was available at December 31, 2008. The updated information and the Manager’s analysis of the collateral indicated a slight improvement in market conditions and corresponding increase in real estate values. As a result, for the valuation ranges on 41 of the 55 loans obtained as of December 31, 2009 supporting loan collateral values, the Manager used the high end of the third-party valuation range for each asset in determining impairment losses. For the remaining 14 loans, the Manager’s estimate of fair values were based on independent third-party market participant purchase offers on those specific assets, some of which were well in excess of the fair values indicated in the third-party valuation reports, including some offers which were two to three times higher than the valuation report ranges. The Manager considered the range of values on a loan-by-loan basis, and, as a general matter, the Manager did so because, in its judgment, when considering the multiple applicable observable and unobservable inputs and other current market factors, the high end of the value range was the best estimate of fair value, less costs to sell, for purposes of determining impairment losses, based on the following factors:

•	In conducting the 2009 valuations, the third-party valuation specialist’s data and the research performed were influenced by market duress, economic uncertainty, and a relative shortage of tangible market data. A number of the relevant transactions consummated around the time of the preparation of the valuation reports were believed to be based on either a property or a seller in distress and, thus, the applicable transaction was executed under a condition of duress. The Manager noted that the pricing of many transactions occurred in the context of what was a less than normal volume of purchases and sales. As a result, in the Manager’s judgment, for each of the Fund’s loans not supported by recent bona fide independent third-party purchase offers, the Manager concluded that the values at the high end of the range were more representative of fair values than any other point in the range;
•	The Manager concluded that the third-party valuation specialist’s reported value ranges, and the underlying concepts of the ranges themselves, did not reflect the improving market conditions as of December 31, 2009, but because of the lag in the time-frame for their gathering and processing information, were more representative of early fourth-quarter 2009, if not before. The Manager obtained observable and unobservable evidence (such as published residential pricing indices and other real estate market publications, discussions with real estate brokers with applicable market expertise in local markets, and discussions with third-party consultants and direct market participants with relevant real estate experience) as of December 31, 2009 that indicated

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

that fair values have “bottomed out”, and there is an indication that the home pricing trends are moving upward. Based on the Manager’s experience, the Manager believes that buyers will select parcels that offer the most competitive advantage and the highest and best use of their capital in order to complete their project and maximize their returns.
•	Individual valuation reports were prepared assuming non-leveraged sales transactions of the underlying collateral in accordance with professional appraisal standards. Because the Fund’s core business is as a first lien real estate mortgage lender, the Manager believes that the Fund’s capacity to provide financing, particularly in the absence of available financing in existing credit markets, provides the Fund with a market advantage that would significantly increase the likelihood that qualified buyers would be willing to pay a price at the top of the applicable valuation range. The Manager believes that this market advantage further supports the Manager’s selection of the high end of the range when determining the single best estimate of value from within the range of values provided.

Except for mortgage loans which are measured at fair value on a non-recurring basis for purposes of determining valuation with respect to our allowance for credit loss, no other assets or liabilities of the Fund are measured at fair value on a recurring or non-recurring basis. The following table presents the categories for which net mortgage loans are measured at fair value based upon the lowest level of significant input to the valuations as of December 31, 2008 and 2009:

	December 31, 2008		December 31, 2009
	Significant Unobservable Inputs (Level 3)	Total	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Description:
Net Mortgage Loans:
Pre-entitled Land:
Held for Investment	$3,936	$3,396	$—	$4,211	$4,211
Processing Entitlements	78,636	78,636	1,028	49,838	50,866
	82,573	82,573	1,028	54,049	55,077
Entitled Land;
Held for Investment	35,027	35,027	7,693	13,499	21,192
Infrastructure under Construction	33,045	33,045	459	29,939	30,398
Improved and Held for Vertical Construction	†15,964	†15,964	2,519	16,012	18,531
	84,036	84,036	10,671	59,450	70,121
Construction & Existing Structures:
New Structure – Construction in-process	15,267	15,267	3,860	12,359	16,219
Existing Structure Held for Investment	34,528	34,528	—	16,570	16,570
Existing Structure – Improvements	97,140	97,140	—	56,033	56,033
	146,935	146,935	3,860	84,962	88,822
Total	$313,544	$313,544	$15,559	$198,461	$214,020

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Note: There are no mortgage loans that were measured at fair value using Level 1 inputs. Additionally, except for the offers received on specific properties from third parties which we use to determine fair value, which are considered at a Level 2 valuation, all other valuations are deemed to be Level 3.

The table presented below summarizes the change in balance sheet carrying values associated with the mortgage loans measured using significant unobservable inputs (Level 3) during the years ended December 31, 2008 and 2009. All mortgage loans were measured using significant unobservable inputs (Level 3) during the year ended December 31, 2008:

Mortgage Loans, Net
Balances, December 31, 2008	$313,544
Mortgage Loan Fundings	32,703
Mortgage Loan Repayments	(10,593)
Transfers into REO	(42,335)
Transfers in (out) of Level 3	(16,039)
Included in earnings – provision for credit losses	(78,819)
Balances, December 31, 2009	$198,461

Based on the results of our evaluation and analysis, we recorded a provision for credit losses of $296,000 and $79,299 for the years ended December 31, 2008 and 2009, respectively. We had recorded an overall provision for credit losses of $82,000 for the nine months ended September 30, 2009, but adjusted our estimate by $2,701 in the quarter ended December 31, 2009 as previously described. During the years ended December 31, 2008 and 2009, we also recorded impairment charges of $27,175 and $8,000 relating to the further write-down of certain real estate acquired through foreclosure during the respective periods. The impairment charge for assets acquired through foreclosure relates to the impairment of real estate owned assets deemed to be other than temporary. The provision for credit losses and impairment charges are reflective of the continued deterioration of the real estate markets and the sustained declining pricing of residential real estate in recent months combined with the continuing downturn in the commercial real estate markets.

As of December 31, 2008 and 2009, the allowance for credit loss totaled $300,310 and $330,428 (of which $328,060 relates to mortgage loans held to maturity and $2,368 relates to mortgage loans held for sale), respectively, representing 60.7% and 53.2%, respectively, of the total loan portfolio principal balances. With the existing allowance recorded as of December 31, 2008 and 2009, the Manager believes that as of that date, the fair value of the underlying collateral of the Fund’s loan portfolio is sufficient to protect the Fund against any loss of the net carrying value of loan principal or accrued interest, and that no additional allowance for credit loss is considered necessary.

While the above results reflect our assessment of fair value as of December 31, 2008 and 2009, based on currently available data and analysis completed to date, we will continue to evaluate our loan portfolio in fiscal 2010 to determine the adequacy and appropriateness of the allowance for credit loss. Depending on market conditions, the updates may yield materially different values and may potentially increase or decrease the allowance for credit loss.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

A rollforward of the allowance for credit loss as of December 31, 2008 and 2009 follows:

	2008	2009
Balance at beginning of year	$1,900	$300,310
Provision for credit losses	296,000	79,299
Adjustment for amounts related to Advances to Fund Manager	2,410	—
Net charge offs	—	(49,181)
Balance at end of year	$300,310	$330,428

For 2008, the amount listed as Adjustment for amounts related to Advances to Fund Manager in the preceding table refers to the portion of the accretable discount distributed to the Manager, which gave rise to the Advances to Fund Manager presented on the Fund’s consolidated balance sheets, as described in Note 4 — “Accretable Discounts on Acquired Loans”. For 2009, the balance reflected in Net charge offs pertains to the portion of the carrying value charged off to the allowance for credit loss when transferred to Real Estate Acquired through Foreclosure on the Fund’s consolidated balance sheets.

Loan Classifications

The Fund classifies loans into categories for purposes of identifying and managing loan concentrations. As of December 31, 2008 and 2009, loan principal balances, net of the allowance for credit loss, by concentration category follows:

	December 31, 2008			December 31, 2008
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Pre-entitled Land:
Held for Investment(1)	$7,178	1.2%	2	$13,834	2.5%	3
Processing Entitlements(2)	200,902	32.8%	12	185,608	34.1%	8
	208,080	34.0%	14	199,442	36.6%	11
Entitled Land:
Held for Investment	114,307	18.6%	17	101,942	18.8%	14
Infrastructure under Construction	57,908	9.4%	4	69,839	12.8%	5
Improved and Held for Vertical Construction	54,486	8.9%	5	47,227	8.7%	4
	226,701	36.9%	26	219,008	40.3%	23
Construction & Existing Structures:
New Structure – Construction in-process	43,814	7.1%	14	46,325	8.5%	16
Existing Structure Held for Investment	37,482	6.1%	5	23,640	4.3%	4
Existing Structure – Improvements	97,777	15.9%	3	56,033	10.3%	1
	179,073	29.1%	22	125,998	23.1%	21
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

The Fund classifies loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentrations and associated risks. As of December 31, 2008 and 2009, respectively, outstanding principal loan balances, net of the allowance for credit loss, by expected end-use, were as follows:

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

	December 31, 2008			December 31, 2009
	Amount	%	#	Amount	%	#
	(in thousands, except percentage and unit data)
Residential	$278,644	45.4%	37	$273,666	50.2%	35
Mixed Use	206,691	33.7%	11	177,308	32.6%	7
Commercial	127,449	20.8%	13	92,404	17.0%	12
Industrial	1,070	0.1%	1	1,070	0.2%	1
Total	613,854	100%	62	544,448	100%	55
Less: Allowance for Credit Loss	(300,310)			(330,428)
Net Carrying Value	$313,544			$214,020

The Manager estimates that approximately 58% of the allowance for credit loss at December 31, 2009 is attributable to residential-related projects, 40% to mixed use projects, and the balance to commercial and industrial projects.

Geographic Diversification

The Fund’s portfolio value is invested in mortgage investments where the primary collateral is located in various states. As of December 31, 2008 and 2009, the geographical concentration of loan principal balances, net of the allowance for credit loss, by state, follows:

	December 31, 2008					December 31, 2009
	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#	Outstanding Principal	Allowance for Credit Loss	Net Carrying Amount	Percent	#
Arizona	$294,362	$(128,499)	$165,863	52.9%	31	$281,492	$(162,639)	$118,853	55.5%	26
California	177,255	(124,422)	52,833	16.9%	20	181,390	(120,829)	60,561	28.3%	20
New Mexico	5,240	(637)	4,603	1.5%	2	5,241	(1,094)	4,147	1.9%	2
Texas	55,825	(5,781)	50,044	16%	4	11,102	(4,272)	6,830	3.2%	3
Idaho	49,578	(38,458)	11,120	3.5%	2	49,594	(38,981)	10,613	5.0%	2
Minnesota	16,590	—	16,590	5.3%	1	—	—	—	0.0%	0
Nevada	7,969	(1,876)	6,093	1.9%	1	7,984	(2,613)	5,371	2.5%	1
Utah	7,035	(637)	6,398	2.0%	1	7,645	—	7,645	3.6%	1
Total	$613,854	$(300,310)	$313,544	100%	62	$544,448	$(330,428)	$214,020	100.0%	55
Average Principal Outstanding	$9,901					$9,899

Borrower and Borrower Group Concentrations

Our investment guidelines provide that, at the time of origination, no single loan should exceed 10% of the total of all outstanding loans and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of the total of all outstanding loans. Following the origination of a loan, however, a single loan or the aggregate loans outstanding to a borrower or borrower group may exceed those thresholds as a result of changes in the size and composition of our overall portfolio. As of December 31, 2008, there was one individual borrower whose outstanding principal totaled $67,670 which was approximately 11% of our total mortgage loan principal balance outstanding (although at the time of origination, the principal balance was less than 10% of the total mortgage loan principal balance outstanding), and accounted for

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

13.4% of mortgage interest income during the year ended December 31, 2008. Additionally, at December 31, 2008, there was one borrowing group whose aggregate borrowings totaled $83.6 million, which represented approximately 13.6% of the Fund’s total mortgage loan principal balance outstanding at December 31, 2008 (although at the time of origination, the aggregate principal balance of loans to this borrowing group was less than 10% of the total mortgage principal balance outstanding). At December 31, 2008, these loans were in performing status.

As of December 31, 2009, there was one borrower whose outstanding principal totaled $69,126 which was approximately 12.7% of our total mortgage loan principal balance outstanding (although at the time of origination, the aggregate principal balance on these loans were less than 10% of the total mortgage principal balance outstanding), and accounted for 15.0% of mortgage interest income during the year ended December 31, 2009. In addition, as of December 31, 2009, there was one borrowing group, whose aggregate outstanding principal aggregated $97,918 which was approximately 18.0% of our total mortgage loan principal balance outstanding (although at the time of origination, the principal balances on these loans were less than 10% of the total mortgage principal balance outstanding) and collectively accounted for 21.7% of mortgage interest income during the year ended December 31, 2009. In addition, during the year ended December 31, 2009, one loan accounted for 12% of total mortgage interest income. This loan was foreclosed upon in July 2009.

The loan for $69,126 is classified as pre-entitled land – processing entitlements, while the loans totaling $97,918 consisted of a $56,033 loan classified as construction and existing structures – improvements and a $41,885 loan classified as entitled land – infrastructure under construction. The $69,126 loan, which was performing at December 31, 2008, matured and has been in default since the first quarter of 2009 and is currently in non-accrual status.

The loans totaling $97,918 were performing as of December 31, 2008 but entered default status in 2009 when both loans matured. In light of current market conditions, both loans were modified by the Manager in the third quarter of 2009, to extend the maturity dates to September 30, 2012, reduce the annual interest rates from 11.25% and 11.5%, respectively, to 8.25% and 7.53%, respectively, and allow for the subordination of our first lien position on one of the loans to an unaffiliated commercial bank in the amount of $14.0 million, subject to the Fund’s right to pay off or purchase this loan at any time prior to maturity at par. The subordination on the $14.0 million loan was granted in order to seek to better assure that the borrower had sufficient funds to complete its renovation project on the collateral property, thereby seeking to preserve and/or increase the value of our collateral. Additionally, in connection with the subordination, the Fund received a $4.0 million payment from the borrower which was applied to past due interest and a portion to principal. No principal or accrued interest was forgiven in the modification. Moreover, the current interest rates are slightly less but comparable to the spread over the prime rate of the prior loan rates and the Manager believes the reduction in the interest rate was reflective of then-current market rates given the extended maturity. As of December 31, 2009, these loans are in non-accrual status due to the shortfall in the combined current fair value of the underlying collateral.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

In connection with the modification of one of these loans, the Fund took title to certain finished lots that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. While the Manager expects that the value of such lots may increase in the future, the current fair value of such lots as determined by current valuation was deemed to be below the amount of deferred interest agreed to with the borrower. Accordingly, at the time of conveyance of the property in the fourth quarter of 2009, the Fund recorded the fair value of the lots received as real estate owned assets and adjusted the allowance for credit loss for this loan accordingly. However, as a result of the previous allowance for credit loss recorded on these loans and the collective collateral available for these loans, there was no additional impairment recognized at the time of the modification. With the acceptance of such lots in satisfaction of current and future interest, the loan is considered to have no effective yield, and thus no interest income is expected to be recorded in the periods subsequent to September 30, 2009.

Loan Modifications and Troubled Debt Restructurings

In its evaluation of the potential for extending a loan, the Manager conducts a re-underwriting on the borrower and the related project to determine if a modification should be granted and, if so, whether such modification constitutes a troubled debt restructuring, or TDR.

On this basis, prior to September 30, 2008, in the Manager’s judgment, none of Fund’s loan modifications qualified as troubled debt restructurings based on the following: (1) such modifications were customary and occurred in the ordinary course of business; (2) the borrower’s financial condition did not appear to be impaired based on the borrower’s continued positive performance under the terms of the loan, as well as the Manager’s receipt of the personal financial statements of the borrower and related guarantor(s), both of which indicated that the borrower continued to be financially viable; (3) the fair value of the underlying collateral, and collection of additional collateral, indicated the full collection of the outstanding loan receivable; (4) any extensions were customarily granted to further the development process, and were not considered indications of financial difficulty; (5) substantially all modifications were executed upon or after maturity of the existing loans, and not prior thereto; (6) the Manager did not forgive any recorded principal or interest due under the loan, as of the date of maturity or modification; and (7) based on the Manager’s on-going interaction with market participants, the Manager concluded that financing for the borrowers continued to be available from direct competitors or traditional lenders at similar rates.

Despite the fact that in multiple instances the subject property development of the debtor had been completed (i.e., full entitlements were obtained) or was near completion for the current phase of development, beginning in late 2008 and throughout 2009, traditional take-out financing was materially unavailable in the market. As such, in the absence of take-out financing, the Manager found it necessary to either allow the loan to remain in a default status, extend the loan term through a modification of the loan, or commence foreclosure action. Consistent with the Fund’s loan modification policy, the Manager made the determination as to whether or not each extension or modification qualified as a troubled debt restructuring.

Historically, the Manager did not forgive any recorded principal or interest due under the loan as of the date of maturity and related modification. In all cases, the Manager attempted to maintain the interest rate

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

at its previous level, although in certain cases, the borrower successfully negotiated a lower rate due to (1) multiple reductions in the prime rate since the date of original funding resulted in a spread over prime equivalent to the original loan, or (2) the extended term of the loan (i.e., in some cases 24 to 36 months) supported a lower rate more reflective of market rates for similar term loans.

However, in the general absence of available take-out financing, the Manager believes that, under current accounting guidance, any loan that has reached maturity and has been modified or extended, regardless of the stage of development of the underlying collateral, is considered to be the result of the debtor having financial difficulties. Additionally, because the Fund is a “bridge lender” in a market where such new lending availability is sporadic, if available at all, any renewal of loans at the near original interest rate or a lower interest rate is deemed to be below what other bridge lenders would charge and, therefore, is deemed to be a “concession” to the debtor. With both conditions met, the Manager has classified all loan modifications or extensions made beginning in the fourth quarter of 2008 and thereafter as troubled debt restructurings for financial reporting purposes. Due to the application of fair value guidance to the loan portfolio, generally all loan carrying values reflect any impairment that would otherwise be recognized under troubled debt restructuring accounting treatment.

The following table presents a summary of the Fund’s loan modifications made on a quarterly basis since October 1, 2008 (the date on which the Fund ceased the identification and funding of new loans):

		Outstanding Principal		Outstanding Funding Commitment		Weighted Average Interest Rate		Average Loan Term Months
Modification	# of Loans	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification
		(dollar amounts in thousands)
Q4 2008	4	$81,802	$89,045	$5,296	$5,296	13.78%	13.71%	11.3	17.0
Q1 2009	5	59,228	64,785	14,328	14,328	11.52%	8.57%	9.2	19.0
Q2 2009	3	51,103	52,412	2,093	1,241	11.72%	12.10%	10.0	19.0
Q3 2009	7	114,421	117,244	7,134	4,908	10.23%	8.63%	13.3	29.3
Q4 2009	3	15,554	15,927	916	328	11.96%	11.72%	11.3	15.3
Totals	22	$322,108	$339,413	$29,767	$26,101

Mortgage Loan Participations and Whole Loans Sold

For purposes of meeting liquidity demands, the Fund has historically entered into the partial sale of loans through loan participation agreements with various third parties. Origination fees (points) paid to the participants in connection with the participation transactions were paid by the Manager in accordance with the operating agreement. No participations were issued during the years ended December 31, 2008 or 2009. Additionally, the Fund occasionally enters into agreements to sell whole loans to third parties, strictly for purposes of generating short-term liquidity when the Fund experienced a cash shortfall. While the Fund had no legal obligation to do so, the Fund repurchased these loans in every case prior to 2008. These loan sale transactions are reported on the consolidated statement of cash flows for the year ended December 31, 2007 as an investing activity.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

Additionally, during the year ended December 31, 2008, the Fund was approached by a third party that offered to purchase a loan from the Fund at 101% of the loan’s par value. Due to the nature of this transaction, this transaction was treated as an investing activity in the consolidated statement of cash flows. While we may continue to participate or sell commercial mortgage loans as liquidity needs arise, the Manager historically has not expected that loan sales would occur in the ordinary course of business.

Given the Manager’s decision to suspend certain of our activities in order to seek to prevent impairment of our capital and operations and to assist us in our efforts to meet our remaining funding commitments, we believe that certain loans are likely to be sold or participated in the future. While we expect that any future loan participations or loan sales will also occur at or near par, due in part to current market conditions, there can be no assurance that this will be the case. In light of current economic conditions, it may be necessary for us to employ alternative structures for loan participations and loan sales. Except for the loan participation with the Manager discussed elsewhere and those described above, no other loan sales or loan participations were executed during the years ended December 31, 2008 or 2009.

For information regarding participations and whole loan sales, and repurchases thereof, involving the Manager, see Note 9.

Mortgage Loans Held for Sale

As of December 31, 2008, two loans with principal balances totaling $90,742 were identified and were being marketed for sale. During 2009, the Fund elected not to sell either of these loans, and reclassified them to loans held to maturity. One of these loans was ultimately foreclosed upon by us in the third quarter of 2009. At December 31, 2009, the Fund has reflected three loans with carrying values totaling $3,207, net of allowance for credit loss of $2,368, as held for sale. The sale of such loans occurred subsequent to December 31, 2009 at their approximate carrying values.

Accretable Discounts on Acquired Loans

In the fourth quarter of 2007, the Fund purchased a co-lender’s 90% portion of a note in which the Fund previously held a 10% participation, resulting in the Fund becoming the sole lender under the note. The note was purchased for $7,000 at a discount from its face amount and the combined carrying value of the Fund’s basis in the notes totaled approximately $9,300 at the time of purchase. The contractual amount due under the loan at the date of acquisition was approximately $40,800, of which the Manager estimated to collect approximately $26,700 at the date of purchase, resulting in an estimated total accretable yield of $16,000.

Based on the terms of the Fund’s operating agreement, the total anticipated gain on the transaction was to be split 75% to the Fund and 25% to the Manager. The portion of the estimated gain (i.e., accretable discount) pertaining to the Fund was being accreted into interest income over the estimated remaining life of the loan during 2008 and added to the loan receivable balance, in accordance with applicable accounting guidance. The portion of the estimated gain pertaining to the Manager was distributed to the Manager on a monthly basis and also added to the loan balance.

The Manager initially estimated the loan payoff period to be 12 months from the date of acquisition. However, based on economic conditions and events occurring in the latter part of 2008, the Manager

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 4 — MORTGAGE INVESTMENTS, LOAN PARTICIPATIONS AND LOAN SALES  – (continued)

re-evaluated the loan and concluded that the timing and amount of collection of the receivable was undeterminable as of September 30, 2008. As a result, as of December 31, 2008 the Fund recorded an allowance for credit loss of $15,525 which included the amount of interest income accreted during the year ended December 31, 2008 of $7,230, and the amount distributed to the Manager of $2,410. Concurrently, the Fund recorded an advance to the Manager equal to the total amount distributed to the Manager during the year ended December 31, 2008 of $2,410. At December 31, 2009, the allowance for credit loss on this loan totaled $24,999.

The advance to the Manager and related accrued interest was partially repaid during the year ended December 31, 2009, resulting in a balance of $1,367 at December 31, 2009. See Note 9 for additional information concerning the advance to the Manager. The Manager will continue to evaluate the timing and collectability of notes purchased at discount in accordance with applicable accounting guidance.

In December 2009, the borrower exited bankruptcy pursuant to an approved plan of reorganization at which time the note was restructured and the loan balance, along with the related debtor-in-possession (DIP) loan, was reaffirmed. At December 31, 2008 and 2009, the outstanding principal of the loan was $20,149 and $28,510 (including the prior DIP loan balance), respectively, and carrying value of the loan was $4,624 and $3,511, respectively. As a result of the shortfall in the current fair value of the underlying collateral, the loan is in non-accrual status and the Fund is not accreting any amounts into income as of December 31, 2009.

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE

Real estate owned assets consist primarily of properties acquired as a result of foreclosure or purchase and are reported at the lower of cost or fair value, less estimated costs to sell the property. Under GAAP, the foreclosure of a loan and the recording of real estate owned assets are deemed to be a conversion of a monetary asset to a long-lived asset. Further, such assets are valued as fair value at the foreclosure date and this fair value becomes the new basis for financial reporting purposes.

Real estate owned assets are reported as either held for development or held for sale, depending on the Manager’s plans with respect to such assets. At December 31, 2008, all of the Fund’s real estate owned portfolio totaling $62,781 was held for development. The Manager has established an asset management function to manage the activities of any projects acquired through foreclosure or by other means. Additionally, during the year ended December 31, 2009, the Manager, on behalf of the Fund, engaged the services of an outside asset management consultant to assist us in the determination of our specific asset disposition strategy. The consultant receives $110 per month for its services, which include the preparation of analyses to evaluate various alternatives to determine the highest and best use for the development and ultimate liquidation of the projects and is reflected in professional fees in the accompanying consolidated statement of operations. The Manager continues to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties or disposal of the properties on an as-is basis. Project development alternatives may include, either through joint venture or on a project management basis, the development of the project through entitlement, completion of various improvements or complete vertical construction. During the year ended December 31, 2009, and in prior periods,

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE  – (continued)

the Manager has been approached on an unsolicited basis by third parties expressing an interest in purchasing certain real estate owned assets. However, the Manager has not developed or adopted any formal plan to dispose of these assets to date. Accordingly, except for those assets designated for sale, no other real estate assets are reflected as held for sale. At December 31, 2009, the Fund classified four real estate assets as held for sale totaling $12,082 and the balance of $92,149 as held for development. During 2009, we sold various individual residential units held in our real estate portfolio for approximately $1,083 which approximated the carrying value of such assets.

During the year ended December 31, 2008, we acquired nine real estate assets through foreclosure of the related mortgage loans with a carrying value of approximately $47,479 at December 31, 2009. Additionally, in the first quarter 2008, we purchased certain real estate with a current carrying value of approximately $7,345 located in Arizona that is contiguous to the real estate that secures certain loans in our loan portfolio, in an effort to seek to maintain and enhance the overall project value. All real estate owned by us is located in California, Arizona, Texas and Minnesota.

During the year ended December 31, 2009, we acquired six real estate assets through foreclosure of the related mortgage loans with a carrying value of $42,610 as of December 31, 2009. In addition, during 2009, in connection with the modification of a loan, we acquired certain real estate that served as part of the collateral under the loan in satisfaction of current and future interest due under the modified loan. The lots received were recorded at their current fair value as of the date of receipt in the amount of $2,614.

Subsequent to December 31, 2009, the Fund entered into a settlement agreement in connection with certain litigation that requires the Fund to purchase certain golf memberships attributed to certain residential lots owned by the Fund that were acquired through foreclosure in 2008. We have recorded the liability for the settlement and the related value of the golf membership rights based on the amount that the Fund is required to pay for such memberships, or $4,182.

Costs related to the development or improvement of the real estate assets are generally capitalized and costs relating to holding the assets are generally charged to expense. Cash outlays for the purchase of real estate totaled $7,281 and capitalized development costs totaled $1,292 during the year ended December 31, 2008. Cash outlays for capitalized development costs totaled $4,805 during the year ended December 31, 2009. In addition, costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for real estate owned in the accompanying consolidated statement of operations, totaled approximately $120 and $5,002 (of which $2,415 relates to property taxes) for the years ended December 31, 2008 and 2009, respectively. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors.

Real Estate Owned Asset Valuation

Valuation of real estate owned assets is based on the Manager’s intent and ability to execute its disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. Real estate owned assets for which the Manager determines it is likely to dispose of such assets without further development is valued on an “as is” basis based on current valuations using comparable sales. If the Manager determines that it has the intent and ability to develop the asset

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE  – (continued)

over future periods in order to realize a greater value, the Manager will perform a valuation on an “as developed” basis, net of selling costs but without discounting of cash flows, to determine whether any impairment exists. The Manager does not write up the carrying the value of assets if the proceeds from disposition are expected to exceed the carrying value of such asset. Rather, any gain from the disposition of such assets is recorded at the time of sale.

Real estate owned assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.

Real estate owned assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset. If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

The volatility of the real estate markets beginning in the fourth quarter of 2008 provided an indication of possible impairment as described under applicable accounting guidance. Accordingly, the Manager performed a test for impairment as of December 31, 2008 by comparing the undiscounted net cash flows for each real estate owned asset held for investment to its respective carrying amount. Based on changes in the Manager’s disposition strategy with respect to certain real estate owned assets, the resulting changes in estimated undiscounted cash flows, and considering the on-going volatility of the real estate markets throughout 2009, the Manager determined that it was necessary to perform additional tests for impairment on its portfolio of real estate owned assets held for development as of September 30, 2009.

In estimating the amount of undiscounted cash flows for real estate owned assets held for development, the Manager determines the level of additional development the Fund expects to undertake for each project, as follows:

•	Certain projects are expected to have minimal development activity, but rather are expected to require maintenance activity only until a decision is made to sell the asset. The undiscounted cash flow from these projects is based on current comparable sales for the asset in its current condition, less costs to sell, and less holding costs, which are generally minimal for a relatively short holding period.
•	Other projects are expected to be developed more extensively to maximize the proceeds from the disposition of such assets. The undiscounted cash flow from these projects is based on a build-out scenario that considers both the cash inflows and the cash outflows over the duration of the project. The following summarizes the principal assumptions utilized by the Manager to determine undiscounted cash flows for these projects:
•	For collateral to be developed, the initial unit sales price utilized was based on local market conditions, comparable prices from current pricing utilizing observable and unobservable data points and other information, subject to periodic price increases ranging from 0% to 6% over the projected absorption (i.e, sell-out period). Absorption periods ranged from three

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE  – (continued)

to ten years, with development projected to commence intermittently, as the market recovers and projected demand develops. The Manager considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by the Manager, in the primary or most advantageous market for the asset.
•	For collateral to be developed, the additional development costs, operating, maintenance and selling cost assumptions the Manager made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants. The estimated development and holding costs required to achieve the gross undiscounted cash flows upon disposition of the related assets range from $200 to $24,900 on an individual property basis, and total $115,940 in the aggregate, over the three to ten year build and sell-out period noted above.
•	For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions made by the Manager were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.
•	For collateral whose development is complete or nearly complete and that are expected to be leased initially to allow for stabilization of market prices before being sold, the Manager utilized operating revenue and costs for comparable projects using current operating data obtained by the Manager. Based upon an assumed stabilization of applicable real estate markets, the Manager utilized unit sales prices comparable to historical pricing.

In the absence of available financing, the Manager’s estimates of undiscounted cash flows assumed that the Fund would pay development costs from the disposition of current assets or the raising of additional capital. However, the level of planned development for the Fund’s individual properties is dependent on several factors, including the current entitlement status of such properties, the cost to develop such properties, the ability to recover development costs, competitive conditions and other factors. Generally, vacant, unentitled land is being held for future sale to an investor or developer with no planned development expenditures by the Fund. Such land is not planned for further development unless or until the Manager locates a suitable developer with whom the Fund can possibly develop the project under a joint venture arrangement. Alternatively, the Manager may choose to further develop fully or partially entitled land to maximize interest to developers and the Fund’s return on investment.

One of the Fund’s real estate owned assets held for development consists of a partially leased medical office building. The Fund has secured financing to complete tenant improvements on available lease space. The Manager estimates this will cost approximately $2 million. In addition, two properties held for sale consist of near fully developed multifamily residential complexes that require approximately $1 million in remaining development costs. For other projects, the Manager continues to consider alternative uses for certain properties such as, among others, billboard signage for properties with highway exposure, possible sale of credit for transfers to federal wetland conservancy, potential transferable water rights and other potential uses.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 5 — REAL ESTATE HELD FOR DEVELOPMENT OR SALE  – (continued)

If the Manager elects to change the disposition strategy for the Fund’s real estate owned assets held for development, and such assets were deemed to be held for sale, the Fund would likely record additional impairment charges, and the amounts could be significant.

During the years ended December 31, 2008 and 2009, we recorded impairment charges of $27,175 and $8,000 relating to the impairment in value of real estate owned assets, deemed to be other than temporary impairment. As of December 31, 2008, 2% of real estate owned assets were valued on an “as is” basis while 98% were valued on an “as developed” basis. As of December 31, 2009, 48% of real estate owned assets were valued on an “as is” basis while 52% were valued on an “as developed” basis. Certain real estate owned assets with a carrying value of $1,258 as of December 31, 2008 valued on an “as-developed” basis was changed to an “as is” valuation as of December 31, 2009 due to the Manager’s assessment that development of this project was not deemed to be feasible and because the impairment in carrying value was deemed to be other than temporary.

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES

Member Distributions Reinvested and Distributions Payable to Members

Historically, the members of the Fund elected to either reinvest distributable monthly earnings or to have earnings distributed to them in cash. Effective October 1, 2008, we suspended the option allowing members to reinvest monthly distributions. See Note 1 for further discussion. Historically, the Fund distributed monthly an amount approximating GAAP earnings from operations to the members of the Fund. The monthly distribution was periodically adjusted based on available retained earnings, if any (otherwise referred to as the Loan Loss Reserve in the Fund’s operating agreement). Interest income earned on the loan portfolio was computed and allocated to members based on daily pro rate ownership in the Fund. Expenses and other components of net earnings were computed and allocated to members at month-end on a similar basis. For the years ended December 31, 2007, 2008 and 2009, the Fund’s total net distributions to members were $46,920, $64,051, and $11,706, respectively, which translated into net distributions of $1,102.72, $951.27, and $160.27 per weighted average membership units outstanding over the same periods, respectively. Distributions designated for reinvestment were added to the respective members’ capital balances at each month-end.

Distributions reinvested, which is a non-cash transaction, totaled approximately $26,165, $23,191, and $0 for the years ended December 31, 2007, 2008, and 2009, respectively. Distributions that members elect to take in cash were historically generally remitted within 10 business days following each month-end. Distributions payable in cash totaled approximately $4,963 and $0 at December 31, 2008 and 2009, respectively, and were charged to Members’ Equity and classified as Distributions Payable to Members in the accompanying consolidated balance sheets as of the reporting date.

Retained Earnings (Accumulated Deficit)

The operating agreement includes a provision for the accumulation, at the discretion of the Manager, of a “Loan Loss Reserve” to be used to offset certain payments or fees due on loans in default or foreclosure. The Loan Loss Reserve has historically been maintained in a segregated cash account. It is not a loss reserve that constitutes an expense as defined under GAAP or for income tax purposes. It consists of net earnings

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES  – (continued)

that have been previously allocated to members of the Fund and included in the members’ taxable income, but which have not been distributed to the members, also known as retained earnings under GAAP. The entire retained earnings balance was depleted as of December 31, 2008 as a result of the recording of the provision for credit losses. Upon a member’s complete withdrawal from the Fund, the net amount of the Loan Loss Reserve allocable to the withdrawing member was historically paid to the member as a part of the full redemption of the member’s membership units in the Fund. During the years ended December 31, 2007 and 2008, retained earnings of $132 and $43, respectively, were paid to members of the Fund under this provision. There were no such amounts distributed in 2009 as the Fund had an accumulated deficit and no such amounts were available for distribution.

Redemptions

Prior to suspending the acceptance of redemption requests in October 2008, the Fund historically provided members of the Fund with a limited option to redeem their units. Generally, redemptions were paid once a month, on the first business day of the month. After meeting the minimum holding period of 60 days, a member was able to request redemption by providing the Manager, in writing, with a “Redemption Notice,” subject to certain limitations. For example, prior to redeeming any units, the Manager was to first ensure that the payment of the redemption would not impair the liquidity or operations of the Fund. To the extent the Manager determined there were funds to satisfy redemption requests, the units were generally redeemed on a first-come, first-served basis. There was no guarantee that funds would be available for requested redemption payments. Effective October 1, 2008, the Manager elected to, among other actions, suspend the payment of all redemption requests and the acceptance of additional redemption requests. Full and partial redemptions, including retained earnings paid on full redemptions, totaled approximately $57,790, $120,506, and $0 for the years ended December 31, 2007, 2008, and 2009, respectively.

Income Taxes (Unaudited)

The Fund files income tax returns in the U.S. federal jurisdiction and four states. The Fund is a pass through entity for income tax purposes whereby any income tax liabilities or benefits are attributable to the Fund’s members. Any amounts paid by the Fund for income taxes would be accounted for as transactions with the Fund’s members.

The federal and state income tax returns of the Fund for 2008, 2007, and 2006 are subject to examination by the IRS and state taxing authorities, generally for three years for the federal returns and four years for state returns after they were filed. The Manager believes that there are no uncertain tax positions taken in the Fund’s income tax returns.

There are various permanent and timing differences between amounts reported in the accompanying consolidated statements of operations and the amount and nature of taxable earnings. Certain interest income is not suspended for loans that are deemed non-accrual for financial statement reporting purposes. Additionally, certain expenses may be capitalized as part of the basis in real estate held for sale and/or as additional amounts due the Fund, for income tax purposes, which is different from the treatment of these items under GAAP. Since the Fund is taxed as a partnership, there are no deferred tax assets or liabilities as a result of these differences.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 6 — MEMBER DISTRIBUTIONS, ACCUMULATED DEFICIT, REDEMPTIONS AND INCOME TAXES  – (continued)

A reconciliation between the Fund’s earnings under GAAP and reported taxable earnings for 2009 follows (in thousands, except per unit data):

	(Unaudited)
	Amount	Per Unit
Net Loss for Financial Reporting	$(74,477)	$(1.02)
Includable as Taxable Income:
Interest due on loans in non-accrual status in excess of amount accrued for financial reporting purposes	3,787	(0.05)
Losses required for Financial Reporting but not allowable as a tax loss until actually realized	87,299	1.20
Portion of itemized expenses not deductable under specific tax regulations	6,482	0.09
Subtotal	97,568	1.34
Items deductible from taxable income:
Capital loss for loans transferred to real estate owned (included in taxable earnings in prior periods)	(52,923)	(0.72)
Subtotal	(52,923)	(0.72)
Net Earnings for income tax reporting	$(29,832)	$(0.41)

NOTE 7 — UNEARNED INCOME AND OTHER FUNDS HELD

The loans in which the Fund invests have various structures. Certain loans are structured such that the borrower executes a note for the full amount of the loan but certain amounts are held back from the initial funding and are disbursed upon satisfaction of pre-established benchmarks or events. Generally, these holdbacks are for future interest payments (interest reserves), construction draws and other loan related costs (loans-in-process).

Certain loans are also structured such that the entire interest reserve, construction draws or other loan related costs are deemed contractually disbursed at the initial funding and are therefore included in the loan’s outstanding principal balance. With this structure, the borrower pays interest on disbursed and undisbursed portions of the loan amount for all or part of the loan’s life. The amount of interest reserve, which represents unearned income and other loan related costs not disbursed but included in loan principal balances, is carried as a liability of the Fund until earned, and are reported as Unearned Income and Other Funds Held. A summary of Unearned Income and Other Funds Held as of December 31, 2008 and 2009 follows:

	2008	2009
Tenant Deposits	—	121
Deferred Income – Loan Fees	—	93
Construction and Other Costs	39	—
Total	$39	$214

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 8 — NOTES PAYABLE

Subsequent to December 31, 2009, the Fund entered into a settlement agreement with respect to certain litigation involving the responsibility and ownership of certain golf club memberships attributable to certain property acquired by the Fund through foreclosure. Under the terms of the settlement agreement, the Fund agreed to execute two promissory notes for the golf club memberships totaling $5,310. The notes are secured by the security interest on the related lots, are non-interest bearing and mature on December 31, 2012. Due to the non-interest bearing nature of the loans, in accordance with applicable accounting guidance, we imputed interest on the notes at the Fund’s incremental borrowing rate of 12% per annum and recorded the notes net of the discount of $1,128, or $4,182. The discount will be amortized to interest expense over the term of the loan.

In February 2008, the Fund secured a $10,000 note payable to a bank, of which the Fund drew only $8,000 and which matured and was repaid in May 2008. There was no outstanding balance at December 31, 2008. The note had an annual interest at a rate of 4.25%. Interest incurred on the note payable was $78 for the year ended December 31, 2008. The note was collateralized by a $10,000 certificate of deposit bearing annual interest at a rate of 3.25%.

Subsequent to December 31, 2009, the Fund, through wholly-owned subsidiaries, secured financing from two lenders totaling $12,500 for the purpose of funding remaining loan obligations, anticipated development costs for real estate owned, and working capital needs. One such borrowing is for a total of $9,500, bears interest at 12% per annum and requires monthly payments of interest only. The loan has an initial maturity of March 2011 but may be extended for two additional six month periods. The loan is secured by one of the Fund’s real estate owned assets with a carrying value at December 31, 2009 of $23,064 and an assignment of rents and tenant notes receivable derived from the property. The Fund has also provided a guarantee for such debt.

The second borrowing is for a total of $3,000, bears interest at 12% per annum, requires monthly payments of interest only, and matures in February 2012. The loan is secured by one of the Fund’s real estate owned assets with a carrying value at December 31, 2009 of $2,805 and a Fund loan with a current carrying value of $7,176.

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY

Management Fees

For managing the Fund, the Fund’s operating agreement provides that the Manager is entitled to a 25 basis point annualized fee, payable monthly, based on our total mortgage loan principal balance at each month-end, excluding loans in non-accrual status and other non-performing assets. Management fees incurred for the years ended December 31, 2007, 2008 and 2009 totaled approximately $968, $1,139 and $574, respectively. As of December 31, 2008 and 2009 the Manager was owed $106 and $55, respectively, for management fees.

In addition, under the Fund’s operating agreement, the Manager is entitled to 25% of any amounts recognized in excess of the Fund’s principal and note rate interest due in connection with loans held in whole or in part by the Fund. During the years ended December 31, 2007, 2008 and 2009, the Manager earned $101, $401, and $0, respectively, in connection with this arrangement, which is reported net of mortgage

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY  – (continued)

loan income in the accompanying consolidated statements of net earnings. As of December 31, 2008 and 2009, no amounts were due to the Manager under this arrangement.

In connection with the recording of an allowance for credit loss on a loan for which the Manager previously received certain amounts in accordance with this provision, we recorded a receivable from the Manager totaling $2,410. The advance to the Manager bears interest at 10% per annum and all unpaid accrued interest and principal is due September 30, 2011. For the years ended December 31, 2008 and 2009, the interest earned on this receivable totaled $61 and $146, respectively. Any unpaid interest under this note is added to the outstanding principal, and is included in advances to Fund Manager in the accompanying consolidated balance sheets as of December 31, 2008 and 2009. The advance to the Manager and related accrued interest was partially repaid during 2009, resulting in balances of $2,471 and $1,367 at December 31, 2008 and 2009, respectively. The Manager anticipates that the outstanding balances at December 31, 2009 will only be paid upon satisfaction of the related loan.

Under the terms of the operating agreement, the Fund is responsible for the payment of expenses or costs related to defaulted loans, foreclosure activities, or property acquired through foreclosure. In connection with the loan defaults and foreclosure activities of the Fund during 2008, the Manager incurred certain direct costs which were reimbursable by the Fund under the operating agreement. For the year ended December 31, 2008, the Manager incurred $527 in default and foreclosure related costs, which is included in Default Related and Other Fund Expenses in the accompanying consolidated statement of operations. The Manager is also entitled to a reimbursement for the payment of various professional fees incurred on behalf of the Fund in connection with such activities totaling $140 and $46 as of December 31, 2008 and 2009, respectively. Additionally, the Manager is entitled to certain earned but unpaid administrative fees totaling $262 as of December 31, 2008, which are also included in Payables to the Manager. These amounts were also included in Payables to the Manager on the accompanying consolidated balance sheet as of December 31, 2008. During 2009, the majority of such expenses were paid directly by the Fund.

In connection with the modification of certain loans in 2008, the borrowers and the Manager agreed to defer the payment of related processing and administrative fees due to the Manager until the payoff of the respective loans. As such, the Fund recorded the related processing and administrative fees payable for these transactions, which totaled $619, in payables to the Manager in the accompanying consolidated balance sheet as of December 31, 2008. The loans relating to these deferred fees were foreclosed upon in 2009 and were not collected by the Fund or the Manager. As such, the liability was written off and offset against the Fund’s basis in such assets at the time of foreclosure. In 2009, the Manager agreed to defer the collection of loan fees earned on certain modifications until the Fund had sufficient liquidity to pay such amounts, but these amounts are payable on demand at the request of the Manager. At December 31, 2009, the deferred loan origination and processing fees payable to the Manager under this arrangement totaled $3,191. Subsequent to the year ended December 31, 2009, $950 of this amount was paid to the Manager.

For loans originated on behalf of the Fund, the Manager receives all of the revenue from loan origination, modification and processing fees (points) and other related fees, which are paid by the borrower. For the years ended December 31, 2007, 2008, and 2009, the Manager earned origination, processing and other related fees of approximately $28,595, $21,315, and $10,596, respectively, substantially all of which were

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 9 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY  – (continued)

earned on loans funded by the Fund. These amounts include fees earned from the expiration of refundable loan fees previously collected, which were refundable to the borrower in the event of loan payoff by a specified date. In addition, as of December 31, 2009, an allowance for credit loss was recorded against the principal balance of a loan which was in excess of the modification fees earned for the year ended December 31, 2009.

Related Party Investments and Borrowings

At December 31, 2008 and 2009, the total investment by the officers and directors of the Manager totaled $480 for each period. The Manager has no direct capital investment and owns no units in the Fund.

Under the operating agreement, the Fund has the ability to borrow but, as of December 31, 2008 and 2009, has no borrowings. However, from time to time the Fund requires additional liquidity to fund loans. Accordingly, when such a need arises, the Manager has participated in or purchased whole loans at par value from the Fund. The loans participated or purchased by the Manager are concurrently pledged by the Manager with a commercial bank as collateral on a line of credit which has an advance rate of approximately 75% of the Fund’s participated loan balance. The proceeds from these borrowings and the Manager’s working capital were used to fund the participation or purchase. During the period in which the Manager retains any interest in a Fund loan, all related interest paid to the Fund is passed to the Manager, and the Fund records interest income and an equal amount of interest expense on borrowings from the Manager in the accompanying statements of earnings. In addition, the Manager pays all bank fees and other costs associated with the transaction, which has no impact on the Fund’s financial statements.

In cases of whole loan sales or participations issued to the Manager, the transactions have historically been consummated at par value. We have historically repurchased loans from the Manager, although we are not obligated to do so. The sales of whole loans and participations issued to the Manager are accounted for as secured borrowings, and are separately identified in our consolidated financial statements. No loans were sold to or participated with the Manager during the years ended December 31, 2008 or 2009.

At December 31, 2009, the Manager maintained a line of credit with a bank with a total borrowing capacity of $2,520. This line expires on April 1, 2010. Accordingly, we have limited access to additional liquidity under this line of credit. The line of credit bears interest rate at the Prime Rate plus 1.5% per annum, with a floor of 5.5% per annum (5.5% at December 31, 2009). During the year ended December 31, 2009, the Manager drew $6,000 under this line to provide liquidity for us and repaid principal of $4,392 under this line commensurate with principal paydowns received from related borrowers, resulting in a balance at December 31, 2009 of $1,608. While not considered direct loan participations, the line of credit is collateralized by specific loans held by us and underlying deeds of trust and a guarantee of the Manager’s chief executive officer.

For the years ended December 31, 2007, 2008 and 2009, the interest incurred on the borrowings described above totaled approximately $390, $0 and $267, respectively, which have been recorded in the accompanying statements of net earnings as interest expense on borrowings from the Manager.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Undisbursed loans-in-process and interest reserves reflected on the accompanying consolidated balance sheets generally represent the unfunded portion of construction loans pending completion of additional construction, and interest reserves for all or part of the loans’ terms. As of December 31, 2008 and 2009, undisbursed loans-in-process and interest reserves balances were as follows:

	December 31, 2008			December 31, 2009
	Loans Held to Maturity	Loans Held for Sale	Total	Loans Held to Maturity	Loans Held for Sale	Total
Undispersed Loans-in-process per Note Agreement	$66,035	$32,633	$98,668	$63,001	$—	$63,001
Less: amounts not to be funded	(39,461)	(13,767)	(53,228)	(47,026)	—	(47,026)
Undispersed Loans-in-process per Financial Statements	$26,574	$18,866	$45,440	$15,975	$—	$15,975

A breakdown of loans-in-process expected to be funded is presented below:

	12/31/08	12/31/09
Loans-in-Process Allocation:
Construction Commitments	$41,085	$3,731
Unfunded Interest Reserves	4,314	7,524
Deferred Loan Fees due to Manager	—	2,360
Reserve for Protective Advances	—	654
Taxes and Other	41	1,706
Total Loan-in-Process	$45,440	$15,975

While the contractual amount of unfunded loans in process and interest reserves totaled $98,668 and $63,001 at December 31, 2008 and 2009, respectively, the Manager estimates that we will fund approximately $15,975 subsequent to December 31, 2009. Of the $15,975 expected to be funded, $7,524 relates to unfunded interest reserves on a recently restructured loan, $2,360 relates to deferred loan fees payable to the Manager, $1,706 relates to tax related reserves and $654 relates to reserves for protective advances not required under the terms of the loan agreement but that the Manager expects to fund to protect our interest in the asset. The difference of $47,026, which is not expected to be funded, relates to loans that are in default, loans that have been modified to lower the funding amount, and loans whose funding is contingent on various project milestones, many of which have not been met to date and are not expected to be met given current economic conditions. Accordingly, these amounts are not reflected as funding obligations in the accompanying consolidated balance sheet. With available cash and cash equivalents of $963 at December 31, 2009, scheduled loan payoffs, the suspension of member redemptions, the suspension of new loan request fundings, debt financing secured for the Fund subsequent to year end, and other available sources of liquidity, including potential loan participations, loan sales or sales of real estate owned assets, we expect to meet our obligation to fund these undisbursed amounts in the normal course of business. See Note 1 for discussion of the Fund’s liquidity.

At December 31, 2009, one of the Fund’s borrowers had established unfunded interest reserves, no borrowers had funded interest reserves, one borrower prepaid interest on the related note through the conveyance of certain real estate, and the remaining 53 of the Fund’s borrowers were obligated to pay interest from their own alternative sources. At December 31, 2008, 18 of the Fund’s borrowers had established either

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 10 — COMMITMENTS AND CONTINGENCIES  – (continued)

funded or unfunded interest reserves, and 44 of the Fund’s borrowers were obligated to pay interest from their own alternative sources. As noted in the table above, we had $4,314 of remaining interest reserves on six loans totaling $119,314 million at December 31, 2008 and $7,524 of remaining interest reserves on one loan totaling $28,510 million at December 31, 2009. In addition, we had deposited interest reserves into a controlled disbursement account (not reflected on our consolidated balance sheets) of $8,109 on 14 loans totaling $271,300 at December 31, 2008, and none at December 31, 2009. These funded interest reserves are not included in the accompanying balance sheets due to the fiduciary nature of such accounts.

During the years ended December 31, 2007, 2008 and 2009, the Fund recognized $35,577, $16,784 and $3,807, respectively, in mortgage loan interest which was satisfied by the use of unfunded interest reserves, which represented approximately 74%, 26% and 18% of total mortgage loan interest income, respectively. Additionally, during the years ended December 31, 2007, 2008 and 2009, the Fund recognized $744, $19,670 and $8,210, respectively, in mortgage loan interest which was satisfied by the use of funded interest reserves, which represented approximately 2%, 30% and 38% of total mortgage loan interest income, respectively.

The operating agreement is for the life of the Fund. Only under specified circumstances and with the vote of a majority of Fund members can the Manager be replaced as manager. In that case, if no replacement manager were selected, the Fund would dissolve.

The Manager and its affiliates are subject to oversight by various state and federal regulatory authorities, including, but not limited to, the Arizona Corporation Commission, or ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the United States Securities and Exchange Commission, or SEC and the Internal Revenue Service, or IRS.

In December 2004, and pursuant to several supplemental requests thereafter, the ACC requested certain information pertaining to the operations of the Fund and the Manager, and the Manager responded to all requests made by the ACC. Neither the Manager nor the Fund had any communication from the ACC from November 2005 until July 2009. In July 2009, the ACC requested from the Manager information concerning certain affiliates of the Manager. Following a response by the Manager to this request, and a meeting by certain of our representatives with the ACC in October 2009, we were notified by a representative of the ACC in December 2009 that the ACC did not have any further information requests and had ceased its inquiry.

The Manager believes that the Manager and its affiliates have been, and currently are in, material compliance with laws and regulations that govern its operations and those of the Fund, and that the Manager and the Fund are and have been in material compliance with the operating agreement. However, there can be no assurance that the ACC or others will not assert otherwise, that the ACC will not seek to impose fines, limitations or prohibitions relating to the Manager’s or its affiliates’ business activities, or other remedies, any of which could harm our operations. Further, even if that is not the case, the Manager or its affiliates, including us, may incur significant legal and other defense costs in respect of this matter.

We are a party to litigation in the ordinary course of business in connection with certain of our portfolio loans that go into default or for other reasons. While various asserted and unasserted claims exist, the

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 10 — COMMITMENTS AND CONTINGENCIES  – (continued)

resolution of these matters cannot be predicted with certainty, and the Manager believes, based upon currently available information, that the final outcome of such matters will not have a material adverse effect, if any, on our results of operations or financial condition.

Following the suspension of certain of our activities, including the suspension of member redemptions, certain members have requested that their redemption requests be honored due to financial hardships or other reasons. In each instance, we have responded that we will not grant such requests at this time and we are treating all members uniformly. While neither the Manager nor us has been served with any lawsuits from members, certain members have filed grievances with the SEC and possibly other regulatory agencies related to the Manager’s administration of the Fund.

Our income tax returns have not been examined by taxing authorities and all statutorily open years remain subject to examination.

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 11 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly results of operations and other financial information for the four quarters ended December 31, 2008 and 2009 follows:

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
INTEREST AND FEE INCOME
Interest and Fee Income	$16,604	$17,067	$17,536	$16,213	$67,420
EXPENSES
Total Operating Expenses	370	379	855	928	2,532
Provision for Credit Losses	—	—	41,130	254,870	296,000
Impairment Charge	—	—	1,300	25,875	27,175
Total Expenses	370	379	43,285	281,673	325,707
Net Earnings (Loss)	$16,234	$16,688	$(25,749)	$(265,460)	$(258,287)
Earnings per Weighted Average Units Outstanding	$269.48	$255.02	$(368.96)	$(3,634.55)	$(3,835.96)
Distributions to Members per Weighted Average Membership Units Outstanding	$265.66	$252.62	$238.26	$203.84	$951.27
Weighted Average Units Outstanding for Period	60,242	65,442	69,788	73,038	67,333
Earnings Components:
Distributed	$7,583	$7,889	$10,500	$14,888	$40,860
Reinvested	8,421	8,643	6,128	—	23,191
Distributed or Reinvested	16,004	16,532	16,628	14,888	64,051
Retained	230	157	(42,377)	(280,348)	(322,338)
Net Earnings	$16,234	$16,689	$(25,749)	$(265,460)	$(258,287)
Earnings per Weighted Average Units Outstanding, by Component
Distributed or reinvested	$265.66	$252.62	$238.26	$203.84	$951.27
Retained Earnings	3.82	2.40	(607.22)	(3,838.39)	(4,787.23)
	$269.48	$255.02	$(368.96)	$(3,634.55)	$(3,835.96)

IMH SECURED LOAN FUND, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar Amounts in Thousands)

NOTE 11 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)  – (continued)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
INTEREST AND FEE INCOME
Interest and Fee Income	$11,974	$5,621	$3,155	$1,772	$22,522
EXPENSES
Total Operating Expenses	898	2,481	2,546	3,775	9,700
Provision for Credit Losses	—	—	82,000	(2,701)	79,299
Impairment Charge	—	—	8,000	—	8,000
Total Expenses	898	2,481	92,546	1,074	96,999
Net Earnings (Loss)	$11,076	$3,140	$(89,391)	$698	$(74,477)
Earnings per Weighted Average Units Outstanding	$151.64	$43.00	$(1,223.88)	$9.54	$(1,019.70)
Distributions to Members per Weighted Average Membership Units Outstanding	$132.67	$27.60	—	—	$160.27
Weighted Average Units Outstanding for Period	73,038	73,038	73,038	73,038	73,038
Earnings Components:
Distributed	$9,690	$2,016	—	—	$11,706
Reinvested	—	—	—	—	—
Distributed or Reinvested	9,690	2,016	—	—	11,706
Retained	$1,386	$1,124	$(89,391)	$698	(86,183)
Net Earnings	$11,076	$3,140	$(89,391)	$698	$(74,477)
Earnings per Weighted Average Units Outstanding, by Component
Distributed or reinvested	$132.67	$27.60	—	—	$160.27
Retained Earnings	$18.97	$15.40	$(1,223.88)	$9.55	$(1,179.97)
	$151.64	$43.00	$(1,223.88)	$9.55	$(1,019.70)

The average of each quarter’s weighted average membership units in the Fund does not necessarily equal the weighted average membership units in the Fund outstanding for the year and, therefore, individual quarterly weighted earnings per unit do not equal the annual amount.

During the quarter ended December 31, 2008, the Fund recorded a provision for credit losses and impairment charges totaling $280,745 resulting from its year-end valuation procedures as described in Note 4. The recording of this amount resulted in a net loss for the year of $258,287. During the quarter ended December 31, 2009, the Fund recorded a reversal of a portion of the provision for credit losses in the amount of $2,701, as a result of our year-end valuation procedures as described in Note 4. The recording of these amounts resulted in a net loss for the year of $74,477.

IMH SECURED LOAN FUND, LLC
SCHEDULE II — Valuation and Qualifying Accounts
As of December 31, 2009 (in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses		Transferred to Other Accounts	Collected/ Recovered	Balance at End of Year
Allowance for Credit Loss	$300,310	$79,299	(1)	$(49,181)	$—	$330,428

(1)	We revised our allowance for credit loss based on our evaluation of our mortgage loan portfolio for the year ended December 31, 2009.
(2)	The amount listed in the column heading “Transferred to Other Accounts” in the preceding table represents net charge offs during the year ended December 31, 2009, which were transferred to a real estate owned status at the date of foreclosure of the related loans.

INVESTORS MORTGAGE HOLDINGS INC.

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report

Board of Directors
Investors Mortgage Holdings Inc.
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheet of Investors Mortgage Holdings Inc. (Company) as of December 31, 2008, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investors Mortgage Holdings Inc. as of December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies to the consolidated financial statements, the Company’s predominate revenue source has suspended operations and due to the nature of the United States credit markets and economy, there is no foreseeable time frame when loan originations and funding will re-commence. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in the Summary of Significant Accounting Policies. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Clifton Gunderson LLP

Phoenix, Arizona
April 30, 2009

Independent Auditors’ Report

Board of Directors
Investors Mortgage Holdings Inc.
Scottsdale, Arizona

We have audited the consolidated balance sheet of Investors Mortgage Holdings Inc. as of December 31, 2009, and the related consolidated statement of earnings, owners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investors Mortgage Holdings Inc. at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Phoenix, Arizona
March 16, 2010

INVESTORS MORTGAGE HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2009

(In Thousands, except share data)

	December 31,
	2008	2009
ASSETS
Cash and cash equivalents	$2,588	$477
Due from IMH Secured Loan Fund, LLC	780	4,950
Due from Strategic Wealth & Income Fund, LLC	—	358
Notes and interest receivable	303	50
Prepaid expenses	130	100
Real estate held for sale	65	39
Cash value of life insurance policies, net of policy loans	148	—
Other assets, net	551	235
Investment in Strategic Wealth & Income Fund, LLC	—	25
Property and equipment, net	2,693	2,018
TOTAL ASSETS	$7,258	$8,252
LIABILITIES AND OWNERS' EQUITY
Bank line of credit	$—	$1,608
Broker dealer commissions	837	—
Accounts payable – trade	385	289
Accounts payable – SWIF	—	3
Accrued payroll, bonuses and related taxes	191	374
Note payable to IMH Secured Loan Fund, LLC	2,471	1,367
Deferred loan origination fees	1,360	—
Deferred compensation and other deferred items	227	95
Notes payable to stockholders	387	—
Senior notes payable to investors	—	101
Note payable to lessor	—	393
Total liabilities	5,858	4,230
COMMITMENTS AND CONTINGENCIES
OWNERS' EQUITY
Common stock, no par value; 20,000,000 shares authorized, 10,000,000 issued and outstanding	261	261
Noncontrolling interest equity	—	860
Retained earnings:
Controlling interest	1,139	3,964
Noncontrolling interest	—	(1,063)
Total retained earnings	1,139	2,901
Total owners' equity	1,400	4,022
TOTAL LIABILITIES AND OWNERS' EQUITY	$7,258	$8,252

The accompanying notes are an integral part of the consolidated financial statements.

INVESTORS MORTGAGE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 2007, 2008 and 2009

(In Thousands)

	Years ended December 31,
	2007	2008	2009
REVENUE
Loan origination, modification, processing and other fees	$28,595	$21,315	$10,596
Management fees and gains:
IMH Secured Loan Fund, LLC	1,069	1,540	575
Strategic Wealth & Income Fund, LLC	—	—	190
Interest income	567	304	348
Total revenue	30,231	23,159	11,709
COSTS AND EXPENSES
Origination and related costs	9,318	6,854	2,060
Broker dealer commissions	6,145	5,389	—
Operating expenses	6,152	7,287	4,620
Depreciation and amortization expense	236	416	677
Software development charge	600	458	470
Other costs and expenses	200	2,197	842
Total costs and expenses	22,651	22,601	8,669
Operating income	7,580	558	3,040
Interest expense	423	344	471
NET EARNINGS	$7,157	$214	$2,569
NET EARNINGS (LOSS):
Controlling interest	$7,157	$214	$3,632
Noncontrolling interest	—	—	(1,063)
	$7,157	$—	$2,569

The accompanying notes are an integral part of the consolidated financial statements.

INVESTORS MORTGAGE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY
Years ended December 31, 2007, 2008 and 2009

(In Thousands, except share data)

	Controlling interest				Noncontrolling interest Equity	Total
	Common Stock		Retained Earnings	Total
	Shares	Amount
BALANCE, December 31, 2006	10,000	$261	$3,021	$3,282	—	$3,282
Distributions to owners	—	—	(7,047)	(7,047)	—	(7,047)
Net earnings	—	—	7,157	7,157	—	7,157
BALANCE, December 31, 2007	10,000	261	3,131	3,392	—	3,392
Distributions to owners	—	—	(2,206)	(2,206)	—	(2,206)
Net earnings	—	—	214	214	—	214
BALANCE, December 31, 2008	10,000	261	1,139	1,400	—	1,400
Capital contributed to IMH Holdings, LLC	—	—	—	—	860	860
Distributions to owners	—	—	(807)	(807)	—	(807)
Net earnings (loss)	—	—	3,632	3,632	(1,063)	2,569
BALANCE, December 31, 2009	10,000	$261	$3,964	$4,225	$(203)	$4,022

The accompanying notes are an integral part of the consolidated financial statements.

INVESTORS MORTGAGE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2008 and 2009
(In Thousands)

	Years ended December 31,
	2007	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$7,157	$214	$2,569
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization expense	236	416	677
Software development charge	600	458	470
Accretion of discount on note receivable	(77)	—	—
Bad debts	—	1,393	253
Write-off of leasehold improvements	—	200	—
Real estate impairment charge	—	108	26
Increase (decrease) in cash resulting from changes in:
Due from IMH Secured Loan Fund, LLC	(250)	(1,345)	(2,561)
Due from Strategic Wealth & Income Fund, LLC	—	—	(358)
Prepaid expenses	(256)	283	32
Cash value of life insurance policies, net of policy loans	—	—	82
Other assets	(988)	(148)	122
Accounts payable – trade	(375)	(299)	(96)
Accounts payable – IMHSLF	—	—	147
Accounts payable – SWIF	—	—	3
Accounts payable – broker dealer commissions	475	361	(837)
Accrued payroll, bonuses and related taxes	(740)	(409)	182
Deferred loan origination fees	(587)	1,022	(1,360)
Deferred compensation and other deferred items	70	(43)	(133)
Notes payable to stockholders	—	—	87
Net cash provided by (used in) operating activities	5,265	2,211	(695)
CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of promissory note to IMH Secured Loan Fund, LLC	—	—	(6,000)
Collection on promissory note to IMH Secured Loan Fund, LLC	—	—	4,393
Mortgage loans purchased from IMH Secured Loan Fund, LLC	(10,118)	—	—
Mortgage loans sold to IMH Secured Loan Fund, LLC	14,555	—	—
Issuance and purchase of note and interest receivable	(3,749)	(662)	—
Notes receivable collections	1,180	2,920	—
Investment in Strategic Wealth & Income Fund, LLC	—	—	(25)
Purchases of software and other capitalized costs	—	(265)	(219)
Purchases of property and equipment	(372)	(1,724)	(61)
Net cash provided by (used in) investing activities	1,496	269	(1,912)

The accompanying notes are an integral part of the consolidated financial statements.

INVESTORS MORTGAGE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2008 and 2009
(In Thousands)

	Years ended December 31,
	2007	2008	2009
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from revolving lines of credit with banks	$3,153	$2,419	$6,000
Repayments of revolving line of credit with banks	(5,988)	(2,919)	(4,392)
Issuance of note payable to IMH Secured Loan Fund, LLC	—	2,471	—
Payment of note payable to IMH Secured Loan Fund, LLC	—	—	(1,250)
Issuance of note payable to lessor	—	—	450
Payments on note payable to lessor	—	—	(57)
Issuance of notes payable to investors	1,213	1,730	—
Payment on notes payable to stockholders	(1,365)	(1,550)	(474)
Premiums paid on life insurance policies, net	(90)	(1,866)	—
Proceeds from loans on life insurance policies	—	2,337	—
Repayment of loans on life insurance policies	—	(529)	—
Sale of cash surrender value of life insurance policies	—	—	66
Issuance of Senior Notes	—	—	100
Initial capitalization of IMH Holdings LLC	—	—	860
Distributions to stockholders	(7,047)	(2,206)	(807)
Net cash provided by (used in) financing activities	(10,124)	(113)	496
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,363)	2,267	(2,111)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,584	$221	2,588
CASH AND CASH EQUIVALENTS, END OF PERIOD	$221	$2,588	$477
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$408	$283	$272
Acquisition of real estate held for resale through foreclosure of note receivable	$180	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 1 — DESCRIPTION OF BUSINESS

Investors Mortgage Holdings Inc., or the Manager, was organized under the laws of the State of Arizona in June 1997, was a licensed Arizona mortgage broker and is now a licensed Arizona mortgage banker (License # BK-0901464). In 2003, the Manager sponsored the creation of the IMH Secured Loan Fund, LLC, or the Fund, and concurrently was engaged as the Manager of the Fund. The Fund’s primary purpose has historically been to invest in short-term commercial mortgage loans collateralized by real property located within the United States. The Manager’s obligations and responsibilities as Fund manager are prescribed in the Fund’s Private Placement Memorandum, or PPM, which governs all aspects of Fund operations and includes the Fund’s operating agreement with the Manager. The operating agreement provides standards for, among other things, business operations and the allocation between the parties of income, expenses, gains, losses and distributions. The Manager originates all loans on behalf of the Fund and receives substantially all of its income from the fees associated with this brokerage activity.

The Manager and its wholly-owned subsidiary, IMH Mortgage Holdings California, Inc., are part of the IMH Group. The IMH Group has diverse experience in many facets of real estate services. Other members of the IMH Group include, among others, IMH Holdings, LLC, or Holdings, an Arizona limited liability company, and its wholly-owned subsidiaries, IMH Management Services, LLC, and SWI Management, LLC, all of which were organized as Arizona limited liability companies. IMH Management Services, LLC provides human resources and administrative services, including employees, to the various members of the IMH Group, and SWI Management, LLC is engaged in various real estate and real estate related activities, including the management of Strategic Wealth & Income Fund, LLC, or the SWI Fund, an additional fund sponsored by Holdings, for which SWI Management, LLC receives fees.

Substantially all revenue earned by the Manager arises from loans originated or modified on behalf of the Fund. For loans originated, the Manager receives certain revenues from loan origination activities and incurs various costs. The Manager’s revenue includes all fees (points) charged in connection with the loan origination process including origination, processing, documentation and administrative fees. Included in origination and related costs in the accompanying consolidated statements of earnings are fees paid to mortgage loan brokers who receive a co-broker fee for referring borrowers to the Fund and points to commercial banks who purchase participations in Fund loans. The Manager also pays fees to independent third-party broker/dealers who refer investors, or members, to the Fund. Further, the Manager historically paid substantially all operating costs incurred on behalf of the Fund.

From time to time, the Manager will participate in mortgage loans of the Fund. In addition, the Fund pays a management fee to the Manager as the Manager provides substantially all of the general and administrative functions necessary for the Fund’s operations.

Substantially all revenue earned by Holdings arises from its management of the SWI Fund. Holdings receives fees for all capital and debt issued by the SWI Fund, a fee for each investment made by the SWI Fund and origination fees, which vary by investment. In addition, the SWI Fund pays a management fee to Holdings.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 1 — DESCRIPTION OF BUSINESS  – (continued)

As of December 31, 2009, the Manager had cash and cash equivalents of $477, total liabilities of $4,230 and total owners’ equity of $4,022. During the twelve months ended December 31, 2009, the Manager’s total cash decreased by $2,111. Our business model relies largely on capital availability for the Fund’s borrowers to re-finance their short-term bridge loans and to redeploy those funds for the origination of new loans.

However, the erosion of the U.S. and global credit markets during 2008 and parts of 2009, including a significant and rapid deterioration of the mortgage lending and related real estate markets, has significantly reduced traditional sources of conventional take-out financing. In addition, as allowed by the operating agreement, the Manager, as manager of the Fund, effective October 1, 2008, elected to suspend certain activities of the Fund, including the identification and funding of new loans subsequent to September 30, 2008 (although the Fund may finance new loans in connection with the sale of collateral under existing loans or the sale of real estate owned). The suspension of the Fund’s activities was precipitated by increased default and foreclosure rates on the Fund’s portfolio of loans and a reduction in new member investment, compounded by a significant number of redemption requests submitted during the latter part of the third quarter of 2008, the payment of which we believe would have rendered the Fund without sufficient capital necessary to fund our outstanding lending commitments.

As substantially all Fund loans are originated by the Manager, the Manager’s predominant revenue source has been suspended. Further, due to the current state of the United States credit markets and economy, there is no foreseeable time frame when loan originations and funding will re-commence, if ever. Also, management fees paid to the Manager by the Fund will continue, but as these fees are calculated as a percent of Fund earning assets, they are expected to decline as Fund loans pay off, move to default status or foreclosures occur. While the Manager will continue to receive a portion of penalties, fees and other gains on loans as such amounts are collected, the timing and amount of such items cannot be determined with certainty.

To address this reduction in revenue, the Manager initiated or implemented the following steps to address our current liquidity situation:

•	Implemented a comprehensive cost reduction program, including a reduction in staff. The reduction in staff affected nearly 60% of the Manager’s employees while preserving more modest core functionality in the material operational areas. To date, the Manager has stabilized monthly operating costs at approximately $500 per month. The Manager monitors cash flow continuously and has the ability to reduce costs further to match the level of ongoing business.
•	Continued to collaborate with investment banking firms to identify financing and capital raising alternatives available to the Manager.
•	Continued to explore mechanisms through which we can expand participation in the capital markets, including, without limitation, to expand current or add additional funding vehicles to capitalize on what we believe are numerous business opportunities arising from the disruptions in the capital and credit markets.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 1 — DESCRIPTION OF BUSINESS  – (continued)

•	Commenced operation of the SWI Fund. The SWI Fund is a closed-end real estate fund originally targeted to raise capital raise of $700 million. The Manager’s current expectations are that the SWI Fund will raise $100 million by December 31, 2010.
•	Considered other initiatives to seek to mitigate the risk of the continued viability of the Manager as an operating entity.
•	Filed a registration statement in conjunction with the Fund regarding the proposed Conversion Transactions.

The Manager historically paid substantially all operating costs incurred on behalf of the Fund. However, effective October 1, 2008, the Manager has discontinued paying certain direct expenses of the Fund including public reporting, income tax compliance and other costs.

As a result of the above actions, the Manager believes it has adequate liquidity to fund operations for the next twelve months without any additional revenue being generated from the Fund. The Manager and the Fund have approved a series of transactions, including a plan to convert the Fund into a Delaware corporation named IMH Financial Corporation, which we refer to as the Conversion Transactions. The Conversion Transactions would internalize the management of the Fund by causing IMH Financial Corporation to acquire all of the outstanding common stock of the Manager and the membership interests of Holdings. The Manager believes that it currently has the staffing levels and facilities to execute the Conversion Transactions. If the Conversion Transactions are approved by the members of the Fund, it is anticipated that IMH Financial Corporation will file a registration statement with the Securities and Exchange Commission, or SEC, and initiate an initial public stock offering, or IPO. If the Conversion Transactions are not approved and an IPO is not filed, it is anticipated that the Manager would seek the approval of the members of the Fund to increase the management fee paid to the Manager to more closely align it with current industry standards. If this proposal were not approved it may necessitate the resignation of the Manager and a vote by the Fund members for a new manager. Under the terms of the operating agreement, the Manager may resign with 120 day notice.

Based on the Manager's strategies, operating plans and initiatives, the Manager believes that its cash and cash equivalents, together with the cash flows generated from operations and cash management, will allow it to fund operations over the next twelve months.

The Manager’s ability to fund operations and continue as a going concern beyond twelve months is dependent upon the Manager achieving minimum anticipated results from its strategies, operating plans and initiatives. There can be no assurance that these efforts will be successful. If minimum anticipated results are not achieved in the planned time frames, additional equity infusion and/or financing may be required. There can be no assurance as to the amount or terms under which such equity and/or financing might be available.

NOTE 2 — PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Manager and its wholly-owned subsidiary and beginning January 1, 2009, the accounts of Holdings and its wholly-owned

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 2 — PRINCIPLES OF CONSOLIDATION  – (continued)

subsidiaries (collectively referred to as the “Manager”). As Holdings and the Manager are generally held by common ownership, and as the Manager is the primary beneficiary of Holdings, Holdings is accounted for as a Variable Interest Entity, or VIE, and the accompanying consolidated financial statements include the accounts of the Manager and Holdings, beginning in 2009. All significant inter-company balances and transactions have been eliminated in consolidation.

The accounting framework applicable to a VIE defines a VIE as an entity that: (1) lacks sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties, (2) has equity owners that lack the right to make significant decisions affecting the entity’s operations, and/or (3) has equity owners that do not have an obligation to absorb or the right to receive the entity’s loss or returns. The applicable accounting standards requires the primary beneficiary of the VIE to consolidate the VIE if the primary beneficiary will absorb a majority of the expected losses of the VIE, receive a majority of the residual return of the VIE, or both.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires the Manager to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, such as origination and modification activity.

REVENUE RECOGNITION

Substantially all of the Manager’s revenue is derived from its brokerage activity with the Fund such as origination and modification activity, and its management of the Fund and the SWI Fund. Generally all brokerage activity is administered through independent title companies. The Manager generally recognizes revenue on brokered loans upon execution of final loan documents which generally coincides with the close of escrow. Non-refundable commitment fees are recognized as revenue when received. As noted above, effective October 1, 2008, the Fund, among other things, suspended the funding of new loans (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of real estate owned).

Occasionally, the Manager will originate mortgage loans in which, if by specified dates, principal reductions are made or certain milestones are reached, a portion of the origination fee is refundable. Origination fees associated with such future events are deferred and recorded as deferred loan origination fees. These deferred loan origination fees are refundable to the borrower if the specified event is satisfied or, if not satisfied, the fees are recorded as revenue in the period in which the specified time frame has lapsed.

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Fund does not recognize interest income on loans once they are deemed to be impaired or non-performing. A loan is considered impaired when, based on current information and events, it is

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

probable that the Fund will be unable to ultimately collect all amounts due under the contractual terms of the loan agreement. Non-performing loans include all loans for which payment of interest is more than 90 days past due. Cash receipts are first allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reductions or payment of fees.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required.

Holdings’ revenue is earned for services rendered in connection with its management of the SWI Fund. Such revenues include asset management fees, organization fees, acquisition fees and origination fees. These fees are recorded as earned in accordance with the management agreement. Holdings is also allocated earnings from the SWI Fund, based upon the SWI Fund exceeding certain performance objectives, as defined in the operating agreement. The following is a summary of the types of fees earned by Holdings and how these fees are calculated.

Type of Fee	Description of Fee
Asset Management Fee	1.75% of cost basis of SWI Fund assets divided by 12 months, payable monthly, reduced by 50% of Origination Fees earned
Organization Fee	0.5% of all Capital Contributions and Senior Notes issued
Acquisition Fee	2% of acquisition price of each investment, reduced by Origination Fees earned
Origination Fee	Varies based on investment
Gains Allocated to Manager	20% of earnings after non-Manager members have achieved an annual cumulative preferred return of 8%

FAIR VALUE OF FINANCIAL INSTRUMENTS

The respective carrying value of all financial instruments approximates their fair values at the reporting date. These financial instruments include cash and cash equivalents, amounts receivable from the Fund, notes receivable, short-term investments in mortgage loans, payables to vendors and related parties, and borrower advances. Fair values are based upon certain market assumptions and pertinent information available to management and are assumed to approximate carrying values because these instruments are short-term in duration.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market funds held with banks and a national brokerage firm in the name of the Manager. The Federal Deposit Insurance Corporation, or FDIC, protects up to a maximum of $250 held by FDIC insured banks. In addition, the FDIC protects unlimited amounts held in non-interest bearing transaction accounts held by FDIC insured banks. The Securities Investor Protection Corporation, or SIPC, protects up to a maximum of $500 and the brokerage firm holds additional protection at their expense for the remaining net balance in the accounts. The Manager has maintained deposits with such institutions, which may at times exceed their respective insured limits. As of December 31, 2009, the Manager had no deposits in excess of insured limits.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

MORTGAGE LOANS

From time to time, the Manager may originate mortgage loans for brokerages on behalf of entities other than the Fund or the SWI Fund. Additionally, from time to time, the Manager will purchase, at par, mortgage loans from the Fund and pledge these loans on a line of credit with a community bank, if the line of credit proceeds are used to purchase such loans. Such mortgage loans are secured by first lien deeds of trust on the underlying real property. While held by the Manager, the Manager retains all revenue arising from the mortgage loans. These loans historically had maturities ranging from six to twenty-four months. Generally, the Manager does not intend to hold mortgage loans to maturity and, therefore, mortgage loans are classified as held for sale and are carried at the lower of cost or fair value.

A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loan may vary from their currently scheduled date. Further, in certain instances where the Manager deems it to be an advantage not to modify or extend a matured loan, the Manager classifies and reports the loan as past due.

LOAN PURCHASES AND RESALES

In order to facilitate short-term cash needs of the Fund, the Fund occasionally participates or sells whole loans at par to the Manager and to third-parties, though there is generally no intent to sell such loans at the time of origination. Under terms of the whole loan sale agreements, the purchasers assume all rights, privileges and obligations of ownership. The loans sold to the Manager have historically been repurchased and the loans sold to third parties are periodically repurchased at their request. The loans sold to the Company are not legally isolated from the Fund in a bankruptcy-remote, separate legal entity and therefore these sales are recorded as secured borrowings by the Fund and the Manager. For whole loans sold to third parties, assignment of the Fund’s interest in the promissory note, deeds of trust and guaranties are executed, servicing is transferred and the loan is removed from the books of the Fund at par with no gain or loss on sale recorded. Under the terms of these transactions, the Fund has no legal right or obligation to repurchase the loan and the purchaser does not have a legal right to require repurchase of the loan.

From time to time, the Fund may require additional cash to fund the origination of loans. Accordingly, when such a need arises, the Manager may purchase one or more loans from the Fund at par. To the extent that such loans are purchased by the Manager utilizing proceeds from its lines of credit, the purchased loans are concurrently pledged by the Manager to a commercial bank as collateral on a line of credit which generally has an advance rate of approximately 75% of the loans’ principal balances. When utilized, generally the proceeds from these borrowings and the Manager working capital are then used to fund the purchase of the loan from the Fund. During the time held by the Manager, the Manager retains all interest earned and pays all interest due and other costs associated with the transaction.

REAL ESTATE HELD FOR SALE

Real estate held for sale is generally acquired through foreclosure on mortgage loans that have gone into default, and for which the Manager has implemented a formal plan to dispose of the assets. Real estate held

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

for sale is carried at fair value, less estimated selling costs, and is not depreciated. Reductions in the carrying value of real estate held for sale are recorded as an impairment charge in the consolidated statement of earnings.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the expected lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred. For items that are disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

INTERNALLY DEVELOPED SOFTWARE

The Manager is developing a proprietary software application for use in its business and in the management of the Fund. The Manager accounts for costs incurred to develop this software in accordance with applicable accounting guidance. As such, the Manager capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to five years. Costs incurred to maintain existing software applications are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

The Manager evaluates the carrying amount of its long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

DEFERRED COMPENSATION PLAN

The Manager utilizes applicable accounting standards for all awards granted, modified, repurchased, or cancelled in connection with its stock appreciation rights plans, which were adopted in June 2007. The Manager’s stock appreciation rights plans are classified as liability plans. The Manager accounts for liability-based awards using the intrinsic value method and re-measures liabilities under the plans to intrinsic value at the end of each reporting period.

PRIVATE LENDER FEES

Periodically the Manager facilitates transactions with private lenders, where the private lender will purchase, at par, loans from the Fund. All costs and “points” incurred in association with these brokerage activities are paid by the Manager and recoded as an origination cost.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

401(k) PLAN AND PROFIT SHARING PLAN

The Manager had a profit sharing plan covering substantially all of its employees. This plan was terminated in 2007, and now the Manager maintains a defined contribution plan, or the Plan, for the benefit of all eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code. The Plan allows the Manager to make discretionary contributions based upon the participants’ wages in accordance with the approved Plan document. Effective January 31, 2009, the Plan has been transferred to Holdings.

INCOME TAXES

Effective July 1, 2004, the Manager elected to change its reporting status for income tax purposes from a Sub Chapter “C” corporation to a Sub Chapter “S” corporation. As a Sub Chapter S corporation, earnings and losses from the Manager are passed through to the stockholders who are responsible for any income taxes associated with those results. Therefore, no provision for federal or state corporate income taxes has been provided in the accompanying consolidated financial statements.

Holdings is a limited liability company for income tax purposes. As a limited liability company, earnings and losses from the Manager are passed through to the members who are responsible for any income taxes associated with those results. Therefore, no provision for federal or state corporate income taxes has been provided in the accompanying consolidated financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2007 and 2008 consolidated financial statements to conform to the 2009 consolidated financial statement presentation. Total assets, liabilities and net earnings are unchanged as a result of these reclassifications.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board, or FASB, issued accounting guidance which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. The guidance also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. The guidance is effective for fiscal years beginning after December 15, 2006, and is required to be recognized as a change in accounting principle through cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. However, the FASB deferred the guidance for two years to fiscal years beginning after December 15, 2008. The Manager and its variable interest entity are an S Corporation and a limited liability company, respectively, for tax purposes. We expect these tax positions to be upheld upon audit and do not expect adoption of this guidance to have a material impact on the Manager’s results of earnings or financial condition.

In April 2008, the FASB issued new requirements that amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of these new requirements is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The new requirements apply to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. We do not expect adoption of these new requirements to have a material impact on the Manager’s results of earnings or financial condition.

In April 2009, the FASB issued new accounting guidance relating to the impairment of debt securities. The standards change existing guidance for determining whether impairment of debt securities is other than temporary. This requires other-than-temporary impairment to be separated into the amount representing the decrease in cash flows expected to be collected from a security (referred to as credit losses), which is recognized in earnings, and the amount related to other factors, which is recognized in other comprehensive income. The non-credit loss component of the impairment can only be classified in other comprehensive income if the holder of the security concludes that (1) it does not intend to sell the security and (2) it is more likely than not that it will not be required to sell the security before the security recovers its value. If these two conditions are not met, the non-credit loss component of the impairment must also be recognized in earnings. Upon adoption of the accounting standards, the entity is required to record a cumulative-effect adjustment, as of the beginning of the period of adoption, to reclassify the non-credit loss component of previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. These accounting standards do not have a material effect on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance regarding the fair value for assets and liabilities. The standards, while emphasizing that the objective of fair value measurement described in current accounting standards, remains unchanged, provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The accounting standards reiterate that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The accounting standards identify factors to be considered when determining whether or not a market is inactive. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. These accounting standards do not have a material effect on our financial position or results of operations.

In April 2009, the FASB issued new accounting guidance that requires disclosures about fair values of financial instruments in all interim financial statements. Once adopted, the disclosures required by the new guidance are to be provided prospectively. This guidance is effective for interim and annual reporting periods after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In May 2009, the FASB issued new accounting guidance that established the period after the balance sheet date and the circumstances in which we should evaluate events or transactions for potential recognition or

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

disclosure in financial statements. The new guidance is effective for periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification (“ASC”) to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASC significantly changes the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued new accounting guidance that amends previously issued guidance related to variable interest entities. Previous guidance focused on a quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity, whereas, the new guidance focuses on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity. In addition, this statement requires additional reconsideration of whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. Finally, the statement requires additional disclosures about an enterprise’s involvement in variable interest entities in order to enhance the information provided to users of financial statements. The statement is effective for annual and interim reporting periods beginning after November 15, 2009. The Manager is in the process of evaluating the impact of this statement on our financial statements.

SUBSEQUENT EVENTS

The Manager has evaluated subsequent events through May 4, 2010, which is the date these consolidated financial statements were issued.

NOTE 4 — RELATED PARTY ACTIVITY AND LINE OF CREDIT

In 2003, concurrent with the launch of the Fund, the Manager entered into consulting and resource fee agreements with various related and unrelated parties. These agreements required that the individuals assist management in various aspects of initial and ongoing Fund and Manager operations. In exchange for these services, each party is entitled to a contingent fee based on a percent of the cash profits generated by the Manager from Fund related transactions. These agreements remain active until such time as Fund operations terminate. The Manager incurred expenses under these agreements totaling $535, $139 and $0 for the years ended December 31, 2007, 2008 and 2009, respectively.

Promissory note

The Fund purchased a certain mortgage investment at a discount for which the discount was being accreted into interest income over the estimated remaining life of the loan, in accordance with applicable accounting standards. After revising its estimate of the timing and amount of the collectability of the

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 4 — RELATED PARTY ACTIVITY AND LINE OF CREDIT  – (continued)

receivable, the Fund recorded a note receivable from the Manager for the portion of the accretion distributed to the Manager during the year ended December 31, 2008, or $2,471. The note bears interest at 10% per annum, is unsecured and matures on September 31, 2011. In March 2009, the Manager paid the Fund $1,250 as partial payment of the principal and interest on this note. As of December 31, 2008 and 2009, the promissory note payable to the Fund was $2,471 and $1,367, respectively.

Interest expense related to this note was $60 and $147 for the years ended December 31, 2008 and 2009, respectively.

Management and Other Fees

During the year ended December 31, 2009, the Manager earned $10,956 in loan origination, processing and other fees, of which $6,952 relate to two mortgage loans held by the Fund. For one of these loans, the allowance for credit loss recorded against the principal balance as of December 31, 2009 was in excess of the modification fees earned for the year ended December 31, 2009. As of December 31, 2009, $3,191 is payable from the Fund to the Manager for these fees. Pursuant to the operating agreement, the Manager has earned these fees and is due immediate payment, however, the Manager has elected to collect amounts due only to the extent it needs operating cash flow. This accommodation has minimized the immediate cash needs of the Fund and postponed the possible forced sale of assets.

In accordance with the terms of the Fund’s operating agreement, the Manager is entitled to an annual fee, payable monthly, for managing the Fund equal to 0.25% of the monthly Fund earning assets. The Manager earned management fees of $968, $1,139 and $575 for the years ended December 31, 2007, 2008 and 2009, respectively. Amounts due from the Fund related to management fees totaled $106 and $55 at December 31, 2008 and 2009, respectively. In addition, the Manager is entitled to 25% of late fees or penalties for a defaulted loan or any net proceeds from the sale of a foreclosed asset after payment to the Fund of its principal and interest due in connection with the loan associated with the foreclosed asset. For the years ended December 31, 2007, 2008 and 2009, the Manager received fees totaling $101, $401 and $0 respectively, under the terms of this provision, which is included in Management fees and gains — IMH Secured Loan Fund, LLC in the accompanying consolidated statements of earnings.

In September, 2007, the Manager advanced $225 to the Fund for the assignment of an insurance settlement. The amount was repaid in January 2008.

The Manager has expended various amounts on behalf of the Fund for the support of the asset management department which works almost exclusively on defaulted and foreclosed loans and related assets.

Additionally, the Manager paid certain professional fees on behalf of the Fund. The Manager recorded an account receivable of $674 as of December 31, 2008 from the Fund for the reimbursement of these expenditures. These amounts were paid by the Fund in March 2009.

Beginning in the fourth quarter of 2008, Holdings paid certain organizational costs of the SWI Fund. These costs, which are reimbursed to Holdings as investments in the SWI Fund, are obtained at a rate of 0.5% of all capital contributions and the principal balance of all senior notes of the SWI Fund. Total costs

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 4 — RELATED PARTY ACTIVITY AND LINE OF CREDIT  – (continued)

incurred and paid on behalf of the SWI Fund are $735, of which $52 was considered earned at December 31, 2009. The Manager recorded an allowance against the deferred organizational costs balance of $340. Accordingly, as of December 31, 2009, Holdings has recorded a net receivable from the SWI Fund of $358 for these organizational costs, which is shown as due from Strategic Wealth & Income Fund, LLC on the accompanying consolidated balance sheet.

As part of the organization of Holdings, the Manager paid $166 on behalf of Holdings as of December 31, 2008, which is included in other assets on the accompanying consolidated balance sheet. The amount will be reimbursed to the Manager as proceeds from the new fund offering are received.

At December 31, 2009, the Manager has a promissory note and loan fees due from the Fund. In addition, the Manager owes the Fund amounts under the promissory note describe above. The Manager believes the net amount is fully collectable from the Fund.

As previously described in Note 3 — Summary of Significant Accounting policies, gains are allocated to Holdings based on 20% of the SWI Fund’s earnings after non-Manager members have achieved an annual cumulative preferred return of 8%. However, upon liquidation of the Fund, Holdings may be required to repay all, or a portion, of these amounts to the extent that non-Manager members do not achieve their required returns. As of December 31, 2009, Holdings has been allocated $31 of earnings based on the SWI Fund’s performance. However, as allocated earnings are subject to adjustment, these earnings have not been included in the accompanying consolidated statement of earnings.

The following is a summary of related party activity:

	December 31,
	2008	2009
Balance sheet:
Due from IMH Secured Loan Fund, LLC:
Promissory note 5% plus Prime due	$—	$1,621
Loan fees	—	3,191
Expense reimbursements	—	83
Management fee and other items	780	55
Total due from IMH Secured Loan Fund, LLC:	$780	$4,950
Due to IMH Secured Loan Fund, LLC:
Promissory note, 10% due September 30, 2011	$2,471	$1,367
Due from Strategic Wealth & Income Fund, LLC:
Advances for organization costs	$—	$358

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 4 — RELATED PARTY ACTIVITY AND LINE OF CREDIT  – (continued)

Statement of earnings:	Years ended December 31,
Management fees and gains:	2007	2008	2009
IMH Secured Loan Fund, LLC
Management fees	$968	$1,139	$575
Default interest and penalties	101	401	—
Strategic Wealth & Income Fund, LLC
Management fees	—	—	190
Total management fees and gains	$1,069	$1,540	$765

Loan Purchases and Resales

During the year ended December 31, 2007, the Manager purchased and resold loans to the Fund totaling $10,118 and $14,555, respectively. There were no gains or losses on these transactions. The Manager did not purchase or resell any loans to the Fund during the years ended December 31, 2008 or 2009.

Line of Credit

The Manager maintains a line of credit with a bank, which has a borrowing capacity of $2,520 at December 31, 2009. The line of credit expires on April 1, 2010, unless extended. Borrowings under the line of credit bear interest at Prime plus 1.5%, or a minimum of 5.5%, per annum (5.50% as of December 31, 2009). Interest paid on the line of credit was $174, $184 and $163 for the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2009, the Manager had utilized $1,608 under the line of credit. In April 2009, the Manager borrowed $6,000 under the line of credit, which was simultaneously advanced to the Fund under a promissory note due October 5, 2009, with interest at Prime plus 5% per annum. The note was extended to April 1, 2010. The note is collateralized by certain loans owned by the Fund. As of December 31, 2009, the Fund owes the Manager $1,621 which is recorded on the accompanying consolidated balance sheet.

The line of credit is personally guaranteed by the chief executive officer of the Manager.

In conjunction with the line of credit, the Manager pays commitment and usage fees to its chief executive officer for his personal guarantee. The Manager paid commitment and usage fees to the chief executive officer totaling $129, $41 and $50 for the years ended December 31, 2007, 2008 and 2009, respectively.

NOTE 5 — BROKER DEALER COMMISSIONS

Since inception of the Fund, membership units of the Fund were offered through the Manager and its executive officers, none of whom receive any direct compensation or remuneration for such sales, and through a network of licensed broker-dealers and their respective registered representatives. Any sales commissions or other forms of remuneration paid to broker-dealers or their respective registered representatives in connection with the sale of units were paid by the Manager. Generally, the relevant broker-dealer selling agreements provide for a 2% selling commission and a 25–50 basis point trailing commission, which is an annual commission paid on the balance of units sold by a broker-dealer or its registered representatives that are outstanding at each anniversary of the initial issuance of the units. Such costs were expensed as period costs in the Manager’s statement of operations.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 5 — BROKER DEALER COMMISSIONS  – (continued)

For the years ended December 31, 2007, 2008 and 2009, the Manager’s brokerage commission expense was $6,145, $5,389 and $0, respectively. At December 31, 2008, the Manager had $837 in broker dealer commissions recorded on the consolidated balance sheets.

Although new member investments in the Fund have been suspended, the trail commission payable to brokers for Fund member capital that remains in the Fund was to continue until the Fund was terminated. Effective August 1, 2009, the agreements with broker dealers representing approximately 97% of the Fund’s committed capital were amended such that the applicable broker dealers agreed to forgo the “trail” commission and receive in its place a pro rata portion of 50% of the amount due to the Manager for the Manager’s 25% of late fees, penalties and any net proceeds from the sale of a foreclosed asset, after payment to the Fund of its principal and interest due in connection with the loan associated with the foreclosed asset. Management has concluded that future liability for these payments is remote. Accordingly, a liability for payment of these commissions has not been recorded in the accompanying consolidated balance sheet.

NOTE 6 — NOTES AND INTEREST RECEIVABLE

In October 2008, the Manager made a $303 loan to a third party, secured by deeds of trust on various parcels of real estate. The note bears interest at 12% and matured on September 19, 2009. For the years ended December 31, 2008 and 2009, the Manager earned interest of $10 and $36, respectively, under this note. In the judgement of the Manager, it is unlikely that the entire amount of the loan will be collected, therefore, $253 of the amount was charged off during the year ended December 31, 2009 and is included in other costs and expenses in the accompanying consolidated statement of earnings.

Prior to 2007, certain property that the Manager obtained through foreclosure was sold to a third party. The sale required no cash investment by the buyer. The Fund made a loan to the buyer which was secured by a first position deed of trust. This loan was amended in October 2007, and the buyer paid the Manager a 2.5% fee and entered into a note for $482 which matured on January 31, 2008 and was secured by a second deed of trust. The note bore interest at Prime plus 4.5% per annum but not less that 12.25% per annum. Interest income on this note was $77 and $15 for the years ended December 31, 2007 and 2008, respectively. In the judgment of the Manager, it is unlikely that this loan will be collected and the loan principal plus accrued interest was charged off during the year ended December 31, 2008. The total bad debt charge of $512 is included in other costs and expenses in the accompanying consolidated statement of earnings for the year ended December 31, 2008.

In September 2007, in conjunction with a loan from the Fund to a third party, the Manager received a $2,500 promissory note for related loan origination, processing and other fees. The note matured September 27, 2008. The note bore interest at 12% per annum with interest accruing and compounding monthly, due and payable at maturity. The note was secured by deeds of trust, assignments of rents, security agreements and fixture filings. Interest income on this note was $76 and $78 for the years ended December 31, 2007 and 2008, respectively. The entire amount of the loan plus accrued interest was collected on December 31, 2008.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 6 — NOTES AND INTEREST RECEIVABLE  – (continued)

During 2008, in conjunction with various loans from the Fund to third parties, the Manager recorded deferred loan modification and other fees of $881 that were payable upon payoff of the related loans. In the opinion of management, these fees were not collectable and the total amount of the fees was charged off during the year ended December 31, 2008. The total charge of $881 is included in other costs and expenses in the accompanying consolidated statement of earnings for the year ended December 31, 2008.

NOTE 7 — REAL ESTATE HELD FOR SALE

In January 2007, the Manager foreclosed on the real property collateral securing a mortgage note. The property is currently listed for sale. Based upon appraisals, impairment charges of $108 and $26 have been recorded for the years ended December 31, 2008 and 2009, respectively. These charges are included in other costs and expenses on the accompanying consolidated statement of earnings.

NOTE 8 — CASH SURRENDER VALUE OF LIFE INSURANCE, LIFE INSURANCE POLICY LOANS, INSURANCE COVERAGE AND LIFE INSURANCE

The Manager is the beneficiary of corporate-owned life insurance, or COLI, policies on its stockholders with net cash surrender values of $148 and $0 at December 31, 2008 and 2009, respectively.

The policies were acquired to partially fund the buyout of stockholder stock in the event of death, and were structured to provide cash flow (primarily tax-free) over an extended number of years. Under provisions set forth by the Manager’s board of directors, upon death of either stockholder the insurance proceeds will be available to the Manager to fund the purchase of the deceased stockholder’s stock and provide working capital.

A summary of life insurance related activity follows:

	December 31,
	2008	2009
Components of net cash value:
Total cash surrender value	$1,956	$—
Less policy loans and interest	(1,808)	—
Net cash surrender value of life insurance policies	$148	$—
Life insurance – activity summary for period:
Balance at the beginning of period	$90	$148
Premiums paid	2,056	—
Life insurance expense, net	(190)	(82)
Life insurance policies sold	—	(66)
Loans on life insurance policies	(2,337)	—
Repayments on life insurance loans	529	—
Change in net cash value of life insurance	58	(148)
Balance at the end of the period	$148	$—
Insurance benefits in force	$46,027	$—

In June 2009, the Manager sold the policies for $66, the amount of the cash surrender value at that date.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 8 — CASH SURRENDER VALUE OF LIFE INSURANCE, LIFE INSURANCE POLICY LOANS, INSURANCE COVERAGE AND LIFE INSURANCE  – (continued)

At the time of purchase, these policies were expected to be distributed to the stockholders and, accordingly, the total premiums during 2007 of $500 were charged as owner distributions in 2007. In 2008, the board of directors of the Manager determined that such policies would not be distributed. Insurance expense totaled $15, $190 and $82 for the years ended December 31, 2007, 2008 and 2009, respectively.

In addition to the life insurance policies described above, the Manager has various other insurance policies on other selected members of the Manager’s management team, including an additional $13,000 on the life of the stockholders. These policies are for various amounts, are term life and disability insurance and are for the benefit of the Manager. Expenses related to these policies totaled $18, $28 and $2 for the years ended December 31, 2007, 2008 and 2009, respectively.

NOTE 9 — OTHER ASSETS

A summary of other assets follows:

	December 31,
	2008	2009
Total software development expenditures	$2,387	$2,602
Development costs put into service	(670)	(1,136)
Taken out of service and written off, net:
Software development charge	—	470
Operating Expenses	—	37
Charged to earnings since inception	(1,358)	(1,865)
Net carrying value of software development	359	108
Other assets	192	127
Total other assets	$551	$235

The Manager has undertaken various comprehensive information technology initiatives with respect to its accounting, loan management, and member management software applications over the last several years. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by the Manager with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. The Manager periodically evaluates the status and assesses the suitability of each proposed software application, which has resulted in changes in the selection of such systems. In connection with this periodic assessment, the Manager recorded charges to earnings totaling $1,865 in the three years and twelve months ended December 31, 2009, to write down such software development costs to its fair value. The Manager’s net carrying value of these software development costs at December 31, 2008 and 2009, was $359 and $108, respectively, and is included in other assets in the accompanying consolidated balance sheets. During 2009, $466 of software costs had been placed in service and are being depreciated over their respective useful lives. During 2009, $507 of previously capitalized software was written off. Once the remaining costs are placed in service, these costs will be transferred to property and equipment, and depreciation of the costs will commence. The Manager expects such systems to be placed in service in 2010.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 10 — VARIABLE INTEREST ENTITY (“VIE”)

In February 2009, the Manager advanced $1.5 million to Holdings for working capital. This amount was evidenced by an unsecured promissory note bearing interest at 10% per annum. As of December 31, 2009, Holdings owes the Manager $498 under this note. These amounts have been eliminated in the consolidation.

The following summarizes the Manager’s total consolidated VIE assets and liabilities, by classification in the consolidated balance sheet as of December 31, 2009:

ASSETS
Cash and cash equivalents	$10
Due from IMH Secured Loan Fund, LLC	37
Due from Strategic Wealth & Income Fund, LLC	358
Other assets, net	35
Investment in Strategic Wealth & Income Fund, LLC	25
TOTAL ASSETS	$465
LIABILITIES
Accounts payable – trade	$48
Accrued payroll, bonuses and related taxes	22
Senior notes payable to investors	101
TOTAL LIABILITIES	$171

NOTE 11 — PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2008 and 2009 consist of the following:

	December 31,
	2008	2009
Furniture	$1,132	$1,135
Leasehold improvements	918	934
Computer and communication equipment	428	433
Automobile	32	32
Office equipment	136	99
Internet software	106	106
Loan management software	564	—
Fund member software	—	425
Other software	131	134
Wall art	28	28
Total	3,475	3,326
Less accumulated depreciation and amortization	(782)	(1,308)
Property and equipment, net of accumulated depreciation and amortization	$2,693	$2,018

Depreciation and amortization expense on property and equipment was $236, $416 and $677 for the years ended December 31, 2007, 2008 and 2009, respectively.

In September 2009, the Manager wrote off $564 of previously capitalized software as the software was deemed no longer usable by the Manager. Depreciation has been taken on the software of $19 and $75

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 11 — PROPERTY AND EQUIPMENT  – (continued)

during the years ended December 31, 2008 and 2009, respectively. The net book value of the software written off, $470 was charged to operations and is included in software development charges in the consolidated statement of earnings.

NOTE 12 — LEASE COMMITMENTS

Effective July 1, 2008, the Manager contracted to sublease 85,075 square feet of additional office space in Scottsdale, Arizona. The lease term is from June 1, 2008 until June 19, 2017. Effective April 30, 2009, the sublease agreement was amended to reduce the leased square footage from 85,075 square feet to 28,238 square feet. The lease payments include the use of all of the tenant improvements and various computer related equipment. The Manager moved into this space in September 2008. Rent expense was $257 and $747 for the years ended December 31, 2008 and 2009, respectively, and is included in operating expenses in the accompanying consolidated statement of earnings. All rental obligations for the reduced square footage have been paid as of April 30, 2009. The Manager is currently paying 50% of the monthly rental. Rents currently due and payable to the lessor total $163 as of December 31, 2009, and are included in accounts payable – trade in the accompanying consolidated balance sheet.

In connection with the amendment of the sublease, the Manager agreed to pay a fee of $650, with $200 being paid upon execution and $450 being paid on a monthly basis over 48 months, commencing June 1, 2009, with interest at 8% per annum. The $450 obligation has been personally guaranteed by the chief executive officer of the Manager. As of December 31, 2009, the remaining obligation on the commitment is $393. Interest of $20 for the year ended December 31, 2009, is included in interest expense on the accompanying consolidated statement of operations. The total fee of $650 is included in other costs and expenses in the accompanying consolidated statement of earnings for the twelve months ended December 31, 2009.

Future minimum lease payments under the amended sublease agreement are as follows:

Years ended	Amount
2010	$897
2011	734
2012	734
2013	741
2014	762
Thereafter	1,874
Total	$5,742

In addition, the Manager has other non-cancelable operating leases, the most significant of which is for its previous office space which expires in 2010 with no option to renew. Rent expense under these leases totaled $275, $412 and $220 for the years ended December 31, 2007, 2008 and 2009, respectively. Total future lease obligations under these leases are $364.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 12 — LEASE COMMITMENTS  – (continued)

In October 2008, the Manager entered into an agreement to sublease a portion of its previous office space through August of 2010. The remaining future lease obligation under this lease is $227, which is offset by remaining future lease income of $115 for a net lease commitment of $112.

Effective September 15, 2008, the Manager moved into new headquarters. As noted above, existing space relating to a portion of previous leased premised has been sublet. Since the space has been vacated, the Manager took a charge to earnings for the net present value of the net future lease commitments totaling $200. The total amount of the charge is included in other costs and expenses in the accompanying consolidated financial statements for the year ended December 31, 2008.

NOTE 13 — STOCK APPRECIATION RIGHTS PLANS

In June 2007, the board of directors of the Manager approved two programs to grant up to 2,000,000 stock appreciation rights units, or SAR’s units, to certain key employees under the Key Employee Plan and management under the Executive Management Plan (collectively, the SARs Plans). Full vesting in the Key Employee Plan occurred on December 31, 2008, while shares in the Executive Management Plan vest 20% at December 31, 2008, and 20% on each successive December 31, until fully vested on December 31, 2011. The SAR’s Plans permit the Manager to issue SAR’s to settle in cash based upon the achievement of certain performance targets. All grants of stock appreciation rights under the SAR’s Plans must be approved by the Board of Directors.

The following is a summary of SAR’s units issued under the SAR’s plans from inception through December 31, 2009:

	Key Employee	Executive Management
Number of SAR's Units:
Balance, December 31, 2006	—	—
Granted during the period	146,704	65,556
Exercised during the period	—	—
Forfeited during the period	44,104	4,444
Balance, December 31, 2007	102,600	61,112
Granted during the period	—	—
Exercised during the period	—	—
Forfeited during the period	—	11,111
Balance, December 31, 2008	102,600	50,001
Granted during the period	—	—
Exercised during the period	—	—
Forfeited during the period	—	6,667
Balance, December 31, 2009	102,600	43,334

The total cost of each stock appreciation right is measured at the date of grant using a formula as described in the SAR’s plan documents. The intrinsic value of all SAR’s units issued was deemed to be approximately $45. The Manager had recognized $45 in equity-based compensation expense under the SAR’s Plans during the year ended December 31, 2007.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 13 — STOCK APPRECIATION RIGHTS PLANS  – (continued)

However, the Manager has experienced minimal profits in 2008 and 2009 and any future profits are uncertain. Accordingly, the SAR’s units are deemed to have no value as of December 31, 2009 and the equity-based compensation of $45 expensed in 2007 was reversed during the year ended December 31 2008, and the Manager has $0 liability under the SAR’s agreement at December 31, 2009.

NOTE 14 — NOTES PAYABLE TO STOCKHOLDERS

At December 31, 2008 and 2009, the note outstanding to stockholders totaled $387 and $0, respectively. The note bears interest of 10% per annum and interest expense totaled $44, $22 and $27 for the years ended December 31, 2007, 2008 and 2009, respectively. The note was paid in full in October 2009. A stockholder used $420 of the payment to re-invest in Holdings.

NOTE 15 — OTHER COSTS AND EXPENSES

A summary of other costs and expenses follows:

	Years ended December 31,
	2007	2008	2009
Sublease buy out fee	$—	$—	$650
Sublease charges	—	200	—
Dispute settlement	—	496	—
Bad debts	200	1,393	253
Other	—	108	(61)
Total other costs and expenses	$200	$2,197	$842

In July 2008, the Manager entered into a settlement agreement with a consultant that provided services under its consulting and resource fee agreements as discussed in Note 4 above. In exchange for a payment of $496 the consultant released the Manager of all claims, known or unknown, arising from all transactions regarding the consulting and resource fee agreement. The settlement is included in other costs and expenses on the accompanying consolidated statement of earnings for the year ended December 31, 2008.

NOTE 16 — MARKETING AND ADVERTISING EXPENSE

Marketing and advertising expenses are expensed as incurred. Marketing and advertising expense totaled $394, $889 and $9 for the years ended December 31, 2007, 2008 and 2009, respectively.

NOTE 17 — PROFIT SHARING AND 401(k) PLAN

In 2005, the Manager established a profit sharing plan which was terminated in April 2007 and replaced with an employee 401(k) benefit plan.

The 401(k) plan covers all employees and the Manager matches pre-tax employee contributions up to 80% of 5% of salary during each pay period. Matching contributions are 100% vested for 2007 under “safe harbor” rules established by the Internal Revenue Service. The Manager matching contribution expense for the years ended December 31, 2007, 2008 and 2009, were $54, $164 and $9, respectively.

Effective January 31, 2009, the 401(k) plan has been transferred to Holdings.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 18 — COMMON STOCK

As of December 31, 2006, the Manager had authorized 1,000,000 shares of common stock with 400 shares issued and outstanding. On January 16, 2007, the Manager executed restated articles of incorporation for the Manager in which the total authorized shares of common stock was increased from 1,000,000 to 20,000,000. In June 2007, the board of directors of the Manager approved a 25,000 to one stock split for stockholders of record as of June 30, 2007. With the 400 shares issued and outstanding prior to that date, the number of shares issued and outstanding was increased to 10,000,000 shares. All share amounts have been retroactively adjusted as if this stock split had occurred on January 1, 2006. The outstanding shares are owned 75% by the chief executive officer of the Manager and 25% by the president of the Manager.

On September 1, 2009, the Manager’s chief executive officer and president committed to transfer 10% of their ownership in the Manager, 5% to the chief financial officer of the Manager and 5% to two senior employees of a subsidiary of Holdings. This transfer of ownership interests in Manager is subject to regulatory approval. As of December 31, 2009, regulatory approval of the ownership change has not been received, therefore, the ownership transfer in the Manager is not considered granted.

Also on September 1, 2009, the chief executive officer, president and chief financial officer of the Manager granted membership interests in Holdings to two senior employees of a subsidiary of Holdings. As of December 31, 2009, a total receivable of $3 has been recorded in other assets in the accompanying balance sheet for these employees’ contributions for the ownership interests granted in Holdings. Accordingly, no compensation expense was recorded in connection with the issuance of these membership interests. As a result of this equity issuance, at December 31, 2009, the outstanding membership interests of Holdings were owned 67.5% by the chief executive officer of the Manager, 22.5% by the president of the Manager, 5% by the chief financial officer of the Manager and 5% by the two other senior employees of a subsidiary of Holdings.

On October 2, 2009 the president purchased additional membership units in Holdings to bring his ownership level to that equal to the chief executive officer; each now having a 45% ownership of Holdings. Ownership interests of the remaining three members did not change.

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 19 — ECONOMIC DEPENDENCE

For the year ended December 31, 2007, the Manager had fee income from two borrowers that each represented 11% of total revenue. For the year ended December 31, 2008, the Manager had fee income from two distinct borrowing entities (with common ownership) that represented 32%. The nature of the mortgage business is such that large fees can often times be generated by a few projects. In 2009, three projects generated 75% of the total revenue of the Manager. As a result, the Manager is deemed to have been economically dependent upon these projects for its revenue during the year ended December 31, 2009. However, it is not anticipated that these projects will provide a recurring revenue stream for the Manager beyond 2009, and therefore, we do not anticipate being economically dependent on these projects in the foreseeable future. Future revenue cannot be determined with certainty and is largely dependent upon the economic recovery in the mortgage markets, the nature and extent of additional projects that we may choose to fund on behalf of the Fund, and as such, we are generally not economically dependent upon the same projects beyond a one year period.

As discussed in the summary of significant accounting policies, substantially all revenue earned by the Manager arises from loans originated or modified on behalf of the Fund.

NOTE 20 — COMMITMENTS AND CONTINGENCIES

The Operating Agreement between the Manager and the Fund is for the Fund’s life. Only under specified circumstances and with the vote of a majority of Fund members can the Manager be replaced as manager.

Under the Operating Agreement, the Manager is responsible for substantially all Fund operating expenses but not specified direct expenses as defined therein. Prior to October 2008, the Manager voluntarily paid certain of these direct expenses. As of October 1, 2008, the Manager discontinued paying certain direct expenses including public reporting and income tax compliance costs.

The Manager and its affiliates are subject to oversight by various state and federal regulatory authorities, including, but not limited to, the Arizona Corporation Commission (“ACC”), the Arizona Department of Revenue, the Arizona Department of Financial Institutions (Banking), the United States Securities and Exchange Commission (“SEC”) and the Internal Revenue Service (“IRS”).

In December 2004, and via several supplemental requests thereafter, the ACC requested certain information pertaining to the Manager and the Fund. The Manager responded to the requests made by the ACC. Between 2005 to July 2009, the ACC did not have any contact with the Manager or the Fund. In July 2009, the ACC requested information concerning certain affiliates of the Company. The Manager provided testimony and documentation in response to this request, and, in December 2009, the Manager was informed by the ACC that the investigation was closed and no further inquiry is anticipated. The Manager was never informed of, or able to ascertain, the specific nature or substance of the inquiry.

The Manager believes that the Manager and its affiliates have been, and currently are in, material compliance with laws and regulations that govern its operations and those of the Fund, and that the Manager and the Fund are and have been in material compliance with the Operating Agreement. However, there can be no assurance that the ACC or others will not assert otherwise, that the ACC will not seek to impose fines, limitations or prohibitions relating to the Manager’s or its affiliates’ business activities, or other remedies,

INVESTORS MORTGAGE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2008 and 2009

(Dollar Amounts in Thousands, except share data)

NOTE 20 — COMMITMENTS AND CONTINGENCIES  – (continued)

any of which could harm our operations. Further, even if that is not the case, the Manager or its affiliates, including us, may incur significant legal and other defense costs with respect to this matter.

The income tax returns of the Companies have not been examined by taxing authorities and all statutorily open years remain subject to examination.

The Manager is involved in litigation in the ordinary course of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the Manager’s financial position, results of operations, or liquidity. Accordingly, no provision has been made in the accompanying consolidated financial statements for losses, if any, that might result from the ultimate resolution of these matters.

Subsequent to December 31, 2009, a claim was filed against the Company in connection with certain professional services rendered in fiscal 2004. The plaintiff is seeking a settlement of approximately $200,000. The Company believes that this claim is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined as this litigation is in the preliminary stages of discovery. However, in management’s opinion, the likelihood of a material adverse outcome is remote. Accordingly, adjustments, if any that might result from the resolution of this matter have not been reflected in the accompanying financial statements.

ANNEX A

AGREEMENT AND PLAN OF CONVERSION AND CONTRIBUTION

by and among

IMH SECURED LOAN FUND, LLC
INVESTORS MORTGAGE HOLDINGS, INC.
IMH HOLDINGS, LLC
SHANE C. ALBERS
WILLIAM MERIS
STEVE DARAK
BRIAN PETERSON
RYAN MURANAKA

Schedules and Exhibits:

Schedule C — Equity Interests

Exhibit 1.4(a) — Certificate of Incorporation

Exhibit 1.4(b) — Bylaws

Exhibit 1.5 — Directors and Officers

Schedule 2.5 — Issuance of Class B-3 Common

Schedule 4.1(b) — Equity Interests in Manager

Schedule 4.1(g) — Governmental Authority Issues

Schedule 4.2(f) — Governmental Authority Issues

Schedule 4.4(f) — Governmental Authority Issues

Schedule 4.5(f) — Governmental Authority Issues

CONVERSION PLAN

THIS AGREEMENT AND PLAN OF CONVERSION AND CONTRIBUTION (this “Agreement”), is made as of May 5, 2010, by and among (i) IMH Secured Loan Fund, LLC, a Delaware limited liability company (the “Fund”), (ii) Investors Mortgage Holdings, Inc., an Arizona corporation (the “Manager”), (iii) IMH Holdings, LLC, an Arizona limited liability company (“Holdings”), (iv) Shane C. Albers (“Albers”), (v) William Meris (“Meris”), (vi) Steve Darak (“Darak”), (vii) Brian Peterson (“Peterson”), and (viii) Ryan Muranaka (“ Muranaka,” and together Albers, Meris, Darak and Peterson, each an “Investor” and collectively, the “Investors”).

THE PARTIES ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS.

A.  The board of directors of the Manager and the members of Holdings deem it advisable and in the best interests of each entity and its members or stockholders that the Fund convert to a corporate form pursuant to which the Conversion (as defined below) and the Contribution (as defined below) shall occur.

B.  The Manager has approved this Agreement, the conversion of the Fund into a Delaware corporation named IMH Financial Corporation (the “Corporation”) pursuant to which the Units (as defined below) shall be exchanged for Restricted Common Stock (as defined below) and the SARs (as defined below) shall be cancelled in exchange for the issuance of Class B-3 Common (as defined below) (the “Conversion”) and the other transactions contemplated by this Agreement, and has determined that the Conversion and this Agreement are advisable and in the best interests of the Fund and the members of the Fund (the “ Members”) and has also determined to recommend to the Members the adoption of this Agreement, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and the General Corporation Law of the State of Delaware (the “Corporation Law”).

C.  Each Investor desires to contribute to the Corporation (collectively, the “Contribution”) any and all equity interests or rights to receive equity interests (whether granted by the Manager, Holdings, the Corporation or another Investor) in each of the Manager and/or Holdings held by them as set forth opposite such Investor’s name on Schedule C hereto (collectively, the “Equity Interests”) in exchange for the issuance by the Corporation of that number of shares of Class B-3 Common or B-4 Common (as defined below), in each case as set forth opposite such Investor’s name on Schedule C hereto (collectively, the “Securities”), and the Corporation desires to acquire and accept the Equity Interests and issue the Securities in exchange therefor.

D.  The parties intend that the Conversion and the Contribution and the issuance of the Securities shall be undertaken as part of an integrated transaction and that the transaction shall be treated for tax purposes as part of an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

E.  The parties intend for this Agreement to terminate, replace and supersede in all respects that certain Agreement and Plan of Merger, dated as of February 11, 2010, by and among the Fund, IMH Financial Corporation, the Manager and its stockholders and Holdings and its members.

NOW, THEREFORE, in consideration of the representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE CONVERSION

1.1 The Conversion.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and the Corporation Law, at the Effective Time (as defined below), the Fund shall convert into the Corporation. As a result of the Conversion, the separate corporate existence of the Fund shall cease and the Corporation shall continue as the surviving corporation after the Conversion (the “Surviving Corporation”).

1.2 Closing.  The closing of the Conversion and the Contribution (as defined below) (the “Closing”) shall take place on the date on which all of the conditions set forth in Article VI are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time), at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111, at 6:00 a.m. local time, or at such other date, time or place as the parties hereto shall agree to in writing (the date of the Closing being referred to as the “Closing Date”). On the Closing Date, the Corporation shall cause the Conversion to be consummated by filing a certificate of conversion relating to the Conversion (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the LLC Act and the Corporation Law (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3 Effect of the Conversion.  At the Effective Time, the effect of the Conversion shall be as provided in the appropriate provisions of the LLC Act and the Corporation Law. Without limiting the generality of the foregoing, at the Effective Time, the IMH Secured Loan Fund LLC Restated Limited Liability Operating Agreement (the “Operating Agreement”) shall terminate and cease to exist, all the property, assets (including, without limitation, all mortgage loans), rights, privileges, powers and franchises of the Fund shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Fund (including, without limitation, the Surviving Corporation shall indemnify and hold harmless the Manager and its affiliates of the Manager which performed services for the Fund in respect of any loss or liability suffered by the Manager in such capacity as Manager, subject to the limitations in the Operating Agreement) shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a)  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read substantially as set forth in Exhibit 1.4(a) attached hereto (the “Certificate of Incorporation”).

(b)  At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read substantially as set forth in Exhibit 1.4(b) attached hereto (the “Bylaws”), and shall be adopted as such by the board of directors of the Corporation.

1.5 Directors and Officers.  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals set forth on Exhibit 1.5 attached hereto. The Fund and, after the Effective Time, the Surviving Corporation and its board of directors shall take such actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Surviving Corporation.

ARTICLE II

EFFECT ON THE MEMBERSHIP UNITS OF THE FUND

2.1 Conversion of Units.  At the Effective Time, by virtue of the Conversion and without any action on the part of the Fund or the Corporation, the issued and outstanding membership units of the Fund (the “Units”) shall be converted as follows:

(a) Conversion Generally.  Subject to Section 2.2(e), each Unit issued and outstanding immediately prior to the Effective Time (other than any Units to be cancelled pursuant to Section 2.1(b) and any Units that would be converted into fractional shares in accordance with Section 2.2(e)) shall be converted into the right to receive either (i) if a holder of any Units (a “Holder”) so elects pursuant to the terms of Section 2.2(b), or if no election is made by a Holder, a combination of (A) 57 validly issued, fully paid and nonassessable shares of Class B-1 Common Stock, par value $0.01 per share of the Corporation (the “Class B-1 Common”), (B) 57 validly issued, fully paid and nonassessable shares of Class B-2 Common Stock, par value $0.01 per share of the Corporation (the “Class B-2 Common”) and (C) 116.3419 validly issued, fully paid and nonassessable shares of Class B-3 Common Stock, par value $0.01 per share of the Corporation (the “Class B-3 Common” and together with the Class B-1 Common and the Class B-2 Common, the “Class B Common”); or (ii) if a Holder makes such an election pursuant to the terms of Section 2.2(b) hereof, 230.3419 validly issued, fully paid and nonassessable shares of Class C Common Stock, par value $0.01 per share of the Corporation (the “Class C Common” and together with the Class B Common Stock, the “Restricted Common Stock”) in each case with and subject to the applicable terms and conditions set forth in the Certificate of Incorporation (the shares of Restricted Common Stock so issued, the “Conversion Consideration”). At the Effective Time, all such Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificate previously representing any such Unit shall thereafter represent the right to receive the Conversion Consideration payable in respect of such Units pursuant to the terms hereof.

(b) Cancellation of Treasury Units.  Any Unit held in treasury by the Fund and each Unit, if any, owned by any wholly-owned subsidiary of the Fund immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

2.2 Exchange of Securities.

(a) Custodian.  The Corporation shall cause a bank or trust company designated by the Corporation (the “Custodian”) to serve as an exchange agent for purposes of the Conversion pursuant to the terms of this Agreement, the Certificate of Incorporation and such other documents or agreements as the Custodian may require. All shares of Restricted Common Stock issued pursuant to this Section 2.2 shall be held by the Custodian for the benefit of the applicable Holders or otherwise held in book-entry form subject to the transfer restrictions set forth in the Certificate of Incorporation in the records maintained by the transfer agent until such time as such shares of Restricted Common Stock are converted into shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”), any other terms related to such release are satisfied and the Custodian is instructed to release them.

(b) Exchange Procedures.  Prior to the Effective Time, the Corporation (or the Custodian at the direction of the Corporation) shall mail to each Holder of record a consent (a “Consent”) which shall offer each Holder the opportunity to irrevocably elect whether to receive either Class B Common, Class C Common or a combination thereof in exchange for such Holder’s Units in the manner provided in Section 2.1 (provided that if no such election is made within the time period set forth in the Consent, the

Holder shall be deemed to have elected to receive only Class B Common pursuant to Section 2.1 in exchange for all Units held by such Holder). Upon surrender of a Consent, properly completed and duly executed, and such other documents as may be reasonably required pursuant to the instructions contained therein, such Holder shall be entitled to receive in exchange therefor the shares of the class of Restricted Common Stock elected by such Holder payable in respect of such Holder’s Units and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c) Distributions With Respect to Unexchanged Shares of Restricted Common Stock.  No dividends or other distributions declared or made with respect to shares of Restricted Common Stock, with a record date after the Effective Time, shall be paid to the Holder of any unsurrendered Units, unless and until the Holder of such Units shall have complied with Section 2.2(c) in a manner that properly transfers such Units. Subject to the effect of abandoned property, escheat or other applicable laws, following compliance with Section 2.2(c) in a manner that properly transfers such Units, there shall be paid to the Holder thereof, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to the Restricted Common Stock issuable in exchange for such Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such Units.

(d) Further Rights in Units.  The Conversion Consideration issued upon conversion of a Unit in accordance with the terms of this Agreement and any dividends or other distributions with a record date at or after the Effective Time to which each Holder is entitled, in each case, without any interest thereon, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Unit.

(e) Fractional Shares.  In the event that the application of the conversion procedures set forth in Section 2.1(a) or the formula in Section 2.5 would result in the issuance of fractional shares of a class or series of Restricted Common Stock, the following steps shall be followed: (i) first, all fractional shares of each series or class of Restricted Common Stock otherwise issuable to each Holder shall be aggregated for such Holder and any resulting whole number of shares of such series or class, as applicable, shall be issued to such Holder, (ii) second, to the extent any fractional shares of one or more series of Class B Common or of Class C Common would be issuable to a Holder following the application of clause (i), all such fractional shares shall be combined as a single class, and to the extent the sum of such fractional shares of Class B Common or of Class C Common, as applicable, is greater than one, an additional share of Class B-3 Common (with respect to Class B Common) or Class C Common (with respect to Class C Common), as applicable, shall be issued to such Holder in respect of each such whole share. After application of the immediately preceding sentence, no certificates or scrip representing fractional shares of any class or series of Restricted Common Stock shall be issued in exchange for Units, but in lieu thereof (A) each Holder of Units who would otherwise be entitled to a fraction of a share of the applicable class and series of Restricted Common Stock greater than or equal to 0.5 shall receive an additional share of Class B-3 Common (with respect to Class B Common) or Class C Common (with respect to Class C Common), as applicable, as consideration for such fractional interest upon surrender of such Holder’s Units, and (B) each Holder of Units who would otherwise be entitled to a fraction of a share of the applicable class and series of Restricted Common Stock less than 0.5 shall forfeit such fractional interest and receive no consideration in respect thereof.

(f) No Liability.  Neither the Fund nor the Surviving Corporation shall be liable to any Holder for the Conversion Consideration (or dividends or distributions with respect thereto) or any cash amounts delivered to a public official pursuant to any abandoned property, escheat or other applicable law.

2.3 Unit Registry.  At the Effective Time, the list of holders of Units of the Fund shall be closed and thereafter there shall be no further registration of transfers of Units theretofore outstanding on the records of the Fund. From and after the Effective Time, the Holders of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units except as otherwise provided in this Agreement or the Bylaws. On or after the Effective Time, any Units transferred to the Custodian or the Surviving Corporation for any reason shall solely represent the right to receive the Conversion Consideration payable in respect of such Units and any dividends or other distributions to which the Holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

2.4 Withholding.  The Surviving Corporation or the Custodian shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder, holder of a SAR or of securities convertible into or exchangeable for Units, such amounts as the Surviving Corporation or the Custodian are required to deduct and withhold under the Code, or any tax law, with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or the Custodian, such withheld amounts (or the value thereof) shall be promptly remitted to the applicable taxing authorities in accordance with the Code or other applicable tax law and shall be treated for all purposes of this Agreement as having been paid to the Holder, holder of a SAR or of securities convertible into or exchangeable for Units, as applicable, in respect of whom such deduction and withholding was made by the Surviving Corporation or the Custodian.

2.5 Stock Appreciation Rights.  Each Stock Appreciation Right (each, a “SAR”) outstanding pursuant to the Manager’s Management Incentive Plan adopted by the Manager’s board of directors on June 29, 2007 (the “Plan”) shall be cancelled at the Effective Time, and subject to compliance with the requirements of the Plan and the applicable SAR, each holder thereof shall be issued a number of shares of Class B-3 Common as set forth opposite such holder’s name on Schedule 2.5 hereto (which such amount already reflects the reduction in the number of shares to address withholding tax obligations as set forth in Section 2.4). Upon such cancellation, all such SARs shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificate or agreement previously representing any such SAR shall thereafter represent the right to receive the shares of Class B-3 Common payable in respect of such SAR pursuant to the terms hereof.

ARTICLE III

CONTRIBUTION BY INVESTORS

3.1 Contribution.  Subject to the terms and conditions set forth herein, immediately following the Effective Time, at the Closing, each of the Investors shall (and subject to the occurrence of the Closing hereby does) deliver and contribute to the Surviving Corporation all of such Investor’s right, title and interest in and to the Equity Interests held by such Investor as set forth opposite such Investor’s name on Schedule C hereto and in consideration thereof, the Surviving Corporation shall issue the Securities to each such Investor as set forth opposite such Investor’s name on Schedule C hereto (subject to adjustment pursuant to this Section 3.1).Without limiting the foregoing, each Investor acknowledges and agrees that the issuance of the Securities as set forth on Schedule C hereto (subject to adjustment pursuant to this Section 3.1) shall satisfy in full any prior agreements, understandings or arrangements between the Investors with respect to the issuance or transfer of Equity Interests in the Manager, Holdings and the Corporation, and

all such prior agreements, understandings or arrangements between the Investors with respect to the transfer of Equity Interests shall be expressly superseded by the terms of this Agreement unless this Agreement shall have been terminated pursuant to its terms. All of the parties hereto acknowledge and agree that (i) all distributions of earnings of the Manager through the year ended December 31, 2009 shall be allocated to the Investors in proportion to their ownership interest in the Manager in accordance with Schedule C, (ii) the net income or net losses of the Manager and Holdings for the period from January 1, 2010 through effective date shall be allocable to the Investors, and (iii) any net profits of the Manager from the period of January 1, 2010 to Closing Date will be retained by the Corporation. Any reduction in the number of shares issuable to the Investors shall be allocated pro rata among the Investors based on their pro rata share of the amounts set forth on Schedule C. The aggregate number of shares to be issued to all Investors as set forth in Schedule C shall be reduced, on a pro rata basis, by one share for each $20 of the net loss for the period ended on the Closing Date. The Corporation shall seek to have the net loss/net profits for the period audited by a reputable accounting firm as soon as practicable following consummation of the Conversion Transactions, and the number of shares issued to the Investors shall be adjusted accordingly.

3.2 Authorization of Issuance.  The Manager has authorized the issuance and the sale of the Securities to the Investors. Upon the Closing, the Surviving Corporation shall issue the Securities set forth opposite such Investor’s name on Schedule C hereto to each Investor, and each such Investor shall be the record and beneficial holder of such Securities.

3.3 Section 351 Exchange.  The parties hereto acknowledge and agree that the Merger and the Contribution and issuance of the Securities in exchange therefore, together, are intended to be treated for tax purposes as part of an exchange described in Section 351 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Investors.  Each Investor hereby severally and not jointly represents and warrants to the Fund and the Corporation that the following statements are true and correct with respect to such Investor:

(a) Acknowledgment.  Such Investor understands and acknowledges that such Investor’s ability to sell or dispose of the Securities is limited by applicable law, including by Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the provisions of the Securities Act that limit transfer by “affiliates” of the Surviving Corporation, which may include certain directors and officers of the Surviving Corporation. In addition, such Investor may be restricted by insider trading or similar policies that may be enacted by the Surviving Corporation from time to time. Such Investor represents that the Investor is familiar with the foregoing rules and restrictions.

(b) Equity Interest Ownership.  Except as set forth on Schedule 4.1(b), such Investor is transferring to the Surviving Corporation good and valid title to the Equity Interests free and clear of any lien, option, pledge, security interest, restriction on transfer or other adverse claim or interest of any kind except for such as may be imposed by applicable securities laws.

(c) Investment Intent.  Such Investor is acquiring the Securities for the Investor’s own account and not as a nominee or agent for any other person, for investment purposes only and without a view to the distribution of the Securities or any interest therein in violation of the Securities Act, and the Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(d) Accredited Investor.  Any such Investor that so indicated on materials furnished by such Investor to the Fund or the Corporation is an “Accredited Investor,” as such term is defined in Regulation D under the Securities Act. Such Investor either has a preexisting personal or business relationship with the Surviving Corporation or any of its partners, officers, directors or controlling persons, or members of its board of directors, or has business or financial experience or the business or financial experience of its professional adviser, who is unaffiliated with and who is not compensated by the Surviving Corporation or any affiliate of the Surviving Corporation or selling agent of the Surviving Corporation directly or indirectly, from which it could be reasonably assumed that such Investor has the capacity to protect its own interest in connection with the transaction.

(e) Information; Disclosure.  Such Investor has been provided, to the Investor’s satisfaction, the opportunity to ask questions concerning the terms and conditions of the transaction and sale of the Securities, has had all such questions answered to the Investor’s satisfaction and has been supplied all additional information requested by the Investor to verify the accuracy of the information furnished to the Investor.

(f) Authority; Binding Obligation.  Such Investor has full legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(g) No Conflict; Required Filings and Consents.  The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local statute, law, regulation, order, writ, judgment, injunction or decree (“Law”) applicable to such Investor, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right (including the Equity Interests) of such Investor pursuant to, any contract, agreement, mortgage, loan, credit agreement, license, Permit (as defined below) or other instrument or arrangement (“Contract”) or provision thereof to which such Investor is a party or by which such Investor or any of such Investor’s properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any federal, state or local governmental, regulatory, administrative, judicial or arbitral body or authority or any agency or instrumentality thereof (a “Governmental Authority”), except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.1(g), as would not be reasonably likely to have a material adverse effect on such Investor’s ability to consummate the transactions contemplated hereby.

4.2 Representations and Warranties of the Fund.  The Fund represents and warrants to the other parties hereto that the following statements are true and correct:

(a) Organization.  The Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to carry on its business as now being conducted.

(b) Authority; Binding Obligation.  The Fund has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Subject to obtaining any required approval of the Members, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Fund have been duly authorized by all necessary action on the part of the Fund. This Agreement has been duly executed and delivered by the Fund and, assuming the due execution and delivery by the Investors, the Corporation, the Manager and Holdings, constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Capitalization.  All of the outstanding Units have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities. The authorized equity of the Fund is determined in the discretion of the Manager, and there are 73,038 Units outstanding immediately prior to the Closing. Except as set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any membership units of the Fund, or arrangements by which the Fund is or may become bound to issue additional membership units, and (ii) the Fund has no membership units reserved for issuance.

(d) No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e) Financial Statements.  The audited financial statements of the Fund as of and for the years ended December 31, 2007, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Fund as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with United States Generally Accepted Accounting Principals (“GAAP”).

(f) No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Fund of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to the Fund, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of the Fund pursuant to, any Contract, or provision thereof, to which the Fund is a party or by which the Fund or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.2(f), as would not be reasonably likely to have a material adverse effect on the Fund’s ability to consummate the transactions contemplated hereby.

(g) Absence of Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.4(e), or as set forth in the Form S-4 (including, without limitation, the financial statements therein), or as set forth in Schedule 4.2(g), the Fund has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of the Fund, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of the Fund and are not material in the aggregate.

(h) Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, or as set forth in Schedule 4.2(h), since December 31, 2009: (i) the Fund has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans; and (ii) the Fund has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on the Fund; excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.2(h).

(i) Compliance With Law; Permits.  Except as set forth in Schedule 4.5(i), to the knowledge of the Fund, the Fund is and has been in compliance in all material respects with all Laws applicable to it, including, without limitation, all environmental, labor, employment, securities and tax Laws. To the knowledge of the Fund, the Fund is in possession of all material approvals, permits, licenses and other authorizations of any Governmental Authority (“Permits”) necessary for the Fund to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits. Except as set forth in Schedule 4.5(i), to the knowledge of the Fund, the Fund has not received written notice from any person regarding any currently outstanding actual, alleged or potential violation of any Law or Permit applicable to the Fund or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on the Fund.

(j) Litigation.  Except as set forth in Schedule 4.5(j), there is no pending judicial action or government proceeding by or before any Governmental Authority (i) by or against the Fund, (ii) affecting the Fund or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests. There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against the Fund, its officers, directors or managers or its assets or properties.

4.3 Representation and Warranties Regarding the Manager.  The Manager and the Investors who hold Equity Interests of the Manager hereby jointly and severally represent and warrant to the Fund and the Corporation that the following statements are true and correct:

(a) Organization.  The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Binding Obligation.  The Manager has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Manager, including the sale and issuance of the Securities to the Investors, have been duly authorized by all necessary action on the part of the Manager. This Agreement has been duly executed and delivered by the Manager and, assuming the due execution and delivery by the Fund, the Corporation, Holdings and the Investors, constitutes the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Capitalization.  All of the Manager’s outstanding shares of capital stock have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities. The authorized capital stock of the Manager consists of 10,000,000 shares of common stock, of which 10,000,000 shares are outstanding immediately prior to the Closing. Except for the holders of SARs set forth on Schedule 2.5 and as otherwise set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Manager, or arrangements by which the Manager is or may become bound to issue additional shares of capital stock of the Manager, and (ii) the Manager has no shares of capital stock reserved for issuance.

(d) No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e) Financial Statements.  The audited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the years ended December 31, 2007, 2008 and 2009 and the unaudited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the nine months ended December 31, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Manager and Holdings (on a consolidated basis) as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with GAAP.

(f) No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Manager of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to the Manager, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of the Manager pursuant to, any Contract, or provision thereof, to which the Manager is a party or by which the Manager or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.4(f), as would not be reasonably likely to have a material adverse effect on the Manager’s ability to consummate the transactions contemplated hereby.

(g) Absence of Undisclosed Liabilities.  Except (i) as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.4(g), or (ii) as set forth in the Form S-4 (including, without limitation, the financial statements therein), or (iii) Schedule 4.4(g), the Manager has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of the Manager, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of the Manager and are not material in the aggregate.

(h) Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, since December 31, 2009: (i) the Manager has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans, and (ii) the Manager has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on the Manager; excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.4(h).

(i) Compliance With Law; Permits.  To the knowledge of the Manager, the Manager is and has been in compliance in all material respects with all Laws applicable to it. To the knowledge of the Manager, the Manager is in possession of all material Permits necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits. Except as set forth in Schedule 4.4(i), to the knowledge of the Manager, except as set forth in Schedule 4.4(i), the Manager has not received written notice from any person regarding any actual, alleged or potential violation of any Law or Permit applicable to the Manager or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on the Manager.

(j) Litigation.  Except as set forth in Schedule 4.4(j), there is no pending judicial action or government proceeding by or before any Governmental Authority pending or, to the knowledge of the Manager, threatened (i) by or against the Manager, (ii) affecting the Manager or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests. There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against the Manager, its officers, directors or managers or its assets or properties.

4.4 Representations and Warranties Regarding Holdings.  Holdings and the Investors who hold Equity Interests of Holdings hereby jointly and severally represent and warrant to the other parties hereto that the following statements are true and correct:

(a) Organization.  Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to carry on its business as now being conducted.

(b) Authority; Binding Obligation.  Holdings has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holdings have been duly authorized by all necessary action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and, assuming the due execution and delivery by the Fund, the Corporation, the Manager and the Investors, constitutes the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Capitalization.  All of Holdings’ outstanding membership units have been duly authorized, validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities. The authorized equity of Holdings consists of membership interests, all of which are allocated and outstanding immediately prior to the Closing. Except as set forth herein, as of the date of this Agreement (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any membership interests of Holdings, or arrangements by which Holdings is or may become bound to issue additional membership units, and (ii) Holdings has no membership interests reserved for issuance.

(d) No Brokers.  There are no brokers or finders entitled to compensation in connection with the transactions contemplated by this Agreement.

(e) Financial Statements.  The audited financial statements of the Manager and Holdings (on a consolidated basis) as of and for the years ended December 31, 2007, 2008 and 2009 are accurate and complete in all material respects and fairly present the financial position of the Manager and Holdings (on a consolidated basis) as of the dates thereof and the result of its operations and cash flows for the period then ended in conformity with GAAP.

(f) No Conflict; Required Filings and Consents.  The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) violate any federal, state or local Law applicable to Holdings, (ii) conflict, in either case, with, create a breach or constitute a default (with or without the giving of notice or passage of time or both) under, require any approval or consent of or notice to, or give to any party any right of modification, acceleration or cancellation of, or result in the creation of any lien upon any property or right of Holdings pursuant to, any Contract, or provision thereof, to which Holdings is a party or by which Holdings or any of its properties, assets or rights may be bound, affected or benefited, or (iii) require any consent or approval of, registration or filing with, or notice to any Governmental Authority, except in items (i) through (iii) above, or as otherwise set forth in Schedule 4.5(f), as would not be reasonably likely to have a material adverse effect on Holdings’ ability to consummate the transactions contemplated hereby.

(g) Absence of Undisclosed Liabilities.  Except as and to the extent adequately accrued or reserved against in the financial statements described in Section 4.5(e), or as set forth in the Form S-4 (including, without limitation, the financial statements therein), or in Schedule 4.5(g), Holdings has no material liability or material obligation, whether accrued, absolute, contingent or otherwise, known or unknown, required by GAAP to be reflected on a consolidated balance sheet of Holdings, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that are not required by GAAP to be reflected on a consolidated balance sheet of Holdings and are not material in the aggregate.

(h) Absence of Certain Changes or Events.  Except as set forth in any documents publicly filed with the SEC, including, without limitation, the Form S-4, since September 30, 2009: (i) Holdings has conducted its business in all material respects in the ordinary course consistent with past practice subsequent to the suspension of identifying and funding new loans; and (ii) Holdings has not received any written notice from a third party that any event or development has occurred or developed that has had or is reasonably likely to have a material adverse effect on Holdings excepting, however, with respect to items (i) and (ii) above, as set forth in Schedule 4.5(h).

(i) Compliance With Law; Permits.  To the knowledge of Holdings, Holdings is and has been in compliance in all material respects with all Laws applicable to it. To the knowledge of Holdings,

Holdings is in possession of all material Permits necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits. To the knowledge of Holdings, except as set forth in Schedule 4.5(i), Holdings has not received written notice from any person regarding any actual, alleged or potential violation of any Law or Permit applicable to Holdings or its business, operations, assets or properties, and there is no basis for the revocation or withdrawal of any Permit, in either case, that has had or is reasonably likely to have a material adverse effect on Holdings.

(j) Litigation.  Except as set forth in Schedule 4.5(j), there is no pending judicial action or government proceeding by or before any Governmental Authority pending or, to the knowledge of Holdings, threatened (i) by or against Holdings, (ii) affecting Holdings or its officers, directors or managers with respect to their actions as such, its assets or businesses, (iii) to restrain or prevent the consummation of the transactions contemplated hereby, or (iv) that might adversely affect the right of the Corporation to acquire and own the Equity Interests. There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority outstanding against Holdings, its officers, directors or managers or its assets or properties.

4.5 Non-Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement by and party hereto shall automatically terminate and expire at the Effective Time or upon the termination of this Agreement.

ARTICLE V

COVENANTS

5.1 Interim Operations.  During the period from the date of this Agreement until the Effective Time (or until termination of this Agreement in accordance with Article VII hereof (the “Termination Date”)), and except (i) as may be required by applicable law, (ii) as is required by this Agreement or in connection with the related transactions referenced herein, or (iii) that Manager may make the Special Distributions, and each of the Fund, the Manager, and Holdings covenants and agrees that their respective businesses, and those of any of their respective subsidiaries will be conducted in the ordinary course and consistent with past practice subsequent to the suspension of identifying and funding of new loans.

5.2 Further Assurances; Cooperation.

(a)  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary or advisable to more fully effectuate this Agreement, including, without limitation, increasing the authorized shares of capital stock of the Corporation by means of the filing of the Certificate of Incorporation.

(b)  If, at any time after the Effective Time, the Surviving Corporation, the Manager or Holdings shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Agreement, (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Fund, or (b) to otherwise carry out the purposes of this Agreement, the Surviving Corporation, the Manager or Holdings and their respective proper officers and directors (or their designees), are hereby authorized to solicit in the name of the Fund any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Fund all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Fund, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Fund and otherwise to carry out the purposes of this Agreement.

5.3 Efforts to Close.  Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to obtain all consents and approvals and take, or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary, proper, desirable, or advisable to permit the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and otherwise to enable consummation of such transactions and shall reasonably cooperate with the other parties hereto and thereto to that end.

5.4 Securities Laws.  No Investor shall dispose of any of its Securities in a manner that contravenes the Securities Act or any applicable state securities laws.

5.5 Non-Competition.

(a) Time-Frame; Non-Competition Provisions.  In further consideration of the receipt of the Securities, Albers and Meris each agrees for itself only (and not for the other) that, from and after the date of the consummation of an initial public offering (and not prior thereto) until the first to occur of (i) the eighteen (18) month anniversary of the Closing Date, or (ii) the sale, liquidation or change of control of the Corporation (as that phrase shall be defined in the applicable Albers and Meris Employment Agreements with the Corporation), Albers and Meris, as applicable, shall not, and shall not permit any entity under the control of Albers or Meris, as applicable, to, directly or indirectly, do any of the following, except as may be permitted herein (the “Non-Competition Provisions”):

(1)	compete with the business of the Corporation (the “Competitive Activities”); or
(2)	solicit for employment or encourage to leave their employment, any employee of the Corporation.

(b) Exceptions.  Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall prohibit Albers or Meris, respectively, from (i) serving in any capacity, or investing in any company or other entity that is affiliated with, or approved by, the independent members of the board of directors of the Corporation, including, without limitation, Strategic Wealth & Income Fund, LLC, or (ii) investing in any publicly-held company or privately-held company that is engaged in Competitive Activities so long as neither Albers nor Meris is an officer, director or controlling person thereof. Nothing herein shall prevent Albers or Meris from seeking a waiver of the Non-Competition Provisions from the independent members of the board of directors of the Corporation and, in the event of the receipt of such a waiver, the recipient thereof shall not be in breach of this Agreement to the extent of the waiver.

(c) Conditions.  The Non-competition Provisions shall not be applicable unless the Corporation has consummated an initial public offering and shall in any event terminate on the first to occur of (i) the eighteen (18) month anniversary of the Closing Date, or (ii) the sale, liquidation or change of control of the Corporation (as that phrase shall be defined in the applicable Albers and Meris Employment Agreements with the Corporation).

(d) Remedies.  The Corporation’s remedies at law for any actual or threatened breach of this Agreement by Albers or Meris, as applicable, under this Section 5.5 may be inadequate and, therefore, the Corporation, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to injunctive relief restraining Albers or Meris, as applicable, from such conduct. If a bond is required to be posted in order for the Corporation to secure an injunction, the Corporation, Albers and Meris agree that the bond need not exceed the sum of $1,000. If at any time any of the provisions of this Section 5.5 shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of being vague, excessive or unreasonable as to duration, area, scope of activity or otherwise, then this Section 5.5 shall be considered severable and divisible, and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter (with the other provisions to remain in full force and effect), and each of the Corporation, Albers and Meris agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e) Cure Period.  Except with respect to the applicability of any equitable remedies as aforesaid, neither Albers nor Meris shall be in breach of this Section 5.5 unless or until either Albers or Meris, as applicable, has received not less than thirty (30) days prior written notice from the Corporation of the alleged breach of this Section 5.5 and an opportunity to cure the alleged breach.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Closing Conditions.  The respective obligations of the Fund, the Manager, Holdings and the Investors to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions prior to or concurrently with the transactions contemplated hereby:

(a)  approval of the adoption of this Agreement and the transactions contemplated by this Agreement by the requisite consent of the Members (the “Requisite Vote”);

(b)  the effectiveness of Corporation’s registration statement on Form S-4 registering the Securities to be issued in the Merger (the “Form S-4”), without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Securities and Exchange Commission (the “SEC”);

(c)  the receipt of all governmental and third party consents to the transactions contemplated by this Agreement (including, without limitation, regulatory approval to transfer the mortgage banker’s license in the State of Arizona and the real estate broker’s license in the State of California to the Corporation or a wholly-owned subsidiary thereof), except for consents which, if not obtained, would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation and its subsidiaries taken as a whole;

(d)  delivery by each Investor of any certificates representing Equity Interests held by such Investor that are represented by certificates (or affidavits of loss thereof);

(e)  all representations and warranties of the parties hereto in Article IV hereof shall be true and correct when made and as of the Closing;

(f)  with respect to the guarantees listed on Schedule 6.1(f), which were provided by Albers with respect to certain lease obligations of the Fund and/or the Manager and a line of credit issued to the Manager, Albers shall either (A) be released in full from any obligations with respect to such guarantee by the applicable counterparty, or (B) the Surviving Corporation shall provide Albers with full indemnity with respect to such guarantee in form and substance reasonably satisfactory to Albers and the Corporation; and

(g)  each holder of a SAR set forth on Schedule 2.5 shall have executed and delivered a letter agreement in a form satisfactory to the Manager pursuant to which such holder agrees to the treatment of such SAR provided in this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination by the Fund.  This Agreement may be terminated by the Manager on behalf of the Fund at any time prior to the Closing, notwithstanding the satisfaction of all the conditions set forth on Section 6.1.

7.2 Termination by the Fund, the Manager or Holdings.  This Agreement may be terminated at any time prior to the Effective Time by any of the Fund, the Manager or Holdings, by action of their respective boards of directors or equivalent entities, if either of the following occur, in each case, without any requirement to obtain the consent of any Investor:

(a)  the Closing shall not have been consummated on or before April 30, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to have been consummated on or before the Outside Date; or

(b)  the Agreement was not approved by the Requisite Vote.

ARTICLE VIII

MISCELLANEOUS

8.1 Implementation and Interpretation; Amendment.  This Agreement shall be implemented and interpreted, prior to the Effective Time, by the Manager on behalf of the Fund and, following the Effective Time, by the board of directors of the Surviving Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Fund or the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. Any amendment, modification or waiver hereto shall be in writing signed by (i) the Fund (or after the Effective Time, the Surviving Corporation), (ii) the Corporation, (iii) the Manager, and (iv) Holdings; provided, however that if such amendment, modification or waiver would materially and adversely affect the rights of any Investor, the written consent of such Investor shall also be required.

8.2 Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity, including the Members, other than as expressly provided herein.

8.3 Notices.  Any notice delivered in connection with this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier services (charges prepaid), or sent by facsimile, e-mail or other mode of electronic communications with confirmation of receipt, to the recipient at the address indicated on the signature page to this Agreement.

8.4 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.5 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

8.6 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, including by facsimile transmission, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.7 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no Investor may assign such Investor’s rights or obligations under this Agreement without the prior written consent of the other parties hereto.

8.8 No Waiver.  No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of any party hereto shall operate as a waiver of or otherwise prejudice such party’s rights, powers or remedies.

8.9 Advice of Counsel.  Each of the Investors, the Fund, the Manager and Holdings agrees, acknowledges and represents that it has read and understood this Agreement prior to signing it, is fully aware of its rights and obligations under this Agreement, has entered into this Agreement freely and voluntarily and has been advised to seek legal counsel (and has consulted with legal counsel or has affirmatively chosen not to do so).

8.10 Entire Agreement.  Except as expressly provided otherwise herein, this Agreement contains the entire agreement among the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations and understandings, whether written or oral, with respect to the subject matter hereof.

8.11 Expenses.  Regardless of whether the Merger is consummated or not, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement, including the preparation and filing of the Form S-4, shall be paid by the Fund.

Signature pages follow.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized as of the date first written above.

“Fund”
IMH Secured Loan Fund, LLC
By: Investors Mortgage Holdings, Inc. Its Manager
By: /s/ Shane C. Albers
Its: Chief Executive Officer
Address for the Purpose of Notice: 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

“Manager”
Investors Mortgage Holdings, Inc.
By: /s/ Shane C. Albers
Name: Shane C. Albers
Title: Chief Executive Officer
Address for the Purpose of Notice: 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

[Signature Page to Merger and Contribution Agreement]

“Holdings”
IMH Holdings, LLC’
By: /s/ Shane C. Albers
Name: Shane C. Albers
Title: Member
Address for the Purpose of Notice: 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

“Investors”
‘‘Albers”
Shane C. Albers
By: /s/ Shane C. Albers
Address for the Purpose of Notice: c/o IMH Financial Corporation 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

“Meris”
William Meris
By: /s/ William Meris
Address for the Purpose of Notice: c/o IMH Financial Corporation 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

[Signature Page to Merger and Contribution Agreement]

“Darak”
Steve Darak
By: /s/ Steven T. Darak
Address for the Purpose of Notice: c/o IMH Financial Corporation 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

“Peterson”
Brian Peterson
By: /s/ Brian Peterson
Address for the Purpose of Notice: c/o IMH Financial Corporation 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

“Muranaka”
Ryan Muranaka
By: /s/ Ryan Muranaka
Address for the Purpose of Notice: c/o IMH Financial Corporation 4900 N. Scottsdale Rd #5000 Scottsdale, AZ 85251

[Signature Page to Merger and Contribution Agreement]

SCHEDULE C

EQUITY INTERESTS

Investor	Equity Interests		Securities
	Manager(1)	Holdings	Class B-3 or B-4(1)(6)
Shane C. Albers	7,500,000	45%	396,517	(2)
William Meris	2,500,000	45%	394,045	(3)
Steve Darak	0	5%	50,286	(4)
Brian Peterson	0	2.5%	27,740	(4)
Ryan Muranaka	0	2.5%	25,143	(4)
Other SARS Recipients(5)	0	0%	6,789
Total			900,520	(1)(2)(3)(4)

(1)	Messrs. Albers and Meris will only be issued shares of Class B-4 common stock. The other Investors will only be issued shares of Class B-3 common stock. Mr. Albers previously agreed with Mr. Meris to transfer a number of shares equal to 20% of the outstanding stock of the Manager to Mr. Meris, but Mr. Albers and Mr. Meris have subsequently agreed that in lieu thereof (and subject to Albers receiving $2,140,000 from a combination of (i) distribution of retained earnings of the Manager and (ii) payment by Mr. Meris of $170,000), Mr. Meris will be issued shares of Class B-4 Shares of Common Stock of the Corporation that Mr. Meris would have received if the transfer of such shares had been completed prior to the Merger, and the number of shares of Class B-4 Common Stock to be issued to Mr. Albers will be reduced by a corresponding amount. Messrs. Albers and Meris have also agreed that the number of shares of Class B-4 Common Stock will be reduced on a pro rata basis by the number of shares issuable (prior to reduction for withholding tax pursuant to Section 2.4) in respect of SARs cancelled.
(2)	In addition to shares issuable in exchange for Equity Interests in the Manager and Holdings, includes shares issuable in exchange for 25.85 membership units in the Fund.
(3)	In addition to shares issuable in exchange for Equity Interests in the Manager and Holdings, includes shares issuable in exchange for 14.63 membership units in the Fund. Also includes 77,319 shares of B-4 Common Stock that will be issued to Mr. Meris pursuant to an agreement between Mr. Meris and the Pierce Family Limited Partnership upon the Closing of the Conversion and Contribution.
(4)	Includes shares issuable in exchange for cancellation of SARs after deduction for withholding amounts as set forth on Schedule 2.5.
(5)	Excludes shares issuable to Messrs. Darak, Peterson and Muranaka in exchange for cancellation of SARs as these amounts have been separately included in the total for these individuals.
(6)	Subject to downward adjustment pursuant to Section 3.1.

EXHIBIT 1.4(a)

CERTIFICATE OF INCORPORATION

[Attached as Annex B to the consent solicitation/prospectus]

EXHIBIT 1.4(b)

BYLAWS

[Attached as Annex C to the consent solicitation/prospectus]

EXHIBIT 1.5

DIRECTORS AND OFFICERS OF IMH FINANCIAL CORPORATION
IMMEDIATELY FOLLOWING THE EFFECTIVE TIME

Officers:

Name	Title
Shane C. Albers	Chief Executive Officer
William Meris	President
Steven Darak	Chief Financial Officer
Theresa Guske	Senior Vice President — Loan Management
Brian Peterson	Senior Vice President — Investments

Directors:

Name	Title
Shane C. Albers	Director
William Meris	Director

SCHEDULE 2.5

ISSUANCE OF CLASS B COMMON

Participant	Class B-3 Common(1) (After Deduction for Withholding)
Steve Darak	498
Joe Joseph	498
John McVey	498
Terri Guske	1,391
Brian Peterson	2,846
Ryan Muranaka	249
Larry Stangler	249
Zach Forman	249
Jerry Shulak	2,349
George Sgouros	1,555
Total	10,382

(1)	Subject to downward adjustment pursuant to Section 3.1.

SCHEDULE 4.1(b)

A.	Equity Interests of Albers in the Manager are subject to the following:
1.	Promissory Note Secured by Stock, dated as of September 26, 2007, in the original principal amount of $950,000, wherein Shane C. Albers is the maker and General Lafountain is the payee.
2.	Amendment To Promissory Note, dated October 21, 2008, by Gerald LaFountain, as lender, and Shane C. Albers, as borrower.
3.	Short Form Deed Of Trust And Assignment Of Rents, dated October 21, 2008, by and among Shane C. Albers, as trustor, Stewart Title Of California, Inc., as trustee, and Gerald LaFountain, as beneficiary.
4.	Substitution of Trustee and Partial Reconveyance, dated December 12, 2008, and executed by Gerald Lafountain.
5.	Promissory Note Secured by Stock, dated as of September 26, 2007, in the original principal amount of $1,000,000, wherein Shane C. Albers is the maker and Michael R. and Janet H. Stephenson are the payees.
6.	Pledge Agreement, dated as of September 26, 2007; between Shane C. Albers, as pledgor, and Michael R. Stephenson and Janet H. Stephenson, as secured party.
7.	The Amendment To Promissory Note dated October 1, 2008, by Michael R. Stephenson and Janet H. Stephenson, as lender, and Shane C. Albers, as borrower.
8.	See also Schedule C.
B.	Equity Interests of Meris in the Manager are subject to the following:
1.	See Schedule C.
2.	Pursuant to an agreement between Meris and Pierce Family Limited Partnership, 77,319 shares of Class B-3 Common Stock will be issued to Meris upon the Closing of the Merger and Contribution.

SCHEDULE 4.1(g)

GOVERNMENTAL AUTHORITY ISSUES

1.	Consent to the transfer of the mortgage banker’s license of Investors Mortgage Holdings, Inc. by the Arizona Department of Financial Institutions.
2.	Consent to any transfer of the real estate broker’s license of Investors Mortgage Holdings California, Inc. by the State of California, Department of Real Estate.

SCHEDULE 4.2(f)

See Schedule 4.1(g).

SCHEDULE 4.4(f)

See Schedule 4.1(g).

SCHEDULE 4.5(f)

See Schedule 4.1(g).

SCHEDULE 4.2(g)

1. From time to time one or more of the parties to this Agreement have received input in the form of correspondence, telephone conferences or at meetings from or on behalf of members of the Fund alleging that one or more of the parties to this Agreement are in violation of applicable law, the Operating Agreement of the Fund, and/or the rules and regulations of the SEC and FINRA. Any such correspondence is a part of the official records of the Fund and/or the Manager. One or more of these allegations could result in litigation or other claims against one or more of the parties hereto.

2. From time to time one or more of the parties to this Agreement have received input in the form of correspondence, telephone conferences or at meetings from or on behalf of members of the Fund objecting to the Conversion Transactions and other matters set forth in the Form S-4 and alleging that one or more of the parties to this Agreement are in violation of applicable law, the Operating Agreement of the Fund, and/or the rules and regulations of the SEC and FINRA. Any such correspondence is a part of the official records of the Fund and/or the Manager. One or more of these allegations could result in litigation or other claims against one or more of the parties hereto.

ANNEX B

FORM OF CERTIFICATE OF INCORPORATION
OF
IMH FINANCIAL CORPORATION

1.	Name. The name of the corporation is IMH Financial Corporation (the “Corporation”).
2.	Registered Office; Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is Corporation Service Company.
3.	Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4.	Capital Stock.
4.1	The Corporation has the authority to issue an aggregate of 300,000,000 shares. Of the authorized shares of capital stock of the Corporation: (i) 200,000,000 shares shall be designated as Voting Common Stock, par value $0.01 per share (the “Voting Common Stock”), and (ii) 100,000,000 shares shall be designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The shares of Voting Common Stock shall be divided into the following classes: (A) 150,208,500 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), (B) 16,895,750 shares shall be designated as Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (C) 16,000,000 shares shall be designated as Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), and (D) 16,895,750 shares shall be designated as Class D Common Stock, par value $0.01 per share (the “Class D Common Stock” and together with the Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Securities”). The shares of Class B Common Stock shall be divided into the following series: 4,000,000 shares of Class B-1 Common Stock (the “Class B-1 Common Stock”), 4,000,000 shares of Class B-2 Common Stock (the “Class B-2 Common Stock”), 8,114,106 shares of Class B-3 Common Stock (the “Class B-3 Common Stock”), and 781,644 shares of Class B-4 Common Stock (the “Class B-4 Common Stock”).
4.2	The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.
4.3	To the full extent permitted by the DGCL, as the same exists or may hereafter be amended, the Board of Directors is authorized by resolution to divide and issue the shares of Preferred Stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such series of Preferred Stock and any qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

4.4	The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Securities.
(a)	General. Except as otherwise set forth in this Article 4, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class and series of Common Securities are identical in all respects.
(b)	Voting. At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Securities is entitled to one vote in person or by proxy for each share of Common Securities registered in the name of the holder on the transfer books of the Corporation. Except as otherwise required by law, the holders of Common Securities shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Securities on matters submitted to a vote of stockholders of the Corporation.
(c)	Certain Definitions. For purposes of this Certificate of Incorporation:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate IPO Proceeds” means the aggregate amount received by the Corporation as consideration for the sale of the Corporation’s Common Stock in the IPO, net of any underwriting discounts or commissions.

“Approved Financing” means (i) any transaction involving (A) the issuance of Voting Common Stock or any other equity security of the Corporation (including, without limitation, an IPO, any follow-on offering, or any private offering, and regardless of the relative seniority, subordination, preference, or other rights or terms of such equity security) or (B) the incurrence by the Corporation of indebtedness having a maturity of no less than one (1) year, or (ii) any series or combination of such transactions (whether related or otherwise), the aggregate net proceeds to the Corporation of which transaction or transactions are in excess of fifty million dollars ($50,000,000).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York.

“Change in Control” means the occurrence of any of the foregoing: (A) a consolidation or merger of the Corporation with or into any other corporation or entity in which the holders of record of the Corporation’s outstanding shares of capital stock immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving corporation or entity of such consolidation or merger; or (B) any transaction, or series of related transactions in which 50% or more of the Corporation’s voting power is transferred to persons other than the stockholders of the Corporation and their respective Affiliates immediately prior to such transaction or series of transactions; or (C) a sale of all or substantially all of the assets of the Corporation, except to one or more Affiliates of the Corporation.

“IPO” means the initial public offering under the Securities Act of 1933, as amended, of the Corporation’s Common Stock.

“IPO Date” means the date, if any, on which the IPO occurs.

“Market Capitalization” means, as of any date of determination, the product of (i) the total number of shares of Common Securities outstanding on such date multiplied by (ii) the closing per-share trading price of the Common Stock, as reported in the New York City edition of The Wall Street Journal for such date (or, if such date is not a trading day, for the most recent trading day prior to such date), or, if not reported therein, any other authoritative source to be selected by the Corporation.

“Notice Date” means the date, if any, on which the Corporation sends notice to the stockholders of the Corporation stating that the Board of Directors has determined not to pursue an IPO.

“Permitted Transfer” means, upon 10 days prior notice to the Corporation, (i) a transfer to the Corporation, (ii) any gratuitous Transfer to any spouse or member of a holder of Class B Common Stock’s, Class C Common Stock’s or Class D Common Stock’s immediate family (including adopted children) or grandchildren, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of such holder’s spouse or members of such holder’s immediate family or grandchildren, or to a trust for himself or herself, or a charitable remainder trust, (iii) a Transfer effected pursuant to a holder of Class B Common Stock’s, Class C Common Stock’s or Class D Common Stock’s will or the laws of intestate succession, or (iv) a Transfer by a holder of Class B Common Stock, Class C Common Stock or Class D Common Stock to such holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental entity.

“Redemption Price” means the price per share of Common Stock received by the Corporation in the IPO, net of any underwriting discounts and commissions.

“Transfer” means, with respect to any capital stock of the Corporation, to directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any such capital stock, options or warrants to acquire such capital stock, or securities exchangeable or exercisable for or convertible into such capital stock, or to publicly announce an intention to do any of the foregoing, provided, however, that the conversion of the Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to Section 4.4(d)(ii) or (iii) hereof shall not constitute a Transfer. “Transferred”, “Transferee” and “Transferor” shall have correlative meanings.

“Trigger Date” means the earlier to occur of (i) the IPO Date or (ii) the date that is ninety (90) days following the Notice Date.

(d)	Rights of Holders of Class B Common Stock, Class C Common Stock and Class D Common Stock.
(i)	Transfer Restrictions. Except for (A) Permitted Transfers that comply with the notice requirements set forth below, (B) Transfers to the Corporation, (C) the conversion of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to Sections 4.4(d)(ii) and 4.4(d)(iii) hereof, (D) redemption of Class C Common Stock pursuant to Section 4.5(i) hereof, or (E) Transfers approved by the Board of Directors, shares of Class B-1 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the six-month anniversary of the Trigger Date, shares of Class B-2 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the nine-month anniversary of the Trigger Date, shares of Class B-3 Common Stock and Class B-4 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the twelve-month anniversary of the Trigger Date, and shares of Class C Common Stock and Class D Common Stock may not be Transferred at any time. Except as expressly provided in this Section 4.4(d), any purported Transfer of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock shall be void. Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock may be Transferred pursuant to a Permitted Transfer at any time, provided, however, that the Transferor provides at least ten (10) Business Days prior written notice to the Corporation, and any such Transferee shall take such shares subject to all of the provisions and restrictions set forth in this Section 4.4(d). In addition to any other restrictions on Transfer to which the Class B-4 Common Stock is subject (including, without limitation, the restrictions set forth in the preceding sentences of this Section 4.4(d)(i)), no holder shall be permitted to Transfer its shares of the Class B-4 Common Stock at any time prior to the earliest to occur of (I) the four-year anniversary of the date hereof, (II) following the five-month anniversary of the first day of trading of the Common Stock on a national securities exchange, either the Market Capitalization or the book value of the Corporation has exceeded an amount equal to (x) $730,383,530.78 plus (y) the aggregate amount of any net proceeds to the Corporation from the IPO and any other offerings of the securities of the Corporation prior to the time of determination less (z) the amount of any dividends or distributions paid on the securities of the Corporation prior to the time of determination, (III) the conversion of the Class B Common Stock pursuant to Section 4.4(d)(iii)(B) hereof, or (IV) if such holder has entered into an employment agreement approved by the compensation committee of the Corporation, the termination of such holder as an officer of the Corporation “without cause” (as such term is defined in the employment agreement by and between the Corporation and such holder).

(ii)	Optional Conversion of Class B Common Stock and Class D Common Stock. The shares of Class B Common Stock and Class D Common Stock shall be subject to conversion at the option of the holder thereof (or, if applicable, automatically), as follows:
(A)	on and after the six-month anniversary of the Trigger Date, each share of Class B-1 Common Stock shall be convertible into one share of Common Stock;
(B)	on and after the nine-month anniversary of the Trigger Date, each share of Class B-2 Common Stock shall be convertible into one share of Common Stock;
(C)	if, during the period beginning on the five-month anniversary of the IPO Date, the closing per-share trading price of the Common Stock (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be selected by the Corporation) exceeds 125% of the per-share price at which the Common Stock was initially sold to the public in the IPO (before underwriting discounts and the like, and as adjusted for stock splits, stock dividends and the like) for twenty (20) consecutive trading days, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, and each share of Class B-3 Common Stock shall thereafter be convertible into one share of Common Stock;
(D)	on and after the twelve-month anniversary of the Trigger Date, each share of Class D Common Stock shall be convertible into one share of Common Stock; and
(E)	on and after the four-year anniversary of the Trigger Date, each share of Class B-4 Common Stock shall be convertible into one share of Common Stock.

In order to effect any conversion pursuant to this Section 4.4(d)(ii), the applicable holder shall give written notice to the transfer agent for the Corporation’s capital stock and to the custodian appointed by the Corporation to hold the Class B Common Stock, Class C Common Stock and Class D Common Stock of its desire to convert shares (a “Conversion Notice”) which Conversion Notice shall set forth the number of shares and applicable series of Class B Common Stock or Class D Common Stock it desires to convert. In addition, in connection with a conversion pursuant to clauses (A), (B), (C), or (E) above, the applicable holder shall include in such notice a representation that such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Representation”), and no such conversion shall be effected in the absence of such a Transfer Representation. In connection with any conversion pursuant to clause (D) above, the Conversion Notice shall contain an affirmative statement that (I) such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof for the ninety-day period prior to the date of such Conversion Notice and is not currently in violation of any such restriction, and (II) if such holder was a holder of Class B Common Stock on the Special Dividend Record Date (and the Special Dividend was declared and paid), such holder will return to the Corporation the full amount of the Special Dividend that such holder received (a “Transfer Cure Representation”). With respect to any conversion pursuant to clauses (A), (B) (C), or (E) above, in the event that a holder delivers a Conversion Notice that contains a statement that such holder has not complied with the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Violation Representation”), then, notwithstanding the provisions of Section 4.4(d)(ii) hereof, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, each share of Class B-3 Common Stock, and each share of Class C Common Stock held by such holder shall be automatically converted into one share of Class D Common Stock instead of one share of Common Stock. With respect to any conversion pursuant to clause (D) above, in the event that a holder delivers a Conversion Notice that does not contain the Transfer Cure Representation, then the custodian holding such holder’s shares of Class D Common Stock shall not release such shares of Class D Common Stock for a period of 90 days after the date such Conversion Notice is deemed delivered, and will thereafter release such shares of Class D Common Stock only upon receipt from the holder of the Transfer Cure Representation. If a holder owns certificated shares, such holder shall also direct the custodian holding such shares of Class B Common Stock to surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate). To the extent permitted by applicable law, all conversions pursuant to clauses (A), (B), (C), (D), and (E) above shall be deemed to have been effected at the close of business on the date the notice of desire to convert (and if applicable any stock certificates or affidavits of loss thereof) is received by the Corporation’s transfer agent.

(iii)	Automatic Conversion of Class B Common Stock, Class C Common Stock and Class D Common Stock. The shares of Class B Common Stock and Class C Common Stock shall be subject to automatic conversion, without any action by the holder thereof, as follows:
(A)	immediately after the 12-month anniversary of the Trigger Date, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, and each share of Class B-3 Common Stock shall automatically convert into one share of Common Stock;
(B)	in the event of a Change in Control, each share of Class B Common Stock shall automatically convert into one share of Common Stock, each share of Class C Common Stock shall automatically convert into one share of Common Stock, and each share of Class D Common Stock shall automatically convert into one share of Common Stock, in each case, immediately prior to such Change in Control;
(C)	in the event that the Corporation has not initiated a Redemption on or before the date that is thirty (30) days following the IPO Date, each share of Class C Common Stock shall automatically convert into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock;

(D)	in the event that the Corporation consummates a Redemption, not later than the Redemption Date, each share of Class C Common Stock outstanding following such Redemption shall automatically convert into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock; and
(E)	in the event that that a Notice Date occurs, the Corporation may, in its sole discretion, by action of the Board of Directors, beginning ninety (90) days after such Notice Date, elect to convert up to twenty percent (20%) of the then-outstanding shares of Class C Common Stock into Common Stock on a pro rata basis based on the number of shares of Class C Common Stock then held by each holder (a “Notice Date Conversion”), with each such share of Class C Common Stock so converted automatically converting into one share of Common Stock, and upon such Notice Date Conversion, any share of Class C Common Stock not converted into Common Stock automatically converting into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock.

To the extent permitted by applicable law: all conversions pursuant to clauses (A), (D) and (E) above shall be deemed to have been effected at the close of business on the date of conversion; all conversions pursuant to clause (B) above shall be deemed to have been effected immediately prior to the consummation of the underlying transaction or sale, or upon the underlying change in composition of the Board of Directors, as the case may be; and all conversions pursuant to clauses (C) or (F) above shall be deemed to have been effected on such date as the Board of Directors determines.

(iv)	Procedure for Transfers and Withdrawal. Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock which are uncertificated shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of a written request for transfer in such form as the Corporation requests, which shall include (I) a Transfer Representation from the holder thereof for transfers of Class B Common Stock or Class C Common Stock, or (II) Transfer Cure Representations for transfers of Class D Common Stock or transfers by persons who have previously submitted a Transfer Violation Representation of Common Securities, but not subsequently submitted a Transfer Cure Representation. Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock represented by certificates shall be transferred on the books of the Corporation, and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and a Transfer Representation from the holder thereof. In no event shall any shares of Common Securities be Transferred by the holder thereof or withdrawn from the custodian holding such shares unless the holder thereof provides a Transfer Representation or Transfer Cure Representation, as applicable, in connection with such withdrawal; if any holder fails to so provide the Transfer Representation or Transfer Cure Representation, as applicable, then the custodian holding such holder’s shares of Common Securities shall not release such shares of Common Securities for a period of 90 days after the date the request for withdrawal is deemed delivered, and will thereafter release such shares of Common Securities only upon receipt from the holder of the Transfer Cure Representation. In the event that any Common Securities are, for any reason other than pursuant to the terms hereof, released from the custodian appointed by the Corporation to hold such shares, the transfer agent for the Corporation’s capital stock shall instead hold such shares and all of the restrictions contained herein shall continue to apply to such shares in book entry form with equal effect.
(v)	Legends. Each outstanding certificate, if any, representing shares of Class B Common Stock, Class C Common Stock and Class D Common Stock shall contain a legend reading substantially as follows, together with any other endorsements that the Board of Directors deems necessary or appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF INCORPORATION OF IMH FINANCIAL CORPORATION, AS IT MAY BE AMENDED FROM TIME TO TIME (THE “CHARTER”) AND ARE TO BE HELD BY A CUSTODIAN FOR THE BENEFIT OF THE HOLDER OF RECORD HEREOF UNTIL SUCH RESTRICTIONS LAPSE BY THEIR TERMS. ANY PURPORTED SALE, GIFT, MORTGAGE, PLEDGE, EXCHANGE, ASSIGNMENT OR OTHER DISPOSITION OR OTHER TRANSFER AS DEFINED IN THE CHARTER (COLLECTIVELY, A “TRANSFER”), EXCEPT AS SET FORTH IN SECTION 4.4(d) OF THE CHARTER, SHALL BE DEEMED NULL AND VOID. BY ACCEPTING ANY INTEREST IN THE SECURITIES, THE RECIPIENT THEREOF SHALL BE DEEMED TO HAVE AGREED TO, AND SHALL BECOME BOUND BY, ALL OF THE PROVISIONS SET FORTH IN THE CHARTER, INCLUDING THE TRANSFER RESTRICTIONS SET FORTH THEREIN. A COPY OF THE CHARTER MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF IMH FINANCIAL CORPORATION.”

(vi)	Retirement of Class B Common Stock, Class C Common Stock and Class D Common Stock. The Corporation shall take all such action as is necessary so that any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock that have been converted into shares of Common Stock shall be retired and may not be reissued as shares of Class B Common Stock, Class C Common Stock or Class D Common Stock.
(vii)	Reservation of Shares. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock, Class C Common Stock and Class D Common Stock then outstanding pursuant to Sections 4.4(d)(ii) and 4.4(d)(iii) hereof. The

Corporation at all times shall reserve and keep available, out of its authorized but unissued Class D Common Stock, at least the number of shares of Class D Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding pursuant to Section 4.4(d)(ii) hereof.
(e)	Reclassifications, Subdivisions and Combinations. No class of Common Securities, or series thereof, may be reclassified, subdivided or combined, including without limitation pursuant to any stock split, stock dividend or other distribution, reorganization, reclassification or similar event, unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Securities, and each series thereof, except that (i) the Common Stock, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock, and Class C Common Stock may be reclassified as a single class of Common Securities at any time following the conversion of all Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock, and Class C Common Stock into Common Stock pursuant to Sections 4.4(d)(ii) and (iii) hereof, and (ii) the Common Stock, Class B Common Stock, and Class C Common Stock may be reclassified as a single class of Common Securities at any time following the conversion of all Class B Common Stock and Class C Common Stock into Common Stock pursuant to Sections 4.4(d)(ii) and (iii) hereof. All dividends or other distributions payable in Common Securities pursuant to stock splits of Common Securities, whether effected by subdivision, combination or stock dividend, shall be paid as follows: (i) only shares of Common Stock are paid or distributed with respect to Common Stock; (ii) only shares of Class B-1 Common Stock are paid or distributed with respect to Class B-1 Common Stock; (iii) only shares of Class B-2 Common Stock are paid or distributed with respect to Class B-2 Common Stock; (iv) only shares of Class B-3 Common Stock are paid or distributed with respect to Class B-3 Common Stock; (v) only shares of Class B-4 Common Stock are paid or distributed with respect to Class B-4 Common Stock; (vi) only shares of Class C Common Stock are paid or distributed with respect to Class C Common Stock; and (vii) only shares of Class D Common Stock are paid or distributed with respect to Class D Common Stock; provided, however, that (i) except for the Special Dividend, if a dividend or other distribution is paid with respect to one or more series or class of Common Securities other than pursuant to stock splits of Common Securities, whether effected by subdivision, combination or stock dividend, a proportionate dividend or distribution shall paid with respect to the each other series of class of Common Securities, and (ii) if a dividend or other distribution is paid with respect to one or more classes or series of Common Securities pursuant to stock splits or divisions of Common Securities, a proportionate dividend or distribution shall be paid with respect to each other class or series of Common Securities.
(f)	Dividends and Other Distributions.
(i)	All holders of record of outstanding shares of Class B Common Stock on the twelve-month anniversary of the IPO Date (the “Special Dividend Record Date”) shall be entitled to payment of a one-time cash dividend out of assets or funds of the Corporation legally available therefor equal to $0.95 per share of Class B Common Stock then held by such Person, with such payment to be made on a date determined by the Board of Directors that is within 30 days of the Special Dividend Record Date (the “Special Dividend”); provided, however, that payment of the Special Dividend shall be made to each holder of shares of Class B Common Stock otherwise entitled to receive the Special Dividend only upon receipt by the custodian holding such holder’s shares of Common Securities of a Transfer Representation from such holder with respect to all of such holder’s shares of Common Securities. Any holder of Class B Common Stock on the Special Dividend Record Date that, upon the attempted withdrawal of such holder’s Common Securities from the custodian, provides a Transfer Violation Representation, shall promptly refund to the Corporation the full amount of the Special Dividend that such holder received with respect to its Common Securities.
(ii)	Subject to the right to the Special Dividend, the rights of the holders of Preferred Stock, and Section 4.4(e) hereof with respect to stock splits or divisions of Common Securities, holders of Common Securities are entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions.
(iii)	Notwithstanding anything herein to the contrary, unless both an Approved Financing has been completed and the Common Stock has been listed on a national securities exchange, no dividends or other distributions (including, without limitation, the Special Dividend) otherwise due to the holders of the Class B-4 Common Stock in respect of such holders’ shares of Class B-4 Common Stock shall be paid by the Corporation; provided, however, that such dividends or distributions shall accrue on the books of Corporation and become payable to the holders of the Class B-4 Common Stock immediately following the occurrence of both an Approved Financing and the listing of the Common Stock on a national securities exchange.
(g)	Liquidation, Dissolution and Winding Up. Unless both an Approved Financing has been completed, and the Common Stock has been listed on a national securities exchange, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock (the “Preferred Payments”), the remaining assets and funds of the Corporation (the “Remaining Assets”) shall be distributed as follows: (i) first, any Remaining Assets with an aggregate fair market value less than or equal to the difference of (A) $730,383,530.78 less (B) the amount of any Preferred Payments, shall be distributed pro rata to the holders of shares of the Common Stock, the Class B-1 Common Stock, the Class B-2 Common Stock, the Class B-3 Common Stock, the Class C Common Stock and the Class D Common Stock; and (ii) second, any Remaining Assets with an aggregate fair market value in excess of the difference of (A) $730,383,530.78 less (B) the amount of any Preferred Payments, shall be distributed pro rata to the holders of shares of the Common Securities. Following the occurrence of both an Approved Financing and the listing of the Common Stock on a national securities exchange, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the Preferred Payments, the Remaining Assets shall be distributed pro rata to the holders of shares of the Common Securities. For purposes of this Section 4.4(g), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
(h)	Fractional Shares. Fractional shares of Common Securities may be issued, but are not required to be issued, in the sole discretion of the Board of Directors. If the Board of Directors elects to not issue fractional shares of Common Securities in connection with the conversion of any shares of Class B Common Stock, Class C Common Stock, or Class D Common Stock pursuant to Section 4.4(d)(ii) or (iii) hereof, then after aggregating all fractional share amounts of each holder into one or more whole shares of the class of Common Securities into which such holder’s shares of Class B Common Stock, Class C Common Stock, or Class D Common Stock are convertible, any remaining fractional share interest shall either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than one-half (½) of a share, in which case one additional share of the applicable class of Common Securities will be issued to the such holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than one-half (½) of a share.
(i)	Redemption.
(i)	In the event of an IPO, the Corporation may, in its sole discretion, on a date (the “Redemption Date”) not later than thirty (30) days following the closing of the IPO, redeem up to the lesser of (A) $50,000,000 or (B) thirty percent (30%) of the Aggregate IPO Proceeds (the “Maximum Aggregate Redemption Amount”) of shares of Class C Common Stock at a price per share equal to the Redemption Price (the “Redemption”). In the event that the product of (x) the number of shares of Class C Common Stock outstanding at the Redemption Date multiplied by (y) the Redemption Price is less than the Maximum Aggregate Redemption Amount, all outstanding shares of Series C Common Stock shall be redeemed (a “Full Redemption”). In the event that the product of (x) the number of shares of Class C Common Stock outstanding at the Redemption Date multiplied by (y) the Redemption Price exceeds the Maximum Aggregate Redemption Amount (a “Partial Redemption”), an aggregate number of shares of Class C Common Stock equal to the quotient by dividing (I) the Maximum Aggregate Redemption Amount by (II) the Redemption Amount shall be redeemed at a price per share equal to the Redemption Price on a pro rata basis based on the number of shares of Class C Common Stock held by each holder.
(ii)	On the Redemption Date, all shares of Class C Common Stock to be redeemed (the “Redeemed Shares”) shall be deemed to be surrendered to the Corporation by the custodian thereof and all certificates representing such Redeemed Shares shall be deemed to be surrendered to the Corporation by the custodian thereof, and thereupon, with respect to each record holder of such Redeemed Shares, an amount equal to the Redemption Price shall be payable in cash to the order of the holder whose name appears on each such certificate or on the stock ledger of the Corporation as the owner thereof.
(iii)	In the event of a Full Redemption, from and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders of shares of Class C Common Stock, as holders of Class C Common Stock (except the right to receive the Redemption Price, without interest) shall cease with respect to such shares, and such shares shall be retired and cancelled.
(iv)	In the event of a Partial Redemption, from and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders of Redeemed Shares, as holders of Class C Common Stock with respect to such Redeemed Shares (except the right to receive the Redemption Price, without interest) shall cease with respect to such Redeemed Shares, and such Redeemed Shares shall be retired and canceled. The shares of Class C Common Stock held by each holder that are not Redeemed Shares shall be converted into Class B shares as provided in Section 4.4(d)(iii)(D) hereof.
(v)	Shares of Common Stock, Class B Common Stock or Class D Common Stock shall not be redeemable.
5.	Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL ,or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors is eliminated or limited to the full extent authorized.
6.	Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation (as may be amended and in effect from time to time, the “Bylaws”). No adoption, amendment or repeal of any provision of the Bylaws by action of stockholders shall be effective unless approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors.
7.	Board of Directors.
7.1	The business and affairs of the Corporation are managed by or under the direction of a Board of Directors. The number of directors of the Corporation constituting the whole Board of Directors shall be fixed exclusively by the Board of Directors. The election of directors need not be by ballot.
7.2	Any director may be removed, with or without cause, but only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

7.3	Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall, unless otherwise required by resolution of the Board of Directors, be filled by, and only by, the affirmative vote of a majority of the members of the Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the directors and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
8.	Stockholder Meetings. Except as set forth in the Bylaws, as may be amended from time to time, the stockholders of the Corporation shall be entitled to take any action by written consent as authorized by the DGCL. In addition to the matters expressly required to be approved by stockholders under the DGCL, the Corporation shall not change the nature of its business unless approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors.
9.	Indemnification.
9.1	Right to Indemnification. The Corporation shall, as set forth more fully in the Bylaws, indemnify and hold harmless each of its directors and officers, and advance expenses (including attorneys fees) incurred by directors and officers in matters subject to such indemnification, in each case to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and such right to indemnification and advancement of expenses shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not indemnify any current or former director or officer in connection with a proceeding (or part thereof) initiated by such director or officer unless such proceeding (or part thereof) was authorized by the Board of Directors.
9.2	Non-Exclusivity of Rights. The rights conferred on any person by this Article 9 shall not be exclusive of any other right which such person may have or hereafter acquire under applicable law, this Certificate of Incorporation, the Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.
9.3	Indemnification of Persons Other Than Directors and Officers. This Article 9 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted thereby, to indemnify and to advance expenses, pursuant to applicable law, the Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise, to persons other than directors or officers of the Corporation.
10.	Amendments. Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has caused this Certificate of Incorporation to be executed as of [________], 2010.

By:	Name: Title:

ANNEX C

FORM OF BYLAWS OF IMH FINANCIAL CORPORATION,
a Delaware corporation (the “Corporation”)
(As of [_______], 2010)

ARTICLE 1

STOCKHOLDERS

Section 1.1 Annual Meetings. An annual meeting of the stockholders of the Corporation shall be held for the election of directors at such date, time and place either within or without the State of Delaware as designated by the Board of Directors of the Corporation (the “Board of Directors”) from time to time; provided, however, that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the Delaware General Corporation Law (the “DGCL”). Any other business properly brought before the meeting may be transacted at the annual meeting.

Section 1.2 Special Meetings. Special meetings of stockholders, other than those required by statute and except as otherwise set forth in this Section 1.2, may be called at any time by, and only by (a) the Chief Executive Officer of the Corporation (the “CEO”), (b) the President of the Corporation (the “President”), or (c) the Board of Directors pursuant to a resolution adopted by the Board of Directors, with such meeting to be held at such date, time and place (if applicable) either within or without the State of Delaware as shall be stated in the notice of the meeting. In addition, holders of not less than ten percent (10%) of the voting power of all of the outstanding shares of stock entitled to vote at such meeting (the “10% Holders”) may request that a special meeting of stockholders be called by the Board of Directors for any purpose for which a special meeting is authorized to be called under the DGCL by delivering to the Corporation a written request for such meeting signed by all of the 10% Holders, which states the proposed purpose of the meeting; any such meeting of the stockholders shall be held at such date, time and place (if applicable) either within or without the State of Delaware as shall be selected by the Board of Directors and stated in the notice of the meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

Section 1.3 Nominations and Stockholder Business.

(a) To properly be brought before an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be (i) pursuant to the Corporation’s proxy materials with respect to such meeting, (ii) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) brought before the annual meeting by or at the direction of the CEO, the President or the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors, or (iv) brought before the annual meeting by any stockholder of the Corporation who is a stockholder of record at the time the notice required in the following paragraph is given and who has complied with the notice procedures set forth in Section 1.3(b) and who is entitled to vote at the meeting. For the avoidance of doubt, the foregoing clause (iv) shall be the exclusive means for a stockholder to make nominations or propose business at an annual meeting of stockholders (other than nominations or other business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) or any similar rules subsequently adopted thereunder).

(b) For nominations or business to be properly brought before an annual meeting of stockholders by a stockholder of record under Section 1.3(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Secretary”) and such business must be a proper subject for stockholder action under the DGCL, and the stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these bylaws. To be timely for purposes of this Section 1.3(b), a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days before or delayed by more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, then notice by the stockholder must, to be timely hereunder, be delivered not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement (as defined below) is first made of the date of such meeting. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice must set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and any other information that the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation;

(ii) as to any business that the stockholder proposes to bring before such meeting, a brief description of the business desired to be brought before such meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(iii) as to the stockholder giving the notice and the beneficial owner(s) if any (collectively, the “Parties” and each, a “Party”), on whose behalf the nomination or proposal is made, the name and address of such stockholder and of all such beneficial owners, if any;

(iv) as to each of the Parties (A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by such Party, and a representation that such stockholder will notify the Corporation within five business days after the record date for determining the stockholders entitled to notice of such meeting of the class, series and number of shares of capital stock of the Corporation held by such Party as of such record date (except as otherwise provided in Section 1.3(h) below), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by such Party (for purposes hereof, a Party shall be deemed to have a short interest in a security if such Party directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such Party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership with respect to which either Party is a general partner or beneficially owns, directly or indirectly, an interest in a general partner thereof and (G) any performance-related fees (other than asset-based fees) that each such Party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such Party’s immediate family sharing the same household (which information set forth in clauses (A) through (G) shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than five business after the record date for determining the stockholders entitled to notice of the meeting in order to disclose such ownership as of the record date for such meeting (except as otherwise provided in Section 1.3(h) below);

(v) as to each of the Parties, any other information relating to such Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal of business and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act;

(vi) as to each of the Parties, a statement of whether or not such Party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, shares representing at least the percentage of voting power of all shares of capital stock of the Corporation as is required under applicable law to carry the proposal (such statement, a “Solicitation Statement”); and

(vii) a representation that such stockholder or its qualified representative (as defined in Section 1.3(g)) intends to appear in person at the annual meeting to bring such nominations or business before the meeting.

(c) A person shall not be eligible for election or re-election as a director at an annual meeting of stockholders unless (i) such person is nominated by a stockholder of record in accordance with the notice procedures set forth in this Section 1.3 unless otherwise required by Rule 14a-8 under the Exchange Act or any similar rules subsequently adopted thereunder, or (ii) such person is nominated by or at the direction of the Board of Directors. At an annual meeting of stockholders, only such business as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.3 may be conducted.

(d) Notwithstanding anything in this Section 1.3 to the contrary, if the number of directors to be elected to the Board of Directors is increased and the Corporation does not make a public announcement specifying the size of the increased Board of Directors at least 10 days before the last day on which a stockholder of record may deliver a notice of nomination in accordance with Section 1.3(b), then a stockholder’s notice required by Section 1.3(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the

Corporation not later than the close of business on the 10th day following the date on which such public announcement is first made by the Corporation.

(e) At a special meeting of stockholders, only such business as has been brought before the meeting by or at the direction of the Board of Directors may be considered. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Sections 1.3(b)(i) and (b)(iii) through (b)(vii). Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if the stockholder’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Except as otherwise provided by law, a person shall not be eligible for election or re-election as a director at any meeting of stockholders unless the person is nominated (i) by or at the direction of the Board of Directors, or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Section 1.3.

(f) The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.3. If any proposed nomination or business is not in compliance with this Section 1.3 or these bylaws, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such defective proposed nomination or business shall not be presented for stockholder action at the meeting and shall be disregarded.

(g) For purposes of this Section 1.3, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, The Associated Press, Business Wire, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act; and a “qualified representative” of the stockholder shall be such stockholder’s agent or designee or other persons authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(h) Notwithstanding anything in this Section 1.3 to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by Section 1.3(b) shall also set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under Section 1.3(b)(iii), clauses (A) through (G) of Section 1.3(b)(iv), and Section 1.3(b)(v), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting. This Section 1.3 shall not apply to a proposal or nomination proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal or nomination at a meeting of stockholders only pursuant to and in compliance with Rule 14a-8 under the Exchange Act or any other rule promulgated under Section 14 of the Exchange Act and such proposal or nominee has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting. Nothing in this Section 1.3 shall be deemed to affect any rights of the holders of any series of preferred stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Section 1.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting must be given, stating the place, date and time of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice. Unless otherwise required by the DGCL or the certificate of incorporation of the Corporation (as it may be amended or amended and restated from time to time, the “Certificate of Incorporation”), the notice of any stockholder meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by applicable law. Any notice shall be made in compliance with the notice provisions of this Section 1.4 and Section 5.2. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is giving in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

Section 1.5 Adjournments. Any annual or special meeting of stockholders may be adjourned from time to time for any reason by the chairman of the meeting (determined in accordance with Section 1.8), to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, date, and time of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If after the adjournment the Board of Directors fixes a new record date for determination of stockholders entitled to vote at the adjourned meeting, the Board of Directors shall also fix a new record date for stockholders entitled to receive notice of such adjourned meeting, which date shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and the Board of Directors shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 1.6 Quorum. At each annual or special meeting of stockholders, except where otherwise required by the DGCL, the Certificate of Incorporation or these bylaws, the holders of a majority of the voting power of all of the outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes or series is required for any matter, the holders of a majority of the voting power of all of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders of such classes or series of stock are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Section 1.7 Voting; Proxies.

(a) Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders is entitled to one vote for each share of stock held of record by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may vote in person or by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. Voting at meetings of stockholders need not be by written ballot unless so directed by the chairman of the meeting (determined in accordance with Section 1.8) or the Board of Directors.

(b) At all meetings of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of a plurality of the votes cast. In all other matters, unless otherwise required by law, the Certificate of Incorporation or these bylaws, the affirmative vote of a majority of the votes cast affirmatively or negatively will be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of a majority of the votes cast affirmatively or negatively of such class or classes shall be the act of such class or classes, except as otherwise required by law, the Certificate of Incorporation or these bylaws.

Section 1.8 Organization. Meetings of the stockholders of the Corporation shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or in the absence of the Chairman, by the Deputy Chairman of the Board of Directors (the “Deputy Chairman”), or in the absence of the Deputy Chairman, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote thereat who are present, in person or by proxy. Such presiding person, with respect to any meeting of the stockholders, is referred to in this Article I as the “chairman of the meeting”. The Secretary or, in the absence of the Secretary, the Assistant Secretary, if any, or in the absence of the Assistant Secretary, such other person as is designated by the chairman of the meeting determined in accordance with this Section 1.8 shall act as secretary of the meeting and keep a record of the proceedings thereof. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to adjourn a meeting of stockholders without a vote of stockholders in accordance to Section 1.5 and to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules or regulations adopted by the Board of Directors pursuant to the provisions of these bylaws, including the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken.

Section 1.9 Inspectors. Prior to any meeting of stockholders, the Board of Directors, or the chairman of the meeting shall appoint one or more inspectors to act at such meeting and make a written report of the meeting. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Inspectors need not be stockholders and no director or nominee for the office of director shall be appointed such an inspector. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, may be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record.

Section 1.10 Fixing Date for Determining Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted, and which record date must be no more than 60 days prior to the action for which a record date is being established. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.11 List of Stockholders Entitled to Vote. A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, as prepared by the Secretary or other officer having charge of the stock ledger, shall be open to the examination of any stockholder, for any purpose germane to the meeting, either physically during ordinary business hours or electronically, in the discretion of the Board of Directors, for a period of at least 10 days prior to the meeting in the manner provided by law; provided, however, if the record date for determining stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE 2

DIRECTORS

Section 2.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise required by law or provided in the Certificate of Incorporation. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall not be less than seven (7) nor more than fifteen (15), and shall initially be seven (7). Directors need not be stockholders of the Corporation.

Section 2.2 Election; Term of Office; Resignation; Vacancies.

(a) At each annual meeting of the stockholders of the Corporation from and after the first annual meeting of the stockholders, each director standing for election shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Notwithstanding the foregoing, for any director who is an employee of the Corporation or any of its affiliates at the time of election or appointment to the Board of Directors it is a qualification for service as a director that such director remain so employed, so that such director shall no longer be qualified to be a director and shall therefore automatically cease to be a director upon termination of such director’s employment with the Corporation or such affiliate for any reason.

(b) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors or a person designated by the Board of Directors. Such resignation shall take effect when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

(c) Subject to the rights of holders of any one or more series of preferred stock then outstanding, vacancies and newly created directorships resulting from any increase in the authorized number of directors (other than any directors elected in the manner described in the next sentence) or from any other cause shall, unless otherwise required by resolution of the Board of Directors, be filled by, and only by, the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled by the Certificate of Incorporation to elect one or more directors, vacancies and newly created directorships of such class or classes or series shall unless otherwise required by resolution of the Board of Directors be filled by, and only by, the affirmative vote of a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected. A director elected to fill a vacancy shall hold office until the next election of directors and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine and publicize among all directors.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman and the Deputy Chairman. Special meetings of the Board of Directors may also be held at any time or place within or without the

State of Delaware if a majority of the members of the Board of Directors then in office consents thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors.

Section 2.5 Notices of Board of Directors Meetings. Notice of any regular or special meeting, unless waived, must be given by mail, electronic transmission, telephone or facsimile or courier to each director at his or her address as the same appears on the records of the Corporation not less than one (1) day prior to the day on which such meeting is to be held if such notice is by electronic transmission, telephone, facsimile or courier, and not less than five (5) business days prior to the day on which the meeting is to be held if such notice is by mail. If the Secretary fails or refuses to give such notice, then the notice may be given by another officer or any one of the directors. Any such meeting may be held at such place as the Board of Directors may fix from time to time or as may be specified or fixed in such notice. Notice may be waived in writing or by electronic transmission by any director, either before or after the meeting. Any meeting of the Board of Directors will be a legal meeting without any notice having been given, if all the directors shall be present at the meeting, and no notice of a meeting is required to be given to any director who shall attend such meeting.

Section 2.6 Quorum and Manner of Acting. Except as otherwise provided in the Certificate of Incorporation or these bylaws, a majority of the members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any regular or special meeting of the Board of Directors (except that in no case shall a quorum be less than 1/3 of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships), and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, the chairman of the meeting or a majority of the directors present may adjourn the meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given.

Section 2.7 Participation in Meetings by Conference Telephone Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 2.8 Organization. Meetings of the Board of Directors will be presided over by the Chairman, or in the absence of the Chairman, the Deputy Chairman, or in the absence of the Deputy Chairman, by a chairman chosen by the directors present at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Powers and Duties of the Chairman and Deputy Chairman.

(a) Duties of the Chairman. The Chairman, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman shall perform other duties commonly incident to his or her office, subject to the control of the Board of Directors, and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chairman must be a director of the Corporation.

(b) Duties of the Deputy Chairman. The Deputy Chairman shall perform the duties of the Chairman when the Chairman of the Board of Directors is absent or unable to act or during such time as no individual is serving as Chairman of the Board of Directors, and the Deputy Chairman shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Deputy Chairman must be a director of the Corporation.

Section 2.10 Committees of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation which, to the extent provided by resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaws of the Corporation. Such committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors and, when required by the Board of Directors, shall keep regular minutes of their proceedings and report the same to the Board of Directors. In the absence or disqualification of a member of a committee, the member or members of such committee who are present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law or the Certificate of Incorporation.

Section 2.11 Compensation of Directors. Directors who are not employees shall receive compensation for their services as directors, in such form and amounts as the Board of Directors from time to time determines. Directors who are employees shall not receive any stated salary for their services as directors, but, pursuant to normal corporate expense reimbursement policies, shall receive reimbursement for expenses of attendance at such meetings.

Section 2.12 Action by Directors Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, then in office consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 2.13 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.

ARTICLE 3

OFFICERS

Section 3.1 Officers Designated. The officers of the Corporation shall include a CEO, a President, a Chief Operating Officer, a Chief Financial Officer, a Controller, a Treasurer, and a Secretary. Each such officer shall be elected by the Board of Directors at its annual meeting or any special meeting. One person may concurrently hold any two or more such offices, except that the Secretary may not concurrently hold the office of CEO or President.

Section 3.2 Additional Officers. The CEO, the President and the Board of Directors each may appoint, and may delegate power to appoint, such additional officers of the Corporation, including without limitation one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers of the Corporation as it may determine from time to time, and each such officer shall hold office for such term, have such authority and perform such duties as may from time to time be determined by the CEO, the President or the Board of Directors, as applicable (or by such person to whom such appointment power has been delegated pursuant to this Section 3.2).

Section 3.3 Tenure of Office. Each officer of the Corporation shall hold office until their respective successors shall be duly elected or appointed and qualified, except that (a) the term of office of any officer who is an employee of the Corporation shall automatically terminate upon the termination of such officer’s employment with the Corporation for any reason and (b) in case of the officer’s prior resignation, death or removal. The Board of Directors may remove any officer at any time with or without cause. Officers appointed by or pursuant to a delegation from the CEO or the President pursuant to Section 3.2 may be removed by the CEO or the President, as applicable, at any time with or without cause. The compensation of officers of the Corporation shall be fixed from time to time by the Board of Directors, or a committee thereof, but this power may be delegated by the Board of Directors to such officers as may be designated by resolution of the Board of Directors, or a committee thereof.

Section 3.4 Powers and Duties of Officers. Subject to the direction and control of the Board of Directors, the officers of the Corporation shall have such powers and duties in the management and operation of the Corporation as are set forth in these bylaws and as may be prescribed by the Board of Directors or delegated by the CEO or the President and (to the extent consistent with the foregoing), as generally pertain to their respective offices.

(a) Duties of the Chief Executive Officer. The CEO shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, be responsible for the general supervision, direction and control of the business and affairs of the Corporation, and for the execution of the policies of the Board of Directors. The CEO will have primary responsibility for strategy, working in conjunction with the President. The Corporation’s Chief Financial Officer, its general counsel, its head of investor relations, the heads of all other corporate functions of the Corporation and its subsidiaries and the President shall report to the CEO. The CEO will, jointly with the President, manage integration of the operations of the Corporation and its subsidiaries in a manner which is generally consistent with their division of responsibilities. The CEO shall have power to sign all contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation. The CEO shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(b) Duties of the President. The President shall, subject to the control of the Board of Directors, be responsible for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of president or which are delegated to him or her by the Board of Directors from time to time. The President shall have direct supervision over the business of the Corporation and its several officers, subject to the authority of the Board of Directors and the CEO, and shall consult with and report to the CEO. The President will have primary profit and loss responsibility, working in conjunction with the CEO. All line-of-business leaders and geographic leaders of the Corporation and its subsidiaries will report to the President. The President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers (other than the CEO), employees and agents of the Corporation.

(c) Duties of the Chief Operating Officer. The Chief Operating Officer of the Corporation shall, except for such matters as are expressly reserved to the CEO, the President, the Board of Directors or as otherwise directed by the Board of Directors, have responsibility for the day-to-day management and operation of the business of the Corporation, general oversight of the operation of the Corporation’s operations and employees, and other such duties and responsibilities as the CEO, the President or the Board of Directors may determine from time to time.

(d) Duties of the Chief Financial Officer. The Chief Financial Officer shall be responsible for the overall supervision of the financial operations and the general financial affairs of the Corporation. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner, and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the CEO or the President. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation with respect to such matters. The Chief Financial Officer shall perform other duties commonly incident to his or her office and shall also have such other duties and responsibilities as the CEO, the President or the Board of Directors may determine from time to time.

(e) Duties of the Controller. The Controller of the Corporation (the “Controller”) shall serve as the principal accounting officer of the Corporation. The Controller shall perform such duties commonly incident to his or her office and shall also have such other duties and responsibilities as the CEO, the President, the CFO or the Board of Directors may determine from time to time.

(f) Duties of the Treasurer. The Treasurer of the Corporation (the “Treasurer”), subject to the order of the Board of Directors, shall have custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors, the CEO or the President may designate from time to time. The Board of Directors, the CEO or the President may direct any Assistant Treasurer to assume and perform the duties of the Treasurer in the absence (or inability or refusal to act) or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors, the CEO or the President shall designate from time to time.

(g) Duties of the Secretary. The Secretary or his or her designees shall attend all meetings of the stockholders and of the Board of Directors, and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall (i) give notice in conformity with these bylaws of all meetings of the stockholders, and of all meetings of the Board of Directors and any committee thereof requiring notice, (ii) perform all other duties given him or her in these bylaws and other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors may designate from time to time, (iii) act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation, if any, and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with provisions of these bylaws; (iv) have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) perform such other duties incident to the office of Secretary and have such other powers as the Board of Directors, the CEO or the President, as applicable, shall designate from time to time. The Board of the Directors, the CEO or the President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence (or inability or refusal to act) or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors, the CEO or the President, as applicable, shall designate from time to time.

(h) Discretion of the Board of Directors as to Officer Duties. Notwithstanding the provisions of this Section 3.4, the Board of Directors in its discretion may, pursuant to a resolution adopted by a majority of the members of the Board of Directors, alter the roles and responsibilities of the officers of the Corporation from time to time, including without limitation the CEO, President, Chief Financial Officer and Chief Operating Officer, and the reporting structure among officers.

Section 3.5 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the CEO or Secretary. Any such resignation will take effect at the time specified in the notice of resignation. Unless otherwise specified in the notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.6 Vacancies. A vacancy in any office of the Corporation may be filled in the same manner in which an officer to fill said office may be chosen pursuant to Sections 3.1, and 3.2.

Section 3.7 Delegation of Duties. In case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may confer for the time being the powers or duties, or any of them, of such officer upon any other officer or upon any director.

ARTICLE 4

SHARES OF STOCK

Section 4.1 Certificates; Uncertificated Shares. The shares of stock of the Corporation may be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman or Deputy Chairman, or the President and Vice President, if any, on the one hand, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, on the other hand, certifying the number of shares owned by the stockholder. Any or all of the signatures on the certificate may be by facsimile.

Section 4.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. In the event of the loss, theft or destruction of any certificate of stock, another certificate or uncertificated shares may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 4.3 Transfer of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4.2, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.1 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year or such other date as the Board of Directors determines from time to time.

Section 5.2 Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 5.3 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these bylaws, a written waiver thereof signed by, or waiver by electronic transmission from, the person entitled to notice, whether before or after the time stated therein, is deemed equivalent to notice. Attendance of a person at a meeting constitutes a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Section 5.4 Facsimiles. Any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

Section 5.5 Books and Records; Registered Stockholders. The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 5.6 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 5.7 Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 5.8 Depositories. The Board of Directors, the Chief Financial Officer, the Treasurer, any Assistant Treasurer and such other persons as may be delegated authority by any of the foregoing, may designate the banks, trust companies, or other depositories in which shall be deposited from time to time, the money or securities of the Corporation.

Section 5.9 Contracts, etc. The Board of Directors may authorize any officer, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 5.10 Stock in Other Corporations. Any shares of stock in any other corporation which may from time to time be held by the Corporation may be represented and voted at any meeting of stockholders of such other corporation by the CEO, the President, the Chief Financial Officer, the Treasurer, the Secretary or by any other person or persons thereunto authorized by the Board of Directors or designated by the CEO, or by any proxy designated by written instrument of appointment executed in the name of the Corporation by the CEO or by such officers as may be designated by him and attested by the Secretary or, if applicable, Assistant Secretary.

Section 5.11 Indemnification.

(a) Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit or proceeding or alternative dispute resolution procedure, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee or member of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or other indemnitee or in any other capacity while serving as such, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liability and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 5.11(c) with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding any provision of this Section 5.11, no indemnification shall be paid to any indemnitee: (i) on account of any suit in which judgment is rendered against such indemnitee for disgorgement of profits made from the purchase or sale by such indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act, or similar provisions of any federal, state or local statutory law or (ii) on account of any suit in which judgment is rendered against such indemnitee for any reimbursement of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, or the payment to the Company of profits arising from the purchase and sale by such indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act of 2002).

(b) In addition to the right to indemnification conferred in Section 5.11(a), an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 5.11(b) or otherwise.

(c) If a claim under Section 5.11(a) or (b) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 5.11 or otherwise shall be on the Corporation.

(d) The rights to indemnification and to the advancement of expenses conferred in this Section 5.11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, bylaws, agreement, vote of stockholders or directors or otherwise.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, manager, officer, partner, trustee, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(f) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 5.11 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(g) The rights conferred upon indemnitees in this Section 5.11 shall be contract rights that shall vest upon commencement of service as a director or officer or in any other capacity pursuant to which an indemnitee is entitled to indemnification hereunder, and such rights shall continue as to an indemnitee who has ceased to serve in such capacity and shall inure to the benefit of such indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 5.11 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(h) To the extent that any director or officer of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

(i) In the event of payment under this Section 5.11, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(j) If any provision or provisions of this Section 5.11 shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Section 5.11 (including, without limitation, all portions of any paragraphs of this Section 5.11 containing any such provisions held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Section 5.11 (including, without limitation, all portions of any paragraph of this Section 5.11 containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 5.12 Amendment of Bylaws. These bylaws may be amended, modified or repealed, and new bylaws may be adopted at any time, by the Board of Directors. Stockholders of the Corporation may adopt additional bylaws and amend, modify or repeal any bylaw whether or not adopted by them, but only in accordance with Article 6 of the Certificate of Incorporation.

Section 5.13 Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ANNEX D

FORM OF 2010 IMH FINANCIAL CORPORATION EMPLOYEE STOCK
INCENTIVE PLAN

1. PURPOSE OF PLAN

The purpose of this 2010 IMH Financial Corporation Employee Stock Incentive Plan (this “Plan”) of IMH Financial Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2. ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3. PLAN ADMINISTRATION

3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, to reprice or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 1,200,000 shares, provided that the maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan shall automatically increase to 1,800,000 shares upon the consummation of an initial public offering of the Corporation’s Common Stock (the “Share Limit”).

The following limits also apply with respect to awards granted under this Plan:

(a) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,800,000 shares.

(b) The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 600,000 shares.

(c) Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall also be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5. AWARDS

5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be determined by the Administrator on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). ISOs may only be granted with a per share exercise price of not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be determined by the Administrator on the date of grant of the SAR and set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards.

5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees with an exercise or base price not less than the fair market value of a share of Common Stock on the date of grant (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards ”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute basis or relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 600,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $20,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which securityholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3 Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;
•	cash, check payable to the order of the Corporation, or electronic funds transfer;
•	notice and third party payment in such manner as may be authorized by the Administrator;
•	the delivery of previously owned shares of Common Stock;
•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or
•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were reported by the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported by the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6. EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1 General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7. ADJUSTMENTS; ACCELERATION

7.1 Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock or other stock of the Corporation; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2 Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3 Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8. OTHER PROVISIONS

8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this

Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of [__________], 2010, the date of its approval (the “Effective Date”). This Plan shall be submitted for and subject to approval by the applicable number of securityholders no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under

Section 162(m) of the Code) any such awards and any other Performance Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

ANNEX E

[date of notice]

VIA FACSIMILE AND FEDERAL EXPRESS

Registrar and Transfer Company
_____________
_____________
Attention: _____________
Facsimile: _____________

Re: IMH Financial Corporation Notice of Conversion

Ladies and Gentlemen:

The undersigned stockholder (the “Stockholder”) of IMH Financial Corporation (the “Corporation”) wishes to, and hereby does, submit this Notice of Conversion to elect to convert certain of its shares of the Class B Common Stock or Class D Common Stock of the Corporation into shares of the Common Stock of the Corporation, pursuant to Section 4.4(d)(ii) of the Corporation’s Certificate of Incorporation (the “Certificate”). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Certificate.

Election to Convert

The Stockholder hereby provides notice of the following election to convert:

☐	The Stockholder owns __________ shares of Class B-1 Common Stock, and hereby elects to convert __________ of such shares into shares of Common Stock, on a 1:1 ratio.
☐	The Stockholder owns __________ shares of Class B-2 Common Stock, and hereby elects to convert __________ of such shares into shares of Common Stock, on a 1:1 ratio.
☐	The Stockholder owns __________ shares of Class B-3 Common Stock, and hereby elects to convert __________ of such shares into shares of Common Stock, on a 1:1 ratio.
☐	The Stockholder owns __________ shares of Class D Common Stock, and hereby elects to convert __________ of such shares into shares of Common Stock, on a 1:1 ratio.

Representations of the Stockholder

☐	I am the sole owner of the shares of Class B-1 Common Stock, Class B-2 Common Stock, and Class B-3 Common Stock indicated above, and I have complied with all of the transfer restrictions set forth in Section 4.4(d)(i) of the Certificate.
☐	I am the sole owner of the shares of Class D Common Stock indicated above, and I have complied with all of the transfer restrictions set forth in Section 4.4(d)(i) of the Certificate for the ninety-day period prior to the date of this Conversion Notice, and I am not currently in violation of any such restrictions. I further represent that if I was the holder of Class B Common Stock on the Special Dividend Record Date (and the Special Dividend was declared and paid), I will promptly, and in no event later than five (5) Business Days from the date of this Conversion Notice, return to the Corporation the full amount of the Special Dividend that I received.

Pursuant to Section 4.4(d)(ii) of the Certificate, a copy of which is attached as Annex 1 hereto, the Stockholder hereby notifies you of its election to cause the conversion of certain of its shares of the Class B Common Stock or Class D Common Stock of the Corporation, subject to all of the applicable terms and conditions set forth in the Certificate. In accordance with Section 4.4(d)(ii) of the Certificate, such conversion shall (subject to applicable law), be deemed to have occurred at the close of business on the date hereof. Kindly reflect in book-entry form the number of shares of Common Stock the Stockholder shall be entitled as a result of the conversion in the names and respective amounts set forth on Annex 2 hereto.

Very truly yours,
IF AN INDIVIDUAL:	IF AN ENTITY:
By: (duly authorized signature)	(please print or type complete name of entity)
Name: (please print or type full name)	By: (duly authorized signature)
Name: (please print or type full name)
Title: (please print or type full title)

ANNEX 1

Section 4.4(d)(ii) of the Certificate

Optional Conversion of Class B Common Stock and Class D Common Stock. The shares of Class B Common Stock and Class D Common Stock shall be subject to conversion at the option of the holder thereof (or, if applicable, automatically), as follows:

(A)	on and after the six-month anniversary of the Trigger Date, each share of Class B-1 Common Stock shall be convertible into one share of Common Stock;
(B)	on and after the nine-month anniversary of the Trigger Date, each share of Class B-2 Common Stock shall be convertible into one share of Common Stock;
(C)	if, during the period beginning on the five-month anniversary of the IPO Date, the closing per-share trading price of the Common Stock (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be selected by the Corporation) exceeds 125% of the per-share price at which the Common Stock was initially sold to the public in the IPO (before underwriting discounts and the like, and as adjusted for stock splits, stock dividends and the like) for twenty (20) consecutive trading days, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, and each share of Class B-3 Common Stock shall thereafter be convertible into one share of Common Stock;
(D)	on and after the twelve-month anniversary of the Trigger Date, each share of Class D Common Stock shall be convertible into one share of Common Stock; and
(E)	on and after the four-year anniversary of the Trigger Date, each share of Class B-4 Common Stock shall be convertible into one share of Common Stock.

In order to effect any conversion pursuant to this Section 4.4(d)(ii), the applicable holder shall give written notice to the transfer agent for the Corporation’s capital stock and to the custodian appointed by the Corporation to hold the Class B Common Stock, Class C Common Stock and Class D Common Stock of its desire to convert shares (a “Conversion Notice”) which Conversion Notice shall set forth the number of shares and applicable series of Class B Common Stock or Class D Common Stock it desires to convert. In addition, in connection with a conversion pursuant to clauses (A), (B), (C), or (E) above, the applicable holder shall include in such notice a representation that such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Representation”), and no such conversion shall be effected in the absence of such a Transfer Representation. In connection with any conversion pursuant to clause (D) above, the Conversion Notice shall contain an affirmative statement that (I) such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof for the ninety-day period prior to the date of such Conversion Notice and is not currently in violation of any such restriction, and (II) if such holder was a holder of Class B Common Stock on the Special Dividend Record Date (and the Special Dividend was declared and paid), such holder will return to the Corporation the full amount of the Special Dividend that such holder received (a “Transfer Cure Representation ”). With respect to any conversion pursuant to clauses (A), (B) (C), or (E) above, in the event that a holder delivers a Conversion Notice that contains a statement that such holder has not complied with the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Violation Representation”), then, notwithstanding the provisions of Section 4.4(d)(ii) hereof, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, each share of Class B-3 Common Stock, and each share of Class C Common Stock held by such holder shall be automatically converted into one share of Class D Common Stock instead of one share of Common Stock. With respect to any conversion pursuant to clause (D) above, in the event that a holder delivers a Conversion Notice that does not contain the Transfer Cure Representation, then the custodian holding such holder’s shares of Class D Common Stock shall not release such shares of Class D Common Stock for a period of 90 days after the date such Conversion Notice is deemed delivered, and will thereafter release such shares of Class D Common Stock only upon receipt from the holder of the Transfer Cure Representation. If a holder owns certificated shares, such holder shall also direct the custodian holding such shares of Class B Common Stock to surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate). To the extent permitted by applicable law, all conversions pursuant to clauses (A), (B), (C), (D), and (E) above shall be deemed to have been effected at the close of business on the date the notice of desire to convert (and if applicable any stock certificates or affidavits of loss thereof) is received by the Corporation’s transfer agent.

ANNEX 2

Instructions for Book-Entry Transfer of Common Stock

Please issue shares of Common Stock in the following names and corresponding number of shares:

Name of Stockholder	Number of Shares	Contact Information

ANNEX F

May 7, 2010

Board of Directors of Investors Mortgage Holdings Inc.
  on behalf of IMH Secured Loan Fund, LLC
4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

Attention: Shane Albers, Chairman and Chief Executive Officer

Dear Sirs:

We understand that IMH Secured Loan Fund, LLC (the “Fund”) is considering transactions (the “Conversion Transactions”) whereby

(a)	membership units in the Fund would be exchanged for approximately 17 million shares of IMH Financial Corporation (“IMH Financial”);
(b)	895,750 Class B-3 shares of IMH Financial would be issued to acquire Investors Mortgage Holdings Inc. (the “Manager”), the manager of the Fund, and IMH Holdings, LLC (“Holdings”), whose subsidiary, SWI Management, LLC (“SWIM”), is the manager of the Strategic Wealth Income Fund); and
(c)	IMH Financial will be internally managed.

You have provided us with the preliminary consent solicitation/prospectus with respect to the Conversion Transactions in substantially final form (the “Prospectus”) and the Agreement and Plan of Conversion and by and among IMH Financial Corporation, IMH Secured Loan Fund, LLC, Investors Mortgage Holdings, Inc., IMH Holdings, LLC, Shane C. Albers, William Meris, Steve Darak, Brian Peterson, and Ryan Muranaka in substantially final form (the “Conversion Plan”).

You have asked us to render our opinion as to whether the acquisition of the Manager and Holdings is fair, from a financial point of view, to the stockholders of IMH Financial (other than the owners of the Manager and Holdings).

In the course of our analyses for rendering this opinion, we have:

1.	reviewed the Prospectus and the Conversion Plan;
2.	reviewed the Fund’s Annual Reports of Form 10-K for the years ended December 31, 2007, 2008 and 2009;

F-1

3.	reviewed certain operating and financial information, including projections, provided to us by the Manager relating to the business and prospects of the Fund, IMH Financial, the Manager, and Holdings;
4.	met with representatives of the Manager to discuss the operations, historical financial statements and future prospects of the Fund, IMH Financial, the Manager, and Holdings;
5.	reviewed publicly available IMH Financial data and other information with respect to other acquisitions by funds and REITs of their external managers; and
6.	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by the Manager. With respect to projected financial results of IMH Financial, the Manager and SWIM, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Manager. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of the Fund that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of the Fund, the Manager or Holdings. This opinion has been approved by our Fairness Committee. Our opinion is necessarily based on economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the acquisition of the Manager and Holdings is fair, from a financial point of view, to the stockholders of IMH Financial Corporation (other than the owners of the Manager and Holdings).

Our opinion does not address the underlying business decision of the Fund to engage in the Conversion Transactions, or the relative merits of the Conversion Transactions as compared to any other strategic alternatives that may be available to the Fund.

We have not acted as financial advisor to the Fund in connection with the Conversion Transactions and have not previously been engaged by the Fund or any of its affiliates. No portion of our fee is contingent on completion of the Conversion Transactions.

Very truly yours,

SUTTER SECURITIES INCORPORATED

By:	/s/ Gil Matthews Senior Managing Director

F-2

ANNEX G

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY TO
A CORPORATION PURSUANT TO SECTION 265
OF THE DELAWARE GENERAL
CORPORATION LAW

1.	The jurisdiction where the Limited Liability Company was first formed is Delaware.
2.	The jurisdiction immediately prior to filing this Certificate is Delaware.
3.	The date the Limited Liability Company was first formed is May 14, 2003.
4.	The name of the Limited Liability Company immediately prior to filing this Certificate is IMH Secured Loan Fund, LLC.
5.	The name of the Corporation as set forth in its Certificate of Incorporation is IMH Financial Corporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate on the ___ day of _____, A.D. 2010.

By:	Shane C. Albers Chief Executive Officer

G-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The amended and restated certificate of incorporation of IMH Financial Corporation provides for the limitation of liability and indemnification of our directors to the fullest extent provided by the DGCL, as it exists or may hereafter be amended.

Under Section 102(b)(7) of the DGCL, a corporation’s certificate of incorporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description
2	Agreement and Plan of Conversion and Contribution, by and among IMH Secured Loan Fund, LLC, IMH Financial Corporation, Investors Mortgage Holdings Inc. and its Stockholders, and IMH Holdings, LLC and its Members is included as Annex A to the consent solicitation/prospectus that is part of this Registration Statement.
3.1	Form of Amended and Restated Certificate of Incorporation of IMH Financial Corporation included as Annex B to the consent solicitation/prospectus that is a part of this Registration Statement and is incorporated herein by reference.
3.1.1	IMH Secured Loan Fund, LLC Certificate of Formation (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K, File No. 000-52611, filed on March 31, 2008).
3.2	Form of Bylaws included as Annex C to the consent solicitation/prospectus that is a part of this Registration Statement and is incorporated herein by reference.
4.1	IMH Secured Loan Fund, LLC Restated Limited Liability Company Operating Agreement.
4.2	Investors Mortgage Holdings, Inc. Management Incentive Plan
4.3	Form Subscription Agreement (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form 10, File No. 000-52611, filed on April 30, 2007).
4.4	2010 IMH Financial Corporation Employee Stock Incentive Plan included as Annex D to this consent solicitation/prospectus.
5.1*	Opinion of O’Melveny & Myers LLP as to the legality of the securities being issued.
8.1*	Tax opinion of O’Melveny & Myers LLP.
10.1	Promissory Note dated March 1, 2007.
10.2	Promissory Note dated May 1, 2009.
10.3	Management Agreement by and between Strategic Wealth & Income Fund, LLC and SWI Management, LLC.
10.4	Form of Selling Agreement.
10.5	Form of Amendment to Selling Agreement.
10.6*†	Selling Agreement.
10.7*†	Amendment to Selling Agreement.
23.1*	Consent of BDO Seidman, LLP.
23.2*	Consent of BDO Seidman, LLP.
23.3*	Consent of Clifton Gunderson LLP.
23.4	Consent of O’Melveny & Myers LLP (included within Exhibit 5.1 and incorporated herein by reference).
23.5	Consent of Cushman & Wakefield, Inc.
23.6	Consent of ValueScope Inc.
23.7	Consent of Sutter Securities Incorporated.
24.1	Power of Attorney (included in the signature page to Amendment No. 1 to this consent solicitation/prospectus)
99.1*	Form of Consent.
99.2	ValueScope Report, dated November 24, 2009.
99.3	ValueScope Report, dated December 18, 2009.
99.4	Presentation to the Board of Directors of Investors Mortgage Holdings Inc., dated February 8, 2010.

*	Filed herewith.

†	One example agreement has been filed pursuant to Item 601 of Regulation S-K. Confidential treatment has been requested with respect to information identifying the counterparty to this agreement, and the schedule provided pursuant to Item 601 identifying the counterparties to the other agreements and certain other differences. The omitted information and schedule has been filed separately with the U.S. Securities and Exchange Commission.

(b) Financial Statement Schedules

Financial statement schedules are included in the financial statements included in the consent solicitation/prospectus.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A. paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, IMH Financial Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on May 10, 2010.

IMH FINANCIAL CORPORATION
By: /s/ SHANE C. ALBERS Shane C. Albers Chief Executive Officer

Signature	Title	Date
/s/ SHANE C. ALBERS Shane C. Albers	Chief Executive Officer (Principal Executive Officer) and Director	May 10, 2010
/s/ WILLIAM MERIS William Meris	President and Director	May 10, 2010
/s/ STEVEN DARAK Steven Darak	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2010

EXHIBIT INDEX

Exhibit Number	Description
2	Agreement and Plan of Conversion and Contribution, by and among IMH Secured Loan Fund, LLC, IMH Financial Corporation, Investors Mortgage Holdings Inc. and its Stockholders, and IMH Holdings, LLC and its Members is included as Annex A to the consent solicitation/prospectus that is part of this Registration Statement.
3.1	Form of Amended and Restated Certificate of Incorporation of IMH Financial Corporation included as Annex B to the consent solicitation/prospectus that is a part of this Registration Statement and is incorporated herein by reference.
3.1.1	IMH Secured Loan Fund, LLC Certificate of Formation (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K, File No. 000-52611, filed on March 31, 2008).
3.2	Form of Bylaws included as Annex C to the consent solicitation/prospectus that is a part of this Registration Statement and is incorporated herein by reference.
4.1	IMH Secured Loan Fund, LLC Restated Limited Liability Company Operating Agreement.
4.2	Investors Mortgage Holdings, Inc. Management Incentive Plan
4.3	Form Subscription Agreement (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form 10, File No. 000-52611, filed on April 30, 2007).
4.4	2010 IMH Financial Corporation Employee Stock Incentive Plan included as Annex D to this consent solicitation/prospectus.
5.1*	Opinion of O’Melveny & Myers LLP as to the legality of the securities being issued.
8.1*	Tax opinion of O’Melveny & Myers LLP.
10.1	Promissory Note dated March 1, 2007.
10.2	Promissory Note dated May 1, 2009.
10.3	Management Agreement by and between Strategic Wealth & Income Fund, LLC and SWI Management, LLC.
10.4	Form of Selling Agreement.
10.5	Form of Amendment to Selling Agreement.
10.6*†	Selling Agreement.
10.7*†	Amendment to Selling Agreement.
23.1*	Consent of BDO Seidman, LLP.
23.2*	Consent of BDO Seidman, LLP.
23.3*	Consent of Clifton Gunderson LLP.
23.4	Consent of O’Melveny & Myers LLP (included within Exhibit 5.1 and incorporated herein by reference).
23.5	Consent of Cushman & Wakefield, Inc.
23.6	Consent of ValueScope Inc.
23.7	Consent of Sutter Securities Incorporated.
24.1	Power of Attorney (included in the signature page to Amendment No. 1 to this consent solicitation/prospectus)
99.1*	Form of Consent.
99.2	ValueScope Report, dated November 24, 2009.
99.3	ValueScope Report, dated December 18, 2009.
99.4	Presentation to the Board of Directors of Investors Mortgage Holdings Inc., dated February 8, 2010.

*	Filed herewith.
†	One example agreement has been filed pursuant to Item 601 of Regulation S-K. Confidential treatment has been requested with respect to information identifying the counterparty to this agreement, and the schedule provided pursuant to Item 601 identifying the counterparties to the other agreements and certain other differences. The omitted information and schedule has been filed separately with the U.S. Securities and Exchange Commission.